Form 10-K405, Exhibit 13
HANCOCK HOLDING CO
filed 1995-03-31
CIK 750577

                                                                    EXHIBIT (13)


                    HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                            DESCRIPTION OF BUSINESS

     Hancock Holding Company (the "Company") is a bank holding company headquartered in Gulfport, Mississippi with total consolidated assets of approximately $1.9 billion at December 31, 1994. The Company operates a total of 58 banking offices and 85 automated teller machines ("ATMs") (30 of which are free-standing) in the states of Mississippi and Louisiana through two wholly-owned bank subsidiaries, Hancock Bank, Gulfport, Mississippi and Hancock Bank of Louisiana, Baton Rouge, Louisiana.

     The Banks are community oriented and focus primarily on offering commercial, consumer and mortgage loans and deposit services to individuals and small to middle market businesses in their respective market areas. The Company's operating strategy is to provide its customers with the financial sophistication and breadth of products of a regional bank, while successfully retaining the local appeal and level of service of a community bank.

SUMMARY OF QUARTERLY OPERATING RESULTS

                                                    1994                                              1993
                              ----------------------------------------------    ------------------------------------------------
                                FIRST      SECOND        THIRD       FOURTH       FIRST       SECOND        THIRD       FOURTH
                              --------    ---------    --------     --------    ---------     --------     --------    ---------
                                                        (Amounts in thousands, except per share data)
Net interest income           $ 19,207    $  19,873    $ 21,014     $ 21,956    $  20,629     $ 20,725     $ 20,008    $  19,698
Provision for loan losses          373          336         494          675        1,560        1,366          287        1,269
Earnings before income taxes     7,362        7,536       8,686        8,106        8,944        8,590        8,720        7,313
Net earnings                     5,056        5,132       5,961        5,646        6,200        6,002        6,001        5,165
Net earnings per share        $   0.67    $    0.68    $   0.79     $   0.74    $    0.82     $   0.80     $   0.80    $    0.68

MARKET INFORMATION

The Company's Common Stock trades on the NASDAQ National Market System under the symbol "HBHC" and is listed in the newspaper under NASDAQ market quotations under "HancHd." The following table sets forth the high and low last sale prices of the Company's Common Stock as reported on the NASDAQ National Market System. These prices do not reflect retail mark-ups, mark-downs or commissions.

                               HIGH BID           LOW BID           CASH
                               OR LAST            OR LAST         DIVIDENDS
                              SALE PRICE        SALE PRICE          PAID
                              ----------        ----------        ---------
1994
      1st Quarter               $32.50            $28.50            $0.23
      2nd Quarter               $29.50            $26.25            $0.23
      3rd Quarter               $28.75            $28.00            $0.23
      4th Quarter               $29.25            $28.25            $0.23

1993
      1st Quarter               $28.75            $28.25            $0.17
      2nd Quarter               $35.00            $30.50            $0.17
      3rd Quarter               $32.75            $28.75            $0.17
      4th Quarter               $34.50            $32.00            $0.39

     On January 5, 1995, the high and low last sale prices of the Company's common stock as reported on the NASDAQ National Market System were $29.00 and $28.75, respectively.

     The principal source of funds to the Company to pay cash dividends are the earnings of the Bank subsidiaries. Consequently, dividends are dependent upon earnings, capital needs, regulatory policies and other policies affecting the Banks. For example, federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Dividends paid to the Company by Hancock Bank are subject to approval by the Commissioner of Banking and Consumer Finance of the State of Mississippi. The Company's management does not expect regulatory restrictions to affect its policy of paying cash dividends, although no assurance can be given that Hancock Holding Company will continue to declare and pay regular quarterly cash dividends on its common stock. However, since 1937, the Company or its predecessor has paid regular cash dividends without interruption.

                    HANCOCK HOLDING COMPANY AND SUBSIDIARIES
             CONSOLIDATED SUMMARY OF SELECTED FINANCIAL INFORMATION

Amounts In Thousands (except for share and per share data)

                                                                         YEARS ENDED DECEMBER 31,
                                               ---------------------------------------------------------------------------
                                                   1994          1993              1992            1991            1990
                                               ------------   -----------     -------------    ------------    -----------
INTEREST INCOME:
   Interest and Fees on Loans                  $     78,252   $    75,433     $      75,326    $     78,841    $    64,007
   Income on Federal Funds Sold                       2,662         3,245             3,424           6,264          6,549
   Interest and Dividends on Investments             49,506        49,090            53,008          45,358         37,459
                                               ------------   -----------     -------------    ------------    -----------

       TOTAL INTEREST INCOME                        130,420       127,768           131,758         130,463        108,015

INTEREST EXPENSE:
   Interest on Deposits                              46,567        45,264            52,223          66,164         61,155
   Interest on Federal Funds Purchased                1,472         1,021             1,408           3,366          3,671
   Interest on Bonds and Notes                          332           423               567           2,141          1,382
                                               ------------   -----------     -------------    ------------    -----------
       TOTAL INTEREST EXPENSE                        48,371        46,708            54,198          71,671         66,208

NET INTEREST INCOME                                  82,049        81,060            77,560          58,792         41,807
Provision for Loan Losses                             1,878         4,482             7,768           4,793          3,023
                                               ------------   -----------     -------------    ------------    -----------
NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES                                   80,171        76,578            69,792          53,999         38,784
Other Income                                         19,472        21,104            20,228          20,703         13,354
Other Expenses                                       67,953        64,116            62,755          57,669         42,291
                                               ------------   -----------     -------------    ------------    -----------
Earnings before Income Taxes                         31,690        33,566            27,265          17,033          9,847
Income Taxes                                          9,895        10,199             7,027           4,122          1,537
                                               ------------   -----------     -------------    ------------    -----------
NET EARNINGS                                   $     21,795   $    23,367     $      20,238    $     12,911    $     8,310
                                               ============   ===========     =============    ============    ===========

PER COMMON SHARE:
   Net Earnings                                $       2.88   $      3.10     $        2.68    $       2.11    $      1.39
   Cash Dividends                                      0.92          0.90              0.68            0.60           0.57
   Stock Splits and Dividends                                                                       2 for 1
   Weighted Average Number
       of Shares                                  7,556,512     7,550,235         7,550,235       6,122,235      5,993,235

RETURN ON AVERAGE ASSETS                              1.11%         1.24%             1.17%           0.83%          0.68%

BALANCE SHEET DATA DECEMBER 31:
   Total Assets                                $  1,940,845   $ 1,903,159     $   1,812,208    $  1,628,712    $ 1,483,753
   Total Deposits                                 1,702,079     1,685,657         1,616,633       1,431,496      1,289,173
   Total Long-Term Debt and Capital Notes             2,955         4,300             5,115           6,880         25,350
   Stockholders' Equity                             169,927       155,374           138,804         123,804         90,040


     On June 4, 1990, the Company acquired Metropolitan National Bank (MNB), pursuant to a merger of MNB into Hancock Bank. On August 2, 1990, a newly-created subsidiary of the Company, Hancock Bank of Louisiana, acquired certain assets and deposit liabilities of American Bank & Trust Company (AMBANK), Baton Rouge, Louisiana, a failed institution. On August 9, 1991, Hancock Bank acquired certain assets and assumed the deposit liabilities of Peoples Federal Savings Association (PEOPLES). These acquisitions have been accounted for as purchases and the results of operations since the dates of acquisition have been included in the consolidated statements of earnings. On April 29, 1994, the Company merged Hancock Bank of Louisiana, a wholly owned subsidiary of the Company, with First State Bank and Trust Company of East Baton Rouge Parish, Baker, Louisiana (BAKER). This merger was accounted for using the pooling-of-interests method, and, therefore, all prior years' financial information has been restated.

                    HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                                                 DECEMBER 31,
                                                                                    --------------------------------------
                                                                                          1994                  1993
                                                                                    ----------------    ------------------
ASSETS:
   Cash and due from banks (non-interest bearing)                                    $   114,900,228     $      94,198,284
   Interest bearing time deposits with other banks                                         1,350,001             1,875,001
   Securities available-for-sale (cost of $20,382,000)                                    19,747,208                    --
   Securities held-for-sale (market value of $28,836,000)                                         --            28,244,000
   Securities held-to-maturity-(market value of
       $814,504,000 and $766,616,000)                                                    833,045,196           751,578,446
   Federal funds sold and securities purchased under agreements to resell                 34,600,000            97,705,000
   Loans                                                                                 908,715,372           900,445,375
       Less:
          Reserve for loan losses                                                        (14,197,795)          (14,218,231)
          Unearned income                                                                (27,428,257)          (25,887,947)
                                                                                    ----------------    ------------------
          Loans, net                                                                     867,089,320           860,339,197
   Property and equipment                                                                 34,755,860            35,219,064
   Other real estate                                                                         807,625               695,288
   Accrued interest receivable                                                            17,092,047            14,668,688
   Other assets                                                                           17,457,623            18,636,096
                                                                                    ----------------    ------------------
TOTAL ASSETS                                                                        $  1,940,845,108    $    1,903,159,064
                                                                                    ================    ==================

LIABILITIES AND STOCKHOLDERS' EQUITY:
   Deposits:
       Non-interest bearing demand                                                  $    371,920,719    $      362,457,264
       Interest bearing savings, NOW, money market and other time                      1,330,157,906         1,323,199,994
                                                                                    ----------------    ------------------

   Total Deposits                                                                      1,702,078,625         1,685,657,258
   Federal funds purchased and securities sold under
       agreements to repurchase                                                           54,296,358            45,798,931
   Other liabilities                                                                      11,588,295            12,029,100
   Capital notes-5% due December 31, 1994                                                         --               480,000
   Long-term bonds and notes                                                               2,955,000             3,820,000
                                                                                    ----------------    ------------------
TOTAL LIABILITIES                                                                      1,770,918,278         1,747,785,289

COMMITMENTS                                                                                       --                    --

STOCKHOLDERS' EQUITY:
   Common stock-$3.33 par value per share;
       20,000,000 shares authorized, 7,705,201 shares issued
       and outstanding                                                                    25,658,319            25,658,319
   Capital surplus                                                                       104,170,000            98,168,834
   Undivided profits                                                                      40,513,581            31,546,622
   Unrealized loss on securities available-for-sale                                         (415,070)                   --
                                                                                    ----------------    ------------------
TOTAL STOCKHOLDERS' EQUITY                                                               169,926,830           155,373,775
                                                                                    ----------------    ------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                          $  1,940,845,108    $    1,903,159,064
                                                                                    ================    ==================



See notes to consolidated financial statements.

                    HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                                 YEARS ENDED DECEMBER 31,
                                                                 --------------------------------------------------------
                                                                      1994                1993                 1992
                                                                 --------------     ----------------    ------------------
INTEREST INCOME:
   Interest and fees on loans                                    $   78,252,094     $     75,432,984    $       75,325,595
   Interest on:
       U.S. Treasury Securities                                      16,837,738           16,056,255            19,749,117
       Obligations of other U.S. Government agencies
          and corporations                                           24,771,874           24,874,164            23,984,662
       Obligations of states and political subdivisions               3,151,272            3,359,774             4,345,678
   Interest on federal funds sold and securities purchased
       under agreements to resell                                     2,661,592            3,245,386             3,424,008
   Interest on time deposits and other                                4,745,819            4,800,246             4,928,531
                                                                 --------------     ----------------    ------------------
          Total interest income                                     130,420,389          127,768,809           131,757,591
                                                                 --------------     ----------------    ------------------

INTEREST EXPENSE:
   Interest on deposits                                              46,566,632           45,264,190            52,222,926
   Interest on federal funds purchased and securities
       sold under agreements to repurchase                            1,471,992            1,021,161             1,407,842
   Interest on bonds and notes                                          332,051              423,666               566,861
                                                                 --------------     ----------------    ------------------
          Total interest expense                                     48,370,675           46,709,017            54,197,629
                                                                 --------------     ----------------    ------------------

NET INTEREST INCOME                                                  82,049,714           81,059,792            77,559,962
Provision for loan losses                                             1,878,367            4,481,983             7,767,996
                                                                 --------------     ----------------    ------------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                  80,171,347           76,577,809            69,791,966
                                                                 --------------     ----------------    ------------------

NON-INTEREST INCOME:
   Service charges on deposit accounts                               11,548,460           11,001,587            11,253,040
   Other service charges, commissions and fees                        5,565,439            5,841,827             5,162,548
   Securities gains                                                          --              783,468               632,580
   Other                                                              2,358,139            3,477,240             3,180,115
                                                                 --------------     ----------------    ------------------
       Total non-interest income                                     19,472,038           21,104,122            20,228,283
                                                                 --------------     ----------------    ------------------

NON-INTEREST EXPENSE:
   Salaries and employee benefits                                    34,936,695           32,012,442            29,897,510
   Net occupancy expense of premises                                  3,541,259            3,394,947             3,708,558
   Equipment rentals, depreciation and maintenance                    9,402,089            6,471,618             6,765,037
   Other                                                             20,073,022           22,236,268            22,383,758
                                                                 --------------     ----------------    ------------------
       Total non-interest expense                                    67,953,065           64,115,275            62,754,863
                                                                 --------------     ----------------    ------------------

EARNINGS BEFORE INCOME TAXES                                         31,690,320           33,566,656            27,265,386

INCOME TAXES                                                          9,895,000           10,199,000             7,027,000
                                                                 --------------     ----------------    ------------------

NET EARNINGS                                                     $   21,795,320     $     23,367,656    $       20,238,386
                                                                 ==============     ================    ==================

NET EARNINGS PER COMMON SHARE                                    $         2.88     $           3.10    $             2.68
                                                                 ==============     ================    ==================



See notes to consolidated financial statements.

                    HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


YEARS ENDED DECEMBER 31, 1994, 1993, AND 1992
                                                     COMMON STOCK                                             UNREALIZED LOSS
                                              ---------------------------                                      ON SECURITIES
                                                SHARES                         CAPITAL         UNDIVIDED       AVAILABLE-FOR
                                                ISSUED          AMOUNT         SURPLUS          PROFITS             SALE
                                              -----------    ------------   -------------   -------------       -------------
BALANCE, JANUARY 1, 1992
   As previously reported                       7,177,966    $ 23,902,625   $  68,130,500   $  21,806,583       $
   Merger with Baker accounted for as
      a pooling-of-interests                      527,235       1,755,694       3,038,334       5,168,183
                                              -----------    ------------   -------------   -------------       -------------
   As restated                                  7,705,201      25,658,319      71,168,834      26,974,766
   Net earnings                                                                                20,238,386
   Cash dividends-$.68 per share                                                               (4,881,015)
   Cash dividends paid by Baker                                                                  (346,500)
Transfer from undivided profits                                                13,000,000     (13,000,000)
                                              -----------    ------------   -------------   -------------       -------------
BALANCE, DECEMBER 31, 1992                      7,705,201      25,658,319      84,168,834      28,985,637
   Net earnings                                                                                23,367,656
   Cash dividends-$.90 per share                                                               (6,460,171)
   Cash dividends paid by Baker                                                                  (346,500)
   Transfer from undivided profits                                             14,000,000     (14,000,000)
                                              -----------    ------------   -------------   -------------       -------------
BALANCE, DECEMBER 31, 1993                      7,705,201      25,658,319      98,168,834      31,546,622
   Net earnings                                                                                21,795,320
   Cash dividends-$.92 per share                                                               (6,967,488)
   Cash dividends paid by Baker                                                                   (86,625)
   Transfer from undivided profits                                              5,774,248      (5,774,248)
   Unrealized loss on securities
       available-for-sale                                                                                            (415,070)
   Sale of common stock by subsidiary                                             226,918
                                              -----------    ------------   -------------   -------------       -------------
BALANCE, DECEMBER 31, 1994                      7,705,201    $ 25,658,319   $ 104,170,000   $  40,513,581       $    (415,070)
                                              ===========    ============   =============   =============       =============





See notes to consolidated financial statements.

                    HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  Years Ended December 31,
                                                                 ---------------------------------------------------------
                                                                      1994                1993                 1992
                                                                 --------------     ----------------    ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Earnings                                                  $   21,795,320     $     23,367,656    $       20,238,386
   Adjustments to reconcile net earnings to
     net cash provided by operating activities:
       Depreciation                                                   4,358,463            3,854,959             3,951,758
       Provision for loan losses                                      1,878,367            4,481,983             7,767,996
       Provision for losses on real estate owned                        104,625              174,796               710,322
       Deferred income taxes (credit)                                  (477,000)             113,600              (345,000)
       Gain on sales of securities                                           --             (783,468)             (632,580)
       Decrease (increase) in interest receivable                    (2,423,359)           1,581,413             1,682,540
       Amortization of intangible assets                              1,473,756            1,513,500             1,655,700
       Increase (decrease) in interest payable                          706,366             (386,862)           (1,746,327)
       Other -- net                                                    (605,161)          (6,872,584)            5,651,646
                                                                 --------------     ----------------    ------------------
         Net cash provided by Operating Activities                   26,811,377           27,044,993            38,934,441
                                                                 --------------     ----------------    ------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Net (increase) decrease in interest bearing
     time deposits                                                      525,000            3,000,000            (4,000,001)
   Proceeds from maturities of securities                           271,134,817          251,534,085           344,303,200
   Proceeds from sales of investment securities                              --            9,764,692            65,448,000
   Purchase of securities                                          (344,739,845)        (269,118,458)         (530,700,034)
   Net (increase) decrease in federal funds sold and
     securities sold under agreements to repurchase                  63,105,000          (10,650,000)          (22,600,000)
   Net increase in loans                                            (10,088,252)         (87,724,795)          (30,752,206)
   Purchase of property and equipment, net                           (3,895,259)          (3,725,820)           (2,924,260)
   Proceeds from sales of other real estate                           1,242,800              338,306               916,367
                                                                 --------------     ----------------    ------------------
       Net cash used in Investing Activities                        (22,715,739)        (106,581,990)         (180,308,934)
                                                                 --------------     ----------------    ------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase in deposits                                          16,421,367           69,023,473           185,137,919
   Dividends paid                                                    (6,967,488)          (6,806,671)           (5,227,515)
   Repayments of long-term bonds and notes                           (1,345,000)            (815,000)           (1,765,000)
   Net increase (decrease) in federal funds purchased,
     securities sold under agreements to repurchase
     and other temporary funds                                        8,497,427            9,407,950           (17,116,796)
                                                                 --------------     ----------------    ------------------
       Net cash provided by Financing Activities                     16,606,306           70,809,752           161,028,608
                                                                 --------------     ----------------    ------------------

NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                   20,701,944           (8,727,245)           19,654,115
CASH AND DUE FROM BANKS, BEGINNING                                   94,198,284          102,925,529            83,271,414
                                                                 --------------     ----------------    ------------------

CASH AND DUE FROM BANKS, ENDING                                  $  114,900,228     $     94,198,284    $      102,925,529
                                                                 ==============     ================    ==================

                    HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         CONSOLIDATION -- The consolidated financial statements of Hancock Holding Company (Company) includes the accounts of the Company, its wholly-owned banks, Hancock Bank (Mississippi) and Hancock Bank of Louisiana, and other subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

         SECURITIES -- Securities are being accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115, which was adopted effective January 1, 1994, requires the classification of securities into one of three categories: Trading, Available-for-Sale, or Held-to-Maturity.

         Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates this classification periodically. Trading account securities are held for resale in anticipation of short-term market movements. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities not classified as held to maturity or trading are classified as available-for-sale. The Company had no trading account securities at December 31, 1994. Held-to-maturity securities are stated at amortized cost. Available-for-sale securities are stated at market value, with unrealized gains and losses, net of income taxes, reported as a separate component of stockholders' equity until realized. Securities classified as held-for-sale at December 31, 1993, were recorded at the lower of cost or market value.

         The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security. Amortization, accretion and accruing interest are included in interest income on securities. Realized gains and losses, and declines in value judged to be other than temporary, are included in net securities gains. Gains and losses on the sale of securities available-for-sale are determined using the specific-identification method. The related income tax provisions on securities gains were $270,000 in 1993 and $214,000 in 1992.

         RESERVE FOR LOAN LOSSES -- The reserve for loan losses is a valuation account available to absorb probable losses on loans. All losses are charged to the reserve for loan losses when the loss actually occurs or when a determination is made that a loss is likely to occur, recoveries are credited to the reserve for loan losses at the time of recovery. Periodically during the year management estimates the likely level of future losses to determine whether the reserve for loan losses is adequate to absorb reasonable anticipated losses in the existing portfolio based upon management's knowledge of the loan portfolio and current and expected economic conditions. Based on these estimates, an amount is charged to the provision for loan losses and credited to the reserve for loan losses in order to adjust the reserves to a level determined by management to be adequate to absorb future losses.

         PROPERTY AND EQUIPMENT -- Property and equipment are recorded at cost. Depreciation is computed principally by the straight-line method based on the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the term of the lease or the asset's useful life.

         INTANGIBLE ASSETS -- Intangible assets, which include the values assigned to the core deposits of acquired banks, are being amortized over lives ranging from six to seven years using accelerated methods and goodwill which is being amortized over fifteen years using an accelerated method.

         OTHER REAL ESTATE -- Other real estate acquired through foreclosure and bank acquisitions is stated at the lower of cost or fair market value, net of the costs of disposal. When a reduction to fair market value is required, it is charged to the reserve for loan losses at the time of foreclosure and any subsequent adjustments are charged to expense. Transfers from loans to other real estate amounted to approximately $1,400,000, $780,000 and $1,900,000 in 1994, 1993 and 1992, respectively. Loans made in connection with the sale of other real estate amounted to approximately $900,000, $1,200,000 and $2,200,000 in 1994, 1993 and 1992, respectively.

         LOANS -- Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan. Interest on commercial and real estate mortgage loans is recorded as income based upon the principle amount outstanding. Unearned income on installment loans is credited to operations based on a method which approximates the interest method. Where doubt exists as to collectibility of a loan, the accrual of interest is discontinued and payments received are applied first to principal. Upon such discontinuances, all unpaid accrued interest is reversed. Interest income is recorded after principal has been satisfied and as payments are received.

         TRUST FEES -- Trust fees are recorded when received which is the general practice within the banking industry.

         INCOME TAXES -- Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable income and pre-tax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statement. Deferred taxes on temporary differences are calculated at the currently enacted tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

         NET EARNINGS PER COMMON SHARE -- Net earnings per share of common stock is computed by dividing net earnings by the weighted number of shares of common stock outstanding during the period, after giving retroactive effect to stock dividends and shares issued in acquisitions.

         CASH -- For the purpose of presentation in the Statement of Cash Flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and Due from Banks."

NOTE 2 -- ACQUISITION

         On April 29, 1994, the Company merged Hancock Bank of Louisiana, a wholly owned subsidiary of the Company, with First State Bank and Trust Company of East Baton Rouge Parish, Baker, Louisiana (BAKER). The merger was consummated by the exchange of all outstanding common stock of BAKER in return for approximately 527,000 shares of common stock of the company. The merger was accounted for using the pooling-of-interests method, therefore all prior years' financial information has been restated. Net interest income and net earnings of the separate companies for the periods preceeding the acquisition were as follows (in thousands):

                               JANUARY 1,1994                 YEARS ENDED
                                  THROUGH                     DECEMBER 31,
                               APRIL 29, 1994          1993                  1992
                               --------------     ----------------    ------------------
       Company                 $       24,778     $         77,904    $           74,325
       Baker                              992                3,156                 3,235
                               --------------     ----------------    ------------------
       Combined                $       25,770     $         81,060    $           77,560
                               ==============     ================    ==================

       Net Earnings:
       Company                 $        6,575     $         22,116    $           19,212
       Baker                              248                1,252                 1,026
                               --------------     ----------------    ------------------
       Combined                $        6,823     $         23,368    $           20,238
                               ==============     ================    ==================


NOTE 3 -- PROPOSED ACQUISITIONS

         In July 1994, the Company agreed to merge Hancock Bank of Louisiana, with Washington Bank & Trust Company (Washington), Franklinton, Louisiana. The merger will be consummated by the exchange of all outstanding common stock of Washington in return for approximately 542,000 shares of common stock of the Company. Completion of the merger is contingent upon approval by Washington's shareholders. It is intended that the merger will be accounted for using the pooling-of-interests method and will be consummated on February 1, 1995. Washington had total assets of approximately $86,100,000 (unaudited) and stockholders' equity of approximately $12,400,000 (unaudited) as of December 31, 1994 and net earnings of approximately $1,300,000 (unaudited) for the year then ended.

         On January 13, 1995, the Company merged with First Denham Bancshares, Inc. (Bancshares) which owns 100% of the stock of First National Bank of Denham Springs, Denham Springs, Louisiana. The merger was in return for approximately $4,000,000 cash and 775,000 shares of common stock of the Company. It is intended that the merger will be accounted for using the purchase method. Bancshares had total assets of approximately $111,000,000 (unaudited) and stockholders' equity of approximately $10,300,000 (unaudited) as of December 31, 1994 and net earnings of approximately $2,500,000 (unaudited) for the year then ended.

         Following is certain selected unaudited proforma combined financial information as of December 31, 1994, and for the year then ended, assuming that both of the above acquisitions are consummated and had been effective January 1, 1994 (in thousands except per share data):

          Total Assets                               $    2,144,000
          Stockholders' Equity                              205,000
          Net Interest Income                                95,750
          Net Earnings                                       24,400
          Net Earnings Per Share                               2.75

NOTE 4 -- SECURITIES

The book and market values of securities classified as available-for-sale as of December 31, 1994, and held-for-sale as of December 31, 1993, were as follows (in thousands):

                                             DECEMBER 31, 1994                                    DECEMBER 31, 1993
                                ---------------------------------------------        ---------------------------------------------
                                              GROSS       GROSS                                  GROSS         GROSS
                                   BOOK    UNREALIZED  UNREALIZED    MARKET             BOOK   UNREALIZED    UNREALIZED   MARKET
                                   VALUE      GAINS      LOSSES       VALUE            VALUE     GAINS         LOSSES     VALUE
                                ---------   --------   ---------    ---------        ---------   -------    ---------    ---------
CMO'S                           $  19,385   $    134   $     743    $  18,776        $  27,314   $   791    $     209    $  27,896
Municipal obligations                 997                     26          971              930        10            0          940
                                ---------   --------   ---------    ---------        ---------   -------    ---------    ---------
                                $  20,382   $    134   $     769    $  19,747        $  28,244   $   801    $     209    $  28,836
                                =========   ========   =========    =========        =========   =======    =========    =========


         The book value and market value of the securities classified as available-for-sale at December 31, 1994, by estimated maturity, were as follows (in thousands):

                                                              BOOK VALUE       MARKET VALUE
                                                             ------------      ------------
Due in one year or less                                      $         31       $       31
Due after one year through five years                                 966              940
Due after five years through ten years                             19,385           18,776
                                                             ------------       ----------
                                                             $     20,382       $   19,747
                                                             ============       ==========


         The book and market values of securities classified as held-to-maturity as of December 31, 1994, and December 31, 1993, were as follows (in thousands):

                                               DECEMBER 31, 1994                                    DECEMBER 31, 1993
                                ---------------------------------------------        ---------------------------------------------
                                              GROSS       GROSS                                  GROSS         GROSS
                                   BOOK    UNREALIZED  UNREALIZED    MARKET             BOOK   UNREALIZED    UNREALIZED   MARKET
                                   VALUE      GAINS      LOSSES       VALUE            VALUE     GAINS         LOSSES     VALUE
                                ---------   --------   ---------    ---------        ---------   -------    ---------    ---------
U.S.Treasury Securities         $ 271,664   $    362   $   5,000    $ 267,026        $ 279,461   $ 6,048    $     104    $ 285,405
Other U.S. Gov. obligations       270,727        194       6,618      264,303          237,487     5,457          427      242,517
Municipal obligations              57,073        968       1,297       56,744           38,737     3,544          459       41,822
Other securities                   15,746         92         520       15,318           13,316         3           76       13,243
Mortgage-backed securities        129,028        349       4,129      125,248           95,406     1,737        2,583       94,560
CMO's                              88,807         57       2,999       85,865           87,171     2,148         2508        9,069
                                ---------   --------   ---------    ---------        ---------   -------    ---------    ---------
                                $ 833,045   $  2,022   $  20,563    $ 814,504        $ 751,578   $18,937    $   3,899    $ 766,616
                                =========   ========   =========    =========        =========   =======    =========    =========



         The book value and market value of securities classified as held-to-maturity as of December 31, 1994, by contractual maturity, were as follows (in thousands):

                                                              BOOK VALUE       MARKET VALUE
                                                             ------------      ------------
Due in one year or less                                      $    161,154       $  159,904
Due after one year through five years                             307,313          301,079
Due after five years through ten years                            122,204          118,353
Due after ten years                                               242,374          235,168
                                                             ------------       ----------
                                                             $    833,045       $  814,504
                                                             ============       ==========



         Proceeds from sales of securities were $9,765,000 in 1993 and $65,448,000 in 1992. Gross gains of $810,000 in 1993 and $654,000 in 1992 and gross losses of $27,000 in 1993, and $21,000 in 1992 were realized on those sales. There were no sales of securities in 1994. At December 31, 1993, the Company reclassified securities with a book value of $28,244,000 from investment securities to securities held-for-sale. On January 1, 1994, the Company reclassified these same securities to securities available- for-sale which resulted in an increase of stockholders' equity of $390,000 at that date.

         Securities with a book value of approximately $382,000,000 at December 31, 1994, and $335,000,000 at December 31, 1993, were pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

         The Company's collateralized mortgage obligations (CMO's) generally consist of first and second tranche sequential pay and/or planned amortization class (PAC) instruments. Interest income on CMO's and mortgage-backed securities is generally included with interest on obligations of other U.S. Government agencies and corporations due to their guarantees of the underlying mortgages.

NOTE 5 -- LOANS

Loans consisted of the following (in thousands):

                                                                      DECEMBER 31,
                                                             -----------------------------
                                                                 1994              1993
                                                             ------------       ----------
Real estate loans-primarily mortgage                         $    353,427       $  344,768
Commercial and industrial loans                                   114,179          151,224
Loans to individuals for household, family and
 other consumer expenditures                                      417,939          384,018
Leases                                                             10,074            6,673
Other loans                                                        13,096           13,762
                                                             ------------       ----------
                                                             $    908,715       $  900,445
                                                             ============       ==========

Changes in the reserve for loan losses are as follows (in thousands):

                                                                 1994              1993            1992
                                                             ------------       ----------      ---------
Balance at January 1                                         $     14,218       $   13,571      $  11,718
Recoveries                                                          1,380            1,552          1,044
Loans charged off                                                  (3,260)          (5,387)        (6,959)
Provision charged to operating expense                              1,860            4,482          7,768
                                                             ------------       ----------      ---------
Balance at December 31                                       $     14,198       $   14,218      $  13,571
                                                             ============       ==========      =========

         The Company generally makes loans in its market areas of South Mississippi and East Baton Rouge Parish, Louisiana. Loans are made in the normal course of business to its directors and executive officers, and their associates on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Such loans did not involve more than normal risk of collectibility or contain other unfavorable features. The balance of loans to related parties at December 31, 1994, was approximately $4,635,000.

         Nonaccrual and renegotiated loans amounted to approximately 1% of total loans at December 31, 1994 and 1993. The amount of interest not accrued on these loans did not have a significant effect on earnings in 1994, 1993 or 1992.

         The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of Certain Loans", which requires the present value of expected future cash flows of impaired loans be discounted at the loan's effective interest rate. The Financial Accounting Standards Board has also issued Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures", which allows a creditor to use existing methods for recognizing interest income on impaired loans. The Bank does not anticipate that the adoption of these Statements in 1995 will have a significant effect on its financial condition or results of operations

NOTE 6 -- PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost less accumulated depreciation and amortization as follows (in thousands):

                                                                      DECEMBER 31,
                                                             -----------------------------
                                                                 1994              1993
                                                             ------------       ----------
Land, buildings and leasehold improvements                   $     38,565       $   36,764
Furniture, fixtures and equipment                                  32,649           30,537
                                                             ------------       ----------
                                                                   71,214           67,301
Less accumulated depreciation and amortization                     36,458           32,082
                                                             ------------       ----------
                                                             $     34,756       $   35,219
                                                             ============       ==========

NOTE 7 -- LONG-TERM BONDS

         Long-term bonds consist of Urban Development Refunding Revenue Bonds, with interest at 7% to 7.25%. Interest is payable semi-annually. Principal payments are payable as follows (in thousands):

                                                                     1995       $      920
                                                                     1996              985
                                                                     1997            1,050
                                                                                ----------
                                                                                $    2,955
                                                                                ==========

         The Urban Development Refunding Revenue Bonds are obligations of Hancock Bank and are collateralized by land and buildings with a book value of $11,700,000. The Bank has deposited with the bond trustee U.S. Treasury securities whose principle maturities and interest payments will be sufficient to service all future principle and interest payments due on the Urban Development Refunding Revenue Bonds.

NOTE 8 -- STOCKHOLDERS' EQUITY

         Earnings per common share is based on the weighted average number of shares outstanding of approximately 7,550,000 in 1994, 1993, and 1992, reduced by shares of stock owned by subsidiaries. At December 31, 1994, these subsidiaries owned 143,000 shares of stock.

         Stockholders' equity of the Company includes the undistributed earnings of the subsidiary Banks. Dividends are payable only out of undivided profits or current earnings. Moreover, dividends to the Company's stockholders can generally be paid only from dividends paid to the Company by the Banks which, with respect to Hancock Bank are subject to approval by the Commissioner of Banking and Consumer Finance of the State of Mississippi. The amount of capital of the subsidiary banks available for dividends at December 31, 1994 was approximately $47,000,000.

         The Company and its Bank subsidiaries are required to maintain certain minimum capital levels. At December 31, 1994, the Company and the Banks were in compliance with their respective statutory minimum capital requirements. Following is a summary of the minimum required consolidated capital levels and the actual amounts at December 31, 1994:

                                                              REQUIRED MINIMUM       ACTUAL
                                                              ----------------       -------
Tier 1 leverage                                                     4% - 5%             9%
Tier 1 Risk-based                                                      4%              17%
Total Risk-based                                                       8%              18%

NOTE 9 -- INCOME TAXES

         Effective January 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method as required by Statement of Financial Accounting Standard No. 109. Prior years have not been restated. The cumulative effect of this accounting change did not have a significant effect on the Company's financial statements and was recorded in income tax expense in the year ended December 31, 1993.

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1994, and 1993 are as follows (in thousands):

                                                                  1994             1993
                                                             ------------       ----------
Deferred tax assets:
Postretirement benefit obligation                            $        442       $      279
Reserve for loan losses not currently deductible                    4,091            4,055
Reserve for other real estate not currently deductible                291              370
Deferred compensation                                                 532              521
Lease accounting                                                      117              522
Unrealized loss on securities available-for-sale                      220               --
Other                                                                 123               47
                                                             ------------       ----------
                                                             $      5,816       $    5,794
                                                             ------------       ----------

Deferred tax liabilities:
Tax over book depreciation                                         (3,296)          (3,123)
Core deposit intangible                                              (770)          (2,365)
Prepaid pension                                                      (716)            (154)
Market discount accretion                                            (516)            (331)
                                                             ------------       ----------
                                                                   (5,298)          (5,973)
                                                             ------------       ----------
Net deferred tax liability                                   $        518       $     (179)
                                                             ============       ==========

Income taxes consists of the following components (in thousands):

                                                                   1994            1993             1992
                                                             ------------       ----------      ---------
Currently payable                                            $     10,372       $   10,085      $   7,372
Deferred                                                             (477)             114           (345)
                                                             ------------       ----------      ---------
                                                             $      9,895       $   10,199      $   7,027
                                                             ============       ==========      =========

Deferred income taxes resulted from the following (in thousands):

                                                                  1992
                                                             ------------
Accelerated depreciation                                     $        100
Provision for loan losses                                            (800)
AMT credit  restoration                                              (100)
Other - net                                                           455
                                                             ------------
                                                             $       (345)
                                                             ============



         Income taxes amounted to less than the amounts computed by applying the U.S. Federal income tax rate of 35% in 1994 and 1993, and 34% in 1992, to earnings before income taxes. The reasons for these differences are as follows (in thousands):

                                                                   1994                     1993                  1992
                                                             -------------------     -----------------     ------------------
                                                                 Amount      %         Amount      %           Amount     %
                                                             ------------  -----     ----------  -----     -----------  -----
Taxes computed at statutory rate                             $     11,092   35       $  11,748    35       $    9,270     34
Increases (decreases) in taxes resulting from:                     (1,245)  (4)
Tax exempt interest income                                                              (1,294)   (4)          (1,703)    (6)
Alternative minimum tax                                                --                   --                   (980)    (4)
Miscellaneous items - net                                              48                 (255)   (1)             440      2
                                                             ------------  -----     ----------  -----     -----------  -----
Income tax expense                                           $      9,895   31       $  10,199    30       $    7,027     26
                                                             ============  =====     ==========  =====     ===========  =====



         The Tax Reform Act of 1986 generally became effective with respect to the Company in 1987. The Act provides for an alternative minimum tax (AMT) which decreased the tax otherwise payable by the Company by $980,000 in 1992.

NOTE 10 -- EMPLOYEE BENEFIT PLANS

         The Company has a non-contributory pension plan covering substantially all salaried full-time employees who have been employed by the Company the required length of time. The Company's current policy is to contribute annually the minimum amount that can be deducted for federal income tax purposes. The benefits are based upon years of service and employee's compensation during the last five years of employment. Data relative to the pension plan follows (in thousands):

                                                                      DECEMBER 31,
                                                             -----------------------------
                                                                  1994             1993
                                                             ------------       ----------
Actuarial present value of benefit obligations:
   Vested benefit obligation                                 $     17,835       $   16,403
                                                             ============       ==========
   Accumulated benefit obligation                            $     17,892       $   16,471
                                                             ============       ==========
   Projected benefit obligation for service rendered
      to date                                                $    (20,545)      $  (19,246)
   Plan assets at fair value                                       17,892           17,465
                                                             ------------       ----------
   Projected benefit obligation in excess of plan assets           (2,653)          (1,781)
   Remaining unrecognized portion of net obligation being
      amortized over 15 years                                         320              366
   Unrecognized prior service cost                                    935            1,026
   Unrecognized net loss from past experience different
      from that assumed                                             3,404            2,207
                                                             ------------       ----------
   Prepaid pension cost included in other assets             $      2,006       $    1,818
                                                             ============       ==========

                                                                   1994            1993             1992
                                                             ------------       ----------      ---------
Net pension expense included the following (income)
   expense components:
   Service cost - benefits earned during the period          $        818       $      698      $     757
   Interest cost on projected benefit obligation                    1,463            1,369          1,218
   Return on plan assets                                              (93)          (1,158)        (1,454)
   Net amortization and deferral                                   (1,112)             (89)           235
                                                             ------------       ----------      ---------
   Net pension expense                                       $      1,076       $      820      $     756
                                                             ============       ==========      =========


         The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.75% and 4%, respectively, in 1994 and 1993. The expected rate of return on plan assets was 8% in 1994 and 1993. The plan's assets consist primarily of U.S. government and agency obligations, certificates of deposit and other fixed income obligations.

         During 1992 the Company adopted Statement of Financial Accounting Standards No. 106, Employer's Accounting for

Postretirement Benefits Other Than Pensions. This Statement requires accrual of postretirement benefits (such as health care benefits) during the years an employee provides services. The costs of these benefits were previously expensed on a pay-as-you-go basis. The adoption of this Statement decreased 1992 net earnings by $250,000 ($.03 per share).

         The Company sponsors two defined benefit postretirement plans other than the pension plan that cover full time employees who have reached 45 years of age. One plan provides medical benefits and the other provides life insurance benefits. The postretirement health care plan is contributory, with retiree contributions adjusted annually and subject to certain employer contribution maximums; the life insurance plan in noncontributory. The actuarial and recorded liabilities for these postretirement benefits, none of which have been funded, are as follow at December 31, 1994, and December 31, 1993 (in thousands):

                                                                  1994             1993
                                                             ------------       ----------
Accumulated postretirement benefit obligations:
  Retirees                                                   $      2,052       $    1,888
  Fully eligible active plan participants                           1,103              826
  Other active plan participants                                    1,417            1,161
                                                             ------------       ----------
                                                                    4,572            3,875
  Unrecognized transition obligation                               (2,436)          (2,579)
  Unrecognized net (loss) gain                                       (873)            (499)
                                                             ------------       ----------
  Accrued postretirement benefit cost                        $      1,263       $      797
                                                             ============       ==========



     Net periodic postretirement benefit costs for 1994, 1993 and 1992 included the following components (in thousands):

                                                                   1994            1993             1992
                                                             ------------       ----------      ---------
  Amortization of unrecognized net gain                      $         18       $       (5)     $      --
  Service cost-benefits attributed to service
    during the year                                                   200              162            165
  Interest costs on accumulated postretirement
    benefit obligations                                               266              254            237
  Amortization of transition obligation over 20 years                 143              143            146
                                                             ------------       ----------      ---------
  Net periodic postretirement benefit cost                   $        627       $      554      $     548
                                                             ============       ==========      =========


         For measurement purposes in 1994, a 9.5% annual rate of increase in the per capita cost of covered health care benefits was assumed. The rate was assumed to decrease gradually to 5% for 2006 and remain at that level thereafter. In 1993, rates of 12% and 5.5% were assumed, and in 1992, rates of 12% and 6% were assumed. The health care cost trend rate assumption has an affect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1% in each year would increase the accumulated postretirement benefit obligation as of December 31, 1994, by $81,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by $10,000. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 8.5% in 1994, 7% in 1993, and 8.75% in 1992.

         The Company has a non-contributory profit sharing plan covering substantially all salaried full-time employees who have been employed the required length of time. Contributions are made at the discretion of the Board of Directors and amounted to $413,000 in 1994, $450,000 in 1993, and $346,000 in 1992.

         In addition, the Company has an employee stock purchase plan that is designed to provide the employees of the Company a convenient means of purchasing common stock of the Company. Substantially all salaried, full time employees , with the exception of Leo W. Seal, Jr., who have been employed by the Company the required length of time are eligible to participate if they so elect. The Company contributes an amount equal to 25% of each participant's contribution, which contribution cannot exceed 5% of his base pay. The Company's contribution amounted to $52,000 in 1994, $45,000 in 1993, $45,000 in 1992.

         The postretirement plans relating to health care payments, life insurance and the stock purchase plan are not guaranteed and are subject to immediate cancellation and/or amendment. These plans are predicated on future Company profit levels that will justify their continuance. Overall health care costs are also a factor in the level of benefits provided and continuance of these postretirement plans. There are no vested rights under the postretirement health or life insurance plans.

NOTE 11 -- DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

         CASH, SHORT-TERM INVESTMENTS AND FEDERAL FUNDS SOLD -- For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

         SECURITIES -- For securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

         Loans -- The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

         DEPOSITS -- The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

         LONG-TERM BONDS AND NOTES -- Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

         COMMITMENTS -- The fair value of commitments to extend credit was not significant.

         The estimated fair values of the Company's financial instruments are as follows at December 31, 1994 and 1993 (in thousands):

                                                                 1994                                1993
                                                    ------------------------------      ------------------------------
                                                      CARRYING             FAIR            CARRYING            FAIR
                                                       AMOUNT              VALUE            AMOUNT            VALUE
                                                    ------------      ------------      ------------      ------------
Financial assets:
  Cash, short-term investments and federal
    funds sold                                      $    150,850      $    150,850      $    193,788      $    193,788
  Securities available-for-sale                           19,747            19,747            28,244            28,836
  Securities held-to-maturity                            833,045           814,504           751,578           766,616
  Loans                                                  881,287           875,715           874,557           883,000
    Less: reserve for loan losses                        (14,198)          (14,198)          (14,218)          (14,218)
                                                    ------------      ------------      ------------      ------------
    Loans, net of reserve                                867,089           861,517           860,339           868,782

Financial liabilities:
  Deposits                                          $  1,702,078      $  1,699,242      $  1,685,657      $  1,688,000
  Federal Funds purchased, etc.                           54,296            54,296            45,799            45,799
  Long-term bonds and notes                                2,955             2,700             4,300             4,600

NOTE 12--OFF-BALANCE-SHEET RISK

         In the normal course of business, the Company enters into financial instruments, such as commitments to extend credit and letters of credit, to meet the financing needs of its customers which are not reflected in the accompanying consolidated financial statements until they are funded or related fees are incurred or received. These instruments involve, to varying degrees, elements of credit risk not reflected in the consolidated balance sheets. The contract amounts of these instruments reflect the Company's exposure to credit loss in the event of nonperformance by the other party on whose behalf the instrument has been issued. The Company undertakes the same credit evaluation in making commitments and conditional obligations as it does for on-balance-sheet instruments and may require collateral or other credit support for off-balance-sheet financial instruments. These obligations are summarized below as of December 31, 1994, and 1993 (in thousands):

                                                                  1994             1993
                                                             ------------       ----------
Commitments to extend credit                                 $    165,000       $  200,000
Letters of credit                                                   9,500            7,000

         Approximately $130,000,000 of commitments to extend credit at December 31, 1994, were at variable rates and the remainder were at fixed rates. Most commitments to extend credit at December 31, 1993, were at variable rates. The difference between the interest rates on commitments to extend credit and market rates is reflected in the consolidated financial statements over the terms of the related loans when, and if, they are made.

         A commitment to extend credit is an agreement to lend to a customer as long as the conditions established in the agreement have been satisfied. A commitment to extend credit generally has a fixed expiration date or other termination clauses and may require payment of a fee by the borrower. Since commitments often expire without being fully drawn, the total commitment amounts do not necessarily represent future cash requirements of the Company. The Company continually evaluates each customer's creditworthiness on a case-by-case basis. Occasionally, a credit evaluation of a customer requesting a commitment to extend credit results in the Company obtaining collateral to support the obligation.

         Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing a letter of credit is essentially the same as that involved in extending a loan.

NOTE 13 -- SUPPLEMENTAL INFORMATION

         The following is selected supplemental information for the years ended December 31, 1994, 1993, and 1992 (in thousands):

                                                                   1994            1993             1992
                                                             ------------       ----------      ---------
Trust fee income                                             $      2,500       $    2,600      $   2,300
Deposit insurance premium expense                                   4,000            3,600          3,360
Postage expense                                                     2,200            1,670          1,708
Interest paid                                                      47,660           47,050         55,950
Income taxes paid                                                  10,320           10,560          7,750

NOTE 14 -- SUMMARIZED FINANCIAL INFORMATION OF HANCOCK HOLDING COMPANY (PARENT COMPANY ONLY)

                                 BALANCE SHEETS

                                                                      DECEMBER 31,
                                                            ------------------------------
                                                                  1994             1993
                                                            -------------    -------------
ASSETS:
  Investment in subsidiaries                                $ 169,609,659    $ 155,171,417
   Other                                                          317,171          202,412
                                                            -------------    -------------
                                                            $ 169,926,830    $ 155,373,829
                                                            =============    =============
LIABILITIES AND STOCKHOLDERS' EQUITY:
  Accrued expenses                                          $          --    $          54
  Stockholders' equity                                        169,926,830      155,373,775
                                                            -------------    -------------
                                                            $ 169,926,830    $ 155,373,829
                                                            =============    =============

                             STATEMENTS OF EARNINGS

                                                                          YEAR ENDED DECEMBER 31,
                                                             --------------------------------------------
                                                                 1994              1993           1992
                                                             ------------     ------------    -----------
Dividends received from subsidiary                           $  7,297,502     $  6,343,450    $ 5,428,570
Excess equity in earnings of subsidiaries over
  dividends received                                           14,284,093       16,990,520     15,064,920
Interest and other (expenses) income                              327,632           56,738       (375,104)
Income tax credit (expense)                                      (113,907)         (23,052)       120,000
                                                             ------------     ------------    -----------
Net earnings                                                 $ 21,795,320       23,367,656    $20,238,386
                                                             ============     ============    ===========


                            STATEMENTS OF CASH FLOWS

                                                                          YEAR ENDED DECEMBER 31,
                                                             --------------------------------------------
                                                                   1994            1993             1992
                                                             ------------     ------------    -----------
Cash Flows from Operating Activities--principally
   dividends from subsidiary                                 $  6,928,267     $  6,291,142    $ 5,409,484
                                                             ------------     ------------    -----------
Cash Flows from Financing Activities:
   Prepayments of notes payable                                        --               --     (1,000,000)
   Dividends paid                                              (6,967,488)      (6,460,169)    (4,881,015)
                                                             ------------     ------------    -----------
Net cash used in financing activities                          (6,967,488)      (6,460,169)    (5,881,015)
                                                             ------------     ------------    -----------
Net decrease in cash                                              (39,221)        (169,027)      (471,531)
Cash, Beginning                                                   113,345          282,372        753,903
                                                             ------------     ------------    -----------
Cash, Ending                                                 $     74,124     $    113,345    $   282,372
                                                             ============     ============    ===========

INDEPENDENT AUDITORS' REPORT



BOARD OF DIRECTORS AND STOCKHOLDERS
HANCOCK HOLDING COMPANY
GULFPORT, MISSISSIPPI


         We have audited the accompanying consolidated balance sheets of Hancock Holding Company and subsidiaries as of December 31, 1994 and 1993, and the related statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hancock Holding Company and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP

New Orleans, Louisiana
January 17, 1995

                    HANCOCK HOLDING COMPANY AND SUBSIDIARIES
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

         The Company's net income was $21.8 million, $2.88 per share, for the year ended December 31, 1994, compared with $23.4 million, or $3.10 per share, for the year ended December 31, 1993. The change in net income was attributable in part to a 6% increase in non interest expense and an 8% decline in non interest income. Rising interest rates lowered the net interest margin causing net interest income to rise only slightly from the previous year even though earning assets grew 9%. A lower level of loan charge-offs in 1994 reduced loan loss expense from $4.5 million in 1993 to $1.9 million in 1994. The loan loss reserve balance was 1.65% of average loans in 1994 and represented 237% of non-performing loans at December 31, 1994. The net interest margin declined to 4.63% from 4.87% in 1993. The Company's balance sheet is liability sensitive as deposits tend to reprice faster than loans and investment securities. Therefore, in a rising interest rate environment the Company's net interest margin will decline.

FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1992

         The Company's net income increased to $23.4 million, $3.10 per share, for the year ended December 31, 1993, compared to $20.2 million, or $2.68 per share, for the year ended December 31, 1992. The $3.1 million increase in net income was attributable to deposit growth which funded additional earning assets and a lower level of loan charge-offs. Growth in earning assets resulted in a $3.5 million increase in net interest income. A 26% decline in non-performing asset balances and a lower level of loan charge-offs in 1993 allowed the Company to reduce its loan loss provision by $3.3 million from $7.8 million in 1992 to $4.5 million in 1993. The reserve for loan losses balance was 1.78% of average loans in 1993 and represented 211% of non-performing loans at December 31, 1993. The net interest margin declined from 5.09% in 1992 to 4.87% in 1993.

FINANCIAL CONDITION

SECURITIES

         The Company generally purchases securities to be held to maturity, with a maturity schedule that provides ample liquidity. Securities classified as held-to-maturity are carried at amortized cost. Certain securities have been classified as available-for-sale based on management's internal assessment of the portfolio considering future liquidity and earning requirements. The December 31, 1994 book value of the held-to-maturity portfolio was $833 million and the market value was $815 million. The available-for-sale portfolio balance was $20 million at December 31, 1994.

LOANS

         Average loans outstanding increased $60 million in 1994 bringing the December 31, 1994, net loan portfolio balances to $881 million or 50% of earning assets. Non-performing loans were $5.9 million or .67% of the December 31, 1994, loan balances. Restructured loans were insignificant and the amount of interest not accrued on non-performing loans did not significantly effect earnings in 1994 or 1993. The Company generally makes loans in its market areas of South Mississippi and East Baton Rouge Parish.

DEPOSITS

         Deposits grew $16 million bringing total deposits to $1.7 billion on December 31, 1994. Savings deposit balances grew 6% compared with 3% growth in the time deposit category. Deposits are the Company's primary source of funds supporting its earning assets base.

LIQUIDITY

         Liquidity represents the Company's ability to provide funds to satisfy demands from depositors, borrowers and other commitments by either converting assets to cash or accessing new or existing sources of funds. The principal sources of funds which provide liquidity are customer deposits, payments of principal and interest on loans, maturities and sales of securities, earnings and borrowings. During 1994, the Company established a line of credit with the Federal Home Loan Bank in excess of $30 million, providing an additional liquidity source. At December 31, 1994, cash and due from banks, securities available-for-sale, federal funds sold and repurchase agreements were in excess of 10% of total deposits.

CAPITAL RESOURCES

         Composite ratings by the respective regulatory authorities of the Company and Banks, establish minimum capital levels. Currently, the Company and the Banks are required to maintain minimum risk-based capital ratios of 8%, with not less that 4% in Tier 1 capital. Additionally, the Company and the Banks must maintain minimum Tier 1 leverage ratios of at least 3%, subject to increase to at least 4% to 5%, depending on the composite rating. As of December 31, 1994, the Company and the Banks capital balances were in excess of current regulatory minimum requirements.

RECENT CHANGES IN FINANCIAL ACCOUNTING STANDARDS

         During 1992, the Company adopted Statement of Financial Accounting Standards No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions." This Statement requires accrual of postretirement benefits (such as health care benefits) during the years an employee provides services. The costs of these benefits were previously expensed on a pay-as-you-go basis. The adoption of this Statement decreased net earnings by $250,000 ($0.03 per share) in 1992.

         Effective January 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method as required by Statement of Financial Accounting Standard No. 109. Prior years were not restated. The cumulative effect of this accounting change did not have a significant effect on the Company's financial statements and was recorded in income tax expense in the year ended December 31, 1993.

         The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of Certain Loans", which requires the present value of expected future cash flows of impaired loans be discounted at the loan's effective interest rate. The Financial Accounting Standards Board has also issued Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," which allows a creditor to use existing methods for recognizing interest income on impaired loans. The Bank does not anticipate that the adoption of these Statements in 1995 will have a significant effect on its financial condition or results of operations.

         The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires the investment portfolio to be classified into one of three reporting categories, held-to-maturity, available-for-sale, or trading. The Company's adoption of this Statement did not have a material effect on its financial statements.

FORM 10-K ANNUAL REPORT

         HANCOCK HOLDING COMPANY FILES AN ANNUAL REPORT WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K. A COPY OF THE REPORT FILED ON FORM 10-K, WHEN COMPLETED, WILL BE SENT FREE OF CHARGE TO ANY SHAREHOLDER BY WRITING TO: GEORGE
A. SCHLOEGEL, VICE-CHAIRMAN, HANCOCK HOLDING COMPANY, P.O. BOX 4019, GULFPORT, MS 39502.