Form 10-K405, Exhibit 13
period 1995-12-31
HANCOCK HOLDING CO
filed 1996-04-01
CIK 750577

                    HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                              FINANCIAL HIGHLIGHTS

Amounts in thousands (except per share data)

                                                       1995            1994         % Change
                                                   -----------     ------------    -----------
EARNINGS STATEMENT DATA:
Net interest income                                $   100,367     $     86,282          16.32
Provision for loan losses                                4,425            1,998         121.47
Earnings before income taxes                            40,082           33,623          19.21
Net earnings                                            27,017           23,130          16.81

PER SHARE DATA:
Net earnings                                       $      3.05     $       2.86           6.64
Cash dividends paid                                       0.96             0.92           4.35
Book value (period end)                                  25.24            22.49          12.23
Weighted average shares outstanding                      8,853            8,099           9.31
Shares outstanding 12/31                                 8,880            8,105           9.56

BALANCE SHEET DATA (PERIOD END):
Securities                                         $   848,306     $    867,340          (2.19)
Net loans                                            1,034,978          925,665          11.81
Reserve for loan losses                                 17,391           15,372          13.13
Total assets                                         2,234,286        2,026,929          10.23
Total deposits                                       1,927,681        1,775,664           8.56
Long-term bonds                                          2,035            2,955         (31.13)
Total stockholders' equity                             224,179          182,277          22.99

BALANCE SHEET DATA (AVERAGE FOR THE YEAR):
Securities                                         $   895,150     $    923,545          (3.07)
Net loans                                            1,000,907          906,342          10.43
Reserve for loan losses                                 16,532           15,251           8.40
Total assets                                         2,215,526        2,043,275           8.43
Total deposits                                       1,854,668        1,789,499           3.64
Long-term bonds                                          2,799            4,136         (32.33)
Total stockholders' equity                             215,734          174,938          23.32

PERFORMANCE RATIOS (%):
Return on average assets                                  1.22             1.13           7.96
Return on average stockholders' equity                   12.50            13.22          (5.45)
Reserve for loan losses to average net loans              1.74             1.70           2.35
Reserve for loan losses to non-performing loans         325.86           354.19          (8.00)
Net charge-offs to average net loans                      0.35             0.21          66.67
Net interest margin                                       5.13             4.75           8.00

CAPITAL RATIOS (%):                                                                REQUIRED MINIMUM
                                                                                   ----------------
Primary capital                                          10.03             9.02           --
Tier 1 leverage                                           9.28             8.84         3%-5%
Tier 1 risk-based                                        17.69            17.58           4%
Total risk-based                                         18.64            18.53           8%

                    HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                            DESCRIPTION OF BUSINESS

    Hancock Holding Company (the "Company") is a bank holding company headquartered in Gulfport, Mississippi with total consolidated assets of approximately $2.2 billion at December 31, 1995. The Company operates a total of 73 banking offices and 102 automated teller machines ("ATMs") in the states of Mississippi and Louisiana through three wholly-owned bank subsidiaries, Hancock Bank, Gulfport, Mississippi , Hancock Bank of Louisiana, Baton Rouge, Louisiana and First National Bank of Denham Springs, Denham Springs, Louisiana (the "Banks").

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

SUMMARY OF QUARTERLY OPERATING RESULTS

                                                1995                                        1994
                             -----------------------------------------   -----------------------------------------
                              FIRST      SECOND      THIRD     FOURTH     FIRST       SECOND     THIRD      FOURTH
                             --------    -------    -------   --------   --------    -------    -------    -------
                                                (Amounts in thousands, except per share data)
Net interest income          $ 24,105   $ 25,147   $ 25,407   $ 25,708   $ 20,209   $ 20,953   $ 22,145   $ 22,975
Provision for loan losses         175      1,002      1,140      2,108        463        366        494        675
Earnings before income taxes   10,122      9,878     10,080     10,002      7,772      8,051      9,167      8,633
Net earnings                    6,780      6,612      6,719      6,906      5,465      5,405      6,307      5,953
Net earnings per share       $   0.76   $   0.75   $   0.75   $   0.79   $   0.68   $   0.66   $   0.78   $   0.74

MARKET INFORMATION

    The Company's common stock trades on the NASDAQ National Market System under the symbol "HBHC" and is listed in the newspaper under NASDAQ market quotations under "HancHd." The following table sets forth the high and low sale prices of the Company's common stock as reported on the NASDAQ National Market System. These prices do not reflect retail mark-ups, mark-downs or commissions.

                                                      CASH
                                HIGH        LOW     DIVIDENDS
                                SALE       SALE       PAID
                               ------     ------      -----
1995
    1st Quarter                $30.25     $28.75      $0.23
    2nd Quarter                $31.75     $29.25      $0.23
    3rd Quarter                $36.75     $30.75      $0.25
    4th Quarter                $38.00     $35.50      $0.25

1994
    1st Quarter                $33.00     $28.50      $0.23
    2nd Quarter                $29.75     $26.25      $0.23
    3rd Quarter                $30.00     $28.00      $0.23
    4th Quarter                $30.00     $28.50      $0.23

    On January 3, 1996, the high and low sale prices of the Company's common stock as reported on the NASDAQ National Market System were $37.50 and $36.50, respectively.

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

                    HANCOCK HOLDING COMPANY AND SUBSIDIARIES
             CONSOLIDATED SUMMARY OF SELECTED FINANCIAL INFORMATION

Amounts In Thousands (except for share and per share data)

                                                                   YEARS ENDED DECEMBER 31,
                                           -----------------------------------------------------------------------
                                               1995          1994            1993           1992           1991
                                           -----------    ----------    ------------    -----------    -----------
INTEREST INCOME:
    Interest and Fees on Loans             $    97,626    $   82,563    $     80,176    $    80,434    $    84,554
    Income on Federal Funds Sold                 5,820         3,832           3,603          4,196          7,330
    Interest and Dividends on Investments       58,083        49,884          49,936         53,898         46,531
                                           -----------    ----------    ------------    -----------    -----------
       TOTAL INTEREST INCOME                   161,529       136,279         133,715        138,528        138,415
                                           -----------    ----------    ------------    -----------    -----------

INTEREST EXPENSE:
    Interest on Deposits                        57,612        48,193          46,935         54,649         70,059
    Interest on Federal Funds Purchased          3,082         1,472           1,021          1,408          3,366
    Interest on Bonds and Notes                    468           332             440            652          2,288
                                           -----------    ----------    ------------    -----------    -----------
       TOTAL INTEREST EXPENSE                   61,162        49,997          48,396         56,709         75,713
                                           -----------    ----------    ------------    -----------    -----------

NET INTEREST INCOME                            100,367        86,282          85,319         81,819         62,702
Provision for Loan Losses                        4,425         1,998           4,632          7,978          5,003
                                           -----------    ----------    ------------    -----------    -----------
NET INTEREST INCOME AFTER PROVISION
       FOR LOAN LOSSES                          95,942        84,284          80,687         73,841         57,699
Other Income                                    23,956        20,557          22,153         21,225         21,652
Other Expenses                                  79,816        71,218          67,450         65,935         60,892
                                           -----------    ----------    ------------    -----------    -----------
Earnings before Income Taxes                    40,082        33,623          35,390         29,131         18,459
Income Taxes                                    13,065        10,493          10,528          7,721          4,576
                                           -----------    ----------    ------------    -----------    -----------
NET EARNINGS                               $    27,017    $   23,130    $     24,862    $    21,410    $    13,883
                                           ===========    ==========    ============    ===========    ===========
PER COMMON SHARE:
    Net Earnings                           $      3.05    $     2.86    $       3.07    $      2.65    $      2.08
    Cash Dividends                                 .96           .92             .90            .68            .60
    Stock Splits and Dividends                                                                             2 for 1
    Weighted Average Number of Shares        8,852,809     8,099,162       8,092,885      8,092,885      6,664,885

RETURN ON AVERAGE ASSETS                          1.22%         1.13%           1.27%          1.17%         0.84%

BALANCE SHEET DATA DECEMBER 31:
    Total Assets                           $ 2,234,286    $2,026,929    $  1,988,125    $ 1,899,709    $ 1,719,805
    Total Deposits                           1,927,681     1,775,664       1,759,189      1,693,255      1,512,365
    Total Long-Term Debt and Capital Notes       2,035         2,955           4,300          5,727          7,898
    Stockholders' Equity                       224,179       182,277         166,712        148,822        132,731


    On August 9, 1991, Hancock Bank acquired certain assets and assumed the liabilities of Peoples Federal Savings Association (PEOPLES). This acquisition was accounted for as a purchase and the results of operations since the date of acquisition have been included in the consolidated statements of earnings. On April 29, 1994, the Company merged Hancock Bank of Louisiana, a wholly-owned subsidiary of the Company, with First State Bank and Trust Company of East Baton Rouge Parish, Baker, Louisiana (BAKER). On February 1, 1995, the Company merged Hancock Bank of Louisiana with Washington Bank and Trust Company, Franklinton, Louisiana (WASHINGTON). These mergers were accounted for using the pooling-of-interest method, and, therefore, all prior years' financial information has been restated. On January 13, 1995, the Company acquired First Denham Bancshares, Inc., Denham Springs, Louisiana, which owned 100% of the stock of First National Bank of Denham Springs (DENHAM). This acquisition was accounted for using the purchase method and the results of operations since the date of acquisition have been included in the consolidated statements of earnings.

                    HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                                           DECEMBER 31,
                                                                              -------------------------------------
                                                                                    1995                 1994
                                                                              ---------------       ---------------
ASSETS:
  Cash and due from banks (non-interest bearing)                              $   124,276,406       $   120,531,961
  Interest bearing time deposits with other banks                                   1,550,001             1,450,001
  Securities available-for-sale (cost of $109,297,000 and $20,382,000)            109,776,725            19,747,208
  Securities held-to-maturity (market value of $749,497,000
    and $828,968,000)                                                             738,528,901           847,592,567
  Federal funds sold and securities purchased under agreements to resell          153,725,000            55,900,000
  Loans                                                                         1,061,633,083           953,514,823
    Less:
      Reserve for loan losses                                                     (17,390,847)          (15,372,230)
      Unearned income                                                             (26,655,590)          (27,849,928)
                                                                              ---------------       ---------------
      Loans, net                                                                1,017,586,646           910,292,665
  Property and equipment                                                           38,746,085            35,234,276
  Other real estate                                                                 1,085,569             1,000,222
  Accrued interest receivable                                                      19,360,385            17,425,264
  Other assets                                                                     29,650,269            17,755,227
                                                                              ---------------       ---------------
TOTAL ASSETS                                                                  $ 2,234,285,987       $ 2,026,929,391
                                                                              ===============       ===============

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Deposits:
    Non-interest bearing demand                                               $   468,445,574       $   390,012,303
    Interest bearing savings, NOW, money market and other time                  1,459,235,318         1,385,651,650
                                                                              ---------------       ---------------
  Total Deposits                                                                1,927,680,892         1,775,663,953
  Federal funds purchased and securities sold under
    agreements to repurchase                                                       66,585,313            54,296,358
  Other liabilities                                                                13,806,265            11,737,195
  Long-term bonds                                                                   2,035,000             2,955,000
                                                                              ---------------       ---------------
TOTAL LIABILITIES                                                               2,010,107,470         1,844,652,506

COMMITMENTS AND CONTINGENCIES                                                              --                    --

STOCKHOLDERS' EQUITY:
  Common stock-$3.33 par value per share;
    20,000,000 shares authorized, 9,021,949 and 8,247,851 shares
    issued and outstanding                                                         30,043,090            27,465,344
  Capital surplus                                                                 130,000,000           104,170,000
  Undivided profits                                                                63,823,349            51,056,611
  Unrealized gain (loss) on securities available-for-sale                             312,078              (415,070)
                                                                              ---------------       ---------------
TOTAL STOCKHOLDERS' EQUITY                                                        224,178,517           182,276,885
                                                                              ---------------       ---------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                    $ 2,234,285,987       $ 2,026,929,391
                                                                              ===============       ===============

See notes to consolidated financial statements.

                    HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                          YEARS ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                                   1995             1994             1993
                                                              -------------    -------------    -------------
INTEREST INCOME:
  Interest and fees on loans                                  $  97,626,040    $  82,562,712    $  80,176,352
  Interest on:
    U.S. Treasury securities                                     14,567,927       17,168,143       16,861,100
    Obligations of other U.S. government agencies
      and corporations                                           33,726,484       24,771,874       24,874,164
    Obligations of states and political subdivisions              3,526,973        3,193,334        3,379,388
  Interest on federal funds sold and securities purchased
      under agreements to resell                                  5,820,225        3,831,582        3,603,493
  Interest on time deposits and other                             6,261,921        4,752,102        4,820,205
                                                              -------------    -------------    -------------
        Total interest income                                   161,529,570      136,279,747      133,714,702
                                                              -------------    -------------    -------------
INTEREST EXPENSE:
  Interest on deposits                                           57,612,465       48,192,868       46,934,652
  Interest on federal funds purchased and securities
    sold under agreements to repurchase                           3,081,896        1,471,992        1,021,161
  Interest on bonds and notes                                       468,029          332,051          439,833
                                                              -------------    -------------    -------------
        Total interest expense                                   61,162,390       49,996,911       48,395,646
                                                              -------------    -------------    -------------

NET INTEREST INCOME                                             100,367,180       86,282,836       85,319,056
Provision for loan losses                                         4,424,701        1,998,367        4,631,983
                                                              -------------    -------------    -------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES              95,942,479       84,284,469       80,687,073
                                                              -------------    -------------    -------------
NON-INTEREST INCOME:
  Service charges on deposit accounts                            15,040,119       12,389,600       11,822,927
  Other service charges, commissions and fees                     4,693,062        5,565,439        5,841,827
  Securities gains (losses)                                         (49,121)              --          783,468
  Other                                                           4,271,598        2,602,392        3,704,802
                                                              -------------    -------------    -------------
        Total non-interest income                                23,955,658       20,557,431       22,153,024
                                                              -------------    -------------    -------------

NON-INTEREST EXPENSE:
  Salaries and employee benefits                                 41,319,402       36,550,246       33,600,909
  Net occupancy expense of premises                               3,751,201        3,541,259        3,394,947
  Equipment rentals, depreciation and maintenance                 9,968,619        9,710,148        6,792,116
  Other                                                          24,777,018       21,416,772       23,662,010
                                                              -------------    -------------    -------------
        Total non-interest expense                               79,816,240       71,218,425       67,449,982
                                                              -------------    -------------    -------------

EARNINGS BEFORE INCOME TAXES                                     40,081,897       33,623,475       35,390,115

INCOME TAXES                                                     13,065,000       10,493,058       10,528,049
                                                              -------------    -------------    -------------
NET EARNINGS                                                  $  27,016,897    $  23,130,417    $  24,862,066
                                                              =============    =============    =============

NET EARNINGS PER COMMON SHARE                                 $        3.05    $        2.86    $        3.07
                                                              =============    =============    =============

See notes to consolidated financial statements.

                    HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993



                                                                                                        UNREALIZED GAIN
                                                  COMMON STOCK                                               (LOSS)
                                            -------------------------                                    ON SECURITIES
                                             SHARES                          CAPITAL        UNDIVIDED    AVAILABLE-FOR
                                             ISSUED         AMOUNT           SURPLUS         PROFITS          SALE
                                            ---------    ------------    -------------    ------------    -----------
BALANCE, JANUARY 1, 1993
  As previously reported                    7,705,201    $ 25,658,319    $  84,168,834    $ 28,985,637    $   --
  Merger with Washington accounted for
      as a pooling-of-interest                542,650       1,807,025                        8,198,587
                                            ---------    ------------    -------------    ------------    -----------
  As restated                               8,247,851      27,465,344       84,168,834      37,184,224        --
  Net earnings                                                                              24,862,066
  Cash dividends-$.90 per share                                                             (6,460,171)
  Cash dividends paid by Baker                                                                (346,500)
  Cash dividends paid by Washington                                                           (161,688)
  Transfer from undivided profits                                           14,000,000     (14,000,000)
                                            ---------    ------------    -------------    ------------    -----------
BALANCE, DECEMBER 31, 1993                  8,247,851      27,465,344       98,168,834      41,077,931        --
  Unrealized gain on securities
      available-for-sale                                                                                      384,800
  Net earnings                                                                              23,130,417
  Cash dividends-$.92 per share                                                             (6,967,488)
  Cash dividends paid by Baker                                                                 (86,625)
  Cash dividends paid by Washington                                                           (323,376)
  Transfer from undivided profits                                            5,774,248      (5,774,248)
  Change in unrealized gain on securities
      available-for-sale                                                                                     (799,870)
  Sale of common stock by subsidiary                                           226,918
                                            ---------    ------------    -------------    ------------    -----------
BALANCE, DECEMBER 31, 1994                  8,247,851      27,465,344      104,170,000      51,056,611       (415,070)
  Net earnings                                                                              27,016,897
  Cash dividends-$.96 per share                                                             (8,661,027)
  Change in unrealized loss on securities
      available-for-sale                                                                                      727,148
  Merger with Denham accounted
      for as a purchase                       774,098       2,577,746       20,240,868
  Transfer from undivided profits                                            5,589,132      (5,589,132)
                                            ---------    ------------    -------------    ------------    -----------
BALANCE, DECEMBER 31, 1995                  9,021,949    $ 30,043,090    $ 130,000,000    $ 63,823,349    $   312,078
                                            =========    ============    =============    ============    ===========



See notes to consolidated financial statements.

                    HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOW


                                                                                     YEARS ENDED DECEMBER 31,
                                                                         ---------------------------------------------
                                                                              1995            1994           1993
                                                                         -------------   -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net Earnings                                                           $  27,016,897   $  23,130,417   $  24,862,066
    Adjustments to reconcile net earnings to
      net cash provided by operating activities:
        Depreciation                                                         4,343,507       4,440,327       3,931,838
        Provision for loan losses                                            4,424,701       1,998,367       4,631,983
        Provision for losses on real estate owned                              179,119         104,625         174,796
        Deferred income taxes (credit)                                        (790,000)       (519,611)        160,023
        Losses (gains) on sales of securities                                   49,121              --        (783,468)
        Decrease (increase) in interest receivable                          (1,130,794)     (2,385,935)      1,671,538
        Amortization of intangible assets                                    2,450,553       1,473,756       1,513,500
        Increase (decrease) in interest payable                              1,869,527         759,623        (552,262)
        Other-net                                                              680,968        (575,031)     (7,591,250)
                                                                         -------------   -------------   -------------
          Net cash provided by Operating Activities                         39,093,599      28,426,538      28,018,764
                                                                         -------------   -------------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net (increase) decrease in interest bearing time deposits                   (100,000)        624,000       3,598,000
  Proceeds and maturities of securities held-to-maturity                   394,491,517     279,469,817     296,403,777
  Purchases of securities held-to-maturity                                (363,531,311)   (359,108,402)   (282,657,472)
  Proceeds from sales and maturities of securities
    available-for-sale                                                       6,502,389       1,035,000              --
  Purchase of securities available-for-sale                                  1,831,268              --              --
  Net (increase) decrease in federal funds sold and
    securities purchased under agreements to resell                        (96,725,000)     63,290,000     (31,885,000)
  Net increase in loans                                                    (39,410,863)     (6,321,335)    (86,225,725)
  Purchase of property and equipment, net                                   (3,460,209)     (3,900,479)     (3,810,149)
  Proceeds from sales of other real estate                                     628,300       1,660,589         386,096
  Net cash received in connection with
    purchase of Denham                                                       7,872,000              --              --
                                                                         -------------   -------------   -------------
            Net cash used in Investing Activities                          (91,901,909)    (23,250,810)   (104,190,473)
                                                                         -------------   -------------   -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits                                                  54,419,827      16,474,901      65,932,897
  Dividends paid                                                            (8,661,027)     (7,377,489)     (6,968,359)
  Repayments of long-term bonds and notes                                     (920,000)     (1,345,000)     (1,426,667)
  Net increase in federal funds purchased,
    securities sold under agreements to repurchase
    and other temporary funds                                               11,713,955       8,497,427       9,407,950
                                                                         -------------   -------------   -------------
            Net cash provided by Financing Activities                       56,552,755      16,249,839      66,945,821
                                                                         -------------   -------------   -------------

NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                           3,744,445      21,425,567      (9,225,888)
CASH AND DUE FROM BANKS, BEGINNING                                         120,531,961      99,106,394     108,332,282
                                                                         -------------   -------------   -------------
CASH AND DUE FROM BANKS, ENDING                                          $ 124,276,406   $ 120,531,961   $  99,106,394
                                                                         =============   =============   =============


See notes to consolidated financial statements.

                    HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DESCRIPTION OF BUSINESS--Hancock Holding Company (the "Company") is a bank holding company headquartered in Gulfport, Mississippi operating in the states of Mississippi and Louisiana through three wholly-owned bank subsidiaries, Hancock Bank, Gulfport, Mississippi, Hancock Bank of Louisiana, Baton Rouge, Louisiana and First National Bank of Denham Springs, Denham Springs, Louisiana (the "Banks").

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

  CONSOLIDATION--The consolidated financial statements of the Company include the accounts of the Company, the Banks, and other subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

  USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  SECURITIES--Securities are being accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115, which was adopted effective January 1, 1994, requires the classification of securities into one of three categories: Trading, Available-for-Sale, or Held-to-Maturity.

  Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates this classification periodically. Trading account securities are held for resale in anticipation of short-term market movements. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities not classified as held-to-maturity or trading are classified as available-for-sale. The Company had no trading account securities during the three years ended December 31, 1995. Held-to-maturity securities are stated at amortized cost. Available-for-sale securities are stated at market value, with unrealized gains and losses, net of income taxes, reported as a separate component of stockholders' equity until realized.

  The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security. Amortization, accretion and accrued interest are included in interest income on securities. Realized gains and losses, and declines in value judged to be other than temporary, are included in net securities gains. Gains and losses on the sale of securities available-for-sale are determined using the specific-identification method. The related income tax provision (credit) on securities gains (losses) was $(17,000) in 1995 and $270,000 in 1993.

  RESERVE FOR LOAN LOSSES--The reserve for loan losses is a valuation account available to absorb probable losses on loans. All losses are charged to the reserve for loan losses when the loss actually occurs or when a determination is made that a loss is likely to occur; recoveries are credited to the reserve for loan losses at the time of recovery. Periodically during the year management estimates the likely level of future losses to determine whether the reserve is adequate to absorb reasonable anticipated losses in the existing portfolio based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions. Based on these estimates, the reserve for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries).

  PROPERTY AND EQUIPMENT--Property and equipment are recorded at amortized cost. Depreciation is computed principally by the straight-line method based on the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the term of the lease or the asset's useful life.

  INTANGIBLE ASSETS--Intangible assets, which amounted to $16,865,000 and $3,588,000 at December 31, 1995 and 1994, respectively, include the values assigned to the core deposits of acquired banks which are being amortized over lives ranging from six to seven years using accelerated methods, and goodwill which is being amortized over fifteen years.

  OTHER REAL ESTATE--Other real estate acquired through foreclosure and bank acquisitions is stated at the lower of cost or fair market value, net of the costs of disposal. When a reduction to fair market value is required, it is charged to the reserve for loan losses at the time of foreclosure and any subsequent adjustments are charged to expense. Transfers from loans to other real estate amounted to approximately $574,000, $1,600,000 and $910,000 in 1995, 1994 and 1993, respectively. Loans made in connection with the sale of other real estate amounted to approximately $500,000, $900,000 and $1,200,000 in 1995, 1994 and 1993, respectively. Reserve balances associated with other real estate amounted to $822,000 and $760,000 in 1995 and 1994, respectively.

  LOANS--Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan. Interest on commercial and real estate mortgage loans is recorded as income based upon the principal amount outstanding. Unearned income on installment loans is credited to operations based on a method which approximates the interest method. Where doubt exists as to collectibility of a loan, the accrual of interest is discontinued and payments received are applied first to principal. Upon such discontinuances, all unpaid accrued interest is reversed. Interest income is recorded after principal has been satisfied and as payments are received.

  The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company's impaired loans include troubled debt restructurings, and performing and non-performing major loans in which full payment of principal or interest is not expected. The Company calculates a reserve required for impaired loans based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of its collateral.

  Generally, loans of all types which become 90 days delinquent are in the process of collection through repossesion, foreclosure or have been deemed currently uncollectible. Loans deemed currently uncollectible are charged-off against the reserve account. As a matter of policy, loans are placed on a non-accrual status where doubt exists as to collectibility.

  TRUST FEES--Trust fees are recorded when received, which is the general practice within the banking industry.

  INCOME TAXES--Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable income and pre-tax financial income and between the tax basis of assets and liabilities and their reported amounts in the financial statements. Deferred taxes on temporary differences are calculated at the currently enacted tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

  NET EARNINGS PER COMMON SHARE--Net earnings per share of common stock is computed by dividing net earnings by the weighted average number of shares of common stock outstanding during the period, after giving retroactive effect to stock dividends and shares issued in acquisitions accounted for as pooling-of-interest.

  CASH--For the purpose of presentation in the Statements of Cash Flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and Due from Banks."

NOTE 2--ACQUISITIONS

  On April 29, 1994, the Company merged Hancock Bank of Louisiana, a wholly-owned subsidiary of the Company, with First State Bank and Trust Company of East Baton Rouge Parish, Baker, Louisiana (BAKER). The merger was consummated by the exchange of all outstanding common stock of BAKER in return for approximately 527,000 shares of common stock of the Company. The merger was accounted for using the pooling-of-interest method.

  On February 1, 1995, the Company merged Hancock Bank of Louisiana, a wholly-owned subsidiary of the Company, with Washington Bank and Trust Company (WASHINGTON). The merger was consummated by the exchange of all outstanding common stock of WASHINGTON in return for approximately 543,000 shares of common stock of the Company. The merger was accounted for using the pooling-of-interest method, therefore all prior years' financial information has been restated. Net interest income and net earnings of the separate companies for the periods preceding the acquisition were as follows (in thousands):

                          JANUARY 1,1995        YEARS ENDED
                             THROUGH           DECEMBER 31,
                         JANUARY 31, 1995     1994       1993
                         ----------------   -------    -------
  Net interest income:
  Company                     $ 7,535       $82,050    $81,060
  Washington                      372         4,232      4,259
                              -------       -------    -------
  Combined                    $ 7,907       $86,282    $85,319
                              =======       =======    =======


  Net Earnings:
  Company                     $ 2,382       $21,795    $23,368
  Washington                      144         1,335      1,494
                              -------       -------    -------

  Combined                    $ 2,526       $23,130    $24,862
                              =======       =======    =======

  On January 13, 1995, the Company acquired First Denham Bancshares, Inc., for approximately $4,000,000 cash and 774,000 shares of common stock of the Company. First Denham Bancshares, Inc. owned 100% of the stock of First National Bank of Denham Springs (DENHAM). The acquisition was accounted for using the purchase method and the results of operations since January 13, 1995 are included in the consolidated statements of earnings. The excess of the purchase price over the value of the net tangible assets acquired was assigned to goodwill and is being amortized over 15 years.

  The following unaudited proforma consolidated results of operations (after restatement for the pooling referred to above) give effect to the acquisition of DENHAM as though it had occurred on January 1, 1994 (amounts in thousands, except for share amounts):

                                                    YEARS ENDED DECEMBER 31,
                                                    ------------------------
                                                        1995        1994
                                                       -------     -------
  Net interest income after provision for loan losses  $96,221     $91,580
  Net earnings                                         $27,092     $24,610
  Net earnings per common share                          $3.05       $2.77

  The unaudited proforma information is not necessarily indicative either of results of operations that would have occurred had the purchase been made as of January 1, 1994 or of future results of operations of the combined companies.

  In connection with the 1995 acquisition, liabilities were assumed as follows (in thousands):

  Fair value of tangible and intangible assets, excluding cash    $120,407
  Cash acquired, net of amount paid                                  7,872
  Market value of common stock issued                              (22,819)
                                                                  --------
  Liabilities assumed                                             $105,460
                                                                  ========

NOTE 3--SECURITIES

  The book and market values of securities classified as available-for-sale as of December 31, 1995 and 1994 were as follows (in thousands):

                                       DECEMBER 31, 1995                         DECEMBER 31, 1994
                              --------------------------------------   -------------------------------------
                                        GROSS      GROSS                          GROSS      GROSS
                               BOOK  UNREALIZED UNREALIZED   MARKET     BOOK   UNREALIZED UNREALIZED MARKET
                              VALUE     GAINS     LOSSES      VALUE     VALUE     GAINS     LOSSES   VALUE
                              --------   -----   --------   --------   -------   ------   --------   -------
U.S. Treasury securities      $  1,493   $   2   $      3   $  1,492   $    --   $   --   $     --   $    --
Other U.S. gov. obligations     61,470     659        353     61,776        --       --         --        --
Municipal obligations              962       5         --        967       997       --         26       971
Other securities                   544      --         52        492        --       --         --        --
Mortgage-backed securities       5,140     101         21      5,220        --       --         --        --
CMO's                           34,695     372        230     34,837    19,385      134        743    18,776
Equity securities                4,993      --         --      4,993        --       --         --        --
                              --------   -----   --------   --------   -------   ------   --------   -------
                              $109,297   $,139   $    659   $109,777   $20,382   $  134   $    769   $19,747
                              ========   =====   ========   ========   =======   ======   ========   =======

  The book value and market value of the debt securities classified as available-for-sale at December 31, 1995, by estimated maturity, were as follows (in thousands):

                                                  BOOK          MARKET
                                                  VALUE         VALUE
                                                ---------      --------
  Due in one year or less                        $  6,053      $  5,968
  Due after one year through five years            89,654        90,097
  Due after five years through ten years            8,014         8,122
  Due after ten years                                 583           597
                                                 --------      --------
                                                 $104,304      $104,784
                                                 ========      ========

  The book and market values of securities classified as held-to-maturity as of December 31, 1995 and 1994, were as follows (in thousands):

                                       DECEMBER 31, 1995                         DECEMBER 31, 1994
                              --------------------------------------  --------------------------------------
                                        GROSS      GROSS                          GROSS      GROSS
                               BOOK  UNREALIZED UNREALIZED    MARKET     BOOK   UNREALIZED UNREALIZED MARKET
                               VALUE     GAINS     LOSSES      VALUE     VALUE     GAINS     LOSSES   VALUE
                               -----     -----     ------      -----     -----     -----     ------   -----
U.S.Treasury securities       $239,892  $ 4,074  $     70   $243,896  $280,578   $  362   $ 5,030   $275,910
Other U.S. gov. obligations    317,140    1,977       417    318,700   275,209      194     6,644    268,759
Municipal obligations           56,961    2,319     1,232     58,048    58,224      968     1,324     57,868
Other securities                11,027    1,891        --     12,918    15,747       92       521     15,318
Mortgage-backed securities      50,427    3,881     1,706     52,602   129,028      349     4,129    125,248
CMO's                           63,082      301        50     63,333    88,807       57     2,999     85,865
                              --------  -------  --------   --------  --------   ------   -------   --------
                              $738,529  $14,443  $  3,475   $749,497  $847,593   $2,022   $20,647   $828,968
                              ========  =======  ========   ========  ========   ======   =======   ========

  The book value and market value of securities classified as held-to-maturity as of December 31, 1995, by contractual maturity, were as follows (in thousands):

                                                  BOOK          MARKET
                                                  VALUE         VALUE
                                                 --------      --------
  Due in one year or less                        $183,484      $184,132
  Due after one year through five years           190,193       193,781
  Due after five years through ten years          142,856       145,098
  Due after ten years                             221,996       226,486
                                                 --------      --------
                                                 $738,529      $749,497
                                                 ========      ========

  Proceeds from sales of securities were $13,543,000 in 1995 and $9,765,000 in 1993. Gross gains of $16,000 in 1995 and $810,000 in 1993 and gross losses of $65,000 in 1995 and $27,000 in 1993 were realized on those sales. There were no sales of securities in 1994.

  On December 31, 1993, the Company reclassified securities with a book value of $28,244,000 and unrealized gains of $592,000 from investment securities to securities held-for-sale. On January 1, 1994, the Company reclassified these same securities to securities available-for-sale. On December 29, 1995 as permitted by A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities issued by the Financial Accounting Standards Board, the Company reclassified securities with a book value of $67,789,000 and unrealized gains of $251,000 from securities held-to-maturity to securities available-for-sale.

  Securities with a book value of approximately $387,000,000 at December 31, 1995 and $384,000,000 at December 31, 1994, were pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

  The Company's collateralized mortgage obligations (CMO's) generally consist of first and second tranche sequential pay and/or planned amortization class
(PAC) instruments. Interest income on CMO's and mortgage-backed securities is generally included with interest on obligations of other U.S. government agencies and corporations due to their guarantees of the underlying mortgages.

NOTE 4-LOANS

Loans consisted of the following (in thousands):

                                                         DECEMBER 31,
                                                 ---------------------------
                                                     1995            1994
                                                 -----------     -----------
Real estate loans-primarily mortgage             $   414,774     $   381,965
Commercial and industrial loans                      176,770         119,032
Loans to individuals for household, family and
 other consumer expenditures                         441,712         428,673
Leases                                                13,570          10,074
Other loans                                           14,807          13,771
                                                 -----------     -----------
                                                 $ 1,061,633     $   953,515
                                                 ===========     ===========

  Changes in the reserve for loan losses are as follows (in thousands):

                                                       1995           1994              1993
                                                   -----------     ----------       ----------
Balance at January 1                               $    15,372     $   15,306       $   14,682
Balance acquired through acquisition                     1,147             --               --
Recoveries                                               1,830          1,517            1,668
Loans charged off                                       (5,383)        (3,449)          (5,676)
Provision charged to operating expense                   4,425          1,998            4,632
                                                   -----------     ----------       ----------
Balance at December 31                             $    17,391     $   15,372       $   15,306
                                                   ===========     ==========       ==========

    The Company generally makes loans in its market areas of South Mississippi and Southeastern Louisiana. Loans are made in the normal course of business to its directors and executive officers, and their associates on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Such loans did not involve more than normal risk of collectibility or contain other unfavorable features. The balance of loans to related parties at December 31, 1995 and 1994 was approximately $5,017,000 and $5,971,000, respectively.

    Non-accrual and renegotiated loans amounted to approximately 1% of total loans at December 31, 1995 and 1994. The amount of interest not accrued on these loans did not have a significant effect on earnings in 1995, 1994 or 1993.

    The Company's impaired loans amounted to approximately 1/2% of total loans at December 31, 1995 and the related reserve amount was not significant at that date. There was no significant change in these amounts during the year ended December 31, 1995. Interest income recognized on these loans amounted to approximately $300,000 for the year ended December 31, 1995.

NOTE 5--PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation and amortization as follows (in thousands):

                                                          DECEMBER 31,
                                                   --------------------------
                                                       1995            1994
                                                   -----------     ----------
Land, buildings and leasehold improvements         $    41,207     $   39,849
Furniture, fixtures and equipment                       35,179         33,984
                                                   -----------     ----------
                                                        76,386         73,833
Less accumulated depreciation and amortization          37,640         38,599
                                                   -----------     ----------
                                                   $    38,746     $   35,234
                                                   ===========     ==========

NOTE 6--LONG-TERM BONDS

    Long-term bonds consist of Urban Development Refunding Revenue Bonds, with interest at 7% to 7.25%. Interest is payable semi-annually. Principal payments are payable in the amount of $985,000 in 1996 and $1,050,000 in 1997.

    The Urban Development Refunding Revenue Bonds are obligations of Hancock Bank and are collateralized by land and buildings with a book value of $11,400,000. The Bank has deposited with the bond trustee U.S. Treasury securities whose principal maturities and interest payments will be sufficient to service all future principal and interest payments due on the Urban Development Refunding Revenue Bonds.

NOTE 7--STOCKHOLDER'S EQUITY

    Earnings per common share is based on the weighted average number of shares outstanding of approximately 8,853,000 in 1995, 8,099,000 in 1994 and 8,093,000
in 1993, reduced by shares of stock owned by subsidiaries. At December 31, 1995, these subsidiaries owned 141,044 shares of stock.

    Stockholders' equity of the Company includes the undistributed earnings of the subsidiary Banks. Dividends are payable only out of undivided profits or current earnings. Moreover, dividends to the Company's stockholders can generally be paid only from dividends paid to the Company by the Banks which, with respect to Hancock Bank, are subject to approval by the Commissioner of Banking and Consumer Finance of the State of Mississippi. The amount of capital of the subsidiary banks available for dividends at December 31, 1995 was approximately $65,000,000.

    The Company and its bank subsidiaries are required to maintain certain minimum capital levels. At December 31, 1995, the Company and the banks were in compliance with their respective statutory minimum capital requirements. Following is a summary of the actual capital levels at December 31, 1995:

                                                      RISK-BASED CAPITAL RATIOS      TIER 1 LEVERAGE
                                                      -------------------------      ---------------
                                                         TOTAL          TIER 1            RATIO
                                                         ------         ------            -----
Hancock Bank                                             17.98%         17.18%            9.26%
Hancock Bank of Louisiana                                22.35          21.10             9.61
First National Bank of Denham Springs                    11.50          10.25             7.38
Company                                                  18.64          17.69             9.28

    Risk-based capital requirements are intended to make regulatory capital more sensitive to risk elements of the Company. Currently, the Company and its bank subsidiaries are required to maintain a minimum risk-based capital ratio of 8.0%, with not less than 4.0% in Tier 1 capital. In addition, the Company and its bank subsidiaries must maintain a minimum Tier 1 leverage ratio (Tier 1 capital to total assets) of at least 3.0% based upon the regulators latest composite rating of the institutions.

    The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") required each federal banking agency to implement prompt corrective actions for institutions that it regulates. The rules provide that an institution is "well capitalized" if its total risk-based capital ratio is 10% or greater, its Tier 1 risked-based capital ratio is 6% or greater, its leverage is 5% or greater and the institution is not subject to a capital directive. Under this regulation, the Company and each of its subsidiary banks are deemed to be "well capitalized" as of December 31, 1995 based upon the most recent notifications from their regulators. There are no conditions or events since those notifications that management believes would change their classifications.

NOTE 8--INCOME TAXES

    Effective January 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method as required by Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes." The cumulative effect of this accounting change did not have a significant effect on the Company's financial statements and was recorded in income tax expense in the year ended December 31, 1993.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1995 and 1994 are as follows (in thousands):

                                                                            DECEMBER 31,
                                                                   ---------------------------
Deferred tax assets:                                                  1995             1994
                                                                   ----------       ----------
  Postretirement benefit obligation                                $      653       $      442
  Reserve for loan losses not currently deductible                      4,750            4,310
  Reserve for other real estate not currently deductible                  312              291
  Deferred compensation                                                   670              618
  Lease accounting                                                        117              117
  Unrealized loss on securities available-for-sale                         --              220
  Other                                                                   353              125
                                                                   ----------       ----------
                                                                   $    6,855       $    6,123
                                                                   ----------       ----------

Deferred tax liabilities:
  Tax over book depreciation                                           (3,537)          (3,306)
  Core deposit intangible                                                (355)            (770)
  Prepaid pension                                                        (772)            (716)
  Unrealized gain on securities available-for-sale                       (168)              --
  Market discount accretion                                              (618)            (516)
                                                                   ----------       ----------
                                                                       (5,450)          (5,308)
                                                                   ----------       ----------
Net deferred tax asset                                             $    1,405       $      815
                                                                   ==========       ==========

    Income taxes consist of the following components (in thousands):

                                                        1995           1994             1993
                                                   -----------     ----------       ----------
Currently payable                                  $    13,855     $   11,013       $   10,368
Deferred                                                  (790)          (520)             160
                                                   -----------     ----------       ----------
                                                   $    13,065     $   10,493       $   10,528
                                                   ===========     ==========       ==========

    Income taxes amounted to less than the amounts computed by applying the U.S. Federal income tax rate of 35% to earnings before income taxes. The reasons for these differences are as follows (in thousands):

                                                    1995             1994              1993
                                                --------------   -------------     -------------
                                                 AMOUNT      %    AMOUNT     %      AMOUNT     %
                                                --------    --   --------   --     --------   --
Taxes computed at statutory rate                $ 14,029    35    $11,768   35     $ 12,387   35
Increases (decreases) in taxes resulting from:
    Tax exempt interest income                    (1,355)   (3)    (1,245)  (4)      (1,294)  (4)
    Miscellaneous items - net                        391     1        (30)   -         (565)  (1)
                                                --------    --    --------  --     --------   --
Income tax expense                              $ 13,065    33    $10,493   31     $ 10,528   30
                                                ========    ==    ========  ==     ========   ==

NOTE 9--EMPLOYEE BENEFIT PLANS

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

                                                         DECEMBER 31,
                                                   ---------------------
Actuarial present value of benefit obligations:      1995         1994
                                                   --------     --------
Vested benefit obligation                          $ 19,611     $ 17,835
                                                   ========     ========

Accumulated benefit obligation                     $ 19,674     $ 17,892
                                                   ========     ========
Projected benefit obligation for service
  rendered to date                                 ($21,491)    ($20,545)
Plan assets at fair value                            20,878       17,892
                                                   --------     --------
Projected benefit obligation in excess of
  plan assets                                          (613)      (2,653)
Remaining unrecognized portion of net
  obligation being amortized over 15 years              274          320
Unrecognized prior service cost                         843          935
Unrecognized net loss from past experience
  different from that assumed                         1,858        3,404
                                                   --------     --------
Prepaid pension cost included in other assets      $  2,362     $  2,006
                                                   ========     ========

                                                       YEARS ENDED DECEMBER 31,
                                                       -------------------------
Net pension expense included the following
  (income) expense components:                       1995        1994          1993
                                                   -------     -------       -------
Service cost - benefits earned during the period   $   836     $   818       $   698
Interest cost on projected benefit obligation        1,555       1,463         1,369
Return on plan assets                               (2,411)        (93)       (1,158)
Net amortization and deferral                        1,275      (1,112)          (89)
                                                   -------      ------        ------
Net pension expense                                $ 1,255     $ 1,076       $   820
                                                   =======     =======       =======

    The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 7.75% in 1995 and 1994. The expected rate of return on plan assets was 8% in 1995 and 1994. The plan's assets consist primarily of U.S. government and agency obligations, certificates of deposit and other fixed income obligations.

    The Company sponsors two defined benefit postretirement plans other than the pension plan that cover full time employees who have reached 45 years of age. One plan provides medical benefits and the other provides life insurance benefits. The postretirement health care plan is contributory, with retiree contributions adjusted annually and subject to certain employer contribution maximums; the life insurance plan in noncontributory. The actuarial and recorded liabilities for these postretirement benefits, none of which have been funded, are as follows at December 31, 1995 and December 31, 1994 (in thousands):

                                                       DECEMBER 31,
                                                   -------------------
                                                     1995        1994
                                                   -------     -------
Accumulated postretirement benefit obligations:
  Retirees                                         $ 1,397     $ 2,052
  Fully eligible active plan participants            1,155       1,103
  Other active plan participants                       933       1,417
                                                   -------     -------
                                                     3,485       4,572
  Unrecognized transition obligation                (2,293)     (2,436)
  Unrecognized net (loss) gain                         675        (873)
                                                   -------     -------
Accrued postretirement benefit cost                $ 1,867     $ 1,263
                                                   =======     =======

Net periodic postretirement benefit costs for 1995, 1994 and 1993 included the following components (in thousands):

                                                     1995           1994        1993
                                                     ----           ----        ----
  Amortization of unrecognized net gain (loss)       $ 55           $ 18        $ (5)
  Service cost-benefits attributed to service
  during the year                                     264            200         162
  Interest costs on accumulated postretirement
  benefit obligations                                 390            266         254
  Amortization of transition obligation
  over 20 years                                       143            143         143
                                                     ----           ----        ----
Net periodic postretirement benefit cost             $852           $627        $554
                                                     ====           ====        ====

    For measurement purposes in 1995, a 9.5% annual rate of increase in the per capita cost of covered health care benefits was assumed. The rate was assumed to decrease gradually to 5.5% for 2003 and remain at that level thereafter. In 1994, rates of 9.5% and 5% were assumed, and in 1993, rates of 12% and 5.5% were assumed. The health care cost trend rate assumption has an affect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1% in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995, by $405,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by $98,000. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% in 1995, 8.5% in 1994 and 7% in 1993.

    The Company has a non-contributory profit sharing plan covering substantially all salaried full-time employees who have been employed the required length of time. Contributions are made at the discretion of the Board of Directors and amounted to $456,000 in 1995, $413,000 in 1994 and $450,000 in 1993.

    In addition, the Company has an employee stock purchase plan that is designed to provide the employees of the Company a convenient means of purchasing common stock of the Company. Substantially all salaried, full-time employees , with the exception of Leo W. Seal, Jr., who have been employed by the Company the required length of time are eligible to participate, if they so elect. The Company contributes an amount equal to 25% of each participant's contribution, which contribution cannot exceed 5% of the employee's base pay. The Company's contribution amounted to $58,000 in 1995, $52,000 in 1994 and $45,000 in 1993.

    The postretirement plans relating to health care payments and life insurance and the stock purchase plan are not guaranteed and are subject to immediate cancellation and/or amendment. These plans are predicated on future Company profit levels that will justify their continuance. Overall health care costs are also a factor in the level of benefits provided and continuance of these postretirement plans. There are no vested rights under the postretirement health or life insurance plans.

NOTE 10--DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

    CASH, SHORT-TERM INVESTMENTS AND FEDERAL FUNDS SOLD--For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

    SECURITIES--For securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

    LOANS--The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

    DEPOSITS--The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

    LONG-TERM BONDS AND NOTES--Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

    COMMITMENTS--The fair value of commitments to extend credit was not significant.

    The estimated fair values of the Company's financial instruments are as follows at December 31, 1995 and 1994 (in thousands):

                                                                   DECEMBER 31,
                                           -----------------------------------------------------------
                                                       1995                            1994
                                           -----------------------------------------------------------
                                            CARRYING          FAIR           CARRYING           FAIR
                                             AMOUNT           VALUE           AMOUNT            VALUE
                                           ----------       ---------        ---------       ---------
Financial assets:
  Cash, short-term investments
    and federal funds sold                 $  279,551      $  279,551       $  177,882      $  177,882
  Securities available-for-sale               109,777         109,777           19,747          19,747
  Securities held-to-maturity                 738,529         749,497          847,593         828,968
  Loans                                     1,034,978       1,024,316          925,665         920,093
    Less: Reserve for loan losses             (17,391)        (17,391)         (15,372)        (15,372)
                                           ----------      ----------       ---------       ----------
    Loans, net of reserve                   1,017,587       1,006,925          910,293         904,721

Financial liabilities:
  Deposits                                 $1,927,681    $  1,932,198       $1,775,664      $1,772,827
  Federal funds purchased, etc.                66,585          66,585           54,296          54,296
  Long-term bonds                               2,035           2,014            2,955           2,700

NOTE 11--OFF-BALANCE-SHEET RISK

    In the normal course of business, the Company enters into financial instruments, such as commitments to extend credit and letters of credit, to meet the financing needs of its customers which are not reflected in the accompanying consolidated financial statements until they are funded or related fees are incurred or received. These instruments involve, to varying degrees, elements of credit risk not reflected in the consolidated balance sheets. The contract amounts of these instruments reflect the Company's exposure to credit loss in the event of nonperformance by the other party on whose behalf the instrument has been issued. The Company undertakes the same credit evaluation in making commitments and conditional obligations as it does for on-balance-sheet instruments and may require collateral or other credit support for off-balance-sheet financial instruments. These obligations are summarized below as of December 31, 1995 and 1994 (in thousands):

                                            1995        1994
                                          --------    --------
Commitments to extend credit              $209,000    $165,000
Letters of credit                            5,500      10,600

    Approximately $154,000,000 of commitments to extend credit at December 31, 1995, were at variable rates and the remainder were at fixed rates. Most commitments to extend credit at December 31, 1994, were at variable rates. The difference between the interest rates on commitments to extend credit and market rates is reflected in the consolidated financial statements over the terms of the related loans when, and if, they are made.

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

NOTE 12--CONTINGENCIES

    The Company is party to various legal proceedings arising in the ordinary course of business. In the opinion of management, after consultation with outside legal counsel, all such matters are adequately covered by insurance or, if not so covered, are not expected to have a material adverse effect on the financial condition of the Company.

NOTE 13--SUPPLEMENTAL INFORMATION

    The following is selected supplemental information for the years ended December 31, 1995, 1994, and 1993 (in thousands):

                                             1995            1994             1993
                                          -----------    ------------    -------------
Other non-interest income:
   Trust fee income                       $     2,525    $      2,500    $       2,600
Other non-interest expense:
   Deposit insurance premium expense            2,221           4,164            3,766
   Postage expense                              2,354           2,319            1,670
Interest paid                                  60,910          49,260           48,771
Income taxes paid                              13,600          10,951           11,100

NOTE 14--SUMMARIZED FINANCIAL INFORMATION OF HANCOCK HOLDING COMPANY (PARENT COMPANY ONLY)

                                 BALANCE SHEETS

                                                 December 31,

                                          ---------------------------
                                             1995            1994
                                          ----------    -------------
ASSETS:
  Investment in subsidiaries              224,137,396    $181,971,705

  Other                                        42,250         317,171
                                          ------------   ------------
                                         $224,179,646    $182,288,876
                                          ===========    ============

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Accrued expenses                              1,133         --
  Stockholders' equity                    224,178,513     182,288,876
                                          ===========    ============
                                         $224,179,646    $182,288,876
                                          ===========    ============


                             STATEMENTS OF EARNINGS

                                                                                     YEARS ENDED DECEMBER 31,

                                                                         --------------------------------------------
                                                                             1995            1994           1993
                                                                         ------------    ------------   -------------
Dividends received from subsidiaries                                     $  9,112,361    $  7,297,502    $  6,343,450
Excess equity in earnings of subsidiaries over dividends received          18,201,558      16,046,640      18,552,302
Interest and other expenses                                                  (398,472)       (327,632)        (56,738)
Income tax credit                                                             101,450         113,907          23,052
                                                                         ------------     -----------     -----------
Net earnings                                                             $ 27,016,897    $ 23,130,417    $ 24,862,066
                                                                         ============    ============    ============


                            STATEMENTS OF CASH FLOWS

                                                                                     YEARS ENDED DECEMBER 31,
                                                                         --------------------------------------------
                                                                             1995            1994            1993
                                                                         ------------    ------------    ------------
Cash Flows from Operating Activities-principally
   dividends from subsidiaries                                           $ 10,054,361    $  6,928,267    $  6,291,142
                                                                         ------------    ------------    ------------
Cash Flows from Financing Activities-principally
dividends paid                                                            (10,028,311)     (6,967,488)     (6,460,169)
                                                                         ------------    ------------    ------------
Net increase (decrease) in cash                                                26,050         (39,221)       (169,027)
Cash, Beginning                                                                74,124         113,345         282,372
                                                                         ------------    ------------    ------------
Cash, Ending                                                             $    100,174    $     74,124    $    113,345
                                                                         ============    ============    ============

                          INDEPENDENT AUDITORS' REPORT


BOARD OF DIRECTORS AND STOCKHOLDERS
HANCOCK HOLDING COMPANY
GULFPORT, MISSISSIPPI

    We have audited the accompanying consolidated balance sheets of Hancock Holding Company and subsidiaries as of December 31, 1995 and 1994, and the related statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hancock Holding Company and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP

New Orleans, Louisiana
January 12, 1996

                    HANCOCK HOLDING COMPANY AND SUBSIDIARIES
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

    The Company's net income was $27.0 million, $3.05 per share, for the year ended December 31, 1995, compared with $23.1 million, or $2.86 per share, for the year ended December 31, 1994. The increase in net income can be attributed to the acquisition of DENHAM which accounted for $1.4 million or 35 % of the $3.9 million increase and an increase in the net interest margin from an average of 4.75% in 1994 to 5.13% in 1995. The Banks' balance sheets are liability sensitive with deposits repricing faster than loans and investment securities. Non-interest income increased $3.4 million or 16.5% while non-interest expenses increased 12.1% or $8.6 million. This included the contribution by DENHAM of $2.6 million of non-interest income and $6.6 million of non-interest expenses. The provision for loan loss increased from $2 million to $4.4 million in 1995 as a result of increased loan charge-off activity and increased loan volume. The loan loss reserve balance was 1.74% of average loans and represented 326% of non-performing loan balances at December 31, 1995.

FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

    The Company's net income decreased to $23.1 million, $2.86 per share, for the year ended December 31, 1994, compared to $24.9 million, or $3.07 per share, for the year ended December 31, 1993. The merger of WASHINGTON was accounted for using the pooling-of-interest method, therefore all prior financial information has been restated. The change in net income was attributable in part to a 6% increase in non-interest expense and an 8% decline in non-interest income. Rising interest rates lowered the net interest margin causing net interest income to rise only slightly from the previous year even though earning assets grew 9%. A lower level of loan charge-offs in 1994 reduced loan loss expense from $4.6 million in 1993 to $2.0 million in 1994. The loan loss reserve balance was 1.70% of average loans in 1994 and represented 354% of non-performing loans at December 31, 1994. The net interest margin declined to 4.75% from 4.87% in 1993. The Company's balance sheet is liability sensitive as deposits tend to reprice faster than loans and investment securities. Therefore, in a rising interest rate environment the Company's net interest margin will decline.

FINANCIAL CONDITION

SECURITIES

    The Company generally purchases securities to be held to maturity, with a maturity schedule that provides ample liquidity. Securities classified as held-to-maturity are carried at amortized cost. Certain securities have been classified as available-for-sale based on management's internal assessment of the portfolio considering future liquidity and earning requirements. The December 31, 1995 book value of the held-to-maturity portfolio was $739 million and the market value was $749 million. The available-for-sale portfolio balance was $110 million at December 31, 1995.

LOANS

    Average loans outstanding increased $94 million in 1995 bringing the December 31, 1995, net loan portfolio balances to $1 billion or 51% of earning assets. Loans acquired through the transaction accounted for as a purchase amounted to $72 million or 77% of the increase. Non-performing loans were $5.3 million or less than 1% of the December 31, 1995, loan balances. Restructured loans were insignificant and the amount of interest not accrued on non-performing loans did not significantly effect earnings in 1995, 1994 or 1993. The Company generally makes loans in its market areas of South Mississippi and Southeastern Louisiana.

DEPOSITS

    Deposits increased $152 million bringing the total to $1.9 billion on December 31, 1995. Savings and time deposit balances increased 5%. Deposits acquired through the transaction accounted for as a purchase amounted to $105 million or 69% of the increase. Deposits are the Company's primary source of funds supporting its earning assets base.

LIQUIDITY

    Liquidity represents the Company's ability to provide funds to satisfy demands from depositors, borrowers and other commitments by either converting assets to cash or accessing new or existing sources of funds. The principal sources of funds which provide liquidity are customer deposits, payments of principal and interest on loans, maturities and sales of securities, earnings and borrowings. During 1994, the Company established a line of credit with the Federal Home Loan Bank in excess of $30 million, providing an additional liquidity source. At December 31, 1995, cash and due from banks, securities available-for-sale, federal funds sold and repurchase agreements were in excess of 20% of total deposits.

CAPITAL RESOURCES

    Composite ratings by the respective regulatory authorities of the Company and Banks, establish minimum capital levels. Currently, the Company and the Banks are required to maintain minimum risk-based capital ratios of 8%, with not less that 4% in Tier 1 capital. Additionally, the Company and the Banks must maintain minimum Tier 1 leverage ratios of at least 3%, subject to increase to at least 4% to 5%, depending on the composite rating. As of December 31, 1995, the Company and the Banks capital balances were in excess of current regulatory minimum requirements.

RECENT CHANGES IN FINANCIAL ACCOUNTING STANDARDS

    The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires the investment portfolio to be classified into one of three reporting categories, held-to-maturity, available-for-sale, or trading. On December 29, 1995 as permitted by A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities issued by the Financial Accounting Standards Board, the Company reclassified securities with a book value of $67,789,000 and unrealized gains of $251,000 from securities held-to-maturity to securities available-for-sale. The Company's adoption of this Statement in 1994 did not have a material effect on its financial statements.

                          GLOSSARY OF FINANCIAL TERMS

BOOK VALUE PER COMMON SHARE--Total stockholders' equity divided by common shares outstanding.

CHARGE-OFFS--Loan balances written off against the reserve for possible loan losses, once a loan is deemed to be uncollectible.

CORE DEPOSITS--Deposits that are traditionally stable, including all deposits other than time deposits of $100,000 or more.

EARNING ASSETS--Interest- or dividend-bearing assets, including loans and securities.

EARNINGS PER SHARE--Net income divided by weighted average common shares outstanding.

FEDERAL FUNDS--Generally one-day loans of excess reserves from one bank to another. When a bank buys (borrows) federal funds, these funds are called "federal funds purchased." When it sells (lends) them, they are called "federal funds sold."

FORECLOSED ASSETS--Property, including OREO, acquired because the borrower defaulted on the loan.

LEVERAGE RATIO--A ratio of equity to assets adjusted for goodwill and other disallowed intangibles.

NET INTEREST INCOME--The difference between interest income on earning assets and interest expense on interest-bearing liabilities.

NET INTEREST MARGIN--Taxable-equivalent net interest income as a percentage of average earning assets for the period.

NET INTEREST SPREAD--The difference between the yield on earning assets and the cost of funds.

NON-PERFORMING ASSETS--Non-performing loans plus foreclosed assets.

NON-PERFORMING LOANS--Loans which interest income is not currently recognized because of the borrower's financial problems (non-accrual loans), or loans which have been restructured.

OTHER REAL ESTATE OWNED (OREO)--Real estate which the bank takes or to which it assumes title in order to sell the property, obtained as the result of a loan default.

POOLING-OF-INTERESTS METHOD--An accounting method that, following a merger, restates historical financial information of the surviving company as if the two entities were always one.

PROVISION FOR LOAN LOSSES--A charge against current-period earnings which reflects actual and expected loan losses.

PURCHASE ACCOUNTING METHOD--An accounting method that adds the fair market value of assets and liabilities acquired to those of the acquirer at the time of the acquisition. Historical information of the acquirer is not restated.

RESERVE FOR LOAN LOSSES--A balance sheet account which is an estimation of future loan losses. The provision for possible loan losses is added to the reserve account each quarter. Charge-offs decrease the reserve. Recoveries on loans previously charged off increase the reserve.

RETURN ON ASSETS--Net income as a percentage of average total assets for the period. The return on assets measures profitability in terms of how efficiently assets are being utilized.

RETURN ON EQUITY--Net income as a percentage of average total equity. The return on equity measures profitability in terms of how efficiently equity or capital is being invested.

RISK-BASED CAPITAL--The amount of capital (Tier 1 plus Tier 2 capital) required by federal regulatory standards, based on a risk-weighting of assets. For example, more capital is required for an unsecured loan than for investments in U.S. Treasury securities. The minimum ratio of capital to risk-weighted assets is 8%.

TAXABLE-EQUIVALENT BASIS--The result of adding to income earned on tax-free loans and investments the amount necessary to make yields comparable to yields on taxable assets.

TIER 1 CAPITAL--Common stockholders' equity less goodwill and other disallowed intangibles.

TIER 2 CAPITAL--Tier 1 Capital, plus reserve for possible loan losses (limited to a certain percentage of risk-weighted assets).

HANCOCK HOLDING COMPANY          HANCOCK BANK OF MISSISSIPPI       HANCOCK BANK OF LOUISIANA        HANCOCK BANK OFFICES
CORPORATE OFFICERS               SENIOR MANAGEMENT                 BOARD OF DIRECTORS               WASHINGTON PARISH

J.F. Boardman, Jr., Chairman     Leo W. Seal, Jr., President and   Bruce R. Easterly                Roy Richard, President
A.F. Dantzler, Chairman,         C.E.O.                            A. Bridger Eglin                 W.C. Byrd, Executive V.P.
Executive Committee              George A. Schloegel, Vice         A.T. Furr, Jr.**                 Angie
George A. Schloegel, Vice        Chairman                          Rufus D. Hayes **                Bogalusa, Austin Street
Chairman                         Theresa M. Johnson, Executive     Richard M. Hill, M.D.            Bogalusa, Columbia Street
Leo W. Seal, Jr., President and  V.P. & Treasurer                  J.C. Keller, Sr.**               Franklinton, Eastgate
C.E.O.                           Charles A. Webb, Jr., Executive   J.B. Olinde                      Franklinton, Washington Street
Theresa M. Johnson, Executive    V.P. & Secretary                  John H. Pace                     Mount Hermon
V.P. & Treasurer                 C. Stanley Bailey, Executive      George A. Schloegel
Charles A. Webb, Jr., Executive  V.P. and C.F.O.                   Leo W. Seal, Jr.**               FIRST NATIONAL BANK
V.P. & Secretary                 James R. Ginn, V.P. & C.R.O.      Mansel S. Slaughter, Sr.**       OF DENHAM SPRINGS
C. Stanley Bailey, Executive     John M. Hairston, V.P.            Jose R. Tarajano, Sr.            BOARD OF DIRECTORS
V.P. and C.F.O.                                                    Charles A. Webb, Jr.
Robert G. Chatham, V.P. &        HANCOCK BANK OFFICES                                               Bruce R. Easterly
Auditor                          MISSISSIPPI                       **Advisory Director              Robert E. Easterly
James R. McIlwain, V.P. and                                                                         A. Bridger Eglin
General Counsel                  ONE HANCOCK PLAZA DIVISION        WASHINGTON PARISH                G.C. Mercier
James R. Ginn, V.P. & C.R.O.     Alfred G. Rath, V.P. &             ADVISORY BOARD                  John H. Pace
John M. Hairston, V.P.           Division Manager                                                   William R. Powers
Allen I. Rushing, V.P. & Sr.                                       William Arlt                     George A. Schloegel
Trust Officer                    BILOXI-OCEAN SPRINGS DIVISION     Gerald L. Foret, M.D.            Leo W. Seal, Jr.*
David L. Biliter, V.P.           G.H. English, V.P. &              Truett C. Jones                  Ruben Spillman, Sr.
                                 Division Manager                  Robert E. Magee                  Thomas L. Sullivan, Sr.
HANCOCK BANK OF MISSISSIPPI      Biloxi Main                       Roy Richard                      Huey Taylor
BOARD OF DIRECTORS AND           D'Iberville                       Ronald B. Simmons                Oscar P. Waldrep, Jr., D.D.S.
ADVISORY DIRECTORS               East Ocean Springs                Don N. Spiers                    Charles A. Webb, Jr.
                                 Edgewater                         Alcous E. Stewart                W.E. Wild, Jr.
Alton G. Bankston                Ocean Springs                     Elton Thomas
Frank E. Bertucci                Popps Ferry                       Walter E. Tisdale, D.D.S.        FIRST NATIONAL BANK
J.F. Boardman, Jr.*              St. Martin                        Donald D. White                  OF DENHAM SPRINGS
Robert E. Easterly               Vancleave                                                          MANAGEMENT
James B. Estabrook, Jr.*                                           HANCOCK BANK OF LOUISIANA
Robert P. Fant                   CENTRAL DIVISION                  MANAGEMENT                       Robert E. Easterly, Chairman,
Douglass L. Fontaine             S.S. Domino, V.P. &                                                President & C.E.O.
Donald R. Green                  Division Manager                  A. Bridger Eglin, President      Steven D. Barnett, Senior V.P.
R.K. Hollister, Jr.                   Courthouse Road              Robert E. Easterly, Chief        Robert A. Seals, Jr., Senior
Charles H. Johnson*                   Dedeaux Road                 Operating Officer                V.P.
L.A. Koenenn, Jr.*                    Long Beach                   Irwin Felps, Senior V.P.
L. Boyd Letcher, Jr.                  Lyman                        Charles Ray Pourciau, V.P.       FIRST NATIONAL BANK OFFICES
Victor Mavar*                         Mississippi City             Arnold Wethey, V.P.                   Denham Springs
T.W. Milner, Jr.*                     Northeast                                                          Albany
H.C. Moody, Jr., D.V.M.*              Norwood Village              HANCOCK BANK OFFICES                  French Settlement
Roy Newman                            Pineville Road               EAST BATON ROUGE PARISH               South Range
Robert J. Occhi                       U.S. Naval CBCenter                                                Springfield
Gordon L. Redd, Jr.                   U.S. Naval Home              Irwin Felps, Senior V.P.              Walker
Robert M. Riemann                     WalMart SuperCenter          Charles Ray Pourciau, V.P.            Watson
George A. Schloegel*                                                   Airline
Leo W. Seal, Jr.*                EASTERN DIVISION                      Baker                        SUBSIDIARIES
Christine L. Smilek              T. Moreno Jones, Senior V.P. &        Bluebonnet
George T. Watson                 Division Manager                      Broadmoor                    HANCOCK INSURANCE AGENCY
Charles A. Webb, Jr.                  Bayou Casotte                    Brownfields                  Betsy Ashman, V.P.
                                      Doctors Plaza                    Central
*Hancock Holding Company              Escatawpa                        College                      HANCOCK MORTGAGE CORPORATION
Director                              Gautier                          Coursey                      Diane Havard, V.P.
                                      Kreole                           Essen
PEARL RIVER COUNTY                    Market Street                    Florida East                 HANCOCK INVESTMENT SERVICES,
ADVISORY BOARD                        Moss Point                       Greenwell Springs            INC.
                                      Pascagoula Main                  Highland                     David L. Biliter, President
L. Hudson Holliday                    Triangle                         Mid-City
Oren C. Smith                         Vancleave                        One American Place           HARRISON FINANCE COMPANY
B.J. Stegall                                                           Plank                        Betsy Ashman, V.P.
P.A. Tims, Jr.                   WESTERN DIVISION                      Sherwood
David F. Travis                  L. Clinton Necaise, V.P. &            Tara                              GULFPORT
Jon Williams                     Division Manager                      Wooddale                          Don Norris, Assistant V.P.
                                      Bay St. Louis Main                                                 & Manager
JACKSON COUNTY ADVISORY BOARD         Bay 90
                                      Diamondhead                                                        PICAYUNE
Thad R. Brumfield, Jr.                Kiln                                                               H.G. Dean, Jr., Assistant
M. Duane Cronier                      Pass Christian                                                     V.P. & Manager
Douglass L. Fontaine                  Stennis Space Center
R.K. Hollister, Jr.                   Waveland                                                           PASCAGOULA
James R. Horne                                                                                           Buford L. Tolbert,
Theresa M. Johnson               PEARL RIVER DIVISION                                                    Assistant V.P. & Manager
T. Moreno Jones                  Edward L. Hilliard, V.P. &
W.P. Keene                       Division Manager
Harry D. Lane                         Picayune Downtown
John A. McKinney                      Picayune Northside
Carl A. Megehee                       Picayune Southside
                                      Picayune West Canal
                                      Poplarville





                                                                              26