Form 10-K405, Exhibit 13
period 1996-12-31
HANCOCK HOLDING CO
filed 1997-03-28
CIK 750577

HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                       FINANCIAL HIGHLIGHTS

Amounts in thousands (except per share data)

                                       1996           1995     % CHANGE
                                   -------------------------------------
EARNINGS STATEMENT DATA:
Net interest income                $  106,719     $  100,367       6.33
Provision for loan losses               6,154          4,425      39.07
Earnings before income taxes           46,773         40,082      16.69
Net earnings                           31,603         27,017      16.97

PER SHARE DATA:
Net earnings*                      $     3.08     $     2.65      16.23
Cash dividends paid*                     0.88           0.84       4.76
Book value (period end)                 24.42          21.95      11.25
Weighted average shares outstanding    10,277         10,181       0.94
Shares outstanding 12/31               10,725         10,213       5.02

BALANCE SHEET DATA (PERIOD END):
Securities                         $  901,592     $  848,306       6.31
Net loans                           1,173,967      1,034,978      13.41
Reserve for loan losses                19,800         17,391      13.85
Total assets                        2,289,582      2,234,286       2.47
Total deposits and deposit
  related liabilities               2,014,185      1,991,069       1.16
Long-term bonds                         1,050          2,035     (48.40)
Total stockholders' equity            261,938        224,179      16.84

BALANCE SHEET DATA (AVERAGE
  FOR THE YEAR):
Securities                         $  903,386     $  895,150       0.92
Net loans                           1,083,165      1,000,907       8.22
Reserve for loan losses                17,670         16,532       6.88
Total assets                        2,285,877      2,215,526       3.18
Total deposits and deposit
  related liabilities               2,027,105      1,949,024       4.01
Long-term bonds                         1,795          2,799     (35.87)
Total stockholders' equity            230,051        215,734       6.64

PERFORMANCE RATIOS (%):
Return on average assets                 1.38           1.22      13.11
Return on average stockholders'
  equity                                13.74          12.50       9.92
Reserve for loan losses to
  period end loans                       1.69           1.68       0.60
Reserve for loan losses to
  non-performing loans                 681.58         325.86     109.16
Net charge-offs to period-end
  loans                                  0.37           0.35       5.71
Net interest margin                      5.20           5.13       1.36

                                                                 REGULATORY
CAPITAL RATIOS (%):                                             REQUIREMENT
Primary capital                          11.11       10.03            --
Tier 1 leverage                          10.37        9.28            3%
Tier 1 risk-based                        18.03       17.69            4%
Total risk-based                         19.02       18.64            8%

* THE EARNINGS AND CASH DIVIDENDS PAID PER COMMON SHARE ARE BASED
ON THE WEIGHTED AVERAGE NUMBER OF SHARES AFTER GIVING RETROACTIVE
EFFECT FOR A 15% STOCK DIVIDEND IN DECEMBER 1996. ACTUAL CASH
DIVIDENDS PAID IN 1996 AND 1995 WERE $1.00 AND $0.96,
RESPECTIVELY.

             HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                     DESCRIPTION OF BUSINESS

     Hancock Holding Company (the "Company") is a bank holding company headquartered in Gulfport, Mississippi with total consolidated assets of approximately $2.3 billion at December 31, 1996. The Company operates a total of 79 banking offices and over 100 automated teller machines ("ATMs") in the states of Mississippi and Louisiana through two wholly-owned bank subsidiaries, Hancock Bank, Gulfport, Mississippi and Hancock Bank of Louisiana, Baton Rouge, Louisiana (the "Banks").
     The Banks are community oriented and focus primarily on offering commercial, consumer and mortgage loans and deposit services to individuals and small to middle market businesses in their respective market areas. The Company's operating strategy is to provide its customers with the financial sophistication and breadth of products of a regional bank, while successfully retaining the local appeal and level of service of a community bank.

SUMMARY OF QUARTERLY OPERATING RESULTS



































                                        1996                                   1995
                         -----------------------------------------  ----------------------------------------
                          FIRST        SECOND      THIRD   FOURTH     FIRST     SECOND    THIRD    FOURTH
                         -----------------------------------------  ----------------------------------------
                                                  (Amounts in thousands, except per share data)

Interest income          $42,320      $42,432     $43,138   $43,633   $38,286   $40,403   $41,304   $41,537
Interest expense          16,152       16,104      15,979    16,569    14,181    15,256    15,897    15,829
                         -----------------------------------------------------------------------------------
Net interest income       26,168       26,328      27,159    27,064    24,105    25,147    25,407    25,708

Provision for loan
  losses                   1,004          797       1,036     3,317       175     1,002     1,140     2,108
Earnings before income
  taxes                   11,623       11,934      12,005    11,211    10,122     9,878    10,080    10,002
Net earnings               7,768        8,032       8,082     7,721     6,780     6,612     6,719     6,906
Earnings per share       $  0.76      $  0.79     $  0.79   $  0.74   $  0.66   $  0.65   $  0.66   $  0.68





















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

                                         RESTATED*
                              ------------------------------
                                                  CASH        ACTUAL CASH
                              HIGH    LOW         DIVIDENDS   DIVIDENDS
                              SALE    SALE        PAID        PAID
                              --------------------------------------------
1996
     1st Quarter              $32.83  $31.09      $0.22       $0.25
     2nd Quarter              $35.22  $31.09      $0.22       $0.25
     3rd Quarter              $35.00  $31.52      $0.22       $0.25
     4th Quarter              $42.50  $32.61      $0.22       $0.25

1995
     1st Quarter              $26.30  $25.00      $0.20       $0.23
     2nd Quarter              $27.50  $25.44      $0.20       $0.23
     3rd Quarter              $31.52  $26.74      $0.22       $0.25
     4th Quarter              $32.62  $30.88      $0.22       $0.25

* THE FIGURES PRESENTED HAVE BEEN RESTATED TO REFLECT THE
RETROACTIVE EFFECT OF A 15% STOCK DIVIDEND PAID IN
DECEMBER 1996.

     On January 2, 1997, the high and low sale prices of the Company's common stock as reported on the NASDAQ National Market System were $41.00 and $40.00, respectively.
     The principal source of funds to the Company to pay cash dividends are the earnings of the Bank subsidiaries. Consequently, dividends are dependent upon earnings, capital needs, regulatory policies and other policies affecting the Banks. For example, federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Dividends paid to the Company by Hancock Bank are subject to approval by the Commissioner of Banking and Consumer Finance of the State of Mississippi. The Company's management does not expect regulatory restrictions to affect its policy of paying cash dividends, although no assurance can be given that Hancock Holding Company will continue to declare and pay regular quarterly cash dividends on its common stock. The Company, however, has paid regular cash dividends since 1937.


             HANCOCK HOLDING COMPANY AND SUBSIDIARIES
      CONSOLIDATED SUMMARY OF SELECTED FINANCIAL INFORMATION

Amounts In Thousands (except for per share data)




                                                          YEARS ENDED DECEMBER 31,
                                       ------------------------------------------------------------------------
                                            1996            1995          1994           1993           1992
                                       ------------------------------------------------------------------------

INTEREST INCOME:
Interest and Fees on Loans              $  107,080     $   97,626    $    82,563     $   80,176     $   80,434
Income on Federal Funds Sold                 5,580          5,820          3,832          3,603          4,196
Interest & Dividends on Investments         58,863         58,083         49,884         49,936         53,898
                                        ------------------------------------------------------------------------
Total Interest Income                      171,523        161,529        136,279        133,715        138,528
                                        ------------------------------------------------------------------------

INTEREST EXPENSE:
Interest on Deposits                        60,625         57,612         48,193         46,935         54,649
Interest on Federal Funds Purchased and
  securities purchased under agreements
  to resell                                  4,013          3,082          1,472          1,021          1,408
Interest on Bonds, Notes and Other             166            468            332            440            652
                                        ------------------------------------------------------------------------

Total Interest Expense                      64,804         61,162         49,997         48,396         56,709
                                        ------------------------------------------------------------------------

NET INTEREST INCOME                        106,719        100,367         86,282         85,319         81,819
Provision for Loan Losses                    6,154          4,425          1,998          4,632          7,978
                                        ------------------------------------------------------------------------

NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                          100,565         95,942         84,284         80,687         73,841
Other Income                                26,460         23,956         20,557         22,153         21,225
Other Expenses                              80,252         79,816         71,218         67,450         65,935
                                        ------------------------------------------------------------------------

Earnings before Income Taxes                46,773         40,082         33,623         35,390         29,131
Income Taxes                                15,170         13,065         10,493         10,528          7,721
                                        ------------------------------------------------------------------------

NET EARNINGS                            $   31,603     $   27,017     $   23,130     $   24,862     $   21,410
                                        ========================================================================

PER COMMON SHARE:
Net Earnings*                           $     3.08     $     2.65     $     2.48     $     2.67     $     2.30
Cash Dividends Paid*                          0.88           0.84           0.80           0.78           0.59
Weighted Average Number of Shares           10,277         10,181          9,314          9,307          9,307

RETURN ON AVERAGE ASSETS                      1.38%          1.22%          1.13%          1.27%          1.17%
DIVIDEND PAYOUT                              28.90%         31.45%         32.21%         29.29%         25.70%

BALANCE SHEET DATA DECEMBER 31:
Total Assets                            $2,289,582     $2,234,286     $2,026,929     $1,988,125     $1,899,709
Total Deposits and Deposit
  Related Liabilities                    2,014,185      1,991,069      1,800,810      1,790,338      1,712,864
Total Long-Term Debt & Capital Notes         1,050          2,035          2,955          4,300          5,727
Stockholders' Equity                       261,938        224,179        182,277        166,712        148,822


















* THE EARNINGS AND CASH DIVIDENDS PAID PER COMMON SHARE ARE BASED ON THE WEIGHTED AVERAGE NUMBER OF SHARES AFTER GIVING RETROACTIVE EFFECT FOR A 15% STOCK DIVIDEND IN DECEMBER 1996. ACTUAL CASH DIVIDENDS PAID IN 1996, 1995, 1994, 1993 AND 1992 WERE $1.00,
$0.96, $0.92, $0.90 AND $0.68, RESPECTIVELY.

     On April 29, 1994, the Company merged Hancock Bank of Louisiana, a wholly-owned subsidiary of the Company, with First State Bank and Trust Company of East Baton Rouge Parish, Baker, Louisiana (Baker). On February 1, 1995, the Company merged Hancock Bank of Louisiana with Washington Bank and Trust Company, Franklinton, Louisiana (Washington). These mergers were accounted for using the pooling-of-interests method, and, therefore, all prior years' financial information has been restated. On January 13, 1995, the Company acquired First Denham Bancshares, Inc., Denham Springs, Louisiana, which owned 100% of the stock of First National Bank of Denham Springs (Denham). This acquisition was accounted for using the purchase method and the results of operations since the date of acquisition have been included in the consolidated statements of earnings. On November 15, 1996, the Company acquired Community Bancshares, Inc., Independence, Louisiana, which owned 100% of the stock of Community State Bank (Community). This acquisition was accounted for using the purchase method and results of operations since the date of acquisition have been included in the consolidated statements of earnings.

             HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                   CONSOLIDATED BALANCE SHEETS

                                                    DECEMBER 31,
                                             -------------------------
                                                 1996             1995
                                             -------------------------

ASSETS:
Cash and due from banks (non-interest
  bearing)                                 $  119,483,272   $ 124,276,406
Interest bearing time deposits with other
  banks                                         2,945,001       1,550,001
Securities available-for-sale
  (amortized cost of $98,567,000 and
  $109,297,000)                                97,594,689     109,776,725
Securities held-to-maturity
  (market value of $806,710,000 and
  $749,497,000)                               803,997,535     738,528,901
Federal funds sold                             12,000,000     153,725,000
Loans                                       1,198,769,903   1,061,633,083
Less:
Reserve for loan losses                       (19,800,000)    (17,390,847)
Unearned income                               (24,803,151)    (26,655,590)
                                           -------------------------------
Loans, net                                  1,154,166,752   1,017,586,646
Property and equipment                         40,412,254      38,746,085
Other real estate                               1,875,683       1,085,569
Accrued interest receivable                    20,188,062      19,360,385
Other assets                                   36,918,982      29,650,269
                                           -------------------------------
TOTAL ASSETS                               $2,289,582,230  $2,234,285,987
                                           ===============================

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
  Non-interest bearing demand              $  432,963,782   $ 468,445,574
  Interest bearing savings, NOW, money
   market and other time                    1,493,612,581   1,459,235,318
                                           -------------------------------
Total Deposits                              1,926,576,363   1,927,680,892
Securities sold under agreements to
  repurchase                                   87,609,038      63,387,783
Federal funds purchased                                --       3,197,530
Other liabilities                              12,408,884      13,806,265
Long-term bonds                                 1,050,000       2,035,000
                                           -------------------------------
TOTAL LIABILITIES                           2,027,644,285   2,010,107,470

COMMITMENTS AND CONTINGENCIES                          --              --

STOCKHOLDERS' EQUITY:
Common stock - $3.33 par value per share;
  20,000,000 shares authorized, 10,887,302
  and 10,375,241 shares issued
  and outstanding                             36,254,716      30,043,090
Capital surplus                              194,499,422     130,000,000
Undivided profits                             31,816,568      63,823,349
Unrealized gain (loss) on securities
  available-for-sale, net of deferred taxes     (632,761)        312,078
                                           -------------------------------
TOTAL STOCKHOLDERS' EQUITY                 $ 261,937,945   $  224,178,517
                                           -------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY                                   $2,289,582,230  $2,234,285,987
                                           ===============================




See notes to consolidated financial statements.

                 HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF EARNINGS

                                        YEARS ENDED DECEMBER 31,
                                 -------------------------------------
                                   1996           1995           1994
                                 -------------------------------------

INTEREST INCOME:
Interest and fees on loans    $107,079,501   $ 97,626,040   $ 82,562,712
Interest on:
U.S. Treasury securities        13,567,085     14,567,927     17,168,143
Obligations of other U.S.
  government agencies           34,885,873     33,726,484     24,771,874
Obligations of states and
  political subdivisions         3,543,436      3,526,973      3,193,334
Interest on federal funds sold   5,580,275      5,820,225      3,831,582
Interest on time deposits and
  other                          6,866,644      6,261,921      4,752,102
                              --------------------------------------------
Total Interest Income          171,522,814    161,529,570    136,279,747
                              --------------------------------------------

INTEREST EXPENSE:
Interest on deposits            60,624,862     57,612,465     48,192,868
Interest on securities sold
  under agreements to
  repurchase and federal
  funds purchased                4,013,259      3,081,896      1,471,992
Interest on bonds and notes        165,840        468,029        332,051
                              --------------------------------------------
Total interest expense          64,803,961     61,162,390     49,996,911
                              --------------------------------------------

NET INTEREST INCOME            106,718,853    100,367,180     86,282,836
Provision for loan losses        6,153,753      4,424,701      1,998,367
                              --------------------------------------------

NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES    100,565,100     95,942,479     84,284,469
                              --------------------------------------------

NON-INTEREST INCOME:
Service charges on
  deposit accounts              16,877,678     15,040,119     12,389,600
Other service charges,
  commissions and fees           4,412,938      4,693,062      5,565,439
Securities gains (losses)           30,531        (49,121)            --
Other                            5,139,145      4,271,598      2,602,392
                              --------------------------------------------
Total non-interest income       26,460,292     23,955,658     20,557,431
                              --------------------------------------------

NON-INTEREST EXPENSE:
Salaries and employee benefits  42,384,113     41,319,402     36,550,246
Net occupancy expense of
  premises                       4,263,421      3,751,201      3,541,259
Equipment rentals,
  depreciation and maintenance  10,510,300      9,968,619      9,710,148
Other                           23,094,554     24,777,018     21,416,772
                              --------------------------------------------
Total non-interest expense      80,252,388     79,816,240     71,218,425
                              --------------------------------------------

EARNINGS BEFORE INCOME TAXES    46,773,004     40,081,897     33,623,475

INCOME TAXES                    15,170,000     13,065,000     10,493,058
                              --------------------------------------------
NET EARNINGS                   $31,603,004    $27,016,897    $23,130,417
                              ============================================
NET EARNINGS PER COMMON SHARE        $3.08          $2.65          $2.48
                              ============================================




See notes to consolidated financial statements.



                                        HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                      YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                           COMMON STOCK
                                        ----------------------                                UNREALIZED GAIN (LOSS)
                                        SHARES                       CAPITAL     UNDIVIDED         ON SECURITIES
                                        ISSUED        AMOUNT         SURPLUS     PROFITS      AVAILABLE-FOR SALE
                                       --------------------------------------------------------------------------------

BALANCE, JANUARY 1, 1994                8,247,851   $27,465,344   $98,168,834   $41,077,931          $        --
Unrealized gain on securities
  available-for-sale                                                                                     384,800
Net earnings                                                                     23,130,417
Cash dividends - $.80 per share                                                  (6,967,488)
Cash dividends paid by Baker                                                        (86,625)
Cash dividends paid by Washington                                                  (323,376)
Transfer from undivided profits                                     5,774,248    (5,774,248)
Change in unrealized gain (loss) on
  securities available-for-sale                                                                         (799,870)
Sale of common stock by subsidiary                                    226,918
                                        --------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1994              8,247,851    27,465,344    104,170,000    51,056,611            (415,070)
Net earnings                                                                      27,016,897
Cash dividends - $.84 per share                                                   (8,661,027)
Change in unrealized gain (loss) on
  securities available-for-sale                                                                          727,148
Acquisition of Denham accounted
  for as a purchase                       774,098     2,577,746     20,240,868
Transfer from undivided profits                                      5,589,132    (5,589,132)
                                        --------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995              9,021,949    30,043,090    130,000,000    63,823,349             312,078
Net Earnings                                                                      31,603,004
Cash dividends - $.88 per share                                                   (9,134,130)
Change in unrealized gain (loss) on
  securities available-for-sale                                                                         (944,839)
15% Stock dividend                      1,351,960     4,502,027    49,914,363    (54,475,655)
Acquisition of Community accounted
  for as a purchase                       513,393     1,709,599    14,585,059
                                        -------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996             10,887,302   $36,254,716  $194,499,422    $31,816,568          $ (632,761)
                                        ===============================================================================


See notes to consolidated financial statements.



                                        HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                          CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           YEARS ENDED DECEMBER 31,
                                                            ----------------------------------------------------
                                                                 1996           1995                   1994
                                                            ----------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings                                                $ 31,603,004        $ 27,016,897        $ 23,130,417
Adjustments to reconcile net earnings to net
  cash provided by operating activities:
Depreciation                                                   4,818,532           4,343,507           4,440,327
Provision for loan losses                                      6,153,753           4,424,701           1,998,367
Deferred income taxes (credit)                                  (754,000)           (790,000)           (519,611)
Losses (gains) on sales of securities                            (30,531)             49,121                  --
Increase in interest receivable                                 (117,042)         (1,130,794)         (2,385,935)
Amortization of intangible assets                              2,230,082           2,450,553           1,473,756
(Decrease) increase in interest payable                         (215,863)          1,869,527             759,623
Other - net                                                     (734,320)            860,087            (470,406)
                                                            -----------------------------------------------------------
Net cash provided by Operating Activities                     42,953,615          39,093,599          28,426,538
                                                            -----------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Net (decrease) increase in interest bearing time deposits    (10,455,862)           (100,000)            624,000
Proceeds from maturities of securities held-to-maturity      372,251,124         394,491,517         279,469,817
Purchases of securities held-to-maturity                    (375,169,554)       (363,531,311)       (359,108,402)
Proceeds from sales and maturities of securities
  available-for-sale                                          25,122,385          10,164,925           1,035,000
Purchase of securities available-for-sale                    (34,102,782)         (1,831,268)                 --
Net decrease (increase) in federal funds sold and securities
  purchased under agreements to resell                       147,175,000         (96,725,000)         63,290,000
Net increase in loans                                       (109,554,135)        (39,410,863)         (6,321,335)
Purchase of property and equipment, net                       (5,029,439)         (3,460,209)         (3,900,479)
Proceeds from sales of other real estate                       1,169,568             628,300           1,660,589
Net cash received in connection with purchase transactions       201,830           7,872,000                  --
                                                            ----------------------------------------------------------
Net cash provided by (used in) Investing Activities           11,608,135         (91,901,909)        (23,250,810)
                                                            ----------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (decrease) increase in deposits                          (70,200,214)         54,419,827          16,474,901
Dividends paid                                                (9,193,395)         (8,661,027)         (7,377,489)
Repayments of long-term bonds and notes                         (985,000)           (920,000)         (1,345,000)
Net increase in federal funds purchased, securities sold under
  agreements to repurchase and other temporary funds          21,023,725          11,713,955           8,497,427
                                                            ----------------------------------------------------------
Net cash (used in) provided by Financing Activities          (59,354,884)         56,552,755          16,249,839
                                                            ----------------------------------------------------------





NET (DECREASE) INCREASE IN CASH AND DUE FROM BANKS            (4,793,134)          3,744,445          21,425,567
CASH AND DUE FROM BANKS, BEGINNING                           124,276,406         120,531,961          99,106,394
                                                            ---------------------------------------------------------
CASH AND DUE FROM BANKS, ENDING                             $119,483,272        $124,276,406        $120,531,961
                                                            =========================================================

SUPPLEMENTAL INFORMATION
Income Taxes Paid                                           $ 17,185,000        $ 13,600,000        $ 10,951,000
Interest Paid                                                 65,019,824          60,910,863          49,260,288

See notes to consolidated financial statements.

             HANCOCK HOLDING COMPANY AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     DESCRIPTION OF BUSINESS-- Hancock Holding Company (the "Company") is a bank holding company headquartered in Gulfport, Mississippi operating in the states of Mississippi and Louisiana through two wholly-owned bank subsidiaries, Hancock Bank, Gulfport, Mississippi and Hancock Bank of Louisiana, Baton Rouge, Louisiana (the "Banks").
     The Banks are community oriented and focus primarily on offering commercial, consumer and mortgage loans and deposit services to individuals and small to middle market businesses in their respective market areas. The Company's operating strategy is to provide its customers with the financial sophistication and breadth of products of a regional bank, while successfully retaining the local appeal and level of service of a community bank.
     CONSOLIDATION-- The consolidated financial statements of the Company include the accounts of the Company, the Banks, and other subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.
     USE OF ESTIMATES-- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
     SECURITIES-- Securities have been classified into one of three categories: Trading, Available-for-Sale, or Held-to-Maturity. Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates this classification periodically. Trading account securities are held for resale in anticipation of short-term market movements. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities not classified as held-to-maturity or trading are classified as available-for-sale. The Company had no trading account securities during the three years ended December 31, 1996. Held-to-maturity securities are stated at amortized cost. Available-for-sale securities are stated at market value, with unrealized gains and losses, net of income taxes, reported as a separate component of stockholders' equity until realized.
     The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security. Amortization, accretion and accrued interest are included in interest income on securities. Realized gains and losses, and declines in value judged to be other than temporary, are included in net securities gains. Gains and losses on the sale of securities available-for-sale are determined using the specific-identification method.
     RESERVE FOR LOAN LOSSES-- The reserve for loan losses is a valuation account available to absorb probable losses on loans. All losses are charged to the reserve for loan losses when the loss actually occurs or when a determination is made that a loss is likely to occur; recoveries are credited to the reserve for loan losses at the time of recovery. Periodically during the year management estimates the likely level of future losses to determine whether the reserve is adequate to absorb reasonable anticipated losses in the existing portfolio based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions. Based on these estimates, the reserve for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries).
     PROPERTY AND EQUIPMENT-- Property and equipment are recorded at amortized cost. Depreciation is computed principally by the straight-line method based on the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the term of the lease or the asset's useful life.
     INTANGIBLE ASSETS-- Intangible assets, which amounted to $24,582,000 and $16,865,000 at December 31, 1996 and 1995,
respectively, include the values assigned to the core deposits of acquired banks which are being amortized over lives ranging from six to seven years using accelerated methods, and goodwill which is being amortized over fifteen years.
     OTHER REAL ESTATE-- Other real estate acquired through foreclosure and bank acquisitions is stated at the lower of cost or fair market value, net of the costs of disposal. When a reduction to fair market value is required, it is charged to the reserve for loan losses at the time of foreclosure and any subsequent adjustments are charged to expense.
     LOANS-- Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan. Interest on commercial and real estate mortgage loans is recorded as income based upon the principal amount outstanding. Unearned income on installment loans is credited to operations based on a method which approximates the interest method. Where doubt exists as to collectability of a loan, the accrual of interest is discontinued and payments received are applied first to principal. Upon such discontinuances, all unpaid accrued interest is reversed. Interest income is recorded after principal has been satisfied and as payments are received.
     The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company's impaired loans include troubled debt restructurings, and performing and non-performing major loans in which full payment of principal or interest is not expected. Non-major homogenous loans, which are evaluated on an overall basis, generally include all loans under $500,000. The Company calculates a reserve required for impaired loans based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of its collateral. Generally, loans of all types which become 90 days delinquent are in the process of collection through repossession, foreclosure or have been deemed currently uncollectible. Loans deemed currently uncollectible are charged-off against the reserve account. As a matter of policy, loans are placed on a non-accrual status where doubt exists as to collectability.
     TRUST FEES-- Trust fees are recorded when received, which is the general practice within the banking industry.
     INCOME TAXES-- Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable income and pre-tax financial income and between the tax basis of assets and liabilities and their reported amounts in the financial statements. Deferred taxes on temporary differences are calculated at the currently enacted tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.
     STOCK OPTIONS-- The Company applies APB Opinion No. 25 and related interpretations in accounting for it's stock options. Accordingly, no compensation cost has been recognized.
     NET EARNINGS PER COMMON SHARE-- Net earnings per share of common stock is computed by dividing net earnings by the weighted average number of shares of common stock outstanding during the period, after giving retroactive effect to stock dividends and shares issued in acquisitions accounted for as pooling-of-interests.
     CASH-- For the purpose of presentation in the Statements of Cash Flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and Due from Banks".

NOTE 2-- ACQUISITIONS
POOLINGS
     On April 29, 1994, the Company merged Hancock Bank of Louisiana, a wholly-owned subsidiary of the Company, with First State Bank and Trust Company of East Baton Rouge Parish, Baker, Louisiana (Baker). The merger was consummated by the exchange of all outstanding common stock of Baker in return for approximately 606,000 shares (adjusted for a 15% stock dividend in 1996) of common stock of the Company. The merger was accounted for using the pooling-of-interests method, therefore, all prior years' financial information has been restated. Net interest income and net earnings of Baker were $992,000 and $248,000 for the period from January 1, 1994 through April 29, 1994, respectively.
     On February 1, 1995, the Company merged Hancock Bank of Louisiana, a wholly-owned subsidiary of the Company, with Washington Bank and Trust Company, Franklinton, Louisiana (Washington). The merger was consummated by the exchange of all outstanding common stock of Washington in return for approximately 624,000 shares (adjusted for a 15% stock dividend in 1996) of common stock of the Company. The merger was accounted for using the pooling-of-interests method, therefore, all prior years' financial information has been restated. Net interest income and net earnings of Washington were $372,000 and $114,000 for the period from January 1, 1995 to January 31, 1995, respectively, and $4,232,000 and $1,335,000 for the year ended December 31, 1994, respectively.

PURCHASES
     On January 13, 1995, the Company acquired First Denham Bancshares, Inc. for approximately $4,000,000 cash and 890,000 shares (adjusted for a 15% stock dividend in 1996) of common stock of the Company. First Denham Bancshares, Inc. owned 100% of the stock of First National Bank of Denham Springs (Denham). The acquisition was accounted for using the purchase method and the results of operations since January 13, 1995 are included in the consolidated statements of earnings. The excess of the purchase price over the value of the net tangible assets acquired was assigned to goodwill and is being amortized over 15 years.
     On November 15, 1996, the Company acquired Community Bancshares, Inc., Independence, Louisiana which owned 100% of the stock of Community State Bank (Community) for approximately $5,000,000 cash and 513,000 shares (adjusted for a 15% stock dividend in 1996) of common stock of the Company. The acquisition was accounted for using the purchase method and the results of operations since November 15, 1996 are included in the consolidated statements of earnings. The excess of the purchase price over the value of the net tangible assets acquired was assigned to goodwill and is being amortized over 15 years.
     The following unaudited proforma consolidated results of operations give effect to the acquisitions of Denham and Community as though they had occurred on January 1, 1994 (amounts in thousands, except for per share amounts):






                                           YEARS ENDED DECEMBER 31,
                                        -----------------------------------
                                          1996        1995          1994
                                        -----------------------------------
Interest income                         $177,428    $167,275     $150,786
Interest Expense                         (67,297)    (63,772)     (54,039)
Provision for loan losses                 (6,154)     (4,425)      (2,211)
                                        -----------------------------------
Net interest income after provision
  for loan losses                        103,977      99,078       94,536
Net earnings                            $ 32,196    $ 27,977     $ 25,667
Net earnings per common share              $3.00       $2.65        $2.41

     The unaudited proforma information is not necessarily indicative either of results of operations that would have occurred had the purchases been made as of January 1, 1994 or of future results of operations of the combined companies.

     In connection with the 1996 and 1995 acquisitions, liabilities were assumed as follows (in thousands):

                                        1996        1995
                                      ---------------------
Fair value of tangible and
  intangible assets, excluding cash   $ 96,623    $120,407
Cash acquired, net of amount paid          202       7,872
Market value of common stock issued    (16,295)    (22,819)
                                      ---------------------
Liabilities assumed                   $ 80,530    $105,460
                                      =====================

SUBSEQUENT ACQUISITION
     On January 17, 1997, the Hancock Bank of Louisiana will acquire Southeast National Bank, Hammond, Louisiana (Southeast). The acquisition will be in return for approximately $3,700,000 cash and 105,000 shares of common stock of the Company. The acquisition will be accounted for using the purchase method. Southeast had total assets of approximately $40,000,000 (unaudited) and stockholders' equity of approximately $4,000,000 (unaudited) as of December 31, 1996 and net earnings of approximately $500,000 (unaudited) for the year then ended.The results of operations of Southeast will be included in the 1997 consolidated statements of earnings from the date of acquisition.
     Following is certain selected unaudited proforma combined financial information as of December 31, 1996, and for the year then ended, assuming that the acquisitions referred to in this and the preceding note had been effective January 1, 1996
(in thousands except per share data):

          Total Assets           $2,330,000
          Stockholders' Equity      266,000
          Net Interest Income       108,300
          Net Earnings               31,900
          Net Earnings Per Share      $3.08

NOTE 3--SECURITIES
     The book and market values of securities classified as available-for-sale as of December 31, 1996 and 1995 were as follows (in thousands):








                                             DECEMBER 31, 1996                       DECEMBER 31, 1995
                         -----------------------------------------------   ---------------------------------------------
                                   GROSS          GROSS                              GROSS          GROSS
                         BOOK      UNREALIZED     UNREALIZED     MARKET    BOOK      UNREALIZED     UNREALIZED   MARKET
                         VALUE     GAINS          LOSSES         VALUE     VALUE     GAINS          LOSSES       VALUE
                         -----------------------------------------------   ---------------------------------------------

U.S. Treasury
  securities             $   499   $  3           $   --         $   502   $  1,493  $    2         $  3      $  1,492
Other U.S. gov.
  obligations             53,802    120              501          53,421     61,470     659          353        61,776
Municipal obligations        923      2               --             925        962       5           --           967
Other securities              --     --               --              --        544      --           52           492
Mortgage-backed
  securities               5,373    317              391           5,299      5,140     101           21         5,220
CMOs                      33,038    111              633          32,516     34,695     372          230        34,837
Equity securities          4,932     --               --           4,932      4,993      --           --         4,993
                         -----------------------------------------------------------------------------------------------
                         $98,567   $553           $1,525         $97,595   $109,297  $1,139         $659      $109,777
                         ===============================================================================================

















     The book value and market value of the debt securities classified as available-for-sale at December 31, 1996, by estimated maturity, were as follows (in thousands):

                                   BOOK VALUE     MARKET VALUE
                                   -----------------------------
Due in one year or less            $ 4,029        $ 3,939
Due after one year through five
  years                             17,403         17,149
Due after five years through
  ten years                         15,908         15,753
Due after ten years                 56,295         55,822
                                   ----------------------------
                                   $93,635        $92,663
                                   ============================

     The book and market values of securities classified as held-to-maturity as of December 31, 1996 and 1995, were as follows (in thousands):
































                                                  DECEMBER 31, 1996                  DECEMBER 31, 1995
                              ----------------------------------------------    ----------------------------------------
                                        GROSS          GROSS                              GROSS       GROSS
                              BOOK      UNREALIZED     UNREALIZED     MARKET    BOOK      UNREALIZED  UNREALIZED MARKET
                              VALUE     GAINS          LOSSES         VALUE     VALUE     GAINS       LOSSES     VALUE
                              ----------------------------------------------    ----------------------------------------

U.S. Treasury securities      $175,171  $1,990         $   60         $177,101  $239,892  $  4,074    $   70   $243,896
Other U.S. gov. obligations    338,796     618          1,863          337,551   317,140     1,977       417    318,700
Municipal obligations           66,367   2,088             47           68,408    56,961     2,319     1,232     58,048
Other securities                    --      --             --               --    11,027     1,891        --     12,918
Mortgage-backed securities      87,991     498            222           88,267    50,427     3,881     1,706     52,602
CMOs                           135,673     300            590          135,383    63,082       301        50     63,333
                              ------------------------------------------------------------------------------------------
                              $803,998  $5,494         $2,782         $806,710  $738,529  $ 14,443    $3,475   $749,497
                              ==========================================================================================























     The book value and market value of securities classified as held-to-maturity as of December 31, 1996, by contractual maturity, were as follows (in thousands):

                                   BOOK VALUE     MARKET VALUE
                                   ----------------------------
Due in one year or less            $ 99,189       $ 99,328
Due after one year through five
  years                             227,023        227,834
Due after five years through
  ten years                         249,010        248,796
Due after ten years                 228,776        230,752
                                   ---------------------------
                                   $803,998       $806,710
                                   ===========================


     Proceeds from sales of securities were $20,425,000 in 1996 and $9,435,000 in 1995. Gross gains of $178,000 in 1996 and
$16,000 in 1995 and gross losses of $147,000 in 1996 and $65,000 in 1995 were realized on those sales. There were no sales of securities in 1994.
     On December 29, 1995 as permitted by "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" issued by the Financial Accounting Standards Board, the Company reclassified securities with a book value of $67,789,000 and net unrealized gains of $251,000 from securities held-to-maturity to securities available-for-sale.
     Securities with a book value of approximately $440,507,000 at December 31, 1996 and $387,000,000 at December 31, 1995,
were pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.
     The Company's collateralized mortgage obligations (CMOs) generally consist of first and second tranche sequential pay and/or planned amortization class (PAC) instruments. Interest income on CMOs and mortgage-backed securities is generally included with interest on obligations of other U.S. government agencies and corporations due to their guarantees of the underlying mortgages.

NOTE 4-- LOANS

Loans consisted of the following (in thousands):









                                        DECEMBER 31,
                                   --------------------------
                                       1996           1995
                                   --------------------------
Real estate loans - primarily
  mortgage                         $  465,919     $  414,774
Commercial and industrial loans       169,515        176,770
Loans to individuals for household,
  family and other consumer
  expenditures                        534,560        441,712
Leases                                 15,881         13,570
Other loans                            12,895         14,807
                                   --------------------------
                                   $1,198,770     $1,061,633
                                   ==========================

Changes in the reserve for loan losses are as follows (in thousands):

                                     1996      1995      1994
                                   -----------------------------
Balance at January 1               $17,391   $15,372   $15,306
Balance acquired through
  acquisition                          654     1,147        --
Recoveries                           2,068     1,830     1,517
Loans charged off                   (6,466)   (5,383)   (3,449)
Provision charged to operating
  expense                            6,153     4,425     1,998
                                   ------------------------------
Balance at December 31             $19,800   $17,391   $15,372
                                   ==============================

  The Company generally makes loans in its market areas of South Mississippi and Southeastern Louisiana. Loans are made in the normal course of business to its directors and executive officers, and their associates on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Such loans did not involve more than normal risk of collectability or contain other unfavorable features. The balance of loans to related parties at December 31, 1996 and 1995 was approximately $6,080,000 and $5,017,000, respectively.
  Non-accrual and renegotiated loans amounted to approximately .25% of total loans at December 31, 1996 and 1% at
December 31, 1995. The amount of interest not accrued on these loans did not have a significant effect on earnings in 1996, 1995 or 1994.
  The Company's impaired loans amounted to approximately 1/2% of total loans at December 31, 1996 and 1995, and the related reserve amounts were not significant at those dates. There was no significant change in these amounts during the years ended December 31, 1996 or 1995. Interest income recognized on these loans amounted to approximately $100,000 for the year ended December 31, 1996.
  Transfers from loans to other real estate amounted to approximately $1,952,000, $574,000 and $1,600,000 in 1996,
1995 and 1994 respectively. Reserve balances associated with other real estate amounted to $668,000 and $822,000 at December 31, 1996 and 1995 respectively.

NOTE 5-- PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation and amortization as follows (in thousands):

                                        DECEMBER 31,
                                   ----------------------------
                                   1996                1995
                                   ----------------------------
Land, buildings and leasehold
  improvements                     $46,730             $41,207
Furniture, fixtures and equipment   37,047              35,179
                                   ----------------------------
                                    83,777              76,386
Less accumulated depreciation and
  amortization                      43,365              37,640
                                   ----------------------------
                                   $40,412             $38,746
                                   ============================

NOTE 6-- LONG-TERM BONDS

  Long-term bonds consist of Urban Development Refunding Revenue Bonds, with interest at 7.25%. Interest is payable semi-annually and the remaining principal is due in 1997. The Urban Development Refunding Revenue Bonds are obligations of Hancock Bank and are collateralized by land and buildings with a book value of $10,872,000. The Bank has deposited with the bond trustee U.S. Treasury securities whose principal maturities and interest payments will be sufficient to service all future principal and interest payments due on the Urban Development Refunding Revenue Bonds.

NOTE 7-- STOCKHOLDERS' EQUITY
  Earnings per common share is based on the weighted average number of shares outstanding of approximately 10,277,000 in 1996, 10,181,000 in 1995 and 9,314,000 in 1994, reduced by shares of stock owned by subsidiaries and after giving retroactive effect to the 15% stock dividend paid in 1996. At December 31, 1996, these subsidiaries owned 162,200 shares of stock.
  Stockholders' equity of the Company includes the undistributed earnings of the subsidiary Banks. Dividends are payable only out of undivided profits or current earnings. Moreover, dividends to the Company's stockholders can generally be paid only from dividends paid to the Company by the Banks which, with respect to Hancock Bank, are subject to approval by the Commissioner of Banking and Consumer Finance of the State of Mississippi. The amount of capital of the subsidiary banks available for dividends at December 31, 1996 was approximately $85,000,000.
  The Company and its bank subsidiaries are required to maintain certain minimum capital levels. At December 31, 1996, the Company and the banks were in compliance with their respective statutory minimum capital requirements. Following is a summary of the actual capital levels at December 31, 1996:

                                   ACTUAL            REQUIRED
                              -----------------   -----------------
                              AMOUNT    RATIO %   AMOUNT    RATIO %
                              -----------------   -----------------
As of December 31, 1996
Total Capital (to Risk
  Weighted Assets):
   Company                    $250,369  19.02     $105,300  8.00
   Hancock Bank                152,370  18.62       65,500  8.00
   Hancock Bank of Louisiana    97,801  19.63       39,800  8.00
Tier I Capital (to Risk
  Weighted Assets):
   Company                    $237,356  18.03     $ 52,700  4.00
   Hancock Bank                145,583  17.79       32,700  4.00
   Hancock Bank of Louisiana    91,575  18.38       20,000  4.00
Tier I Leveraged Capital:
   Company                    $237,356  10.37     $ 69,000  3.00
   Hancock Bank                145,583  10.10       43,200  3.00
   Hancock Bank of Louisiana    91,575  10.54       26,000  3.00

  Risk-based capital requirements are intended to make regulatory capital more sensitive to risk elements of the Company. Currently, the Company and its bank subsidiaries are required to maintain a minimum risk-based capital ratio of 8.0%, with not less than 4.0% in Tier 1 capital. In addition, the Company and its bank subsidiaries must maintain a minimum
Tier 1 leverage ratio (Tier 1 capital to total assets) of at least 3.0% based upon the regulators latest composite rating of the institutions.
  The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") required each federal banking agency to implement prompt corrective actions for institutions that it regulates. The rules provide that an institution is "well capitalized" if its total risk-based capital ratio is 10% or greater, its Tier 1 risked-based capital ratio is 6% or greater, its leverage is 5% or greater and the institution is not subject to a capital directive. Under this regulation, the Company and each of its subsidiary banks are deemed to be "well capitalized" as of December 31, 1996 based upon the most recent notifications from their regulators. There are no conditions or events since those notifications that management believes would change their classifications.

NOTE 8-- INCOME TAXES
  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1996 and 1995 are as follows (in thousands):

                                             DECEMBER 31,
                                        ---------------------
                                        1996           1995
                                        ---------------------
Deferred tax assets:
Post-retirement benefit obligation      $   692        $   653
Reserve for loan losses not
  currently deductible                    5,002          4,750
Reserve for other real estate not
  currently deductible                      345            312
Deferred compensation                       715            670
Lease accounting                            159            117
Unrealized loss on securities
  available-for-sale                        339             --
Other                                       533            353
                                        -----------------------
                                        $ 7,785        $ 6,855
                                        -----------------------

Deferred tax liabilities:
Tax over book depreciation               (3,517)        (3,537)
Core deposit intangible                      --           (355)
Prepaid pension                            (932)          (772)
Unrealized gain on securities
  available-for-sale                         --           (168)
Market discount accretion                  (665)          (618)
                                        -----------------------
                                         (5,114)        (5,450)
                                        -----------------------
Net deferred tax asset                  $ 2,671        $ 1,405
                                        =======================

Income taxes consist of the following components (in thousands):

                                   1996        1995      1994
                                   ------------------------------
Currently payable                  $15,924   $13,855   $11,013
Deferred                              (754)     (790)     (520)
                                   ------------------------------
                                   $15,170   $13,065   $10,493
                                   ==============================

Income taxes amounted to less than the amounts computed by applying the U.S. Federal income tax rate of 35% to earnings before income taxes. The reasons for these differences are as follows (in thousands):


                                        1996           1995          1994
                                   ----------------------------------------
                                   AMOUNT    %    AMOUNT    %    AMOUNT   %
                                   ----------------------------------------
Taxes computed at statutory rate   $16,371   35   $14,029   35  $11,768 35
Increases (decreases) in taxes
  resulting from:
Tax exempt interest income          (1,583)  (3)   (1,355)  (3)  (1,245)(4)
Miscellaneous items - net              382   --       391    1      (30)--
                                   ----------------------------------------
Income tax expense                 $15,170   32   $13,065   33  $10,493 31
                                   ========================================

  The related income tax provision (credit) on securities gains
(losses) was $10,700 in 1996 and $(17,000) in 1995.

NOTE 9-- EMPLOYEE BENEFIT PLANS
  The Company has a non-contributory pension plan covering substantially all salaried full-time employees who have been employed by the Company the required length of time. The Company's current policy is to contribute annually the minimum amount that can be deducted for federal income tax purposes. The benefits are based upon years of service and employee's compensation during the last five years of employment. Data relative to the pension plan follows (in thousands):

                                          DECEMBER 31,
                                   ---------------------------
                                      1996           1995
                                   ---------------------------
Actuarial present value of
  benefit obligations:
Vested benefit obligation          $ 22,702       $ 19,611
                                   ===========================
Accumulated benefit obligation     $ 22,792       $ 19,674
                                   ===========================

Projected benefit obligation for
  service rendered to date         $(24,687)      $(21,491)
Plan assets at fair value            23,251         20,878
                                   ---------------------------
Projected benefit obligation
  in excess of plan assets           (1,436)          (613)
Remaining unrecognized portion
  of net obligation being
  amortized over 15 years               228            274
Unrecognized prior service cost         751            843
Unrecognized net loss from past
  experience different from that
  assumed                             3,197          1,858
                                   -------------------------
Prepaid pension cost included
  in other assets                  $  2,740       $  2,362
                                   =========================

                                          YEARS ENDED DECEMBER 31,
                                        -----------------------------
                                         1996       1995      1994
                                        -----------------------------
Net pension expense included the
  following (income) expense
  components:
   Service cost - benefits earned
    during the period                   $  850    $  836    $  818
Interest cost on projected benefit
  obligation                             1,628     1,555     1,463
Return on plan assets                   (2,222)   (2,411)      (93)
Net amortization and deferral              747     1,275    (1,112)
                                        -----------------------------
Net pension expense                     $1,003    $1,255    $1,076
                                        =============================

  The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 7.75% in 1996 and 1995. The expected rate of return on plan assets was 8% in 1996 and 1995. The Plan's assets consist primarily of U.S. government and agency obligations, certificates of deposit and other fixed income obligations.
  The Company sponsors two defined benefit post-retirement plans other than the pension plan that cover full-time employees who have reached 45 years of age. One plan provides medical benefits and the other provides life insurance benefits. The post-retirement health care plan is contributory, with retiree contributions adjusted annually and subject to certain employer contribution maximums; the life insurance plan in non-contributory. The actuarial and recorded liabilities for these post-retirement benefits, none of which have been funded, are as follows at December 31, 1996 and December 31, 1995 (in thousands):






                                             DECEMBER 31,
                                        ------------------------
                                          1996           1995
                                        ------------------------
Accumulated post-retirement
  benefit obligations:
Retirees                                $ 2,159        $ 1,397
Fully eligible active plan
  participants                            1,071          1,155
Other active plan participants            1,410            933
                                        ------------------------
                                          4,640          3,485
Unrecognized transition obligation       (2,150)        (2,293)
Unrecognized net (loss) gain               (236)           675
                                        ------------------------
Accrued post-retirement benefit cost    $ 2,254        $ 1,867
                                        ========================

  Net periodic post-retirement benefit costs for 1996, 1995 and 1994 included the following components (in thousands):

                                      1996      1995       1994
                                   ------------------------------
Amortization of unrecognized net
  (loss) gain                      $  (30)     $   55    $  18
Service cost-benefits attributed
  to service during the year          219         264      200
Interest costs on accumulated
  post-retirement benefit
  obligations                         254         390      266
Amortization of transition
  obligation over 20 years            143         143      143
                                   ------------------------------
Net periodic post-retirement
  benefit cost                     $  586     $   852   $  627
                                   ==============================

  For measurement purposes in 1996, a 9% annual rate of increase in the per capita cost of covered health care benefits was assumed. The rate was assumed to decrease gradually to 5.5% for 2003 and remain at that level thereafter. In 1995, rates of 9.5% and 5.5% were assumed, and in 1994, rates of 9.5% and 5% were assumed. The health care cost trend rate assumption has an affect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1% in each year would increase the accumulated post-retirement benefit obligation as of December 31, 1996, by $621 and the aggregate of the service and interest cost components of net periodic post-retirement benefit cost for the year then ended by $80. The weighted average discount rate used in determining the accumulated post-retirement benefit obligation was 7.5% in 1996, 7.5% in 1995 and 8.5% in 1994.
  The Company has a non-contributory profit sharing plan covering substantially all salaried full-time employees who have been employed the required length of time. Contributions are made at the discretion of the Board of Directors and amounted to $452,000 in 1996, $456,000 in 1995 and $413,000 in 1994.
  In addition, the Company has an employee stock purchase plan that is designed to provide the employees of the Company a convenient means of purchasing common stock of the Company. Substantially all salaried, full-time employees, with the exception of Leo W. Seal, Jr., who have been employed by the Company the required length of time are eligible to participate, if they so elect. The Company contributes an amount equal to 25% of each participant's contribution, which contribution cannot exceed 5% of the employee's base pay. The Company's contribution amounted to $71,000 in 1996, $58,000 in 1995 and $52,000 in 1994.
  The post-retirement plans relating to health care payments and life insurance and the stock purchase plan are not guaranteed and are subject to immediate cancellation and/or amendment. These plans are predicated on future Company profit levels that will justify their continuance. Overall health care costs are also a factor in the level of benefits provided and continuance of these post-retirement plans. There are no vested rights under the post-retirement health or life insurance plans.
  In February 1996 the stockholders of the Company approved the Hancock Holding Company 1996 Long-Term Incentive Plan to provide incentives and rewards for employees of the Company and it's subsidiaries. "Awards" as defined in the Plan includes, with limitations, stock options (including restricted stock options), restricted and performance shares, and performance stock awards, all on a stand-alone, combination or tandem basis. A total of approximately 100,000 common shares of Company stock can be granted during 1997. The exercise price is equal to the market price on the date of grant except for certain of those granted to major shareholders where the option price is 110% of the market price. On December 13, 1996, options to purchase 35,250 shares were granted, of which 32,978 are exercisable at $40 per share and 2,272 are exercisable at $44 per share. On the first anniversary of the date of grant, 27,522 of the options are exercisable and 7,728 of the options are exercisable six months after the date of the grant. All such options were outstanding at December 31, 1996 and none were exercisable at that date.
  The Company applies APB Opinion No. 25 and related interpretations in accounting for it's stock options under the Plan. Accordingly, no compensation cost has been recognized. Had the Company recorded compensation cost based on the fair value at the date of grant, consistent with the method of Financial Accounting Standards Board Statement No. 123 "Accounting for Stock Based Compensation", the effect on the Company's net earnings and net earnings per share would not have been material and, accordingly, the proforma effects of such costs have not been presented.

NOTE 10-- DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:
  CASH, SHORT-TERM INVESTMENTS AND FEDERAL FUNDS SOLD-- For those short-term instruments, the carrying amount is a reasonable estimate of fair value.
  SECURITIES-- For securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is a reasonable estimate of fair value.
  LOANS-- The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.
  DEPOSITS-- The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.
  LONG-TERM BOND AND NOTES-- Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.
  COMMITMENTS-- The fair value of commitments to extend credit was not significant.

  The estimated fair values of the Company's financial instruments are as follows at December 31, 1996 and 1995
(in thousands):

                                               DECEMBER 31,
                                ----------------------------------------
                                        1996                1995
                                --------------------   -----------------
                                CARRYING   FAIR        CARRYING   FAIR
                                AMOUNT     VALUE       AMOUNT     VALUE
                                --------------------   -----------------
Financial Assets:
Cash, short-term investments
  and federal funds sold       $ 134,428  $ 134,428   $  279,551 $ 279,551
Securities available-for-sale     97,595     97,595      109,777   109,777
Securities held-to-maturity      803,998    806,710      738,529   749,497
Loans                          1,173,967  1,167,767    1,034,978 1,024,316
Less: Reserve for loan losses     (19,800)   (19,800)    (17,391)   (7,391)
                                -------------------------------------------
Loans, net of reserve           1,154,167  1,147,967    1,017,587 1,006,925

Financial Liabilities:
Deposits                       $1,926,576 $1,925,157  $1,927,681 $1,932,198
Securities sold under
  agreements to repurchase         87,609     87,609      63,388     63,388
Federal funds purchased               --         --       3,197      3,197
Long-term bonds                     1,050      1,050       2,035      2,014

NOTE 11-- OFF-BALANCE SHEET RISK
  In the normal course of business, the Company enters into financial instruments, such as commitments to extend credit and letters of credit, to meet the financing needs of its customers which are not reflected in the accompanying consolidated financial statements, until they are funded or related fees are incurred or received. These instruments involve, to varying degrees, elements of credit risk not reflected in the consolidated balance sheets. The contract amounts of these instruments reflect the Company's exposure to credit loss in the event of non-performance by the other party on whose behalf the instrument has been issued. The Company undertakes the same credit evaluation in making commitments and conditional obligations as it does for on-balance sheet instruments and may require collateral or other credit support for off-balance sheet financial instruments. These obligations are summarized below as of December 31, 1996 and 1995 (in thousands):

                                   1996           1995
                               --------------------------
Commitments to extend credit    $224,500        $209,000
Letters of credit                  7,700           5,500

  Approximately $183,000,000 of commitments to extend credit at December 31, 1996 were at variable rates and the remainder were at fixed rates. Most commitments to extend credit at December 31, 1995 were at variable rates. The difference between the interest rates on commitments to extend credit and market rates is reflected in the consolidated financial statements over the terms of the related loans when, and if, they are made.
  A commitment to extend credit is an agreement to lend to a customer as long as the conditions established in the agreement have been satisfied. A commitment to extend credit generally has a fixed expiration date of other termination clauses and may require payment of a fee by the borrower. Since commitments often expire without being fully drawn, the total commitment amounts do not necessarily represent future cash requirements at the Company.
  The Company continually evaluates each customer's credit worthiness on a case-by-case basis. Occasionally, a credit evaluation of a customer requesting a commitment to extend credit results in the Company obtaining collateral to support the obligation.
  Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing a letter of credit is essentially the same as that involved in extending a loan.

NOTE 12-- CONTINGENCIES
  The Company is party to various legal proceedings arising in the ordinary course of business. In the opinion of management, after consultation with outside legal counsel, all such matters are adequately covered by insurance or, if not so covered, are not expected to have a material adverse effect on the financial condition of the Company.

NOTE 13-- SUPPLEMENTAL INFORMATION
  The following is selected supplemental information for the years ended December 31, 1996, 1995 and 1994 (in thousands):

                                 1996     1995         1994
                               -----------------------------
Other non-interest income:
Trust fee income               $2,412     $2,525       $2,500
Other non-interest expense:
Deposit insurance premium
  expense                         285    2,221     4,164
Postage expense                 2,327    2,354     2,319


NOTE 14-- SUMMARIZED FINANCIAL INFORMATION OF HANCOCK HOLDING
COMPANY (PARENT COMPANY ONLY)

                          BALANCE SHEETS

                                        DECEMBER 31,
                              -------------------------------
                               1996                    1995
                              -------------------------------
Assets:
Investment in subsidiaries    $261,740,752        $224,137,396
Other                              225,736              42,250
                              --------------------------------
                              $261,966,488        $224,179,646
                              ================================
Liabilities and Stockholders'
  Equity:
   Accrued Expenses           $     28,543        $      1,133
   Stockholders' Equity        261,937,945         224,178,513
                              --------------------------------
                              $261,966,488        $224,179,646
                              ================================




                      STATEMENTS OF EARNINGS

                                   YEARS ENDED DECEMBER 31,
                              ----------------------------------------
                                 1996          1995            1994
                              ----------------------------------------

Dividends received from
  subsidiaries                $15,391,000  $  9,112,361   $  7,297,502
Excess equity in
  earnings of subsidiaries
  over dividends received      16,632,753    18,201,558     16,046,640
Interest and other expenses      (555,788)     (398,472)      (327,632)
Income tax credit                 135,039       101,450        113,907
                              -----------------------------------------
Net Earnings                  $31,603,004   $27,016,897    $23,130,417
                              =========================================

                         STATEMENTS OF CASH FLOWS

                                   YEARS ENDED DECEMBER 31,
                              -----------------------------------------
                                1996          1995            1994
                              -----------------------------------------
Cash Flows from Operating
  Activities - principally
  dividends from subsidiaries $14,813,634  $ 10,054,361   $ 6,928,267
                              -----------------------------------------
Cash Flows from Investing
  Activities - purchase of
  Community                    (5,622,371)
Cash Flows from Financing

Activities - principally
  dividends paid               (9,134,130)  (10,028,311)  (6,967,488)
                              ----------------------------------------
Net increase (decrease) in
  cash                             57,133        26,050      (39,221)
Cash, Beginning                   100,174        74,124      113,345
                              ----------------------------------------
Cash, Ending                  $   157,307  $    100,174  $    74,124
                              ========================================

                   INDEPENDENT AUDITORS' REPORT



BOARD OF DIRECTORS AND STOCKHOLDERS
HANCOCK HOLDING COMPANY
GULFPORT, MISSISSIPPI

  We have audited the accompanying consolidated balance sheets of Hancock Holding Company and subsidiaries as of December 31, 1996 and 1995, and the related statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hancock Holding Company and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended
December 31, 1996, in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP
New Orleans, Louisiana
January 15, 1997

            HANCOCK HOLDING COMPANY AND SUBSIDIARIES
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
  The Company's net income was $31.6 million, or $3.08 per share, for the year ended December 31, 1996, compared with $27.0 million, or $2.65 per share, for the year ended December 31, 1995. The increase in net income can be primarily attributed to increased loan volume and an increase in the net interest margin from an average of 5.13% in 1995 to 5.20% in 1996. The Banks' balance sheets are liability sensitive with deposits repricing faster than loans and investment securities. Non-interest income increased $2.5 million or 10.4% while non-interest expenses increased 0.6% or $500 thousand. FDIC premium expense in 1996 was $2 million lower than in 1995, which offset acquisition related expenses and other normal expense increases. The provision for loan loss increased from $4.4 million to $6.2 million in 1996 as a result of increased loan charge-off activity and increased loan volume. The loan loss reserve balance was 1.69% of period-end loans and represented 682% of non-performing loan balances at December 31, 1996.

FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
  The Company's net income increased to $27.0 million, or $3.05 per share, for the year ended December 31, 1995 compared to $23.1 million, or $2.86 per share, for the year ended December 31, 1994. The merger of Washington was accounted for using the pooling-of-interests method, therefore all prior financial information has been restated. The change in net income was attributable to the acquisition of Denham which accounted for $1.4 million or 35% of the $3.9 million increase and an increase in the net interest margin from an average of 4.75% in 1994 to 5.13% in 1995. The Banks' balance sheets were liability sensitive with deposits repricing faster than loans and investment securities. Non-interest income increased $3.4 million or 16.5% while non-interest expenses increased 12.1% or $8.6 million. This included the contribution by Denham of $2.6 million to non-interest income and $6.6 million of non-interest expenses. The provision for loan loss increased from $2 million to $4.4 million in 1995 as a result of increased loan charge-off activity and increased loan volume. The loan loss reserve balance was 1.68% of period-end loans and represented 326% of non-performing loan balances at December 31, 1995.

FINANCIAL CONDITION
SECURITIES
  The Company generally purchases securities to be held to maturity, with a maturity schedule that provides ample liquidity. Securities classified as held-to-maturity are carried at amortized cost. Certain securities have been classified as available-for-sale based on management's internal assessment of the portfolio considering future liquidity and earning requirements. The December 31, 1996 book value of the held-to-maturity portfolio was $804 million and the market value was $807 million. The available-for-sale portfolio balance was $97.5 million at December 31, 1996.

LOANS
  Loans outstanding increased $135 million in 1996 bringing the December 31, 1996, net loan portfolio balances to $1.2 billion or 57% of earning assets. Loans acquired through the Community transaction accounted for as a purchase amounted to $36 million or 27% of the increase. Non-performing loans were $2.9 million or less than .25% of the December 31, 1996, loan balances. Restructured loans were insignificant and the amount of interest not accrued on non-performing loans did not significantly effect earnings in 1996, 1995 or 1994. The Company generally makes loans in its market areas of South Mississippi and Southeastern Louisiana.

DEPOSITS AND DEPOSIT RELATED LIABILITIES
  Deposits remained level at $1.9 billion on December 31, 1996. Interest bearing deposit balances increased 2%. Deposits acquired through the Community transaction accounted for as a purchase amounted to $45 million. Deposit related liabilities, principally securities purchased under agreements to resell, increased from $63 million in 1995 to $88 million in 1996, or 40%. Deposits and deposit related liabilities are the Company's primary source of funds supporting its earning assets base.

LIQUIDITY
  Liquidity represents the Company's ability to provide funds to satisfy demands from depositors, borrowers and other commitments by either converting assets to cash or accessing new or existing funds. The principal sources of funds which provide liquidity are customer deposits, payments of principal and interest on loans, maturities and sales of securities, earnings and borrowings. During 1995, the Company established a line of credit with the Federal Home Loan Bank in excess of $30 million, providing an additional liquidity source. At December 31, 1996, cash and due from banks, securities available-for-sale and federal funds sold were in excess of 10% of total deposits.

CAPITAL RESOURCES
  Composite ratings by the respective regulatory authorities of the Company and Banks, establish minimum capital levels.
Currently, the Company and the Banks are required to maintain minimum Tier I leverage ratios of at least 3%, subject to increase to at least 4% to 5%, depending on the composite rating.
As of December 31, 1996, the Company and the Banks capital balances were in excess of current regulatory minimum requirements.

NEW ACCOUNTING STANDARDS
  The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125 "Accounting for Transfers and servicing of Financial Assets and Extinguishments of Liabilities" which provides revised accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The Company does not anticipate that the adoption of this statement in 1997 will have a significant effect on its financial condition or results of operations.

FORM 10-K ANNUAL REPORT
  HANCOCK HOLDING COMPANY FILES AN ANNUAL REPORT WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K. A COPY OF THE REPORT FILED ON FORM 10-K, WHEN COMPLETED, WILL BE SENT FREE OF CHARGE TO ANY SHAREHOLDER BY WRITING TO GEORGE A. SCHLOEGEL, VICE-CHAIRMAN, HANCOCK HOLDING COMPANY, P.O. BOX 4019, GULFPORT MS 39502.