Form 10-K, Exhibit 13
period 1997-12-31
HANCOCK HOLDING CO
filed 1998-03-31
CIK 750577

Page 5
Hancock Holding Company and Subsidiaries Financial Highlights

Amounts in thousands (except per share data)
                                                         1997         1996             % Change
                                                    ----------  -----------           ----------
Earnings statement data:
Net interest income                                 $  112,197  $   106,719                5.13
Provision for loan losses                                6,399        6,154                3.98
Earnings before income taxes                            47,975       46,773                2.57
Net earnings                                            30,624       31,603               (3.10)

Per share data:
Basic and diluted earnings*                         $     2.82  $      3.08               (8.44)
Cash dividends paid*                                      1.00         0.88               13.64
Book value (period end)                                  26.44        24.42                8.27
Weighted average shares outstanding                     10,870       10,277                5.77
Shares outstanding 12/31                                10,916       10,725                1.78

Balance sheet data (period end):
Securities                                          $1,079,995  $   901,592               19.79
Net loans                                            1,220,629    1,173,967                3.97
Allowance for loan losses                               21,000       19,800                6.06
Total assets                                         2,537,957    2,289,582               10.85
Total deposits and deposit related liabilities       2,233,181    2,014,185               10.87
Long-term bonds and notes                                1,279        1,050               21.81
Total stockholders' equity                             288,573      261,938               10.17

Balance sheet data (average for the year):
Securities                                          $  984,203  $   903,386                8.95
Net loans                                            1,201,381    1,083,165               10.91
Allowance for loan losses                               20,410       17,670               15.51
Total assets                                         2,442,953    2,285,877                6.87
Total deposits and deposit related liabilities       2,155,189    2,027,105                6.32
Long-term bonds and notes                                1,369        1,795              (23.73)
Total stockholders' equity                             271,303      230,051               17.93

Performance ratios (%):
Return on average assets                                  1.25         1.38               (9.42)
Return on average stockholders' equity                   11.29        13.74              (17.83)
Allowance for loan losses to period-end loans             1.72         1.69                1.78
Allowance for loan losses to non-performing loans       538.74       681.58              (20.96)
Net charge-offs to period-end loans                       0.49         0.37               32.43
Net interest margin                                       5.14         5.20               (1.15)

                                                                                         Regulatory
                                                                                         Requirement
                                                                                         -----------
Capital ratios (%):
Primary capital                                          11.37        11.11                   -
Tier 1 leveraged                                         10.24        10.37                   3%
Tier 1 risk-based                                        18.22        18.03                   4%
Total risk-based                                         19.18        19.02                   8%

* The Earnings and Cash Dividends Paid Per Common Share is based on the weighted average number of shares after giving retroactive effect for a 15% stock dividend in 1996. Actual Cash Dividends Paid in 1996 were $1.00.

Page 6
Hancock Holding Company and Subsidiaries
Description of Business

Hancock Holding Company (the "Company") is a bank holding company headquartered in Gulfport, Mississippi with total consolidated assets of approximately $2.5 billion at December 31, 1997. The Company operates a total of 80 banking offices and over 100 automated teller machines ("ATMs") in the states of Mississippi and Louisiana through two wholly-owned bank subsidiaries, Hancock Bank, Gulfport, Mississippi and Hancock Bank of Louisiana, Baton Rouge, Louisiana (the "Banks"). The Banks are community oriented and focus primarily on offering commercial, consumer and mortgage loans and deposit services to individuals and small to middle market businesses in their respective market areas. The Company's operating strategy is to provide its customers with the financial sophistication and breadth of products of a regional bank, while successfully retaining the local appeal and level of service of a community bank.

Summary of Quarterly Operating Results
                                                1997                                    1996
                               -------------------------------------   --------------------------------------
                                 First   Second    Third     Fourth     First    Second    Third     Fourth
                               -------------------------------------   --------------------------------------

                                                         (Amounts in thousands, except per share data)
Interest incom                $ 44,300   $45,698   $46,356   $47,541   $42,320   $42,432   $43,138   $43,633
Interest expense                17,003    17,783    18,158    18,754    16,152    16,104    15,979    16,569
                               -------   -------   -------   -------   -------   -------   -------   -------
Net interest income             27,297    27,915    28,198    28,787    26,168    26,328    27,159    27,064

Provision for loan losses          836     1,508     2,993     1,062     1,004       797     1,036     3,317
Earnings before income taxes    12,282    12,818    10,477    12,398    11,623    11,934    12,005    11,211
Net earnings                     8,257     8,193     6,687     7,487     7,768     8,032     8,082     7,721
Basic and diluted
  earnings per share           $  0.76   $  0.76   $  0.61   $  0.69   $  0.76   $  0.79   $  0.79   $  0.74

Market Information
The Company's common stock trades on the NASDAQ National Market System under the symbol"HBHC" and is listed in newspapers under NASDAQ market quotations under "HancHd". The following table sets forth the high and low sale prices of the Company's common stock as reported on the NASDAQ National Market System. These prices do not reflect retail mark-ups, mark-downs or commissions.

                                                         Cash
                          High            Low          Dividends
                          Sale            Sale           Paid
                        -------         -------        ---------
1997
        1st Quarter     $ 42.50         $ 39.25         $  0.25
        2nd Quarter     $ 49.00         $ 39.50         $  0.25
        3rd Quarter     $ 51.50         $ 46.00         $  0.25
        4th Quarter     $ 63.25         $ 50.12         $  0.25

1996
                                                                   Actual Cash
                                      Restated*                  Dividends Paid
                        -----------------------------------     ---------------
        1st Quarter     $32.83          $31.09            $0.22       $0.25
        2nd Quarter     $35.22          $31.09            $0.22       $0.25
        3rd Quarter     $35.00          $31.52            $0.22       $0.25
        4th Quarter     $42.50          $32.61            $0.22       $0.25

* The figures presented have been restated to reflect the effect of a 15% stock dividend paid in 1996.

There were 5,488 holders of record of common stock of the Company at January 2, 1998 and 10,916,770 shares outstanding. On January 2, 1998, the high and low sale prices of the Company's common stock as reported on the NASDAQ National Market System were $60.50 and $59.17, respectively. The principal source of funds to the Company to pay cash dividends are the earnings of the Bank subsidiaries. Consequently, dividends are dependent upon earnings, capital needs, regulatory policies and other policies affecting the Banks. For example, federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Dividends paid to the Company by Hancock Bank are subject to approval by the Commissioner of Banking and Consumer Finance of the State of Mississippi. The Company's management does not expect regulatory restrictions to affect its policy of paying cash dividends, although no assurance can be given that Hancock Holding Company will continue to declare and pay regular quarterly cash dividends on its common stock. However, the Company has paid regular cash dividends since 1937.

Page 7
Hancock Holding Company and Subsidiaries
Consolidated Summary of Selected Financial Information


Amounts In Thousands (except for per share data)
        Years Ended December 31,
        ---------------------------------------------------------------------------------------------------------------

                                              1997         1996          1995          1994         1993
                                       -----------   -----------   -----------    ----------    ----------

Interest Income:
  Interest and fees on loans           $   117,474   $   107,080   $    97,626    $   82,563    $   80,176
  Income on federal funds sold               2,733         5,580         5,820         3,832         3,603
  Interest & dividends on investments       63,688        58,863        58,083        49,884        49,936

      Total interest income                183,895       171,523       161,529       136,279       133,715
                                       ------------  -----------    ----------    ----------    ----------

Interest Expense:
  Interest on deposits                      66,150        60,625        57,612        48,193        46,935
  Interest on federal funds purchased
    and securities purchased under
    agreements to resell                     5,383         4,013         3,082         1,472         1,021
  Interest on bonds, notes and other           165           166           468           332           44
                                       -----------    ----------    ----------    ----------    ----------
      Total interest expense                71,698        64,804        61,162        49,997        48,396
                                       -----------    ----------    ----------    ----------    ----------

Net Interest Income                        112,197       106,719       100,367        86,282        85,319
Provision for loan losses                    6,399         6,154         4,425         1,998         4,632
                                       -----------    ----------    ----------    ----------    ----------

Net Interest Income after Provision
    for Loan Losses                        105,798       100,565        95,942        84,284        80,687
  Other income                              29,866        26,460        23,956        20,557        22,153
  Other expenses                            87,689        80,252        79,816        71,218        67,450
                                       -----------    ----------    ----------    ----------    ----------
  Earnings before income taxes              47,975        46,773        40,082        33,623        35,390
  Income taxes                              17,351        15,170        13,065        10,493        10,528
                                       -----------    ----------    ----------    ----------    ----------
Net Earnings                            $   30,624    $   31,603    $   27,017    $   23,130    $   24,862
                                       ===========    ==========    ==========    ==========    ==========

Per Common Share:
  Basic and diluted earnings            $     2.82    $     3.08    $     2.65    $     2.48    $     2.67
  Cash dividends paid*                        1.00          0.88          0.84          0.80          0.78
  Weighted average number of shares         10,870        10,277        10,181         9,314         9,307

Return on Average Assets                      1.25%         1.38%         1.22%         1.13%         1.27%
Dividend payout                              36.05%        28.90%        31.45%        32.21%        29.29%

Balance Sheet Data December 31:
  Total assets                          $2,537,957    $2,289,582    $2,234,286    $2,026,929    $1,988,125
  Total deposits and deposit
     related liabilities                 2,233,181     2,014,185     1,991,069     1,800,810     1,790,338
  Total long-term bonds and notes            1,279         1,050         2,035         2,955         4,300
  Stockholders' equity                     288,573       261,938       224,179       182,277       166,712

  *Earnings and Cash Dividends Paid per Common Share are based on the weighted average number of shares after giving retroactive effect for a 15% stock dividend in December 1996. Actual Cash Dividends Paid in 1996, 1995, 1994 and 1993 were $1.00, $0.96, $0.92, and $0.90, respectively.

On April 29, 1994, the Company merged Hancock Bank of Louisiana, a wholly-owned subsidiary of the Company, with First State Bank and Trust Company of East Baton Rouge Parish, Baker, Louisiana (Baker). On February 1, 1995, the Company merged Hancock Bank of Louisiana with Washington Bank and Trust Company, Franklinton, Louisiana (Washington). These mergers were accounted for using the pooling-of-interests method, and, therefore, all prior years financial information has been restated. On January 13, 1995, the Company acquired First Denham Bancshares, Inc., Denham Springs, Louisiana, which owned 100% of the stock of First National Bank of Denham Springs (Denham). This acquisition was accounted for using the purchase method and the results of operations since the date of acquisition have been included in the consolidated statements of earnings. On November 15, 1996, the Company acquired Community Bancshares, Inc., Independence, Louisiana, which owned 100% of the stock of Community State Bank (Community). This acquisition was accounted for using the purchase method and results of operations since the date of acquisition have been included in the consolidated statements of earnings. On January 17, 1997 the Company acquired Southeast National Bank, Hammond, Louisiana (Southeast) for approximately $3,700,000 cash and 121,000 shares of common stock of the Company. The acquisition was accounted for using the purchase method of accounting and the results of operations since January 17, 1997 are included in the consolidated statements of earnings. The excess of the purchase price over the value of net tangible assets acquired was assigned to goodwill and is being amortized over 15 years. On July 15, 1997 the Company acquired Commerce Corporation, Inc. (Commerce), St. Francisville, Louisiana, which owned 100% of the stock of Bank of Commerce and Trust Company, for approximately $330,000 cash and 65,000 shares of common stock and the assumption of Commerce debt owed to certain individuals in the aggregate principal amount of $1,250,000. The transaction was accounted for using the purchase method of accounting and the results of operations since July 15, 1997 are included in the consolidated statements of earnings. The excess of the purchase price over the value of net tangible assets acquired was assigned to goodwill and is being amortized over 15 years.

Page 18
Hancock Holding Company and Subsidiaries
Consolidated Balance Sheets


                                                                 December 31,
                                                     ----------------------------------
                                                             1997               1996
                                                     ---------------    ---------------
Assets:
Cash and due from banks (non-interest bearing)       $   113,124,897    $   119,483,272
Interest bearing time deposits with other banks            2,067,500          2,945,001
Securities available-for-sale
  (amortized cost of $163,531,000 and $98,567,000)       163,633,434         97,594,689
Securities held-to-maturity
  (market value of $924,958,000 and $806,710,000)        916,361,847        803,997,535
Federal funds sold                                        35,500,000         12,000,000
Loans                                                  1,245,355,439      1,198,769,903
  Less:
     Allowance for loan losses                           (21,000,000)       (19,800,000)
     Unearned income                                     (24,725,896)       (24,803,151)
                                                     ---------------    ---------------
     Loans, net                                        1,199,629,543      1,154,166,752
Property and equipment                                    42,810,352         40,412,254
Other real estate                                          2,357,399          1,875,683
Accrued interest receivable                               20,976,878         20,188,062
Other assets                                              41,494,695         36,918,982
                                                     ---------------    ---------------

Total Assets                                         $ 2,537,956,545    $ 2,289,582,230
                                                     ===============    ===============

Liabilities and Stockholders' Equity:
  Deposits:
    Non-interest bearing demand                      $   462,730,852    $   432,963,782
    Interest-bearing savings, NOW,
      money market and other time                      1,599,916,793      1,493,612,581
                                                     ---------------    ---------------
  Total Deposits                                       2,062,647,645      1,926,576,363
  Securities sold under agreements to repurchase         170,533,618         87,609,038
  Other liabilities                                       14,922,683         12,408,884
  Long-term bonds and notes                                1,279,402          1,050,000
                                                     ---------------    ---------------
Total Liabilities                                      2,249,383,348      2,027,644,285

Commitments and Contingencies (Notes 11 and 12)
Stockholders' Equity:
  Common stock: $3.33 par value per share;
    75,000,000 shares authorized, 11,072,770 and
    10,887,302 shares issued and outstanding              36,872,324         36,254,716
  Capital surplus                                        200,766,498        194,499,422
  Undivided profits                                       51,401,100         31,816,568
  Unrealized gain (loss) on securities
    available-for-sale, net of deferred taxes                 65,742           (632,761)
  Unearned compensation                                     (532,467)               ---
                                                     ---------------    ---------------
Total Stockholders' Equity                               288,573,197        261,937,945
                                                     ---------------    ---------------
Total Liabilities and Stockholders' Equity           $ 2,537,956,545    $ 2,289,582,230
                                                     ===============    ===============





See notes to consolidated financial statements.

Page 19
Hancock Holding Company and Subsidiaries
Consolidated Statements of Earnings


                                                                 Years Ended December 31,
                                                       ---------------------------------------------
                                                             1997             1996            1995
                                                       ------------    -------------   -------------
Interest Income:
  Interest and fees on loans                           $ 117,473,854   $ 107,079,501   $  97,626,040
  Interest on:
    U.S. Treasury securities                              14,733,156      13,567,085      14,567,927
    Obligations of other U.S. government agencies         34,699,383      34,885,873      33,726,484
    Obligations of states and political subdivisions       4,150,307       3,543,436       3,526,973
  Interest on federal funds sold                           2,733,341       5,580,275       5,820,225
  Interest on time deposits and other                     10,105,014       6,866,644       6,261,921
                                                       -------------   -------------   -------------

       Total interest income                             183,895,055     171,522,814     161,529,570
                                                       -------------   -------------   -------------

Interest Expense:
  Interest on deposits                                    66,149,396      60,624,862      57,612,465
  Interest on securities sold under agreements to
       repurchase and federal funds purchased              5,383,358       4,013,259       3,081,896
  Interest on bonds and notes                                165,449         165,840         468,029
                                                       -------------   -------------   -------------

       Total interest expense                             71,698,203      64,803,961      61,162,390
                                                       -------------   -------------   -------------

Net Interest Income                                      112,196,852     106,718,853     100,367,180
Provision for loan losses                                  6,399,481       6,153,753       4,424,701
                                                       -------------   -------------   -------------

Net Interest Income after Provision


    for Loan Losses                                      105,797,371     100,565,100      95,942,479
Non-Interest Income:
  Service charges on deposit accounts                     18,528,677      16,877,678      15,040,119
  Other service charges, commissions and fees              4,657,517       4,412,938       4,693,062
  Securities gains (losses)                                  278,651          30,531         (49,121)
  Other                                                    6,401,572       5,139,145       4,271,598
                                                       -------------   -------------   -------------

       Total non-interest income                          29,866,417      26,460,292      23,955,658
                                                       -------------   -------------   -------------

Non-Interest Expense:
  Salaries and employee benefits                          46,472,455      42,384,113      41,319,402
  Net occupancy expense of premises                        4,366,166       4,263,421       3,751,201
  Equipment rentals, depreciation and maintenance         10,274,698      10,510,300       9,968,619
  Other                                                   26,574,650      23,094,554      24,777,018
                                                       -------------   -------------   -------------

       Total non-interest expense                         87,687,969      80,252,388      79,816,240
                                                       -------------   -------------   -------------


Earnings Before Income Taxes                              47,975,819      46,773,004      40,081,897

Income Taxes                                              17,351,400      15,170,000      13,065,000
                                                       -------------   -------------   -------------

Net Earnings                                           $  30,624,419   $  31,603,004   $  27,016,897
                                                       =============   =============   =============

Basic and Diluted Earnings Per Common Share            $        2.82   $        3.08   $        2.65
                                                       =============   =============   =============






See notes to consolidated financial statements.

Page 20
Hancock Holding Company and Subsidiaries
Consolidated Statements of Stockholders' Equity
Years ended December 31, 1997, 1996 and 1995



                                                                                                          Unrealized
                                                 Common Stock                                             Gain (Loss)
                                       -----------------------------                                     on Securities
                                            Shares                       Capital         Undivided       Available-for-   Unearned
                                            Issued          Amount       Surplus          Profits         Sale, Net     Compensation
                                       --------------  --------------  --------------  --------------   --------------  ------------

Balance, January 1, 1995                   8,247,851    $ 27,465,344    $104,170,000   $ 51,056,611    $   (415,070)
  Net earnings                                                                           27,016,897
  Cash dividends:  $.84 per share                                                        (8,661,027)
  Change in unrealized gain(loss)
     on securities available-for-sale                                                                       727,148
  Merger with Denham accounted
     for as a purchase                       774,098       2,577,746      20,240,868
  Transfer from undivided profits                                          5,589,132     (5,589,132)
                                        ------------   ------------   --------------   --------------   -------------   ------------

Balance, December 31, 1995                 9,021,949      30,043,090     130,000,000     63,823,349         312,078
  Net Earnings                                                                           31,603,004
  Cash dividends:  $.88 per share                                                        (9,134,130)
  Change in unrealized gain(loss)
     on securities available-for-sale                                                                      (944,839)
  15% Stock dividend                       1,351,960       4,502,027      49,914,363    (54,475,655)
  Acquisition of Community
     accounted for as a purchase             513,393       1,709,599      14,585,059
                                        ------------    ------------    ------------   ------------    ------------    -----------

Balance, December 31, 1996                10,887,302      36,254,716     194,499,422     31,816,568        (632,761)
  Net earnings                                                                           30,624,419
  Cash Dividends:  $1.00 per share                                                      (11,039,887)
  Change in unrealized gain(loss)
     on securities available-for-sale                                                                       698,503
  Acquisition of Southeast
     accounted for as a purchase             120,900         402,597       3,486,530
  Acquisition of Commerce
     accounted for as a purchase              64,568         215,011       2,780,546
  Transactions relating to
     restricted stock grants, net                                                                                         (532,467)
                                        ------------    ------------    ------------   ------------    ------------    ------------

Balance, December 31, 1997                11,072,770    $ 36,872,324    $200,766,498   $ 51,401,100    $     65,742    $  (532,467)
                                        ============    ============    ============   ============    ============    ============
















See notes to consolidated financial statements.

Page 21
Hancock Holding Company and Subsidiaries
Consolidated Statements of Cash Flows

                                                                    Years Ended December 31,
                                                        ------------------------------------------------
                                                               1997             1996            1995
                                                        --------------   --------------   --------------
Cash Flows from Operating Activities:
  Net Earnings                                          $  30,624,419    $  31,603,004    $  27,016,897
    Adjustments to reconcile net earnings to
      net cash provided by operating activities:
        Depreciation                                        4,705,432        4,818,532        4,343,507
        Provision for loan losses                           6,399,481        6,153,753        4,424,701
        Deferred income taxes (credit)                       (395,000)        (754,000)        (790,000)
        (Gains) losses on sales of securities                (278,651)         (30,531)          49,121
        Increase in interest receivable                      (282,032)        (117,042)      (1,130,794)
        Amortization of intangible assets                   2,281,666        2,230,082        2,450,553
        Increase (decrease) in interest payable                14,102         (215,863)       1,869,527
        Other:  net                                         1,140,190         (734,320)         860,087
                                                        -------------    -------------    -------------
  Net cash provided by operating activities                44,209,607       42,953,615       39,093,599
                                                        -------------    -------------    -------------

Cash Flows from Investing Activities:
  Net (decrease) increase in interest bearing
    time deposits                                          (2,056,716)       1,395,000         (100,000)
  Proceeds from maturities of
    securities held-to-maturity                           261,488,556      372,251,124      394,491,517
  Purchases of securities held-to-maturity               (359,318,934)    (375,169,554)    (363,531,311)
  Proceeds from sales and maturities of securities
    available-for-sale                                     31,441,417       25,122,385       10,164,925
  Purchase of securities available-for-sale               (97,379,020)     (34,102,782)      (1,831,268)
  Net (increase) decrease in federal funds sold and
    securities purchased under agreements to resell       (18,525,000)     147,175,000      (96,725,000)
  Net increase in loans                                   (11,363,057)    (109,554,135)     (39,410,863)
  Purchase of property and equipment, net                  (5,206,091)      (5,029,439)      (3,460,209)
  Proceeds from sales of other real estate                  1,737,568        1,169,568          628,300
  Net cash received in connection with
    purchase transactions                                   2,288,000          201,830        7,872,000
                                                        -------------    -------------    -------------
  Net cash (used in) provided by investing activities    (196,893,277)      23,458,997      (91,901,909)
                                                        -------------    -------------    -------------

Cash Flows from Financing Activities:
  Net increase (decrease) in deposits                      75,490,602      (82,051,076)      54,419,827
  Dividends paid                                          (11,039,887)      (9,193,395)      (8,661,027)
  Repayments of long-term bonds and notes                  (1,050,000)        (985,000)        (920,000)
  Net increase in federal funds purchased,
    securities sold under agreements to repurchase
    and other temporary funds                              82,924,580       21,023,725       11,713,955
                                                        -------------    -------------    -------------
  Net cash provided by (used in) financing activities     146,325,295      (71,205,746)      56,552,755
                                                        -------------    -------------    -------------

Net (Decrease) Increase in Cash and Due From Banks         (6,358,375)      (4,793,134)       3,744,445
Cash and Due From Banks, Beginning                        119,483,272      124,276,406      120,531,961
                                                        -------------    -------------    -------------
Cash and Due From Banks, Ending                         $ 113,124,897    $ 119,483,272    $ 124,276,406
                                                        =============    =============    =============

Supplemental Information
    Income Taxes Paid                                   $  16,410,052    $  17,185,000    $  13,600,000
    Interest Paid                                          71,684,101       65,019,824       60,910,863


See notes to consolidated financial statements.

Page 22
Hancock Holding Company and Subsidiaries
Notes to Consolidated Financial Statements

Years Ended December 31, 1997, 1996 and 1995

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business. Hancock Holding Company (the "Company") is a bank holding company headquartered in Gulfport, Mississippi operating in the states of Mississippi and Louisiana through two wholly-owned bank subsidiaries, Hancock Bank, Gulfport, Mississippi and Hancock Bank of Louisiana, Baton Rouge, Louisiana (the "Banks"). The Banks are community oriented and focus primarily on offering commercial, consumer and mortgage loans and deposit services to individuals and small to middle market businesses in their respective market areas. The Company's operating strategy is to provide its customers with the financial sophistication and breadth of products of a regional bank, while successfully retaining the local appeal and level of service of a community bank.

Consolidation. The consolidated financial statements of the Company include the accounts of the Company, the Banks, and other subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Securities.  Securities  have  been  classified  into one of  three  categories:
Trading, Available-for-Sale, or Held-to-Maturity. Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates this classification periodically. Trading account securities are held for resale in anticipation of short-term market movements. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities not classified as held-to-maturity or trading are classified as available-for-sale. The Company had no trading account securities during the three years ended December 31, 1997. Held-to-maturity securities are stated at amortized cost. Available-for-sale securities are stated at market value, with unrealized gains and losses, net of income taxes, reported as a separate component of stockholders' equity until realized. The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security. Amortization, accretion and accrued interest are included in interest income on securities. Realized gains and losses, and declines in value judged to be other than temporary, are included in net securities gains. Gains and losses on the sale of securities available-for-sale are determined using the specific-identification method.

Allowance for Loan Losses. The allowance for loan losses is a valuation account available to absorb probable losses on loans. All losses are charged to the allowance for loan losses when the loss actually occurs or when a determination is made that a loss is likely to occur; recoveries are credited to the allowance for loan losses at the time of recovery. Periodically during the year management estimates the probable level of future losses to determine whether the reserve is adequate to absorb anticipated losses in the existing portfolio based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions. Based on these estimates, the allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries).

Property and Equipment. Property and equipment are recorded at amortized cost. Depreciation is computed principally by the straight-line method based on the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the term of the lease or the asset's useful life.

Intangible Assets. Intangible assets, which amounted to $28,633,000 and $24,582,000 at December 31, 1997 and 1996, respectively, include the values assigned to the core deposits of acquired banks which are being amortized over lives ranging from six to seven years using accelerated methods, and goodwill which is being amortized over fifteen years.

Other Real Estate. Other real estate acquired through foreclosure and bank acquisitions is stated at the lower of cost or fair market value, net of the costs of disposal. When a reduction to fair market value is required, it is charged to the allowance for loan losses at the time of foreclosure and any subsequent adjustments are charged to expense.

Loans. Loan origination fees and certain direct origination costs are deferred and recognized as an adjustment of the yield on the related loan. Interest on commercial and real estate mortgage loans is recorded as income as earned.

Unearned income on installment loans is recognized as income based on a method which approximates the interest method. Where doubt exists as to collectibility of a loan, the accrual of interest is discontinued and payments received are applied first to principal. Upon such discontinuances, all unpaid accrued interest is reversed. Interest income is recorded after principal has been satisfied and as payments are received. The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company's impaired loans include troubled debt restructurings, and performing and non-performing major loans in which full payment of principal or interest is not expected. Non major homogeneous loans, which are evaluated on an overall basis, generally include all loans under $500,000. The Company calculates an allowance required for impaired loans based on the present value of expected future cash flows discounted at the loans effective interest rate, or at the loan's observable market price or the fair value of its collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is required as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses. Generally, loans of all types which become 90 days delinquent are in the process of collection through repossession, foreclosure or have been deemed currently uncollectible. Loans deemed currently uncollectible are charged-off against the allowance account. As a matter of policy, loans are placed on a non-accrual status when doubt exists as to collectibility.

Trust Fees. Trust fees are recorded when received, which is the general practice within the banking industry.

Income Taxes. Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable income and pre-tax financial income and between the tax basis of assets and liabilities and their reported amounts in the financial statements. Deferred taxes on temporary differences are calculated at the currently enacted tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Stock Based Compensation. The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized. The pro forma disclosures required by SFAS 123 are included in Note 9.

Basic and Diluted Earnings Per Common Share. In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 128, Earnings Per Share. This Statement simplifies the standards for computing earnings per share previously required under APB Opinion No. 15, Earnings Per Share. Basic earnings per share (EPS) excludes dilution and is computed by dividing earnings available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. SFAS No. 128 is effective for 1997 and required restatement of all prior period EPS data. Basic and diluted earnings per share as currently presented are the same amounts as primary earnings per share as previously reported.

Cash. For the purpose of presentation in the Statements of Cash Flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and Due from Banks".

NOTE 2 - ACQUISITIONS

Poolings
On February 1, 1995, the Company merged Hancock Bank of Louisiana, a wholly-owned subsidiary of the Company, with Washington Bank and Trust Company, Franklinton, Louisiana (Washington). The merger was consummated by the exchange of all outstanding common stock of Washington in return for approximately 624,000 shares (adjusted for a 15% stock dividend in 1996) of common stock of the Company. The merger was accounted for using the pooling-of-interests method. Net interest income and net earnings of Washington was $372,000 and $114,000 for the period from January 1, 1995 to January 31, 1995, respectively.

Purchases

On January 13, 1995, the Company acquired First Denham Bancshares, Inc. for approximately $4,000,000 cash and 890,000 shares (adjusted for a 15% stock dividend in 1996) of common stock of the Company. First Denham Bancshares, Inc owned 100% of the stock of First National Bank of Denham Springs (Denham). The acquisition was accounted for using the purchase method and the results of operation since January 13, 1995 are included in the consolidated statements of earnings. The excess of the purchase price over the value of the net tangible assets acquired was assigned to goodwill and is being amortized over 15 years. On November 15, 1996, the Company acquired Community Bancshares, Inc. (Community) for approximately $5,000,000 cash and 513,000 shares (adjusted for a 15% stock dividend in 1996) of common stock of the Company. The acquisition was accounted for using the purchase method and the results of operations since November 15, 1996 are included in the consolidated statements of earnings. The excess of the purchase price over the value of the net tangible assets acquired was assigned to goodwill and is being amortized over 15 years. On January 17, 1997 the Company acquired Southeast National Bank, Hammond, Louisiana (Southeast) for approximately $3,700,000 cash and 121,000 shares of common stock of the Company. The acquisition was accounted for using the purchase method of accounting and the results of operations since January 17, 1997 are included in the consolidated statements of earnings. The excess of the purchase price over the value of net tangible assets acquired was assigned to goodwill and is being amortized over 15 years. On July 15, 1997 the Company acquired Commerce Corporation, Inc. (Commerce), St. Francisville, Louisiana, which owned 100% of the stock of Bank of Commerce and Trust Company, for approximately $330,000 cash and 65,000 shares of common stock and the assumption of Commerce debt owed to certain individuals in the aggregate principal amount of $1,250,000. The transaction was accounted for using the purchase method of accounting and the results of operations since July 15, 1997 are included in the consolidated statements of earnings. The excess of the purchase price over the value of the net tangible assets acquired was assigned to goodwill and is being amortized over 15 years. The following unaudited pro forma consolidated results of operations give effect to the acquisitions of Denham and Community as though they had occurred on January 1, 1995; and Southeast and Commerce as though they had occurred on January 1, 1996, (amounts in thousands, except for share amounts):

                                                    Years ended December 31,
                                             ---------------------------------
                                                 1997       1996       1995
                                             ---------- ----------  ----------
Interest income                              $ 185,124  $ 182,372   $ 167,275
Interest expense                               (72,162)   (69,278)    (63,772)
Provision for loan losses                       (6,565)    (6,179)     (4,425)
                                             ---------  ---------   ---------
Net interest income after provision for
  loan losses                                  106,397    106,915      99,078

Net earnings                                 $  30,643  $  32,624   $  27,977
Basic and diluted earnings per common share  $    2.81  $    2.99   $    2.65

The unaudited pro forma information is not necessarily indicative either of results of operations that would have occurred had the purchases been made as of January 1, 1995 or January 1, 1996, as appropriate, or of future results of operations of the combined companies.

 In connection with the 1997, 1996 and 1995 acquisitions, liabilities were assumed as follows (in thousands):

                                              1997          1996         1995
                                           ----------   ----------   ----------
Fair value of all assets, excluding cash   $  68,815    $  96,623    $ 120,407
Cash acquired, net of amount paid              2,288          202        7,872
Market value of common stock issued           (6,885)     (16,295)     (22,819)
                                           ---------    ---------    ---------
Liabilities assumed                        $  64,218    $  80,530    $ 105,460
                                           =========    =========    =========

NOTE 3 - SECURITIES
The book and market values of securities classified as available-for-sale were as follows (in thousands):

                                    December 31, 1997                      December 31, 1996
                                ------------------------------------------------------  ----------------------



                                           Gross     Gross                         Gross     Gross
                              Amortized  Unrealized Unrealized  Market  Amortized Unrealized Unrealized Market
                                Cost       Gains     Losses     Value     Cost      Gains     Losses     Value
                             ----------  -------   --------  --------- --------- -------   --------  ---------
U.S. Treasury securities       $54,637   $    79   $     8   $54,708   $   499   $     3   $     0   $   502
Other U.S. gov. obligations     46,039         5       126    45,918    53,802       120       501    53,421
Municipal obligations            1,496        30         0     1,526       923         2         0       925
Other Securities                 6,305         0         5     6,300         0         0         0         0
Mortgage-backed securities      27,538       318        29    27,827     5,373       317       391     5,299
CMOs                            21,427         0       162    21,265    33,038       111       633    32,516
Equity securities                6,089         0         0     6,089     4,932         0         0     4,932
                              --------   -------   -------   -------   -------   -------   -------   -------

                              $163,531   $   432   $   330   163,633 $  98,567   $   553   $ 1,525   $97,595
                              ========   =======   =======   =======   =======   =======   =======   =======

The amortized cost and market value of the debt securities classified as available-for-sale at December 31, 1997, by estimated maturity, were as follows (in thousands):

                                    Amortized Cost  Market Value
                                    --------------  -------------

Due in one year or less                  $ 29,820   $ 29,774
Due after one year through five years      68,343     68,373
Due after five years through ten years     25,856     25,825
Due after ten years                        33,423     33,572
                                         --------   --------
                                         $157,442   $157,544
                                         ========   ========

The amortized cost and market values of securities classified as held-to-maturity were as follows (in thousands):

                                            December 31, 1997                        December 31, 1996
                             ------------------------------------------  ------------------------------------------



                                           Gross       Gross                           Gross      Gross
                              Amortized  Unrealized  Unrealized Market    Amortized  Unrealized Unrealized Market
                                 Cost      Gains      Losses     Value      Cost        Gains     Losses   Value
                             ---------   --------   --------  --------- ---------   ---------    -------   --------
U.S. Treasury securities     $ 210,525   $  2,533   $    127  $ 212,931 $  175,171  $   1,990    $    60   $177,101
Other U.S. gov. obligations    267,437      1,112        312    268,237    338,796        618      1,863    337,551
Municipal obligations           88,062      2,979         37     91,004     66,367      2,088         47     68,408
Other Securities                25,874         19         20     25,873          0          0          0          0
Mortgage-backed securities     133,925      1,943        137    135,731     87,991        498        222     88,267
CMOs                           190,539      1,245        602    191,182    135,673        300        590    135,383
                              --------   --------   --------   -------- ----------  ---------    -------   --------
                              $916,362   $  9,831   $  1,235  $ 924,958 $  803,998  $   5,494    $ 2,782   $806,710
                              ========   ========   ========   ========   ========  =========    =======   ========

The amortized cost and market value of securities classified as held-to-maturity as of December 31, 1997, by contractual maturity, were as follows (in thousands):

                                     Amortized Cost Market Value
                                     -------------- -------------
Due in one year or less                 $ 194,406 $ 194,626
Due after one year through five years     305,508   307,880
Due after five years through ten years    177,870   179,584
Due after ten years                       238,578   242,868
                                          -------   -------
                                        $ 916,362 $ 924,958
                                          =======   =======

Proceeds from sales of available-for-sale securities were $12,919,000 in 1997, $20,425,000 in 1996 and $9,435,000 in 1995. Gross gains of $321,000 in 1997,
$178,000  in 1996 and  $16,000  in 1995 and  gross  losses of  $42,000  in 1997,
$147,000 in 1996 and $65,000 in 1995 were realized on those sales. Securities with a book value of approximately $600,264,000 at December 31, 1997 and $440,507,000 at December 31, 1996, were pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

The Company's collateralized mortgage obligations ("CMOs") generally consist of first and second tranche sequential pay and/or planned amortization class
(PAC) instruments. Interest income on CMOs and mortgage-backed securities is generally included with interest on obligations of other U.S. government agencies and corporations due to their guarantees of the underlying mortgages.

Note 4 - Loans
Loans consisted of the following (in thousands):
                                                    December 31,
                                             -----------------------
                                                  1997         1996
                                             ------------ ----------
Real estate loans - primarily mortgage       $  476,612   $  465,919
Commercial and industrial loans                 175,721      169,515
Loans to individuals for household, family
 and other consumer expenditures                558,147      534,560
Leases                                           16,889       15,881
Other loans                                      17,986       12,895
                                             ----------   ----------
                                             $1,245,355   $1,198,770
                                             ==========   ==========

 Changes in the allowance for loan losses are as follows (in thousands):
                                            1997        1996        1995
                                         --------    ----------  --------
Balance at January 1                     $ 19,800    $ 17,391    $ 15,372
Balance acquired through acquisitions         833         654       1,147
Recoveries                                  2,181       2,068       1,830
Loans charged off                          (8,213)     (6,466)     (5,383)
Provision charged to operating expense      6,399       6,153       4,425
                                         --------    --------    --------
Balance at December 31                   $ 21,000    $ 19,800    $ 17,391
                                         ========    ========    ========


The Company generally makes loans in its market areas of South Mississippi and Southeastern Louisiana. Loans are made in the normal course of business to its directors and executive officers, and their associates on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Such loans did not involve more than normal risk of collectibility or contain other unfavorable features. The balance of loans to related parties at December 31, 1997 and 1996 was approximately $8,133,000 and $6,080,000, respectively.
Non-accrual and renegotiated loans amounted to approximately .30% of total loans at December 31, 1997 and .25% at December 31, 1996. The amount of interest not accrued on these loans did not have a significant effect on earnings in 1997, 1996 or 1995.
The Company's impaired loans amounted to less than .25% of total loans at December 31, 1997 and 1996, and the related reserve amounts were not significant at those dates. There was no significant change in these amounts during the years ended December 31, 1997, 1996 or 1995. Interest income recognized on these loans amounted to approximately $125,000, $100,000 and $300,000 for the years ended December 31, 1997, 1996 and 1995 respectively. Transfers from loans to other real estate amounted to approximately $1,894,000, $1,952,000 and $574,000 in 1997, 1996 and 1995, respectively. Reserve balances associated with other real estate amounted to $812,000 and $668,000 at December 31, 1997 and 1996, respectively.

NOTE 5 - PROPERTY AND EQUIPMENT
 Property and equipment are stated at cost less accumulated depreciation and amortization as follows (in thousands):

                                                    December 31,
                                                 -----------------
                                                   1997     1996
                                                 -------   -------
Land, buildings and leasehold improvements       $47,073   $46,730
Furniture, fixtures and equipment                 42,022    37,047
                                                 -------   -------
                                                  89,095    83,777
Less accumulated depreciation and amortization    46,285    43,365
                                                 -------   -------
                                                 $42,810   $40,412
                                                 =======   =======
<PAGE<
Page 27

NOTE 6 - STOCKHOLDERS' EQUITY
Basic and diluted earnings per common share is based on the weighted average number of shares outstanding of approximately 10,870,000 and 10,877,000 in 1997, 10,277,000 and 10,277,000 in 1996 and 10,181,000 and 10,181,000 in 1995, which have been reduced by shares of stock owned by subsidiaries and after giving retroactive effect to the 15% stock dividend paid in 1996. At December 31, 1997, these subsidiaries owned 162,200 shares of stock.
Stockholders' equity of the Company includes the undistributed earnings of the subsidiary Banks. Dividends are payable only out of undivided profits or current earnings. Moreover, dividends to the Company's stockholders can generally be paid only from dividends paid to the Company by the Banks which, with respect to Hancock Bank, are subject to approval by the Commissioner of Banking and Consumer Finance of the State of Mississippi. The amount of capital of the subsidiary banks available for dividends at December 31, 1997 was approximately $100 million.
The Company and its bank subsidiaries are required to maintain certain minimum capital levels. At December 31, 1997 and 1996, the Company and the banks were in compliance with their respective statutory minimum capital requirements.

Following is a summary of the capital levels:

                                                                                   To be Well
                                                                  Required      Capitalized Under
                                                                 for Capital    Prompt Corrective
                                                   Actual     Adequacy Purposes  Action Provisions
                                           -----------------   ----------------- ----------------
                                             Amount    Ratio % Amount    Ratio % Amount Ratio %
                                            --------  ------   ------    -----   ------ --------

As of December 31, 1997:
 Total Capital (to Risk Weighted Assets)
  Company                                   $273,724   19.18 $ 114,200    8.00 $   N/A
  Hancock Bank                               165,059   18.45    71,600    8.00  89,500 10.00
  Hancock Bank of Louisiana                  109,517   20.58    42,600    8.00  53,200 10.00

 Tier I Capital (to Risk Weighted Assets)
  Company                                   $259,940   18.22$ 57,100      4.00 $   N/A
  Hancock Bank                               157,927   17.65  35,800      4.00  53,700  6.00
  Hancock Bank of Louisiana                  102,865   19.33  21,300      4.00  31,900  6.00

 Tier I Leveraged Capital
  Company                                   $259,940   10.24$ 76,100      3.00 $   N/A
  Hancock Bank                               157,927    9.75  48,600      3.00  81,000  5.00
  Hancock Bank of Louisiana                  102,865   10.94  28,200      3.00  47,000  5.00


                                                                                    To be Well
                                                                   Required     Capitalized Under
                                                                  for Capital    Prompt Corrective
                                                   Actual      Adequacy Purposes Action Provisions
                                            --------------- -------------------- -----------------
                                             Amount    Ratio %Amount     Ratio % Amount   Ratio %
                                            --------   ----- -------     ------- ------   -------

As of December 31, 1996:
 Total Capital (to Risk Weighted Assets)
  Company                                   $250,369   19.02$105,300      8.00 $   N/A
  Hancock Bank                               152,370   18.62  65,500      8.00  81,800    10.00
  Hancock Bank of Louisiana                   97,801   19.63  39,800      8.00  49,800    10.00

 Tier I Capital (to Risk Weighted Assets)
  Company                                   $237,356   18.03$ 52,700      4.00 $   N/A
  Hancock Bank                               145,583   17.79  32,700      4.00  49,100     6.00
  Hancock Bank of Louisiana                   91,575   18.38  20,000      4.00  29,900     6.00

 Tier I Leveraged Capital
  Company                                   $237,356   10.37$ 69,000      3.00 $   N/A
  Hancock Bank                               145,583   10.10  43,200      3.00  72,100     5.00
  Hancock Bank of Louisiana                   91,575   10.54  26,000      3.00  43,400     5.00


Risk-based capital requirements are intended to make regulatory capital more sensitive to risk elements of the Company. Currently, the Company and its bank subsidiaries are required to maintain a minimum risk-based capital ratio of 8.0%, with not less than 4.0% in Tier 1 capital. In addition, the Company and its bank subsidiaries must maintain a minimum Tier 1 leveraged ratio (Tier 1 capital to total assets) of at least 3.0% based upon the regulators latest composite rating of the institutions. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") required each federal banking agency to implement prompt corrective actions for institutions that it regulates. The rules provide that an institution is well capitalized if its total risk-based capital ratio is 10% or greater, its Tier 1 risked-based capital ratio is 6% or greater, its leveraged ratio is 5% or greater and the institution is not subject to a capital directive. Under this regulation, each of the subsidiary banks were deemed to be well capitalized as of December 31, 1997 and 1996 based upon the most recent notifications from their regulators. There are no conditions or events since those notifications that management believes would change their classifications.

NOTE 7 - INCOME TAXES
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                 December 31,
                                                            --------------------
                                                               1997      1996
                                                            -------    --------
Deferred tax assets:
   Post-retirement benefit obligation                       $   993    $   789
   Reserve for loan losses not currently deductible           6,022      5,002
   Reserve for other real estate not currently deductible       284        234
   Deferred compensation                                        725        715
   Lease accounting                                             195        159
   Unrealized loss on securities available-for-sale             339
   Other                                                        242        547
                                                            -------    -------
                                                              8,461      7,785
                                                            -------    -------

Deferred tax liabilities:
   Tax over book depreciation                                (3,325)    (3,517)
   Prepaid pension                                           (1,088)      (959)
   Unrealized gain on securities available-for-sale             (36)
   Market discount accretion                                 (1,321)      (638)
                                                            -------    -------

                                                             (5,770)    (5,114)
                                                            -------    -------
Net deferred tax asset                                      $ 2,691    $ 2,671
                                                            =======    =======

Income taxes consist of the following components (in thousands):

                       1997        1996        1995
                    ----------- ----------- ---------
Currently payable   $ 17,746    $ 15,924    $ 13,855
Deferred                (395)       (754)       (790)
                    --------    --------    --------
                    $ 17,351    $ 15,170    $ 13,065
                    ========    ========    ========

Income taxes amounted to less than the amounts computed by applying the U.S. Federal income tax rate of 35% to earnings before income taxes. The reasons for these differences are as follows (in thousands):

                                                    1997                          1996                      1995
                                                ----------                   ------------              ----------
                                                   Amount            %        Amount               %    Amount           %
                                                ----------      --------     ------------     --- ---- ----------    --------
Taxes computed at statutory rate                 $ 16,792             35       $ 16,371             35   $ 14,029         35
Increases (decreases) in taxes resulting from:
 State income taxes                                   550              1              -              -          -          -
 Tax exempt interest income                        (1,501)            (3)        (1,583)            (3)    (1,355)        (3)
 Goodwill amortization                                831              2            400              -        380          1
 Miscellaneous items - net                            679              1            (18)             -        11           -
                                                 --------       --------       --------       --------   --------   ---------
Income tax expense                               $ 17,351             36       $ 15,170             32   $ 13,065         33
                                                 ========       ========       ========       ========   ========   =========

The related income tax provision (credit) on securities gains (losses) was $98,000 in 1997, $10,700 in 1996 and $(17,000) in 1995.

NOTE 8 - EMPLOYEE BENEFIT PLANS
The Company has a non-contributory pension plan covering substantially all salaried full-time employees who have been employed by the Company the required length of time. The Company's current policy is to contribute annually the minimum amount that can be deducted for federal income tax purposes. The benefits are based upon years of service and employee's compensation during the last five years of employment. Data relative to the pension plan follows (in thousands):

                                                                    December 31,
                                                               --------------------
                                                                  1997        1996
                                                               --------    ---------
Actuarial present value of benefit obligations:
   Vested benefit obligation                                   $ 24,557    $ 22,702
                                                               ========    ========
   Accumulated benefit obligation                              $ 24,650    $ 22,792
                                                               ========    ========
   Projected benefit obligation for service rendered to date   $(26,742)   $(24,687)
   Plan assets at fair value                                     26,524      23,251
                                                               --------    --------
   Projected benefit obligation in excess of plan assets           (218)     (1,436)
   Remaining unrecognized portion of net obligation being
    amortized over 15 years                                         183         228
   Unrecognized prior service cost                                  659         751
   Unrecognized net loss from past experience different
    from that assumed                                             2,484       3,197
                                                               --------    --------
   Prepaid pension cost included in other assets               $  3,108    $  2,740
                                                               ========    ========

                                                                     Years Ended December 31,
                                                               --------------------------------
Net pension expense included the                                  1997        1996        1995
                                                               --------    --------    --------
   following  (income) expense components:
  Service cost - benefits earned during the period             $    942    $    850    $    836
  Interest cost on projected benefit obligation                   1,871       1,628       1,555
  Return on plan assets                                          (3,091)     (2,222)     (2,411)
  Net amortization and deferral                                   1,478         747       1,275
                                                               --------    --------    --------
Net pension expense                                            $  1,200    $  1,003    $  1,255
                                                               ========    ========    ========

The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 7.75% and 3.0% in 1997 and 1996, respectively. The expected rate of return on plan assets was 8% in 1997 and 1996. The Plan's assets consist primarily of U.S. government and agency obligations, certificates of deposit and other fixed income obligations.
The Company sponsors two defined benefit post-retirement plans other than the pension plan that cover full time employees who have reached 45 years of age. One plan provides medical benefits and the other provides life insurance benefits. The post-retirement health care plan is contributory, with retiree contributions adjusted annually and subject to certain employer contribution maximums; the life insurance plan is noncontributory. The actuarial and recorded liabilities for these post-retirement benefits, none of which have been funded, are as follows (in thousands):
                                                        December 31,
                                                   ------------------
Accumulated post-retirement benefit obligations:      1997       1996
                                                   -------    -------

  Retirees                                         $ 2,952    $ 2,159
  Fully eligible active plan participants            1,051      1,071
  Other active plan participants                     1,506      1,410
                                                   -------    -------
                                                     5,509      4,640
  Unrecognized transition obligation                (2,006)    (2,150)
  Unrecognized net (loss) gain                        (665)      (236)
                                                   -------    -------
                                                   $ 2,838    $ 2,254
                                                   =======    =======

Net periodic post-retirement benefit costs included the following components (in thousands):

                                                                     1997    1996     1995
                                                                    -----   ------   -----
Amortization of unrecognized net gain (loss)                        $   0   $ (30)   $  55
Service cost-benefits attributed to service during the year           233     219      264
Interest costs on accumulated post-retirement benefit obligations     357     254      390
Amortization of transition obligation over 20 years                   143     143      143
                                                                    -----   -----    -----
Net periodic post-retirement benefit cost                           $ 733   $ 586    $ 852
                                                                    =====   =====    =====

For measurement purposes in 1997, an 8.5% annual rate of increase in the per capita cost of covered health care benefits was assumed. The rate was assumed to decrease gradually to 5.5% for 2003 and remain at that level thereafter. In 1996, rates of 9.0% and 5.5% were assumed, and in 1995, rates of 9.5% and 5.5% were assumed. The health care cost trend rate assumption has an effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1% in each year would increase the accumulated post-retirement benefit obligation as of December 31, 1997, by $719,000 and the aggregate of the service and interest cost components of net periodic post-retirement benefit cost for the year then ended by $89,000. The weighted average discount rate used in determining the accumulated post-retirement benefit obligation was 7.0% in 1997 and 7.5% in 1996 and 1995.
The Company has a non-contributory profit sharing plan covering substantially all salaried full-time employees who have been employed the required length of time. Contributions are made at the discretion of the Board of Directors and amounted to $568,500 in 1997, $568,500 in 1996 and $456,000 in 1995.
In addition, the Company has an employee stock purchase plan that is designed to provide the employees of the Company a convenient means of purchasing common stock of the Company. Substantially all salaried, full-time employees, with the exception of Leo W. Seal, Jr., who have been employed by the Company the required length of time are eligible to participate, if they so elect. The Company contributes an amount equal to 25% of each participant's contribution, which contribution cannot exceed 5% of the employee's base pay. The Company's contribution amounted to $84,500 in 1997, $71,000 in 1996 and $58,000 in 1995.
The post-retirement plans relating to health care payments and life insurance and the stock purchase plan are not guaranteed and are subject to immediate cancellation and/or amendment. These plans are predicated on future Company profit levels that will justify their continuance. Overall health care costs are also a factor in the level of benefits provided and continuance of these post-retirement plans. There are no vested rights under the post-retirement health or life insurance plans.

NOTE 9 - EMPLOYEE STOCK PLANS
In February 1996 the stockholders of the Company approved the Hancock Holding Company 1996 Long-Term Incentive Plan to provide incentives and awards for employees of the Company and it's subsidiaries. Awards as defined in the Plan includes, with limitations, stock options (including restricted stock options), restricted and performance shares, and performance stock awards, all on a stand-alone, combination or tandem basis. A total of 5,000,000 common shares can be granted under the Plan with a maximum of 1% of the outstanding common stock (as reported for the fiscal year ending immediately prior to such plan year) in any one year. The exercise price is equal to the market price on the date of grant except for certain of those granted to major shareholders where the option price is 110% of the market price. On December 15, 1996, options to purchase 35,250 shares were granted, of which 32,978 are exercisable at $40 per share and 2,272 are exercisable at $44 per share. 27,522 of these options are exercisable on the first anniversary of the date of grant and 7,728 are exercisable six months after date of grant. The options generally expire ten years after the date of grant.
On December 11, 1997, options to purchase 62,375 were granted, of which 60,860 shares are exercisable at $66 per share and 1,515 are exercisable at $66 per share. 48,288 of these options are exercisable on the first anniversary of the date of grant and 14,087 are exercisable six months after the date of grant.

Below is a summary of the transactions:
                                        Exercise Price
                            ------------------------------------
                             Number of
                              Options   Average Price
                            Outstanding  Per Share   Aggregate
                            -----------    ------   -----------
Balance January 1, 1996               0    $    0.00$         0
Granted                          35,250        40.26  1,419,000
                            -----------    ------   -----------
Balance December 31, 1996        35,250        40.26  1,419,000
Granted                          62,375        60.15  3,752,000
Cancelled                        (1,300)       40.00    (52,000)
                            -----------    ------   -----------
Balance December 31, 1997        96,325    $   53.14$ 5,119,000
                            ===========    ======   ===========

Options on 33,950 shares were exercisable at December 31, 1997 with a weighted average exercise price of $40.27 per share. The weighted average contractual life of options outstanding at December 31, 1997 was 9.5 years.

The Company has adopted the disclosure-only option under SFAS No. 123 "Accounting for Stock Based Compensation". The weighted average fair value of options granted during 1997 and 1996 was $20.36 and $11.53, respectively. Had compensation costs for the Company's stock options been determined based on the fair value at the grant date consistent with the method under SFAS 123, the Company's net income and earnings per share would have been as indicated below:

                                        Year Ended December 31,
                                       -------------------------
                                             1997        1996
                                       ----------   ----------
Net earnings
  As reported                          $   30,624   $   31,603
  Pro Forma                                30,220       31,584
Basic and diluted earnings per share
  As reported                          $     2.82   $     3.08
  Pro Forma                                  2.78         3.07

 The fair value of the options granted under the Company's stock option plans during the years ended December 31, 1997 and 1996 was estimated using the Black-Scholes Pricing Model with the following assumptions used: dividend yield of 1.6% and 2.3%, expected volatility of 25% and 22%, risk free interest rates of 5.5% and 5.6%, and expected lives of 8 years and 8 years, respectively.
 The Company also issued 12,300 restricted share grants during 1997 which vest at the end of three years. Vesting is contingent upon continued employment by the Company. All of these grants were outstanding at December 31, 1997. The 6,100 and 6,200 shares had respective market values of $42 and $60 per share at the dates of grant, and $96,000 of compensation expense relating to these grants was recorded in 1997. The remaining unearned compensation of $532,467 is being amortized over the life of the grants.

NOTE 10 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value: Cash, Short-term Investments and Federal Funds Sold. For those short-term instruments, the carrying amount is a reasonable estimate of fair value. Securities. For securities, fair value equals quoted market price, if available. If a quoted market price is not available, a reasonable estimate of fair value is used.

Loans. The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits. The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. Long-Term Bond and Notes. Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt. Commitments. The fair value of commitments to extend credit was not significant. The estimated fair values of the Company's financial instruments are as follows (in thousands):

                                                                                December 31,
                                                         --------------------------------------------------------
                                                                      1997                          1996
                                                         --------------------------     -------------------------
                                                             Carrying        Fair        Carrying          Fair
                                                              Amount         Value        Amount           Value
                                                          ------------  ------------   -----------    ------------
Financial Assets:
   Cash, short-term investments and federal funds sold   $   150,692    $   150,692    $   134,428    $   134,428
   Securities available-for-sale                             163,633        163,633         97,595         97,595
   Securities held-to-maturity                               916,362        924,958        803,998        806,710
   Loans                                                   1,220,630      1,208,958      1,173,967      1,167,767
     Less: allowance for loan losses                         (21,000)       (21,000)       (19,800)       (19,800)
                                                         -----------    -----------    -----------    -----------
     Loans, net of reserve                                 1,199,630      1,187,958      1,154,167      1,147,967

Financial Liabilities:
   Deposits                                              $ 2,062,648    $ 2,063,604    $ 1,926,576    $ 1,925,157
   Securities sold under agreements to repurchase            170,534        170,534         87,609         87,609
   Long-term bonds and notes                                   1,279          1,279          1,050          1,050

NOTE 11 - OFF-BALANCE SHEET RISK
In the normal course of business, the Company enters into financial instruments, such as commitments to extend credit and letters of credit, to meet the financing needs of its customers which are not reflected in the accompanying consolidated financial statements, until they are funded or related fees are incurred or received. These instruments involve, to varying degrees, elements of credit risk not reflected in the consolidated balance sheets. The contract amounts of these instruments reflect the Company's exposure to credit loss in the event of non-performance by the other party on whose behalf the instrument has been issued. The Company undertakes the same credit evaluation in making commitments and conditional obligations as it does for on-balance-sheet instruments and may require collateral or other credit support for off-balance-sheet financial instruments. These obligations are summarized below (in thousands):

                                    December 31
                              ----------------------
                                   1997     1996
                              ----------  ---------
Commitments to extend credit   $241,000   $224,500
Letters of credit                 8,950      7,700

Approximately $181,000,000 and $183,000,000 of commitments to extend credit at December 31, 1997 and 1996, respectively, were at variable rates and the remainder were at fixed rates. The difference between the interest rates on commitments to extend credit and market rates is reflected in the consolidated financial statements over the terms of the related loans when, and if, they are made.
A commitment to extend credit is an agreement to lend to a customer as long as the conditions established in the agreement have been satisfied. A commitment to extend credit generally has a fixed expiration date or other termination clauses and may require payment of a fee by the borrower. Since commitments often expire without being fully drawn, the total commitment amounts do not necessarily represent future cash requirements of the Company. The Company continually evaluates each customers' credit worthiness on a case-by-case basis. Occasionally, a credit evaluation of a customer requesting a commitment to extend credit results in the Company obtaining collateral to support the obligation.
Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing a letter of credit is essentially the same as that involved in extending a loan.

NOTE 12 - Commitments and CONTINGENCIES
The Company is party to various legal proceedings arising in the ordinary course of business. In the opinion of management, after consultation with outside legal counsel, all such matters are adequately covered by insurance or, if not so covered, are not expected to have a material adverse effect on the financial condition of the Company.

NOTE 13 - SUPPLEMENTAL INFORMATION
The following is selected supplemental information (in thousands):


                                       Years Ended December 31,
                                      -------------------------
                                        1997     1996    1995
                                      -------  ------   ------

Other non-interest income:
  Trust fee income                    $2,946   $2,412   $2,525
Other non-interest expense:
  Deposit insurance premium expense      236      285    2,221
  Postage expense                      3,088    2,327    2,354

NOTE 14 - IMPACT OF NEW ACCOUNTING STANDARDS
In June 1997, the FASB issued Statement of Financial Standards No. 130 "Reporting Comprehensive Income" which requires that an enterprise report by major components and as a single total, the change in net assets during the period from non-owner sources and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" which establishes annual and interim reporting standards for an enterprises operating segments and related disclosures about its products, services, geographic areas and major customers. Adoption of these statements will not impact the Company's consolidated financial position, results of operations or cash flows, and any effect will be limited to the form and content of its disclosures. Both statements are effective for fiscal years beginning after December 15, 1997. The Company is in the process of reviewing its operating segments.

NOTE 15 - SUMMARIZED FINANCIAL INFORMATION OF HANCOCK HOLDING COMPANY
             (PARENT COMPANY ONLY)


                                BALANCE SHEETS

                                                December 31,
                                        ---------------------------
                                             1997           1996
                                        ------------ --------------
Assets:
 Investment in subsidiaries             $289,423,238   $261,740,752
 Other                                       811,280        225,736
                                        ------------   ------------
                                        $290,234,518   $261,966,488
                                        ============   ============

Liabilities and Stockholders' Equity:
 Accrued Expenses                       $    381,919   $     28,543
 Note Payable                              1,279,402              -
 Stockholders' Equity                    288,573,197    261,937,945
                                        ------------   ------------
                                        $290,234,518   $261,966,488
                                        ============   ============



                                   STATEMENTS OF EARNINGS

                                                                               Years Ended December 31,
                                                                    ---------------------------------------------
                                                                          1997            1996            1995
                                                                    -------------   -------------   -------------
Dividends received from subsidiaries                                $ 17,150,000    $ 15,391,000    $  9,112,361
Excess equity in earnings of subsidiaries over dividends received     14,793,067      16,632,753      18,201,558
Interest and other expenses                                           (1,847,491)       (555,788)       (398,472)
Income tax credit                                                        528,843         135,039         101,450
                                                                    ------------    ------------    ------------
Net Earnings                                                        $ 30,624,419    $ 31,603,004    $ 27,016,897
                                                                    ============    ============    ============



                                        STATEMENTS OF CASH FLOWS

                                                      Years Ended December 31,
                                           ---------------------------------------------
                                                 1997            1996            1995
                                           -------------   -------------   -------------
Cash Flows from Operating Activities:
 principally dividends from subsidiaries   $ 15,116,205    $ 14,813,634    $ 10,054,361
Cash Flows from Investing Activities:
 purchase transactions                       (4,062,524)     (5,622,371)
Cash Flows from Financing Activities:
 principally dividends paid                 (11,039,887)     (9,134,130)    (10,028,311)
                                           ------------    ------------    ------------
Net increase in cash                             13,794          57,133          26,050
Cash, Beginning                                 157,307         100,174          74,124
                                           ------------    ------------    ------------
Cash, Ending                               $    171,101    $    157,307    $    100,174
                                           ============    ============    ============


INDEPENDENT AUDITORS REPORT



Board of Directors and Stockholders
Hancock Holding Company
Gulfport, Mississippi


We have audited the accompanying consolidated balance sheets of Hancock Holding Company and subsidiaries as of December 31, 1997 and 1996, and the related statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hancock Holding Company and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



Deloitte & Touche LLP

New Orleans, Louisiana
January 13, 1998

HANCOCK HOLDING COMPANY AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


Results of Operations

For the years ended December 31, 1997 and 1996
The Company's net income was $30.6 million, or $2.82 per share for the year ended December 31, 1997, compared with $31.6 million, or $3.08 per share, for the year ended December 31, 1996. Net interest income and non interest income increased as a result of increased volume. Net interest margin declined from 5.20% in 1996 to 5.14% in 1997. Revenue increases were offset by higher levels of operating costs and income taxes. Income taxes increased $2.2 million over 1996 due to, among other things, increased taxable income, state income taxes, and higher levels of non-deductible goodwill amortization expense in conjunction with the most recent three mergers. The provision for loan losses increased from $6.2 million to $6.4 million as a result of increased loan charge-off activity. The loan loss allowance was 1.72% of period-end loans and represented 539% of non-performing loan balances at December 31, 1997.


For the years ended December 31, 1996 and 1995
The Company's net income was $31.6 million, or $3.08 per share, for the year ended December 31, 1996, compared with $27.0 million, or $3.05 per share, for the year ended December 31, 1995. The increase in net income can be primarily attributed to increased loan volume and an increase in the net interest margin from an average of 5.13% in 1995 to 5.20% in 1996. The Bank's balance sheets are liability sensitive with deposits repricing faster than loans and investment securities. Non-interest income increased $2.5 million or 10.4% while non-interest expenses increased 0.6% or $500 thousand. FDIC premium expense in 1996 was $2 million lower than in 1995, which offset acquisition related expenses and other normal expense increases. The provision for loan loss increased from $4.4 million to $6.2 million in 1996 as a result of increased loan charge-off activity and increased loan volume. The loan loss allowance was 1.69% of period-end loans and represented 682% of non-performing loan balances at December 31, 1996.


Financial Condition

Securities
The Company generally purchases securities to be held to maturity, with a maturity schedule that provides ample liquidity. Securities classified as held-to-maturity are carried at amortized cost. Certain securities have been classified as available-for-sale based on management's internal assessment of the portfolio considering future liquidity and earning requirements. The December 31, 1997 book value of the held-to-maturity portfolio was $916 million and the market value was $925 million. The available-for-sale portfolio balance was $164 million at December 31, 1997. Total securities increased by approximately $178 million during 1997.


Loans
Loans outstanding increased $46.7 million in 1997 bringing the December 31, 1997, net loan portfolio balances to $1.2 billion or 52% of earning assets. Loans acquired through the Southeast and Commerce transactions accounted for as purchases amounted to $41 million or 88% of the increase. Non-performing loans were $3.9 million or less than 1/2% of the December 31, 1997, loan balances. Restructured loans were insignificant and the amount of interest not accrued on non-performing loans did not significantly effect earnings in 1997, 1996 or 1995. The Company generally makes loans in its market areas of South Mississippi and Southeastern Louisiana.


Deposits and Deposit Related Liabilities
Deposits increased to $2.1 billion on December 31, 1997. Interest bearing deposit balances increased 7%. Deposits acquired through the Southeast and Commerce transactions accounted for as purchases amounted to $62 million. Other deposit related liabilities, principally securities purchased under agreements to resell, increased from $88 million in 1996 to $171 million in 1997, or 94%. Deposits and deposit related liabilities are the Company's primary source of funds supporting its earning assets base.


Liquidity
Liquidity represents the Company's ability to provide funds to satisfy demands from depositors, borrowers and other commitments by either converting assets to cash or accessing new or existing funds. The principal sources of funds which provide liquidity are customer deposits, payments of principal and interest on loans, maturities and sales of securities, earnings and borrowings. During 1995, the Company established a line of credit with the Federal Home Loan Bank in excess of $30 million, providing an additional liquidity source. At December 31, 1997, cash and due from banks, securities available-for-sale and federal funds sold were in excess of 62% of total deposits.


Capital Resources
Composite ratings by the respective regulatory authorities of the Company and Banks establish minimum capital levels. Currently, the Company and the Banks are required to maintain minimum Tier I leveraged ratios of at least 3%, subject to increase to at least 4% to 5%, depending on the composite rating. As of December 31, 1997, the Company and the Banks capital balances were in excess of current regulatory minimum requirements and showed increases over the prior year.


Year 2000
In 1997 the Company began addressing all the systems requiring modifications to accomodate the turn of the century. Testing of these systems will begin during 1998 with a complete year end test to be accomplished at the end of 1998. Management believes it has dedicated adequate resources to this project and does not believe that the cost of implementation will be a significant amount.


New Accounting Standards
In June 1997, the FASB issued Statement of Financial Standards No. 130 "Reporting Comprehensive Income" which requires that an enterprise report by major components and as a single total, the change in net assets during the period from non-owner sources and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" which establishes annual and interim reporting standards for an enterprises operating segments and related disclosures about its products, services, geographic areas and major customers. Adoption of these statements will not impact the Company's consolidated financial position, results of operations or cash flows, and any effect will be limited to the form and content of its disclosures. Both statements are effective for fiscal years beginning after December 15, 1997. The Company is in the process of reviewing its operating segments.


Form 10-K Annual Report
Hancock Holding Company files an annual report with the Securities and Exchange Commission on Form 10-K. A copy of the report filed on Form 10-K, when completed, will be sent free of charge to any shareholder by writing to George
A. Schloegel, Vice-Chairman, Hancock Holding Company, P. O. Box 4019, Gulfport, MS 39502.