Form 10-K, Exhibit 13
period 1998-12-31
HANCOCK HOLDING CO
filed 1999-03-30
CIK 750577

Hancock Holding Company and Subsidiaries
                              Financial Highlights

(amounts in thousands, except per share data)

                                         At and For the Years Ended December 31,
                                         ---------------------------------------
                                                      1998        1997  % Change
                                                  --------    --------  --------
Earnings Data:
  Net interest income                            $ 111,917   $ 109,761      1.96
  Provision for loan losses                          6,229       6,399    (2.66)
  Earnings before income taxes and cumulative
    effect of accounting change                     44,237      47,976    (7.79)
  Net earnings                                      30,960      30,624     1.10

Per Share Data:
  Earnings before cumulative effect
    of accounting change:
      Basic                                      $    2.79   $    2.82    (1.06)
      Diluted                                         2.78        2.82    (1.42)
  Net earnings:
      Basic                                           2.90        2.82     2.84
      Diluted                                         2.89        2.82     2.48
  Cash dividends paid                                 1.00        1.00        -
  Book value (period end)                            27.29       26.44     3.21
  Weighted average number of shares outstanding     10,693      10,870    (1.63)
  Number of shares outstanding                      10,508      10,916    (3.74)

Balance Sheet Data (period end):
  Securities                                   $ 1,244,369 $ 1,079,995    15.22
  Loans, net of unearned income                  1,305,555   1,220,630     6.96
  Allowance for loan losses                         21,800      21,000     3.81
  Total assets                                   2,814,695   2,537,957    10.90
  Total deposits and deposit-related liabilities 2,514,798   2,233,181    12.61
  Long-term bonds and notes                              -       1,279  (100.00)
  Total stockholders' equity                       286,807     288,573    (0.61)

Balance Sheet Data (average):
  Securities                                   $ 1,184,698 $   984,203    20.37
  Loans, net of unearned income                  1,243,617   1,201,381     3.52
  Allowance for loan losses                         21,040      20,410     3.09
  Total assets                                   2,696,107   2,442,953    10.36
  Total deposits and deposit-related liabilities 2,390,036   2,155,189    10.90
  Long-term bonds and notes                            586       1,369   (57.20)
  Total stockholders' equity                       289,878     271,303     6.85

Performance Ratios (%):
  Return on average assets                            1.15        1.25    (8.00)
  Return on average assets, excluding
    cumulative effect of accounting change            1.11        1.25   (11.20)
  Return on average equity                           10.68       11.29    (5.40)
  Return on average equity, excluding cumulative
    effect of accounting change                      10.28       11.29    (8.95)
  Allowance for loan losses to period-end loans       1.67        1.72    (2.91)
  Allowance for loan losses to non-performing loans 364.43      417.33   (12.68)
  Net charge-offs to average loans                    0.44        0.50   (12.00)
  Net interest margin (1)                             4.67        5.03    (7.16)

Regulatory Capital Ratios (%):                                       Requirement
                                                                     -----------
  Tier I leveraged                                    9.69       10.41     3.00
  Tier I risk-based                                  16.88       19.08     4.00
  Total risk-based                                   17.41       20.33     8.00


(1) Fully taxable equivalent basis (FTE).

                    Hancock Holding Company and Subsidiaries
             Consolidated Summary of Selected Financial Information

(amounts in thousands, except per share data)

                                       At and For the Years Ended December 31,
                                -----------------------------------------------------------------------------
                                     1998            1997            1996            1995            1994
                                ------------    ------------    ------------    ------------    -------------
Interest Income:

  Loans                         $    118,502    $    115,038    $    104,961    $     95,213    $     80,157
  Federal funds sold                   3,090           2,733           5,580           5,820           3,831
  Other investments                   72,067          63,688          58,863          58,083          49,882
                                ------------    ------------    ------------    ------------    -------------
    Total interest income            193,659         181,459         169,404         159,116         133,870
                                ------------    ------------    ------------    ------------    -------------

Interest Expense:
  Deposits                            74,464          66,150          60,625          57,612          48,193
  Federal funds purchased and
    securities sold under
    agreements to repurchase           7,217           5,383           4,013           3,082           1,472
  Bonds, notes and other                  61             165             166             468             332
                                ------------    ------------    ------------    ------------    -------------
    Total interest expense            81,742          71,698          64,804          61,162          49,997
                                ------------    ------------    ------------    ------------    -------------
       Net Interest Income           111,917         109,761         104,600          97,954          83,873
Provision for loan losses              6,229           6,399           6,154           4,425           1,998
                                ------------    ------------    ------------    ------------    -------------
  Net interest income after
    provision for loan losses        105,688         103,362          98,446          93,529          81,875
Non-interest income                   32,331          32,168          28,421          26,709          22,788
Non-interest expense                  93,782          87,554          80,094          80,156          71,040
                                ------------    ------------    ------------    ------------    -------------
  Earnings before income taxes
    and cumulative effect of
    accounting change                 44,237          47,976          46,773          40,082          33,623
Income taxes                          14,428          17,352          15,170          13,065          10,493
                                ------------    ------------    ------------    ------------    -------------
  Earnings before cumulative
    effect of accounting change       29,809          30,624          31,603          27,017          23,130
Cumulative effect of accounting
    change                             1,151               -               -               -               -
                                ------------    ------------    ------------    ------------    -------------
  Net Earnings                  $     30,960    $     30,624    $     31,603    $     27,017    $     23,130
                                ============    ============    ============    ============    =============


Per Common Share*:
  Earnings before cumulative
    effect of accounting change:
       Basic                    $       2.79    $       2.82    $       3.08    $       2.65    $        2.48
       Diluted                          2.78            2.82            3.08            2.65             2.48
  Net earnings:
       Basic                            2.90            2.82            3.08            2.65             2.48
       Diluted                          2.89            2.82            3.08            2.65             2.48
  Cash dividends paid                   1.00            1.00            0.88            0.84             0.80
Weighted average number of shares*:
       Basic                          10,693          10,870          10,277          10,181            9,314
       Diluted                        10,705          10,877          10,277          10,181            9,314
Return on average assets                1.15%           1.25%           1.38%           1.22%            1.13%
Dividend payout                        34.48%          35.46%          28.57%          31.70%           32.26%

Balance Sheet Data:
  Total assets                  $   2,814,695   $  2,537,957    $  2,289,582    $  2,234,286    $   2,026,929
  Total deposits and deposit-
    related liabilities             2,514,798      2,233,181       2,014,185       1,991,069        1,800,810
  Total long-term bonds and notes           -          1,279           1,050           2,035            2,955
  Stockholders' equity                286,807        288,573         261,938         224,179          182,277

* Per common share data is based on the weighted average number of shares after giving retroactive effect for a 15% stock dividend in December 1996. Actual cash dividends paid in 1996, 1995 and 1994 were $1.00, $0.96 and $0.92, respectively.

                    Hancock Holding Company and Subsidiaries
                             Description of Business

Hancock Holding Company (the Company) is a bank holding company headquartered in Gulfport, Mississippi with total consolidated assets of approximately $2.8 billion at December 31, 1998. The Company operates a total of 81 banking offices and over 125 automated teller machines (ATMs) in the states of Mississippi and Louisiana through two wholly-owned bank subsidiaries, Hancock Bank, Gulfport, Mississippi and Hancock Bank of Louisiana, Baton Rouge, Louisiana (the Banks).

The Banks are community oriented and focus primarily on offering commercial, consumer and mortgage loans in addition to deposit services to individuals and small to middle market businesses in their respective market areas. The Company's operating strategy is to provide its customers with the financial sophistication and breadth of products of a regional bank, while successfully retaining the local appeal and level of service of a community bank.

Summary of Quarterly Operating Results (1)
(in thousands, except per share data)

                                                             1998                                          1997
                                       ---------------------------------------------   ---------------------------------------------
                                          First      Second       Third     Fourth        First     Second      Third      Fourth
                                       ---------  ----------  ----------  ----------   ---------   ---------  ---------  -----------

Interest income (2)                    $ 48,589   $  48,809   $  49,863   $  50,608    $ 44,352    $ 45,743   $ 46,440   $ 47,588
Interest expense                        (19,217)    (20,796)    (21,223)    (20,506)    (17,003)    (17,783)   (18,158)   (18,754)
                                       ---------  ----------  ----------  ----------   ---------   ---------  ---------  -----------
  Net interest income                    29,372      28,013      28,640      30,102      27,349      27,960     28,282     28,834
Provision for loan losses                (1,359)       (929)     (1,203)     (2,738)       (836)     (1,508)    (2,993)    (1,062)
Non-interest income                       7,311       8,287       8,147       8,586       7,686       8,130      8,485      7,867
Non-interest expense                    (22,270)    (21,717)    (24,314)    (25,481)    (21,318)    (21,137)   (22,617)   (22,483)
Taxable equivalent adjustment              (846)     (1,032)     (1,124)     (1,208)       (600)       (627)      (680)      (757)
                                       ---------  ----------  ----------  ----------   ---------   ---------  ---------  -----------
  Earnings before income taxes and
   cumulative effect of accounting
      change                             12,208      12,622      10,146       9,261      12,281      12,818     10,477     12,399
Income taxes                             (4,155)     (4,087)     (3,297)     (2,889)     (4,024)     (4,625)    (3,790)    (4,912)
                                       ---------  ----------  ----------  ----------   ---------   ---------  ---------  -----------
  Earnings before cumulative effect
    of accounting change                  8,053       8,535       6,849       6,372       8,257       8,193      6,687      7,487
Cumulative effect of accounting change        -           -           -       1,151           -           -          -          -
                                       ---------  ----------  ----------  ----------   ---------   ---------  ---------  -----------
  Net earnings                         $  8,053   $   8,535   $   6,849   $   7,523    $  8,257    $  8,193   $  6,687   $  7,487
                                       =========  ==========  ==========  ==========   =========   =========  =========  ===========

Basic earnings per share:
  Before cumulative effect of
    accounting change                  $   0.74   $    0.78   $    0.66   $    0.61    $   0.76    $   0.76   $   0.61   $   0.69
  Net earnings                         $   0.74   $    0.78   $    0.66   $    0.72    $   0.76    $   0.76   $   0.61   $   0.69
Diluted earnings per share:
  Before cumulative effect of
    accounting change                  $   0.74   $    0.78   $    0.65   $    0.61    $   0.76    $   0.76   $   0.61   $   0.69
  Net earnings                         $   0.74   $    0.78   $    0.65   $    0.72    $   0.76    $   0.76   $   0.61   $   0.69


(1) Certain quarterly amounts have been reclassified to conform with current presentation.
(2) Fully taxable equivalent basis (FTE).

Market Information
The Company's common stock trades on the Nasdaq Stock Market under the symbol "HBHC" and is quoted in publications under "HancHd". The following table sets forth the high and low sale prices of the Company's common stock as reported on the Nasdaq Stock Market. These prices do not reflect retail mark-ups, mark-downs or commissions.


                                                                Cash
                                        High        Low       Dividends
                                        Sale        Sale        Paid
                                      -------     -------    -----------
               1998
                   1st quarter        $ 62.75     $ 58.88      $ 0.25
                   2nd quarter        $ 63.50     $ 52.50      $ 0.25
                   3rd quarter        $ 55.50     $ 45.25      $ 0.25
                   4th quarter        $ 49.50     $ 40.88      $ 0.25

               1997
                   1st quarter        $ 42.50     $ 39.25      $ 0.25
                   2nd quarter        $ 49.00     $ 39.50      $ 0.25
                   3rd quarter        $ 51.50     $ 46.00      $ 0.25
                   4th quarter        $ 63.25     $ 50.12      $ 0.25


There were 5,471 holders of record of common stock of the Company at January 4, 1999 and 11,072,770 shares issued. On January 4, 1999, the high and low sale prices of the Company's common stock as reported on the Nasdaq Stock Market were $46.50 and $45.00, respectively. The principal source of funds to the Company to pay cash dividends are the dividends received from the Banks. Consequently, dividends are dependent upon earnings, capital needs, regulatory policies and statutory limitations affecting the Banks. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Dividends paid to the Company by Hancock Bank are subject to approval by the Commissioner of Banking and Consumer Finance of the State of Mississippi. The Company's management does not expect regulatory restrictions to affect its policy of paying cash dividends. Although no assurance can be given that Hancock Holding Company will continue to declare and pay regular quarterly cash dividends on its common stock, the Company has paid regular cash dividends since 1937.

Acquisitions
On April 29, 1994, the Company merged Hancock Bank of Louisiana, a wholly-owned subsidiary of the Company, with First State Bank and Trust Company of East Baton Rouge Parish (Baker), Baker, Louisiana. On February 1, 1995, the Company merged Hancock Bank of Louisiana with Washington Bank and Trust Company (Washington), Franklinton, Louisiana. These mergers were accounted for using the pooling-of-interests method and all prior years' financial information has been restated.

On January 13, 1995, the Company acquired First Denham Bancshares, Inc., Denham Springs, Louisiana, which owned 100% of the stock of First National Bank of Denham Springs (Denham). On November 15, 1996, the Company acquired Community Bancshares, Inc. (Community), Independence, Louisiana, which owned 100% of the stock of Community State Bank. On January 17, 1997, the Company acquired Southeast National Bank (Southeast), Hammond, Louisiana, and on July 15, 1997, the Company acquired Commerce Corporation, Inc. (Commerce), St. Francisville, Louisiana, which owned 100% of the stock of Bank of Commerce and Trust Company. The transactions were accounted for using the purchase method of accounting and the results of operations since acquisition are included in the consolidated statements of earnings. The excess of the purchase price over the value of net tangible assets acquired in each transaction was assigned to goodwill and is being amortized over 15 years.

                    Hancock Holding Company and Subsidiaries
                          Consolidated Balance Sheets

                                                           December 31,
                                                --------------------------------
                                                      1998             1997
                                                ---------------  ---------------
Assets:
     Cash and due from banks                    $  161,293,659   $  113,124,897
     Interest-bearing time deposits with
       other banks                                      96,000        2,067,500
     Securities available for sale
       (amortized cost of $462,876,000
       and $163,531,000)                           463,120,442      163,633,434
     Securities held to maturity
       (fair value of $790,379,000 and
       $924,958,000)                               781,248,857      916,361,847
     Federal funds sold                                      -       35,500,000
     Loans                                       1,330,283,979    1,245,355,439
       Less:
         Allowance for loan losses                 (21,800,000)     (21,000,000)
         Unearned income                           (24,729,271)     (24,725,896)
                                                ---------------  ---------------
           Loans, net                            1,283,754,708    1,199,629,543
     Property and equipment, net                    44,546,636       42,810,352
     Other real estate                               2,245,711        2,357,399
     Accrued interest receivable                    23,798,439       20,976,878
     Goodwill and other intangibles                 26,449,170       28,632,744
     Other assets                                   28,141,852       12,861,951
                                                ---------------  ---------------

       Total Assets                            $ 2,814,695,474  $ 2,537,956,545
                                               ================ ================


Liabilities and Stockholders' Equity:
     Deposits:
       Non-interest bearing demand             $   546,684,623  $   462,730,852
       Interest-bearing savings, NOW,
         money market and time                   1,827,905,922    1,599,916,793
                                               ---------------- ----------------
       Total deposits                            2,374,590,545    2,062,647,645
     Securities sold under agreements to
       repurchase                                  140,207,246      170,533,618
     Other liabilities                              13,090,483       14,922,683
     Long-term bonds and notes                               -        1,279,402
                                               ---------------- ----------------
         Total Liabilities                       2,527,888,274    2,249,383,348
     Commitments and contingencies
       (notes 11 and 12)                                     -                -
     Stockholders' equity:
       Common stock - $3.33 par value per
         share; 75,000,000 shares authorized,
         11,072,770 shares issued                   36,872,324       36,872,324
       Capital surplus                             200,536,282      200,766,498
       Retained earnings                            71,498,714       51,401,100
       Unrealized gain on securities available
         for sale, net of deferred taxes               158,878           65,742
       Unearned compensation                        (1,009,949)        (532,467)
       Treasury stock, 402,409 shares, at cost     (21,249,049)               -
                                               ----------------  ---------------
         Total Stockholders' Equity                286,807,200      288,573,197
                                               ----------------  ---------------


           Total Liabilities and Stockholders'
             Equity                            $ 2,814,695,474  $ 2,537,956,545
                                               ================ ================

See notes to consolidated financial statements.

                    Hancock Holding Company and Subsidiaries
                      Consolidated Statements of Earnings

                                                Years Ended December 31,
                                   ---------------------------------------------
                                          1998           1997           1996
                                   ---------------  -------------- -------------
Interest Income:
  Loans                            $  118,502,095   $ 115,037,735  $ 104,960,423
  U.S. Treasury securities             14,469,447      14,733,156     13,567,085
  Obligations of U.S. government
    agencies                           29,962,683      34,699,383     34,885,873
  Obligations of states and
    political subdivisions              6,864,947       4,150,307      3,543,436
  Federal funds sold                    3,089,792       2,733,341      5,580,275
  Other investments                    20,769,588      10,105,014      6,866,644
                                   ---------------  -------------- -------------
    Total interest income             193,658,552     181,458,936    169,403,736
                                   ---------------  -------------- -------------
Interest Expense:
  Deposits                             74,463,671      66,149,396     60,624,862
  Federal funds purchased and
    securities sold under
    agreements to repurchase            7,216,677       5,383,358      4,013,259
  Bonds and notes                          61,483         165,449        165,840
                                   ---------------  -------------- -------------
    Total interest expense             81,741,831      71,698,203     64,803,961
                                   ---------------  -------------- -------------
  Net Interest Income                 111,916,721     109,760,733    104,599,775
Provision for loan losses               6,228,965       6,399,481      6,153,753
                                   ---------------  -------------- -------------
  Net interest income after
    provision for loan losses         105,687,756     103,361,252     98,446,022
Non-Interest Income:
  Service charges on deposit
    accounts                           19,164,074      18,528,677     16,877,678
  Other service charges,
    commissions and fees               10,161,475       9,775,185      8,907,368
  Securities gains, net                   167,139         278,651         30,531
  Other                                 2,838,834       3,586,377      2,605,950
                                   ---------------  -------------- -------------
    Total non-interest income          32,331,522      32,168,890     28,421,527
                                   ---------------  -------------- -------------
Non-Interest Expense:
  Salaries and employee benefits       50,832,743      46,472,455     42,384,113
  Net occupancy expense of premises     5,559,608       4,882,277      4,764,473
  Equipment rentals, depreciation
    and maintenance                     7,707,028       7,259,428      7,365,090
  Amortization of intangibles           2,404,914       2,281,666      2,330,082
  Other                                27,278,170      26,658,497     23,250,787
                                    --------------  -------------- -------------
    Total non-interest expense         93,782,463      87,554,323     80,094,545
                                    --------------  -------------- -------------
      Earnings before income taxes
        and cumulative effect of
        accounting change              44,236,815      47,975,819     46,773,004
Income taxes                           14,427,427      17,351,400     15,170,000
                                    --------------  -------------- -------------
  Earnings before cumulative effect
    of accounting change               29,809,388      30,624,419     31,603,004
Cumulative effect of accounting
  change                                1,150,811               -              -
                                   ---------------  -------------- -------------
  Net Earnings                     $   30,960,199   $  30,624,419  $  31,603,004
                                   ===============  ============== =============


Basic earnings per common share:
  Before cumulative effect of
    accounting change              $         2.79   $        2.82  $        3.08
  Cumulative effect of accounting
    change                                   0.11               -              -
                                   ---------------  -------------- -------------
      Net Earnings                 $         2.90   $        2.82  $        3.08
                                   ===============  ============== =============

  Diluted earnings per common
    share:
      Before cumulative effect of
        accounting change          $         2.78   $        2.82  $        3.08
      Cumulative effect of
        accounting change                    0.11               -              -
                                   ---------------  -------------- -------------
          Net Earnings             $         2.89   $        2.82  $        3.08
                                   ===============  ============== =============

See notes to consolidated financial statements.

                    Hancock Holding Company and Subsidiaries
                Consolidated Statements of Stockholders' Equity

                                                           Years Ended December 31, 1998, 1997 and 1996
                                 ---------------------------------------------------------------------------------------------------
                                                                                           Unrealized
                                        Common Stock                                       Gain (Loss)
                                 ------------------------                                 on Securities
                                   Shares                      Capital        Retained    Available For     Unearned       Treasury
                                   Issued       Amount         Surplus        Earnings      Sale, Net     Compensation      Stock
                                 ----------  ------------  -------------  -------------   ------------- --------------  ------------

Balance, January 1, 1996          9,021,949  $ 30,043,090  $ 130,000,000  $  63,823,349   $ 312,078     $          -    $         -
  Net earnings                                                               31,603,004
  Cash dividends - $0.88 per
    share                                                                    (9,193,395)
  Change in unrealized gain
   (loss) on securities
   available for sale, net                                                                 (944,839)
  15% stock dividend              1,351,960     4,502,027     49,914,363    (54,416,390)
  Acquisition of Community
    accounted for as a purchase     513,393     1,709,599     14,585,059
                                 ----------  ------------  -------------- --------------  ----------    ------------- --------------
Balance, December 31, 1996       10,887,302    36,254,716    194,499,422     31,816,568    (632,761)               -              -
  Net earnings                                                               30,624,419
  Cash dividends - $1.00 per
    share                                                                   (11,039,887)
  Change in unrealized gain
    (loss) on securities
    available for sale, net                                                                 698,503
  Acquisition of Southeast
    accounted for as a purchase     120,900       402,597      3,486,530
  Acquisition of Commerce
    accounted for as a purchase      64,568       215,011      2,780,546
  Transactions relating to
    restricted stock grants, net                                                                            (532,467)
                                 ----------  ------------  -------------- --------------  ----------    ------------- --------------
Balance, December 31, 1997       11,072,770    36,872,324    200,766,498     51,401,100      65,742         (532,467)             -
  Net earnings                                                               30,960,199
  Cash dividends - $1.00 per
    share                                                                   (10,862,585)
  Change in unrealized gain
    (loss) on securities
    available for sale, net                                                                  93,136
  Transactions relating to
    restricted stock grants, net                                                                            (477,482)
  Purchase of treasury stock, net                               (230,216)                                               (21,249,049)
                                 ----------  ------------  -------------- --------------  ----------    ------------- --------------
Balance, December 31, 1998       11,072,770  $ 36,872,324  $ 200,536,282  $  71,498,714   $ 158,878     $ (1,009,949) $ (21,249,049)
                                 ==========  ============  ============== ==============  ==========    ============= ==============


                    Hancock Holding Company and Subsidiaries
               Consolidated Statements of Comprehensive Earnings

                                              Years Ended December 31,
                                     -------------------------------------------
                                         1998           1997           1996
                                     -------------  -------------  -------------
Net earnings                         $ 30,960,199   $ 30,624,419   $ 31,603,004
Other comprehensive earnings (loss):
    Unrealized gain (loss) on
      securities
        available for sale, net:
          Unrealized holding gains
            (losses) arising during
             the year                     114,136        879,503       (924,839)
          Less reclassification
            adjustment for gains
            included in net earnings      (21,000)      (181,000)       (20,000)
                                     -------------  -------------  -------------
              Total other
                comprehensive
                earnings (loss)            93,136        698,503       (944,839)
                                     -------------  -------------  -------------
                  Total
                    Comprehensive
                    Earnings         $ 31,053,335   $ 31,322,922   $ 30,658,165
                                     =============  =============  =============

See notes to consolidated financial statements.

                    Hancock Holding Company and Subsidiaries
                     Consolidated Statements of Cash Flows


                                                   Years Ended December 31,
                                       -----------------------------------------
                                             1998         1997          1996
                                       ------------- ------------- -------------
Cash Flows from Operating Activities:
Net earnings                           $ 30,960,199  $ 30,624,419  $ 31,603,004
Adjustments to reconcile net earnings
  to net cash provided by operating
    activities:
  Depreciation                             5,188,749     4,705,432    4,818,532
  Provision for loan losses                6,228,965     6,399,481    6,153,753
  Provision for deferred income taxes       (435,000)     (395,000)    (754,000)
  Cumulative effect of accounting change
    (before income taxes)                 (1,863,662)            -            -
  Gains on sales of securities              (167,139)     (278,651)     (30,531)
  Increase in interest receivable         (2,821,561)     (282,032)    (117,042)
  Amortization of intangible assets        2,404,914     2,281,666    2,330,082
  Increase (decrease) in interest payable    847,700        14,102     (215,863)
  Other, net                              (6,894,964)    1,140,190     (834,320)
                                       -------------- ------------- ------------
    Net cash provided by operating
      activities                          33,448,201    44,209,607   42,953,615
                                       -------------- ------------- ------------

Cash Flows from Investing Activities:
  Net decrease (increase) in interest-
    bearing time deposits                  1,971,500    (2,056,716)   1,395,000
  Proceeds from maturities of securities
     held to maturity                    225,302,135   261,488,556  372,251,124
  Purchase of securities held to
     maturity                            (99,464,050) (359,318,934)(375,169,554)
  Proceeds from sales and maturities of
    trading and available-for-sale
    securities                            83,297,803    31,441,417   25,122,385
  Purchase of securities available for
    sale                                (375,620,262)  (97,379,020) (34,102,782)
  Net decrease (increase) in federal
    funds sold                            35,500,000   (18,525,000) 147,175,000
  Net increase in loans                  (91,010,541)  (11,363,057)(109,554,135)
  Purchase of property, equipment and
    software, net                        (12,675,267)   (5,206,091)  (5,029,439)
  Proceeds from sales of other real
    estate                                   802,512     1,737,568    1,169,568
  Net cash received in connection with
    purchase transactions                          -     2,288,000      201,830
                                       -------------- ------------- ------------
      Net cash (used) provided by
        investing activities            (231,896,170) (196,893,277)  23,458,997
                                       -------------- ------------- ------------

Cash Flows from Financing Activities:
  Net increase (decrease) in deposits    311,942,900    75,490,602  (82,051,076)
  Dividends paid                         (10,862,585)  (11,039,887)  (9,193,395)
  Treasury stock transactions, net       (22,857,810)            -            -
  Repayments of long-term bonds and
    notes                                 (1,279,402)   (1,050,000)    (985,000)
  Net (decrease) increase in federal
    funds purchased, securities sold
      under agreements to repurchase
      and other temporary funds          (30,326,372)   82,924,580   21,023,725
                                       -------------- ------------- ------------
        Net cash provided (used) by
          financing activities           246,616,731   146,325,295  (71,205,746)
                                       -------------- ------------- ------------

        Net increase (decrease) in cash
          and due from banks              48,168,762    (6,358,375)  (4,793,134)
Cash and due from banks, beginning       113,124,897   119,483,272  124,276,406
                                       ------------- ------------- -------------
  Cash and due from banks, ending      $ 161,293,659 $ 113,124,897 $119,483,272
                                       ============= ============= =============

Supplemental Information
  Income taxes paid                    $  16,460,355 $  16,410,052 $ 17,185,000
  Interest paid                           80,894,131    71,684,101   65,019,824

See notes to consolidated financial statements.

                    Hancock Holding Company and Subsidiaries
                   Notes to Consolidated Financial Statements


NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business
     Hancock Holding Company (the Company) is a bank holding company headquartered in Gulfport, Mississippi operating in the states of Mississippi and Louisiana through two wholly-owned bank subsidiaries, Hancock Bank, Gulfport, Mississippi and Hancock Bank of Louisiana, Baton Rouge, Louisiana (the Banks). The Banks are community oriented and focus primarily on offering commercial, consumer and mortgage loans and deposit services to individuals and small to middle market businesses in their respective market areas. The Company's operating strategy is to provide its customers with the financial sophistication and breadth of products of a regional bank, while successfully retaining the local appeal and level of service of a community bank.

Summary of Significant Accounting Policies
     The accounting and reporting policies of the Company conform with generally accepted accounting principles and general practices within the banking industry. The following is a summary of the more significant of those policies.
     Consolidation - The consolidated financial statements of the Company include the accounts of the Company, the Banks and other subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.
     Comprehensive Income - The Company adopted Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" (SFAS No. 130) effective January 1, 1998 and has provided the required information for all periods presented. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its major components. Comprehensive income includes net earnings and other comprehensive income which, in the case of the Company, includes only unrealized gains and losses on securities available for sale.
     Use of Estimates - In preparing the financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. The determination of the allowance for loan losses is a material estimate that is particularly subject to significant change.
     Cash - For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and Due from Banks".
     Securities - Securities have been classified into one of three categories: trading, available-for-sale, or held-to-maturity. Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates this classification periodically. Trading account securities are held for resale in anticipation of short-term market movements. Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities not classified as held to maturity or trading are classified as available for sale.
     With the exception of securities reclassified from held to maturity to trading and subsequently sold upon adoption of Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS No.133), the Company had no trading account securities during the three years ended December 31, 1998.
     Held-to-maturity securities are stated at amortized cost. Available-for-sale securities are stated at fair value with unrealized gains and losses, net of income taxes, reported as a separate component of stockholders' equity until realized.
     The amortized cost of debt securities classified as held to maturity or available for sale is adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security. Amortization, accretion and accrued interest are included in interest income on securities. Realized gains and losses, and declines in value judged to be other than temporary, are included in net securities gains and losses. Gains and losses on the sale of securities available for sale are determined using the specific-identification method.
     Derivative Instruments - Effective October 1, 1998, the Company adopted SFAS No. 133. The Statement was issued in June 1998 and requires the Company to recognize all derivatives as either assets or liabilities in the Company's balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specially designated as a hedge. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Further, SFAS No. 133 permits, at the time of implementation, the reclassification of securities currently classified as held to maturity without calling into question the Company's original intent.
     The Company is not currently engaged in any significant activities with derivatives; therefore, management believes that the impact of the adoption of this Statement is not significant. However, at the time of implementation of this Statement, the Company reclassified a portion of its held-to-maturity portfolio to trading securities. The securities that were transferred to trading had an amortized cost of $5,126,000 and unrealized gross gains of $1,864,000 ($1,151,000 net of income taxes) at October 1, 1998. This amount is reported as a cumulative effect of accounting change in the 1998 consolidated statement of earnings. These securities were sold subsequent to the transfer.

     Loans - Loan origination fees and certain direct origination costs are deferred and recognized as an adjustment of the yield on the related loan. Interest on loans is recorded to income as earned. Where doubt exists as to collectibility of a loan, the accrual of interest is discontinued, all unpaid accrued interest is reversed and payments subsequently received are applied first to principal. Interest income is recorded after principal has been satisfied and as payments are received.
     The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company's impaired loans include troubled debt restructurings, and performing and non-performing major loans for which full payment of principal or interest is not expected. Non-major homogenous loans, which are evaluated on an overall basis, generally include all loans under $500,000. The Company calculates an allowance required for impaired loans based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or the fair value of its collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is required as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.
     Generally, loans of all types which become 90 days delinquent are deemed currently uncollectible unless such loans are in the process of collection through repossession or foreclosure. Loans deemed currently uncollectible are charged off against the allowance account. As a matter of policy, loans are placed on a non-accrual status when doubt exists as to collectibility.
     Allowance for Loan Losses - The allowance for loan losses is a valuation account available to absorb losses on loans. All losses are charged to the allowance for loan losses when the loss actually occurs or when a determination is made that a loss is likely to occur; recoveries are credited to the allowance for loan losses at the time of receipt. Periodically during the year management estimates the probable level of future losses to determine whether the allowance is adequate to absorb reasonably foreseeable, anticipated losses in the existing portfolio based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrowers' ability to repay, the estimated value of any underlying collateral and current economic conditions. The allowance for loan losses is increased by charges to expense and decreased by loan charge-offs (net of recoveries).
     Property and Equipment - Property and equipment are recorded at amortized cost. Depreciation is computed principally by the straight-line method based on the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the term of the lease or the asset's useful life.
     Other Real Estate - Other real estate acquired through foreclosure is stated at the fair market value at the date of acquisition, net of the costs of disposal. When a reduction to fair market value at the time of foreclosure is required, a charge is made to the allowance for loan losses. Any subsequent adjustments are charged to expense.
     Intangible Assets - Intangible assets include the values assigned to core deposits of acquired banks which are being amortized over lives ranging from six to seven years using accelerated methods and goodwill which is being amortized over fifteen years.
     Trust Fees - Trust fees are recorded as earned.
     Income Taxes - Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable income and pre-tax financial income. Deferred taxes on temporary differences are calculated at the currently enacted tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.
     Pension and Other Plans - The Company adopted Statement of Financial Accounting Standards No. 132 "Employers' Disclosures about Pensions and Other Post-Retirement Benefits" (SFAS No. 132) effective January 1, 1998 and has provided the required information for all periods presented. SFAS No. 132 establishes revised disclosure standards for pension and other post-retirement plan information.
     Stock Based Compensation - The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock options. The pro forma disclosures required by Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation" (SFAS No. 123) are included in Note 9.
     Basic and Diluted Earnings Per Common Share - Basic earnings per share
(EPS) excludes dilution and is computed by dividing earnings by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.
     Reclassifications - Certain prior year amounts have been reclassified to conform with the 1998 presentation.


NOTE 2 - ACQUISITIONS

Completed Acquisitions
     On November 15, 1996, the Company acquired Community Bancshares, Inc. (Community), Independence, Louisiana, for approximately $5,000,000 cash and 513,000 shares (adjusted for a 15% stock dividend in 1996) of common stock of the Company. On January 17, 1997, the Company acquired Southeast National Bank (Southeast), Hammond, Louisiana for approximately $3,700,000 cash and 121,000 shares of common stock of the Company. On July 15, 1997, the Company acquired Commerce Corporation, Inc. (Commerce), St. Francisville, Louisiana, which owned 100% of the stock of Bank of Commerce and Trust Company, for approximately

$330,000 cash, 65,000 shares of the Company's common stock and the assumption of Commerce debt owed to certain individuals in the aggregate principal amount of $1,250,000. These transactions were accounted for using the purchase method of accounting and the results of operations since the date of acquisition were included in the consolidated statements of earnings. The excess of the purchase price over the value of the net tangible assets acquired was assigned to goodwill and is being amortized over 15 years.
     The following unaudited pro forma consolidated results of operations give effect to the acquisitions of Community, Southeast and Commerce as though they had occurred on January 1, 1996 (in thousands, except per share data):


                                               Years Ended December 31,
                                            -----------------------------
                                                 1997            1996
                                            -------------    ------------
Interest income                             $  182,688       $ 180,253
Interest expense                               (72,162)        (69,278)
Provision for loan losses                       (6,565)         (6,179)
                                            -------------    ------------
  Net interest income after provision
    for loan losses                            103,961         104,796

Net earnings                                $   30,643       $  32,624
Basic and diluted earnings per common
   share                                    $     2.81       $    2.99


     The unaudited pro forma information is not necessarily indicative either of results of operations that would have occurred had the purchases been made as of January 1, 1996 or of future results of operations of the combined companies.

     In connection with the 1997 and 1996 acquisitions, liabilities were assumed as follows (in thousands):


                                                 1997            1996
                                             -----------     -----------
Fair value of all assets, excluding cash     $  68,815       $  96,623
Cash acquired, net of amount paid                2,288             202
Market value of common stock issued             (6,885)        (16,295)
                                             -----------     -----------
Liabilities assumed                          $  64,218       $  80,530
                                             ===========     ===========


Pending Acquisition
     During 1998, Hancock Holding Company entered into an agreement to acquire American Security Bancshares of Ville Platte, Inc.(ASB), Ville Platte, Louisiana. Terms of the agreement call for the acquisition of ASB stock in return for approximately $13,800,000 cash and 672,000 shares of common stock of the Company. The acquisition will be accounted for using the purchase method. ASB had total assets of approximately $230,000,000 (unaudited) and stockholders' equity of approximately $23,000,000 (unaudited) at December 31, 1998 and net earnings of approximately $3,000,000 (unaudited) for the year then ended. The results of operations of ASB will be included in the 1999 consolidated statements of earnings from the date of acquisition. It is expected that this acquisition will result in the recognition of goodwill amounting to approximately $20,000,000, which will be amortized over 15 years.
     Following is certain selected unaudited pro forma combined financial information at December 31, 1998 and for the year then ended, assuming that the acquisition had been effective January 1, 1998 (in thousands, except per share data):


   Total assets                              $  3,062,000
   Stockholders' equity                           316,000
   Net interest income                            119,000
   Net earnings                                    32,000
   Basic and diluted earnings per share      $       2.81

NOTE 3 - SECURITIES

     The amortized cost and fair value of securities classified as available for sale were as follows (in thousands):

                                           December 31, 1998                                    December 31, 1997
                           ----------------------------------------------------   --------------------------------------------------
                                          Gross         Gross                                    Gross         Gross
                           Amortized    Unrealized    Unrealized      Fair        Amortized    Unrealized    Unrealized      Fair
                             Cost         Gains         Losses        Value         Cost         Gains         Losses        Value
                           ---------    ----------    ----------   ---------      ---------    -----------   ----------   ----------

U.S. Treasury              $ 101,493     $     692     $     23    $ 102,162      $  54,637     $     79      $      8    $  54,708
U.S. government agencies     272,564           288          518      272,334         46,039            5           126       45,918
Municipal obligations          5,851           101           35        5,917          1,496           30             -        1,526
Mortgage-backed securities    31,652            79          395       31,336         27,538          318            29       27,827
CMOs                          45,347            92           37       45,402         21,427            -           162       21,265
Other debt securities              -             -            -            -          6,305            -             5        6,300
Equity securities              5,969             -            -        5,969          6,089            -             -        6,089
                           ---------    ----------    ---------    ---------      ---------     --------     ----------   ----------
                           $ 462,876     $   1,252     $  1,008    $ 463,120      $ 163,531     $    432       $   330    $ 163,633
                           =========    ==========    =========    =========      =========     ========     ==========    =========


     The amortized cost and fair value of debt securities classified as available for sale at December 31, 1998, by contractual maturity, were as follows (in thousands):

                                      Amortized Cost         Fair Value
                                      --------------         ----------
Due in one year or less                 $ 134,436            $ 134,242
Due after one year through five years     193,733              194,481
Due after five years through ten years     73,916               73,934
Due after ten years                        54,822               54,494
                                        ---------            ---------
                                        $ 456,907            $ 457,151
                                        =========            =========

     The amortized cost and fair value of securities classified as held to maturity were as follows (in thousands):

                                              December 31, 1998                                     December 31, 1997
                            ---------------------------------------------------    -------------------------------------------------
                                            Gross          Gross                                  Gross          Gross
                            Amortized     Unrealized     Unrealized      Fair      Amortized    Unrealized     Unrealized    Fair
                              Cost          Gains          Losses        Value       Cost         Gains          Losses      Value
                            ---------     ----------     ----------   ---------    ---------    ----------     ----------  ---------

U.S. Treasury               $ 114,506     $    1,043      $      -    $ 115,549    $ 210,525    $    2,533     $     127   $ 212,931
U.S. government agencies      200,149          2,250            97      202,302      267,437         1,112           312     268,237
Municipal obligations         167,997          4,136            73      172,060       88,062         2,979            37      91,004
Mortgage-backed securities    114,747            851           177      115,421      133,925         1,943           137     135,731
CMOs                          177,796          1,346           150      178,992      190,539         1,245           602     191,182
Other debt securities           6,054              1             -        6,055       25,874            19            20      25,873
                            ---------     ----------      --------    ---------    ---------    ----------     ---------   ---------
                            $ 781,249     $   9,627       $    497    $ 790,379    $ 916,362    $    9,831     $   1,235   $ 924,958
                            =========     ==========      ========    =========    =========    ==========     =========   =========


     The amortized cost and fair value of securities classified as held to maturity at December 31, 1998, by contractual maturity, were as follows (in thousands):

                                           Amortized Cost         Fair Value
                                           --------------         ----------
Due in one year or less                      $ 195,115            $ 196,134
Due after one year through five years          140,033              142,978
Due after five years through ten years         198,146              200,667
Due after ten years                            247,955              250,600
                                             ---------            ---------
                                             $ 781,249            $ 790,379
                                             =========            =========


     Proceeds from sales of available-for-sale securities were $19,222,000 in 1998, $12,919,000 in 1997 and $20,425,000 in 1996. Gross gains of $540,000 in
1998, $321,000 in 1997 and $178,000 in 1996 and gross losses of $508,000 in
1998, $42,000 in 1997 and $147,000 in 1996 were realized on such sales. Gross gains of $135,000 were recognized on held-to-maturity securities called during 1998.
     Securities with an amortized cost of approximately $547,491,000 at December 31, 1998 and $600,264,000 at December 31, 1997, were pledged primarily to secure public deposits and securities sold under agreements to repurchase.
     The Company's collateralized mortgage obligations (CMOs) generally consist of first and second tranche sequential pay and/or planned amortization class
(PAC) instruments. Interest income on CMOs and mortgage-backed securities is generally included in other investment income.

NOTE 4 - LOANS

     Loans consisted of the following (in thousands):

                                                        December 31,
                                              -----------------------------
                                                   1998             1997
                                              -----------      -----------
Real estate loans - primarily mortgage        $   482,418      $   476,612
Commercial and industrial loans                   224,686          175,721
Loans to individuals for household, family
  and other consumer expenditures                 583,211          558,147
Leases                                             17,324           16,889
Other loans                                        22,645           17,986
                                              -----------      -----------
                                              $ 1,330,284      $ 1,245,355
                                              ===========      ===========

     The Company generally makes loans in its market areas of South Mississippi and Southeastern Louisiana. Loans are made in the normal course of business to its directors, executive officers and their associates on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Such loans did not involve more than normal risk of collectibility. The balance of loans to the Company's directors, executive officers and their affiliates at December 31, 1998 and 1997 was approximately $2,898,000 and $3,652,000, respectively.

     Changes in the allowance for loan losses were as follows (in thousands):

                                                Years Ended December 31,
                                         ---------------------------------------
                                            1998           1997           1996
                                         ---------      ---------      ---------
Balance at January 1                     $ 21,000       $ 19,800       $ 17,391
Balance acquired through acquisitions           -            833            654
Recoveries                                  1,701          2,181          2,068
Loans charged off                          (7,130)        (8,213)        (6,466)
Provision charged to operating expense      6,229          6,399          6,153
                                         ---------      ---------      ---------
        Balance at December 31           $ 21,800       $ 21,000       $ 19,800
                                         =========      =========      =========


     Non-accrual and renegotiated loans amounted to approximately 0.46% of total loans at December 31, 1998 and 0.41% at December 31, 1997. In addition, the Company's other individually evaluated impaired loans amounted to approximately 0.45% and 0.25% of total loans at December 31, 1998 and 1997, respectively. Related reserve amounts were not significant and there was no significant change in these amounts during the years ended December 31, 1998, 1997 or 1996. The amount of interest not accrued on these loans did not have a significant effect on earnings in 1998, 1997 or 1996.
     Transfers from loans to other real estate amounted to approximately $656,000, $1,894,000 and $1,952,000 in 1998, 1997 and 1996, respectively.
Valuation allowances associated with other real estate amounted to $1,088,000 and $812,000 at December 31, 1998 and 1997, respectively.


NOTE 5 - PROPERTY AND EQUIPMENT

     Property and equipment, stated at cost less accumulated depreciation and amortization, consisted of the following (in thousands):

                                                              December 31,
                                                       -------------------------
                                                          1998            1997
                                                       ---------       ---------
Land, buildings and leasehold improvements             $ 49,414        $ 47,073
Furniture, fixtures and equipment                        46,245          42,022
                                                       ---------       ---------
                                                         95,659          89,095
Accumulated depreciation and amortization               (51,112)        (46,285)
                                                       ---------       ---------
                                                       $ 44,547        $ 42,810
                                                       =========       =========


NOTE 6 - STOCKHOLDERS' EQUITY

     Basic and diluted earnings per common share were based on the weighted average number of shares outstanding of approximately 10,693,000 and 10,705,000 in 1998, 10,870,000 and 10,877,000 in 1997 and 10,277,000 and 10,277,000 in
1996. Outstanding amounts reflect reductions for treasury stock and shares of stock owned by subsidiaries and give retroactive effect to the 15% stock dividend paid in 1996. At December 31, 1998 and 1997, subsidiaries owned 162,200 shares of stock.
     Stockholders' equity of the Company includes the undistributed earnings of the bank subsidiaries. Dividends are payable only out of undivided profits or current earnings. Moreover, dividends to the Company's stockholders can generally be paid only from dividends paid to the Company by the Banks. Consequently, dividends are dependent upon earnings, capital needs, regulatory policies and statutory limitations affecting the Banks. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. With respect to Hancock Bank, dividends paid are subject to approval by the Commissioner of Banking and Consumer Finance of the State of Mississippi. The amount of capital of the subsidiary banks available for dividends at December 31, 1998 was approximately $100 million.

     The Company and its bank subsidiaries are required to maintain certain minimum capital levels. At December 31, 1998 and 1997, the Company and the Banks were in compliance with their respective statutory minimum capital requirements. Following is a summary of the actual capital levels at December 31, 1998 and 1997 (amounts in thousands):

                                                                            To be Well
                                                      Required for       Capitalized Under
                                                     Minimum Capital     Prompt Corrective
                                     Actual             Adequacy         Action Provisions
                              -------------------  -------------------   ------------------
                                Amount    Ratio %    Amount    Ratio %    Amount    Ratio %
                              ---------   -------  ---------   -------   --------   -------
At December 31, 1998
 Total capital
   (to risk weighted assets)

  Company                     $ 277,846   17.41    $ 122,600   8.00      $    N/A     N/A
  Hancock Bank                  172,127   17.44       79,000   8.00        98,700   10.00
  Hancock Bank of Louisiana     105,864   19.46       43,600   8.00        54,400   10.00

 Tier I capital
   (to risk weighted assets)
  Company                     $ 258,663   16.88    $  61,300   4.00      $    N/A     N/A
  Hancock Bank                  159,771   16.19       39,500   4.00        59,300    6.00
  Hancock Bank of Louisiana      99,053   18.21       21,800   4.00        32,700    6.00

 Tier I leveraged capital
  Company                     $ 258,663    9.69    $  80,100   3.00      $    N/A     N/A
  Hancock Bank                  159,771    8.83       54,400   3.00        90,600    5.00
  Hancock Bank of Louisiana      99,053   10.46       28,500   3.00        47,400    5.00

                                                                            To be Well
                                                     Required for        Capitalized Under
                                                    Minimum Capital      Prompt Corrective
                                    Actual             Adequacy          Action Provisions
                             -------------------  -------------------    ------------------
                               Amount    Ratio %    Amount    Ratio %     Amount    Ratio %
                             ---------   -------  ---------   -------    --------   -------
At December 31, 1997
 Total capital
   (to risk weighted assets)

  Company                    $ 276,977    20.33   $ 109,000     8.00     $    N/A     N/A
  Hancock Bank                 168,498    19.71      68,400     8.00       85,500   10.00
  Hancock Bank of Louisiana    109,671    20.42      43,000     8.00       53,800   10.00

 Tier I capital
   (to risk weighted assets)
  Company                    $ 259,900    19.08   $  54,500     4.00    $     N/A     N/A
  Hancock Bank                 157,791    18.46      34,200     4.00       51,300    6.00
  Hancock Bank of Louisiana    102,934    19.16      21,500     4.00       32,300    6.00

 Tier I leveraged capital
  Company                    $ 259,900    10.41   $  75,000     3.00    $     N/A     N/A
  Hancock Bank                 157,791     9.79      48,400     3.00       80,600    5.00
  Hancock Bank of Louisiana    102,934    11.63      26,600     3.00       44,300    5.00

     Risk-based capital requirements are intended to make regulatory capital more sensitive to risk elements of the Company. Currently, the Company and its bank subsidiaries are required to maintain a minimum risk-based capital ratio of 8.0%, with not less than 4.0% in Tier 1 capital. In addition, the Company and its bank subsidiaries must maintain a minimum Tier 1 leveraged ratio (Tier 1 capital to total average assets) of at least 3.0% based upon the regulators latest composite rating of the institution.
     The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) required each federal banking agency to implement prompt corrective actions for institutions that it regulates. The rules provide that an institution is "well capitalized" if its total risk-based capital ratio is 10.0% or greater, its Tier 1 risked-based capital ratio is 6.0% or greater, its leveraged ratio is 5.0% or greater and the institution is not subject to a capital directive. Under this regulation, each of the subsidiary banks were deemed to be "well capitalized" as of December 31, 1998 and 1997 based upon the most recent notifications from their regulators. There are no conditions or events since those notifications that management believes would change these classifications.

NOTE 7 - INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities were as follows (in thousands):

                                                       December 31,
                                                  ---------------------
                                                    1998          1997
                                                  --------     --------
Deferred tax assets:
  Post-retirement benefit obligation              $ 1,167      $   993
  Allowance for loan losses                         6,200        6,022
  Other real estate valuation allowances              420          284
  Deferred compensation                               746          725
  Lease accounting                                    344          195
  Other                                               292          242
                                                  --------     --------
                                                    9,169        8,461
                                                  --------     --------
Deferred tax liabilities:
  Property and equipment depreciation              (3,234)      (3,325)
  Prepaid pension                                  (1,206)      (1,088)
  Unrealized gain on securities available for sale    (85)         (36)
  Discount accretion on securities                 (1,567)      (1,321)
                                                  --------     ---------
                                                   (6,092)      (5,770)
                                                  --------     ---------
    Net deferred tax asset                        $ 3,077      $ 2,691
                                                  ========     =========

Income taxes consisted of the following components (in thousands):


                                        Years Ended December 31,
                               -----------------------------------------
                                  1998            1997            1996
                               ---------       ---------       ---------
Currently payable              $ 14,862        $ 17,746        $ 15,924
Deferred                           (435)           (395)           (754)
                               ---------       ---------       ---------
                               $ 14,427        $ 17,351        $ 15,170
                               =========       =========       =========


     The reason for differences in income taxes reported compared to amounts computed by applying the statutory income tax rate of 35% to earnings before income taxes were as follows (in thousands):

                                                    December 31,
                                   ---------------------------------------------
                                         1998           1997            1996
                                   -------------  --------------  --------------
                                     Amount   %     Amount    %     Amount     %
                                   --------  --   --------   --   --------   ---
Taxes computed at statutory rate   $ 15,483  35   $ 16,792   35   $ 16,371   35
Increases (decreases) in taxes
resulting from:
  State income taxes, net of
    federal income tax benefit          410   1        550    1          -    -
  Tax-exempt interest                (2,380) (5)    (1,501)  (3)    (1,583)  (3)
  Goodwill amortization                 840   2        831    2        400    -
  Other, net                             74   -        679    1        (18)   -
                                   --------- ---  ---------  ---  ---------  ---
    Income tax expense             $ 14,427  33   $ 17,351   36   $ 15,170   32
                                   ========= ===  =========  ===  =========  ===


     The related deferred income tax provision (credit) on unrealized gains (losses) on securities available for sale included in other comprehensive income was $50,000 in 1998, $375,000 in 1997 and $(510,000) in 1996.

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

                                                      Years Ended December 31,
                                                     --------------------------
                                                         1998           1997
                                                     ----------      ----------
Change in Benefit Obligation:
    Benefit obligation at beginning of year          $  26,742       $ 24,687
    Service cost                                         1,041            942
    Interest cost                                        2,018          1,871
    Actuarial loss                                         588            450
    Benefits paid                                       (1,269)        (1,208)
                                                     ----------      ----------
    Benefit obligation at end of year                   29,120         26,742
                                                     ----------      ----------

Change in Plan Assets:
    Fair value of plan assets at
      beginning of year                                 26,524         23,251
    Actual return on plan assets                         2,249          3,091
    Employer contributions                               1,486          1,567
    Benefits paid                                       (1,268)        (1,208)
    Expenses                                              (200)          (177)
                                                     ----------      ----------

      Fair value of plan assets at end of year          28,791         26,524
                                                     ----------      ----------

      Funded status                                       (329)          (218)
                                                     ----------      ----------

    Unrecognized portion of net obligation being
      amortized over 15 years                              137            183
    Unrecognized prior service cost                      3,072          2,484
    Unrecognized net actuarial loss                        567            659
                                                     ----------      ----------
      Prepaid pension cost included in other assets  $   3,447       $  3,108
                                                     ==========      ==========


Rate assumptions at December 31:
    Discount rate                                         7.00%          7.75%
    Expected return on plan assets                        8.00%          8.00%
    Rate of compensation increase                         3.00%          3.00%



                                                       Years Ended December 31,
                                                     ---------------------------
                                                       1998      1997     1996
                                                     --------  -------- --------
Net pension expense included the following
 (income) expense components:
   Service cost - benefits earned during the period  $ 1,041   $   942  $   850
   Interest cost on projected benefit obligation       2,018     1,871    1,628
   Return on plan assets                              (2,249)   (3,091)  (2,222)
   Net amortization and deferral                          92        92       92
   Amortization of prior service cost                    244     1,386      655
                                                     --------  -------- --------
     Net pension expense                             $ 1,146   $ 1,200  $ 1,003
                                                     ========  ======== ========

     The Company sponsors two defined benefit post-retirement plans, other than the pension plan, that cover full-time employees who have reached 45 years of age. One plan provides medical benefits and the other provides life insurance benefits. The post-retirement health care plan is contributory, with retiree contributions adjusted annually and subject to certain employer contribution maximums; the life insurance plan is non-contributory. Data relative to these post-retirement benefits, none of which have been funded, were as follows (in thousands):

                                                  Years Ended December 31,
                                                ----------------------------
                                                   1998             1997
                                                ----------      ------------
Change in Benefit Obligation:
  Benefit obligation at beginning of year       $  5,509        $   4,640
  Service cost                                       293              233
  Interest cost                                      374              357
  Actuarial loss                                     324              428
  Benefits paid                                     (262)            (149)
                                                 ---------      ------------
    Benefit obligation at end of year              6,238            5,509
Fair value of plan assets                              -                -
                                                 ---------      ------------
    Amount unfunded                               (6,238)          (5,509)
Unrecognized transition obligation being
    amortized over 20 years                        1,863            2,006
Unrecognized net actuarial (gain) loss               976              665
                                                ----------      ------------
Accrued post-retirement benefit cost            $ (3,399)       $  (2,838)
                                                ==========      ============

Rate assumptions at December 31:
        Discount rate                               6.50%            7.00%


                                                       Years Ended December 31,
                                                      --------------------------
                                                        1998     1997      1996
                                                      -------  -------  --------
Net Periodic Post-Retirement Benefit Cost:
  Amortization of unrecognized net gain (loss)        $   12   $    -   $   (30)
  Service cost - benefits attributed to service
    during the year                                      293      233       219
  Interest costs on accumulated post-retirement
    benefit obligation                                   375      357       254
  Amortization of transition obligation over 20 years    143      143       143
                                                      -------  -------  --------
    Net periodic post-retirement benefit cost         $  823   $  733   $   586
                                                      =======  =======  ========


     For measurement purposes in 1998, an 8.0% annual rate of increase in the per capita cost of covered health care benefits was assumed. The rate was assumed to decrease gradually to 5.5% for 5 years and remain at that level thereafter. In 1997, rates of 8.5% and 5.5% were assumed and in 1996, rates of 9.0% and 5.5% were assumed. The health care cost trend rate assumption has an effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1% in each year would increase the accumulated post-retirement benefit obligation at December 31, 1998, by $841,000 and the aggregate of the service and interest cost components of net periodic post-retirement benefit cost for the year then ended by $106,000. A 1% decrease in the rate would decrease those items by $701,000 and $89,000, respectively.
     The Company has a non-contributory profit sharing plan covering substantially all salaried full-time employees who have been employed the required length of time. Contributions are made at the discretion of the Board of Directors and amounted to $569,000 in 1998 and $568,500 in both 1997 and 1996.
     In addition, the Company has an employee stock purchase plan that is designed to provide the employees of the Company a convenient means of purchasing common stock of the Company. Substantially all salaried, full-time employees, with the exception of Leo W. Seal, Jr., who have been employed by the Company the required length of time are eligible to participate. The Company contributes an amount equal to 25% of each participant's contribution, which contribution cannot exceed 5% of the employee's base pay. The Company's contribution amounted to $101,300 in 1998, $84,500 in 1997 and $71,000 in 1996.
     The post-retirement plans relating to health care payments and life insurance and the stock purchase plan are not guaranteed and are subject to immediate cancellation and/or amendment. These plans are predicated on future Company profit levels that will justify their continuance. Overall health care costs are also a factor in the level of benefits provided and continuance of these post-retirement plans. There are no vested rights under the post-retirement health or life insurance plans.

NOTE 9 - EMPLOYEE STOCK PLANS

     In 1996, the stockholders of the Company approved the Hancock Holding Company 1996 Long-Term Incentive Plan (the Plan) to provide incentives and awards for employees of the Company and its subsidiaries. Awards as defined in the Plan include, with limitations, stock options (including restricted stock options), restricted and performance shares, and performance stock awards, all on a stand-alone, combination or tandem basis. A total of 5,000,000 common shares can be granted under the Plan with an annual grant maximum of 1% of the Company's outstanding common stock (as reported for the fiscal year ending immediately prior to such plan year). The exercise price is equal to the market price on the date of grant, except for certain of those granted to major shareholders where the option price is 110% of the market price.
     On December 24, 1998, options to purchase 25,950 shares were granted, of which 23,861 are exercisable at $43.50 per share and 2,089 are exercisable at $47.85 per share. Options totalling 23,861 are exercisable at a vesting rate of 25% per year on the anniversary of the date of grant and 2,089 are exercisable six months after the date of grant.
     On December 11, 1997, options to purchase 62,375 were granted, of which 60,860 shares are exercisable at $60.00 per share and 1,515 are exercisable at $66.00 per share. Options totalling 48,288 are exercisable on the first anniversary of the date of grant and 14,087 options are exercisable six months after the date of grant.
     On December 15, 1996, options to purchase 35,250 shares were granted, of which 32,978 are exercisable at $40.00 per share and 2,272 are exercisable at $44.00 per share. Options totalling 27,522 are exercisable on the first anniversary of the date of grant and 7,728 options are exercisable six months after the date of grant. The options generally expire ten years after the date of grant.

Following is a summary of the transactions:

                                   Number of        Average         Aggregate
                                    Options      Exercise Price      Exercise
                                  Outstanding      Per Share        of Options
                                  -----------    --------------     ------------
Balance January 1, 1996                    -     $           -      $         -
Granted                               35,250             40.26        1,419,000
                                  -----------    --------------     ------------

Balance December 31, 1996             35,250             40.26        1,419,000
Granted                               62,375             60.15        3,752,000
Cancelled                             (1,300)            40.00          (52,000)
                                  -----------    --------------     ------------

Balance December 31, 1997             96,325             53.14        5,119,000
Granted                               25,950             43.89        1,138,939
Exercised                             (8,800)            40.00         (352,000)
Cancelled                             (4,425)            60.00         (265,500)
                                  -----------    --------------     ------------

Balance December 31, 1998            109,050     $       51.72      $ 5,640,439
                                  ===========    ==============     ============


     Options on 83,400 shares were exercisable at December 31, 1998 with a weighted average exercise price of $54.12 per share. The weighted average remaining contractual life of options outstanding at December 31, 1998 was 7.25 years.
     The Company has adopted the disclosure-only option under SFAS No. 123. The weighted average fair value of options granted during 1998, 1997 and 1996 was $12.38, $20.36 and $11.53, respectively. Had compensation costs for the Company's stock options been determined based on the fair value at the grant date consistent with the method under SFAS No. 123, the Company's net earnings and earnings per share would have been as indicated below:

                                              Years Ended December 31,
                                     -------------------------------------------
                                       1998             1997            1996
                                     --------        ---------       ----------
Net earnings (in thousands):
     As reported                     $30,960         $ 30,624        $ 31,603
     Pro forma                        29,936           30,220          31,584

Basic earnings per share:
     As reported                     $  2.90         $   2.82        $   3.08
     Pro forma                          2.80             2.78            3.07

Diluted earnings per share:
     As reported                     $  2.89         $   2.82        $   3.08
     Pro forma                          2.80             2.78            3.07

     The fair value of the options granted under the Company's stock option plans during the years ended December 31, 1998, 1997 and 1996 was estimated using the Black-Scholes Pricing Model with the following assumptions used: dividend yield of 1.9%, 1.6% and 2.3%, expected volatility of 24%, 25% and 22%, risk-free interest rates of 4.9%, 5.5% and 5.6%, respectively and expected lives of 8 years in 1998, 1997 and 1996.
     During 1998, the Company granted 12,070 restricted shares which vest at 12, 18 and 24 month intervals, and 7,050 restricted shares were granted which vest at the end of three years. The Company also granted 12,300 restricted shares during 1997 which vest at the end of three years. Vesting is contingent upon continued employment by the Company. On December 31, 1998, 29,745 of these grants were outstanding. The 1998 shares had respective market values of $46.00 and $43.50 at the dates of grant. The 6,100 and 6,200 shares granted in 1997 had respective market values of $42.00 and $60.00 per share at the dates of grant. Compensation expense related to the grants totalled $308,000 for 1998 and $96,000 for 1997. The remaining unearned compensation of $1,010,000 is being amortized over the life of the grants.


NOTE 10 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate:
       Cash, Short-Term Investments and Federal Funds Sold - For cash and short-term instruments, the carrying amount is a reasonable estimate of fair value.
       Securities - For securities, fair value equals quoted market price, if available. If a quoted market price was not available, a reasonable estimate of fair value was used.
       Loans - The fair value of loans was estimated by discounting the future cash flows using the current rates at which similar loans with the same remaining maturities would be made to borrowers with similar credit ratings.
       Deposits - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit was estimated using the rates currently offered for deposits of similar remaining maturities.
       Long-Term Bond and Notes - Rates currently available to the Company for debt with similar terms and remaining maturities were used to estimate fair value of existing debt.
       Commitments - The fair value of commitments to extend credit was not significant.

The estimated fair values of the Company's financial instruments were as follows (in thousands):

                                                    December 31,
                                 -----------------------------------------------
                                            1998                    1997
                                 ----------------------  -----------------------
                                   Carrying      Fair       Carrying     Fair
                                    Amount       Value       Amount      Value
                                 ----------- ----------- ----------- -----------
Financial assets:
  Cash, short-term investments
    and federal funds sold       $  161,390  $  161,390  $  150,692  $  150,692
  Securities available for sale     463,120     463,120     163,633     163,633
  Securities held to maturity       781,249     790,379     916,362     924,958
  Loans, net of unearned income   1,305,555   1,308,412   1,220,630   1,208,958
    Less: allowance for loan
      losses                        (21,800)    (21,800)    (21,000)    (21,000)
                                 ----------- ----------- ----------- -----------
        Loans, net                1,283,755   1,286,612   1,199,630   1,187,958

Financial liabilities:
  Deposits                       $2,374,591  $2,375,718  $2,062,648  $2,063,604
  Securities sold under
    agreements to repurchase        140,207     140,207     170,534     170,534
  Long-term bonds and notes               -           -       1,279       1,279

NOTE 11 - OFF-BALANCE SHEET RISK

     In the normal course of business, the Company enters into financial instruments, such as commitments to extend credit and letters of credit, to meet the financing needs of its customers. Such instruments are not reflected in the accompanying consolidated financial statements until they are funded and involve, to varying degrees, elements of credit risk not reflected in the consolidated balance sheets. The contract amounts of these instruments reflect the Company's exposure to credit loss in the event of non-performance by the other party on whose behalf the instrument has been issued. The Company undertakes the same credit evaluation in making commitments and conditional obligations as it does for on-balance-sheet instruments and may require collateral or other credit support for off-balance-sheet financial instruments. These obligations are summarized below (in thousands):

                                           December 31,
                                   --------------------------
                                       1998            1997
                                   ------------    ----------
Commitments to extend credit       $ 244,135       $ 241,000
Letters of credit                     13,425           8,950


     Approximately $172,000,000 and $181,000,000 of commitments to extend credit at December 31, 1998 and 1997, respectively, were at variable rates and the remainder were at fixed rates. A commitment to extend credit is an agreement to lend to a customer as long as the conditions established in the agreement have been satisfied. A commitment to extend credit generally has a fixed expiration date or other termination clauses and may require payment of a fee by the borrower. Since commitments often expire without being fully drawn, the total commitment amounts do not necessarily represent future cash requirements at the Company. The Company continually evaluates each customer's credit worthiness on a case-by-case basis. Occasionally, a credit evaluation of a customer requesting a commitment to extend credit results in the Company obtaining collateral to support the obligation.
     Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing a letter of credit is essentially the same as that involved in extending a loan.

NOTE 12 - CONTINGENCIES

     The Company is party to various legal proceedings arising in the ordinary course of business. In the opinion of management, after consultation with outside legal counsel, all such matters are adequately covered by insurance or, if not so covered, are not expected to have a material adverse effect on the financial statements of the Company.

NOTE 13 - SUPPLEMENTAL INFORMATION

     The following is selected supplemental information (in thousands):

                                                     Years Ended December 31,
                                                 -------------------------------
                                                   1998        1997        1996
                                                 --------    --------    -------
Other service charges, commissions and fees:
  Trust fees                                     $ 3,071     $ 2,946     $ 2,412
Other non-interest expense:
  Postage                                        $ 3,312     $ 3,051     $ 2,327
  Communication                                    3,405       3,184       2,451
  Data processing                                  3,562       3,823       4,245
  Professional fees                                2,889       2,485       1,781
  Taxes and licenses                               2,698       2,695       1,543
  Printing and supplies                            2,131       2,001       2,464

NOTE 14 - SEGMENT REPORTING

     The Company's primary segments are geographically divided into the Mississippi (MS) and Louisiana (LA) markets. Each segment offers the same products and services but are managed separately due to different pricing, product demand and consumer markets. Both segments offer commercial, consumer and mortgage loans and deposit services. Following is selected information for the Company's segments (in thousands):

                                         Years Ended December 31,
                       ---------------------------------------------------------
                                1998                1997               1996
                       ------------------- ------------------ ------------------
                            MS        LA        MS       LA        MS       LA
                       --------- --------- --------- -------- --------- --------
Interest income        $ 122,813 $  67,271 $ 112,294 $ 66,299 $ 107,408 $ 59,597
Interest expense          56,896    24,789    48,349   23,350    44,944   19,970
                       --------- --------- --------- -------- --------- --------
  Net interest income     65,917    42,482    63,945   42,949    62,464   39,627
Provision for loan
  losses                   2,731     2,854     1,929    4,260     2,970    3,018
Non-interest income       18,822    13,261    18,524   13,711    17,068   11,626
Depreciation and
  amortization             3,517     1,671     3,118    1,587     3,344    1,404
Other non-interest
  expense                 48,661    36,727    46,003   34,893    41,744   32,068
                       --------- --------- --------- -------- --------- --------
   Earnings before
    income taxes and
     cumulative effect
      of accounting
       change             29,830    14,491    31,419   15,920    31,474   14,763
Income taxes               9,390     5,062    11,209    6,347     9,976    5,039
                        -------- --------- --------- -------- --------- --------
  Earnings before
    cumulative effect of
     accounting change    20,440     9,429    20,210    9,573    21,498    9,724
Cumulative effect of
  accounting change        1,151         -         -        -         -        -
                       --------- --------- --------- -------- --------- --------
    Net earnings       $  21,591 $   9,429 $  20,210 $  9,573 $  21,498 $  9,724
                       ========= ========= ========= ======== ========= ========


                                             At and For Years Ended December 31,
                                         ---------------------------------------
                                              1998          1997          1996
                                         -----------   -----------   -----------
Net Interest Income:
  MS                                     $   65,917    $   63,945    $   62,464
  LA                                         42,482        42,949        39,627
  Other                                       3,518         2,866         2,509
                                         -----------   -----------   -----------
    Consolidated net interest income     $  111,917    $  109,760    $  104,600
                                         ===========   ===========   ===========


Net Earnings:
  MS                                     $   21,591    $   20,210    $   21,498
  LA                                          9,429         9,573         9,724
  Other                                         (60)          841           381
                                         -----------   -----------   -----------
    Consolidated net earnings            $   30,960    $   30,624    $   31,603
                                         ===========   ===========   ===========


Assets:
  MS                                     $1,833,064    $1,612,805    $1,433,698
  LA                                      1,003,620       937,060       868,444
  Other                                      27,487        30,043        25,505
  Intersegment                              (49,476)      (41,951)      (38,065)
                                         -----------   -----------   -----------
    Consolidated assets                  $2,814,695    $2,537,957    $2,289,582
                                         ===========   ===========   ===========

NOTE 15 - SUMMARIZED FINANCIAL INFORMATION OF HANCOCK HOLDING COMPANY (PARENT COMPANY ONLY)

                                 Balance Sheets

                                                     December 31,
                                            ------------------------------
                                                 1998            1997
                                            --------------  --------------
Assets:
  Investment in subsidiaries                $ 285,464,704   $ 289,423,238
  Other                                         1,342,496         811,280
                                            --------------  --------------
                                            $ 286,807,200   $ 290,234,518
                                            ==============  ==============


Liabilities and Stockholders' Equity:
  Accrued expenses                          $           -   $     381,919
  Note payable                                          -       1,279,402
  Stockholders' equity                        286,807,200     288,573,197
                                            --------------  --------------
                                            $ 286,807,200   $ 290,234,518
                                            ==============  ==============


                             Statements of Earnings

                                                Years Ended December 31,
                                       -----------------------------------------
                                            1998          1997          1996
                                       ------------- ------------- -------------
Dividends received from subsidiaries   $ 36,555,000  $ 17,150,000  $ 15,391,000
Equity in earnings of subsidiaries
  greater than (less than) dividends
   received                              (5,209,781)   14,793,067    16,632,753
Interest and other expenses              (1,689,631)   (1,847,491)     (555,788)
Income tax credit                           153,800       528,843       135,039
                                       ------------- ------------- -------------
  Earnings before cumulative effect
    of accounting change                 29,809,388    30,624,419    31,603,004
Cumulative effect of accounting change    1,150,811             -             -
                                       ------------- ------------- -------------
  Net earnings                         $ 30,960,199  $ 30,624,419  $ 31,603,004
                                       ============= ============= =============


                            Statements of Cash Flows

                                                 Years Ended December 31,
                                         ---------------------------------------
                                              1998         1997         1996
                                         ------------ ------------ -------------
Cash flows from operating activities
  - principally dividends received
    from subsidiaries                    $ 35,952,990 $ 15,116,205 $ 14,872,899
Cash flows from investing  activities
  - principally purchase transactions               -   (4,062,524)  (5,622,371)
Cash flows from financing activities:
  Dividends paid                          (10,862,585) (11,039,887)  (9,193,395)
  Purchase of treasury stock              (22,857,810)           -            -
  Repayment of note                        (1,279,402)           -            -
                                         ------------- ------------ ------------
    Net cash used by financing activities (34,999,797) (11,039,887)  (9,193,395)
                                         ------------- ------------ ------------
    Net increase in cash                      953,193       13,794       57,133
Cash, beginning                               171,101      157,307      100,174
                                         ------------ ------------ -------------
    Cash, ending                         $  1,124,294 $    171,101 $    157,307
                                         ============ ============ =============

                          Independent Auditors' Report



Board of Directors and Stockholders
Hancock Holding Company
Gulfport, Mississippi


We have audited the accompanying consolidated balance sheets of Hancock Holding Company and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, comprehensive earnings, stockholders' equity and cash flows for each of the three years in the period ended
December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hancock Holding Company and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, in 1998 the Company changed its method of accounting for derivative instruments to conform with the Statement of Financial Accounting Standards No. 133 and in conjunction therewith reclassified certain securities from its held-to-maturity portfolio to trading securities.

Deloitte & Touche LLP

New Orleans, Louisiana
January 15, 1999

                    Hancock Holding Company and Subsidiaries
          Management's Discussion and Analysis of Financial Condition
                           and Results of Operations

Results of Operations
---------------------

For the Years Ended December 31, 1998 and 1997
The Company's net earnings were $31.0 million, or $2.90 per share, for the year ended December 31, 1998, compared to $30.6 million, or $2.82 per share, for the year ended December 31, 1997. The $2.2 million increase in net interest income for the current year was primarily due to volume increases which were somewhat offset by lower yields on interest earning assets and a slightly higher cost of funds. The Company's net interest margin on a fully taxable equivalent basis decreased to 4.67% in 1998, compared to 5.03% in 1997, partially due to the repricing of and investment in interest-earning assets during a period of short-term market interest rate declines and a deposit growth that surpassed the Company's loan growth. The provision for loan losses decreased to $6.2 million in the current year, compared to $6.4 million in the prior year, due to decreased loan charge-offs. Operating expenses, primarily compensation costs, increased as the Company concentrated on new lines of business and broadened its market area.

For the Years Ended December 31, 1997 and 1996
The Company's net earnings were $30.6 million, or $2.82 per share, for the year ended December 31, 1997, compared to $31.6 million, or $3.08 per share, for the year ended December 31, 1996. Net interest income and non-interest income increased as a result of increased volume. Net interest margin declined from 5.10% in 1996 to 5.03% in 1997. Revenue increases were offset by higher levels of operating costs and income taxes. Income taxes increased $2.2 million in 1997 compared to 1996 due to increased taxable income, state income taxes and higher levels of non-deductible goodwill amortization associated with three recent acquisitions. The provision for loan losses increased from $6.2 million to $6.4 million as a result of increased loan charge-off activity. The loan loss allowance was 1.72% of period-end loans and represented 417% of non-performing loan balances at December 31,1997.

Financial Condition
-------------------

Securities
The Company generally purchases securities with a maturity schedule that provides ample liquidity. Certain securities have been classified as available for sale based on management's internal assessment of the portfolio after considering the Company's liquidity requirements and the portfolio's exposure to changes in market interest rates and prepayment activity. The December 31, 1998 carrying value of the held-to-maturity portfolio was $781.2 million and the market value was $790.4 million. The available-for-sale portfolio was $463.1 million at December 31, 1998. Investment in securities increased by approximately $164.4 million during 1998, primarily due to the availability of investable funds generated from increased deposits.

Loans
Loans increased $84.9 million to $1.3 billion at December 31, 1998, compared to balances a year earlier. Non-accruing loans were $4.6 million, or 0.35%, of the outstanding loans at December 31, 1998. Restructured loans were $1.4 million at December 31, 1998 and a significant portion was current with the modified terms. The Company generally makes loans in its market areas of South Mississippi and Southeastern Louisiana.

Deposits and Deposit-Related Liabilities
Deposits increased from $2.1 billion at December 31, 1997 to $2.4 billion at December 31, 1998. Non-interest-bearing demand accounts increased 18.1%, to $546.7 million in 1998. Increases to other transaction and time deposits were partially offset by a decrease in securities sold under agreements to repurchase. Certificates of deposit of $100,000 or more outstanding at December 31, 1998 amounted to $278.4 million. Deposits and deposit-related liabilities are the Company's primary source of funds supporting its earning asset base.

Liquidity
---------

Liquidity represents the Company's ability to provide funds to satisfy demands from depositors, borrowers and other commitments by either converting assets to cash or accessing new or existing funds. The principal sources of funds which provide liquidity are customer deposits, payments of principal and interest on loans, maturities and sales of securities, earnings and borrowings. The Company has a line of credit with the Federal Home Loan Bank in excess of $30 million, providing an additional liquidity source. At December 31, 1998, cash and due from banks and securities available for sale were in excess of 26.3% of total deposits.

Capital Resources
-----------------

Composite ratings by the respective regulatory authorities of the Company and the Banks establish minimum capital levels. Currently, the Company and the Banks are required to maintain minimum Tier I leverage ratios of at least 3%, subject to increase up to 5%, depending on the composite rating. At December 31, 1998, the Company's and the Banks' capital balances were in excess of current regulatory minimum requirements.

Year 2000
---------

In 1996, the Company began addressing all the systems and business methods requiring modifications to accommodate the turn of the century. Since there is concern that computer systems will not properly recognize dates or date sensitive information when the digit year value rolls over to "00", virtually every computer operation and every system that has an embedded microchip is potentially at risk for failure or improper performance. Many software programs assume the "19" in storing the year and only utilized the last two digits of the year for calculations and date storage. The year "2000" may be recognized by some systems as "1900" which could adversely affect a significant portion of a company's daily operations, especially those of financial institutions.

Identification of the Company's major Year 2000 issues is substantially complete and a plan, including replacement of certain systems, has been implemented to resolve the issues of which management is aware. Written assurances of expected Year 2000 readiness have been requested from all material third party vendors, including, but not limited to, correspondent banks, software providers and utility companies. If any of the companies providing services, software or equipment to the Company fail to adequately address the Year 2000 issue at a reasonable cost, the result could be a significant adverse effect on the Company's business and operational results. The readiness of all third parties, including customers and suppliers, is inherently uncertain and cannot be assured.

The Company recognized the importance of its customers' need to address Year 2000 issues. Relationships considered material to the Company's financial position have been identified and appropriate documentation from borrowers received. A committee, specifically established for this project, is in the process of reviewing the information obtained and assessing the risk of repayment impairment.

Testing of information systems and review of property equipment functions, except those slated for replacement or vendor upgrade, is near completion. It is anticipated that fully integrated systems testing of current and newly-acquired systems will be completed by June 1999.

Contingency plans for the most reasonably likely worst-case scenarios, including provisions for liquidity needs due to potentially significant deposit withdrawals during the fourth quarter of 1999, are substantially complete. Plans may be updated as testing and implementation continue. Issues regarding material equipment and applications failure have been addressed.

Management believes it has dedicated adequate resources to address the issues associated with the turn of the century. The total amount of expenditures for Year 2000 compliance, including those incurred since 1997, and those anticipated during the next two years, is expected to be less than $4.0 million (before income taxes) but cannot be predicted with certainty at this time.

Quantitative and Qualitative Disclosures About Market Risk
----------------------------------------------------------

The Company's net income is dependent on its net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than interest-earning assets. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net income.

In an attempt to manage its exposure to changes in interest rates, management monitors the Company's interest rate risk. The Company's interest rate management policy is designed to produce a stable net interest margin in periods of interest rate fluctuations. Interest sensitive assets and liabilities are those that are subject to maturity or repricing within a given time period. Management also reviews the Company's securities portfolio, formulates investment strategies and oversees the timing and implementation of transactions to assure attainment of the Board's objectives in the most effective manner. Notwithstanding the Company's interest rate risk management activities, the potential for changing interest rates is an uncertainty that can have an adverse effect on net income.

In adjusting the Company's asset/liability position, the Board and management attempt to manage the Company's interest rate risk while enhancing net interest margins. At times, depending on the level of general interest rates, the relationship between long and short-term interest rates, market conditions and competitive factors, the Board and management may determine to increase the Company's interest rate risk position somewhat in order to increase its net interest margin. The Company's results of operations and net portfolio values remain vulnerable to increases in interest rates and to fluctuations in the difference between long and short-term interest rates.

The Company also controls interest rate risk reductions by emphasizing non-certificate depositor accounts. The Board and management believe that such accounts carry a lower interest cost than certificate accounts and that a material portion of such accounts may be more resistant to changes in interest rates. At December 31, 1998, the Company had $298 million of regular savings and club accounts and $647 million of money market and NOW accounts, representing 51.7% of total interest-bearing depositor accounts.

One approach used to quantify interest rate risk is the net portfolio value
(NPV) analysis. NPV includes shareholders' equity of the Company as reported in the financial statements, adjusted for changes in the carrying value of investments, loans and certificates of deposit, when considering changes in market values on a pre-tax basis. In essence, this analysis calculates the difference between the present value of liabilities and the present value of expected cash flows from assets and off-balance sheet contracts. The following table sets forth, at December 31, 1998, an analysis of the Company's interest rate risk as measured by the estimated changes in NPV resulting from an instantaneous and sustained parallel shift in the yield curve (+ or - 400 basis points, measured in 100 basis point increments).


                                       December 31,
               -----------------------------------------------------------------
                        1998                               1997
               --------------------------------  -------------------------------
                           Estimated Increase                 Estimated Increase
  Change in                 (Decrease) in NPV                  (Decrease) in NPV
  Interest     Estimated   ------------------     Estimated   ------------------
   Rates       NPV Amount  Amount      Percent    NPV Amount   Amount    Percent
-------------- ----------  ------      -------    ----------   ------    -------
(basis points)                       (amounts in thousands)
   +400         105,291    $ (188,460)  (64.2)   $ 125,143    $(159,398)  (56.0)
   +300         148,425      (145,326)  (49.5)     167,841     (116,700)  (41.0)
   +200         192,969      (100,782)  (34.3)     205,447      (79,094)  (27.8)
   +100         238,923       (54,828)  (18.7)     244,874      (39,667)  (13.9)
   ----         293,751             -       -      284,541            -       -
   -100         331,661        37,910    12.9      315,631       31,090    10.9
   -200         337,171        43,420    14.8      346,406       61,865    21.7
   -300         344,122        50,371    17.1      378,736       94,195    33.1
   -400         352,514        58,763    20.0      411,955      127,414    44.8


Certain assumptions in assessing the interest rate risk were employed in preparing data for the Company included in the preceding table. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated amounts, there can be no assurance that the Company's assets and liabilities would perform as anticipated. In addition, a change in U. S. Treasury rates in the designated amounts accompanied by a change in the shape of the U. S. Treasury yield curve would cause significantly different changes to the NPV than indicated above.

As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analysis presented. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. The Company considers all of these factors in monitoring its exposure to interest rate risk.

The Company does not currently engage in trading activities or use derivative instruments to control interest rate risk. Even though such activities may be permitted with the approval of the Board of Directors, the Company does not intend to engage in such activities in the immediate future.

Interest rate risk is the most significant market risk affecting the Company. Other types of market risk, such as foreign currency exchange rate risk and commodity price risk, do not arise in the normal course of the Company's business activities.

Forward Looking Statements
--------------------------

Congress passed the Private Securities Litigation Act of 1995 in an effort to encourage corporations to provide information about a company's anticipated future financial performance. This act provides a safe harbor for such disclosure which protects the companies from unwarranted litigation if actual results are different from management expectations. This report contains forward-looking statements and reflects management's current views and estimates of future economic circumstances, industry conditions, Company performance and financial results. These forward-looking statements are subject to a number of factors and uncertainties which could cause the Company's actual results and experience to differ from the anticipated results and expectations expressed in such forward-looking statements.