Form 10-K/A, Exhibit 13
period 1999-12-31
HANCOCK HOLDING CO
filed 2000-04-14
CIK 750577

                                          HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                                    FINANCIAL HIGHLIGHTS
(amounts in thousands, except per share data)

                                                                       At and For the Years Ended December 31,
                                                                 --------------------------------------------------
                                                                       1999              1998           % Change
                                                                 --------------    -------------       ------------
Earnings Data:
  Net interest income                                             $   123,713      $     111,917          10.54
  Provision for loan losses                                             7,585              6,229          21.77
  Earnings before income taxes and cumulative
    effect of accounting change                                        46,298             44,237           4.66
  Net earnings                                                         31,710             30,960           2.42

Per Share Data:
  Earnings before cumulative effect of accounting change:
     Basic                                                         $     2.91       $       2.79           4.30
     Diluted                                                             2.91               2.78           4.68
  Net earnings:
     Basic                                                               2.91               2.90           0.34
     Diluted                                                             2.91               2.89           0.69
  Cash dividends paid                                                    1.00               1.00             --
  Book value (period end)                                               28.55              27.29           4.62
  Weighted average number of shares outstanding                        10,887             10,693           1.81
  Number of shares outstanding                                         10,873             10,508           3.47

Balance Sheet Data (period end):
  Securities                                                       $1,148,722         $1,244,369          (7.69)
  Loans, net of unearned income                                     1,541,521          1,305,555          18.07
  Allowance for loan losses                                            25,713             21,800          17.95
  Total assets                                                      2,991,874          2,814,695           6.29
  Total deposits and deposit-related liabilities                    2,611,427          2,514,798           3.84
  Long-term notes                                                       2,714                 --         100.00
  Total stockholders' equity                                          310,427            286,807           8.24

Balance Sheet Data (average):
  Securities                                                       $1,246,800         $1,184,698           5.24
  Loans, net of unearned income                                     1,452,305          1,243,617          16.78
  Allowance for loan losses                                            23,939             21,040          13.78
  Total assets                                                      2,997,493          2,696,107          11.18
  Total deposits and deposit-related liabilities                    2,671,550          2,390,036          11.78
  Long-term notes                                                       2,795                586         376.96
  Total stockholders' equity                                          308,097            289,878           6.29

Performance Ratios (%):
  Return on average assets                                               1.06               1.15          (7.83)
  Return on average assets, excluding
    cumulative effect of accounting change                               1.06               1.11          (4.50)
  Return on average equity                                              10.29              10.68          (3.65)
  Return on average equity, excluding cumulative
    effect of accounting change                                         10.29              10.28           0.10
  Allowance for loan losses to period-end loans                          1.67               1.67             --
  Allowance for loan losses to non-performing loans                    364.56             364.43           0.04
  Net chargeoffs to average loans                                        0.52               0.44          18.18
  Net interest margin (1)                                                4.75               4.67           1.71

Regulatory Capital Ratios (%):                                                                         Requirement
                                                                                                       -----------
  Tier I leveraged                                                        9.50              9.69           3.00
  Tier I risk-based                                                      13.85             16.88           4.00
  Total risk-based                                                       14.47             17.41           8.00

(1) Fully taxable equivalent basis (FTE).

                                                     HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                               CONSOLIDATED SUMMARY OF SELECTED FINANCIAL INFORMATION

  (amounts in thousands, except per share data)
                                                              At and For the Years Ended December 31,
                                             ------------------------------------------------------------------------------
                                                 1999             1998             1997             1996             1995
                                             ------------------------------------------------------------------------------

Interest Income:
  Loans                                        $133,420         $118,502         $115,038         $104,961          $95,213
  Federal funds sold                              1,290            3,090            2,733            5,580            5,820
  Other investments                              72,964           72,067           63,688           58,863           58,083
                                                -------          -------          -------          -------          -------
    Total interest income                       207,674          193,659          181,459          169,404          159,116
                                                -------          -------          -------          -------          -------

Interest Expense:
  Deposits                                       76,810           74,464           66,150           60,625           57,612
  Federal funds purchased, securities sold
    under agreements to repurchase and advances   6,961            7,217            5,383            4,013            3,082
  Bonds, notes and other                            190               61              165              166              468
                                                -------          -------          -------          -------          -------
    Total interest expense                       83,961           81,742           71,698           64,804           61,162
                                                -------          -------          -------          -------          -------
    Net Interest Income                         123,713          111,917          109,761          104,600           97,954
  Provision for loan losses                       7,585            6,229            6,399            6,154            4,425
                                                -------          -------          -------          -------          -------
   Net interest income after provision
    for loan losses                             116,128          105,688          103,362           98,446           93,529
  Non-interest income                            45,612           32,331           32,168           28,421           26,709
  Non-interest expense                          115,442           93,782           87,554           80,094           80,156
                                                -------          -------          -------          -------          -------
   Earnings before income taxes and
     cumulative effect of accounting change      46,298           44,237           47,976           46,773           40,082
  Income taxes                                   14,588           14,428           17,352           15,170           13,065
                                                -------          -------          -------          -------          -------
   Earnings before cumulative effect
     of accounting change                        31,710           29,809           30,624           31,603           27,017
   Cumulative effect of accounting change            --            1,151               --               --               --
                                                -------          -------          -------          -------          -------
    Net Earnings                              $  31,710        $  30,960        $  30,624         $ 31,603        $  27,017
                                                =======          =======          =======          =======          =======

  Weighted average number of shares*:
   Basic                                         10,887           10,693           10,870           10,277           10,181
   Diluted                                       10,902           10,705           10,877           10,277           10,181

Per Common Share*:
  Earnings before cumulative effect
    of accounting change:
    Basic                                        $ 2.91          $  2.79         $   2.82          $  3.08          $  2.65
    Diluted                                        2.91             2.78             2.82             3.08             2.65
  Net earnings:
    Basic                                          2.91             2.90             2.82             3.08             2.65
    Diluted                                        2.91             2.89             2.82             3.08             2.65
  Cash dividends paid                              1.00             1.00             1.00             0.88             0.84

Return on average assets                           1.06%            1.15%            1.25%            1.38%            1.22%
Dividend payout                                   34.36%           34.48%           35.46%           28.57%           31.70%

Balance Sheet Data:
  Total assets                              $ 2,991,874       $2,814,695      $ 2,537,957      $ 2,289,582       $2,234,286
  Total deposits and deposit-related
    liabilities                               2,611,427        2,514,798        2,233,181        2,014,185        1,991,069
  Long-term bonds and notes                       2,714               --            1,279            1,050            2,035
  Stockholders' equity                          310,427          286,807          288,573          261,938          224,179

*  Per common share data is based on the weighted average number of shares after giving retroactive effect for a 15% stock dividend in
   December 1996. Actual cash dividends paid in 1996 and 1995 were $1.00 and $0.96, respectively.

HANCOCK HOLDING COMPANY AND SUBSIDIARIES
DESCRIPTION OF BUSINESS

     Hancock Holding Company (the Company) is a bank holding company headquartered in Gulfport, Mississippi with total consolidated assets of approximately $3.0 billion at December 31, 1999. The Company operates a total of 94 banking offices and 134 automated teller machines (ATMs) in the states of Mississippi and Louisiana through two wholly-owned bank subsidiaries, Hancock Bank, Gulfport, Mississippi and Hancock Bank of Louisiana, Baton Rouge, Louisiana (the Banks).

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

Summary of Quarterly Operating Results
(in thousands, except per share data)

                                                         1999                                          1998
                                     ------------------------------------------     -------------------------------------------
                                       First      Second     Third      Fourth        First     Second      Third      Fourth
                                     ------------------------------------------     -------------------------------------------

Interest income (1)                  $52,612      $53,105   $53,649    $53,970      $48,589   $ 48,809    $49,863      $50,608
Interest expense                     (21,170)     (20,998)  (20,626)   (21,167)     (19,217)   (20,796)   (21,223)     (20,506)
                                      -------      -------   ------    -------       ------    -------     ------      -------
Net interest income                   31,442       32,107    33,023     32,803       29,372     28,013     28,640       30,102
Provision for loan losses             (1,420)      (1,621)   (1,918)    (2,626)      (1,359)      (929)    (1,203)      (2,738)
Non-interest income                   10,016       10,912    11,762     12,922        7,311      8,287      8,147        8,586
Non-interest expense                 (27,820)     (28,213)  (29,740)   (29,669)     (22,270)   (21,717)   (24,314)     (25,481)
Taxable equivalent adjustment         (1,360)      (1,400)   (1,401)    (1,501)        (846)    (1,032)    (1,124)      (1,208)
                                      -------      -------    ------    -------      -------    -------    -------      -------
  Earnings before income taxes and
    cumulative effect of
    accounting change                 10,858       11,785    11,726     11,929       12,208     12,622     10,146        9,261
Income taxes                          (3,227)      (3,975)   (3,882)    (3,504)      (4,155)    (4,087)    (3,297)      (2,889)
                                      ------       -------   -------    -------      -------    -------    -------      -------
  Earnings before cumulative effect
    of accounting change               7,631        7,810     7,844      8,425        8,053      8,535      6,849        6,372
  Cumulative effect of accounting
    change                                --           --        --         --           --         --         --        1,151
                                      ------       -------   -------    -------      -------    -------    -------      -------
    Net earnings                      $7,631       $7,810    $7,844     $8,425       $8,053     $8,535     $6,849       $7,523
                                      ======       =======   =======    =======      =======    =======    =======      =======

Basic earnings per share:
  Before cumulative effect of
    accounting change               $   0.70     $   0.72 $    0.72  $    0.77     $   0.74   $   0.78   $   0.66     $   0.61
  Net earnings                          0.70         0.72      0.72       0.77         0.74       0.78       0.66         0.72
Diluted earnings per share:
  Before cumulative effect of
    accounting change                   0.70         0.72      0.72       0.77         0.74       0.78       0.65         0.61
  Net earnings                          0.70         0.72      0.72       0.77         0.74       0.78       0.65         0.72
(1) Fully taxable equivalent basis (FTE).

Market Information

      The Company's common stock trades on the Nasdaq Stock Market under the symbol "HBHC" and is quoted in publications under "HancHd". The following table sets forth the high and low sale prices of the Company's common stock as reported on the Nasdaq Stock Market. These prices do not reflect retail markups, markdowns or commissions.

                                                                                                         Cash
                                                                 High                 Low              Dividends
                                                               --------------------------------------------------

1999
     1st quarter                                                $ 48.00             $ 41.00              $0.25
     2nd quarter                                                  47.00               42.00               0.25
     3rd quarter                                                  45.00               37.75               0.25
     4th quarter                                                  41.50               37.12               0.25

1998
     1st quarter                                                 $62.75             $ 58.88              $0.25
     2nd quarter                                                  63.50               52.50               0.25
     3rd quarter                                                  55.50               45.25               0.25
     4th quarter                                                  49.50               40.88               0.25

      There were 5,661 holders of record of common stock of the Company at January 3, 2000 and 11,072,770 shares issued. On January 3, 2000, the high and low sale prices of the Company's common stock as reported on the Nasdaq Stock Market were $40.375 and $37.875, respectively. The principal source of funds to the Company to pay cash dividends are the dividends received from the Banks. Consequently, dividends are dependent upon earnings, capital needs, regulatory policies and statutory limitations affecting the Banks. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Dividends paid to the Company by Hancock Bank are subject to approval by the Commissioner of Banking and Consumer Finance of the State of Mississippi. Dividends paid by Hancock Bank of Louisiana are subject to approval by the Commissioner of Financial Institutions for the State of Louisiana. The Company’s management does not expect regulatory restrictions to affect its policy of paying cash dividends. Although no assurance can be given that Hancock Holding Company will continue to declare and pay regular quarterly cash dividends on its common stock, the Company has paid regular cash dividends since 1937.

Acquisitions

     On February 1, 1995, the Company merged Hancock Bank of Louisiana with Washington Bank and Trust Company (Washington), Franklinton, Louisiana. This merger was accounted for using the pooling of interests method and all prior years' financial information has been restated.

     On January 13, 1995, the Company acquired First Denham Bancshares, Inc., Denham Springs, Louisiana, which owned 100% of the stock of First National Bank of Denham Springs (Denham). On November 15, 1996, the Company acquired Community Bancshares, Inc. (Community), Independence, Louisiana, which owned 100% of the stock of Community State Bank. On January 17, 1997, the Company acquired Southeast National Bank (Southeast), Hammond, Louisiana, and on July 15, 1997, the Company acquired Commerce Corporation, Inc. (Commerce), St. Francisville, Louisiana, which owned 100% of the stock of Bank of Commerce and Trust Company. American Security Bancshares of Ville Platte, Inc., Ville Platte, Louisiana (ASB), which owned 100% of the stock of American Security Bank, was acquired by the Company on January 15, 1999. The transactions were accounted for using the purchase method of accounting and the results of operations since acquisition are included in the consolidated statements of earnings. The excess of the purchase price over the value of net tangible assets acquired in each transaction was assigned to goodwill and is being amortized over 15 years.

                                                    HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                                          CONSOLIDATED BALANCE SHEETS

                                                                                  December 31,
                                                                ----------------------------------------------
                                                                      1999                         1998
                                                                -------------------        -------------------
Assets:
 Cash and due from banks                                         $156,738,459               $   161,293,659
 Interest-bearing time deposits with other banks                      100,000                        96,000
 Securities available for sale
   (amortized cost of $660,591,000 and $462,876,000)              639,415,961                   463,120,442
 Securities held to maturity
   (fair value of $498,467,000 and $790,379,000)                  509,306,344                   781,248,857
 Federal funds sold                                                 3,000,000                            --
 Loans                                                          1,558,435,659                 1,330,283,979
   Less:
      Allowance for loan losses                                   (25,712,557)                  (21,800,000)
      Unearned income                                             (16,915,072)                  (24,729,271)
                                                               ---------------              ----------------
         Loans, net                                             1,515,808,030                 1,283,754,708
 Property and equipment, net                                       55,007,662                    44,546,636
 Other real estate                                                  1,616,490                     2,245,711
 Accrued interest receivable                                       23,805,308                    23,798,439
 Goodwill and other intangibles, net                               44,512,562                    26,449,170
 Other assets                                                      42,563,268                    28,141,852
                                                             ----------------              ----------------
   Total Assets                                               $ 2,991,874,084                $2,814,695,474
                                                             ================              ================

Liabilities and Stockholders' Equity:
 Deposits:
   Non-interest bearing demand                                   $527,218,971                  $546,684,623
   Interest-bearing savings, NOW,
     money market and time                                      1,870,434,519                 1,827,905,922
                                                          -------------------          -------------------
     Total deposits                                             2,397,653,490                 2,374,590,545
 Securities sold under agreements to repurchase                   213,773,219                   140,207,246
 Federal Home Loan Bank advance                                    50,000,000                            --
 Other liabilities                                                 17,305,727                    13,090,483
 Long-term notes                                                    2,714,220                            --
                                                          -------------------           -------------------
   Total Liabilities                                            2,681,446,656                 2,527,888,274
 Commitments and contingencies (notes 12 and 13)                           --                            --
 Stockholders' equity:
   Common stock - $3.33 par value per share;
     75,000,000 shares authorized, 11,072,770 shares issued        36,872,324                    36,872,324
 Capital surplus                                                  196,047,463                   200,536,282
 Retained earnings                                                 92,153,278                    71,498,714
 Unrealized (loss) gain on securities available
   for sale, net of deferred taxes                                (13,764,053)                      158,878
 Unearned compensation                                               (808,203)                   (1,009,949)
 Treasury stock, 1,906 shares in 1999 and 402,409
   shares in 1998, at cost                                            (73,381)                  (21,249,049)
                                                          -------------------           -------------------
   Total Stockholders' Equity                                     310,427,428                   286,807,200
                                                          -------------------           -------------------
   Total Liabilities and Stockholders' Equity                  $2,991,874,084                $2,814,695,474
                                                          ===================           ===================
See notes to consolidated financial statements.

                                                     HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                                       CONSOLIDATED STATEMENTS OF EARNINGS

                                                                        Years Ended December 31,
                                                         ---------------------------------------------------

                                                              1999               1998              1997
                                                         ---------------------------------------------------
Interest Income:
 Loans                                                    $133,420,326       $118,502,095     $115,037,735
 U.S. Treasury securities                                   10,059,273         14,469,447       14,732,898
 Obligations of U.S. government agencies                    25,175,384         26,180,328       26,210,546
 Obligations of states and political subdivisions            9,448,205          6,864,952        4,150,309
 Mortgage-backed securities                                 10,044,833          9,799,653        4,415,564
 CMOs                                                       17,091,380         13,631,324        7,072,602
 Federal funds sold                                          1,290,135          3,089,792        2,733,341
 Other investments                                           1,145,199          1,120,961        7,105,941
                                                            ----------        -----------     ------------
   Total interest income                                   207,674,735        193,658,552      181,458,936
                                                            ----------        -----------     ------------
Interest Expense:
 Deposits                                                   76,809,975         74,463,671       66,149,396
 Federal funds purchased, securities sold
   under agreements to repurchase and advances               6,975,740          7,216,677        5,383,358
 Long-term bonds, and other notes                              175,667             61,483          165,449
                                                            ----------        -----------     ------------
   Total interest expense                                   83,961,382         81,741,831       71,698,203
                                                            ----------        -----------     ------------
  Net Interest Income                                      123,713,353        111,916,721      109,760,733
 Provision for loan losses                                   7,585,294          6,228,965        6,399,481
                                                            ----------        -----------     ------------
  Net interest income after provision for loan losses      116,128,059        105,687,756      103,361,252
Non-Interest Income:
 Service charges on deposit accounts                        24,978,788         19,164,074       18,528,677
 Other service charges, commissions and fees                17,739,001         10,161,475        9,775,185
 Securities gains, net                                          66,937            167,139          278,651
 Other                                                       2,827,518          2,838,834        3,586,377
                                                            ----------        -----------     ------------
   Total non-interest income                                45,612,244         32,331,522       32,168,890
                                                            ----------        -----------     ------------
Non-Interest Expense:
 Salaries and employee benefits                             61,595,623         50,832,743       46,472,455
 Net occupancy expense of premises                           7,267,740          5,559,608        4,882,277
 Equipment rentals, depreciation and maintenance             9,538,585          7,707,028        7,259,428
 Amortization of intangibles                                 3,775,255          2,404,914        2,281,666
 Other                                                      33,264,877         27,278,170       26,658,497
                                                            ----------        -----------     ------------
   Total non-interest expense                              115,442,080         93,782,463       87,554,323
                                                            ----------        -----------     ------------
 Earnings before income taxes and cumulative effect
   of accounting change                                     46,298,223         44,236,815       47,975,819
Income taxes                                                14,588,153         14,427,427       17,351,400
                                                            ----------        -----------     ------------
  Earnings before cumulative effect of accounting change    31,710,070         29,809,388       30,624,419
Cumulative effect of accounting change                              --          1,150,811               --
                                                            ----------        -----------     ------------
   Net Earnings                                          $  31,710,070      $  30,960,199     $ 30,624,419
                                                            ==========        ===========     ============

 Basic earnings per common share:
 Before cumulative effect of accounting change               $    2.91         $     2.79       $     2.82
 Cumulative effect of accounting change                             --               0.11               --
                                                            ----------        -----------     ------------
   Net Earnings                                              $    2.91           $   2.90        $    2.82
                                                            ==========        ===========     ============

 Diluted earnings per common share:
 Before cumulative effect of accounting change              $     2.91           $   2.78         $   2.82
 Cumulative effect of accounting change                             --               0.11               --
                                                            ----------        -----------     ------------
   Net Earnings                                             $     2.91          $    2.89        $    2.82
                                                            ==========        ===========     ============
See notes to consolidated financial statements.

                                                      HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                           Years Ended December 31, 1999, 1998 and 1997

-----------------------------------------------------------------------------------------------------------------------------------

                                                                                            Unrealized
                                        Common Stock                                        Gain (Loss)
                               ____________________________                                on Securities
                                      Shares                    Capital        Retained    Available For      Unearned     Treasury
                                      Issued       Amount       Surplus        Earnings     Sale, Net       Compensation    Stock
                               ----------------------------------------------------------------------------------------------------

Balance, January 1, 1997             10,887,302  $36,254,716 $194,499,422    $31,816,568    $(632,761)          $--            $--
Net earnings                                                                  30,624,419
Cash dividends - $1.00 per share                                             (11,039,887)
Change in unrealized gain (loss) on
securities available for sale, net                                                            698,503
Acquisition of Southeast accounted
for as a purchase                       120,900      402,597    3,486,530
Acquisition of Commerce accounted
for as a purchase                        64,568      215,011    2,780,546
Transactions relating to restricted
stock grants, net
                                                                                                           (532,467)
                                      ---------    ---------   ----------     ----------    ---------      --------       ---------
Balance, December 31, 1997           11,072,770   36,872,324  200,766,498     51,401,100       65,742      (532,467)             --
 Net earnings                                                                 30,960,199
Cash dividends - $1.00 per share                                             (10,862,585)
Change in unrealized gain (loss) on
securities available for sale, net                                                             93,136
Transactions relating to restricted
stock grants, net                                                                                          (477,482)
Purchase of treasury stock, net                                  (230,216)                                              (21,249,049)
                                      ---------    ---------   ----------     ----------    ---------      --------       ---------
Balance, December 31, 1998           11,072,770   36,872,324  200,536,282     71,498,714      158,878    (1,009,949)    (21,249,049)
Net earnings                                                                  31,710,070
Cash dividends - $1.00 per share                                             (11,055,506)
Change in unrealized gain (loss) on
securities available for sale, net                                                        (13,922,931)
Transactions relating to restricted
stock grants, net                                                                                           201,746
Issuance of treasury stock, net                                (4,488,819)                                               21,175,668
                                      ---------    ---------   ----------     ----------    ---------      --------       ---------
Balance, December 31, 1999           11,072,770  $36,872,324 $196,047,463   $ 92,153,278 $(13,764,053)    $(808,203)       $(73,381)
                                      =========    =========   ==========     ==========    =========      ========       =========

                                                 HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                            CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

                                                                         Years Ended December 31,
                                                           ----------------------------------------------------
                                                                1999              1998               1997
                                                           ----------------------------------------------------
Net earnings                                                 $31,710,070        30,960,199        $30,624,419
Other comprehensive earnings (loss):
Unrealized gain (loss) on securities
available for sale, net:
Unrealized holding gains (losses)
     arising during the year                                 (13,916,931)          114,136            879,503
     Less reclassification adjustment for
      gains included in net earnings                              (6,000)          (21,000)          (181,000)
                                                             ------------      ------------       ------------
Total other comprehensive earnings (loss)                    (13,922,931)           93,136            698,503

                                                             ------------      ------------       ------------
Total Comprehensive Earnings                                 $17,787,139       $31,053,335         $31,322,922
                                                             ============      ============       ============
See notes to consolidated financial statements.

                                                 HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                                  CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           Years Ended December 31,
                                                           ---------------------------------------------------
                                                                 1999              1998               1997
                                                           ---------------------------------------------------
Cash Flows from Operating Activities:
   Net earnings                                              $ 31,710,070      $ 30,960,199      $ 30,624,419
   Adjustments to reconcile net earnings to
      net cash provided by operating activities:
      Depreciation and software amortization                    7,693,612         5,188,749         4,705,432
      Provision for loan losse                                  7,585,294         6,228,965         6,399,481
      Provision for deferred income taxes                      (2,039,000)         (435,000)         (395,000)
      Cumulative effect of accounting change
             (before income taxes)                                     --        (1,863,662)               --
      Securities gains, net                                       (66,937)         (167,139)         (278,651)
      Decrease (increase) in interest receivable                1,373,210        (2,821,561)         (282,032)
      Amortization of intangible assets                         3,775,255         2,404,914         2,281,666
      (Decrease) increase in  interest payable                    (52,540)          847,700            14,102
      Other, net                                               (3,730,918)       (6,894,964)        1,140,190

                                                                  --------          ---------       -----------
     Net cash provided by operating activities                 46,248,046        33,448,201        44,209,607
                                                                  --------          ---------       -----------

Cash Flows from Investing Activities:
   Net (increase) decrease in interest-bearing time deposits       (4,000)        1,971,500        (2,056,716)
   Proceeds from maturities of securities held to maturity    350,002,513       225,302,135       261,488,556
   Purchase of securities held to maturity                    (79,243,000)      (99,464,050)     (359,318,934)
   Proceeds from sales and maturities of trading
      and available-for-sale securities                       207,189,122        83,297,803        31,441,417
   Purchase of securities available for sale                 (330,963,660)     (375,620,262)      (97,379,020)
   Net decrease (increase) in federal funds sold                4,825,000        35,500,000       (18,525,000)
   Net increase in loans                                     (135,992,653)      (91,010,541)      (11,363,057)
   Purchase of property, equipment and software, net           (8,688,754       (12,675,267)       (5,206,091)
   Proceeds from sales of other real estate                     1,098,664           802,512         1,737,568
   Net cash received in connection with
      business acquisitions                                    23,927,000                --         2,288,000
                                                                 --------         ---------       -----------
Net cash provided (used) by investing activities               32,150,232      (231,896,170)     (196,893,277)
                                                                 --------         ---------       -----------

Cash Flows from Financing Activities:
   Net (decrease) increase in deposits                       (183,514,994)      311,942,900        75,490,602
   Dividends paid                                             (11,055,506)      (10,862,585)      (11,039,887)
   Purchase of treasury stock, net                            (11,484,087)      (22,857,810)               --
   Repayments of long-term bonds and notes                       (464,864)       (1,279,402)       (1,050,000)
   Net increase (decrease) in federal funds purchased,
      securities sold under agreements to repurchase
      and other temporary fund                                 73,565,973       (30,326,372)       82,924,580

   Proceeds from Federal Home Loan Bank advance                50,000,000                --                --
                                                                 --------         ---------       -----------
Net cash (used) provided by financing activities              (82,953,478)      246,616,731       146,325,295
                                                                 -------          ---------       -----------
Net (decrease) increase in cash and due from banks             (4,555,200)       48,168,762        (6,358,375)
      Cash and due from banks, beginning                      161,293,659       113,124,897       119,483,272
                                                                 --------         ---------       -----------
Cash and due from banks, ending                             $ 156,738,459      $161,293,659      $113,124,897
                                                                 ========         =========       ===========

Supplemental Information
   Income taxes paid                                          $14,839,133      $ 16,460,355       $16,410,052
   Interest paid                                               84,013,922        80,894,131        71,684,101
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

     Consolidation-The consolidated financial statements of the Company include the accounts of the Company, the Banks and other subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

     Comprehensive Income-Comprehensive income includes net earnings and other comprehensive income which, in the case of the Company, includes only unrealized gains and losses on securities available for sale.

     Use of Estimates-In preparing the financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. The determination of the allowance for loan losses is a material estimate that is particularly subject to significant change.

     Cash-For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and due from banks".

     Securities-Securities have been classified into one of three categories: trading, available-for-sale, or held-to-maturity. Management determines the appropriate classification of debt securities at the time of purchase and reevaluates this classification periodically. Trading account securities are held for resale in anticipation of short-term market movements. Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities not classified as held to maturity or trading are classified as available for sale.

     With the exception of securities reclassified from held to maturity to trading and subsequently sold upon adoption of Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS No.133) during 1998, the Company had no trading account securities during the three years ended December 31, 1999.

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

     Derivative Instruments-Effective October 1, 1998, the Company adopted SFAS No. 133. The Statement was issued in June 1998 and required the Company to recognize all derivatives as either assets or liabilities in the Company's balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specially designated as a hedge. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Further, SFAS No. 133 permitted, at the time of implementation, the reclassification of securities currently classified as held to maturity without calling into question the Company's original intent.

     The Company is not currently engaged in any significant activities with derivatives; therefore, management believes that the impact of the adoption of this Statement is not significant. However, at the time of implementation of this Statement, the Company reclassified a portion of its held-to-maturity portfolio to trading securities. The securities that were transferred to trading had an amortized cost of $5,126,000 and unrealized gross gains of $1,864,000 ($1,151,000 net of income taxes) at October 1, 1998. This amount is reported as a cumulative effect of accounting change in the 1998 consolidated statement of earnings. These securities were sold in 1998 subsequent to the transfer.

      Loans-Certain loan origination fees and certain direct origination costs are deferred and recognized as an adjustment to the yield on the related loan. Interest on loans is recorded to income as earned. Where doubt exists as to collectibility of a loan, the accrual of interest is discontinued, all unpaid accrued interest is reversed and payments subsequently received are applied first to principal. Interest income is recorded after principal has been satisfied and as payments are received.

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

     Allowance for Loan Losses-The allowance for loan losses is a valuation account available to absorb losses on loans. All losses are charged to the allowance for loan losses when the loss actually occurs or when a determination is made that a loss is likely to occur; recoveries are credited to the allowance for loan losses at the time of receipt. Periodically during the year management estimates the probable level of losses to determine whether the allowance is adequate to absorb reasonably foreseeable, anticipated losses in the existing portfolio based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrowers' ability to repay, the estimated value of any underlying collateral and current economic conditions. The allowance for loan losses is increased by charges to expense and decreased by loan chargeoffs (net of recoveries).

     Property and Equipment-Property and equipment are recorded at amortized cost. Depreciation is computed principally by the straight-line method based on the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the term of the lease or the asset's useful life.

     Other Real Estate-Other real estate acquired through foreclosure and bank acquisitions is stated at the fair market value at the date of acquisition, net of the costs of disposal. When a reduction to fair market value at the time of foreclosure is required, it is charged to the allowance for loan losses. Any subsequent adjustments are charged to expense.

     Intangible Assets-Intangible assets include the values assigned to core deposits of acquired banks which are being amortized over lives ranging from six to seven years using accelerated methods and goodwill which is being amortized over fifteen years. Accumulated amortization of intangible assets amounted to approximately $12.6 million and $8.8 million at December 31, 1999 and 1998, respectively.

     Trust Fees-Trust fees are recorded as earned.

     Income Taxes-Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of nontaxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable income and pretax financial income. Deferred taxes on temporary differences are calculated at the currently enacted tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

     Stock Based Compensation-The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock options. The pro forma disclosures required by Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation" (SFAS No. 123) are included in Note 10.

     Basic and Diluted Earnings Per Common Share-Basic earnings per share (EPS) excludes dilution and is computed by dividing earnings by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

     Reclassifications-Certain prior year amounts have been reclassified to conform with the 1999 presentation.

NOTE 2 - ACQUISITIONS

      On January 17, 1997, the Company acquired Southeast National Bank (Southeast), Hammond, Louisiana for approximately $3,700,000 cash and 121,000 shares of common stock of the Company. On July 15, 1997, the Company acquired Commerce Corporation, Inc. (Commerce), St. Francisville, Louisiana, which owned 100% of the stock of Bank of Commerce and Trust Company, for approximately $330,000 cash, 65,000 shares of the Company's common stock and the assumption of Commerce debt owed to certain individuals in the aggregate principal amount of $1,250,000. On January 15, 1999, Hancock Holding Company acquired American Securities Bancshares of Ville Platte, Inc.(ASB), Ville Platte, Louisiana which owned 100% of the stock of American Security Bank for approximately $15,200,000 cash and 644,000 shares of common stock of the Company. These transactions were accounted for using the purchase method of accounting and the results of operations since the date of acquisition are included in the consolidated statements of earnings. The excess of the purchase price over the value of the net tangible assets acquired was assigned to goodwill and is being amortized over 15 years.

     The following unaudited pro forma consolidated results of operations give effect to the acquisitions of Southeast and Commerce as though they had occurred on January 1, 1997 and ASB as of January 1, 1998 (in thousands, except per share data):

                                                                          Years Ended December 31,
                                                             ----------------------------------------------
                                                                 1999               1998            1997
                                                             ------------       ------------    -----------

Interest income                                               $ 208,362          $ 208,359       $ 182,688
Interest expense                                                (84,331)           (89,104)        (72,162)
Provision for loan losses                                        (7,610)            (8,811)         (6,565)
                                                              ----------         ----------      ----------
Net interest income after provision for loan losse              116,421            110,444         103,961

Net earnings                                                    $31,318            $30,867         $30,643
Basic earnings per common share                                    2.87               2.72            2.81
Diluted earnings per common share                                  2.87               2.71            2.81

     The unaudited pro forma information is not necessarily indicative either of results of operations that would have occurred had the purchases been made as of January 1, 1997 or January 1, 1998, as appropriate, or of future results of operations of the combined companies.

     In connection with the 1999 and 1997 acquisitions, liabilities were assumed as follows (in thousands):

                                                                      1999              1997
                                                                 ------------      ------------

Fair value of all assets, excluding cash                           $214,573          $68,815
Cash acquired, net of amount paid                                    23,927            2,288
Market value of common stock issued                                 (28,006)          (6,885)
                                                                 ------------      ------------
Liabilities assumed                                                $210,494         $ 64,218
                                                                 ============      ============

NOTE 3 - SECURITIES

     The amortized cost and fair value of securities classified as available for sale were as follows (in thousands):

                                                  December 31, 1999                      December 31, 1998
                        ------------------------------------------------------------------------------------------------------
                                          Gross        Gross                                   Gross         Gross
                           Amortized    Unrealized   Unrealized    Fair        Amortized    Unrealized    Unrealized     Fair
                             Cost         Gains        Losses      Value         Cost          Gains         Losses      Value
                        -------------  ------------ ----------- ----------     ----------    ----------    ---------  --------
U.S. Treasury               $84,341         $8         $ 875      $83,474       $101,493        $692          $23    $102,162
U.S. government agencies    302,450         --        12,326      290,124        272,564         288          518     272,334
Municipal obligations        33,382        121         1,475       32,028          5,851         101           35       5,917
Mortgage-backed securities   70,465         88         1,561       68,992         31,652          79          395      31,336
CMOs                        151,693         --         5,128      146,565         45,347          92           37      45,402
Other debt securities        10,601         --            27       10,574             --          --           --          --
Equity securities             7,659         --            --        7,659          5,969          --           --       5,969
                            -------    -------       -------      -------        -------     -------      -------     -------
                           $660,591       $217       $21,392    $ 639,416      $ 462,876     $ 1,252      $ 1,008   $ 463,120
                            =======    =======       =======      =======        =======     =======      =======     =======

      The amortized cost and fair value of debt securities classified as available for sale at December 31, 1999, by contractual maturity, were as follows (in thousands):

                                                                       Amortized Cost       Fair Value
                                                                      ---------------------------------
Due in one year or less                                                   $141,754           $138,079
Due after one year through five years                                      205,021            198,476
Due after five years through ten years                                     102,788             98,277
Due after ten years                                                        203,369            196,925
                                                                        ----------          ---------
                                                                          $652,932           $631,757
                                                                        ==========          =========

     The amortized cost and fair value of securities classified as held to maturity were as follows (in thousands):

                                      December 31, 1999                                 December 31, 1998
                     -------------------------------------------------------------------------------------------------------------

                                           Gross       Gross                                     Gross       Gross
                           Amortized     Unrealized  Unrealized    Fair            Amortized   Unrealized  Unrealized    Fair
                             Cost          Gains       Losses      Value             Cost        Gains       Losses      Value
                           ---------      --------  --------     ---------        ----------    ---------   --------   ----------
U.S. Treasury               $24,277         $ 105        $2       $24,380         $ 114,506       $1,043        $--     $115,549
U.S. government agencies     95,409            5      2,794        92,620           200,149        2,250         97      202,302
Municipal obligations       165,891          597      5,282       161,206           167,997        4,136         73      172,060
Mortgage-backed securities   81,340          195      1,411        80,124           114,747          851        177      115,421
CMOs                        136,286           93      2,345       134,034           177,796        1,346        150      178,992
Other debt securities         6,103            1          1         6,103             6,054            1         --        6,055
                             ------        -----     ------        ------            ------       ------     ------       ------
                           $509,306        $ 996    $11,835      $498,467          $781,249       $9,627       $497     $790,379
                             ======        =====     ======        ======            ======       ======     ======       ======

     The amortized cost and fair value of securities classified as held to maturity at December 31, 1999, by contractual maturity, were as follows (in thousands):

                                                                      Amortized Cost           Fair Value
                                                                    ---------------------------------------
Due in one year or less                                                   $47,184               $46,788
Due after one year through five years                                     115,548               113,827
Due after five years through ten years                                    156,629               153,572
Due after ten years                                                       189,945               184,280
                                                                       ----------             ---------
                                                                       $ 509, 306              $498,467
                                                                       ==========             =========

     Proceeds from sales of available-for-sale securities were $18,693,000 in 1999, $19,222,000 in 1998 and $12,919,000 in 1997. Gross gains of $9,000 in 1999, $540,000 in 1998 and $321,000 in 1997 and gross losses of $508,000 in 1998 and $42,000 in 1997 were realized on such sales. Gross gains of $58,000 and $135,000 were recognized on held-to-maturity securities called during 1999 and 1998, respectively.

     Securities with an amortized cost of approximately $598,998,000 at December 31, 1999 and $547,491,000 at December 31, 1998, were pledged primarily to secure public deposits and securities sold under agreements to repurchase.

     The Company's collateralized mortgage obligations (CMOs) generally consist of first and second tranche sequential pay and/or planned amortization class (PAC) instruments.

NOTE 4 - LOANS

     Loans consisted of the following (in thousands):

                                                                                December 31,
                                                           ------------------------------------------------
                                                                     1999                      1998
                                                           -----------------------    ---------------------

  Real estate loans - primarily mortgage                       $    599,455              $    482,423
  Commercial and industrial loans                                   298,179                   245,755
  Loans to individuals for household, family
  and other consumer expenditures                                   634,547                   583,208
  Leases                                                             24,727                    17,324
  Other loans                                                         1,528                     1,574
                                                                -----------               -----------
                                                                 $1,558,436                $1,330,284
                                                                ===========               ===========

The Company generally makes loans in its market areas of South Mississippi and Southern Louisiana. Loans are made in the normal course of business to its directors, executive officers and their associates on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Such loans did not involve more than normal risk of collectibility. The balance of loans outstanding to the Company’s directors, executive officers and their affiliates at December 31, 1999 and 1998 was approximately $3,745,000 and $2,898,000, respectively.

     Changes in the allowance for loan losses were as follows (in thousands):

                                                         Years Ended December 31,
                                       ----------------------------------------------------------
                                             1999                 1998                 1997
                                       ---------------        -------------      ----------------
Balance at January 1                       $21,800              $21,000              $19,800
Balance acquired through acquisitions        3,815                   --                  833
Recoveries                                   2,484                1,701                2,181
Loans charged off                           (9,971)              (7,130)              (8,213)
Provision charged to operating expense       7,585                6,229                6,399
                                         ----------          -----------          -----------
Balance at December 31                     $25,713              $21,800              $21,000
                                         ==========          ===========          ===========

     Non-accrual and renegotiated loans amounted to approximately 0.46% of total loans at December 31, 1999 and December 31, 1998. In addition, the Company's other individually evaluated impaired loans amounted to approximately 0.23% and 0.45% of total loans at December 31, 1999 and 1998, respectively. Related reserve amounts were not significant and there was no significant change in these amounts during the years ended December 31, 1999, 1998, or 1997. The amount of interest not accrued on these loans did not have a significant effect on earnings in 1999, 1998 or 1997.

     Transfers from loans to other real estate amounted to approximately $764,000, $656,000 and $1,894,000 in 1999, 1998 and 1997, respectively. Valuation allowances associated with other real estate amounted to $1,199,000, $1,088,000 and $812,000 at December 31, 1999, 1998 and 1997, respectively.

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment, stated at cost less accumulated depreciation and amortization, consisted of the following (in thousands):

                                                                          December 31,
                                                            -------------------------------------
                                                                 1999                     1998
                                                            -------------------------------------

Land, buildings and leasehold improvements                     $ 57,608                $ 49,414
Furniture, fixtures and equipment                                53,667                  46,245
                                                            ------------             -----------
                                                                111,275                  95,659
Accumulated depreciation and amortization                       (56,267)                (51,112)
                                                            ------------             -----------
                                                                $55,008                $ 44,547
                                                            ============             ===========

NOTE 6 - FEDERAL HOME LOAN BANK ADVANCE

     At December 31, 1999, the Company had a $50,000,000 advance outstanding under a $147,000,000 line of credit with the Federal Home Loan Bank of Dallas. This advance bears interest at 5.85% and is due January 21, 2000. The advance is collateralized by a blanket floating lien on the Company's residential first mortgage loans.

NOTE 7 - STOCKHOLDERS' EQUITY

     Basic and diluted earnings per common share were based on the weighted average number of shares outstanding of approximately 10,887,000 and 10,902,000 in 1999, 10,693,000 and 10,705,000 in 1998 and 10,870,000 and 10,877,000 in 1997. Outstanding amounts reflect reductions for treasury stock and 162,200 shares of stock owned by subsidiaries.

     Stockholders' equity of the Company includes the undistributed earnings of the bank subsidiaries. Dividends are payable only out of undivided profits or current earnings. Moreover, dividends to the Company's stockholders can generally be paid only from dividends paid to the Company by the Banks. Consequently, dividends are dependent upon earnings, capital needs, regulatory policies and statutory limitations affecting the Banks. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. With respect to Hancock Bank, dividends paid are subject to approval by the Commissioner of Banking and Consumer Finance of the State of Mississippi and with respect to Hancock Bank of

Louisiana, dividends paid are subject to approval by the Commissioner of Financial Institutions for the State of Louisiana. The amount of capital of the subsidiary banks available for dividends at December 31, 1999 was approximately $110 million. The Company and its bank subsidiaries are required to maintain certain minimum capital levels. At December 31, 1999 and 1998, the Company and the Banks were in compliance with their respective statutory minimum capital requirements. Following is a summary of the actual capital levels at December 31, 1999 and 1998 (amounts in thousands):

                                                                                                            To be Well
                                                                              Required for               Capitalized Under
                                                                             Minimum Capital             Prompt Corrective
                                                   Actual                       Adequacy                 Action Provisions
                                       ------------------------------------------------------------------------------------------

                                            Amount        Ratio %        Amount         Ratio %        Amount         Ratio %
                                       ------------------------------------------------------------------------------------------

At December 31, 1999
  Total capital (to risk weighted assets)
   Company                                $ 292,071        14.47      $  161,600         8.00       $      N/A            N/A
   Hancock Bank                             187,527        17.62          85,150         8.00          106,438          10.00
   Hancock Bank of Louisiana                116,573        15.7           59,100         8.00           73,900          10.00

   Tier I capital (to risk weighted assets)
   Company                                $ 279,678        13.85      $   88,800         4.00        $     N/A            N/A
   Hancock Bank                             174,214        16.37          42,575         4.00           63,862           6.00
   Hancock Bank of Louisiana                107,302        14.52          29,600         4.00           44,400           6.00

   Tier I leveraged capital
   Company                                $ 279,678         9.50      $   88,300         3.00        $     N/A            N/A
   Hancock Bank                             174,214         9.71          53,832         3.00           89,720           5.00
   Hancock Bank of Louisiana                107,302         9.34          34,500         3.00           57,500           5.00

                                                                                                       To be Well
                                                                          Required for              Capitalized Under
                                                                         Minimum Capital            Prompt Corrective
                                               Actual                       Adequacy                Action Provisions
                                       ----------------------------------------------------------------------------------
                                          Amount     Ratio %          Amount          Ratio %       Amount       Ratio %
                                       ---------------------      ---------------------------    ------------------------
At December 31, 1998
  Total capital (to risk weighted assets)
  Company                                $277,846     17.41         $ 122,600          8.00         $   N/A         N/A
  Hancock Bank                            172,127     17.44            79,000          8.00          98,700       10.00
  Hancock Bank of Louisiana               105,864     19.46            43,600          8.00          54,400       10.00

  Tier I capital (to risk weighted assets)
  Company                               $ 258,663     16.88          $ 61,300          4.00         $   N/A         N/A
  Hancock Bank                            159,771     16.19            39,500          4.00          59,300        6.00
  Hancock Bank of Louisiana                99,053     18.21            21,800          4.00          32,700        6.00

  Tier I leveraged capital
  Company                               $ 258,663      9.69          $ 80,100          3.00         $   N/A         N/A
  Hancock Bank                            159,771      8.83            54,400          3.00          90,600        5.00
  Hancock Bank of Louisiana                99,053     10.46            28,500          3.00          47,400        5.00

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

     The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) required each federal banking agency to implement prompt corrective actions for institutions that it regulates. The rules provide that an institution is "well capitalized" if its total risk-based capital ratio is 10.0% or greater, its Tier 1 risked-based capital ratio is 6.0% or greater, its leveraged ratio is 5.0% or greater and the institution is not subject to a capital directive. Under this regulation, each of the subsidiary banks were deemed to be "well capitalized" as of December 31, 1999 and 1998 based upon the most recent notifications from their regulators. There are no conditions or events since those notifications that management believes would change these classifications.

NOTE 8 - INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities were as follows (in thousands):

                                                                            December 31,
                                                              --------------------------------------
                                                                      1999                  1998
                                                              --------------------------------------

Deferred tax assets:
Unrealized loss on securities available for sale                    $ 7,411                   $ --
Post-retirement benefit obligation                                    1,408                  1,167
Allowance for loan losses                                             8,300                  6,200
Other real estate valuation allowances                                  268                    420
Deferred compensation                                                 1,090                    746
Lease accounting                                                        330                    344
Other                                                                   599                    292
                                                                   ----------             -----------
                                                                     19,406                  9,169
                                                                   ----------             -----------

Deferred tax liabilities:
Property and equipment depreciation                                  (3,960)                (3,234)
Prepaid pension                                                      (1,322)                (1,206)
Unrealized gain on securities available for sale                        --                     (85)
Discount accretion on securities                                     (1,512)                (1,567)
                                                                   ----------             -----------
                                                                     (6,794)                (6,092)
                                                                   ----------             -----------
Net deferred tax asset                                             $ 12,612                $ 3,077
                                                                   ==========             ===========

       Income taxes consisted of the following components (in thousands):

                                                         Years Ended December 31,
                                              ---------------------------------------------
                                                    1999           1998            1997
                                                  ----------    ----------     ----------
Currently payable                                  $16,627       $ 14,862        $17,746
Deferred                                            (2,039)          (435)          (395)
                                                   ---------      --------      ---------
                                                  $ 14,588       $ 14,427       $ 17,351
                                                   =========      ========      =========

     The reason for differences in income taxes reported compared to amounts computed by applying the statutory income tax rate of 35% to earnings before income taxes were as follows (in thousands):

                                                                              Years Ended December 31,
                                                             -----------------------------------------------------------------
                                                                  1999                 1998                  1997
                                                             -----------------------------------------------------------------
                                                             Amount         %       Amount         %      Amount           %
                                                             -----------------------------------------------------------------
Taxes computed at statutory rate                            $ 16,204        35    $ 15,483         35    $ 16,792          35
Increases (decreases) in taxes resulting from:
  State income taxes, net of federal income tax benefit          283         1         410          1         550           1
  Tax-exempt interest                                         (3,260)       (7)     (2,380)        (5)     (1,501)         (3)
Goodwill amortization                                          1,300         3         840          2         831           2
  Other, net                                                      61        --          74         --         679           1
                                                            --------   --------   --------   --------    --------    --------
Income tax expense                                         $  14,588         32   $ 14,427         33    $ 17,351          36
                                                            ========   ========   ========   ========    ========    ========

     The income tax provisions related to other items included in the Statements of Comprehensive Earnings were as follows (in thousands):

                                                                       Years Ended December 31,
                                                           -------------------------------------------------
                                                                1999                 1998             1997
                                                           -------------------------------------------------

Unrealized holdings gains (losses)                            $ (7,493)              $ 60            $ 473
Less reclassification adjustments                                   (3)               (11)             (98)
                                                            -----------           --------        ---------
Total other comprehensive earnings (loss)                     $ (7,496)             $  49            $ 375
                                                            ===========           ========        =========

NOTE 9 - EMPLOYEE BENEFIT PLANS

     The Company has a noncontributory pension plan covering substantially all salaried full-time employees who have been employed by the Company the required length of time. The Company's current policy is to contribute annually the minimum amount that can be deducted for federal income tax purposes. The benefits are based upon years of service and employee's compensation during the last five years of employment. Data relative to the pension plan follows (in thousands):

                                                          Years Ended December 31,
                                                         ---------------------------
                                                            1999              1998
                                                         ---------------------------
Change in Benefit Obligation:
Benefit obligation at beginning of year                  $ 29,120          $ 26,742
Service cost                                                1,183             1,041
Interest cost                                               1,986             2,018
Actuarial loss                                                 67               588
Benefits paid                                              (1,486)           (1,269)
                                                        ----------        ----------
Benefit obligation at end of year                          30,870            29,120
                                                        ----------        ----------

Change in Plan Assets:
Fair value of plan assets at
beginning of year                                          28,791            26,524
Actual return on plan assets                                2,343             2,249
Employer contributions                                      1,537             1,486
Benefits paid                                              (1,486)           (1,268)
Expenses                                                     (248)             (200)
                                                        ----------        ----------
Fair value of plan assets at end of year                   30,937            28,791
                                                        ----------        ----------

Funded (unfunded) status                                       67              (329)
                                                        ----------        ----------
Unrecognized portion of net obligation being
amortized over 15 years                                        91               137
Unrecognized net actuarial loss                             2,963             3,072
Unrecognized prior service cost                               476               567
                                                        ----------        ----------
Prepaid pension cost included in other assets              $3,597            $3,447
                                                        ==========        ==========

Rate assumptions at December 31:
     Discount rate                                        7.25%          7.00%
     Expected return on plan assets                       8.00%          8.00%
     Rate of compensation increase                        3.00%          3.00%

                                                           Years Ended December 31,
                                              ------------------------------------------------
                                                     1999           1998            1997
                                                  ----------     ----------      ----------
Net pension expense included the following
  (income) expense components:
Service cost  benefits earned during the period      $1,183        $1,041           $ 942
Interest cost on projected benefit obligation         1,986         2,018           1,871
Return on plan assets                                (2,343)       (2,249)         (3,091)
Amortization of prior service cost                       92            92              92
Net amortization and deferral                           174           244           1,386
                                                  ----------    ----------      ----------
Net pension expense                                 $ 1,092       $ 1,146         $ 1,200
                                                  ==========    ==========      ==========

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

                                                               Years Ended December 31,
                                                              -------------------------
                                                                 1999           1998
                                                              ----------     ----------
Change in Benefit Obligation:
Benefit obligation at beginning of year                         $6,238        $5,509
Service cost                                                       397           293
Interest cost                                                      412           374
Actuarial (gain) loss                                             (667)          324
Benefits paid                                                     (286)         (262)
                                                             ----------    ----------
  Benefit obligation at end of year                              6,094         6,238

Fair value of plan assets                                           --            --
Amount unfunded                                                 (6,094)       (6,238)

Unrecognized transition obligation being
  amortized over 20 years                                         1,680        1,863
Unrecognized net actuarial loss                                     318          976
Accrued post-retirement benefit cost                            $(4,096)    $ (3,399)
                                                            ============    =========
Rate assumptions at December 31:
Discount rate                                                      7.75%        6.50%

                                                                    Years Ended December 31,
                                                              -------------------------------------

                                                                  1999          1998          1997
                                                               ---------    ----------     ----------

Net Periodic Post-Retirement Benefit Cost:
Amortization of unrecognized net loss                                $30         $12           $--
Service cost  benefits attributed to service during the year         397         293           233
Interest costs on accumulated post-retirement benefit obligation     412         375           357
Amortization of transition obligation over 20 years                  143         143           143
                                                                  ------      ------        ------
  Net periodic post-retirement benefit cost                         $982       $ 823          $733
                                                                  ======      ======        ======

     For measurement purposes in 1999, a 7.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2000. The rate was assumed to decrease gradually to 5.5% for 5 years and remain at that level thereafter. In 1998, rates of 8.0% and 5.5% were assumed and in 1997, rates of 8.5% and 5.5% were assumed. The health care cost trend rate assumption has an effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1% in each year would increase the accumulated post-retirement benefit obligation at December 31, 1999 by $768,000 and the aggregate of the service and interest cost components of net periodic post-retirement benefit cost for the year then ended by $133,000. A 1% decrease in the rate would decrease those items by $646,000 and $109,000, respectively.

     The Company has a noncontributory profit sharing plan covering substantially all salaried full-time employees who have been employed the required length of time. Contributions are made at the discretion of the Board of Directors and amounted to $504,000 in 1999, $569,000 in 1998 and $568,500 in 1997.

     In addition, the Company has an employee stock purchase plan that is designed to provide the employees of the Company a convenient means of purchasing common stock of the Company. Substantially all salaried, full-time employees, with the exception of Leo W. Seal, Jr., who have been employed by the Company the required length of time are eligible to participate. The Company contributes an amount equal to 25% of each participant's contribution, which contribution cannot exceed 5% of the employee's base pay. The Company's contribution amounted to $116,300 in 1999, $101,300 in 1998 and $84,500 in 1997.

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

NOTE 10 - EMPLOYEE STOCK PLANS

     In February 1996, the stockholders of the Company approved the Hancock Holding Company 1996 Long-Term Incentive Plan (the Plan) to provide incentives and awards for employees of the Company and its subsidiaries. Awards as defined in the Plan include, with limitations, stock options (including restricted stock options), restricted and performance shares, and performance stock awards, all on a stand-alone, combination or tandem basis. A total of 5,000,000 common shares can be granted under the Plan with an annual grant maximum of 1% of the Company's outstanding common stock (as reported for the fiscal year ending immediately prior to such plan year). The exercise price is equal to the market price on the date of grant, except for certain of those granted to major shareholders where the option price is 110% of the market price.

     On December 21, 1999, options to purchase 86,526 shares were granted, of which 84,150 are exercisable at $38.25 per share and 2,376 are exercisable at $42.075 per share. Options totaling 84,150 are exercisable at a vesting rate of 25% per year on the anniversary date of grant and 2,376 are exercisable six months after the date of grant.

     On December 24, 1998, options to purchase 72,125 shares were granted, of which 70,036 are exercisable at $43.50 per share and 2,089 are exercisable at $47.85 per share. Options totaling 70,036 are exercisable at a vesting rate of 25% per year on the anniversary of the date of grant and 2,089 are exercisable six months after the date of grant.

     On December 11, 1997, options to purchase 62,375 were granted, of which 60,860 shares are exercisable at $60.00 per share and 1,515 are exercisable at $66.00 per share. Options totaling 46,773 were exercisable on the first anniversary of the date of grant and 15,602 options were exercisable six months after the date of grant.

     On December 15, 1996, options to purchase 35,250 shares were granted, of which 32,978 are exercisable at $40.00 per share and 2,272 are exercisable at $44.00 per share. Options totaling 25,250 were exercisable on the first anniversary of the date of grant and 10,000 options were exercisable six months after the date of grant. The options generally expire ten years after the date of grant.

     Following is a summary of the transactions:

                                                            Number of        Average           Exercise
                                                             Options      Exercise Price      of Options
                                                           Outstanding      Per Share          Aggregate
                                                           -----------    --------------      ------------
Balance January 1, 1997                                       35,250          $40.26           $1,419,000
Granted                                                       62,375           60.15            3,752,000
Cancelled                                                     (1,300)          40.00              (52,000)
                                                            ---------       ---------         ------------
Balance December 31, 1997                                     96,325           53.14            5,119,000
Granted                                                       72,125           43.63            3,146,525
Exercised                                                     (8,500)          40.00             (340,000)
Cancelled                                                     (4,425)          60.00             (265,500)
                                                            ---------       ---------         ------------
Balance December 31, 1998                                    155,525           49.25            7,660,025
Granted                                                       86,526           38.35            3,318,681
Cancelled                                                     (1,775)          60.00             (106,500)
                                                            ---------       ---------         ------------
Balance December 31, 199                                     240,276          $45.25          $10,872,206
                                                            =========       =========         ============

     At December 31, 1999 options on 101,173 shares were exercisable at $40.00 to $60.00 per share, with a weighted average price of $52.04 per share. At December 31, 1998 options on 83,400 shares were exercisable at $40.00 to $60.00 per share, with a weighted average exercise price of $54.12 per share. The weighted average remaining contractual life of options outstanding at December 31, 1999 was 8.75 years.

     The Company has adopted the disclosure-only option under SFAS No. 123. The weighted average fair value of options granted during 1999, 1998 and 1997 was $12.20, $13.48 and $20.36, respectively. Had compensation costs for the Company's stock options been determined based on the fair value at the grant date consistent with the method under SFAS No. 123, the Company's net earnings and earnings per share would have been as indicated below:

                                                                       Years Ended December 31,
                                                               -----------------------------------------
                                                                  1999          1998             1997
                                                               ----------    ----------       ----------
Net earnings (in thousands):
As reported                                                   $ 31,710        $ 30,960         $ 30,624
Pro forma                                                       31,496          29,936           30,220

Basic earnings per share:
As reported                                                     $ 2.91           $2.90            $2.82
Pro forma                                                         2.89            2.80             2.78

Diluted earnings per share:
As reported                                                     $ 2.91           $2.89            $2.82
Pro forma                                                         2.89            2.80             2.78

The fair value of the options granted under the Company’s stock option plans during the years ended December 31, 1999, 1998 and 1997 was estimated using the Black-Scholes Pricing Model with the following assumptions used: dividend yield of 2.4%, 1.9% and 1.6%, expected volatility of 25%, 24% and 25%, risk-free interest rates of 6.2%, 4.9% and 5.5%, respectively and expected lives of 8 years in 1999, 1998 and 1997.

     During 1999, the Company granted 434 restricted shares which vest at 12, 18 and 24 month intervals and 11,827 shares which vest at the end of three years. During 1998, the Company granted 12,070 restricted shares which vest at 12, 18 and 24 month intervals, and 7,050 shares were granted which vest at the end of three years. The Company granted 12,300 restricted shares during 1997 which vest at the end of three years. Vesting is contingent upon continued employment by the Company. On December 31, 1999, 37,716 of these grants were not vested. The 1999 shares had respective market values of $38.25 and $42.075 at the date of grant. The 1998 shares had respective market values of $46.00 and $43.50 at the dates of grant. The 6,100 and 6,200 shares granted in 1997 had respective market values of $42.00 and $60.00 per share at the dates of grant. Compensation expense related to the grants totaled $630,000 for 1999, $308,000 for 1998 and $96,000 for 1997. The remaining unearned compensation of $808,000 is being amortized over the life of the grants.

NOTE 11 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate:

     Cash, Short-Term Investments and Federal Funds Sold-For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

     Securities-For securities, fair value equals quoted market price, if available. If a quoted market price is not available, a reasonable estimate of fair value is used.

     Loans-The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans with the same remaining maturities would be made to borrowers with similar credit ratings.

     Deposits-The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

     Short-Term Borrowings and Long-Term Notes-Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

     Commitments-The fair value of commitments to extend credit was not significant.

The estimated fair values of the Company's financial instruments were as follows (in thousands):
                                                                             December 31,
                                                   ----------------------------------------------------------------------

                                                                 1999                               1998
                                                   ----------------------------------------------------------------------
                                                       Carrying            Fair           Carrying            Fair
                                                        Amount             Value           Amount             Value
                                                   ----------------------------------------------------------------------
Financial assets:
     Cash, short-term investments and federal
      funds sold                                     $   159,838      $   159,838      $    161,390      $   161,390
     Securities available for sale                       639,416          639,416           463,120          463,120
     Securities held to maturity                         509,306          498,407           781,249          790,379
     Loans, net of unearned income                     1,541,521        1,542,738         1,305,555        1,308,412
      Less: allowance for loan losses                    (25,713)         (25,713)          (21,800)         (21,800)
                                                     -----------       -----------       -----------      -----------
        Loans, net                                     1,515,808        1,517,025         1,283,755        1,286,612

Financial liabilities:
     Deposit                                         $ 2,397,653      $ 2,398,858      $  2,374,591      $ 2,375,718
     Securities sold under agreements to repurchase      213,773          213,773           140,207          140,207
     Federal Home Loan Bank advances                      50,000           50,000                --               --
     Long-term notes                                       2,714            2,714                --               --

NOTE 12 - OFF-BALANCE SHEET RISK

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

                                                                December 31,
                                                   -----------------------------------
                                                       1999                    1998
                                                   -----------------------------------

Commitments to extend credit                       $ 439,718               $ 244,135
Letters of credit                                     18,148                  13,425

     Approximately $254,000,000 and $172,000,000 of commitments to extend credit at December 31, 1999 and 1998, respectively, were at variable rates and the remainder were at fixed rates. A commitment to extend credit is an agreement to lend to a customer as long as the conditions established in the agreement have been satisfied. A commitment to extend credit generally has a fixed expiration date or other termination clauses and may require payment of a fee by the borrower. Since commitments often expire without being fully drawn, the total commitment amounts do not necessarily represent future cash requirements of the Company. The Company continually evaluates each customer's credit worthiness on a case-by-case basis. Occasionally, a credit evaluation of a customer requesting a commitment to extend credit results in the Company obtaining collateral to support the obligation.

     Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing a letter of credit is essentially the same as that involved in extending a loan.

NOTE 13 - CONTINGENCIES

     The Company is party to various legal proceedings arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, all such matters are adequately covered by insurance or, if not so covered, are not expected to have a material adverse effect on the financial statements of the Company.

NOTE 14 - SUPPLEMENTAL INFORMATION

     The following is selected supplemental information (in thousands):
                                                                       Years Ended December 31,
                                                           ---------------------------------------------
                                                                1999           1998            1997
                                                             ----------     ----------      ----------

Other service charges, commissions and fees:
         Trust fees                                           $ 4,445         $ 3,071        $ 2,946
         Investment commissions and fees                        3,328             508            376
Other non-interest expense:
         Postage                                              $ 3,857         $ 3,312        $ 3,051
         Communication                                          4,692           3,405          3,184
         Data processing                                        5,026           3,562          3,823
         Professional fees                                      2,906           2,889          2,485
         Taxes and licenses                                     2,401           1,873          1,909
         Printing and supplies                                  2,459           2,131          2,001
         Marketing                                              2,750           1,961          1,790

NOTE 15 - SEGMENT REPORTING

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

                                                                 Years Ended December 31,
                                     ------------------------------------------------------------------------------------
                                                  1999                        1998                        1997
                                     ------------------------------------------------------------------------------------
                                            MS            LA           MS           LA            MS              LA
                                     ------------------------------------------------------------------------------------

Interest income                         $122,626       $80,366     $122,813       $67,271      $112,294       $66,299
Interest expense                          53,171        30,945       56,896        24,789        48,349        23,350
                                       ----------     ---------    ---------     ---------    ----------     ---------
Net interest income                       69,455        49,421       65,917        42,482        63,945        42,949
Provision for loan losses                  2,295         4,626        2,731         2,854         1,929         4,260
Non-interest income                        21,72         19,86       18,822        13,261        18,524        13,711
Depreciation and amortization              5,013         2,474        3,517         1,671         3,118         1,587
Other non-interest expense                53,674        47,051       48,661        36,727        46,003        34,893
                                       ----------     ---------    ---------     ---------    ----------     ---------

Earnings before income taxes and
cumulative effect of accounting change    30,201        15,136       29,830         14,49         31,419       15,920
Income taxes                               8,637         5,519        9,390         5,062         11,209        6,347
                                       ----------     ---------    ---------     ---------    ----------     ---------

Earnings before cumulative effect
of accounting change                      21,564         9,617       20,440         9,429         20,210        9,573
Cumulative effect of accounting change        --            --        1,151            --             --           --
                                       ----------     ---------    ---------     ---------    ----------     ---------

Net earnings                             $21,564       $ 9,617      $21,591        $9,429        $20,210       $9,573
                                       ==========     =========    =========     =========    ==========     =========

                                                                       Years Ended December 31,
                                                          ------------------------------------------------
                                                                1999             1998            1997
                                                          ------------------------------------------------

Net Interest Income:
MS                                                             $69,455          $65,917         $63,945
LA                                                              49,421           42,482          42,949
Other                                                            4,837            3,518           2,866
                                                            -----------        ---------       ---------
Consolidated net interest income                              $123,713         $111,917        $109,760
                                                            ===========        =========       =========

Net Earnings:
MS                                                             $21,564          $21,591         $20,210
LA                                                               9,617            9,429           9,573
Other                                                              529              (60)            841
                                                            -----------        ---------       ---------
Consolidated net earnings                                      $31,710          $30,960         $30,624
                                                            ===========        =========       =========

Assets:
MS                                                          $1,826,006       $1,833,064      $1,612,805
LA                                                           1,216,238        1,003,620         937,060
Other                                                           31,172           27,487          30,043
Intersegment                                                   (81,542)         (49,476)        (41,951)
                                                            -----------       ----------       ---------
Consolidated assets                                         $2,991,874       $2,814,695      $2,537,957
                                                            ===========       ==========      ==========

NOTE 16 - SUMMARIZED FINANCIAL INFORMATION OF HANCOCK HOLDING COMPANY (PARENT COMPANY ONLY)

                                                         Balance Sheets

                                                                         December 31,
                                                         -----------------------------------------------
                                                               1999                           1998
                                                         -----------------------------------------------
Investment in subsidiaries                                 $312,282,926                   $285,464,704
Other                                                           430,788                      1,342,496
                                                         --------------                  -------------
                                                           $312,713,714                   $286,807,200
                                                         ==============                  =============

Liabilities and Stockholders' Equity:
Due to subsidiaries                                          $2,286,286                      $      --
Stockholders' equity                                        310,427,428                    286,807,200
                                                         --------------                  -------------
                                                           $312,713,714                   $286,807,200
                                                           ============                   ============

                                                       Statements of Earnings

                                                                         Years Ended December 31,
                                                          -------------------------------------------------
                                                               1999               1998             1997
                                                          -------------------------------------------------

Dividends received from subsidiaries                       $35,368,193        $36,555,000      $17,150,000
Equity in earnings of subsidiaries greater than
  (less than) dividends received                            (1,914,920)        (5,209,781)      14,793,067
Interest and other expenses                                 (1,823,036)        (1,689,631)      (1,847,491)
Income tax credit                                               79,833            153,800          528,843
                                                           ------------        -----------      -----------

Earnings before cumulative effect of
  accounting change                                         31,710,070         29,809,388       30,624,419
Cumulative effect of accounting change                              --          1,150,811               --
                                                           ------------        -----------      -----------
Net earnings                                               $31,710,070        $30,960,199      $30,624,419
                                                           ============        ===========      ===========

                                                       Statements of Cash Flows

                                                                       Years Ended December 31,
                                                          -------------------------------------------------
                                                              1999              1998              1997
                                                          -------------------------------------------------

Cash flows from operating activities - principally
dividends received from subsidiaries                      $36,868,662        $35,952,990      $15,116,205
Cash flows from investing  activities - principally
business acquisitions                                     (15,176,495)                --       (4,062,524)
Cash flows from financing activities:
Dividends paid                                            (11,055,506)       (10,862,585)     (11,039,887)
Purchase of treasury stock                                (11,484,047)       (22,857,810)              --
Repayment of note                                                  --         (1,279,402)              --
                                                         -------------      -------------      -----------
Net cash used by financing activities                     (22,539,553)       (34,999,797)     (11,039,887)
                                                         -------------      -------------      -----------
Net (decrease) increase in cash                              (847,386)           953,193           13,794
Cash, beginning                                             1,124,294            171,101          157,307
                                                         -------------      -------------      -----------
Cash, ending                                                 $276,908         $1,124,294         $171,101
                                                         =============      ==============      ==========

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Hancock Holding Company
Gulfport, Mississippi

We have audited the accompanying consolidated balance sheets of Hancock Holding Company and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings, comprehensive earnings, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hancock Holding Company and subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, in 1998 the Company changed its method of accounting for derivative instruments to conform with the Statement of Financial Accounting Standards No. 133 and in conjunction therewith reclassified certain securities from its held-to-maturity portfolio to trading securities.

Deloitte & Touche LLP
New Orleans, Louisiana
January 18, 2000

HANCOCK HOLDING COMPANY AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

For the Years Ended December 31, 1999 and 1998

     The Company's net earnings were $31.7 million, or $2.91 per share, for the year ended December 31, 1999, compared to $31.0 million, or $2.90 per share, for the year ended December 31, 1998. Reflecting a 10.5% increase from the prior year, net interest income totaled $123.7 million for the current annual period. The Company's net interest margin increased from 4.67% reported in 1998 to 4.75% in 1999. Yields on interest-earning assets decreased to 7.83% in 1999 compared to 7.96% in 1998 and rates on interest-bearing liabilities decreased to 3.98% in 1999 compared to 4.31% the prior year. Subdued decreases in asset yield were partially due to the loan portfolio, which increased as a percentage of total interest-earning assets in 1999 and experienced only a slight decrease in yield to 9.53% during the current year compared to 9.57% in 1998. Average loan balances, which yield a higher rate of interest than investments, increased to $1.4 billion during 1999, compared to $1.2 billion during 1998. Deposit pricing initiatives implemented during the year contributed to the decrease in the Company’s cost of funds. The provision for loan losses increased 21.8% to $7.6 million for the year ended December 31, 1999, compared to $6.2 million for the same period a year ago. Net charge offs for the current year totaled $7.5 million and included losses amounting to $1.1 million on two loans acquired from American Security Bank (ASB) through merger on January 15, 1999. Non-interest income for the year ended December 31, 1999 increased to $45.6 million, compared to $32.3 million for the year ended December 31, 1998. This increase was primarily due to an increased customer base and several deposit pricing initiatives implemented during the second quarter of the current year. The Company’s emphasis on building new Trust relationships resulted in an increase of $1.4 million in trust fees which totaled $4.4 million for the year ended December 31, 1999. Investment sales commissions and fees earned by the Company totaled $3.3 million for the current annual period. This increase in commissions was primarily the result of internalizing the investment services subsidiary’s sales force and offering a broader array of products to the Banks’ customer base. Non-interest expense for the year ended December 31, 1999 increased to $115.4 million, compared to $93.8 million in 1998. Personnel increases during the current year can be attributed to increased benefit cost and an increased number of employees. Due to 13 additional full service retail branches in new market areas and the expansion of several lines of business, such as Trust and finance company operations, the Company added to its work force during the year. Similar expense increases occurred in occupancy, equipment, supply, communication and other costs. Data processing expense increased to $5.0 million for the year ended December 31, 1999, compared to $3.6 million, primarily due to the costs associated with the 1999 implementation of a new sales platform system. Additional direct expenses of approximately $900,000 were incurred as the result of the merger and data processing conversion of ASB. Amortization of intangibles increased $1.4 million due to the amortization of goodwill associated with the current year’s acquisition of ASB. The Company’s recent focus has been on expense control and management is committed to address concerns for this trend into the Year 2000.

For the Years Ended December 31, 1998 and 1997

The Company's net earnings were $31.0 million, or $2.90 per share, for the year ended December 31, 1998, compared to $30.6 million, or $2.82 per share, for the year ended December 31, 1997. The $2.2 million increase in net interest income for 1998 was primarily due to volume increases which were somewhat offset by lower yields on interest earning assets and a slightly higher cost of funds. The Company's net interest margin on a fully taxable equivalent basis decreased to 4.67% in 1998, compared to 5.03% in 1997, partially due to repricing of and investment in interest-earning assets during a period of short-term market interest rate declines and a deposit growth that surpassed the Company's loan growth. The provision for loan losses decreased to $6.2 million in the current year, compared to $6.4 million in the prior year, due to decreased loan charge-offs. Operating expenses, primarily compensation costs, increased as the Company concentrated on news lines of business and broadened its market area.

FINANCIAL CONDITION

Securities

     The Company generally purchases securities with a maturity schedule that provides ample liquidity. Certain securities have been classified as available for sale based on management's internal assessment of the portfolio after considering the Company's liquidity requirements and the portfolio's exposure to changes in market interest rates and prepayment activity. The December 31, 1999 carrying value of the held-to-maturity portfolio was $509.3 million and the market value was $498.5 million. The available-for-sale portfolio had a carrying value of $639.4 million and a cost of $660.6 million at December 31, 1999. The rise in overall interest rates during 1999 had a negative effect on the fair value of securities. Management is not aware of any permanent impairment of its securities. Investment in securities increased approximately $95.6 million during the year, primarily due to the acquisition of ASB.

Loans

     Loans, net of unearned income, increased $236.0 million to $1.5 billion at December 31, 1999, compared to the balances a year prior. Approximately $104.0 million of this increase was due to the acquisition of ASB. The Company generally makes loans in its market areas of South Mississippi and South Louisiana. The majority of the loan origination activity during the current year was in small to middle market commercial loans and personal consumer loans. Loans outstanding and originated by the Company's expanding finance company subsidiary increased approximately $9.5 million, or 84.3%, at December 31, 1999, compared to the subsidiary's outstanding loans on December 31, 1998. Non-accruing and restructured loans were $7.1 million, or 0.46%, of the outstanding loans at December 31, 1999. Included in non-accruing loans was a $1.1 million commercial loan outstanding from a borrower currently in bankruptcy but for which management believes there is sufficient collateral.

Deposits and Deposit-Related Liabilities

     Deposits increased slightly to $2.4 billion at December 31, 1999, compared to the balance at December 31, 1998. Non-interest bearing demand accounts decreased 3.6%, to $527.2 million in 1999. Decreases to transaction accounts were partially offset by increases in savings, certificates of deposits and securities sold under agreements to repurchase. Certificates of deposit of $100,000 or more outstanding at December 31, 1999 amounted to $253.9 million. Deposits and deposit-related liabilities are the Company's primary source of funds supporting its earning asset base.

LIQUIDITY

     Liquidity represents the Company's ability to provide funds to satisfy demands from depositors, borrowers and other commitments by either converting assets to cash or accessing new or existing funds. The principal sources of funds which provide liquidity are customer deposits, payments of principal and interest on loans, maturities and sales of securities, earnings and borrowings. The Company has an unused line of credit with the Federal Home Loan Bank of nearly $100 million and has borrowing capacity at the Federal Reserve's Discount Window in excess of $100 million. At December 31, 1999, cash and due from banks and securities available for sale were 33.2% of total deposits.

CAPITAL RESOURCES

     Composite ratings by the respective regulatory authorities of the Company and the Banks establish minimum capital levels. Currently, the Company and the Banks are required to maintain minimum Tier I leverage ratios of at least 3%, subject to increase up to 5%, depending on the composite rating. At December 31, 1999, the Company's and the Banks' capital balances were in excess of current regulatory minimum requirements.

YEAR 2000

     In 1996 the Company began addressing all the systems and business methods requiring modifications to accommodate the turn of the century. Identification of the Company's major Year 2000 issues and replacement of certain systems were completed in 1999 which resolved the issues of which management was aware. Written assurances of expected Year 2000 readiness was requested from all material third party vendors, including, but not limited to, correspondent banks, software providers and utility companies. If any of the companies providing services, software or equipment to the Company failed to adequately address possible Year 2000 issues at a reasonable cost, the result could have had a significant adverse effect on the Company's business and operational results. The readiness of all third parties, including customers and suppliers, was inherently uncertain and could not be assured. The Company also recognized the importance of its customers' need to address Year 2000 issues. Relationships considered material to the Company's financial position were identified and appropriate documentation from borrowers received.

     Testing of information systems and review of property equipment functions, including those slated for replacement or vendor upgrade, was completed in February 1999. In addition to testing required by regulatory agencies, which included fully integrated systems testing, the Company completed a second test of all mission critical systems in September 1999. Contingency plans for the most reasonably likely worst-case scenarios were completed and issues regarding material equipment and applications failure were addressed. Contingency plans for liquidity needs due to potentially significant deposit withdrawals during the fourth quarter of 1999 were also complete.

      As of January 10, 2000 the Company has not experienced any system errors other than those typically encountered and corrected by banks daily. Management is not aware of any significant issues related to Year 2000 that adversely affect the Company's vendors or borrowers at this time. The Company plans to continue to monitor and assess operating systems for possible remaining uncertainties.

     Management dedicated resources to address the issues associated with the turn of the century. The total amount of expenditures for Year 2000 compliance, including those incurred since 1997, and those anticipated during the next twelve months, is expected to be approximately $4.0 million (before income taxes).

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

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

In an attempt to manage its exposure to changes in interest rates, management monitors the Company's interest rate risk. The Company's interest rate management policy is designed to produce a relatively stable net interest margin in periods of interest rate fluctuations. Interest sensitive assets and liabilities are those that are subject to maturity or repricing within a given time period. Management also reviews the Company’s securities portfolio, formulates investment strategies and oversees the timing and implementation of transactions to assure attainment of the Board’s objectives in the most effective manner. Notwithstanding the Company’s interest rate risk management activities, the potential for changing interest rates is an uncertainty that can have an adverse effect on net income.

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

     The Company also attempts to limit interest rate risk by emphasizing non-certificate depositor accounts. The Board and management believe that such accounts carry a lower interest cost than certificate accounts and that a material portion of such accounts may be more resistant to changes in interest rates. At December 31, 1999, the Company had $311 million of regular savings and club accounts and $648 million of money market and NOW accounts, representing 51.3% of total interest-bearing depositor accounts.

     One approach used to quantify interest rate risk is the net portfolio value ("NPV") analysis. NPV includes shareholder equity of the Company as reported in the financial statements, adjusted for changes in the carrying value of investments, loans and certificates of deposit, when considering changes in market values on a pre-tax basis. In essence, this analysis calculates the difference between the present value of liabilities and the present value of expected cash flows from assets and off-balance sheet contracts. The following table sets forth, at December 31, 1999 and 1998, an analysis of the Company's interest rate risk as measured by the estimated changes in NPV resulting from an instantaneous and sustained parallel shift in the yield curve (+ or - 400 basis points, measured in 100 basis point increments).

                                   1999                                             1998
                  --------------------------------------------------------------------------------------------
                                      Estimated Increase                                  Estimated Increase
  Change in                           (Decrease) in NPV                                   (Decrease) in NPV
  Interest          Estimated      ________________________            Estimated        ______________________
   Rates            NPV Amount        Amount       Percent             NPV Amount           Amount     Percent
------------      -------------    ----------    ----------           ------------      ------------  --------
(basis points)                                         (amounts in thousands)

   +400              $79,033        $(205,832)     (72.3)               $105,291         $(188,460)     (64.2)
   +300              126,105         (158,760)     (55.7)                148,425          (145,326)     (49.5)
   +200              175,719         (109,146)     (38.3)                192,969          (100,782)     (34.3)
   +100              227,875          (56,990)     (20.0)                238,923           (54,828)     (18.7)
     --              284,865                                             293,751                --         --
   -100              330,670           45,805       16.1                 331,661            37,910       12.9
   -200              353,151           68,286       24.0                 337,171            43,420       14.8
   -300              376,280           91,415       32.1                 344,122            50,371       17.1
   -400              400,057          115,192       40.4                 352,514            58,763       20.0

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

FORWARD-LOOKING STATEMENTS

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

CORPORATE INFORMATION