Form 10-K, Exhibit 13
period 2000-12-31
HANCOCK HOLDING CO
filed 2001-04-02
CIK 750577

Exhibit 13
Financial Statements and Supplementary Data

                                              HANCOCK HOLDING COMPANY AND SUBSIDIARIES

                                                        FINANCIAL HIGHLIGHTS

(amounts in thousands)
                                                                           At and For the Years Ended December 31,
                                                         ---------------------------------------------------------------------
                                                              2000          1999           1998        1997           1996
                                                         -------------   ------------  -----------  ------------  ------------
Period End Balance Sheet Data:
  Securities ...........................................   $  994,095    $1,148,722    $1,244,369    $1,079,995    $  901,592
  Loans, net of unearned income ........................    1,699,841     1,541,521     1,305,555     1,220,629     1,173,967
  Allowance for loan losses ............................       28,604        25,713        21,800        21,000        19,800
  Total assets .........................................    3,013,430     2,991,874     2,814,695     2,537,957     2,289,582
  Total deposits .......................................    2,503,788     2,397,653     2,374,591     2,062,648     1,926,576
  Long-term bonds and notes ............................        2,177         2,714          --           1,279         1,050
  Total stockholders' equity ...........................      341,390       310,427       286,807       288,573       261,938

Average Balance Sheet Data:
  Securities ...........................................   $1,090,588    $1,251,971    $1,184,698    $  984,203    $  903,386
  Loans, net of unearned income ........................    1,611,046     1,455,086     1,243,617     1,201,381     1,083,165
  Allowance for loan losses ............................       26,591        23,939        21,040        20,410        17,670
  Total  assets ........................................    2,993,972     3,006,195     2,696,107     2,442,953     2,285,877
  Total  deposits ......................................    2,477,916     2,505,531     2,233,837     2,034,030     1,945,528
  Long-term bonds and notes ............................        2,426         2,795           586         1,369         1,795
  Total stockholders' equity ...........................      325,508       308,854       289,878       271,303       230,051

Performance Ratios:
   Return on average assets ............................         1.23%         1.05%         1.15%         1.25%         1.38%
   Return on average assets excluding
     cumulative effect of accounting change ............         1.23%         1.05%         1.11%         1.25%         1.38%
   Return on average assets excluding gain on sale of
     credit card portfolio and securities transactions .         1.15%         1.05%         1.15%         1.25%         1.38%
   Return on average equity ............................        11.31%        10.27%        10.68%        11.29%        13.74%
   Return on average equity excluding cumulative
     effect of accounting change .......................        11.31%        10.27%        10.28%        11.29%        13.74%
   Return on average equity excluding gain on sale of
     credit card portfolio and securities transactions .        10.56%        10.25%        10.68%        11.29%        13.74%
   Net interest margin (TE) ............................         4.70%         4.73%         4.67%         5.14%         5.20%
   Average loans to average deposits ...................        65.02%        58.07%        55.67%        59.06%        55.67%
   Non-interest expense as a percent
     of total revenue (TE) and excluding amortization of
      purchased intangibles and securities transactions         58.50%        63.84%        61.62%        59.09%        56.76%
   Non-interest expense as a percent
     of total revenue (TE) and excluding amortization of
     purchased intangibles and securities transactions
     and gain on sale of credit card portfolio .........        59.74%        63.84%        61.62%        59.09%        56.76%
   Allowance for loan losses to period-end loans .......         1.68%         1.67%         1.67%         1.72%         1.69%
   Non-performing assets to loans plus other real estate         0.69%         0.56%         0.63%         0.74%         0.55%
   Allowance for loan losses to non-performing loans ...          281%          365%          367%          313%          435%
   Net charge-offs to average loans ....................         0.53%         0.51%         0.44%         0.50%         0.41%

See notes to consolidated financial statements

                                              HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                                        FINANCIAL HIGHLIGHTS

(amounts in thousands, except per share data)
                                                                        At and For the Years Ended December 31,
                                                         -------------------------------------------------------------
                                                              2000        1999        1998         1997       1996
                                                         ------------  -----------  ---------   ---------   ----------
Capital Ratios:
   Average stockholders' equity to average assets .....      10.87%      10.27%      10.75%      11.11%      10.06%
   Stockholders' equity to total assets ...............      11.33%      10.38%      10.19%      11.37%      11.44%
   Tier 1 leverage ....................................      10.20%       9.61%       9.50%      10.41%      10.53%
   Tier 1 risk-based ..................................      15.95%      15.60%      17.15%      19.08%      18.59%
   Total risk-based ...................................      17.20%      16.85%      18.40%      20.33%      19.85%

Income Data:
  Interest income .....................................   $216,947    $207,674    $193,659    $181,459    $169,404
  Interest expense ....................................     94,251      83,961      81,742      71,698      64,804
  Net interest income .................................    122,696     123,713     111,917     109,761     104,600
  Net interest income (TE) ............................    128,981     129,375     116,125     112,425     108,626
  Provision for loan losses ...........................     11,531       7,585       6,229       6,399       6,154
  Non-interest income
    (excluding securities transactions and gain on sale
     of credit card portfolio) ........................     48,695      45,545      32,164      31,889      28,391
  Securities transactions .............................          3          67         167         279          31
  Gain on sale of credit card portfolio ...............      3,753        --          --          --          --
  Non-interest expense ................................    109,896     115,442      93,782      87,554      80,095
  Earnings before income taxes and cumulative
    effect of accounting change .......................     53,720      46,298      44,237      47,976      46,773
  Net earnings ........................................     36,824      31,710      30,960      30,624      31,603
  Net earnings excluding credit card gain
    and securities transactions .......................     34,382      31,666      30,851      30,443      31,583

Per Share Data:
  Earnings before cumulative effect
    of accounting change:
      Basic ...........................................   $   3.39    $   2.91    $   2.79    $   2.82    $   3.08
      Diluted .........................................       3.39        2.91        2.78        2.82        3.08
  Net earnings:
      Basic ...........................................       3.39        2.91        2.90        2.82        3.08
      Diluted .........................................       3.39        2.91        2.89        2.82        3.08
  Net earnings excluding gain on sale of
   credit card portfolio and securities transactions:
      Basic ...........................................       3.17        2.91        2.89        2.80        3.07
      Diluted .........................................       3.16        2.90        2.88        2.80        3.07
  Cash dividends paid .................................       1.25        1.00        1.00        1.00        0.88
  Book value ..........................................      31.79       28.55       27.29       26.44       24.42
  Weighted average number of shares outstanding:
    Basic .............................................     10,860      10,887      10,693      10,870      10,277
    Diluted ...........................................     10,867      10,901      10,705      10,877      10,277
  Number of shares outstanding (period end) ...........     10,740      10,873      10,508      10,916      10,725

See notes to consolidated financial statements

                                              HANCOCK HOLDING COMPANY AND SUBSIDIARIES

Summary of Quarterly Operating Results (in thousands, except per share data)

                                                                   2000                                               1999
                                   ------------------------------------------------  ------------------------ ---------------------
                                      First        Second       Third      Fourth       First      Second       Third      Fourth
                                    -----------  ----------   ----------  ----------  ----------  ---------  ----------  ----------

 Interest income (TE) .............   $ 54,653    $ 54,719    $ 56,590    $ 57,270    $ 52,612    $ 53,105    $ 53,649    $ 53,970
 Interest expense .................    (21,935)    (22,316)    (24,591)    (25,409)    (21,170)    (20,998)    (20,626)    (21,167)
                                      --------    --------    --------    --------    --------    --------    --------    --------
 Net Interest Income (TE) .........     32,718      32,403      31,999      31,861      31,442      32,107      33,023      32,803
 Provision for loan losses ........     (1,769)     (2,434)     (3,038)     (4,290)     (1,420)     (1,621)     (1,918)     (2,626)
 Non-interest income ..............     14,539      11,812      12,400      13,699      10,016      10,912      11,762      12,922
 Non-interest expense .............    (28,560)    (27,967)    (27,036)    (26,333)    (27,820)    (28,213)    (29,740)    (29,669)
 Taxable equivalent adjustment ....     (1,494)     (1,528)     (1,625)     (1,637)     (1,360)     (1,400)     (1,401)     (1,501)
                                      --------    --------    --------    --------    --------    --------    --------    --------
   Earnings before income taxes ...     15,434      12,286      12,700      13,300      10,858      11,785      11,726      11,929
 Income taxes .....................     (5,048)     (3,744)     (4,032)     (4,072)     (3,227)     (3,975)     (3,882)     (3,504)
                                      --------    --------    --------    --------    --------    --------    --------    --------
 Net earnings .....................   $ 10,386    $  8,542    $  8,668    $  9,228    $  7,631    $  7,810    $  7,844    $  8,425
                                      ========    ========    ========    ========    ========    ========    ========    ========
Basic earnings per share:
Net earnings ......................   $   0.95    $   0.79    $   0.80    $   0.85    $   0.70    $   0.72    $   0.72    $   0.77
Net earnings excluding gain on
  sale of credit card portfolio and
  securities transactions .........       0.78        0.78        0.80        0.81        0.70        0.72        0.72        0.77
Diluted earnings per share:
Net earnings ......................       0.95        0.79        0.80        0.85        0.70        0.72        0.72        0.77
Net earnings excluding gain on
  sale of credit card portfolio and
  securities transactions .........       0.78        0.78        0.80        0.81        0.70        0.72        0.72        0.77

See notes to consolidated financial statements

Market Information

The Company's common stock trades on the Nasdaq Stock Market under the symbol "HBHC" and is quoted in publications under
"HancHd".  The following table sets forth the high and low sale prices of the Company's common stock as reported on the Nasdaq
Stock Market.   These prices do not reflect retail mark-ups, mark-downs or commissions.

                                                                                                Cash
                                               High                      Low                   Dividends
                                               Sale                      Sale                    Paid
                                          -------------             ------------             ------------
2000
              1st quarter                     $40.00                    $30.88                     $0.25
              2nd quarter                      34.63                     31.00                      0.25
              3rd quarter                      32.50                     29.63                      0.25
              4th quarter                      39.63                     29.00                      0.50

1999
              1st quarter                     $48.00                    $41.00                     $0.25
              2nd quarter                      47.00                     42.00                      0.25
              3rd quarter                      45.00                     37.75                      0.25
              4th quarter                      41.50                     37.13                      0.25

     There  were  5,549  holders  of record of common  stock of the  Company  at
January 3, 2001 and 11,072,770  shares issued.  On January 3, 2001, the high and low sale prices of the  Company's  common  stock as reported on the Nasdaq Stock
Market were $38.13 and $35.00,  respectively.  The principal  source of funds to the Company to pay cash  dividends  are the  dividends  received from the Banks.
Consequently,  dividends are dependent upon earnings,  capital needs, regulatory policies  and  statutory  limitations  affecting  the Banks.  Federal  and state banking laws and  regulations  restrict the amount of dividends and loans a bank may make to its parent  company.  Dividends  paid to the Company by Hancock Bank are subject to approval by the  Commissioner of Banking and Consumer  Finance of
the State of Mississippi and those paid by Hancock Bank of Louisiana are subject to approval  by the  Commissioner  for  Financial  Institutions  of the State of
Louisiana.  The Company's management does not expect regulatory  restrictions to affect its policy of paying cash  dividends.  Although no assurance can be given that Hancock Holding Company will continue to declare and pay regular  quarterly cash dividends on its common stock,  the Company has paid regular cash dividends since 1937.

                                              HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                                    CONSOLIDATED BALANCE SHEETS

                                                                          December 31,
                                                            ---------------------------------------
                                                                    2000               1999
                                                            ----------------    -------------------
Assets:
Cash and due from banks ..................................   $   130,379,760    $   156,738,459
Interest-bearing time deposits with other banks ..........         3,877,021            100,000
Securities available for sale, at fair value
  (amortized cost of $578,566,308 and $660,591,000) ......       576,318,477        639,415,961
Securities held to maturity, at amortized cost
  (fair value of $418,612,487 and $498,467,000) ..........       417,777,000        509,306,344
Federal funds sold .......................................        59,000,000          3,000,000
Loans ....................................................     1,711,239,390      1,558,435,659
  Less:
    Allowance for loan losses ............................       (28,603,557)       (25,712,557)
    Unearned income ......................................       (11,398,823)       (16,915,072)
                                                            ----------------    -------------------
      Loans, net .........................................     1,671,237,010      1,515,808,030
Property and equipment, net ..............................        51,636,196         55,007,662
Other real estate ........................................         1,492,010          1,616,490
Accrued interest receivable ..............................        25,585,151         23,805,308
Goodwill and other intangibles, net ......................        40,756,892         44,512,562
Other assets .............................................        35,370,804         42,563,268
                                                            ----------------    -------------------
  Total Assets ...........................................   $ 3,013,430,321    $ 2,991,874,084
                                                            ================    ===================

Liabilities and Stockholders' Equity:
Deposits:
  Non-interest bearing demand ............................   $   528,753,513    $   527,218,971
  Interest-bearing savings, NOW,
    money market and time ................................     1,975,034,043      1,870,434,519
                                                            ----------------    -------------------
  Total deposits .........................................     2,503,787,556      2,397,653,490
Securities sold under agreements to repurchase ...........       144,560,609        213,773,219
Federal Home Loan Bank advance ...........................              --           50,000,000
Other liabilities ........................................        21,514,775         17,305,727
Long-term notes ..........................................         2,177,189          2,714,220
                                                            ----------------    -------------------
    Total Liabilities ....................................     2,672,040,129      2,681,446,656
Commitments and contingencies (notes 12 and 13) ..........              --                 --
Stockholders' equity:
  Common stock - $3.33 par value per share;
    75,000,000 shares authorized, 11,072,770 shares issued        36,872,324         36,872,324
  Capital surplus ........................................       196,024,178        196,047,463
  Retained earnings ......................................       115,365,765         92,153,278
  Unrealized loss on securities available
    for sale, net of deferred taxes ......................        (1,461,090)       (13,764,053)
  Unearned compensation ..................................          (843,503)          (808,203)
  Treasury stock, 139,655 shares in 2000 and 1,906
     shares in 1999, at cost .............................        (4,567,482)           (73,381)
                                                            ----------------    -------------------
    Total Stockholders' Equity ...........................       341,390,192        310,427,428
                                                            ----------------    -------------------
      Total Liabilities and Stockholders' Equity .........   $ 3,013,430,321    $ 2,991,874,084
                                                            ================    ===================

                                              HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                                 CONSOLIDATED STATEMENTS OF EARNINGS

                                                                              Years Ended December 31,
                                                                  ---------------------------------------------
                                                                        2000          1999          1998
                                                                  --------------  -------------  --------------
Interest Income:
             Loans .............................................   $149,526,248   $133,420,326   $118,502,095
             U.S. Treasury securities ..........................      5,494,273     10,059,273     14,469,447
             Obligations of U.S. government agencies ...........     21,819,311     25,175,384     26,180,328
             Obligations of states and political subdivisions ..      9,475,402      9,448,205      6,864,952
             Mortgage-backed securities ........................      9,313,238     10,044,833      9,799,653
             CMOs ..............................................     16,740,452     17,091,380     13,631,324
             Federal funds sold ................................      2,432,906      1,290,135      3,089,792
             Other investments .................................      2,144,837      1,145,199      1,120,961
                                                                  --------------  -------------  --------------
               Total interest income ...........................    216,946,667    207,674,735    193,658,552
                                                                  --------------  -------------  --------------
Interest Expense:
             Deposits ..........................................     86,548,381     76,809,975     74,463,671
             Federal funds purchased and securities sold
               under agreements to repurchase ..................      7,495,280      6,975,740      7,216,677
             Long-term notes and other interest ................        206,985        175,667         61,483
                                                                  --------------  -------------  --------------
               Total interest expense ..........................     94,250,646     83,961,382     81,741,831
                                                                  --------------  -------------  --------------
             Net Interest Income ...............................    122,696,021    123,713,353    111,916,721
Provision for loan losses ......................................     11,530,652      7,585,294      6,228,965
                                                                  --------------  -------------  --------------
             Net interest income after provision for loan losses    111,165,369    116,128,059    105,687,756
                                                                  --------------  -------------  --------------
Non-Interest Income:
             Service charges on deposit accounts ...............     27,179,737     24,978,788     19,164,074
             Other service charges, commissions and fees .......     18,629,044     17,739,001     10,161,475
             Securities gains, net .............................          3,259         66,937        167,139
             Gain on sale of credit card portfolio .............      3,753,498           --             --
             Other .............................................      2,885,102      2,827,518      2,838,834
                                                                  --------------  -------------  --------------
               Total non-interest income .......................     52,450,640     45,612,244     32,331,522
                                                                  --------------  -------------  --------------
Non-Interest Expense:
             Salaries and employee benefits ....................     59,185,839     61,595,623     50,832,743
             Net occupancy expense of premises .................      7,135,408      7,267,740      5,559,608
             Equipment rentals, depreciation and maintenance ...      8,323,356      9,538,585      7,707,028
             Amortization of intangibles .......................      3,755,670      3,775,255      2,404,914
             Other .............................................     31,496,072     33,264,877     27,278,170
                                                                  --------------  -------------  --------------
               Total non-interest expense ......................    109,896,345    115,442,080     93,782,463
                                                                  --------------  -------------  --------------
             Earnings before income taxes and cumulative effect
               of accounting change ............................     53,719,664     46,298,223     44,236,815
Income taxes ...................................................     16,896,084     14,588,153     14,427,427
                                                                  --------------  -------------  --------------
             Earnings before cumulative effect of accounting ...     36,823,580     31,710,070     29,809,388
             change
Cumulative effect of accounting change .........................           --             --        1,150,811
                                                                  --------------  -------------  --------------
             Net Earnings ......................................   $ 36,823,580   $ 31,710,070   $ 30,960,199
                                                                  ==============  =============  ==============

Basic earnings per common share:
             Before cumulative effect of accounting change .....   $       3.39   $       2.91    $      2.79
             Cumulative effect of accounting change ............           --             --             0.11
                                                                  --------------  -------------  --------------
               Net Earnings ....................................   $       3.39   $       2.91    $      2.90
                                                                  ==============  =============  ==============

Diluted earnings per common share:
              Before cumulative effect of accounting change ....   $       3.39   $       2.91    $      2.78
                     Cumulative effect of accounting change ....           --             --             0.11
                                                                   ------------   ------------   -------------
                                               Net Earnings ....   $       3.39   $       2.91    $      2.89
                                                                   ============   ============   =============

See notes to consolidated financial statements.

                                              HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                              Years Ended December 31, 2000, 1999 and 1998
                            -------------------------------------------------------------------------------------------------------
                                                                                             Unrealized
                                                                                            Gain (Loss)
                                                                                           on Securities
                                           Common         Capital        Retained     Available For   Unearned         Treasury
                                           Amount         Surplus        Earnings       Sale, Net    Compensation       Stock
                                     --------------- --------------  ---------------  -------------  -------------  ---------------
Balance, January 1, 1998              $  36,872,324   $ 200,766,498   $ 51,401,100    $     65,742   $  (532,467)   $         -
Net earnings                                                            30,960,199
Cash dividends - $1.00 per share                                       (10,862,585)
Change in unrealized gain (loss) on
  securities available for sale, net                                                        93,136
Transactions relating to restricted
  stock grants, net                                                                                     (477,482)
Purchase of treasury stock, net                            (230,216)                                                  (21,249,049)
                                     --------------- --------------  ---------------  -------------  -------------  ---------------
 Balance, December 31, 1998              36,872,324     200,536,282     71,498,714         158,878    (1,009,949)     (21,249,049)
Net earnings                                                            31,710,070
Cash dividends - $1.00 per share                                       (11,055,506)
Change in unrealized gain (loss) on
  securities available for sale, net                                                   (13,922,931)
Transactions relating to restricted
  stock grants, net                                                                                      201,746
Issuance of treasury stock, net                          (4,488,819)                                                   21,175,668
                                     --------------- --------------  ---------------  -------------  -------------  ---------------
 Balance, December 31, 1999              36,872,324     196,047,463     92,153,278     (13,764,053)     (808,203)         (73,381)
Net earnings                                                            36,823,580
Cash dividends - $1.25 per share                                       (13,611,093)
Change in unrealized gain (loss) on
  securities available for sale, net                                                    12,302,963
Transactions relating to restricted
  stock grants, net                                                                                      (35,300)
Purchase of treasury stock, net                             (23,285)                                                   (4,494,101)
                                     --------------- --------------  ---------------  -------------  -------------  ---------------
 Balance, December 31, 2000           $  36,872,324   $ 196,024,178   $115,365,765    $ (1,461,090)   $ (843,503)    $ (4,567,482)
                                     =============== ==============  ===============  =============  =============  ===============

                                              HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                          CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

                                                                                          Years Ended December 31,
                                                                         --------------------------------------------------
                                                                                 2000           1999             1998
                                                                         -----------------  -------------   ---------------

Net earnings .............................................................   $ 36,823,580   $ 31,710,070    $ 30,960,199
Other comprehensive earnings
(loss):
             Unrealized gain (loss) on securities available for sale, net:
             Unrealized holding gains (losses) arising during the year ...     12,106,963    (13,916,931)        114,136
             Reclassification adjustments for losses (gains)
                included in net earnings..................................        201,000         (6,000)        (21,000)
                                                                         -----------------  -------------   ---------------
                       Total other comprehensive earnings (loss) .........     12,307,963    (13,922,931)         93,136
                                                                         -----------------  -------------   ---------------
                                 Total Comprehensive Earnings ............   $ 49,131,543   $ 17,787,139    $ 31,053,335
                                                                         =================  =============   ===============

See notes to consolidated financial statements.

                                              HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                                CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   Years Ended December 31,
                                                                  ----------------------------------------------------
                                                                           2000              1999            1998
                                                                     ---------------   --------------   --------------
Cash Flows from Operating Activities:
Net earnings ......................................................   $  36,823,580    $  31,710,070    $  30,960,199

Adjustments to reconcile net earnings to
       net cash provided by operating activities:
               Depreciation .......................................       8,270,874        7,693,612        5,188,749
               Provision for loan losses ..........................      11,530,652        7,585,294        6,228,965
               Provision for deferred income taxes ................        (284,000)      (2,039,000)        (435,000)
               Cumulative effect of accounting change
                                      (before income taxes) .......            --               --         (1,863,662)
               Gains on sales/calls of securities .................          (3,259)         (66,937)        (167,139)
               (Increase) decrease in interest receivable .........      (1,779,843)       1,373,210       (2,821,561)
               Amortization of intangible assets ..................       3,757,670        3,775,255        2,404,914
               Increase (decrease) in interest payable ............       3,031,954          (52,540)         847,700
               Other, net .........................................      (1,262,800)      (3,730,918)      (6,894,964)
                                                                     ---------------   --------------   --------------
                    Net cash provided by operating activities......      60,084,828       46,248,046       33,448,201
                                                                     ---------------   --------------   --------------

Cash Flows from Investing Activities:
       Net (increase) decrease in interest-bearing time deposits ..      (3,777,021)          (4,000)       1,971,500
       Proceeds from maturities of securities held to maturity ....      98,053,228      350,002,513      225,302,135
       Purchase of securities held to maturity ....................      (6,523,884)     (79,243,000)     (99,464,050)
       Proceeds from sales and maturities of trading
               and available-for-sale securities ..................     195,017,484      207,189,122       83,297,803
       Purchase of securities available for sale ..................    (112,989,533)    (330,963,660)    (375,620,262)
       Net (increase) decrease in federal funds sold ..............     (56,000,000)       4,825,000       35,500,000
       Net increase in loans ......................................    (185,663,203)    (135,992,653)     (91,010,541)
       Proceeds from sale of credit card portfolio ................      21,330,000
       Purchase of property, equipment and software, net ..........      (5,133,121)      (8,688,754)     (12,675,267)
       Proceeds from sales of other real estate ...................       1,420,277        1,098,664          802,512
       Net cash received in connection with
               business acquisitions ..............................            --         23,927,000             --
                                                                     ---------------   --------------   --------------
                   Net cash (used) provided by investing activities     (54,265,773)      32,150,232     (231,896,170)
                                                                     ---------------   --------------   --------------

Cash Flows from Financing Activities:
       Net increase (decrease) in deposits ........................     106,134,066     (183,514,994)     311,942,900
       Dividends paid .............................................     (13,611,093)     (11,055,506)     (10,862,585)
       Treasury stock transactions, net ...........................      (4,951,086)     (11,484,087)     (22,857,810)
       Repayments of long-term bonds and notes ....................        (537,031)        (464,864)      (1,279,402)
       Net (decrease) increase in federal funds purchased and
         securities sold under agreements to repurchase ...........     (69,212,610)      73,565,973      (30,326,372)
       (Repayments of) proceeds from FHLB advance .................     (50,000,000)      50,000,000             --
                                                                     ---------------   --------------   --------------
               Net cash (used) provided by financing activities ...     (32,177,754)     (82,953,478)     246,616,731
                                                                     ---------------   --------------   --------------
Net (decrease) increase in cash and due from banks ................     (26,358,699)      (4,555,200)      48,168,762
Cash and due from banks, beginning ................................     156,738,459      161,293,659      113,124,897
                                                                     ---------------   --------------   --------------
Cash and due from banks, ending ...................................   $ 130,379,760    $ 156,738,459    $ 161,293,659
                                                                     ===============   ==============   ==============

Supplemental Information:
    Income taxes paid .............................................   $  17,800,000    $  14,839,133    $  16,460,355
    Interest ......................................................      91,218,691       84,013,922       80,894,131
    paid

See notes to consolidated financial statements

HANCOCK HOLDING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

        Hancock Holding Company (the Company) is a bank holding company headquartered in Gulfport, Mississippi operating in the states of Mississippi and Louisiana through two wholly-owned bank subsidiaries, Hancock Bank, Gulfport, Mississippi and Hancock Bank of Louisiana, Baton Rouge, Louisiana (the Banks). The Banks are community oriented and focus primarily on offering commercial, consumer and mortgage loans and deposit services to individuals and small to middle market businesses in their respective market areas. The Company’s operating strategy is to provide its customers with the financial sophistication and breadth of products of a regional bank, while successfully retaining the local appeal and level of service of a community bank.

Summary of Significant Accounting Policies

        The accounting and reporting policies of the Company conform with generally accepted accounting principles and general practices within the banking industry. The following is a summary of the more significant of those policies.

        Consolidation - - The consolidated financial statements of the Company include the accounts of the Company, the Banks and other subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

        Comprehensive Income - Comprehensive income includes net earnings and other comprehensive income which, in the case of the Company, includes only unrealized gains and losses on securities available for sale.

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

        Cash - - For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption “Cash and due from banks”.

        Securities - - Securities have been classified into one of three categories: trading, available-for-sale, or held-to-maturity. Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates this classification periodically. Trading account securities are held for resale in anticipation of short-term market movements. Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities not classified as held to maturity or trading are classified as available for sale.

        With the exception of securities reclassified from held to maturity to trading and subsequently sold upon adoption of Statement of Financial Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities” (SFAS No.133) during 1998, the Company had no significant trading account securities during the three years ended December 31, 2000.

        Held-to-maturity securities are stated at amortized cost. Available-for-sale securities are stated at fair value with unrealized gains and losses, net of income taxes, reported as a separate component of stockholders’ equity until realized.

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

        Derivative Instruments - Effective October 1, 1998, the Company adopted SFAS No. 133. The Statement was issued in June 1998 and required the Company to recognize all derivatives as either assets or liabilities in the Company’s balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specially designated as a hedge. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Further, SFAS No. 133 permitted, at the time of implementation, the reclassification of securities classified as held to maturity without calling into question the Company’s original intent.

        The Company is not currently engaged in any significant activities with derivatives. At the time of implementation of this Statement, the Company reclassified a portion of its held-to-maturity portfolio to trading securities. The securities that were transferred to trading had an amortized cost of $5,126,000 and unrealized gross gains of $1,864,000 ($1,151,000 net of income taxes) at October 1, 1998. This amount is reported as a cumulative effect of accounting change in the 1998 consolidated statement of earnings. These securities were sold in 1998 subsequent to the transfer.

        Loans – Certain loan origination fees and certain direct origination costs are deferred and recognized as an adjustment to the yield on the related loan. Interest on loans is recorded to income as earned. Where doubt exists as to collectibility of a loan, the accrual of interest is discontinued, all unpaid accrued interest is reversed and payments subsequently received are applied first to principal. Interest income is recorded after principal has been satisfied and as payments are received.

        The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company’s impaired loans include troubled debt restructurings, and performing and non-performing major loans for which full payment of principal or interest is not expected. Non-major homogenous loans, which are evaluated on an overall basis, generally include all loans under $500,000. The Company calculates an allowance required for impaired loans based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of its collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is required as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

        Generally, loans of all types which become 90 days delinquent are deemed currently uncollectible unless such loans are in the process of collection through repossession or foreclosure. Loans deemed currently uncollectible are charged off against the allowance account. As a matter of policy, loans are placed on a non-accrual status when doubt exists as to collectibility.

        Allowance for Loan Losses - The allowance for loan losses is a valuation account available to absorb losses on loans. All losses are charged to the allowance for loan losses when the loss actually occurs or when a determination is made that a loss is likely to occur; recoveries are credited to the allowance for loan losses at the time of receipt. Periodically during the year management estimates the probable level of losses to determine whether the allowance is adequate to absorb reasonably foreseeable, anticipated losses in the existing portfolio based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrowers’ ability to repay, the estimated value of any underlying collateral and current economic conditions. The allowance for loan losses is increased by charges to expense and decreased by loan charge-offs (net of recoveries).

        Property and Equipment - Property and equipment are recorded at amortized cost. Depreciation is computed principally by the straight-line method based on the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the term of the lease or the asset’s useful life.

        Other Real Estate - Other real estate acquired through foreclosure and bank acquisitions is stated at the fair market value at the date of acquisition, net of the costs of disposal. When a reduction to fair market value at the time of foreclosure is required, it is charged to the allowance for loan losses. Any subsequent adjustments are charged to expense.

        Intangible Assets - Intangible assets include the values assigned to core deposits of acquired banks which are being amortized over lives ranging from six to seven years using accelerated methods and goodwill which is being amortized over fifteen years. Accumulated amortization of intangible assets amounted to approximately $16.3 million and $12.6 million at December 31, 2000 and 1999, respectively.

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

        Reclassifications - Certain prior year amounts have been reclassified to conform with the 2000 presentation.

NOTE 2 - ACQUISITIONS

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

         The following unaudited pro forma consolidated results of operations give effect to the acquisition of ASB as though it had occurred on January 1, 1998 (in thousands, except per share data):

                                                                   Years Ended December 31,
                                                          --------------------------------------
                                                               1999                     1998
                                                          -------------            -------------
Interest income                                            $  208,362               $  208,359
Interest expense                                              (84,331)                 (89,104)
Provision for loan losses                                      (7,610)                  (8,811)
                                                          -------------            -------------
  Net interest income after provision for loan losses         116,421                  110,444

Net earnings                                              $    31,318              $    30,867
Basic earnings per common share                                  2.87                     2.72
Diluted earnings per common share                                2.87                     2.71

         The unaudited pro forma information is not necessarily indicative either of results of operations that would have occurred had the purchases been made as of January 1, 1998 or of future results of operations of the combined companies.

         In connection with the 1999 acquisition, liabilities were assumed as follows (in thousands):

                                                               1999
                                                          -------------
Fair value of all assets, excluding cash                   $  214,573
Cash acquired, net of amount paid                              23,927
Market value of common stock issued                           (28,006)
                                                          -------------
Liabilities assumed                                        $  210,494
                                                          =============
NOTE 3 - SECURITIES

         The amortized cost and fair value of securities classified as available for sale were as follows (in thousands):

                                              December 31, 2000                                   December 31, 1999
                           -----------------------------------------------------  ------------------------------------------------
                                            Gross          Gross                                  Gross       Gross
                              Amortized   Unrealized    Unrealized      Fair       Amortized   Unrealized  Unrealized      Fair
                                Cost        Gains          Losses       Value          Cost       Gains       Losses       Value
                           ------------  -----------   ------------ ------------  ------------ ----------- -----------  ----------
U.S. Treasury ............   $ 77,054   $    189          $     70   $  77,173     $  84,341     $      8   $   875     $ 83,474
U.S. government agencies .    265,029        629             1,792     263,866       302,450           --    12,326      290,124
Municipal obligations ....     36,400        425               429      36,396        33,382          121     1,475       32,028
Mortgage-backed securities     48,841        153               287      48,707        70,465           88     1,561       68,992
CMOs .....................    137,170        390             1,272     136,288       151,693           --     5,128      146,565
Other debt securities ....      6,140         --               184       5,956        10,601           --        27       10,574
Equity securities ........      7,932         --                --       7,932         7,659           --        --        7,659
                           ------------  -----------   ------------ ------------  ------------ ----------- -----------  ----------
                             $578,566   $  1,786          $  4,034   $ 576,318     $ 660,591     $    217   $21,392     $639,416
                           ============  ===========   ============ ============  ============ =========== ===========  ==========

         The amortized cost and fair value of debt securities classified as available for sale at December 31, 2000, by contractual maturity, were as follows (in thousands):

                                              Amortized Cost        Fair Value
                                              --------------       -----------
Due in one year or less                       $     133,366         $  133,274
Due after one year through five years               181,437            180,718
Due after five years through ten years               81,517             81,318
Due after ten years                                 174,314            173,076
                                              --------------       -----------
                                              $     570,634         $  568,386
                                              ==============       ===========

The amortized cost and fair value of securities classified as held to maturity were as follows (in thousands):

                                               December 31, 2000                                  December 31, 1999
                        --------------------------------------------------------   ----------------------------------------------
                                             Gross        Gross                                   Gross       Gross
                             Amortized     Unrealized   Unrealized      Fair       Amortized   Unrealized   Unrealized    Fair
                               Cost          Gains        Losses        Value        Cost         Gains       Losses      Value
                        --------------   ------------- ------------ ------------  -----------  -----------  --------- -----------
U.S. Treasury ............   $  8,292     $       56   $        -    $   8,348    $   24,277    $    105     $     2   $  24,380
U.S. government agencies .     71,286            123          185       71,224        95,409           5       2,794      92,620
Municipal obligations ....    159,977          1,885        1,049      160,813       165,891         597       5,282     161,206
Mortgage-backed securities     69,896            585          330       70,151        81,340         195       1,411      80,124
CMOs .....................    102,167            200          449      101,918       136,286          93       2,345     134,034
Other debt securities ....      6,159              1            1        6,159         6,103           1           1       6,103
                        --------------   ------------- ------------ ------------  -----------  -----------  --------- -----------
                             $417,777     $    2,850   $    2,014    $ 418,613    $  509,306    $    996     $11,835   $ 498,467
                        ==============   ============= ============ ============  ===========  ===========  ========= ===========

     The  amortized  cost and fair  value of  securities  classified  as held to maturity at December 31, 2000, by contractual maturity, were as follows (in thousands):

                                             Amortized Cost        Fair Value
                                             -------------        ------------
Due in one year or less                       $    39,686         $    39,810
Due after one year through five years              96,300              96,606
Due after five years through ten years            130,348             131,062
Due after ten years                               151,443             151,135
                                             -------------        ------------
                                              $   417,777         $   418,613
                                             =============        ============

        Proceeds from sales of available-for-sale securities were $97,417,000 in 2000, $18,693,000 in 1999 and 19,222,000 in 1998. Gross gains of $51,000 in 2000, $9,000 in 1999 and $540,000 in 1998 and gross losses of $360,000 in 2000, $0 in 1999 and $508,000 in 1998 were realized on such sales. There were no material gains or losses on held-to-maturity securities called during 2000. Gross gains of $58,000 were recognized on held-to-maturity securities called during 1999. The Company realized trading gains of approximately $300,000 in 2000.

        Securities with an amortized cost of approximately $570,173,000 at December 31, 2000 and $598,998,000 at December 31, 1999, were pledged primarily to secure public deposits and securities sold under agreements to repurchase.

        The Company’s collateralized mortgage obligations (CMOs) generally consist of first and second tranche sequential pay and/or planned amortization class (PAC) instruments.

NOTE 4 - LOANS

         Loans, net of unearned income, consisted of the following (in thousands):

                                                                      December 31,
                                                   -----------------------------------------------
                                                         2000                          1999
                                                   ----------------             ------------------
  Real estate loans                                 $      973,390               $       838,017
  Commercial and industrial loans                          280,358                       213,939
  Loans to individuals for household, family
     and other consumer expenditures                       396,944                       439,280
  Leases and other loans                                    49,149                        50,285
                                                   ----------------             ------------------
                                                    $    1,699,841               $     1,541,521
                                                   ================             ==================

         The Company generally makes loans in its market areas of South Mississippi and Southern Louisiana. Loans are made in the normal course of business to its directors, executive officers and their associates on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Such loans did not involve more than normal risk of collectibility. The balance of loans to the Company's direct 2000 and 1999 was approximately and $8,800,356 and $3,745,000, respectively.ors, executive officers and their affiliates at December 31, 2000 and 1999 was approximately and $8,800,356 and $3,745,000, respectively.

         Changes in the allowance for loan losses were as follows (in thousands):

                                                                    Years Ended December 31,
                                                ---------------------------------------------------------------
                                                               2000            1999                 1998
                                                ----------------    --------------------    -------------------
Balance at January 1 ........................      $ 25,713                $ 21,800              $ 21,000
Balance acquired through acquisitions & other          (147)                  3,815                   --
Recoveries ..................................         2,509                   2,484                 1,701
Loans charged off ...........................       (11,002)                 (9,971)               (7,130)
Provision charged to operating expense ......        11,531                   7,585                 6,229
                                                ----------------    --------------------    -------------------
Balance at December 31 ......................      $ 28,604                $ 25,713              $ 21,800
                                                ================    ====================    ===================

         Non-accrual and renegotiated loans amounted to approximately 0.60% and 0.46% of total loans at December 31, 2000 and December 31, 1999, respectively. In addition, the Company's other individually evaluated impaired loans amounted to approximately 0.55% and 0.23% of total loans at December 31, 2000 and 1999, respectively. Related reserve amounts were not significant and there was no significant change in these amounts during the years ended December 31, 2000, 1999 or 1998. The amount of interest not accrued on these loans did not have a significant effect on earnings in 2000, 1999 or 1998.

         Transfers from loans to other real estate amounted to approximately $1,130,000, $764,000 and $656,000 in 2000, 1999 and 1998, respectively. Valuation allowances associated with other real estate amounted to $887,000, $1,199,000 and $1,088,000 at December 31, 2000, 1999 and 1998, respectively.

NOTE 5 - PROPERTY AND EQUIPMENT

         Property and equipment, stated at cost less accumulated depreciation and amortization, consisted of the following (in thousands):

                                                                   December 31,
                                                   -------------------------------------------
                                                           2000                     1999
                                                   ----------------         ------------------
  Land, buildings and leasehold improvements        $      59,249            $      57,608
  Furniture, fixtures and equipment                        50,793                   53,667
                                                   ----------------         ------------------
                                                          110,042                  111,275
  Accumulated depreciation and amortization               (58,406)                 (56,267)
                                                   ----------------         ------------------
                                                    $      51,636            $      55,008
                                                   ================         ==================
NOTE 6 - FEDERAL HOME LOAN BANK ADVANCE

         At December 31, 1999, the Company had a $50,000,000 advance outstanding under a $147,000,000 line of credit with the Federal Home Loan Bank of Dallas (FHLB). This advance bore interest at 5.85% and was due January 21, 2000. The advance was collateralized by a blanket floating lien on the Company's residential first mortgage loans. All funds drawn on that advance were repaid by February 4, 2000. At December 31, 2000 the Company had a line of credit with the FHLB of approximately $220,000,000.

NOTE 7 - STOCKHOLDERS' EQUITY

         Basic and diluted earnings per common share were based on the weighted average number of shares outstanding of approximately 10,860,000 and 10,867,000 in 2000, 10,887,000 and 10,901,000 in 1999 and 10,693,000 and 10,705,000 in 1998. Outstanding amounts reflect reductions for treasury stock and 162,200 shares of stock owned by subsidiaries.

         Stockholders' equity of the Company includes the undistributed earnings of the bank subsidiaries. Dividends are payable only out of undivided profits or current earnings. Moreover, dividends to the Company's stockholders can generally be paid only from dividends paid to the Company by the Banks. Consequently, dividends are dependent upon earnings, capital needs, regulatory policies and statutory limitations affecting the Banks. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Dividends paid by Hancock Bank are subject to approval by the Commissioner of Banking and Consumer Finance of the State of Mississippi and those paid by Hancock Bank of Louisiana are subject to approval by the Commissioner of Financial Institutions of the State of Louisiana. The amount of capital of the subsidiary banks available for dividends at December 31, 2000 was approximately $130 million.

         The Company and its bank subsidiaries are required to maintain certain minimum capital levels. At December 31, 2000 and 1999, the Company and the Banks were in compliance with their respective statutory minimum capital requirements. Following is a summary of the actual capital levels at December 31, 2000 and 1999 (amounts in thousands):

                                                                                                               To be Well
                                                                                Required for              Capitalized Under
                                                                                Minimum Capital            Prompt Corrective
                                                          Actual                   Adequacy                Action Provisions
                                               --------------------------  ----------------------   -----------------------------
                                                    Amount      Ratio %       Amount      Ratio %       Amount           Ratio %
                                               ------------    ---------   ------------  --------   -----------     -------------
At December 31, 2000
     Total capital (to risk weighted assets)
            Company                             $  325,774      17.20      $  151,554     8.00       $       N/A             N/A
            Hancock Bank                           191,709      17.48          87,752     8.00           109,691           10.00
            Hancock Bank of Louisiana              137,038      17.12          64,046     8.00            80,058           10.00

     Tier 1 capital (to risk weighted assets)
            Company                             $  302,094      15.95     $    75,777     4.00       $       N/A             N/A
            Hancock Bank                           177,998      16.23          43,876     4.00            65,814            6.00
            Hancock Bank of Louisiana              127,031      15.87          32,023     4.00            48,035            6.00

     Tier 1 leverage capital
            Company                             $  302,094      10.20     $    88,837     3.00       $       N/A             N/A
            Hancock Bank                           177,998       9.77          54,648     3.00            91,080            5.00
            Hancock Bank of Louisiana              127,031      10.66          35,739     3.00            59,566            5.00

                                                                                                               To be Well
                                                                                Required for              Capitalized Under
                                                                                Minimum Capital            Prompt Corrective
                                                          Actual                   Adequacy                Action Provisions
                                               --------------------------  ----------------------   -----------------------------
                                                    Amount      Ratio %       Amount      Ratio %       Amount           Ratio %
                                               ------------    ---------   ------------  --------   -----------     -------------

At December 31, 1999
     Total capital (to risk weighted assets)
           Company                              $  302,106       16.85      $  143,400     8.00      $     N/A       $      N/A
           Hancock Bank                            187,527       17.62          85,150     8.00        106,438            10.00
           Hancock Bank of Louisiana               116,573       15.77          59,100     8.00         73,900            10.00

     Tier 1 capital (to risk weighted assets)
           Company                              $  279,659       15.61      $   71,700     4.00      $     N/A       $      N/A
           Hancock Bank                            174,214       16.37          42,575     4.00         63,862             6.00
           Hancock Bank of Louisiana               107,302       14.52          29,600     4.00         44,400             6.00

     Tier 1 leverage capital
           Company                              $  279,659        9.61      $   87,350     3.00      $     N/A       $      N/A
           Hancock Bank                            174,214        9.71          53,832     3.00         89,700             5.00
           Hancock Bank of Louisiana               107,302        9.34          34,500     3.00         57,500             5.00

         Risk-based capital requirements are intended to make regulatory capital more sensitive to risk elements of the Company. Currently, the Company and its bank subsidiaries are required to maintain a minimum risk-based capital ratio of 8.0%, with not less than 4.0% in Tier 1 capital. In addition, the Company and its bank subsidiaries must maintain a minimum Tier 1 leverage ratio (Tier 1 capital to total average assets) of at least 3.0% based upon the regulators latest composite rating of the institution.

         The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) required each federal banking agency to implement prompt corrective actions for institutions that it regulates. The rules provide that an institution is "well capitalized" if its total risk-based capital ratio is 10.0% or greater, its Tier 1 risked-based capital ratio is 6.0% or greater, its leverage ratio is 5.0% or greater and the institution is not subject to a capital directive. Under this regulation, each of the subsidiary banks was deemed to be "well capitalized" as of December 31, 2000 and 1999 based upon the most recent notifications from their regulators. There are no conditions or events since those notifications that management believes would change these classifications.

NOTE 8 - INCOME TAXES

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities were as follows (in thousands):

                                                                     December 31,
                                                     ----------------------------------------
                                                              2000                  1999
                                                     ----------------         ---------------
Deferred tax assets:
Unrealized loss on securities available for sale        $       787             $     7,411
Post-retirement benefit obligation                            1,646                   1,408
Allowance for loan losses                                     8,896                   8,300
Other real estate valuation allowances                          337                     268
Deferred compensation                                         1,065                   1,090
Lease accounting                                                300                     330
Other                                                           179                     599
                                                     ----------------         ---------------
                                                             13,210                  19,406
                                                     ----------------         ---------------
Deferred tax liabilities:
Property and equipment depreciation                          (3,631)                 (3,960)
Prepaid pension                                              (1,679)                 (1,322)
Discount accretion on securities                             (1,628)                 (1,512)
                                                     ----------------         ---------------
                                                             (6,938)                 (6,794)
                                                     ----------------         ---------------
  Net deferred tax asset                               $      6,272             $    12,612
                                                     ================         ===============

Income taxes consisted of the following components (in thousands):

                                            Years Ended December 31,
                              -----------------------------------------------------
                                         2000         1999               1998
                              ---------------    ---------------    ---------------
Currently payable              $     17,180        $    16,627        $     14,862
Deferred                               (284)            (2,039)               (435)
                              ---------------    ---------------    ---------------
                               $     16,896        $    14,588        $     14,427
                              ===============    ===============    ===============

          The  reason for  differences  in income  taxes  reported  compared  to amounts  computed  by  applying  the  statutory  income  tax rate of 35% to earnings before income taxes were as follows (in thousands):

                                                                                    Years Ended December 31,
                                                          -------------------------------------------------------------------------
                                                                     2000                   1999                      1998
                                                          ------------------------ ----------------------  ------------------------
                                                                 Amount       %        Amount        %        Amount            %
                                                          -------------   -------- -------------  -------  ------------    --------
Taxes computed at statutory rate                             $   18,802        35    $   16,204       35    $   15,483          35
Increases (decreases) in taxes resulting from:
    State income taxes, net of federal income tax benefit           272         1           283        1           410           1
    Tax-exempt interest                                          (3,610)       (7)       (3,260)      (7)       (2,380)         (5)
    Goodwill amortization                                         1,303         2         1,300        3           840           2
    Other, net                                                      129         -            61        -            74           -
                                                          -------------   -------- -------------  -------  ------------    --------
       Income tax expense                                    $   16,896        31    $   14,588       32    $   14,427          33
                                                          =============   ======== =============  =======  ============    ========

The income tax provisions related to items included in the Statement of Other Comprehensive Earnings were as follows (in thousands):

                                                                      Years Ended December 31,
                                                       ----------------------------------------------------
                                                              2000              1999               1998
                                                       ---------------    --------------    ---------------
Unrealized holdings gains (losses)                      $        6,516    $      (7,493)    $         60
Reclassification adjustments                                       108               (3)             (11)
                                                       ---------------    --------------    ---------------
       Total other comprehensive earnings               $        6,624    $      (7,496)    $         49
                                                       ===============    ==============    ===============

NOTE 9 - EMPLOYEE BENEFIT PLANS

         The Company has a non-contributory pension plan covering substantially all salaried full-time employees who have been employed by the Company the required length of time. The Company's current policy is to contribute annually the minimum amount that can be deducted for federal income tax purposes. The benefits are based upon years of service and the employee's compensation during the last five years of employment. Data relative to the pension plan follows (in thousands):

                                                    Years Ended December 31,
                                                   -------------------------
                                                       2000          1999
                                                   ----------    -----------
Change in Benefit Obligation:
    Benefit obligation at beginning of year .....   $ 30,870     $ 29,120
    Service cost ................................      1,180        1,183
    Interest cost ...............................      2,178        1,986
    Actuarial loss ..............................      1,656           67
    Benefits paid ...............................     (1,681)      (1,486)
                                                   ----------    -----------
        Benefit obligation at end of year .......     34,203       30,870
                                                   ----------    -----------

Change in Plan Assets:
    Fair value of plan assets at
        beginning of year .......................     30,937       28,791
    Actual return on plan assets ................      2,748        2,343
    Employer contributions ......................      1,968        1,537
    Benefits paid ...............................     (1,681)      (1,486)
    Expenses ....................................       (169)        (248)
                                                   ----------    -----------
        Fair value of plan assets at end of year      33,803       30,937
                                                   ----------    -----------

            (Unfunded) funded status ............       (400)          67

Unrecognized portion of net obligation being
        amortized over 15 years .................         46           91
Unrecognized net actuarial loss .................      4,428        2,963
Unrecognized prior service cost .................        382          476
                                                   ----------    -----------
    Prepaid pension cost included in other assets   $  4,456     $  3,597
                                                   ==========    ===========

Rate assumptions at December 31:
    Discount rate ...............................       7.50%        7.25%
    Expected return on plan assets ..............       8.00%        8.00%
    Rate of compensation increase ...............       3.00%        3.00%

                                                      Years Ended December 31,
                                                 -------------------------------
                                                   2000       1999       1998
                                                 --------   --------   ---------
Net pension expense included the following
 (income) expense components:
Service cost benefits earned during the period   $ 1,180    $ 1,183    $ 1,041
Interest cost on projected benefit obligation      2,178      1,986      2,018
Return on plan assets ........................    (2,748)    (2,343)    (2,249)
Amortization of prior service cost ...........        92         92         92
Net amortization and deferral ................       406        174        244
                                                 --------   --------   ---------
    Net pension expense ......................   $ 1,108    $ 1,092    $ 1,146
                                                 ========   ========   =========

         The Company sponsors two defined benefit post-retirement plans, other than the pension plan, that cover full-time employees who have reached 45 years of age. One plan provides medical benefits and the other provides life insurance benefits. The post-retirement health care plan is contributory, with retiree contributions adjusted annually and subject to certain employer contribution maximums; the life insurance plan is non- contributory. Data relative to these post-retirement benefits, none of which have been funded, were as follows (in thousands):

                                             Years Ended December 31,
                                           --------------------------
                                               2000        1999
                                           ----------   -------------
Change in Benefit Obligation:
Benefit obligation at beginning of year .   $ 6,094     $ 6,238
Service cost ............................       216         397
Interest cost ...........................       341         412
Actuarial gain ..........................    (1,564)       (667)
Benefits paid ...........................      (261)       (286)
                                           ----------   -------------
     Benefit obligation at end of year ..     4,826       6,094

Fair value of plan assets ...............      --          --
                                           ----------   -------------
     Amount unfunded ....................    (4,826)     (6,094)

Unrecognized transition obligation being
     amortized over 20 years ............       581       1,680
Unrecognized net actuarial (gain) loss ..      (208)        318
                                           ----------   -------------
     Accrued post-retirement benefit cost   $(4,453)    $(4,096)
                                           ==========   =============

Rate assumptions at December 31:
     Discount rate ......................      7.75%       7.75%

         For measurement purposes in 2000, a 7.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2001. The rate was assumed to decrease gradually to 5.75% over 5 years and remain at that level thereafter. In 1999, rates of 7.5% and 5.5% were assumed and in 1998, rates of 8.0% and 5.5% were assumed. The health care cost trend rate assumption has an effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1% in each year would increase the accumulated post-retirement benefit obligation at December 31, 2000, by $862,000 and the aggregate of the service and interest cost components of net periodic post-retirement benefit cost for the year then ended by $150,000. A 1% decrease in the rate would decrease those items by $684,000 and $114,000, respectively.

                                                                                 Years Ended December 31,
                                                                       ---------- ----------------------------
                                                                           2000          1999          1998
                                                                       ----------    -----------   -----------
Net Periodic Post-Retirement Benefit Cost:
Amortization of unrecognized net loss and other                         $     8       $     30      $     12
Service cost benefits attributed to service during the year                 216            397           293
Interest costs on accumulated post-retirement benefit obligation            341            412           375
Amortization of transition obligation over 20 years                          53            143           143
                                                                       ----------    -----------   -----------
    Net Periodic Post-Retirement Cost                                   $   618       $    982      $    823
                                                                       ==========    ===========   ===========

         The Company has a non-contributory profit sharing plan covering substantially all salaried full-time employees who have been employed the required length of time. Contributions are made at the discretion of the Board of Directors and amounted to $647,900 in 2000, $504,000 in 1999 and $569,000 in 1998.

         In addition, the Company has an employee stock purchase plan that is designed to provide the employees of the Company a convenient means of purchasing common stock of the Company. Substantially all salaried, full-time employees, with the exception of Leo W. Seal, Jr., who have been employed by the Company the required length of time are eligible to participate. The Company contributes an amount equal to 25% of each participant's contribution, which contribution cannot exceed 5% of the employee's base pay. The Company's contribution amounted to $124,900 in 2000, $116,300 in 1999 and $101,300 in 1998.

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

         On December 14, 2000, options to purchase 85,300 shares were granted, of which 82,703 are exercisable at $35.00 per share and 2,597 are exercisable at $38.50 per share. Options totaling 82,703 are exercisable at a vesting rate of 25% per year on the anniversary date of grant and 2,597 are exercisable six months after the date of grant.

         On December 21, 1999, options to purchase 86,526 shares were granted, of which 84,150 are exercisable at $38.25 per share and 2,376 are exercisable at $42.075 per share. Options totaling 84,150 are exercisable at a vesting rate of 25% per year on the anniversary date of grant and 2,376 are exercisable six months after the date of grant.

         On December 24, 1998, options to purchase 72,125 shares were granted, of which 70,036 are exercisable at $43.50 per share and 2,089 are exercisable at $47.85 per share. Options totaling 70,036 are exercisable at a vesting rate of 25% per year on the anniversary date of grant and 2,089 are exercisable six months after the date of grant.

Following is a summary of the transactions:

                                                  Number of       Average           Exercise
                                                   Options      Exercise Price     of Options
                                                  Outstanding     Per Share          Aggregate
                                                 -----------    -----------    -------------------
Balance January 1, 1998                               96,325     $    53.14     $     5,119,000
Granted                                               72,125          43.63           3,146,525
Exercised                                             (8,500)         40.00            (340,000)
Cancelled                                             (4,425)         60.00            (265,500)
                                                 -----------    -----------    -------------------
    Balance December 31, 1998                        155,525          49.25           7,660,025
Granted                                               86,526          38.35           3,318,681
Cancelled                                             (1,775)         60.00            (106,500)
                                                 -----------    -----------    -------------------
    Balance December 31, 1999                        240,276          45.25          10,872,206
Granted                                               85,300          35.11           2,994,590
Cancelled                                            (14,926)         46.01            (686,697)
                                                 -----------    -----------    -------------------
    Balance December 31, 2000                        310,650      $   42.43      $   13,180,099
                                                 ===========    ===========    ===================

         At December 31, 2000, options on 132,508 shares were exercisable at $38.25 to $60.00 per share, with a weighted average price of $48.76 per share. At December 31, 1999, options on 101,173 shares were exercisable at $40.00 to $60.00 per share, with a weighted average price of $52.04 per share. At December 31, 1998, options on 83,400 shares were exercisable at $40.00 to $60.00 per share, with a weighted average price of $54.12 per share. The weighted average remaining contractual life of options outstanding at December 31, 2000 was 7.63 years.

         The Company has adopted the disclosure-only option under SFAS No. 123. The weighted average fair value of options granted during 2000, 1999 and 1998 was $10.20, $12.20 and $13.48, respectively. Had compensation costs for the Company's stock options been determined based on the fair value at the grant date, consistent with the method under SFAS No. 123, the Company's net earnings and earnings per share would have been as indicated below:

                                                           Years Ended December 31,
                                             -------------------------------------------------
                                                    2000            1999              1998
                                             --------------   --------------    --------------
Net earnings (in thousands):
    As reported                               $      36,824     $     31,710    $     30,960
    Pro forma                                        36,390           31,496          29,936

Basic earnings per share:
    As reported                               $        3.39     $       2.91    $       2.90
    Pro forma                                          3.35             2.89            2.80

Diluted earnings per share:
    As reported                               $        3.39     $       2.91    $       2.89
    Pro forma                                          3.35             2.89            2.80

         The fair value of the options granted under the Company's stock option plans during the years ended December 31, 2000, 1999 and 1998 was estimated using the Black-Scholes Pricing Model with the following assumptions used: dividend yield of 2.5%, 2.4% and 1.9%, expected volatility of 25%, 25% and 24%, risk-free interest rates of 5.3%, 6.2% and 4.9%, respectively and expected lives of 8 years in 2000, 1999, and 1998.

         During 2000, the Company granted 12,620 restricted shares which vest at the end of three years. During 1999, the Company granted 434 restricted shares which vest at 12, 18 and 24 month intervals and 11,827 shares which vest at the end of three years. During 1998, the Company granted 12,070 restricted shares which vest at 12, 18 and 24 month intervals, and 7,050 shares were granted which vest at the end of three years. Vesting is contingent upon continued employment by the Company. On December 31, 2000, 30,327 of these restricted grants were not vested. The 2000 shares had respective market values of $32.00 and $35.00 at the dates of grant. The 1999 shares had respective market values of $38.25 and $42.075 at the dates of grant. The 1998 shares had respective market values of $46.00 and $43.50 at the dates of grant. Compensation expense related to restricted stock grants totaled $398,400 for 2000, $630,000 for 1999 and $308,000 for 1998. The remaining unearned compensation of $843,503 is being amortized over the life of the grants.

NOTE 11 - DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate:

         Cash, Short-Term Investments and Federal Funds Sold - For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

         Securities - For securities, fair value equals quoted market price, if available. If a quoted market price is not available, a reasonable estimate of fair value is used.

         Loans - The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans with the same remaining maturities would be made to borrowers with similar credit ratings.

         Deposits - The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

         Long-Term Notes - Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

         Commitments - The fair value of commitments to extend credit was not significant.

The estimated fair values of the Company's financial instruments were as follows (in thousands):

                                                                                  December 31,
                                                         -----------------------------------------------------------
                                                                     2000                           1999
                                                         ----------------------------  -----------------------------
                                                            Carrying        Fair         Carrying         Fair
                                                             Amount         Value          Amount         Value
                                                         ------------   -------------  -------------  --------------
Financial assets:
   Cash, short-term investments and federal funds sold   $   193,257    $   193,257    $   159,838    $   159,838
   Securities available for sale .....................       576,318        576,318        639,416        639,416
   Securities held to maturity .......................       417,777        418,612        509,306        498,467
   Loans, net of unearned income .....................     1,699,841      1,654,910      1,541,521      1,542,738
      Less: allowance for loan losses ................       (28,604)       (28,604)       (25,713)       (25,713)
                                                         -----------    -----------    -----------    -----------
         Loans, net ..................................     1,671,237      1,626,306      1,515,808      1,517,025

Financial liabilities:
   Deposits ..........................................   $ 2,503,788    $ 2,415,228    $ 2,397,653    $ 2,398,858
   Securities sold under agreements to repurchase ....       144,561        144,561        213,773        213,773
   Federal Home Loan Bank advances ...................          --             --           50,000         50,000
   Long-term notes ...................................         2,177          2,177          2,714          2,714
NOTE 12 - OFF-BALANCE-SHEET RISK

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

                                                                     December 31,
                                                        ---------------------------------
                                                             2000             1999
                                                        -------------   -----------------
  Commitments to extend credit                           $   380,051       $   439,718
  Letters of credit                                           21,403            18,148

         Approximately $218,000,000 and $254,000,000 of commitments to extend credit at December 31, 2000 and 1999, respectively, were at variable rates and the remainder were at fixed rates. A commitment to extend credit is an agreement to lend to a customer as long as the conditions established in the agreement have been satisfied. A commitment to extend credit generally has a fixed expiration date or other termination clauses and may require payment of a fee by the borrower. Since commitments often expire without being fully drawn, the total commitment amounts do not necessarily represent future cash requirements of the Company. The Company continually evaluates each customer's credit worthiness on a case-by- case basis. Occasionally, a credit evaluation of a customer requesting a commitment to extend credit results in the Company obtaining collateral to support the obligation.

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

NOTE 14 - SUPPLEMENTAL INFORMATION
     The following is selected supplemental information (in thousands):

                                                                     Years Ended December 31,
                                                         ---------------------------------------------
                                                               2000            1999           1998
                                                         ------------    ------------    -------------
Other service charges, commissions and fees:
    Trust fees                                             $    6,058     $     4,445     $     3,071
    Investment commissions and fees                             3,295           3,328             508
    Credit card income                                          2,762           2,654           2,240

                                                                     Years Ended December 31,
                                                         -------------------------------------------
                                                               2000            1999          1998
                                                         -------------   -------------   -----------
Other non-interest expense:
    Postage                                               $      3,496     $    3,857    $    3,312
    Communication                                                4,102          4,692         3,405
    Data processing                                              5,456          5,026         3,562
    Professional fees                                            2,876          2,906         2,889
    Taxes and licenses                                           2,326          2,401         1,873
    Printing and supplies                                        1,349          2,459         2,131
    Marketing                                                    2,386          2,750         1,961
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

                                                                Years Ended December 31,
                                          --------------------------------------------------------------------
                                                    2000                   1999                  1998
                                          ----------------------- --------------------  ----------------------
                                               MS          LA        MS          LA        MS          LA
                                          -----------  ---------- ---------- ---------  ---------- -----------
Interest income .........................   $127,496   $ 87,166   $122,626   $ 80,366   $122,813   $ 67,271
Interest expense ........................     61,046     37,019     53,171     30,945     56,896     24,789
                                          -----------  ---------- ---------- ---------  ---------- -----------
   Net interest income ..................     66,450     50,147     69,455     49,421     65,917     42,482
Provision for loan losses ...............      5,308      4,957      2,295      4,626      2,731      2,854
Non-interest income .....................     22,341     25,220     21,728     19,866     18,822     13,261
Depreciation and amortization ...........      4,954      2,884      5,013      2,474      3,517      1,671
Other non-interest expense ..............     51,248     42,698     53,674     47,051     48,661     36,727
                                          -----------  ---------- ---------- ---------  ---------- -----------
Earnings before income taxes and
   cumulative effect of accounting change     27,281     24,828     30,201     15,136     29,830     14,491
Income taxes ............................      7,470      8,724      8,637      5,519      9,390      5,062
                                          -----------  ---------- ---------- ---------  ---------- -----------
   Earnings before cumulative effect
      of accounting change ..............      19811     16,104     21,564      9,617     20,440      9,429
Cumulative effect of accounting change ..       --         --         --         --        1,151       --
                                          -----------  ---------- ---------- ---------  ---------- -----------
   Net earnings .........................   $ 19,811   $ 16,104   $ 21,564   $  9,617   $ 21,591   $  9,429
                                          ===========  ========== ========== =========  ========== ===========

                                             At and For Years Ended December 31,
                                        ------------------------------------------
                                            2000          1999            1998
                                       ------------   ------------   -------------
Net Interest Income:
    MS .............................   $    66,450    $    69,455    $    65,917
    LA .............................        50,147         49,421         42,482
    Other ..........................         6,099          4,837          3,518
                                       ------------   ------------   -------------
      Consolidated net interest income $   122,696    $   123,713    $   111,917
                                       ============   ============   =============

Net Earnings:
    MS .............................   $    19,811    $    21,564    $    21,591
    LA .............................        16,104          9,617          9,429
    Other ..........................           909            529            (60)
                                       ------------   ------------   -------------
       Consolidated net earnings       $    36,824    $    31,710    $    30,960
                                       ============   ============   =============

Assets:
    MS .............................   $ 1,847,203    $ 1,826,006    $ 1,833,064
    LA .............................     1,284,735      1,216,238      1,003,620
    Other ..........................        44,219         31,172         27,487
    Intersegment ...................      (162,727)       (81,542)       (49,476)
                                       ------------   ------------   -------------
       Consolidated assets .....       $ 3,013,430    $ 2,991,874    $ 2,814,695
                                       ============   ============   =============

NOTE 16 - SUMMARIZED FINANCIAL INFORMATION OF HANCOCK HOLDING COMPANY
                   (PARENT COMPANY ONLY)

Balance Sheets

                                                December 31,
                                       -----------------------------
                                             2000          1999
                                       --------------  -------------
Assets:
    Investment in subsidiaries ......   $345,749,367   $312,282,926
    Other ...........................        362,643        430,788
                                       --------------  -------------
                                        $346,112,010   $312,713,714
                                       --------------  -------------

Liabilities and Stockholders' Equity:
    Due to subsidiaries .............   $  4,721,818   $  2,286,286
    Stockholders' equity ............    341,390,192    310,427,428
                                       --------------  -------------
                                        $346,112,010   $312,713,714
                                       --------------  -------------

Statements of Earnings

                                                        Years Ended December 31,
                                           ------------------------------------------------
                                                2000           1999             1998
                                           --------------  ------------    ----------------
Dividends received from subsidiaries ...   $ 17,636,385    $ 35,368,193    $ 36,555,000
Equity in earnings of subsidiaries
greater than
    (less than) dividends received .....     20,960,727      (1,914,920)     (5,209,781)
Net expenses ...........................     (1,873,532)     (1,823,036)     (1,689,631)
Income tax credit ......................        100,000          79,833         153,800
                                           --------------  ------------    ----------------
    Earnings before cumulative effect of
       accounting change ...............     36,823,580      31,710,070      29,809,388
Cumulative effect of accounting change .           --               --        1,150,811
                                           --------------  ------------    ----------------
Net earnings ...........................   $ 36,823,580    $ 31,710,070    $ 30,960,199
                                           --------------  ------------    ----------------

Statements of Cash Flows

                                                                   Years Ended December 31,
                                                     ------------------------------------------------
                                                          2000             1999            1998
                                                     ---------------  -------------  ----------------
Cash flows from operating activities - principally
    dividends received from subsidiaries ..........   $ 18,461,767    $ 36,868,662    $ 35,952,990
Cash flows from investing  activities - principally
    business acquisitions .........................           --       (15,176,495)           --
Cash flows from financing activities:
    Dividends paid ................................    (13,611,093)    (11,055,506)    (10,862,585)
    Treasury stock transactions, net ..............     (4,951,086)    (11,484,047)    (22,857,810)
    Repayment of note .............................           --               --       (1,279,402)
                                                     ---------------  -------------  ----------------
       Net cash used by financing activities.......    (18,562,179)    (22,539,553)    (34,999,797)
                                                     ---------------  -------------  ----------------
    Net (decrease) increase in cash ...............       (100,412)       (847,386)        953,193
Cash, beginning ...................................        276,908       1,124,294         171,101
                                                     ---------------  -------------  ----------------
                                                       $   176,496    $    276,908    $  1,124,294
                                                     ---------------  -------------  ----------------

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Hancock Holding Company
Gulfport, Mississippi

We have audited the accompanying consolidated balance sheets of Hancock Holding Company and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of earnings, comprehensive earnings, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hancock Holding Company and subsidiaries as of December 31, 2000 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, in 1998 the Company changed its method of accounting for derivative instruments to conform with the Statement of Financial Accounting Standards No. 133 and in conjunction therewith reclassified certain securities from its held-to- maturity portfolio to trading securities.

Deloitte & Touche LLP
New Orleans, Louisiana
January 15, 2001

HANCOCK HOLDING COMPANY AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

 Purpose

         The purpose of this discussion and analysis is to focus on significant changes and events in the financial condition and results of operations of Hancock Holding Company and its subsidiaries during 2000 and selected prior periods. This discussion and analysis is intended to highlight and supplement data and information presented elsewhere in this report, including the preceding consolidated financial statements and related notes. Certain information relating to prior years has been reclassified to conform to the current year's presentation.

Forward-Looking Statements

         Congress passed the Private Securities Litigation Act of 1995 in an effort to encourage corporations to provide information about a company's anticipated future financial performance. This act provides a safe harbor for such disclosure which protects the company from unwarranted litigation if actual results are different from management expectations. This discussion and analysis contains forward-looking statements and reflects management's current views and estimates of future economic circumstances, industry conditions, Company performance and financial results. These forward-looking statements are subject to a number of factors and uncertainties which could cause the Company's actual results and experience to differ from the anticipated results and expectations expressed in such forward-looking statements.

Summary

         The Company earned $36.8 million in 2000, an increase of $5.1 million, or 16%, from 1999. Earnings on a per share basis were $3.39 in 2000, an increase of $0.48 from 1999's $2.91. Earnings were favorably impacted by the sale of most of the Company's credit card portfolio in March, 2000. The sale resulted in a pretax gain of $3.8 million. Excluding the after-tax impact of the credit card gain, earnings were up $2.7 million, or 8%, from 1999. The Company experienced minimal growth in earning assets, which when coupled with rising funding costs, resulted in a reduction of $0.4 million in net interest income (TE) from 1999. Also unfavorably impacting earnings in 2000 was an increase in the provision for loan losses. 2000's provision of $11.5 million was $3.9 million higher than the $7.6 million recorded in 1999. The increase was warranted due to higher net charge-offs as well as the Company's desire to maintain an adequate level of loan loss reserves in response to signs of a slowing in U.S. economic activity. Non-interest income (excluding the impact of the credit card sale and securities transactions) of $48.7 million was up $3.2 million, or 7%, from 1999. The majority of this increase was reflected in Trust income and service charge income. Non-interest expense of $109.9 million was actually down $5.5 million, or nearly 5%, from 1999. Decreases in this area were recorded in nearly every expense category.

Loans and Allowance For Loan Losses

        Average loans increased $156 million, or 11%, in 2000 compared to an increase of $211 million, or 17%, in 1999. Table 1 shows average loans for a three-year period.

TABLE 1.  AVERAGE LOANS
(dollars in thousands)                                      2000                          1999                          1998
- -----------------------------------------------------------------------------------------------------------------------------------
Commercial & R.E. Loans                            $791,157         50%          $675,091         47%          $528,670         42%
Mortgage loans                                      212,904         13%           181,527         12%           171,756         14%
Direct consumer loans                               471,585         29%           454,959         31%           404,453         33%
Indirect consumer loans                             135,400          8%           143,509         10%           138,738         11%
- -----------------------------------------------------------------------------------------------------------------------------------
       Total average loans (net of unearned)     $1,611,046        100%        $1,455,086        100%        $1,243,617        100%
- -----------------------------------------------------------------------------------------------------------------------------------

         As indicated by Table 1, commercial and real estate loans increased $116 million, or 17%, from 1999. Included in this category are commercial real estate loans, which are loans secured by properties used in commercial or industrial operations. Economic activity in the Company's primary markets both in Mississippi and Louisiana remained strong throughout 2000 and contributed to the sustained loan growth experienced in these loan categories. The Banks originate commercial and real estate loans to a wide variety of customers in many different industries, and as such, no single industry concentrations existed at December 31, 2000.

         Average mortgage loans of $212.9 million were $31.4 million, or 17%, higher in 2000. The majority of the growth in 2000 for this category was in the area of retail mortgage loans. The Company originates both fixed-rate and adjustable-rate mortgage loans. Certain types of mortgage loans are sold in the secondary mortgage market, while the Banks retain other types. The Banks also originate home equity loans. This product offers customers the opportunity to leverage rising home prices and equity to obtain tax-advantaged consumer financing.

         Direct consumer loans, which includes loans and revolving lines of credit made directly to consumers, were up $16.6 million, or 4%, from 1999. The increase in direct consumer loans from 1999 includes a reduction in credit card loans due to the sale of most of the Company's credit card portfolio. In March, 2000, the Company sold $17.2 million of its credit card portfolio to a national credit card company for a pretax gain of $3.8 million. As of December 31, 2000, the Bank maintains a small credit card portfolio of approximately $3 million. The Company also originates indirect consumer loans, which consist primarily of consumer loans originated through a third party such as an automobile dealer. Average indirect consumer loans of $135.4 million for 2000 were down $8.1 million, or 6%, from 1999. Included with both direct and indirect consumer loans are loans outstanding and originated by the Company's expanding finance company subsidiary, which increased approximately $9.5 million, or 46%, at December 31, 2000, compared to the subsidiary's outstanding loans on December 31, 1999.

         At December 31, 2000, the allowance for loan losses was $28.6 million, or 1.68% of year-end loans, compared to $25.7 million, or 1.67% of year- end loans for 1999. The allowance was 281% of non-performing loans at year-end 2000, compared to 365% at year-end 1999. Management utilizes several quantitative methodologies for determining the adequacy of the allowance for loan losses and is of the opinion that the allowance at December 31, 2000 is adequate even after considering signs of a slowing U.S. economy. Table 2 presents the activity in the allowance for loan losses over the past 5 years.

TABLE 2.  SUMMARY OF ACTIVITY IN THE ALLOWANCE FOR LOAN LOSSES
                                                          2000           1999            1998           1997           1996
- -------------------------------------------------------------------------------------------------------------------------------
Balance at the beginning of year                        $25,713         $21,800        $21,000        $19,800         $17,391
Reserves acquired in bank purchase and other              (147)           3,815              0            832             654
Provision for possible loan losses
     charged to operations                               11,531           7,585          6,229          6,399           6,154
Loans charged to the allowance
     Commercial, real estate & mortgage                   6,917           3,202          1,087          1,072           1,049
     Direct and indirect consumer                         4,084           6,769          6,043          7,141           5,417
- -------------------------------------------------------------------------------------------------------------------------------
         Total                                           11,001           9,971          7,130          8,213           6,466
- -------------------------------------------------------------------------------------------------------------------------------
Recoveries of loans previously charged-off
     Commercial, real estate & mortgage                   1,334             814            546            652           1,123
     Direct and indirect consumer                         1,174           1,670          1,155          1,530             944
- -------------------------------------------------------------------------------------------------------------------------------
         Total                                            2,508           2,484          1,701          2,182           2,067
- -------------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                           8,493           7,487          5,429          6,031           4,399
- -------------------------------------------------------------------------------------------------------------------------------
Balance at the end of year                              $28,604         $25,713        $21,800        $21,000         $19,800
- -------------------------------------------------------------------------------------------------------------------------------
Ratios
     Gross charge-offs to average loans                   0.68%           0.69%          0.57%          0.68%           0.60%
     Recoveries to gross charge-offs                      0.16%           0.17%          0.14%          0.18%           0.19%
     Net charge-offs to average loans                     0.53%           0.51%          0.44%          0.50%           0.41%
     Allowance for loan losses to year end loans          1.68%           1.67%          1.67%          1.72%           1.69%
- -------------------------------------------------------------------------------------------------------------------------------

         Non-performing assets consist of non-performing loans, restructured loans and other real estate. Table 3 presents information related to non- performing assets for the five years ended December 31, 2000. Total non-performing assets at December 31, 2000 were $11.7 million, an increase of $3.0 million from December 31, 1999. This increase was due primarily to a specific credit. Loans 90 days past due but still accruing were $9.2 million at December 31, 2000. This compares to $4.4 million at December 31, 1999. Efforts on the part of Management to reduce the levels of past due loans will continue in 2001 as the Company focuses on this issue.

TABLE 3.  NON-PERFORMING ASSETS
                                                                                       December 31
- --------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                       2000           1999           1998            1997           1996
- --------------------------------------------------------------------------------------------------------------------------------
Loans accounted for on a non-accrual basis                $10,182         $6,901         $4,602          $3,898         $2,905
Restructured loans                                              0            152          1,332           2,822          1,645
- --------------------------------------------------------------------------------------------------------------------------------
     Total non-performing loans                            10,182          7,053          5,934           6,720          4,550
Other real estate                                           1,492          1,616          2,245           2,358          1,875
- --------------------------------------------------------------------------------------------------------------------------------
     Total non-performing assets                          $11,674         $8,669         $8,179          $9,078         $6,425
- --------------------------------------------------------------------------------------------------------------------------------
Loans 90 days past due still accruing                      $9,277         $4,442         $2,907          $5,423         $8,361
- --------------------------------------------------------------------------------------------------------------------------------
Ratios
     Non-performing assets to loans plus
         other real estate                                  0.69%          0.56%          0.63%           0.74%          0.55%
     Allowance for loan losses to
         non-performing loans                                281%           365%           367%            313%           435%
     Loans 90 days past due still accruing to loans         0.55%          0.29%          0.22%           0.44%          0.71%
- --------------------------------------------------------------------------------------------------------------------------------
Investment Securities

         The Company's investment in securities was $0.994 billion at December 31, 2000, compared to $1.149 billion at December 31, 1999. Average investment securities were $1.091 billion for 2000 as compared to $1.252 billion for 1999. The overall decrease in the security portfolio from 1999 to 2000 was part of balance sheet management strategy that encompassed using maturities from the security portfolio to fund increases in loans not covered by deposit growth. Management feels that the aforementioned strategy is a safe and prudent method of funding loan growth given the relative size of the security portfolio as compared to certain peer banks.

         The Company generally purchases securities with a maturity schedule that provides ample liquidity. Certain securities have been classified as available for sale based on management's internal assessment of the portfolio after considering the Company's liquidity requirements and the portfolio's exposure to changes in market interest rates and prepayment activity. At December 31, 2000, the composition of the security portfolio was 58% classified as available for sale and 42% as held to maturity. At December 31, 1999, these relative percentages were 56% available for sale and 44% held to maturity.

         The December 31, 2000 carrying value of the held-to-maturity portfolio was $417.7 million and the market value was $418.6 million. The available-for-sale portfolio was $576.3 million at December 31, 2000. The vast majority of securities in the Bank's portfolio are fixed rate and there were no investment in securities of a single issuer, other than U.S. Treasury and U.S. Government agency securities and mortgage-backed securities issued or guaranteed by U.S. government agencies, exceeds 10% of stockholder's equity. The Bank does not normally maintain a securities trading portfolio.

Deposits and Short-Term Borrowings

         Year-end total deposits increased $106 million, or more than 4% from 1999 to 2000. However, total average deposits decreased by $27.6 million, or over 1%, in 2000 from 1999. Decreases were registered in nearly all deposit categories with the exception of time deposits and money market deposits. Average demand deposits were down $25 million, or 5%, from 1999. Similarly, NOW deposits decreased $15 million, or 6%. An increase of $1.4 million, or less than 1% from 1999 was recorded in money market deposits. The Bank's premier money market account product, Treasury Checking, was responsible for overall growth of over $58 million, or 40%, from 1999. Decreases of over $56 million in other money market deposit products nearly offset the increase in the aforementioned Treasury Checking product. Time deposits, which consist primarily of certificates of deposit, were up nearly $39 million, or 4%, from 1999.

         Short-term borrowings, on average, were down nearly $3 million, or just under 2%, from 1999 to 2000. Short-term borrowings consist of purchases of federal funds and sales of securities under repurchase agreements. Average sales of securities under repurchase agreements were up over $21 million, or 16%, from 1999, while federal funds purchases were down $24 million, or nearly 70%.

TABLE 4.  AVERAGE DEPOSITS
(dollars in thousands)                                     2000                           1999                          1998
- ----------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing demand deposits             $537,057         22%           $562,552         22%         $493,218          24%
NOW account deposits                              219,511          9%            234,231          9%          432,093          21%
Money market deposits                             464,140         19%            462,724         18%          134,899           7%
Savings deposits                                  297,715         12%            325,306         13%          282,305           4%
Time deposits                                     959,493         38%            920,718         38%          891,322          44%
- ----------------------------------------------------------------------------------------------------------------------------------
     Total average deposits                    $2,477,916        100%         $2,505,531        100%       $2,233,837         100%
- ----------------------------------------------------------------------------------------------------------------------------------
Liquidity

         Liquidity represents the Company's ability to provide funds to satisfy demands from depositors, borrowers and other commitments by either converting assets to cash or accessing new or existing funds. The principal sources of funds which provide liquidity are customer deposits, payments of principal and interest on loans, maturities and sales of securities, earnings and borrowings. The Company has a line of credit with the Federal Home Loan Bank of over $200 million and has borrowing capacity at the Federal Reserve's Discount Window in excess of $100 million. At December 31, 2000, cash and due from banks and securities available for sale were 28.2% of total deposits.

Asset/Liability Management

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

         In an attempt to manage its exposure to changes in interest rates, the Asset/Liability Committee (ALCO) monitors the Company's interest rate risk. The Company's interest rate management policy is designed to produce a stable net interest margin in periods of interest rate fluctuations. Interest sensitive assets and liabilities are those that are subject to maturity or repricing within a given time period. Management also reviews the Company's securities portfolio, formulates investment strategies and oversees the timing and implementation of transactions to assure attainment of the Board's objectives in the most effective manner. Notwithstanding the Company's interest rate risk management activities, the potential for changing interest rates is an uncertainty that can have an adverse effect on net income.

         In adjusting the Company's asset/liability position, the Board and Management attempt to manage the Company's interest rate risk while enhancing net interest margins. At times, depending on the level of general interest rates, the relationship between long-term and short-term interest rates, market conditions and competitive factors, the Board and Management may determine to increase the Company's interest rate risk position somewhat in order to increase its net interest margin. The Company's results of operations and net portfolio values remain vulnerable to increases in interest rates and to fluctuations in the difference between long-term and short-term interest rates.

         The Company also controls interest rate risk reductions by emphasizing non-certificate depositor accounts. The Board and management believe that such accounts carry a lower interest cost than certificate accounts and that a material portion of such accounts may be more resistant to changes in interest rates.

         One approach used to quantify interest rate risk is the net portfolio value ("NPV") analysis. NPV includes stockholders' equity of the Company as reported in the financial statements, adjusted for changes in the carrying value of investments, loans and certificates of deposit, when considering changes in market values on a pre-tax basis. In essence, this analysis calculates the difference between the present value of liabilities and the present value of expected cash flows from assets and off-balance sheet contracts. Table 5 presents an analysis of the Company's interest rate risk as measured by the estimated changes in NPV resulting from an instantaneous and sustained parallel shift in the yield curve (+ or - 300 basis points, measured in 100 basis point increments) at December 31, 2000. Table 5 indicates that the Company's level of NPV declines when rates rise but generally increases when rates decline.

TABLE 5.  NET PORTFOLIO VALUE AT RISK
- -------------------------------------------------------------------------------
                           December 31, 2000
- -------------------------------------------------------------------------------
         Change in                                       Estimated Increase
          Interest            Estimated                  (Decrease) in NPV
           Rates              NPV Amount            Amount            Percent
      --------------       ---------------       ------------       -----------
      (basis points)               (amounts in thousands)

           +  300              $350,510           ($57,269)              -14.0%
           +  200              $370,425           ($37,354)               -9.2%
           +  100              $389,159           ($18,620)               -4.6%
           Stable              $407,779                  -                   -
           -  100              $417,340             $9,561                 2.3%
           -  200              $415,217             $7,438                 1.8%
           -  300              $407,681               ($98)                0.0%
- -------------------------------------------------------------------------------

         Certain assumptions in assessing the interest rate risk were employed in preparing data for the Company included in the preceding table. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates, although there can be no assurance that this will be the case. Even if interest rates change in the designated amounts, there can be no assurance that the Company's assets and liabilities would perform as anticipated. In addition, a change in U. S. Treasury rates in the designated amounts accompanied by a change in the shape of the U. S. Treasury yield curve would cause significantly different changes to the NPV than indicated above.

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

         The Company does not currently engaged in any significant trading activities or the use of derivative instruments to control interest rate risk. Even though such activities are permitted with the approval of the Board of Directors, the Company does not intend to engage in a significant level of such activities in the immediate future.

         Interest rate risk is the most significant market risk affecting the Company. Other types of market risk, such as foreign currency exchange rate risk and commodity price risk, do not arise in the normal course of the Company's business activities.

Capital Resources

         Composite ratings by the respective regulatory authorities of the Company and the Banks establish minimum capital levels. Currently, the Company and the Banks are required to maintain minimum Tier 1 leverage ratios of at least 3%, subject to an increase up to 5%, depending on the composite rating. At December 31, 2000, the Company's and the Banks' capital balances were in excess of current regulatory minimum requirements.

         The Company undertook two important actions during 2000 that were designed to better manage the Company's capital position. In July, 2000, the Company announced that it would begin a stock buy-back program consisting of a repurchase of up to 10% of the Company's outstanding common stock. As of December 31, 2000, the Company had repurchased 150,236 common shares, or approximately 1.4% of the outstanding shares at June 30, 2000. Also, in November, 2000, the Company declared a special cash dividend of $.25 per share in addition to the regular $.25 per share dividend.

         The regulatory capital ratios of the Company and the Banks far exceed the minimum required ratios, and the Banks have been categorized as "well capitalized" in the most recent notice received from their regulators.

TABLE 6.  RISK-BASED CAPITAL AND CAPITAL RATIOS

(dollars in thousands)                                   2000             1999             1998             1997           1996
- --------------------------------------------------------------------------------------------------------------------------------
Tier 1 regulatory capital                              $302,094         $279,659          $260,182        $259,900      $238,110
Tier 2 regulatory capital                                23,680           22,447            18,997          17,677        16,056
- --------------------------------------------------------------------------------------------------------------------------------
    Total regulatory capital                           $325,774         $302,106          $279,179        $277,577      $254,166
- --------------------------------------------------------------------------------------------------------------------------------
Risk-weighted assets                                 $1,894,423       $1,792,515        $1,516,986      $1,362,261    $1,280,753
- --------------------------------------------------------------------------------------------------------------------------------
Ratios
    Leverage (Tier 1 capital to average assets)          10.20%            9.61%             9.50%          10.41%        10.53%
    Tier 1 capital to risk-weighted assets               15.95%           15.60%            17.15%          19.08%        18.59%
    Total capital to risk-weighted assets                17.20%           16.85%            18.40%          20.33%        19.85%
    Stockholders' equity to total assets                 11.33%           10.38%            10.19%          11.37%        11.44%
    Tangible equity to total assets                       9.98%            9.02%             9.34%          10.36%        10.48%
- --------------------------------------------------------------------------------------------------------------------------------
Results of Operations Net Interest Income

         Net interest income (TE) of $129.0 million was recorded for the year 2000, a decrease of $.4 million from 1999. The decrease in 2000 followed an increase of $13.2 million, or 11%, in 1999 from 1998. Higher loan growth in 1999 was the major factor behind the increase from 1998. The factors contributing to the changes in net interest income are presented in Tables 7 and 8. Table 7 is an analysis of the components of the Company's average balance sheets, level of interest income and expense and the resulting earning asset yields and liability rates. Table 8 breaks down the overall changes in the level of net interest income into rate and volume components.

         A primary factor behind the decline in net interest income from 1999 to 2000 was an increase in the overall rate paid on interest-bearing liabilities. This rate, which represents the overall cost in terms of interest expense to the Company of all deposits and other interest-bearing funding sources except demand deposits, increased from 3.97% in 1999 to 4.47% in 2000, an increase of 50 basis points. The primary reason for this increase in funding costs was an overall increase in the level of interest rates throughout 2000, which translated into higher deposit costs for the Company's deposit products, especially certificates of deposit and interest-bearing transaction accounts. Yields on earning assets were unable to keep pace with the rising cost of funding sources. The Company's earning assets yield increased from 7.80% in 1999 to 8.13% for the year 2000, an increase of 33 basis points. Although average loans did increase $156 million, or 11%, from 1999, the average yield on loans was up 14 basis points. The yield earned by the security portfolio for 2000 was 6.41%, compared to 6.22% earned for 1999, an increase of 19 basis points. The net interest margin, which is net interest income (TE) as a percent of average earning assets, narrowed from 4.73% in 1999 to 4.70% in 2000.

         Another factor that contributed to the decline in net interest income in 2000 was the lower level of growth in earning assets than was experienced by the Company in 1999. Average earning assets in 2000 grew $8 million, or less than 1%, from the prior year. This was after growth of $250 million, or 10%, in 1999. While average loans grew $156 million from 1999, the security portfolio experienced a decline in its average balance of $161 million. Average federal funds sold were up $14 million from 1999. Because average deposits were down $27.6 million, or 1.1%, in 2000 from 1999, the Company relied on maturities from the security portfolio to fund loan growth.

Provision For Loan Losses

         The provision for loan losses was $11.5 million for 2000, an increase of $3.9 million from 1999's level of $7.6 million. The higher loan loss provision in 2000 was due to overall higher net charge-offs, which were $1.0 million higher in 2000, higher loan growth of $156 million and additions to the allowance for loan losses in response to signs of a slowing in U.S. economic activity.

TABLE 7.  SUMMARY OF AVERAGE BALANCE SHEETS
                                          NET INTEREST INCOME (TE) & INTEREST RATES
(dollars in thousands)                               2000                            1999                              1998
- -----------------------------------------------------------------------------------------------------------------------------------
                                           Average                       Average                          Average
                                           Balance    Interest   Rate    Balance     Interest    Rate     Balance    Interest Rate
- -----------------------------------------------------------------------------------------------------------------------------------
ASSETS
EARNING ASSETS
    Loans (TE)                            $1,611,046  $150,857   9.36%  $1,455,086   $134,113     9.22%  $1,243,617  $119,015 9.57%
    U.S. Treasury securities                  98,704     5,494   5.57%     180,480     10,059     5.57%     243,224    14,469 5.95%
    U.S. agency securities                   373,295    21,819   5.85%     420,214     25,175     5.99%     340,906    21,175 6.21%
    CMOs                                     264,207    16,740   6.34%     269,427     17,053     6.33%     212,043    13,631 6.43%
    Mortgage-backed securities               136,879     9,313   6.80%     165,291     10,016     6.06%     151,669     9,800 6.46%
    Obligations of states and
       political subdivisions (TE)           196,518    14,429   7.34%     195,861     14,417     7.36%     137,584    10,562 7.68%
    FHLB stock and
       other corporate securities             20,955     2,057   9.81%      20,698      1,204     5.81%      99,272     6,093 6.14%
- -----------------------------------------------------------------------------------------------------------------------------------
          Total investment in              1,090,558    69,852   6.41%   1,251,971     77,924     6.22%   1,184,698    75,730 6.39%
- -----------------------------------------------------------------------------------------------------------------------------------
    Federal funds sold and
       short-term investments                 42,672     2,523   5.91%      28,845      1,300     4.50%      57,371     3,122 5.44%
- -----------------------------------------------------------------------------------------------------------------------------------
          Total earning assets             2,744,276  $223,232   8.13%   2,735,902   $213,337     7.80%   2,485,686  $197,867 7.96%
- -----------------------------------------------------------------------------------------------------------------------------------
NON-EARNING ASSETS
    Other assets                             276,287                       294,232                          231,461
    Allowance for loan losses                (26,591)                      (23,939)                         (21,040)
- -----------------------------------------------------------------------------------------------------------------------------------
          Total assets                    $2,993,972                    $3,006,195                       $2,696,107
- -----------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS'
EQUITY
INTEREST-BEARING LIABILITIES
    Interest-bearing transaction          $  829,760   $27,190   3.28%    $843,535    $24,232     2.87%    $827,007   $25,588 3.09%
    deposits
    Time deposits                            875,627    49,056   5.60%     841,942     42,554     5.05%     762,762    41,236 5.41%
    Public funds                             235,472    10,302   4.37%     257,502     10,023     3.89%     150,850     7,641 5.07%
- -----------------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing deposits     1,940,859    86,548   4.46%   1,942,979     76,809     3.95%   1,740,619    74,465 4.28%
- -----------------------------------------------------------------------------------------------------------------------------------
    Customer repurchase agreements           157,633     7,024   4.46%     136,255      5,387     3.95%     152,421     7,037 4.62%
    Other interest-bearing liabilities        10,533       679   6.44%      34,700      1,765     5.09%       4,859       240 4.94%
- -----------------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing liabilities  2,109,025    94,251   4.47%   2,113,934     83,961     3.97%   1,897,899    81,742 4.31%
- -----------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST BEARING LIABILITIES AND
STOCKHOLDERS' EQUITY
    Demand deposits                          537,057                       562,552                          493,218
    Other liabilities                         22,382                        20,855                           15,112
    Stockholders' equity                     325,508                       308,854                          289,878
- -----------------------------------------------------------------------------------------------------------------------------------
       Total liabilities and
          stockholders' equity            $2,993,972                    $3,006,195                      $2,696,107
- -----------------------------------------------------------------------------------------------------------------------------------
       Net interest income and margin (TE)             $128,981  4.70%               $129,375     4.73%              $116,125 4.67%
       Net earning assets and spread        $635,251             3.67%    $621,968                3.83%   $587,787            3.65%
- -----------------------------------------------------------------------------------------------------------------------------------

TABLE 8.  SUMMARY OF CHANGES IN NET INTEREST INCOME (TE)
- ----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                         2000 Compared to 1999               1999 Compared to 1998
- -----------------------------------------------------------------------------------------  ---------------------------------------
                                                           Due to                                   Due to
                                                         Change in             Total               Change in            Total
                                                   ----------------------    Increase      -----------------------    Increase
                                                     Volume      Rate       (Decrease)        Volume       Rate      (Decrease)
INTEREST INCOME (TE)
        Loans                                       $13,608     $3,136      $16,744          $19,955       ($581)      $19,374
- ----------------------------------------------------------------------------------------------------------------------------------
    U.S. Treasury securities                        (4,552)        (13)      (4,565)
                                                                                              (3,724)       (686)       (4,410)
    U.S. agency securities                          (2,755)       (601)      (3,356)
                                                                                                (548)       (456)       (1,004)
    CMOs                                              (296)        (17)        (313)
    Mortgage-backed securities                        (528)       (175)        (703)           4,583        (878)        3,705
    Obligations of states and
       political subdivisions (TE)                       8           4           12            4,476      (4,897)         (421)
    FHLB stock and
       other corporate securities                       15         838          853              270        (214)           56
- ----------------------------------------------------------------------------------------------------------------------------------
              Total investment in securities        (8,108)         36       (8,072)           5,057      (7,131)       (2,074)
- ----------------------------------------------------------------------------------------------------------------------------------
    Federal funds and short-term investments           741         482        1,223           (1,753)        (78)       (1,831)
- ----------------------------------------------------------------------------------------------------------------------------------
              Total interest income (TE)            $6,241      $3,654       $9,895          $23,259     ($7,790)      $15,469
- ----------------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
    Interest-bearing transaction deposits            ($402)     $3,360       $2,958           $3,794      $1,450        $5,244
    Time deposits                                    1,753       4,749        6,502           (2,191)     (3,090)       (5,281)
    Public Funds                                      (900)      1,179          279            5,396      (3,014)        2,382
- ----------------------------------------------------------------------------------------------------------------------------------
              Total interest-bearing deposits          451       9,288        9,739            6,999      (4,654)        2,345
- ----------------------------------------------------------------------------------------------------------------------------------

    Customer repurchase agreements                     905         733        1,638             (668)       (827)       (1,495)
    Other interest-bearing liabilities              (1,466)        378       (1,088)           1,392         (23)        1,369
- ----------------------------------------------------------------------------------------------------------------------------------
              Total interest expense                 ($110)    $10,399      $10,289           $7,723     ($5,504)       $2,219
- ----------------------------------------------------------------------------------------------------------------------------------

              Change in net interest income (TE)    $6,351     ($6,745)       ($394)         $15,536     ($2,286)      $13,250
- ----------------------------------------------------------------------------------------------------------------------------------
Non-Interest Income

         Table 9 is a three-year analysis of the components of non-interest income. Overall, non-interest income of $52.5 million was reported in 2000, as compared to $45.6 million for 1999. Excluding the gain on the sale of the Company's credit card portfolio of $3.8 million and insignificant levels of security transactions in both years, non-interest income for 2000 was $48.7 million, compared to $45.5 million for 1999. This represented an increase of $3.2 million, or 7%. Significant increases were reflected in Trust income and service charge income. Service charges on deposit accounts were up $2.2 million, or 9%, from 1999 due mainly to the continuation of pricing initiatives that were begun in 1999. Trust service fees increased $1.6 million, or 36%, from 1999, after an increase of $1.4 million, or 45%, from 1998. The Company's continued emphasis on building new Trust relationships resulted in overall higher levels of fee income in this area.

TABLE 9.  NON-INTEREST INCOME
- ------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands      )                             2000           % change       1999         % change         1998
- ------------------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts                    $27,179              9%        $24,979           30%         $19,164
Trust income                                             6,058             36%          4,445           45%           3,071
Insurance and investment sales commissions               4,835              5%          4,613          464%             818
Credit card income                                       2,762              4%          2,654           18%           2,240
Electronic banking income                                2,075             12%          1,846            0%           1,840
ATM fees                                                 1,461             -1%          1,473           42%           1,037
Other fees and income                                    4,325            -22%          5,535           39%           3,994
- ------------------------------------------------------------------------------------------------------------------------------
   Total other non-interest income                      48,695              7%         45,545           42%          32,164
- ------------------------------------------------------------------------------------------------------------------------------
Gain on sale of credit card portfolio                    3,753               -              -            -                -
Securities transactions                                      3            -96%             67          -60%             167
- ------------------------------------------------------------------------------------------------------------------------------
   Total non-interest income                           $52,451             15%        $45,612           41%         $32,331
- ------------------------------------------------------------------------------------------------------------------------------
Non-Interest Expense

         Expense control was an important strategic focus of the Company in 2000. This focus resulted in an overall decline in the level of non- interest expense of $5.5 million, or 5%, from 1999 to 2000. The expense control initiative that was begun in the fourth quarter of 1999 was a broad-based effort by Company management to control all levels of non-interest expense throughout the Company's operations, but without any reduction in customer service levels or risk of loss of control. Nearly every non-interest expense category saw expenses actually reduced or remain relatively flat. The biggest dollar reductions were reflected in personnel expense as that area was reduced $2.4 million, or 4%, from 1999. Other significant reductions were experienced in postage and communications expense, down $1.0 million, or 11%, and stationary and supplies, down $1.1 million, or 45%, from 1999. The Company's efforts toward expense control have been institutionalized into the Banks' culture and will remain a strategic focus in 2001. Table 10 further details the changes in non-interest expense.

TABLE 10.  NON-INTEREST EXPENSE
(dollars in thousands)                                   2000     % change        1999         % change        1998
- ------------------------------------------------------------------------------------------------------------------------------
Employee compensation                                 $48,659         -3%           $50,402        19%           $42,349
Employee benefits                                      10,526         -6%            11,194        32%             8,484
- ------------------------------------------------------------------------------------------------------------------------------
    Total personnel expense                            59,185         -4%            61,596        21%            50,833
Equipment and data processing expense                  13,779          1%            13,706        25%            10,922
Net occupancy expense                                   7,135         -2%             7,268        31%             5,560
Postage and communications                              7,598        -11%             8,549        27%             6,717
Ad valorem and franchise taxes                          2,326         -3%             2,401        28%             1,873
Legal and professional services                         2,876         -1%             2,905         1%             2,889
Stationary and supplies                                 1,349        -45%             2,459        15%             2,131
Amortization of intangible assets                       3,756         -1%             3,775        57%             2,405
Advertising                                             2,386        -13%             2,750        40%             1,961
Deposit insurance and regulatory fees                     802         18%               681        26%               539
Training expenses                                         390        -17%               470         0%               472
Other expense                                           8,314         -6%             8,882        19%             7,480
- ------------------------------------------------------------------------------------------------------------------------------
   Total non-interest expense                        $109,896         -5%          $115,442        23%           $93,782
- ------------------------------------------------------------------------------------------------------------------------------
New Financial Accounting Standards

         There are no new financial accounting standards that have been issued, but not yet effective that will have a material effect on the Company's financial statements.