Form 10KSB, Exhibit 13
period 2001-12-31
HANCOCK HOLDING CO
filed 2002-04-01
CIK 750577

                                              HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                                        FINANCIAL HIGHLIGHTS

    (amounts in thousands)                                                   At and For the Years Ended December 31,
                                                       ----------------------------------------------------------------------------
                                                             2001             2000           1999            1998          1997
                                                       ---------------  -------------- --------------- -------------- -------------
Period-End Balance Sheet Data:
    Securities                                             $1,372,794        $994,095      $1,148,722     $1,244,369    $1,079,995
    Short-term investments                                    100,433          62,877          31,000             96        37,568
    Loans, net of unearned income                           1,890,039       1,699,841       1,541,521      1,305,555     1,220,629
    Allowance for loan losses                                  34,417          28,604          25,713         21,800        21,000
    Total assets                                            3,679,845       3,013,430       2,991,874      2,814,695     2,537,957
    Total deposits                                          3,039,734       2,503,788       2,397,653      2,374,591     2,062,648
    Long-term bonds and notes                                  51,606           2,177           2,714                        1,279
                                                                                                                   -
    Total preferred stockholders' equity                       37,069
                                                                                    -               -              -             -
    Total common stockholders' equity                         367,548         341,390         310,427        286,807       288,573

Average Balance Sheet Data:
    Securities                                             $1,220,074      $1,090,558      $1,251,971     $1,184,698      $984,203
    Short-term investments                                    119,832          46,672          28,845         57,371        51,252
    Loans, net of unearned income                           1,792,559       1,611,046       1,455,086      1,243,617     1,201,381
    Allowance for loan losses                                  32,487          26,591          23,939         21,040        20,410
    Total  assets                                           3,416,044       2,993,972       3,006,195      2,696,107     2,442,953
    Total  deposits                                         2,820,351       2,477,916       2,505,531      2,233,837     2,034,030
    Long-term bonds and notes                                  31,569           2,426           2,795            586         1,369
    Total preferred stockholders' equity                       16,733
                                                                                    -               -              -             -
    Total common stockholders' equity                         359,097         325,508         308,854        289,878       271,303

Performance Ratios:
    Return on average assets                                    1.15%           1.23%           1.05%          1.15%         1.25%
    Return on average assets excluding
       cumulative effect of accounting change                   1.15%           1.23%           1.05%          1.11%         1.25%
    Return on average assets excluding  gain on sale
    of credit cards, securities transactions and                1.16%           1.15%           1.05%          1.15%         1.25%
       merger-related costs
    Return on average common equity                            10.93%          11.31%          10.27%         10.68%        11.29%
    Return on average common equity excluding
       cumulative effect of accounting change                  10.93%          11.31%          10.27%         10.28%        11.29%
    Return on average common equity excluding  gain
       on sale of credit cards, securities
       transactions and
       merger-related costs                                    10.56%          10.56%          10.25%         10.68%        11.29%
    Net interest margin (TE)                                    4.50%           4.70%           4.73%          4.67%         5.14%
    Average loans to average deposits                          63.56%          65.02%          58.07%         55.67%        59.06%
    Non-interest expense as a percent of total revenue (TE)
       and excluding amortization of intangibles and
       securities transactions                                 60.07%          57.91%          63.21%         61.62%        59.09%
    Non-interest expense as a percent of total revenue (TE)
       and excluding amortization of intangibles,
       securities
       transactions, gain on sale of credit cards and
       merger-related costs                                    59.73%          59.13%          63.21%         61.62%        59.09%
    Allowance for loan losses to period-end loans               1.82%           1.68%           1.67%          1.67%         1.72%
    Non-performing assets to loans plus other real estate       1.07%           0.69%           0.56%          0.63%         0.74%
    Allowance for loan losses to non-performing loans            199%            281%            365%           367%          313%
    Net charge-offs to average loans                            0.65%           0.59%           0.59%          0.50%         0.57%

                                              HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                                        FINANCIAL HIGHLIGHTS

    (amounts in thousands)                                                At and For the Years Ended December 31,
                                                  ---------------------------------------------------------------------------
                                                      2001            2000            1999           1998            1997
                                                  -------------   -------------   -------------  ------------    ------------
Capital Ratios:
    Average common stockholders' equity to               10.51           10.87           10.27         10.75           11.11
       average assets
    Common stockholders' equity to total assets           9.99           11.33           10.38         10.19           11.37
    Tier I leveraged                                      9.49           10.24            9.61          9.50           10.41
    Tier I risk-based                                    14.74           15.50           15.60         17.15           19.08
    Total risk-based                                     15.99           16.75           16.85         18.40           20.38

Income Data:
    Interest Income                                   $234,869        $216,947        $207,675      $193,659        $181,459
    Interest Expense                                   101,362          94,251          83,961        81,742          71,698
    Net interest income                                133,508         122,696         123,713       111,917         109,761
    Net interest income (TE)                           140,941         128,981         129,375       116,127         112,425
    Provision for loan losses                            9,082          12,609           8,688         6,956           7,253
    Non-interest income (excluding securities
    trans-
       actions and gain on sale of credit cards)        54,326          48,695          45,545        32,165          31,890
    Securities transactions                                 18               3              67           167             279
    Gain on sale of credit card portfolio                                3,753
                                                             -                               -             -               -
    Non-interest expense (excluding                    120,982         108,818         114,340        93,782          87,554
    merger-related costs)
    Merger-related costs                                   670
                                                                             -               -             -               -
    Earnings before income taxes and cumulative
       effect of accounting change                      57,118          53,720          46,298        43,511          47,123
    Net earnings                                        39,255          36,824          31,710        30,960          30,624
    Net earnings available to common stockholders       37,928          36,824          31,710        30,960          30,624
    Net earnings available to common
    stockholders
       excluding gain on sale of credit cards,
       securities
       transactions and merger-related costs            38,352          34,382          31,666        30,851          30,443

Per Common Share Data:
    Earnings before cumulative effect
       of accounting change:
          Basic                                          $3.55           $3.39           $2.91         $2.79           $2.82
          Diluted                                         3.54            3.39            2.91          2.78            2.82
    Net earnings:
          Basic                                           3.55            3.39            2.91          2.90            2.82
          Diluted                                         3.54            3.39            2.91          2.89            2.82
    Net earnings excluding gain on sale of
       credit cards and merger-related costs:
          Basic                                           3.59            3.17            2.91          2.89            2.80
          Diluted                                         3.58            3.16            2.90          2.88            2.80
    Cash dividends paid                                   1.12            1.25            1.00          1.00            1.00
    Book value to common                                $34.52          $31.79          $28.55        $27.29          $26.44
    Dividend payout ratio                               31.55%          36.87%          34.36%        34.48%          35.46%
    Weighted average number of shares outstanding
       Basic                                            10,697          10,860          10,887        10,693          10,870
       Diluted                                          11,092          10,867          10,901        10,705          10,877
    Number of shares outstanding (period end)           10,595          10,740          10,873        10,508          10,916

                                              HANCOCK HOLDING COMPANY AND SUBSIDIARIES
Summary of Quarterly Operating Results (in thousands, except per share data)

                                                              2001                                            2000
                                   ------------------------------------------------ -----------------------------------------------
                                      First       Second       Third      Fourth       First      Second       Third      Fourth
                                   ------------ ----------- ----------- ----------- ----------- ----------- ----------- -----------

Interest income (TE)                   $57,831     $58,155     $64,327     $61,990     $54,653     $54,719     $56,590     $57,270
Interest expense                      (26,056)    (25,479)    (27,584)    (22,243)    (21,935)    (22,316)    (24,591)    (25,409)
                                   ------------ ----------- ----------- ----------- ----------- ----------- ----------- -----------
Net interest income (TE)                31,775      32,676      36,743      39,747      32,718      32,403      31,999      31,861
Provision for loan losses              (2,032)
                                                   (1,996)     (2,088)     (2,966)     (2,056)     (2,643)     (3,322)     (4,588)
Non-interest income                     12,166      12,071      13,372      16,735      14,539      11,813      12,400      13,699
Non-interest expense                  (27,616)    (28,050)    (32,070)    (33,916)    (28,273)    (27,759)    (26,752)    (26,035)
Taxable equivalent adjustment          (1,767)
                                                   (1,742)     (1,939)     (1,985)     (1,494)     (1,528)     (1,625)     (1,636)
                                   ------------ ----------- ----------- ----------- ----------- ----------- ----------- -----------
  Earnings before income taxes          12,526      12,959      14,018      17,615      15,434      12,286      12,700      13,301
Income taxes                           (3,922)     (4,029)     (4,283)     (5,629)     (5,048)     (3,744)     (4,032)     (4,072)
                                   ------------ ----------- ----------- ----------- ----------- ----------- ----------- -----------
Net earnings                            $8,604      $8,930      $9,735     $11,986     $10,386      $8,542      $8,668      $9,229
                                   ============ =========== =========== =========== =========== =========== =========== ===========

Basic earnings per common share:
Net earnings                             $0.80       $0.83       $0.85       $1.06       $0.95       $0.79       $0.80       $0.85
Net earnings excluding gain on
  sale of credit cards, securities
  transactions and merger-
  related costs                           0.80        0.83        0.89        1.06        0.78        0.78        0.80        0.81
Diluted earnings per common share:
Net earnings                              0.80        0.83        0.85        1.05        0.95        0.79        0.80        0.85
Net earnings excluding gain on
sale of credit cards, securities
transactions and merger- related costs    0.80        0.83        0.89        1.05        0.78        0.78        0.80        0.81

Market Information
     The Company's common stock trades on the Nasdaq Stock Market under the symbol "HBHC" and is quoted in publications under
"HancHd".  The following table sets forth the high and low sale prices of the Company's common stock as reported on the Nasdaq
Stock Market.   These prices do not reflect retail mark-ups, mark-downs or commissions.
                                                                    Cash
                                High              Low            Dividends
                                Sale             Sale               Paid
                              ----------       ----------       -------------
2001
        1st quarter              $43.44           $35.25               $0.28
        2nd quarter               42.95            37.11                0.28
        3rd quarter               43.76            39.14                0.28
        4th quarter               44.40            37.94                0.28

2000
        1st quarter              $40.00           $30.88               $0.25
        2nd quarter               34.63            31.00                0.25
        3rd quarter               32.50            29.63                0.25
        4th quarter               39.63            29.00                0.50

      There were approximately 8,250 holders of common stock of the Company at January 2, 2002 and 11,072,770 shares issued. On January 2, 2002, the high and low sale prices of the Company's common stock as reported on the Nasdaq Stock Market were $43.16 and $41.34, respectively. The principal source of funds to the Company to pay cash dividends is the dividends received from the Banks. Consequently, dividends are dependent upon earnings, capital needs, regulatory policies and statutory limitations affecting the Banks. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Dividends paid to the Company by Hancock Bank are subject to approval by the Commissioner of Banking and Consumer Finance of the State of Mississippi and those paid by Hancock Bank of Louisiana are subject to approval by the Commissioner for Financial Institutions of the State of Louisiana. The Company's management does not expect regulatory restrictions to affect its policy of paying cash dividends. Although no assurance can be given that Hancock Holding Company will continue to declare and pay regular quarterly cash dividends on its common stock, the Company has paid regular cash dividends since 1937.

MANAGEMENT'S REPORT ON RESPONSIBILITY FOR FINANCIAL REPORTING

        The management of Hancock Holding Company is responsible for the preparation of the financial statements, related financial data and other information in the annual report. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and include amounts based on management’s estimates and judgements where appropriate. Financial information appearing throughout this annual report is consistent with that in the financial statements.

        The Company’s financial statements have been audited by Deloitte & Touche LLP, independent public accountants. Management has made available to Deloitte & Touche LLP all of the Company’s financial records and related data, as well as the minutes of stockholders’ and directors’ meetings. Furthermore, management believes that all representations made to Deloitte & Touche LLP during the Company’s audit were valid and appropriate.

        Management of the Company has established and maintained a system of internal control that provides reasonable assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition and the prevention and detection of fraudulent financial reporting. The system of internal control provides for appropriate division of responsibility, is documented by written policies and procedures that are communicated to employees with significant roles in the financial reporting process, and is updated as necessary. Management continually monitors the system of internal control for compliance. The Company maintains a professional staff of internal auditors who independently assess the effectiveness of internal controls and recommend possible system improvements. As part of their audit of the Company’s 2001 financial statements, Deloitte & Touche LLP considered the Company’s system of internal control to the extent they deemed necessary to determine the nature, timing and extent of their audit tests. Management has considered the recommendations of the internal auditors and Deloitte & Touche LLP concerning the Company’s system of internal control and has taken actions that it believes are cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that, as of December 31, 2001, the Company’s system of internal control is adequate to accomplish the objectives discussed above.

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Hancock Holding Company
Gulfport, Mississippi

        We have audited the accompanying consolidated balance sheets of Hancock Holding Company and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of earnings, comprehensive earnings, common stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hancock Holding Company and subsidiaries as of December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
New Orleans, Louisiana
January 17, 2002

                                              HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                                    CONSOLIDATED BALANCE SHEETS

                                                                                                     December 31,
                                                                                --------------------------------------------------
                                                                                       2001                           2000
                                                                                -------------------            -------------------
Assets:
Cash and due from banks                                                              $ 164,807,821                  $ 130,379,760
Interest-bearing time deposits with other banks                                          8,433,190                      3,877,021
Securities available for sale, at fair value
  (amortized cost of $1,078,128,805 and $578,566,308)                                1,085,424,537                    576,318,477
Securities held to maturity, at amortized cost
  (fair value of $292,650,424 and $418,612,487)                                        287,369,708                    417,777,000
Federal funds sold                                                                      92,000,000                     59,000,000
Loans                                                                                1,900,063,744                  1,711,239,390
  Less:
    Allowance for loan losses                                                         (34,417,381)                   (28,603,557)
    Unearned income                                                                   (10,024,709)                   (11,398,823)
                                                                                  ----------------               ----------------
      Loans, net                                                                     1,855,621,654                  1,671,237,010
Property and equipment, net                                                             66,266,101                     51,636,196
Other real estate                                                                        3,003,394                      1,492,010
Accrued interest receivable                                                             27,860,479                     25,585,151
Core deposit intangibles, net                                                            4,788,277                              -
Goodwill, net                                                                           49,121,787                     40,756,892
Other assets                                                                            35,147,936                     35,370,804
                                                                                   ----------------               ----------------
  Total Assets                                                                      $3,679,844,884                 $3,013,430,321
                                                                                   ===============                ===============
Liabilities, Preferred Stock and Common Stockholders' Equity:
Deposits:
  Non-interest bearing demand                                                        $ 624,058,228                  $ 528,753,513
  Interest-bearing savings, NOW,
    money market and time                                                            2,415,675,645                  1,975,034,043
                                                                                  ----------------               ----------------
  Total deposits                                                                     3,039,733,873                  2,503,787,556
Securities sold under agreements to repurchase                                         161,208,012                    143,010,609
Federal funds purchased                                                                    125,000                      1,550,000
Other liabilities                                                                       22,555,708                     21,514,775
Long-term notes                                                                         51,605,584                      2,177,189
                                                                                  ----------------               ----------------
    Total Liabilities                                                                3,275,228,177                  2,672,040,129
Commitments and contingencies (notes 14 and 15)
                                                                                                 -                              -
Preferred Stock-$20 par value, 50,000,000 shares authorized
  and 1,658,564 shares issued-redemption value $33,171,280                              37,068,905                              -
Common Stockholders' Equity:
  Common stock - $3.33 par value per share;
    75,000,000 shares authorized, 11,072,770 shares issued                              36,872,324                     36,872,324
  Capital surplus                                                                      196,169,563                    196,024,178
  Retained earnings                                                                    141,099,009                    115,365,765
  Unrealized gain (loss) on securities available
    for sale, net of deferred taxes                                                      4,742,226                    (1,461,090)
  Unearned compensation                                                                  (432,830)                      (843,503)
  Treasury stock, 291,599 shares in 2001 and 139,655
     shares in 2000, at cost                                                          (10,902,490)                    (4,567,482)
                                                                                  ----------------               ----------------
    Total Common Stockholders' Equity                                                  367,547,802                    341,390,192
                                                                                  ----------------               ----------------
      Total Liabilities, Preferred Stock and
        Common Stockholders' Equity                                                 $3,679,844,884                 $3,013,430,321
                                                                                   ===============                ===============
See notes to consolidated financial statements.

                                              HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                                CONSOLIDATED STATEMENTS OF EARNINGS

                                                                      Years Ended December 31,
                                                    ---------------------------------------------------------

                                                       2001                 2000               1999
                                                  -----------------     ----------------  -----------------
Interest Income:
    Loans                                                 $162,048,992   $149,526,248   $133,420,326
    U.S. Treasury securities                                 3,023,203      5,494,273     10,059,273
    Obligations of U.S. government agencies                 24,950,340     21,819,311     25,175,384
    Obligations of states and political subdivisions         9,660,338      9,475,402      9,448,205
    Mortgage-backed securities                               8,991,772      9,313,238     10,044,833
    CMOs                                                    19,427,783     16,740,452     17,091,380
    Federal funds sold                                       4,981,013      2,432,906      1,290,135
    Other investments                                       1,786,012      2,144,837      1,145,199
                                                          ------------   ------------   ------------
      Total interest income                                234,869,453    216,946,667    207,674,735
                                                          ------------   ------------   ------------
Interest Expense:
    Deposits
                                                            94,524,578     86,548,381     76,809,975
    Federal funds purchased and securities sold
      under agreements to repurchase                         6,659,130      7,495,280      6,975,740
    Long-term notes and other interest                         177,948        206,985        175,667
                                                          ------------   ------------   ------------
      Total interest expense                               101,361,656     94,250,646     83,961,382
                                                          ------------   ------------   ------------
    Net Interest Income                                    133,507,797    122,696,021    123,713,353
Provision for loan losses                                    9,081,848     12,609,378      8,687,655
    Net interest income after provision for loan losses    124,425,949    110,086,643    115,025,698
                                                          ------------   ------------   ------------
Non-Interest Income:
    Service charges on deposit accounts
                                                            30,407,854     27,179,737     24,978,788
    Other service charges, commissions and fees             18,715,544     18,629,044     17,739,001
    Securities gains, net                                       17,638          3,259         66,937
    Gain on sale of credit card portfolio                         --        3,753,498           --
    Other                                                    5,202,901      2,885,102      2,827,518
                                                          ------------   ------------   ------------
      Total non-interest income                             54,343,937     52,450,640     45,612,244
                                                          ------------   ------------   ------------
Non-Interest Expense:
    Salaries and employee benefits                          67,621,811     59,185,839     61,595,623
    Net occupancy expense of premises                        8,148,130      7,135,408      7,267,740
    Equipment rentals, depreciation and maintenance          7,860,213      8,323,356      9,538,585
    Amortization of intangibles                              4,349,130      3,755,670      3,775,255
    Other                                                   33,672,767     30,417,346     32,162,516
                                                          ------------   ------------   ------------
      Total non-interest expense                           121,652,051    108,817,619    114,339,719
                                                          ------------   ------------   ------------
    Earnings Before Income Taxes                            57,117,835     53,719,664     46,298,223
Income taxes                                                17,862,695     16,896,084     14,588,153
                                                          ------------   ------------   ------------
    Net Earnings                                            39,255,140     36,823,580     31,710,070

Preferred dividends                                          1,326,851           --             --
                                                          ------------   ------------   ------------
    Net Earnings Available to Common Stockholders         $ 37,928,289   $ 36,823,580   $ 31,710,070
                                                          ============   ============   ============
Basic earnings per common share                           $       3.55   $       3.39   $       2.91
                                                          ============   ============   ============
Diluted earnings per common share                         $       3.54   $       3.39   $       2.91
                                                          ============   ============   ============
See notes to consolidated financial statements.

                                              HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY

                                        Common         Capital          Retained      Available For      Unearned       Treasury
                                        Amount         Surplus          Earnings       Sale, Net       Compensation       Stock
                                     ------------- ----------------- --------------- ---------------  --------------- --------------
Balance, January 1, 1999              $36,872,324    $ 200,536,282    $ 71,498,714      $  158,878    $ (1,009,949)   $(21,249,049)
Net earnings                                                            31,710,070
Cash dividends - $1.00 per share                                       (11,055,506)
Change in unrealized gain (loss) on
  securities available for sale, net                                                   (13,922,931)
Transactions relating to restricted
  stock grants, net                                                                                          201,746
Issuance of treasury stock, net                         (4,488,819)                                                     21,175,668
                                     ------------- ----------------- --------------- ---------------  --------------- --------------
 Balance, December 31, 1999             36,872,324      196,047,463      92,153,278    (13,764,053)         (808,203)      (73,381)
Net earnings                                                             36,823,580
Cash dividends - $1.25 per share                                       (13,611,093)
Change in unrealized gain (loss) on
  securities available for sale, net                                                     12,302,963
Transactions relating to restricted
  stock grants, net                                                                                         (35,300)
Purchase of treasury stock, net                            (23,285)                                                     (4,494,101)
                                     ------------- ----------------- --------------- ---------------  --------------- --------------
 Balance, December 31, 2000            36,872,324       196,024,178     115,365,765     (1,461,090)        (843,503)    (4,567,482)
Net earnings                                                             39,255,140
Cash dividends - $1.12 per common share                                (12,195,045)
Cash dividends - $0.80 per preferred share                              (1,326,851)
Change in unrealized gain (loss) on
  securities available for sale, net                                                      6,203,316
Transactions relating to restricted
  stock grants, net                                                                                          410,673
Treasury stock transactions, net                           145,385                                                      (6,335,008)
                                     ------------- ----------------- --------------- ---------------  --------------- --------------
 Balance, December 31, 2001          $36,872,324     $ 196,169,563    $141,099,009     $ 4,742,226      $  (432,830)  $(10,902,490)
                                     ============= ================= =============== ===============  =============== ==============

                                              HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                            CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

                                                                                       Years Ended December 31,
                                                                     ---------------------------------------------------------
                                                                           2001                2000                1999
                                                                     -----------------   -----------------   -----------------

Net earnings                                                              $39,255,140         $36,823,580         $31,710,070
Other comprehensive earnings (loss):
    Unrealized gain (loss) on securities available for sale, net:
    Unrealized holding gains (losses) arising during the year               6,127,316          12,101,963        (13,916,931)
    Reclassification adjustments for losses (gains)
       included in net earnings                                               76,000             201,000              (6,000)
                                                                     -----------------   -----------------   -----------------
          Total other comprehensive earnings (loss)                        6,203,316          12,302,963         (13,922,931)
                                                                     -----------------   -----------------   -----------------
             Total Comprehensive Earnings                                $45,458,456         $49,126,543         $17,787,139
                                                                     =================   =================   =================
See notes to consolidated financial statements.

                                                      HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             Years Ended December 31,
                                                                           ---------------------------------------------------
                                                                                 2001             2000             1999
                                                                           --------------   --------------   -----------------
Cash Flows from Operating Activities:
Net earnings                                                                 $39,255,140      $36,823,580      $31,710,070
Adjustments to reconcile net earnings to
     net cash provided by operating activities:
        Depreciation                                                           8,441,938        8,270,874        7,693,612
        Provision for loan losses                                              9,081,848       12,609,378        8,687,655
        Provision for deferred income taxes                                    1,463,000         (284,000)      (2,039,000)
        Gains on sales/calls of securities                                       (17,638)          (3,259)         (66,937)
        Decrease (increase) in interest receivable                             1,017,518       (1,779,843)       1,373,210
        Amortization of intangible assets                                      4,349,130        3,755,670        3,775,255
        Increase (decrease) in interest payable                               (2,909,347)       3,031,954          (52,540)
        Other, net                                                            (6,931,100)      (1,260,800)      (3,730,918)
                                                                           --------------   --------------   -----------------
            Net cash provided by operating activities                         53,750,489       61,163,554       47,350,407
                                                                           --------------   --------------   -----------------
Cash Flows from Investing Activities:
     Net (increase) decrease in interest-bearing time deposits                (4,566,169)      (3,777,021)          (4,000)
     Proceeds from maturities of securities held to maturity                 130,407,292       98,053,228      350,002,513
     Purchase of securities held to maturity                                           -       (6,523,884)     (79,243,000)
     Proceeds from sales and maturities of trading
        and available-for-sale securities                                    457,906,140      195,017,484      207,189,122
     Purchase of securities available for sale                              (788,246,999)    (112,989,533)    (330,963,660)
     Net (increase) decrease in federal funds sold                           (12,225,000)     (56,000,000)       4,825,000
     Net decrease (increase) in loans                                          9,350,112     (186,741,929)    (137,095,014)
     Proceeds from sale of credit card portfolio                                       -       21,330,000
     Purchase of property, equipment and software, net                       (12,450,927)      (5,133,121)      (8,688,754)
     Proceeds from sales of other real estate                                  4,441,540        1,420,277        1,098,664
     Net cash (used) received in connection with
        business acquisitions                                                    (52,490)               -       23,927,000
                                                                           --------------   --------------   -----------------
            Net cash (used) provided by investing activities                (215,436,501)     (55,344,499)      31,047,871
                                                                           --------------   --------------   -----------------
Cash Flows from Financing Activities:
     Net increase (decrease) in deposits                                     219,624,770      106,134,066     (183,514,994)
     Dividends paid                                                          (13,521,896)     (13,611,093)     (11,055,506)
     Treasury stock transactions, net                                         (6,189,623)      (4,951,086)     (11,484,087)
     Repayments of long-term notes                                           (20,571,581)        (537,031)        (464,864)
     Net increase (decrease) in federal funds purchased and
       securities sold under agreements to repurchase                         16,772,403      (69,212,610)      73,565,973
     (Repayments of) proceeds from short-term FHLB advances                            -      (50,000,000)      50,000,000
                                                                           --------------   --------------   -----------------
            Net cash provided (used) by financing activities                 196,114,073      (32,177,754)     (82,953,478)
                                                                           --------------   --------------   -----------------
Net increase (decrease) in cash and due from banks                            34,428,061      (26,358,699)      (4,555,200)
Cash and due from banks, beginning                                           130,379,760      156,738,459      161,293,659
                                                                           --------------   --------------   -----------------
Cash and due from banks, ending                                             $164,807,821     $130,379,760     $156,738,459
                                                                           ==============   ==============   =================
Supplemental Information:
     Income taxes paid                                                       $16,050,000      $17,800,000      $14,839,133
     Interest paid                                                           104,271,003       91,218,691       84,013,922

Supplemental Information of Non-cash Investing and Financing Activities:
     Issuance of redeemable preferred stock in connection with
        acquisition of a business                                            $37,068,905              $ -              $ -
     Transfers from loans to other real estate                                 3,295,000        1,130,000          764,000

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

         Use of Estimates - In preparing the financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. The determination of the allowance for loan losses is a material estimate that is particularly subject to significant change.

         Cash - For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption “Cash and due from banks”.

         Securities - Securities have been classified into one of three categories: trading, available-for-sale, or held-to-maturity. Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates this classification periodically. Trading account securities are held for resale in anticipation of short-term market movements. Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities not classified as held to maturity or trading are classified as available for sale. The Company had no significant trading account securities during the three years ended December 31, 2001.

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

         Derivative Instruments - The Company recognizes all derivatives as either assets or liabilities in the Company’s balance sheet and measures those instruments at fair value. If certain conditions are met, a derivative may be specially designated as a hedge. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Company is not currently engaged in any significant activities with derivatives.

         Loans– Certain loan origination fees and certain direct origination costs are deferred and recognized as an adjustment to the yield on the related loan. Interest on loans is recorded to income as earned. Where doubt exists as to collectibility of a loan, the accrual of interest is discontinued, all unpaid accrued interest is reversed and payments subsequently received are applied first to principal. Interest income is recorded after principal has been satisfied and as payments are received.

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

         Core Deposit Intangibles - Core deposit intangibles relating to acquired banks is being amortized over lives ranging from six to ten years using accelerated methods. Accumulated amortization of core deposit intangibles amounted to approximately $710,000 and $0 at December 31, 2001 and 2000, respectively.

         Goodwill – Goodwill related to acquisitions consummated prior to July 1, 2001 is being amortized over fifteen years using an accelerated method. Goodwill related to the July 1, 2001 acquisition of Lamar Capital Corporation is not being amortized. Accumulated amortization of intangible assets amounted to approximately $16.9 million and $13.3 million at December 31, 2001 and 2000, respectively.

        In June 2001 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141 “Business Combinations” and No. 142 “Goodwill and Other Intangibles”. These Statements provide that, among other things, (1) all business combinations on or after July 1, 2001 be accounted for as purchases, (2) any related goodwill on those acquisitions does not require amortization, but is subject to a periodic impairment test and that (3) goodwill on any of the Company’s acquisitions prior to July 1, 2001 not be amortized after January 1, 2002, but is subject to a periodic impairment test. The Company has performed a transitional fair value based impairment test on its goodwill and determined that the fair value exceeded the recorded value at December 31, 2001. No impairment loss, therefore, will be recorded on January 1, 2002. Amortization of goodwill by the Company amounted to approximately $3.6 million in the year ended December 31, 2001 and is not deductible for income tax purposes.

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

         Stock Based Compensation - The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock options. The pro forma disclosures required by Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation" (SFAS No. 123) are included in Note 11.

         Basic and Diluted Earnings Per Common Share - Basic earnings per common share (EPS) excludes dilution and is computed by dividing net earnings available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed by dividing net earnings by the total of the weighted average number of shares outstanding plus the effect of outstanding options and convertible preferred stock.

        Reclassifications – Certain prior year amounts have been reclassified to conform to the 2001 presentation.

NOTE 2 - ACQUISITIONS

        On July 1, 2001 the Company acquired 100% of the common stock of Lamar Capital Corporation (LCC), Purvis, Mississippi and its subsidiaries, The Lamar Bank and Southern Financial Services, Inc. The acquisition was accounted for as a purchase and the results of LCC’s operations are included in the consolidated financial statements of the Company from the date of acquisition. LCC operated 9 banking offices in southern Mississippi. The Company acquired LCC in order to expand the geographic area in which its services are offered. The aggregate purchase price is estimated to be $51.3 million, including cash of $14.2 million and 1,658,564 shares of mandatorily redeemable convertible preferred stock with a fair value of $37.1 million.

        The following unaudited pro forma consolidated results of operations give effect to the acquisition of LCC as though it had occurred on January 1, 2000 (in thousands, except per share data):

        The unaudited pro forma information is not necessarily indicative either of results of operations that would have occurred had the purchase been made as of January 1, 2000, or of future results of operations of the combined companies.

                                                                      Year Ended December 31,
                                                                     2001            2000
                                                                  ------------    ------------
Interest income                                                       $250,140        $248,352
Interest expense                                                       110,956         112,603
Provision for loan losses                                               12,352          15,441
                                                                  ------------    ------------
      Net interest income after provision for loan losses             126,832         120,308
Net earnings available to common stockholders                        $ 35,260        $ 35,834
Basic earnings per common share                                       $  3.31         $  3.30
Diluted earnings per common share                                     $  3.31         $  3.30
The following table summarizes the estimated fair values, in thousands, of the assets acquired and liabilities assumed at the date of acquisition (in thousands).
Cash and due from banks                           $ 14,155
Securities                                         169,204
Federal funds sold                                  20,775
Loans                                              210,021
Property and equipment                               9,971
Core deposit intangible                              5,500
Goodwill                                            12,200
Other                                                1,000
                                                 ---------
      Total assets acquired                        442,826
                                                 ---------

Deposits                                           316,322
Other liabilities                                   75,204
                                                 ---------
      Total liabilities assumed                    391,526
                                                 ---------
           Net assets acquired                    $ 51,300
                                                 =========

        The core deposit intangible has a weighted average life of 10 years. Amortization of the core deposit intangible was approximately $710,000 in 2001 and is estimated to be approximately $1,030,000 in 2002, $790,000 in 2003, $620,000 in 2004, $480,000 in 2005, $380,000 in 2006 and the remainder of $1,438,000 thereafter. Goodwill was assigned to the Mississippi segment and is not deductible for tax purposes. No amortization of any goodwill related to this acquisition was recorded in 2001 in accordance with Statement of Financial Accounting Standards No. 142.

        On January 15, 1999, Hancock Holding Company acquired American Securities Bancshares of Ville Platte, Inc. (ASB), Ville Platte, Louisiana which owned 100% of the stock of American Security Bank for approximately $43.2 million consisting of $15,200,000 cash and 644,000 shares of common stock of the Company. This transaction was accounted for using the purchase method of accounting and the results of operations since the date of acquisition are included in the consolidated statements of earnings. The excess of the purchase price over the value of the net tangible assets acquired amounted to $21.9 million and such amount was assigned to goodwill and is being amortized over 15 years. As disclosed in Note 1, amortization of this goodwill will be discontinued on January 1, 2002.

        The following unaudited pro forma consolidated results of operations give effect to the acquisition of ASB as though it had occurred on January 1, 1999 (in thousands, except per share data):

                                                                                      1999
                                                                                --------------
Interest income                                                                     $ 208,362
Interest expense                                                                      (84,331)
Provision for loan losses                                                              (7,610)
                                                                                -------------
  Net interest income after provision for loan losses                                  116,421

Net earnings available to common stockholders                                        $ 31,318
Basic earnings per common share                                                          2.87
Diluted earnings per common share                                                        2.87

        The unaudited pro forma information is not necessarily indicative either of results of operations that would have occurred had the purchases been made as of January 1, 1999 or of future results of operations of the combined companies.

        In connection with the acquisition of ASB, liabilities were assumed as follows (in thousands):

Fair value of all assets, excluding cash                  $ 214,573
Cash acquired, net of amount paid                            23,927
Market value of common stock issued                         (28,006)
                                                          ---------
Liabilities assumed                                       $ 210,494
                                                          =========
NOTE 3 - SECURITIES
The amortized cost and fair value of securities classified as available for sale were as follows (in thousands):

                                                               December 31, 2001                             December 31, 2000
                               -------------------------------------------------------- ------------------------------------------------------
                                                Gross         Gross                                      Gross        Gross
                                 Amortized    Unrealized    Unrealized       Fair        Amortized     Unrealized   Unrealized       Fair
                                   Cost         Gains         Losses         Value          Cost         Gains        Losses        Value
                               --------------------------- ------------- -------------- ------------- -------------------------- -------------
U.S. Treasury                       $ 30,258        $ 151           $ 1       $ 30,408      $ 77,054         $ 189         $ 70      $ 77,173
U.S. government agencies             440,481        9,311            28        449,764       265,029           629        1,792       263,866
Municipal obligations                 85,284           88         1,030         84,342        36,400           425          429        36,396
Mortgage-backed securities            69,704          450             -         70,154        48,841           153          287        48,707
CMOs                                 422,368        1,847         3,308        420,907       137,170           390        1,272       136,288
Other debt securities                 19,338          199            34         19,503         6,140             -          184         5,956
Equity securities                     10,696           10           359         10,347         7,932             -            -         7,932
                                  -----------    ---------      --------   ------------     ---------      --------     --------     --------
                                  $1,078,129     $ 12,056       $ 4,760    $ 1,085,425      $578,566       $ 1,786      $ 4,034      $576,318
                                  ===========    =========      ========   ============     =========      ========     ========     ========

        The amortized cost and fair value of securities (excluding equity securities, which have no maturity) classified as available for sale at December 31, 2001, by contractual maturity, were as follows (in thousands):

                                                      Amortized Cost       Fair Value
                                                    -----------------    --------------
Due in one year or less                               $  222,247             $  225,622
Due after one year through five years                    367,273                373,019
Due after five years through ten years                   159,121                158,754
Due after ten years                                      318,792                317,683
                                                    -----------------    --------------
                                                     $ 1,067,433            $ 1,075,078
                                                    =================    ==============

        The amortized cost and fair value of securities classified as held to maturity were as follows (in thousands):

                                                              December 31, 2001                                    December 31, 2000
                                ----------------------------------------------------------------- ----------------------------------------
                                                 Gross        Gross                                   Gross        Gross
                                 Amortized    Unrealized    Unrealized      Fair      Amortized    Unrealized    Unrealized      Fair
                                    Cost         Gains        Losses       Value         Cost         Gains        Losses       Value
                                ------------- ------------ --------------------------------------- ------------ --------------------------
U.S. Treasury                          $ 293          $ 9           $ -        $ 302      $ 8,292         $ 56           $ -      $ 8,348
U.S. government agencies              35,746          884            12       36,618       71,286          123           185       71,224
Municipal obligations                148,545        2,069             -      150,614      159,977        1,885         1,050      160,812
Mortgage-backed securities            37,749        1,161             -       38,910       69,896          585           330       70,151
CMOs                                  58,508        1,169             -       59,677      102,167          200           449      101,918
Other debt securities                  6,529            -             -        6,529        6,159            1             1        6,159
                    -               --------      -------          ----     --------     --------      -------       -------     --------
                                    $287,370      $ 5,292          $ 12     $292,650     $417,777      $ 2,850       $ 2,015     $418,612

     The amortized cost and fair value of securities classified as held to maturity at December 31, 2001, by contractual maturity, were as follows (in thousands):

                                                   Amortized Cost           Fair Value
                                                   --------------           -------------
Due in one year or less                                 $ 18,625                $ 18,872
Due after one year through five years                     89,659                  92,191
Due after five years through ten years                   106,903                 108,861
Due after ten years                                       72,183                  72,726
                                                   --------------           -------------
                                                       $ 287,370               $ 292,650
                                                   ==============           =============

        Proceeds from sales of available-for-sale securities were $ 41,336,000 in 2001, $97,417,000 in 2000 and $18,693,000 in 1999. Gross gains of $42,000 in 2001, $51,000 in 2000, $9,000 in 1999 and gross losses of $159,000 in 2001, $360,000 in 2000 and $0 in 1999 were realized on such sales. There were no material gains or losses on held-to-maturity securities called during 2001 or 2000. Gross gains of $58,000 were recognized on held-to-maturity securities called during 1999. The Company realized trading gains of approximately $300,000 in 2000.

        Securities with an amortized cost of approximately $736,600,000 at December 31, 2001 and $570,173,000 at December 31, 2000, were pledged primarily to secure public deposits and securities sold under agreements to repurchase.

         The Company's collateralized mortgage obligations (CMOs) generally consist of first and second tranche sequential pay and/or planned amortization class (PAC) instruments.

     NOTE 4 - LOANS

     Loans, net of unearned income, consisted of the following (in thousands):

                                                                     December 31,
                                                        --------------------------------------
                                                              2001                 2000
                                                        -----------------    -----------------
  Real estate loans                                          $ 1,120,588           $  973,390
  Commercial and industrial loans                                270,851              280,358
  Loans to individuals for household, family
     and other consumer expenditures                             437,513              396,944
  Leases and other loans                                          61,087               49,149
                                                             -----------          -----------
                                                             $ 1,890,039          $ 1,699,841
                                                             ===========          ===========

        The Company generally makes loans in its market areas of South Mississippi and Southern Louisiana. Loans are made in the normal course of business to its directors, executive officers and their associates on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Such loans did not involve more than normal risk of collectibility. The balance of loans to the Company’s directors, executive officers and their affiliates at December 31, 2001and 2000 was approximately and $10,774,000 and $8,800,000, respectively.

Changes in the allowance for loan losses were as follows (in thousands):
                                                                             Years Ended December 31,
                                                              -------------------------------------------------
                                                                  2001              2000             1999
                                                              --------------    -------------    --------------
Balance at January 1                                                $ 28,604         $ 25,713          $ 21,800
Balance acquired through acquisitions  other                           8,342            (147)             3,815
Recoveries                                                             4,687            4,148             3,611
Loans charged off                                                   (16,298)         (13,719)          (12,201)
Provision charged to operating expense                                 9,082           12,609             8,688
                                                                   ---------        ---------         ---------
Balance at December 31                                              $ 34,417         $ 28,604          $ 25,713
                                                                   =========        =========         =========

        Non-accrual and renegotiated loans amounted to approximately 0.78% and 0.60% of total loans at December 31, 2001 and December 31, 2000, respectively. In addition, the Company’s other individually evaluated impaired loans amounted to approximately 0.67% and 0.55% of total loans at December 31, 2001 and 2000, respectively. Related reserve amounts were not significant and there was no significant change in these amounts during the years ended December 31, 2001, 2000 or 1999. The amount of interest not accrued on these loans did not have a significant effect on earnings in 2001, 2000 or 1999.

        Transfers from loans to other real estate amounted to approximately $3,295,000, $1,130,000 and $764,000 in 2001, 2000 and 1999, respectively. Valuation allowances associated with other real estate amounted to $688,000, $887,000 and $1,199,000 at December 31, 2001, 2000 and 1999, respectively.

NOTE 5 - PROPERTY AND EQUIPMENT

     Property and equipment, stated at cost less accumulated depreciation and amortization, consisted of the following (in thousands):

                                                                           December 31,
                                                            --------------------------------------
                                                                  2001                 2000
                                                            -----------------    -----------------
  Land, buildings and leasehold improvements                      $   71,020           $   59,249
  Furniture, fixtures and equipment                                   58,158               50,793
                                                            ----------------     ----------------
                                                                     129,178              110,042
  Accumulated depreciation and amortization                          (62,912)             (58,406)
                                                            ----------------     ----------------
                                                                  $   66,266           $   51,636
                                                            ================     ================
NOTE 6 - LONG TERM NOTES

        Long-term notes consist primarily of $50,000,000 of advances from the Federal Home Loan Bank (FHLB), of which $40,000,000 bears interest at 4.49% and is due January 21, 2009 and $10,000,000 bears interest at 4.75% and is due November 11, 2008. The rates are fixed through January 21, 2002 and November 12, 2003, respectively, at which time the FHLB can begin making annual elections to reset the rates to a floating rate of .35% above the three month LIBOR rate (approximately 2% at January 17, 2002) for the remaining terms of the advances. These advances are collateralized by a blanket pledge of certain residential mortgage loans. The Company has an available line of credit with the FHLB of approximately $230,000,000 at December 31, 2001.

NOTE 7 - REDEEMABLE PREFERRED STOCK

        On June 28, 2001 the Company’s stockholders approved the issuance of up to 50 million shares of $20 par value preferred stock on terms to be determined by the Company’s Board of Directors.

        The issuance of 1,658,564 shares of 8% Cumulative Convertible Preferred Stock Series A was authorized by the Board of Directors in connection with the acquisition of Lamar Capital Corporation on July 1, 2001. Each share of the preferred stock is convertible into .4444 of the Company’s common stock at any time after issuance. The Company can call for conversion of the preferred stock into common stock or for redemption at par any time between the 30th and 60th month following issuance if the closing price of the Company’s common stock exceeds $56.25 for 20 consecutive days. After 60 months, the Company can call for redemption at par at any time. At the end of 30 years the Company must redeem the preferred stock at par.

        The Series A Preferred stock qualifies as Tier 1 capital for regulatory purposes but is classified similar to a liability for reporting under accounting principles generally accepted in the United States of America.

NOTE 8 - COMMON STOCKHOLDERS' EQUITY

        Common stockholders’ equity of the Company includes the undistributed earnings of the bank subsidiaries. Dividends are payable only out of undivided profits or current earnings. Moreover, dividends to the Company’s stockholders can generally be paid only from dividends paid to the Company by the Banks. Consequently, dividends are dependent upon earnings, capital needs, regulatory policies and statutory limitations affecting the Banks. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Dividends paid by Hancock Bank are subject to approval by the Commissioner of Banking and Consumer Finance of the State of Mississippi and those paid by Hancock Bank of Louisiana are subject to approval by the Commissioner of Financial Institutions of the State of Louisiana. The amount of capital of the subsidiary banks available for dividends at December 31, 2001 was approximately $130 million.

        The Company and its bank subsidiaries are required to maintain certain minimum capital levels. At December 31, 2001 and 2000, the Company and the Banks were in compliance with their respective statutory minimum capital requirements. Following is a summary of the actual capital levels at December 31, 2001 and 2000 (amounts in thousands):

**
                                                                                                                To be Well
                                                                                    Required for              Capitalized Under
                                                                                   Minimum Capital            Prompt Corrective
                                                         Actual                       Adequacy                Action Provisions
                                            ---------------------------   ---------------------------   ----------------------------
                                               Amount        Ratio %         Amount         Ratio %        Amount         Ratio %
                                            --------------  -----------   --------------   ----------   --------------   -----------
At December 31, 2001
     Total capital (to risk weighted assets)
        Company                              $ 375,309        15.99        $ 187,707         8.00            $ N/A         N/A
        Hancock Bank                           227,026        15.39          118,016         8.00          147,520         10.00
        Hancock Bank of Louisiana              143,833        15.12           76,115         8.00           95,143         10.00

     Tier 1 capital (to risk weighted assets)
        Company                              $ 345,965        14.74         $ 93,853         4.00            $ N/A          N/A
        Hancock Bank                           208,586        14.14           59,008         4.00           88,512          6.00
        Hancock Bank of Louisiana              131,940        13.87           38,057         4.00           57,086          6.00

     Tier 1 leverage capital
        Company                              $ 345,965         9.49        $ 109,334         3.00            $ N/A          N/A
        Hancock Bank                           208,586         8.84           70,762         3.00          117,937          5.00
        Hancock Bank of Louisiana              131,940         9.68           40,873         3.00           68,122          5.00

                                                                                                               To be Well
                                                                               Required for                  Capitalized Under
                                                                              Minimum Capital                Prompt Corrective
                                                         Actual                  Adequacy                    Action Provisions
                                            ---------------------------   ---------------------------   ----------------------------
                                               Amount        Ratio %         Amount         Ratio %        Amount         Ratio %
                                            --------------  -----------   --------------   ----------   --------------   -----------
At December 31, 2000
     Total capital (to risk weighted assets)
        Company                              $ 326,510        16.75        $ 151,554         8.00            $ N/A         N/A
        Hancock Bank                           191,709        16.82           87,752         8.00          109,691         10.00
        Hancock Bank of Louisiana              137,038        17.04           64,046         8.00           80,058         10.00

     Tier 1 capital (to risk weighted assets)
        Company                              $ 302,094        15.50         $ 75,777         4.00            $ N/A          N/A
        Hancock Bank                           177,998        15.57           43,876         4.00           65,814          6.00
        Hancock Bank of Louisiana              127,031        15.78           32,023         4.00           48,035          6.00

     Tier 1 leverage capital
        Company                              $ 302,094        10.24         $ 88,837         3.00            $ N/A          N/A
        Hancock Bank                           177,998         9.75           54,648         3.00           91,080          5.00
        Hancock Bank of Louisiana              127,031        10.36           35,739         3.00           59,566          5.00

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

        The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) required each federal banking agency to implement prompt corrective actions for institutions that it regulates. The rules provide that an institution is “well capitalized” if its total risk-based capital ratio is 10.0% or greater, its Tier 1 risked-based capital ratio is 6.0% or greater, its leverage ratio is 5.0% or greater and the institution is not subject to a capital directive. Under this regulation, each of the subsidiary banks was deemed to be “well capitalized” as of December 31, 2001 and 2000 based upon the most recent notifications from their regulators. There are no conditions or events since those notifications that management believes would change these classifications.

NOTE 9 - INCOME TAXES

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities were as follows (in thousands):

                                                                               December 31,
                                                                ------------------------------
                                                                --------------    ------------
                                                                    2001             2000
                                                                --------------    ------------
Deferred tax assets:
Unrealized loss on securities available for sale                          $ -           $ 787
Post-retirement benefit obligation                                      1,868           1,646
Allowance for loan losses                                               9,744           8,896
Deferred compensation                                                   1,505           1,065
Other                                                                     140             816
                                                                      -------         -------
                                                                       13,257          13,210
                                                                      -------         -------
Deferred tax liabilities:
Property and equipment depreciation                                    (3,451)         (3,631)
Prepaid pension                                                        (1,844)         (1,679)
Unrealized gain on securities available for sale                       (2,554)              -
Core deposit intangible                                                (1,310)              -
Discount accretion on securities                                       (1,679)         (1,628)
                                                                      -------         -------
                                                                      (10,838)         (6,938)
                                                                      -------         -------
  Net deferred tax asset                                              $ 2,419         $ 6,272
                                                                      =======         =======
Income taxes consisted of the folowing components (in thousands):

                                                     Years Ended December 31,
                              -----------------------------------------------------
                              ----------------   ---------------    ---------------
                                   2001               2000               1999
                              ----------------   ---------------    ---------------
Currently payable                   $ 16,400          $ 17,180           $ 16,627
Deferred                               1,463              (284)            (2,039)
                                    ---------         ---------          --------
                                    $ 17,863          $ 16,896           $ 14,588
                                    ========          =========          ========

                                                                                                          Years Ended December 31,
                                                              --------------------------------------------------------------------------------
                                                                              2001                        2000                        1999
                                                              ------------------------    ------------------------    ------------------------
                                                                 Amount           %           Amount          %           Amount          %
                                                              -------------   --------    --------------  --------    --------------  --------
Taxes computed at statutory rate                                   $ 19,991         35          $ 18,802        35          $ 16,204        35
Increases (decreases) in taxes resulting from:
     State income taxes, net of federal income tax benefit              300          -               272         1               283         1
     Tax-exempt interest                                            (4,133)        (7)           (3,610)       (7)           (3,260)       (7)
     Goodwill amortization                                            1,262          2             1,303         2             1,300         3
     Other, net                                                         443          1               129         -                61         -
                                                                   ---------      ----          ---------     ----          ---------     ----
        Income tax expense                                         $ 17,863         31          $ 16,896        31          $ 14,588        32
                                                                   =========      ====          =========     ====          =========     ====

The income tax provisions related to items included in the Statement of Other Comprehensive Earnings were as follows (in thousands):
                                                                              Years Ended December 31,
                                                        ---------------------------------------------------
                                                            2001               2000              1999
                                                        --------------    ---------------   ---------------
Unrealized holdings gains (losses)                           $  3,300           $  6,516        $  (7,493)
Reclassification adjustments                                       41                108                (3)
                                                        --------------    ---------------   ---------------
      Total other comprehensive earnings                     $  3,341           $  6,624         $  (7,496)
                                                        ==============    ===============   ===============
NOTE 10 - EMPLOYEE BENEFIT PLANS

        The Company has a non-contributory pension plan covering substantially all salaried full-time employees who have been employed by the Company the required length of time. The Company’s current policy is to contribute annually the minimum amount that can be deducted for federal income tax purposes. The benefits are based upon years of service and the employee’s compensation during the last five years of employment. Data relative to the pension plan follows (in thousands):

                                                                                 Years Ended December 31,
                                                                          -----------------------------------
                                                                             2001                   2000
                                                                          ------------           ------------
Change in Benefit Obligation:
     Benefit obligation at beginning of year                                 $ 34,203               $ 30,870
     Service cost                                                               1,516                  1,180
     Interest cost                                                              2,496                  2,178
     Actuarial loss                                                             1,696                  1,656
     Benefits paid                                                             (1,745)                (1,681)
                                                                          ------------           ------------
         Benefit obligation at end of year                                     38,166                 34,203
                                                                          ------------           ------------
Change in Plan Assets:
     Fair value of plan assets at
         beginning of year                                                     33,803                 30,937
     Actual return on plan assets                                                 451                  2,748
     Employer contributions                                                     2,044                  1,968
     Benefits paid                                                             (1,745)                (1,681)
     Expenses                                                                     (49)                  (169)
                                                                          ------------           ------------
         Fair value of plan assets at end of year                              34,504                 33,803
                                                                          ------------           ------------
             Unfunded status                                                   (3,662)                  (400)

Unrecognized portion of net obligation being
         amortized over 15 years                                                    -                     46
Unrecognized net actuarial loss                                                 8,250                  4,428
Unrecognized prior service cost                                                   290                    382
                                                                          ------------           ------------
     Prepaid pension cost included in other assets                            $ 4,878                $ 4,456
                                                                          ============           ============

Rate assumptions at December 31:
     Discount rate                                                              7.25%                  7.50%
     Expected return on plan assets                                             8.00%                  8.00%
     Rate of compensation increase                                              3.00%                  3.00%

                                                                                    Years Ended December 31,
                                                                            ---------------------------------------
                                                                               2001          2000        1999
                                                                            -----------   ----------- -----------
Net pension expense included the following
 (income) expense components:
Service cost benefits earned during the period                               $ 1,516      $ 1,180    $ 1,183
Interest cost on projected benefit obligation                                  2,496        2,178      1,986
Return on plan assets                                                         (2,604)      (2,748)    (2,343)
Amortization of prior service cost                                                92           92         92
Net amortization and deferral                                                    123          406        174
                                                                           -----------  ----------- -----------
     Net pension expense                                                     $ 1,623      $ 1,108    $ 1,092
                                                                           ===========  =========== ===========

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

                                                         Years Ended December 31,
                                                       ---------------------------
                                                          2001           2000
                                                       ------------   ------------
Change in Benefit Obligation:
Benefit obligation at beginning of year                    $ 4,826        $ 6,094
Service cost                                                   185            216
Interest cost                                                  301            341
Actuarial gain                                                (553)        (1,564)
Benefits paid                                                 (334)          (261)
     Benefit obligation at end of year                       4,425          4,826

Fair value of plan assets                                       -              -
     Amount unfunded                                        (4,425)        (4,826)

Unrecognized transition obligation being
     amortized over 20 years                                   528            581
Unrecognized net actuarial (gain) loss                        (734)          (208)
     Accrued post-retirement benefit cost                  $(4,631)       $(4,453)

Rate assumptions at December 31:
     Discount rate                                           7.25%          7.75%

        For measurement purposes in 2001, a 12% annual rate of increase in the over age 65 per capita cost of covered health care benefits was assumed for 2002. The rate was assumed to decrease gradually to 5.0% over 7 years and remain at that level thereafter. In 2000, a 10% annual rate of increase in the over age 65 per capita cost of covered health care benefits was assumed. The rate was assumed to decrease gradually to 5.75% over 7 years and remain at that level thereafter. The health care cost trend rate assumption has an effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1% in each year would increase the accumulated post-retirement benefit obligation at December 31, 2001, by $849,900 and the aggregate of the service and interest cost components of net periodic post-retirement benefit cost for the year then ended by $140,000. A 1% decrease in the rate would decrease those items by $674,000 and $106,000, respectively.

                                                                                Years Ended December 31,
                                                                       --------------------------------------
                                                                          2001          2000         1999
                                                                       -----------   -----------   ----------
Net Periodic Post-Retirement Benefit Cost:
Amortization of unrecognized net loss and other                            $ (26)          $  8        $  30
Service cost benefits attributed to service during the year                   185           216          397
Interest costs on accumulated post-retirement benefit obligation              301           341          412
Amortization of transition obligation over 20 years                            53            53          143
                                                                        -----------   -----------   ----------
     Net Periodic Post-Retirement Cost                                      $ 513         $ 618        $ 982
                                                                        -----------   -----------   ----------

        The Company has a non-contributory profit sharing plan covering substantially all salaried full-time employees who have been employed the required length of time. Contributions are made at the discretion of the Board of Directors and amounted to $750,100 in 2001, $647,900 in 2000 and $504,000 in 1999.

        In addition, the Company has an employee stock purchase plan that is designed to provide the employees of the Company a convenient means of purchasing common stock of the Company. Substantially all salaried, full-time employees, with the exception of Leo W. Seal, Jr., who have been employed by the Company the required length of time are eligible to participate. The Company contributes an amount equal to 25% of each participant’s contribution, which contribution cannot exceed 5% of the employee’s base pay. The Company’s contribution amounted to $118,400 in 2001, $124,900 in 2000 and $116,300 in 1999.

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

NOTE 11 - EMPLOYEE STOCK PLANS

        In February 1996, the stockholders of the Company approved the Hancock Holding Company 1996 Long-Term Incentive Plan (the Plan) to provide incentives and awards for employees of the Company and its subsidiaries. Awards as defined in the Plan include, with limitations, stock options (including restricted stock options), restricted and performance shares, and performance stock awards, all on a stand-alone, combination or tandem basis. A total of 5,000,000 common shares can be granted under the Plan with an annual grant maximum of 1% of the Company’s outstanding common stock (as reported for the fiscal year ending immediately prior to such plan year). The exercise price is equal to the market price on the date of grant, except for certain of those granted to major shareholders where the option price is 110% of the market price.

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

Following is a summary of the transactions:
                                                   Number of       Average         Exercise
                                                    Options       Exercise Price  of Options
                                                    Outstanding   Per Share       Aggregate
                                                   -------------  -----------   ---------------
Balance January 1, 1999                               155,525        $ 49.25       $ 7,660,025
Granted                                                86,526          38.35         3,318,681
Cancelled                                              (1,775)        60.00           (106,500)
                                                   -------------  -----------   ---------------
     Balance December 31, 1999                        240,276          45.25        10,872,206
Granted                                                85,300          35.11         2,994,590
Cancelled                                             (14,926)        46.01           (686,697)
                                                   -------------  -----------   ---------------
     Balance December 31, 2000                        310,650          42.43        13,180,099
Granted                                                     -              -                 -
Exercised                                                 (25)         35.00              (875)
Cancelled                                             (20,522)        (42.13)         (864,656)
                                                   -------------  -----------   ---------------
     Balance December 31, 2001                        290,103        $ 42.45      $ 12,314,568
                                                   =============  ===========   ===============

        At December 31, 2001, options on 178,986 shares were exercisable at $38.25 to $60.00 per share, with a weighted average price of $45.68 per share. At December 31, 2000, options on 132,508 shares were exercisable at $38.25 to $60.00 per share, with a weighted average price of $48.76 per share. The weighted average remaining contractual life of options outstanding at December 31, 2001 was 6.73 years.

        The Company has adopted the disclosure-only option under SFAS No. 123. The weighted average fair value of options granted during 2000 and 1999 was $10.20 and $12.20, respectively. Had compensation costs for the Company’s stock options been determined based on the fair value at the grant date, consistent with the method under SFAS No. 123, the Company’s net earnings and earnings per share would have been as indicated below

                                                        Years Ended December 31,
                                             ------------------------------------------
                                                2001           2000           1999
                                             ------------   ------------   ------------
Net earnings available to common
     stockholders (in thousands):
     As reported                                $ 39,255       $ 36,824       $ 31,710
     Pro forma                                    38,845         36,390         31,496

Basic earnings per share:
     As reported                                  $ 3.55         $ 3.39         $ 2.91
     Pro forma                                      3.51           3.35           2.89

Diluted earnings per share:
     As reported                                  $ 3.54         $ 3.39         $ 2.91
     Pro forma                                      3.50           3.35           2.89

        The fair value of the options granted under the Company’s stock option plans during the years ended December 31, 2000 and 1999 was estimated using the Black-Scholes Pricing Model with the following assumptions used: dividend yield of 2.5% and 2.4%, expected volatility of 25% and 25%, risk-free interest rates of 5.3% and 6.2%, respectively and expected lives of 8 years in 2000, and 1999.

        During 2001, the Company granted 325 restricted shares, which vest at the end of three years, and 100 restricted shares, which vest at the end of three years. During 2000, the Company granted 12,620 restricted shares, which vest at the end of three years. During 1999, the Company granted 434 restricted shares which vest at 12, 18 and 24 month intervals and 11,827 shares which vest at the end of three years. Vesting is contingent upon continued employment by the Company. On December 31, 2001, 23,468 of these restricted grants were not vested. The 2001 shares had respective market values of $38.68 and $42.45 at the dates of grant. The 2000 shares had respective market values of $32.00 and $35.00 at the dates of grant. The 1999 shares had respective market values of $38.25 and $42.075 at the dates of grant. Compensation expense related to restricted stock grants totaled $402,000 for 2001, $398,000 for 2000 and $630,000 for 1999. The remaining unearned compensation of $432,831 is being amortized over the life of the grants.

NOTE 12 - NET INCOME PER COMMON SHARE

        Following is a summary of the information used in the computation of earnings per common share (in thousands).

                                                                              Years Ended December 31,
                                                             ------------------------------------------------------
                                                                  2001                2000               1999
                                                             ---------------     ---------------    ---------------
Net earnings - used in computation of diluted
       earnings per common share                                 $   39,255          $   36,824         $   31,710
Preferred dividend requirement                                        1,327                   -                  -
                                                             ---------------     ---------------    ---------------

Net earnings available to common stockholders -
       used in computation of basic earnings
       per common share                                          $   37,928          $   36,824         $   31,710
                                                             ===============     ===============    ===============

Weighted average number of common shares
       outstanding - used in computation of
       basic earnings per common share
                                                                     10,697              10,860             10,887
Effect of dilutive securities
       Stock options                                                     28                   7                 14
       Convertible preferred stock                                      367                   -                  -
                                                             ---------------     ---------------    ---------------

Weighted average number of common shares
       outstanding plus effect of dilutive
       securities - used in computation of
       diluted earnings per common share                              11,092              10,867             10,901
                                                             ===============     ===============    ===============

NOTE 13 - DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

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

         Securities Sold under Agreements to Repurchase - For these short-term liabilities, the carrying amount is a reasonable estimate of fair value.

         Long-Term Notes - Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

         Commitments - The fair value of commitments to extend credit was not significant.

The estimated fair values of the Company’s financial instruments were as follows (in thousands):

                                                                                                 December 31,
                                                                   -------------------------------------------------------------
                                                                                      2001                           2000
                                                                   -----------------------------  ------------------------------
                                                                     Carrying          Fair         Carrying          Fair
                                                                      Amount          Value          Amount           Value
                                                                   --------------  -------------  --------------  --------------
Financial assets:
    Cash, interest-bearing deposits and federal funds sold             $ 265,241      $ 265,241       $ 193,257       $ 193,257
    Securities available for sale                                      1,085,425      1,085,425         576,318         576,318
    Securities held to maturity                                          287,370        292,650         417,777         418,612
    Loans, net of unearned income                                      1,890,039      1,905,800       1,699,841       1,679,081
      Less: allowance for loan losses                                    (34,417)       (34,417)        (28,604)        (28,604)
                                                                   --------------  -------------  --------------  --------------
         Loans, net                                                    1,855,622      1,871,383       1,671,237       1,650,477

Financial liabilities:
    Deposits                                                         $ 3,039,734    $ 3,063,900     $ 2,503,788     $ 2,506,762
    Securities sold under agreements to repurchase                       161,333        161,333         144,561         144,561
    Long-term notes                                                       51,606         50,500           2,177           2,177
NOTE 14 - OFF-BALANCE-SHEET RISK

        In the normal course of business, the Company enters into financial instruments, such as commitments to extend credit and letters of credit, to meet the financing needs of its customers. Such instruments are not reflected in the accompanying consolidated financial statements until they are funded and involve, to varying degrees, elements of credit risk not reflected in the consolidated balance sheets. The contract amounts of these instruments reflect the Company’s exposure to credit loss in the event of non-performance by the other party on whose behalf the instrument has been issued. The Company undertakes the same credit evaluation in making commitments and conditional obligations as it does for on-balance-sheet instruments and may require collateral or other credit support for off-balance-sheet financial instruments. These obligations are summarized below (in thousands):

                                                                  December 31,
                                                         -----------------------------
                                                             2001           2000
                                                         -------------  --------------
  Commitments to extend credit                              $ 351,802       $ 380,051
  Letters of credit                                            20,162          21,403

        Approximately $206,415,000 and $218,000,000 of commitments to extend credit at December 31, 2001 and 2000, respectively, were at variable rates and the remainder were at fixed rates. A commitment to extend credit is an agreement to lend to a customer as long as the conditions established in the agreement have been satisfied. A commitment to extend credit generally has a fixed expiration date or other termination clauses and may require payment of a fee by the borrower. Since commitments often expire without being fully drawn, the total commitment amounts do not necessarily represent future cash requirements of the Company. The Company continually evaluates each customer’s credit worthiness on a case-by-case basis. Occasionally, a credit evaluation of a customer requesting a commitment to extend credit results in the Company obtaining collateral to support the obligation.

        Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing a letter of credit is essentially the same as that involved in extending a loan.

NOTE 15 - CONTINGENCIES

        The Company is party to various legal proceedings arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, all such matters are adequately covered by insurance or, if not so covered, are not expected to have a material adverse effect on the financial statements of the Company.

NOTE 16 - SUPPLEMENTAL INFORMATION The following is selected supplemental information (in thousands):
                                                                  Years Ended December 31,
                                                          -------------------------------------
                                                            2001         2000          1999
                                                          ----------   ----------    ----------
Other service charges, commissions and fees:
     Trust fees                                             $ 6,454      $ 6,058       $ 4,445
     Investment commissions and fees                          3,406        3,295         3,328
     Credit card income                                       2,734        2,762         2,654

                                                                  Years Ended December 31,
                                                          -------------------------------------
                                                            2001         2000          1999
                                                          ----------   ----------    ----------
Other non-interest expense:
     Postage                                                $ 3,540      $ 3,496       $ 3,857
     Communication                                            4,310        4,102         4,692
     Data processing                                          6,102        5,456         5,026
     Professional fees                                        3,410        2,876         2,906
     Taxes and licenses                                       2,593        2,326         2,401
     Printing and supplies                                    1,882        1,349         2,459
     Marketing                                                2,871        2,386         2,750
NOTE 17 - SEGMENT REPORTING

        The Company’s primary segments are geographically divided into the Mississippi (MS) and Louisiana (LA) markets. Each segment offers the same products and services but are managed separately due to different pricing, product demand and consumer markets. Both segments offer commercial, consumer and mortgage loans and deposit services. Following is selected information for the Company’s segments (in thousands):

                                                                                         Years Ended December 31,
                                              ------------------------------------------------------------------------------------
                                                               2001                         2000                        1999
                                              ---------------------------  ---------------------------  --------------------------
                                                      MS            LA             MS            LA            MS           LA
                                              -------------  ------------  -------------  ------------  ------------  ------------
Interest income                                  $ 138,787      $ 90,255      $ 127,496      $ 87,060     $ 122,626      $ 80,366
Interest expense                                    66,867        37,404         61,046        37,019        53,171        30,945
    Net interest income                             71,920        52,851         66,450        50,041        69,455        49,421
Provision for loan losses                            4,235         3,640          5,308         5,657         2,295         4,626
Non-interest income                                 27,108        21,691         22,341        25,325        21,728        19,866
Depreciation and amortization                       5,344         2,857          4,954         2,884         5,013         2,474
Other non-interest expense                          60,238        41,594         51,248        41,997        53,674        47,051
                                              -------------  ------------  -------------  ------------  ------------  ------------
Earnings before income taxes                        29,211        26,451         27,281        24,828        30,201        15,136
Income taxes                                         7,891         8,544          7,470         8,724         8,637         5,519
                                              -------------  ------------  -------------  ------------  ------------  ------------
    Net earnings                                  $ 21,320      $ 17,907       $ 19,811      $ 16,104      $ 21,564       $ 9,617
                                              =============  ============  ============= =============  ============  ============

                                                     At and For Years Ended December 31,
                                               -------------------------------------------------
                                                    2001             2000             1999
                                               ---------------  ---------------   --------------
Net Interest Income:
    MS                                              $ 71,920         $ 66,450         $ 69,455
    LA                                                52,851           50,041           49,421
    Other                                              8,737            6,205            4,837
                                                   -----------      -----------      -----------
       Consolidated net interest income            $ 133,508        $ 122,696        $ 123,713
                                                   ===========      ===========      ===========
Net Earnings:
    MS                                              $ 21,320         $ 19,811         $ 21,564
    LA                                                17,907           16,104            9,617
    Other                                                 28              909              529
                                                   -----------      -----------      -----------
       Consolidated net earnings                    $ 39,255         $ 36,824         $ 31,710
                                                   ===========      ===========      ===========
Assets:
    MS                                            $ 2,320,914      $ 1,847,203      $ 1,826,006
    LA                                              1,442,919        1,284,735        1,216,238
    Other                                              67,537           44,219           31,172
    Intersegment                                     (151,525)        (162,727)         (81,542)
                                                   -----------      -----------      -----------
       Consolidated assets                         $ 3,679,845      $ 3,013,430      $ 2,991,874
                                                   ===========      ===========      ===========

        Goodwill and core deposit intangibles assigned to the Mississippi segment totaled approximately $17.0 million at December 31, 2001. The related amortization was approximately $745,000 in 2001 and was not significant in 2000 or 1999. Goodwill assigned to the Louisiana segment totaled approximately $37.1 million at December 31, 2001 and $40.8 million December 31, 2000. The related goodwill amortization was approximately $3,605,000 in 2001, $3,760,000 in 2000 and $3,780,000 in 1999.

NOTE 18 - SUMMARIZED FINANCIAL INFORMATION OF HANCOCK HOLDING COMPANY
                 (PARENT COMPANY ONLY)

           Balance Sheets

                                                                      December 31,
                                                         -------------------------------------
                                                              2001                2000
                                                         ------------------   ----------------
Assets:
    Investment in subsidiaries                               $ 401,732,003       $345,749,367
    Due from subsidiaries and other assets                      5,441,884            362,643
                                                         ------------------   ----------------
                                                            $ 407,173,887       $346,112,010
                                                         ==================   ================
Liabilities and Stockholders' Equity:
    Due to subsidiaries                                                $ -        $ 4,721,818
    Other liabilities                                            2,557,180                  -
    Preferred stock                                             37,068,905                  -
    Common stockholders' equity                               367,547,802        341,390,192
                                                         ------------------   ----------------
                                                            $ 407,173,887       $346,112,010
================== ================

       Statements of Earnings

                                                                                   Years Ended December 31,
                                                         ----------------------------------------------------------
                                                              2001                2000                 1999
                                                         ----------------   ------------------   ------------------
Dividends received from subsidiaries                        $ 39,338,376         $ 17,636,385         $ 35,368,193
Equity in earnings of subsidiaries greater than
    (less than) dividends received                             2,167,084           20,960,727           (1,914,920)
Net expenses                                                  (2,340,320)          (1,873,532)          (1,823,036)
Income tax credit                                                90,000              100,000               79,833
                                                         ----------------   ------------------   ------------------
    Net earnings                                              39,255,140           36,823,580           31,710,070
Preferred dividends                                           (1,326,851)                  -                    -
                                                         ----------------   ------------------   ------------------
Net earnings                                               $ 37,928,289         $ 36,823,580         $ 31,710,070
                                                         ================   ==================   ==================

      Statements of Cash Flows

                                                                                   Years Ended December 31,
                                                         ----------------------------------------------------------
                                                              2001                2000                 1999
                                                         ----------------   ------------------   ------------------
Cash flows from operating activities - principally
    dividends received from subsidiaries                    $ 33,442,016         $ 18,461,767         $ 36,868,702
Cash flows from investing  activities - principally
    business acquisitions                                    (12,890,062)                   -          (15,176,495)
Cash flows from financing activities:
    Dividends paid                                           (13,521,896)         (13,611,093)         (11,055,506)
    Treasury stock transactions, net                          (6,189,623)          (4,951,086)         (11,484,087)
                                                         ----------------   ------------------   ------------------
       Net cash used by financing activities                 (19,711,519)         (18,562,179)         (22,539,593)
                                                         ----------------   ------------------   ------------------
    Net increase (decrease) in cash                              840,435             (100,412)            (847,386)
Cash, beginning                                                  176,496              276,908            1,124,294
                                                         ----------------   ------------------   ------------------
Cash, ending                                                 $ 1,016,931            $ 176,496            $ 276,908
                                                         ================   ==================   ==================

HANCOCK HOLDING COMPANY AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
Purpose

        The purpose of this discussion and analysis is to focus on significant changes and events in the financial condition and results of operations of Hancock Holding Company and its subsidiaries during 2001 and selected prior periods. This discussion and analysis is intended to highlight and supplement data and information presented elsewhere in this report, including the preceding consolidated financial statements and related notes. Certain information relating to prior years has been reclassified to conform to the current year’s presentation.

Forward-Looking Statements

        Congress passed the Private Securities Litigation Act of 1995 in an effort to encourage corporations to provide information about a company’s anticipated future financial performance. This act provides a safe harbor for such disclosure which protects the company from unwarranted litigation if actual results are different from management expectations. This discussion and analysis contains forward-looking statements and reflects management’s current views and estimates of future economic circumstances, industry conditions, Company performance and financial results. These forward-looking statements are subject to a number of factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectations expressed in such forward-looking statements.

Summary

The Company reported net earnings of $39.3 million in 2001, an increase of $2.4 million, or 6.6%, from the $36.8 million earned in 2000. Basic earnings per common share was $3.55 in 2001, an increase of $0.16 from 2000‘s $3.39. The Company made one business acquisition in 2001 as detailed in Note 2 to the consolidated financial statements. The acquisition of Lamar Capital Corporation (Lamar) resulted in pre-tax merger-related costs of $670,000 in 2001. In addition, earnings in 2000 were favorably impacted by the sale of most of the Company’s credit card portfolio in March of that year. The sale resulted in a pretax gain of $3.8 million. Table 1 compares net income and earnings per common share for 2001 and 2000, excluding the impact of the 2001‘s merger-related costs and 2000‘s credit card sale gain.

TABLE  1.  EFFECT OF MERGER-RELATED COSTS AND CREDIT CARD SALE GAIN
----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousand, except per share data)                              2001                      2000
----------------------------------------------------------------------------------------------------------------------------------
Net earnings including merger-related costs and
      credit card sale gain                                             $39,255                   $36,824

Tax-effected merger-related costs                                           436
Tax effected credit card sale gain                                                                  2,439
----------------------------------------------------------------------------------------------------------------------------------

Net earnings excluding merger-related costs and
      credit card sale gain                                             $39,691                   $34,385
----------------------------------------------------------------------------------------------------------------------------------
Basic net earnings per common share including
      merger-related costs and credit card sale gain                      $3.55                     $3.39
Tax-effected merger-related costs
                                                                           0.04
Tax effected credit card sale gain                                                                  0.22
----------------------------------------------------------------------------------------------------------------------------------
Basic net earnings per common share excluding
      merger-related costs and credit card sale gain                      $3.59                     $3.17
----------------------------------------------------------------------------------------------------------------------------------

        Excluding the impact of the aforementioned items in Table 1, net income of $39.7 million was $5.3 million, or 15%, higher than the $34.4 million earned in 2000. The key components of 2001‘s earnings performance follow:

o	As indicated in Note 2 to the consolidated financial statements, the Company issued $37.1 million of convertible preferred stock, along with $14.2 million in cash, as payment for the acquisition of Lamar. The convertible preferred stock carries an 8% dividend, which resulted in preferred dividends of $1.327 million in 2001, reflecting an effective date of July 1, 2001 for the acquisition.

o	Net interest income, on a tax-equivalent basis, increased $12.0 million, or 9%, from 2000 to 2001 due to the impact of the Lamar acquisition, as well as an overall increase in average earning assets of nearly $180 million excluding Lamar. The increase in average earning assets exclusive of Lamar was funded primarily with core interest-bearing transaction accounts. The net interest margin (TE) narrowed 20 basis points from 2000 to 2001 as earning assets yields fell faster than the Company’s funding costs.

o	Non-interest income, exclusive of 2000‘s credit card gain sale and securities transactions in 2000 & 2001, grew $5.6 million, or 12%, from 2000 to 2001. Approximately $2.1 million of this increase was related to Lamar. The remaining increase of $3.5 million was reflected primarily in service charges on deposit accounts and other income.

o	Non-interest expense, exclusive of merger-related costs in 2001, increased $12.2 million, or 11%, from 2000 to 2001. Approximately $4.8 million of the increase from 2000 was due to Lamar. Excluding Lamar, the increase from 2000 was $7.3 million, or 6%.

o	The Company provided $9.1 million for loan losses in 2001, compared to $12.6 million for 2000 – a reduction of $3.5 million, or 28%.

Loans and Allowance For Loan Losses

        Average loans increased $182 million, or 11%, in 2001 compared to an increase of $156 million, or 11%, in 2000. Of the increase from 2000 of $182 million, all but approximately $78 million was related to the Lamar acquisition. Table 2 shows average loans for a three-year period.

TABLE  2.   AVERAGE  LOANS
--------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                       2001                       2000                      1999
--------------------------------------------------------------------------------------------------------------------------
Commercial & R.E. Loans                       $883,913       50%        $791,157        50%        $675,091       47%
Mortgage loans                                     236,708       13%         212,904        13%         181,527       12%
Direct consumer loans                              527,659       29%         471,585        29%         454,959       31%
Indirect consumer loans                            144,279        8%         135,400         8%         143,509       10%
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
     Total average loans (net of unearned)      $1,792,559      100%      $1,611,046       100%      $1,455,086      100%
--------------------------------------------------------------------------------------------------------------------------

        Economic activity in the Company’s primary markets both in Mississippi and Louisiana did experience ramifications from the decline in overall economic activity that began in the third quarter of 2001. As a result, the Company experienced an overall decline in loan growth that affected all loan categories with the exception of indirect consumer loans.

        As indicated by Table 2, commercial and real estate loans increased $93 million, or 12%, from 2000. Included in this category are commercial real estate loans, which are secured by properties used in commercial or industrial operations. The Company originates commercial and real estate loans to a wide variety of customers in many different industries, and as such, no single industry concentrations existed at December 31, 2001.

        Average mortgage loans of $236.7 million were $23.8 million, or 11%, higher in 2000. The majority of the growth in 2001 for this category was in retail mortgage loans. The Company originates both fixed-rate and adjustable-rate mortgage loans. Certain types of mortgage loans are sold in the secondary mortgage market, while the Banks retain other types. The Banks also originate home equity loans. This product offers customers the opportunity to leverage rising home prices and equity to obtain tax-advantaged consumer financing.

        Direct consumer loans, which includes loans and revolving lines of credit made directly to consumers, were up $56.1 million, or 12%, from 2000. The Company also originates indirect consumer loans, which consist primarily of consumer loans originated through a third party such as an automobile dealer. Average indirect consumer loans of $144.3 million for 2001 were up $8.9 million, or 7%, from 2000. Included with both direct and indirect consumer loans are loans outstanding and originated by the Company’s expanding finance company subsidiary, which increased approximately $8.5 million, or 33%, at December 31, 2001, compared to the subsidiary’s outstanding loans on December 31, 2000.

        A significant part of all of the aforementioned increases in average loans from 2000 to 2001 was due to the Lamar acquisition with the exception of indirect consumer loans and retail mortgage loans.

        At December 31, 2001, the allowance for loan losses was $34.4 million, or 1.82%, of year-end loans, compared to $28.6 million, or 1.68%, of year-end loans for 2000. Loan loss allowances acquired in the Lamar acquisition totaled $8.3 million. Net charge-offs amounted to $11.6 million in 2001, as compared to $9.6 million in 2000. Of the $2.0 million increase from 2000, $2.5 million was related to the Lamar acquisition.

        Overall, the allowance for loan losses was 199% of non-performing loans at year-end 2001, compared to 281% at year-end 2000. Management utilizes several quantitative methodologies for determining the adequacy of the allowance for loan losses and is of the opinion that the allowance at December 31, 2001 is adequate even after considering the current slowdown in the U.S. economy. Table 3 presents the activity in the allowance for loan losses over the past 5 years.

TABLE  3.   SUMMARY OF ACTIVITY IN THE ALLOWANCE FOR LOAN LOSSES
--------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                2001           2000          1999           1998           1997
--------------------------------------------------------------------------------------------------------------------------------
Balance at the beginning of year                       $28,604        $25,713       $21,800        $21,000        $19,800
Reserves acquired in bank purchase and other             8,342          (147)         3,815              0            832
Provision for possible loan losses
     charged to operations                               9,082         12,609         8,688          6,956          7,253
Loans charged to the allowance
     Commercial, real estate & mortgage              6,445          6,917         3,202          1,087          1,072
     Direct and indirect consumer                        6,324          4,084         6,769          6,043          7,141
     Demand deposit accounts                             3,529          2,718         2,230          1,792          2,174
---------------------------------------------------------------------------------------------------------------------------------
         Total                                          16,298         13,719        12,201          8,922         10,387
---------------------------------------------------------------------------------------------------------------------------------
Recoveries of loans previously charged-off
     Commercial, real estate & mortgage                322          1,334           814            546            652
     Direct and indirect consumer                        2,026          1,174         1,670          1,155          1,530
     Demand deposit accounts                             2,339          1,640         1,127          1,065          1,320
---------------------------------------------------------------------------------------------------------------------------------
         Total                                           4,687          4,148         3,611          2,766          3,502
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                         11,611          9,571         8,590          6,156          6,885
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Balance at the end of year                             $34,417        $28,604       $25,713        $21,800        $21,000
---------------------------------------------------------------------------------------------------------------------------------
Ratios
     Gross charge-offs to average loans                  0.91%          0.85%         0.84%          0.72%          0.86%
     Recoveries to average loans                         0.26%          0.26%         0.25%          0.22%          0.29%
     Net charge-offs to average loans                    0.65%          0.59%         0.59%          0.50%          0.57%
     Allowance for loan losses to year end loans         1.82%          1.68%         1.67%          1.67%          1.72%
---------------------------------------------------------------------------------------------------------------------------------

    Non-performing assets consist of loans accounted for on a non-accrual basis, restructured loans and other real estate.  Table 4 presents information related to non-performing assets for the five years ended December 31, 2001.  Total non-performing assets at December 31, 2001 were $20.3 million, an increase of $8.7 million, or 74%, from December 31,
2000.  This increase was due primarily to a small number of specific credits, many of which were related to the Lamar acquisition.  Loans that are 90 days past due but still accruing were $12.6 million at December 31, 2001.  This compares to $9.3 million at December 31, 2000.  Efforts on the part of Management to reduce the levels of non-performing assets as well as past due loans will continue in 2002 as the Company focuses on this issue.

TABLE  4.   NON-PERFORMING  ASSETS
---------------------------------------------------------------------------------------------------------------------------
                                                                                         December 31
---------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                  2001          2000           1999          1998           1997
---------------------------------------------------------------------------------------------------------------------------
Loans accounted for on a non-accrual basis               $17,328       $10,182         $6,901        $4,602         $3,898
Restructured loans                                             0             0            152         1,332          2,822
---------------------------------------------------------------------------------------------------------------------------
     Total non-performing loans                           17,328        10,182          7,053         5,934          6,720
Other real estate                                          3,003         1,492          1,616         2,245          2,358
---------------------------------------------------------------------------------------------------------------------------
     Total non-performing assets                         $20,331       $11,674         $8,669        $8,179         $9,078
---------------------------------------------------------------------------------------------------------------------------
Loans 90 days past due still accruing                    $12,591        $9,277         $4,442        $2,907         $5,423
---------------------------------------------------------------------------------------------------------------------------
Ratios
     Non-performing assets to loans plus
         other real estate                                 1.07%         0.69%          0.56%         0.63%          0.74%
     Allowance for loan losses to
         non-performing loans                               199%          281%           365%          367%           313%
     Loans 90 days past due still accruing to loans        0.67%         0.55%          0.29%         0.22%          0.44%
---------------------------------------------------------------------------------------------------------------------------
Investment Securities

        The Company’s investment in securities was $1.373 billion at December 31, 2001, compared to $.994 billion at December 31, 2000. Average investment securities were $1.220 billion for 2001 as compared to $1.091 billion for 2000. Of the $379 million increase from year-end 2000 to year-end 2001, approximately $200 million was related to the Lamar acquisition, while the remaining increase was due to a Management strategy of investing excess liquidity into the investment securities portfolio.

        The Company generally purchases securities with a maturity schedule that provides ample liquidity. Certain securities have been classified as available for sale based on management’s internal assessment of the portfolio after considering the Company’s liquidity requirements and the portfolio’s exposure to changes in market interest rates and prepayment activity. At December 31, 2001, the composition of the security portfolio was 79% classified as available for sale and 21% as held to maturity. At December 31, 2000, these relative percentages were 58% available for sale and 42% held to maturity.

        The December 31, 2001 carrying value of the held-to-maturity portfolio was $287.4 million and the market value was $292.7 million. The available-for-sale portfolio was $1.085 billion at December 31, 2001. The vast majority of securities in the Bank’s portfolio are fixed rate and there were no investments in securities of a single issuer, other than U.S. Treasury and U.S. Government agency securities and mortgage-backed securities issued or guaranteed by U.S. government agencies, that exceeded 10% of stockholder’s equity. The Bank does not normally maintain a securities trading portfolio.

Deposits and Other Borrowings

        Deposits increased to $3.040 billion at December 31, 2001 from $2.504 billion at December 31, 2000, an increase of $536 million, or more than 21%. Total average deposits increased by $342.4 million, or nearly 14%, from 2000 to 2001. Of the increase in year-end deposits from 2000 to 2001, approximately $320 million was related to the acquisition of Lamar. The remaining increase in year-end deposits of approximately $216 million occurred in the first half of 2001 and consisted mostly of core interest-bearing transaction deposits.

        Over the course of 2001, the Company did experience disintermediation of time deposits into primarily, interest-bearing transaction accounts. This was due to the falling interest rate environment throughout 2001 and customer behavior that favored transaction accounts over time deposits. Exclusive of the Lamar acquisition, time deposits, which consisted mainly of certificates of deposits, decreased by over $71 million from January through December 2001. However, interest-bearing transaction accounts, which include NOW accounts, money market investment accounts and savings accounts, were up over $180 million for the same time period. In addition, non-interest-bearing deposits were up almost $60 million for the period January through December 2001. As previously mentioned, the vast majority of the aforementioned net growth occurred in the first half of 2001.

        Borrowings consist primarily of purchases of federal funds, sales of securities under repurchase agreements and borrowings from the FHLB. In total, borrowings were up over $66 million from December 31, 2001 to December 31, 2001. Purchases of federal funds were down $1.4 million from year-end 2000 and stood at $.125 million at year-end 2001. Sales of securities under repurchase agreements increased $18.2 million from year-end 2000, while borrowings from the FHLB were up over $49.4 million. All of the increases in the FHLB borrowings were acquired via the acquisition of Lamar. The majority of the FHLB borrowings consist of two notes with maturities in 2008 and 2009. The average interest rate on the two notes is 4.54% and is fixed through 2002, after which time the FHLB can make annual elections to reset the rates to LIBOR plus .35%.

TABLE  5.   AVERAGE  DEPOSITS
--------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                      2001                        2000                      1999
--------------------------------------------------------------------------------------------------------------------------
Non-interest bearing demand deposits            $562,989         22%        $537,057        22%        $562,552       22%
NOW account deposits                             195,079          9%         219,511         9%         234,231        9%
Money market deposits                            619,000         19%         464,140        19%         462,724       18%
Savings deposits                                 298,024         12%         297,715        12%         325,306       13%
Time deposits                                  1,145,259         38%         959,493        38%         920,718       38%
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
     Total average deposits                   $2,820,351        100%      $2,477,916       100%      $2,505,531      100%
--------------------------------------------------------------------------------------------------------------------------
Liquidity

        Liquidity management encompasses the Company’s ability to ensure that funds are available to meet the cash flow requirements of depositors and borrowers, while also ensuring that the Company has adequate cash flow to meet it’s various needs, including operating, strategic and capital. Without proper liquidity management, the Company would not be able to perform the primary function of a financial intermediary and would not be able to meet the needs of the communities in which it has a presence and serves. In addition, the parent holding company’s principal source of liquidity is dividends from its subsidiary banks. Liquidity is required at the parent holding company level for the purpose of paying dividends to stockholders, servicing of any debt the Company may have, business combinations as well as general corporate expenses.

        The asset portion of the balance sheet provides liquidity primarily through loan principal repayments, maturities of investment securities and occasional sales of various assets. Short-term investments such as federal funds sold, securities purchased under agreements to resell and maturing interest-bearing deposits with other banks are additional sources of liquidity funding.

        The liability portion of the balance sheet provides liquidity through various customers’ interest-bearing and non-interest-bearing deposit accounts. Purchases of federal funds, securities sold under agreements to repurchase and other short-term borrowings are additional sources of liquidity and represent the Company’s incremental borrowing capacity. These sources of liquidity are short-term in nature and are used as necessary to fund asset growth and meet short-term liquidity needs. The Company’s short-term borrowing capacity includes a line of credit with the Federal Home Loan Bank of over $230 million and borrowing capacity at the Federal Reserve’s Discount Window in excess of $100 million.

Asset/Liability Management

        The Company’s net income is dependent on its net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than interest-earning assets. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net income.

        In an attempt to manage its exposure to changes in interest rates, the Asset/Liability Committee (ALCO) monitors the Company’s interest rate risk. The Company’s interest rate management policy is designed to produce a stable net interest margin in periods of interest rate fluctuations. Interest sensitive assets and liabilities are those that are subject to maturity or repricing within a given time period. Management also reviews the Company’s securities portfolio, formulates investment strategies and oversees the timing and implementation of transactions to assure attainment of the Board’s objectives in the most effective manner. Notwithstanding the Company’s interest rate risk management activities, the potential for changing interest rates is an uncertainty that can have an adverse effect on net income.

        In adjusting the Company’s asset/liability position, the Board and Management attempt to manage the Company’s interest rate risk while enhancing the net interest margin. At times, depending on the level of general interest rates, the relationship between long-term and short-term interest rates, market conditions and competitive factors, the Board and Management may determine to increase the Company’s interest rate risk position somewhat in order to increase its net interest margin. The Company’s results of operations and net portfolio values remain vulnerable to increases in interest rates and to fluctuations in the difference between long-term and short-term interest rates.

        The Company also controls interest rate risk reductions by emphasizing non-certificate depositor accounts. The Board and management believe that such accounts carry a lower interest cost than certificate accounts and that a material portion of such accounts may be more resistant to changes in interest rates.

        One approach used to quantify interest rate risk is the net portfolio value (NPV) analysis. NPV includes stockholders’ equity of the Company as reported in the financial statements, adjusted for changes in the carrying value of investments, loans and certificates of deposit, when considering changes in market values on a pre-tax basis. In essence, this analysis calculates the difference between the present value of liabilities and the present value of expected cash flows from assets and off-balance sheet contracts. Table 6 presents an analysis of the Company’s interest rate risk as measured by the estimated changes in NPV resulting from an instantaneous and sustained parallel shift in the yield curve (+ or - 300 basis points, measured in 100 basis point increments) at December 31, 2001. Table 6 indicates that the Company’s level of NPV declines under rising and falling rates but does so to a lesser degree in a falling interest rate environment.

TABLE  6.   NET  PORTFOLIO VALUE  AT  RISK

--------------------------------------------------------------------------------------------------------------------------------
                                                  December 31, 2001
--------------------------------------------------------------------------------------------------------------------------------
                                Change in                                                 Estimated Increase
                             Interest              Estimated                              (Decrease) in NPV
                                                                        -------------------------------------------
                              Rates                    NPV Amount         Amount               Percent
                          ---------------        --------------------   ------------       -----------------
                              (basis points)                            (amounts in thousands)

                                  -  300               $434,373           ($36,758)              -7.8%
                                  -  200               $441,260           ($29,871)              -6.3%
                                  -  100               $457,645           ($13,486)              -2.9%
                                  Stable               $471,131
                                                                                  -                  -
                                  +  100               $452,313           ($18,818)              -4.0%
                                  +  200               $430,429           ($40,702)              -8.6%
                                  +  300               $405,815           ($65,316)             -13.9%
--------------------------------------------------------------------------------------------------------------------------------

        Certain assumptions in assessing the interest rate risk were employed in preparing data for the Company included in the preceding table. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates, although there can be no assurance that this will be the case. Even if interest rates change in the designated amounts, there can be no assurance that the Company’s assets and liabilities would perform as anticipated. In addition, a change in U. S. Treasury rates in the designated amounts accompanied by a change in the shape of the U. S. Treasury yield curve would cause significantly different changes to the NPV than indicated above.

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

        The Company does not currently engage in any significant trading activities or the use of derivative instruments to control interest rate risk. Even though such activities are permitted with the approval of the Board of Directors, the Company does not intend to engage in a significant level of such activities in the immediate future.

        Interest rate risk is the most significant market risk affecting the Company. Other types of market risk, such as foreign currency exchange rate risk and commodity price risk, do not arise in the normal course of the Company’s business activities.

Capital Resources

        Common stockholder’s equity increased $26.2 million during 2001 and stood at $367.5 million at December 31, 2001. The increase from 2000 was due primarily to an increase in retained earnings, an increase in the unrealized gain on securities available for sale and partially offset an increase in treasury stock related to the execution of the Company’s ongoing stock buyback program. Dividends paid by the Company to common stock shareholder’s totaled $12.195 million, or $1.12 per common share. This represents an increase of $.12 per common share over 2000, exclusive of the $.25 per common share special dividend paid in December 2000.

        As detailed in Note 7 to the financial statements, the Company issued $37.069 million of convertible preferred stock in connection with the acquisition of Lamar Capital Corporation on July1, 2001. Dividends paid to convertible preferred shareholder’s totaled $1.327 million for 2001 and represent one half of the annual payment.

        A strong capital position, which is vital to the continued profitability of the Company, also promotes depositor and investor confidence and provides a solid foundation for the future growth of the Company. Composite ratings by the respective regulatory authorities of the Company and the Banks establish minimum capital levels. Currently, the Company and the Banks are required to maintain minimum Tier 1 leverage ratios of at least 3%, subject to an increase up to 5%, depending on the composite rating. At December 31, 2001, the Company’s and the Banks’ capital balances were in excess of current regulatory minimum requirements. As indicated in Table 7 below, the regulatory capital ratios of the Company and the Banks far exceed the minimum required ratios, and the Banks have been categorized as “well capitalized” in the most recent notice received from their regulators.

        The Company continued the execution of the common stock buyback program consisting of a repurchase of up to 10% of the Company’s outstanding common stock. This program was announced in July 2000. Over the course of 2001, the Company purchased 152,303 shares of common stock at an aggregate price of $6.415 million, or approximately $42.12 per share. As of December 31, 2001, the total number of common shares purchased under the current stock buyback program was approximately 300,000, or 2.8%, of the outstanding common shares at June 30, 2000.

TABLE  7.   RISK-BASED CAPITAL AND CAPITAL RATIOS
-------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                2001           2000          1999          1998          1997
-------------------------------------------------------------------------------------------------------------------------
Tier 1 regulatory capital                              $345,965       $302,094      $279,659      $260,182      $259,900
Tier 2 regulatory capital                                29,344         24,416        22,447        18,997        17,677
-------------------------------------------------------------------------------------------------------------------------
     Total regulatory capital                          $375,309       $326,510      $302,106      $279,179      $277,577
-------------------------------------------------------------------------------------------------------------------------
Risk-weighted assets                                 $2,347,508     $1,949,085    $1,792,515    $1,516,986    $1,362,261
-------------------------------------------------------------------------------------------------------------------------
Ratios
     Leverage (Tier 1 capital to average assets)          9.49%         10.24%         9.61%         9.50%        10.41%
     Tier 1 capital to risk-weighted assets              14.74%         15.50%        15.60%        17.15%        19.08%
     Total capital to risk-weighted assets               15.99%         16.75%        16.85%        18.40%        20.38%
     Common stockholders' equity to total assets          9.99%         11.33%        10.38%        10.19%        11.37%
     Tangible equity to total assets                      8.52%          9.98%         8.89%         9.25%        10.24%
-------------------------------------------------------------------------------------------------------------------------

Results of Operations

Net Interest Income

Net interest income (TE) of $140.9 million was recorded for the year 2001, an increase of $12.0 million, or 9%, from 2000. The increase in 2001 followed a decrease of $.4 million, or .3%, from 1999 to 2000. The factors contributing to the changes in net interest income for the 2001, 2000 and 1999 are presented in Tables 8 and 9. Table 8 is an analysis of the components of the Company’s average balance sheets, level of interest income and expense and the resulting earning asset yields and liability rates. Table 9 breaks down the overall changes in the level of net interest income into rate and volume components. Net interest income (TE) in 2001 was impacted by three major factors: the Lamar acquisition, an increase in average earning assets unrelated to Lamar and an overall narrowing of the net interest margin (TE).

        Of the nearly $12.0 million increase in net interest income (TE) from 2000 to 2001, approximately $6.4 million was related to the acquisition of Lamar Capital Corporation and the inclusion of their operations beginning on July 1, 2001.

        Average earning assets, exclusive of the Lamar acquisition, increased $180 million from 2000 to 2001. The higher earning asset level was invested in the Company’s security portfolio and was funded primarily by an increase in interest-bearing transaction deposits, and to a lesser extent, non-interest-bearing transaction deposits.

        The Company’s net interest margin (TE) for 2001 was 4.50%, a decrease of 20 basis points from the 4.70% recorded in 2000. The earning asset yield (TE) narrowed 39 basis points from 8.13% in 2000 to 7.74%. The Company’s loan yield decreased 20 basis points from 2000, while the yield on the securities portfolio was down a total of 44 basis points. The yield on short-term investments decreased 150 basis points. All of the aforementioned declines in earning asset yield were related to the overall reduction in the interest rate environment that occurred in 2001. In all, the Federal Reserve reduced short-term interest rates by 475 basis points over the course of 2001. The Company’s total cost of funds fell 19 basis points, while the cost of interest-bearing deposits fell 27 basis points from 2000 to 2001. Within interest-bearing deposits, the cost of interest-bearing transaction deposits fell 60 basis points as the Company aggressively reduced the cost of savings accounts, NOW accounts and money market investment accounts. The cost of time deposits was down 3 basis points from 2000.

Provision For Loan Losses

The provision for loan losses was $9.1 million for 2001, a decrease of $3.5 million from 2000‘s level of $12.6 million. Net charge-offs increased $2.0 million from 2000 to 2001 and were $11.6 million for 2001. Of the increase from 2000, $2.5 million was related to the Lamar acquisition and was applied directly against the allowance for loan losses of $8.3 million acquired as part of the acquisition. The Company’s allowance for loan losses as a percent of period-end loans was 1.82% at December 31, 2001, an increase of 14 basis points from the 1.68% at December 31, 2000.

Non-Interest Income

        Table 10 presents a three-year analysis of the components of non-interest income. Overall, non-interest income of $54.3 million was reported in 2001, as compared to $52.5 million for 2000. In March 2000, the Company sold the majority of its credit card portfolio for a pretax gain of $3.8 million. Excluding the credit card sale gain in 2000, as well as insignificant levels of security transactions in both years, non-interest income for 2001 was $54.3 million, compared to $48.7 million for 2000. This represented an increase of $5.6 million, or 12%, from 2000. Of that increase, approximately $2.1 million was related to the Lamar acquisition.

        Significant increases in non-interest income from 2000 were reflected in service charges on deposit accounts, trust fees, secondary mortgage market gains and other income. Insignificant changes were reflected in credit card income (primarily merchant discount fees, and insurance and investment fees.

        Inclusive of the impact of Lamar, service charges on deposit accounts increased $3.2 million, or 12%, from 2000 to 2001. Service charge income related to Lamar and return item fees comprised the vast majority of this increase. Trust fees were $.4 million, or 7%, higher in 2001 and was the result of ongoing efforts to build and expand Trust relationships. Fees related to the retention of mortgage servicing rights were $1.4 million in 2001. Beginning in second quarter 2001, the Company, through its wholly owned subsidiary, Hancock Mortgage Company, began selling 85% to 90% of certain residential mortgage loans originated by that subsidiary in the secondary market to investors where the servicing rights are retained. Other fees and income was $904,000, or 21%, higher in 2001. ATM fees were down $277,000 and largely consist of surcharges on foreign (non-Hancock) cardholders that utilize Hancock-owned ATM machines.

TABLE  8.   SUMMARY  OF  AVERAGE  BALANCE  SHEETS
                  NET  INTEREST  INCOME  (TE)  &  INTEREST  RATES
------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                   2001                            2000                              1999
------------------------------------------------------------------------------------------------------------------------------------
                                           Average                         Average                         Average
                                           Balance     Interest     Rate   Balance     Interest    Rate    Balance  Interest    Rate
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
EARNING ASSETS
    Loans (TE)                             $1,792,559    $164,183    9.16% $1,611,046  $150,857   9.36%  $1,455,086 $134,113   9.22%
------------------------------------------------------------------------------------------------------------------------------------
    U.S. Treasury securities                   53,930       3,023    5.61%     98,704     5,494   5.57%     180,480   10,059   5.57%
    U.S. agency securities                    447,525      24,564    5.49%    373,295    21,819   5.85%     420,214   25,175   5.99%
    CMOs                                      338,511      19,428    5.74%    264,207    16,740   6.34%     269,427   17,053   6.33%
    Mortgage-backed securities                130,122       8,251    6.34%    136,879     9,313   6.80%     165,291   10,016   6.06%
    Obligations of states and
       political subdivisions (TE)            218,196      15,700    7.20%    196,518    14,429   7.34%     195,861   14,417   7.36%
    FHLB stock and
       other corporate securities              31,790       1,869    5.88%     20,955     2,057   9.81%      20,698    1,204   5.81%
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
          Total investment in securities    1,220,074      72,835    5.97%  1,090,558    69,852   6.41%   1,251,971   77,924   6.22%
------------------------------------------------------------------------------------------------------------------------------------
    Federal funds sold and
       short-term investments                 119,832       5,285    4.41%     42,672     2,523   5.91%      28,845    1,300   4.50%
------------------------------------------------------------------------------------------------------------------------------------
          Total earning assets (TE)         3,132,465    $242,303    7.74%  2,744,276  $223,232   8.13%   2,735,902 $213,337   7.80%
------------------------------------------------------------------------------------------------------------------------------------
NON-EARNING ASSETS
    Other assets                              316,066                         276,287                       294,232
    Allowance for loan losses                 (32,487)                        (26,591)                      (23,939)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
          Total assets                     $3,416,044                      $2,993,972                    $3,006,195
------------------------------------------------------------------------------------------------------------------------------------

LIABILITIES, PREFERRED STOCK AND COMMON STOCKHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES
    Interest-bearing transaction deposits    $902,582     $24,206    2.68%   $829,760   $27,190   3.28%    $843,535 $24,232    2.87%
    Time deposits                           1,020,249      56,821    5.57%    875,627    49,056   5.60%     841,942  42,554    5.05%
    Public funds                              334,531      13,498    4.03%    235,472    10,302   4.37%     257,502  10,023    3.89%
------------------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing deposits      2,257,362      94,525    4.19%  1,940,859    86,548   4.46%   1,942,979  76,809    3.95%
------------------------------------------------------------------------------------------------------------------------------------
    Customer repurchase agreements            159,511       5,241    3.29%    157,633     7,024   4.46%     136,255   5,387    3.95%
    Other interest-bearing liabilities         34,421       1,596    4.64%     10,533       679   6.44%      34,700   1,765    5.09%
------------------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing liabilities   2,451,294     101,362    4.14%  2,109,025    94,251   4.47%   2,113,934  83,961    3.97%
------------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST BEARING LIABILITIES, PREFERRED STOCK AND COMMON STOCKHOLDERS' EQUITY
    Demand deposits                           562,989                         537,057                       562,552
    Other liabilities                          25,931                          22,382                        20,855
    Preferred stockholders' equity             16,733                               -                             -
    Common stockholders' equity               359,097                         325,508                       308,854
------------------------------------------------------------------------------------------------------------------------------------
       Total liabilities, preferred stock &
          common stockholders' equity      $3,416,044                3.24% $2,993,972             3.43%  $3,006,195            3.07%
------------------------------------------------------------------------------------------------------------------------------------
       Net interest income and margin (TE)               $140,941    4.50%             $128,981   4.70%            $129,375    4.73%
       Net earning assets and spread         $681,171                3.60%   $635,251             3.67%   $621,968             3.83%
------------------------------------------------------------------------------------------------------------------------------------

TABLE  9.   SUMMARY  OF  CHANGES  IN  NET  INTEREST  INCOME  (TE)
---------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                      2001 Compared to 2000                   2000 Compared to 1999
---------------------------------------------------------------------------------------------------------------------------
                                                    Due to        Total                      Due to       Total
                                                   Change in    Increase                    Change in    Increase
                                              ------------------------                 ------------------------
                                                Volume        Rate     (Decrease)        Volume        Rate     (Decrease)
---------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME (TE)
    Loans                                         $13,963       ($638)     $13,325         $13,608      $3,136     $16,744
---------------------------------------------------------------------------------------------------------------------------

    U.S. Treasury securities                       (2,510)         39       (2,471)         (4,552)        (13)     (4,565)
    U.S. agency securities                          2,271         474        2,745          (2,755)       (601)     (3,356)
    CMOs                                            2,210         477        2,687            (296)        (17)       (313)
    Mortgage-backed securities                       (444)       (619)      (1,063)           (528)       (175)       (703)
    Obligations of states and
       political subdivisions (TE)                    716         555        1,271               8           4          12
    FHLB stock and
       other corporate securities                     823      (1,010)        (187)             15         838         853
---------------------------------------------------------------------------------------------------------------------------
          Total investment in securities            3,066         (84)       2,982          (8,108)         36      (8,072)
---------------------------------------------------------------------------------------------------------------------------

    Federal funds and short-term investments        3,545        (782)       2,763             741         482       1,223
---------------------------------------------------------------------------------------------------------------------------
          Total interest income (TE)              $20,574     ($1,504)     $19,070          $6,241      $3,654      $9,895
---------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
    Interest-bearing transaction deposits         ($2,245)     $5,229       $2,984           ($402)     $3,360      $2,958
    Time deposits                                  (8,054)        292       (7,762)          1,753       4,749       6,502
    Public Funds                                   (4,050)        853       (3,197)           (900)      1,179         279
---------------------------------------------------------------------------------------------------------------------------
          Total interest-bearing deposits         (14,349)      6,374       (7,975)            451       9,288       9,739
---------------------------------------------------------------------------------------------------------------------------

    Customer repurchase agreements                    (83)      1,866        1,783             905         733       1,638
    Other interest-bearing liabilities             (1,155)        237         (918)         (1,466)        378      (1,088)
---------------------------------------------------------------------------------------------------------------------------
          Total interest expense                 ($15,587)     $8,477      ($7,110)          ($110)    $10,399     $10,289
---------------------------------------------------------------------------------------------------------------------------

          Change in net interest income (TE)       $4,987      $6,973      $11,960          $6,351     ($6,745)      ($394)
---------------------------------------------------------------------------------------------------------------------------

TABLE  10.   NON-INTEREST  INCOME
--------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                   2001         % change       2000         % change       1999
--------------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts                       $30,408          12%        $27,180           9%        $24,979
Trust income                                                6,454           7%          6,058          36%          4,445
Insurance & investment sales commissions                4,811           0%          4,835           5%          4,613
Credit card income                                          2,734          -1%          2,762           4%          2,654
ATM fees                                                    3,259          -8%          3,536           7%          3,319
Servicing rights gains                                      1,431
                                                                                            -                           -
Other fees and income                                       5,229          21%          4,324         -22%          5,535
--------------------------------------------------------------------------------------------------------------------------
   Total other non-interest income                         54,326          12%         48,695           7%         45,545
--------------------------------------------------------------------------------------------------------------------------
Gain on sale of credit cards                                                            3,753
                                                                -                                                       -
Securities transactions
                                                               18                           3                          67
--------------------------------------------------------------------------------------------------------------------------
   Total non-interest income                              $54,344           4%        $52,451          15%        $45,612
--------------------------------------------------------------------------------------------------------------------------

Non-Interest Expense

        Expense control continues to be an important strategic focus of the Company. The significance and magnitude of that focus resulted in non-interest expense declining by $5.5 million, or 5%, from 1999 to 2000. Expense control efforts continued in 2001 unabated, although the reported results were significantly impacted by the Lamar acquisition. Non-interest expense increased $12.8 million, or 12%, from 2000‘s level of $108.8 million to $121.7 million in 2001. Merger-related costs of $670,000 associated with the Lamar acquisition, approximately $4.8 million of non-interest expenses related to the acquired operations of Lamar, as well as $593,000 of core deposit amortization created by the acquisition of Lamar impacted the reported totals for non-interest expense overall. Excluding the aforementioned non-interest expense items related to Lamar, non-interest expense in 2001 was $6.8 million, or 6%, higher than 2000. Table11 further details the changes in non-interest expense.

TABLE  11.   NON-INTEREST  EXPENSE
----------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                        2001         % change       2000         % change       1999
----------------------------------------------------------------------------------------------------------------------------
Employee compensation                                       $54,524       12%           $48,660       -3%           $50,402
Employee benefits                                            13,098       24%            10,526       -6%            11,194
----------------------------------------------------------------------------------------------------------------------------
     Total personnel expense                                 67,622       14%            59,186       -4%            61,596
Equipment and data processing expense                        13,962        1%            13,779       -5%            14,565
Net occupancy expense                                         8,148       14%             7,135       -2%             7,268
Postage and communications                                    7,850        3%             7,598      -11%             8,549
Ad valorem and franchise taxes                                2,593       11%             2,326       -3%             2,401
Legal and professional services                               3,410       19%             2,876       -1%             2,906
Stationery and supplies                                       1,882       40%             1,349      -45%             2,459
Amortization of intangible assets                             4,349       16%             3,756       -1%             3,775
Advertising                                                   2,871       20%             2,386      -13%             2,750
Deposit insurance and regulatory fees                                     10%                         18%
                                                                879                         802                         681
Training expenses                                                          4%                        -17%
                                                                407                         390                         470
Other expense                                                 7,679        6%             7,235        5%             6,920
----------------------------------------------------------------------------------------------------------------------------
   Total non-interest expense                               121,652       12%           108,818       -5%           114,340
----------------------------------------------------------------------------------------------------------------------------
Less items included above related to Lamar:
Merger-related costs
                                                                670                           -                           -
Higher intangible amortization
                                                                593                           -                           -
Non-interest expenses related to operations                   4,821
                                                                                              -                           -
----------------------------------------------------------------------------------------------------------------------------
    Total non-interest expense                             $115,568        6%          $108,818       -5%          $114,340
----------------------------------------------------------------------------------------------------------------------------