Form 10-K, Exhibit 13
period 2002-12-31
HANCOCK HOLDING CO
filed 2003-03-31
CIK 750577

                                              HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                                        FINANCIAL HIGHLIGHTS

    (amounts in thousands)                                                At and For the Years Ended December 31,
                                                            --------------------------------------------------------------------
                                                                 2002          2001        2000             1999         1998
                                                            -------------  ----------  -----------    -------------  -----------
Period-End Balance Sheet Data:
    Securities                                                 $1,486,810  $1,372,794    $994,095       $1,148,722   $1,244,369
    Short-term investments                                         47,257     100,433      62,877           31,000           96
    Loans, net of unearned income                               2,104,982   1,890,039   1,699,841        1,541,521    1,305,555
    Total earning assets                                        3,639,049   3,363,266   2,756,813        2,721,243    2,550,020
    Allowance for loan losses                                      34,740      34,417      28,604           25,713       21,800
    Total assets                                                3,973,147   3,679,845   3,013,430        2,991,874    2,814,695
    Total deposits                                              3,301,500   3,039,734   2,503,788        2,397,653    2,374,591
    Long-term bonds and notes                                      51,020      51,606       2,177            2,714            -
    Total preferred stockholders' equity                           37,069      37,069           -                -            -
    Total common stockholders' equity                             387,513     367,548     341,390          310,427      286,807

Average Balance Sheet Data:
    Securities                                                 $1,493,574  $1,220,074  $1,090,558       $1,251,971   $1,184,698
    Short-term investments                                         83,427     119,832      42,672           28,845       57,371
    Loans, net of unearned income                               1,961,299   1,792,559   1,611,046        1,455,086    1,243,617
    Total earning assets                                        3,538,300   3,132,465   2,744,276        2,735,902    2,485,686
    Allowance for loan losses                                      33,135      32,487      26,591           23,939       21,040
    Total Assets                                                3,857,698   3,416,044   2,993,972        3,006,195    2,696,107
    Total Deposits                                              3,174,946   2,820,350   2,477,916        2,505,531    2,233,837
    Long-term bond and notes                                       51,299      31,569       2,426            2,795          586
    Total preferred stockholders' equity                           37,069      16,733           -                -            -
    Total common stockholders' equity                             388,821     359,097     325,508          308,854      289,878

Performance Ratios:
    Return on average assets                                        1.32%       1.15%       1.23%            1.05%        1.15%
    Return on average assets excluding
       cumulative effect of accounting change                       1.32%       1.15%       1.23%            1.05%        1.11%
    Return on average assets excluding gain on sale of
       credit cards, securities transactions and merger-
       related costs                                                1.32%       1.16%       1.15%            1.05%        1.15%
    Return on average common equity                                13.13%      10.93%      11.31%           10.27%       10.68%
    Return on average common equity excluding
       cumulative effect of accounting change                      13.13%      10.93%      11.31%           10.27%       10.28%
    Return on average common equity excluding  gain
       on sale of credit cards, securities transactions and
       merger-related costs                                        13.13%      10.56%      10.56%           10.25%       10.68%
    Net interest margin (te)                                        4.70%       4.50%       4.70%            4.73%        4.67%
    Average loans to average deposits                              61.77%      63.56%      65.02%           58.07%       55.67%
    Non-interest expense as a percent of total revenue (te)
       and excluding amortization of intangibles and
       securities transactions                                     57.83%      60.07%      57.91%           63.21%       61.62%
    Non-interest expense as a percent of total revenue (te)
       and excluding amortization of intangibles, securities
       transactions, gain on sale of credit cards and
       merger-related costs                                        57.83%      59.73%      59.13%           63.21%       61.62%
    Allowance for loan losses to period-end loans                   1.65%       1.82%       1.68%            1.67%        1.67%
    Non-performing assets to loans plus other real estate           0.84%       1.07%       0.69%            0.56%        0.63%
    Allowance for loan losses to non-performing loans                293%        199%        281%             365%         367%
    Net charge-offs to average loans                                0.91%       0.65%       0.59%            0.59%        0.50%
    FTE employees (period end)                                      1,790       1,736       1,590            1,664        1,496

                                              HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                                        FINANCIAL HIGHLIGHTS

    (amounts in thousands)                                                At and For the Years Ended December 31,
                                                            --------------------------------------------------------------------
                                                                 2002          2001        2000             1999         1998
                                                            -------------  ----------  -----------    -------------  -----------
Capital Ratios:
    Average common stockholders' equity to                          10.08       10.51       10.87            10.27        10.75
       average assets
    Common stockholders' equity to total assets                      9.75        9.99       11.33            10.38        10.19
    Tier I leveraged                                                 9.35        8.50       10.24             9.61         9.50
    Tier I risk-based                                               15.73       14.47       15.50            15.60        17.15
    Total risk-based                                                17.25       15.73       16.75            16.85        18.40

Income Data:
    Interest Income                                              $230,781    $234,869    $216,947         $207,675     $193,659
    Interest Expense                                               72,053     101,362      94,251           83,961       81,742
    Net interest income                                           158,728     133,508     122,696          123,713      111,917
    Net interest income (te)                                      166,190     140,941     128,981          129,375      116,127
    Provision for loan losses                                      18,495       9,082      12,609            8,688        6,956
    Non-interest income (excluding securities trans-
       actions and gain on sale of credit cards)                   71,589      54,326      48,695           45,545       32,165
    Securities transactions                                             4          18           3               67          167
    Gain on sale of credit card portfolio                               -           -       3,753                -            -
    Non-interest expense (excluding merger-related costs)         138,258     120,982     108,818          114,340       93,782
    Merger-related costs                                                -         670           -                -            -
    Earnings before income taxes and cumulative
       effect of accounting change                                 73,569      57,118      53,720           46,298       43,511
    Net earnings                                                   51,043      39,255      36,824           31,710       30,960
    Net earnings available to common stockholders                  48,390      37,928      36,824           31,710       30,960

Per Common Share Data:
    Earnings before cumulative effect
       of accounting change:
          Basic                                                     $3.07       $2.36       $2.26            $1.94        $1.86
          Diluted                                                    3.00        2.36        2.26             1.94         1.86
    Net earnings:
          Basic                                                      3.07        2.36        2.26             1.94         1.93
          Diluted                                                    3.00        2.36        2.26             1.94         1.93
    Cash dividends paid                                              0.80        0.75        0.83             0.67         0.67
    Book value to common                                           $25.09      $23.13      $21.19           $19.03       $18.20
    Dividend payout ratio                                          26.06%      31.78%      36.73%           34.54%       34.72%
    Weighted average number of shares outstanding
       Basic                                                       15,743      16,047      16,290           16,331       16,040
       Diluted                                                     17,042      16,639      16,301           16,352       16,058
    Number of shares outstanding (period end)                      15,443      15,893      16,110           16,310       15,762
    Market data:
       High closing price                                          $50.37      $29.97      $27.92           $32.00       $42.33
       Low closing price                                            27.56       23.33       19.17            24.75        26.50
       Period-end closing price                                     44.65       28.69       25.50            25.83        30.33
       Trading volume                                               9,406       3,275       3,375            2,978        2,480

                                              HANCOCK HOLDING COMPANY AND SUBSIDIARIES

Summary of Quarterly Operating Results (in thousands, except per share data)

                                                          2002                                           2001
                                     ----------------------------------------------------------- --------------------------------
                                        First     Second      Third      Fourth       First       Second       Third      Fourth
                                     --------    --------    --------    --------    --------    --------    --------    --------

Interest income (te)                 $ 59,496    $ 59,931    $ 60,260    $ 58,557    $ 57,831    $ 58,155    $ 64,327    $ 61,990
Interest expense                      (19,320)    (18,373)    (17,597)    (16,762)    (26,056)    (25,479)    (27,584)    (22,243)
                                     ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net interest income (te)               40,176      41,558      42,663      41,795      31,775      32,676      36,743      39,747
Provision for loan losses              (5,329)     (4,879)     (3,597)     (4,691)     (2,032)     (1,996)     (2,088)     (2,966)
Non-interest income                    17,390      17,519      17,674      19,011      12,166      12,071      13,372      16,735
Non-interest expense                  (33,596)    (34,063)    (35,163)    (35,438)    (27,616)    (28,050)    (32,070)    (33,916)
Taxable equivalent adjustment          (1,891)     (1,860)     (1,856)     (1,855)     (1,767)     (1,742)     (1,939)     (1,985)
                                     ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
  Earnings before income taxes         16,750      18,275      19,721      18,822      12,526      12,959      14,018      17,615
Income taxes                           (5,329)     (5,694)     (6,430)     (5,072)     (3,922)     (4,029)     (4,283)     (5,629)
                                     ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net earnings                         $ 11,421    $ 12,581    $ 13,291    $ 13,750    $  8,604    $  8,930    $  9,735    $ 11,986
                                     =========   =========   =========   =========   =========   =========   =========   =========

Basic earnings per common share:
Net earnings                         $   0.68    $   0.75    $   0.80    $   0.84    $   0.53    $   0.55    $   0.57    $   0.71
Net earnings excluding gain on
  sales of securities and
  merger-related costs
                                         0.68        0.75        0.80        0.84        0.53        0.55        0.59        0.71
Diluted earnings per common share:
Net earnings
                                         0.67        0.73        0.78        0.82        0.53        0.55        0.57        0.71
Net earnings excluding gain on
  sales of securities and
  merger-related costs
                                         0.67        0.73        0.78        0.82        0.53        0.55        0.59        0.71
Market Information

      The Company's common stock trades on the Nasdaq Stock Market under the symbol "HBHC" and is quoted in publications under "HancHd". The following table sets forth the high and low sale prices of the Company's common stock as reported on the Nasdaq Stock Market. These prices do not reflect retail mark-ups, mark-downs or commissions.

                                                                                                                     Cash
                                                                    High                    Low                    Dividends
                                                                     Sale                    Sale                    Paid
                                                                 ------------            ------------            ------------
2002
                                    1st quarter                       $36.17                  $27.56                   $0.20
                                    2nd quarter                        45.13                   35.17                    0.20
                                    3rd quarter                        49.73                   39.33                    0.20
                                    4th quarter                        50.37                   42.00                    0.20

2001
                                    1st quarter                       $28.96                  $23.50                   $0.19
                                    2nd quarter                        28.63                   24.74                    0.19
                                    3rd quarter                        29.33                   25.99                    0.19
                                    4th quarter                        29.97                   25.21                    0.19

      There were 5,439 registered holders and approximately 8,200 unregistered holders of common stock of the Company at January 2, 2003 and 16,618,120 shares issued. On January 2, 2003, the high and low sale prices of the Company's common stock as reported on the Nasdaq Stock Market were $45.13 and $44.07, respectively. The principal source of funds to the Company to pay cash dividends is the dividends received from the Banks. Consequently, dividends are dependent upon earnings, capital needs, regulatory policies and statutory limitations affecting the Banks. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Dividends paid to the Company by Hancock Bank are subject to approval by the Commissioner of Banking and Consumer Finance of the State of Mississippi and those paid by Hancock Bank of Louisiana are subject to approval by the Commissioner for Financial Institutions of the State of Louisiana. The Company's management does not expect regulatory restrictions to affect its policy of paying cash dividends. Although no assurance can be given that Hancock Holding Company will continue to declare and pay regular quarterly cash dividends on its common stock, the Company has paid regular cash dividends since 1937.

MANAGEMENT'S REPORT ON RESPONSIBILITY FOR FINANCIAL REPORTING

_____________________________________________________________________________________________________________________

      The management of Hancock Holding Company is responsible for the preparation of the financial statements, related financial data and other information in the annual report. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and include amounts based on management's estimates and judgements where appropriate. Financial information appearing throughout this annual report is consistent with that in the financial statements.

      The Company's financial statements have been audited by Deloitte & Touche LLP, independent public accountants. Management has made available to Deloitte & Touche LLP, all of the Company's financial records and related data, as well as the minutes of stockholders' and directors' meetings. Furthermore, management believes that all representations made to Deloitte & Touche LLP during the Company's audit were valid and appropriate.

      Management of the Company has established and maintained a system of internal control that provides reasonable assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition and the prevention and detection of fraudulent financial reporting. The system of internal control provides for appropriate division of responsibility, is documented by written policies and procedures that are communicated to employees with significant roles in the financial reporting process, and is updated as necessary. Management continually monitors the system of internal control for compliance. The Company maintains a professional staff of internal auditors who independently assess the effectiveness of internal controls and recommend possible system improvements. As part of their audit of the Company's 2002 financial statements, Deloitte & Touche LLP considered the Company's system of internal control to the extent they deemed necessary to determine the nature, timing and extent of their audit tests. Management has considered the recommendations of the internal auditors and Deloitte & Touche LLP concerning the Company's system of internal control and has taken actions that it believes are cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that, as of December 31, 2002, the Company's system of internal control is adequate to accomplish the objectives discussed above.

INDEPENDENT AUDITORS' REPORT _____________________________________________________________________________________________________________________

Board of Directors and Stockholders
Hancock Holding Company
Gulfport, Mississippi

      We have audited the accompanying consolidated balance sheets of Hancock Holding Company and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of earnings, comprehensive earnings, common stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hancock Holding Company and subsidiaries as of December 31, 2002 and 2001 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
New Orleans, Louisiana
January 17, 2003

                                              HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                                    CONSOLIDATED BALANCE SHEETS

                                                                                    December 31,
                                                                    ------------------------------------------
                                                                         2002                     2001
                                                                    ------------------    --------------------
Assets:
Cash and due from banks                                             $   187,786,215        $   164,807,821
Interest-bearing time deposits with other banks                           4,268,450              8,433,190
Securities available for sale, at fair value
  (amortized cost of $1,233,459,147 and $1,078,128,805)               1,258,830,565          1,085,424,537
Securities held to maturity, at amortized cost
  (fair value of $238,196,366 and $292,650,424)                         227,979,338            287,369,708
Federal funds sold                                                       42,988,830             92,000,000
Loans                                                                 2,114,486,268          1,900,063,744
  Less:
    Allowance for loan losses                                           (34,740,465)           (34,417,381)
    Unearned income                                                      (9,504,398)           (10,024,709)
                                                                    ---------------        ---------------
      Loans, net                                                      2,070,241,405          1,855,621,654
Property and equipment, net                                              71,354,515             66,266,101
Other real estate                                                         5,936,010              3,003,394
Accrued interest receivable                                              25,480,241             27,860,479
Core deposit intangibles, net                                             4,144,359              4,788,277
Goodwill, net                                                            49,099,639             49,121,787
Other assets                                                             25,037,455             35,147,936
                                                                    ---------------        ---------------
  Total Assets                                                      $ 3,973,147,022        $ 3,679,844,884
                                                                    ===============        ===============

Liabilities, Preferred Stock and Common Stockholders' Equity:
Deposits:
  Non-interest bearing demand                                       $   630,789,978        $   624,058,228
  Interest-bearing savings, NOW,
    money market and time                                             2,670,710,127          2,415,675,645
                                                                    ---------------        ---------------
  Total deposits                                                      3,301,500,105          3,039,733,873
Securities sold under agreements to repurchase                          161,057,635            161,208,012
Federal funds purchased                                                           -                125,000
Other liabilities                                                        34,987,835             22,555,708
Long-term notes                                                          51,019,813             51,605,584
                                                                    ---------------        ---------------
    Total Liabilities                                                 3,548,565,388          3,275,228,177
Commitments and contingencies (notes 15 and 16)
                                                                    ---------------        ---------------
Preferred Stock-$20 par value, 50,000,000 shares authorized
  and 1,658,275 shares issued-redemption value $33,171,280               37,068,905             37,068,905
Common Stockholders' Equity:
  Common stock - $3.33 par value per share;
    75,000,000 shares authorized, 16,608,120 shares issued               55,305,040             55,305,040
  Capital surplus                                                       177,434,234            177,736,847
  Retained earnings                                                     176,767,793            141,099,009
  Accumulated other comprehensive income                                 10,049,390              4,742,226
  Unearned compensation                                                    (551,755)              (432,830)
  Treasury stock, 881,607 shares in 2002 and 437,032
     shares in 2001, at cost                                            (31,491,973)           (10,902,490)
                                                                    ---------------        ---------------
    Total Common Stockholders' Equity                                   387,512,729            367,547,802
                                                                    ---------------        ---------------
      Total Liabilities, Preferred Stock and
        Common Stockholders' Equity                                 $ 3,973,147,022        $ 3,679,844,884
                                                                    ===============        ===============
See notes to consolidated financial statements

                                              HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                                CONSOLIDATED STATEMENTS OF EARNINGS

                                                                 Years Ended December 31,
                                                       ------------------------------------------
                                                           2002          2001            2000
                                                       ------------   ------------   ------------
Interest Income:
    Loans                                              $157,292,542   $162,048,992   $149,526,248
    U.S. Treasury securities                              1,604,998      3,023,203      5,494,273
    Obligations of U.S. government agencies              25,467,723     24,950,340     21,819,311
    Obligations of states and political subdivisions     10,624,702      9,660,338      9,475,402
    Mortgage-backed securities                            5,617,549      8,991,772      9,313,238
    CMOs                                                 26,636,029     19,427,783     16,740,452
    Federal funds sold                                      789,778      4,981,013      2,432,906
    Other investments                                     2,747,717      1,786,012      2,144,837
                                                       ------------   ------------   ------------
      Total interest income                             230,781,038    234,869,453    216,946,667
                                                       ------------   ------------   ------------
Interest Expense:
    Deposits                                             67,385,444     94,524,578     86,548,381
    Federal funds purchased and securities sold
      under agreements to repurchase                      2,242,622      6,659,130      7,495,280
    Long-term notes and other interest                    2,424,902        177,948        206,985
                                                       ------------   ------------   ------------
      Total interest expense                             72,052,968    101,361,656     94,250,646
                                                       ------------   ------------   ------------
    Net Interest Income                                 158,728,070    133,507,797    122,696,021
Provision for loan losses                                18,494,820      9,081,848     12,609,378
                                                       ------------   ------------   ------------
   Net interest income after provision for loan losses 140,233,250     124,425,949    110,086,643
                                                       ------------   ------------   ------------
Non-Interest Income:
    Service charges on deposit accounts                  42,246,350     30,407,854     27,179,737
    Trust income                                          7,603,213      6,454,386      6,058,166
    Investment and annuity fees                           4,721,927      3,444,321      3,257,914
    Insurance commissions and fees                        2,312,460      1,371,199      1,530,177
    ATM fees                                              3,770,709      3,326,653      3,305,415
    Secondary mortgage market operations                  2,408,838      1,560,005        172,854
    Credit card merchant discount fees                    3,284,230      2,733,816      2,761,756
    Securities gains, net                                     3,910         17,638          3,259
    Gain on sale of credit card portfolio                         -              -      3,753,498
    Other income                                          5,241,763      5,028,065      4,427,864
                                                       ------------   ------------   ------------
      Total non-interest income                          71,593,400     54,343,937     52,450,640
                                                       ------------   ------------   ------------
Non-Interest Expense:
    Salaries and employee benefits                       77,299,554     67,621,811     59,185,839
    Net occupancy expense of premises                     8,535,506      8,174,550      7,135,408
    Equipment rentals, depreciation and maintenance       8,801,873      7,842,213      8,323,356
    Amortization of intangibles                             750,098      4,349,130      3,755,670
    Other expense                                        42,870,603     33,664,347     30,417,346
                                                       ------------   ------------   ------------
      Total non-interest expense                        138,257,634    121,652,051    108,817,619
                                                       ------------   ------------   ------------
    Earnings Before Income Taxes                         73,569,016     57,117,835     53,719,664
Income taxes                                             22,525,553     17,862,695     16,896,084
                                                       ------------   ------------   ------------
    Net Earnings                                         51,043,463     39,255,140     36,823,580

Preferred dividends                                       2,653,240      1,326,851              -
                                                       ------------   ------------   ------------
    Net Earnings Available to Common Stockholders      $ 48,390,223   $ 37,928,289   $ 36,823,580
                                                       ============   ============   ============
Basic earnings per common share                        $       3.07   $       2.36   $       2.26
                                                       ============   ============   ============
Diluted earnings per common share                      $       3.00   $       2.36   $       2.26
                                                       ============   ============   ============
See notes to consolidated financial statements

                                              HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY

                                                                                         Accumulated
                                                                                          Other
                                               Common       Capital       Retained        Comprehensive    Unearned       Treasury
                                               Amount       Surplus       Earnings         Income         Compensation     Stock
                                            -------------- ------------- -------------- ---------------- -------------- ------------
Balance, January 1, 2000                    $  55,305,040 $ 177,614,747  $  92,153,278   $(13,764,053)  $    (808,203) $    (73,381)
Net earnings                                                                36,823,580
Cash dividends - $0.83 per share                                           (13,611,093)
Change in unrealized gain on
  securities available for sale, net                                                       12,302,963
Transactions relating to restricted
  stock grants, net                                                                                           (35,300)
Treasury stock transactions, net                                (23,285)                                                 (4,494,101)
                                            -------------- ------------- -------------- ---------------- -------------- ------------
 Balance, December 31, 2000                    55,305,040    177,591,462   115,365,765   (1,461,090)       (843,503)     (4,567,482)
Net earnings                                                                39,255,140
Cash dividends - $0.75 per share                                           (12,195,045)
Cash dividends - $0.80 per preferred share                                  (1,326,851)
Change in unrealized gain on
  securities available for sale, net                                                        6,203,316
Transactions relating to restricted
  stock grants, net                                                                                          410,673
Treasury stock transactions, net                                 145,385                                                 (6,335,008)
                                            -------------- ------------- -------------- ---------------- -------------- ------------
 Balance, December 31, 2001                    55,305,040    177,736,847   141,099,009      4,742,226       (432,830)   (10,902,490)
Net earnings                                                                51,043,463
Cash dividends - $0.80 per common share                                    (12,721,439)
Cash dividends - $1.60 per preferred share                                  (2,653,240)
Minimum pension liability adjustment, net                                                  (6,442,032)
Change in unrealized gain on
  securities available for sale, net                                                       11,749,196
Transactions relating to restricted
  stock grants, net                                                                                         (118,925)
Treasury stock transactions, net                               (302,613)                                                (20,589,483)
                                            -------------- ------------- -------------- ---------------- -------------  ------------
 Balance, December 31, 2002                 $  55,305,040  $ 177,434,234 $ 176,767,793  $  10,049,390    $  (551,755)  $(31,491,973)
                                            ============== ============= ============== ================ ============= ============

                                              HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

                                                                             Years Ended December 31,
                                                         --------------------------------------------------------
                                                               2002                 2001                2000
                                                         ---------------    -----------------  ------------------

Net earnings                                                $ 51,043,463         $ 39,255,140        $ 36,823,580
Other comprehensive earnings:
    Minimum pension liability adjustment, net                 (6,442,032)
    Unrealized gain on securities available for sale, net:
       Unrealized holding gains arising during the year       11,752,196            6,127,316          12,101,963
       Reclassification adjustments for losses (gains)
          included in net earnings                                (3,000)              76,000             201,000
                                                         ---------------    -----------------  ------------------
             Total other comprehensive earnings                5,307,164            6,203,316          12,302,963
                                                         ---------------    -----------------  ------------------
                Total Comprehensive Earnings                $ 56,350,627         $ 45,458,456        $ 49,126,543
                                                         ===============    =================  ==================
See notes to consolidated financial statements.

                                                      HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        Years Ended December 31,
                                                                         ---------------------------------------------------------
                                                                             2002                 2001               2000
                                                                         --------------      ---------------     --------------
Cash Flows from Operating Activities:
Net earnings                                                              $  51,043,463       $  39,255,140       $  36,823,580
Adjustments to reconcile net earnings to
     net cash provided by operating activities:
        Depreciation and amortization of software                             8,791,318           8,441,938           8,270,874
        Provision for loan losses                                            18,494,820           9,081,848          12,609,378
        Provision for losses on other real estate owned                       1,587,317             120,731            (122,115)
        Provision for deferred income taxes                                   1,626,000           1,463,000            (284,000)
        Gains on sales/calls of securities                                       (3,910)            (17,638)             (3,259)
        Decrease (increase) in interest receivable                            2,380,238           1,017,518          (1,779,843)
        Amortization of intangible assets                                       750,098           4,349,130           3,755,670
        Increase (decrease) in interest payable                              (3,671,919)         (2,909,347)          3,031,954
        Other, net                                                            3,295,343          (7,051,831)         (1,138,685)
                                                                         --------------      ---------------     --------------
            Net cash provided by operating activities                        84,292,768          53,750,489          61,163,554
                                                                         --------------      ---------------     --------------
Cash Flows from Investing Activities:
     Net (increase) decrease in interest-bearing time deposits                4,164,740          (4,566,169)         (3,777,021)
     Proceeds from maturities of securities held to maturity                 59,390,370         130,407,292          98,053,228
     Purchase of securities held to maturity                                         --                  --          (6,523,884)
     Proceeds from sales and maturities of trading
        and available-for-sale securities                                   649,115,512         457,906,140         195,017,484
     Purchase of securities available for sale                             (804,445,854)       (788,246,999)       (112,989,533)
     Net (increase) decrease in federal funds sold                           49,011,170         (12,225,000)        (56,000,000)
     Net decrease (increase) in loans                                      (237,278,411)          9,350,112        (186,741,929)
     Proceeds from sale of credit card portfolio                                     --                  --          21,330,000
     Purchase of property, equipment and software, net                      (10,860,802)        (12,450,927)         (5,133,121)
     Proceeds from sales of other real estate                                 4,950,593           4,441,540           1,420,277
     Net cash used in connection with business acquisitions                          --             (52,490)                 --
                                                                         --------------      ---------------     --------------
            Net cash used by investing activities                          (285,952,682)       (215,436,501)        (55,344,499)
                                                                         --------------      ---------------     --------------
Cash Flows from Financing Activities:
     Net increase in deposits                                               261,766,232         219,624,770         106,134,066
     Dividends paid                                                         (15,374,679)        (13,521,896)        (13,611,093)
     Treasury stock transactions, net                                       (20,892,096)         (6,189,623)         (4,951,086)
     Repayments of long-term notes                                             (585,772)        (20,571,581)           (537,031)
     Net (decrease) increase in federal funds purchased and
       securities sold under agreements to repurchase                          (275,377)         16,772,403         (69,212,610)
     Repayments of short-term FHLB advances                                          --                  --         (50,000,000)
                                                                         --------------      ---------------     --------------
            Net cash provided (used) by financing activities                224,638,308         196,114,073         (32,177,754)
                                                                         --------------      ---------------     --------------
Net increase (decrease) in cash and due from banks                           22,978,394          34,428,061         (26,358,699)
Cash and due from banks, beginning                                          164,807,821         130,379,760         156,738,459
                                                                         --------------      ---------------     --------------
Cash and due from banks, ending                                           $ 187,786,215       $ 164,807,821       $ 130,379,760
                                                                         ==============      ===============     ==============

Supplemental Information:
     Income taxes paid                                                    $  19,731,000       $  16,050,000       $  17,800,000
     Interest paid                                                           75,724,887         104,271,003          91,218,691

Supplemental Information of Non-cash Investing and Financing Activities:
     Issuance of redeemable preferred stock in connection with
        acquisition of a business                                         $          --       $  37,068,905       $          --
     Transfers from loans to other real estate                                9,924,000           3,295,000           1,130,000

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

Summary of Significant Accounting Policies

      The accounting and reporting policies of the Company conform with accounting principles generally accepted in the United States of America and general practices within the banking industry. The following is a summary of the more significant of those policies.

      Consolidation - The consolidated financial statements of the Company include the accounts of the Company, the Banks and other subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

      Comprehensive Income - Comprehensive income includes net earnings and other comprehensive income, which, in the case of the Company, includes only unrealized gains and losses on securities available-for-sale and the minimum pension liability.

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

      Securities - Securities have been classified into one of three categories: trading, available for sale, or held to maturity. Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates this classification periodically. Trading account securities are held for resale in anticipation of short-term market movements. Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities not classified as held to maturity or trading are classified as available for sale. The Company had no significant trading account securities during the three years ended December 31, 2002.

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

      Derivative Instruments - The Company recognizes all derivatives as either assets or liabilities in the Company's balance sheet and measures those instruments at fair value. If certain conditions are met, a derivative may be specially designated as a hedge. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Company is not currently engaged in any significant activities with derivatives.

      Loans - Certain loan origination fees and certain direct origination costs are recognized as an adjustment to the yield on the related loan. Interest on loans is recorded to income as earned. Where doubt exists as to collectibility of a loan, the accrual of interest is discontinued, all unpaid accrued interest is reversed and payments subsequently received are applied first to principal. Interest income is recorded after principal has been satisfied and as payments are received.

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

      Generally, loans of all types which become 90 days delinquent are reviewed relative to collectibility. Unless such loans are in the process of terms revision to bring to a current status, collection through repossession or foreclosure, those loans deemed uncollectible are charged off against the allowance account. As a matter of policy, loans are placed on a non-accrual status when doubt exists as to collectibility.

      Allowance for Loan Losses - The allowance for loan losses is a valuation account available to absorb losses on loans. All losses are charged to the allowance for loan losses when the loss actually occurs or when a determination is made that a loss is likely to occur; recoveries are credited to the allowance for loan losses at the time of receipt. Periodically, management estimates the probable level of losses to determine whether the allowance is adequate to absorb reasonably foreseeable, anticipated losses in the existing portfolio based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrowers' ability to repay, the estimated value of any underlying collateral and current economic conditions. The allowance for loan losses is increased by charges to expense and decreased by loan charge-offs (net of recoveries).

      Property and Equipment - Property and equipment are recorded at amortized cost. Depreciation is computed principally by the straight-line method based on the estimated useful lives of the related assets, which generally range from 7 to 39 years for buildings and improvements and from 3 to 7 years for furniture, fixtures and equipment. Leasehold improvements are amortized over the shorter of the term of the lease or the asset's useful life.

      Other Real Estate - Other real estate acquired through foreclosure and bank acquisitions is stated at the fair market value at the date of acquisition, net of the costs of disposal. When a reduction to fair market value at the time of foreclosure is required, it is charged to the allowance for loan losses. Any subsequent adjustments are charged to expense.

      Core Deposit Intangibles - Core deposit intangibles relating to acquired banks is being amortized over lives ranging from six to ten years using accelerated methods. Accumulated amortization of core deposit intangibles amounted to approximately $1.4 million and $710,000 at December 31, 2002 and 2001, respectively.

      Goodwill - Goodwill related to acquisitions consummated prior to July 1, 2001 was being amortized over fifteen years using an accelerated method. Goodwill related to the July 1, 2001 acquisition of Lamar Capital Corporation was not amortized. Accumulated amortization of intangible assets amounted to approximately $16.9 million at December 31, 2002 and 2001.

      In June 2001 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141 "Business Combinations" and No. 142 "Goodwill and Other Intangibles". These Statements provide that, among other things, (1) all business combinations on or after July 1, 2001 be accounted for as purchases, (2) any related goodwill on those acquisitions does not require amortization, but is subject to a periodic impairment test and that (3) goodwill on any of the Company's acquisitions prior to July 1, 2001 not be amortized after January 1, 2002, but is subject to periodic impairment tests. There was no amortization of goodwill recorded in the year ended December 31, 2002. Goodwill amortization amounted to approximately $3.6 million and $3.7 million in 2001 and 2000, respectively. Goodwill amortization is not deductible for income tax purposes.

      Transfers of Financial Assets - In September 2000, the FASB issued SFAS No.140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which replaces SFAS No. 125. This Statement provides consistency for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Because SFAS No. 140 focuses on control after a transfer of financial assets, an entity is required to recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished. All measurements and allocations are based on fair value. SFAS No. 140 was effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The implementation of this statement did not have a material effect on the Company's financial statements.

      Trust Income - Trust income is recorded as earned.

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

      Stock Based Compensation - The Company applies the Accounting Practices Board (APB) Opinion No. 25 and related interpretations in accounting for its stock options. The pro forma disclosures required by Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation" (SFAS No. 123) are included in Note 12.

      Basic and Diluted Earnings Per Common Share - Basic earnings per common share (EPS) excludes dilution and is computed by dividing net earnings available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed by dividing net earnings by the total of the weighted average number of shares outstanding plus the effect of outstanding options and convertible preferred stock. On July 12, 2002, the Company's Board of Directors declared a three-for-two stock split in the form of a 50% stock dividend. The additional shares were payable August 5, 2002 to shareholders of record at the close of business on July 23, 2002. All information concerning earnings per share, dividends per share, and numbers of shares outstanding have been adjusted to give effect to this split.

      Reclassifications - Certain prior year amounts have been reclassified to conform to the 2002 presentation.

NOTE 2 - ACQUISITION AND GOODWILL

      On July 1, 2001 the Company acquired 100% of the common stock of Lamar Capital Corporation (LCC), Purvis, Mississippi and its subsidiaries, The Lamar Bank and Southern Financial Services, Inc. The acquisition was accounted for as a purchase and the results of LCC's operations are included in the consolidated financial statements of the Company from the date of acquisition. LCC operated 9 banking offices in southern Mississippi. The Company acquired LCC in order to expand the geographic area in which its services are offered. The aggregate purchase price was approximately $51.3 million, including cash of $14.2 million and 1,658,275 shares of mandatorily redeemable convertible preferred stock with a fair value of $37.1 million.

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

                                                                                       Year Ended December 31,
                                                                                       2001            2000
                                                                                    ------------    ------------
Interest income                                                                        $250,140        $248,352
Interest expense                                                                        110,956         112,603
Provision for loan losses                                                                12,352          15,441
                                                                                    ------------    ------------
   Net interest income after provision for loan losses                                  126,832         120,308

Net earnings available to common stockholders                                          $ 35,260        $ 35,834
Basic earnings per common share                                                        $   2.21         $  2.20
Diluted earnings per common share                                                      $   2.21         $  2.20

     The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands).

Cash and due from banks                                                                                $ 14,155
Securities                                                                                              169,204
Federal funds sold                                                                                       20,775
Loans                                                                                                   210,021
Property and equipment                                                                                    9,971
Core deposit intangible                                                                                   5,500
Goodwill                                                                                                 12,200
Other                                                                                                     1,000
                                                                                                ----------------
      Total assets acquired                                                                             442,826
                                                                                                ----------------
Deposits                                                                                                316,322
Other liabilities                                                                                        75,204
                                                                                                ----------------
      Total liabilities assumed                                                                         391,526
                                                                                                ----------------
           Net assets acquired                                                                         $ 51,300
                                                                                                ================

     The core deposit intangible has a weighted average life of 10 years. Amortization of the core deposit intangible was approximately $720,000 in 2002 and $710,000 in 2001. Amortization is estimated to be approximately $680,000 in 2003, $634,000 in 2004, $507,000 in 2005, $406,000 in 2006, $324,000 in 2007 and the remainder of $1,519,000 thereafter. Goodwill was assigned to the Mississippi segment and is not deductible for tax purposes. No amortization of any goodwill related to this acquisition was recorded in 2002 or 2001 in accordance with SFAS No. 142.

     As discussed in Note 1, in June 2001 the FASB issued SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangibles". These Statements provide that, among other things, (1) all business combinations on or after July 1, 2001 be accounted for as purchases, (2) any related goodwill on those acquisitions does not require amortization, but is subject to a periodic impairment test and that (3) goodwill on any of the Company's acquisitions prior to July 1, 2001 not be amortized after January 1, 2002, but is subject to periodic impairment tests. The Company performed fair value based impairment tests on its goodwill and determined that the fair value exceeded the recorded value at December 31, 2002 and 2001. No impairment loss, therefore, was recorded. There was no amortization of goodwill recorded in the year ended December 31, 2002. Goodwill amortization is not deductible for income tax purposes.

     Following is a reconciliation of net earnings and basic and diluted net earnings per share as reported to the amounts that would have been reported if SFAS No. 142 had been effective as of January 1, 2000 and the amortization of goodwill had been discontinued as of that date.

                                                                Year Ended December 31,
                                                        2002            2001             2000
                                                  ---------------  --------------   --------------
Net earnings                                          $   51,043      $   39,255       $   36,824
Add back goodwill amortization                                 -           3,606            3,724
                                                  ---------------  --------------   --------------
Adjusted net earnings                                 $   51,043      $   42,861       $   40,548
                                                  ===============  ==============   ==============
Basic earnings per common share
     Reported net earnings                             $    3.07       $    2.36        $    2.26
     Goodwill amortization                                     -            0.26             0.23
                                                  ---------------  --------------   --------------
     Adjusted net earnings                             $    3.07       $    2.62        $    2.49
                                                  ===============  ==============   ==============

Diluted earnings per common share
     Reported net earnings                             $    3.00       $    2.36        $    2.26
     Goodwill amortization                                     -            0.22             0.23
                                                  ---------------  -------------------------------
     Adjusted net earnings                             $    3.00       $    2.58        $    2.49
                                                  ===============  ==============   ==============
NOTE 3 - SECURITIES

     The amortized cost and fair value of securities classified as available for sale were as follows (in thousands):

                                             December 31, 2002                                         December 31, 2001
                               ------------------------------------------------- --------------------------------------------------
                                              Gross      Gross                                      Gross      Gross
                               Amortized    Unrealized  Unrealized     Fair       Amortized       Unrealized  Unrealized     Fair
                                 Cost        Gains        Losses       Value        Cost            Gains       Losses       Value
                             ------------  -----------  ----------  ----------   ----------     ------------  ---------  ----------
U.S. Treasury                $   49,970     $    865    $       -   $   50,835   $   30,258      $      151    $      1  $   30,408
U.S. government agencies        517,482       13,013            -      530,495      440,481           9,311          28     449,764
Municipal obligations            74,270        2,294            -       76,564       85,284              88       1,030      84,342
Mortgage-backed securities       43,820        1,868           16       45,672       69,704             450           -      70,154
CMOs                            524,414        6,957            -      531,371      422,368           1,847       3,308     420,907
Other debt securities            12,288          765          443       12,610       19,338             199          34      19,503
Equity securities                11,216           73            5       11,284       10,696              10         359      10,347
                             -----------    ---------   ----------  ----------   ----------      -----------   --------  ----------
                             $1,233,460     $ 25,835    $     464   $1,258,831   $1,078,129      $   12,056    $  4,760  $1,085,425
                             ===========    =========   ==========  ==========   ==========      ===========   ========  ==========

     The amortized cost and fair value of securities (excluding equity securities, which have no maturity) classified as available for sale at December 31, 2002, by contractual maturity, were as follows (in thousands):

                                                                                                             Amortized
                                                                                                                Cost     Fair Value
                                                                                                            ----------   ----------
Due in one year or less                                                                                       $501,276     $507,788
Due after one year through five years                                                                          546,927      561,098
Due after five years through ten years                                                                          81,902       85,026
Due after ten years                                                                                             92,139       93,635
                                                                                                            ----------   ----------
                                                                                                            $1,222,244   $1,247,547
                                                                                                            ==========   ==========

     The amortized cost and fair value of securities classified as held to maturity at December 31,2002, by contractual maturity were as follows (in thousands):

                                                 December 31, 2002                                    December 31, 2001
                                ---------------------------------------------------  -----------------------------------------------
                                                   Gross         Gross                              Gross        Gross
                                  Amortized     Unrealized    Unrealized    Fair     Amortized    Unrealized    Unrealized    Fair
                                     Cost          Gains         Losses     Value      Cost         Gains        Losses       Value
                                -------------   ------------  ----------  ---------  --------   -----------    ------------ --------
U.S. Treasury                      $    294     $     --      $     --    $    294   $    293   $         9    $       --   $    302
U.S. government agencies             16,350          629            --      16,979     35,746           884            12     36,618
Municipal obligations               136,122        7,081            --     143,203    148,545         2,069            --    150,614
Mortgage-backed securities           35,950        1,627            --      37,577     37,749         1,161            --     38,910
CMOs                                 30,087          880            --      30,967     58,508         1,169            --     59,677
Other debt securities                 9,176           --            --       9,176      6,529            --            --      6,529
                                   ----------   -----------   ----------  ---------  --------    ----------    ------------ -------
                                   $227,979     $ 10,217      $     --    $238,196   $287,370    $    5,292    $       12   $292,650
                                   ==========   ==========    ==========  =========  ========    ==========    ============ ========

     The amortized cost and fair value of securities classified as held to maturity at December 31, 2002, by contractual maturity, were as follows (in thousands):

                                                                                                                     Amortized
                                                                                                                Cost      Fair Value
                                                                                                             ----------  -----------
Due in one year or less                                                                                        $ 37,722     $ 38,188
Due after one year through five years                                                                            60,760       63,809
Due after five years through ten years                                                                           99,543      105,090
Due after ten years                                                                                              29,954       31,109
                                                                                                             ----------  -----------
                                                                                                               $227,979    $ 238,196
                                                                                                             ==========  ===========

     Proceeds from sales of available-for-sale securities were $67,124,000 in 2002, $41,336,000 in 2001 and $97,417,000 in 2000. Gross gains of $323,000 in 2002, $42,000 in 2001, $51,000 in 2000 and gross losses of $318,000 in 2002, $159,000 in 2001 and $360,000 in 2000 were realized on such sales. There were no material gains or losses on held-to-maturity securities called during 2002, 2001 or 2000. The Company realized trading gains of approximately $300,000 in 2000.

     Securities with an amortized cost of approximately $830,670,000 at December 31, 2002 and $736,600,000 at December 31, 2001, were pledged primarily to secure public deposits and securities sold under agreements to repurchase.

     The Company's collateralized mortgage obligations (CMOs) generally consist of first and second tranche sequential pay and/or planned amortization class (PAC) instruments.

NOTE 4 - LOANS

     Loans, net of unearned income, consisted of the following (in thousands):

                                                                                                            December 31,
                                                                                                 -----------------------------------
                                                                                                      2002                    2001
                                                                                                 ------------        ---------------
  Real estate loans                                                                               $ 1,289,602            $ 1,120,588
  Commercial and industrial loans                                                                     275,297                270,851
  Loans to individuals for household, family
     and other consumer expenditures                                                                  442,485                437,513
  Leases and other loans                                                                               97,598                 61,087
                                                                                                 --------------        -------------
                                                                                                 $  2,104,982            $ 1,890,039
                                                                                                 ==============        =============

     The Company generally makes loans in its market areas of South Mississippi and Southern Louisiana. Loans are made in the normal course of business to its directors, executive officers and their associates on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Such loans did not involve more than normal risk of collectibility. The balance of loans to the Company's directors, executive officers and their affiliates at December 31, 2002 and 2001 was approximately $17,442,000 and $10,774,000, respectively.

     Changes in the allowance for loan losses were as follows (in thousands):

                                                                                                 Years Ended December 31,
                                                                                  --------------------------------------------------
                                                                                      2002              2001              2000
                                                                                  --------------   --------------    ---------------
Balance at January 1                                                               $  34,417             $28,604           $25,713
Balance acquired through acquisitions & other                                           (400)              8,342              (147)
Recoveries                                                                             5,781               4,687             4,148
Loans charged off                                                                    (23,553)            (16,298)          (13,719)
Provision charged to operating expense                                                18,495               9,082            12,609
                                                                                  --------------   --------------    ---------------
Balance at December 31                                                              $ 34,740             $34,417           $28,604
                                                                                  ==============   ==============    ===============

     Non-accrual and renegotiated loans amounted to approximately 0.56% and 0.92% of total loans at December 31, 2002 and December 31, 2001, respectively. In addition, the Company's other individually evaluated impaired loans amounted to approximately 0.30% and 0.67% of total loans at December 31, 2002 and 2001, respectively. Related reserve amounts were not significant and there was no significant change in these amounts during the years ended December 31, 2002, 2001 or 2000. The amount of interest not accrued on these loans did not have a significant effect on earnings in 2002, 2001 or 2000.

     Transfers from loans to other real estate amounted to approximately $9,924,000, $3,295,000 and $1,130,000 in 2002, 2001 and 2000, respectively. Valuation allowances associated with other real estate amounted to $2,675,000, $688,000 and $887,000 at December 31, 2002, 2001 and 2000, respectively.

NOTE 5 - PROPERTY AND EQUIPMENT

     Property and equipment, stated at cost less accumulated depreciation and amoritization, consisted of the following (in thousands):

                                                                                                            December 31,
                                                                                              --------------------------------------
                                                                                                    2002                 2001
                                                                                              -----------------    -----------------
  Land, buildings and leasehold improvements                                                     $  75,230            $  71,020
  Furniture, fixtures and equipment                                                                 62,845               58,158
                                                                                              -----------------    -----------------
                                                                                                   138,075              129,178
  Accumulated depreciation and amortization                                                        (66,720)             (62,912)
                                                                                              -----------------    -----------------
                                                                                                 $  71,355            $  66,266
                                                                                              =================    =================

     Property and equipment, stated at cost less accumulated depreciation and amortization, consisted of the following (in thousands):

NOTE 6 - DEPOSITS

     Deposits of $100,000 or more totaled approximately $1.996 billion and $1.762 billion at December 31, 2002 and 2001, respectively. Deposits of over $100,000 totaled approximately $1.966 billion and $1.728 billion at December 31, 2002 and 2001, respectively.

NOTE 7 - LONG TERM NOTES

     Long-term notes consist primarily of $50,000,000 of advances from the Federal Home Loan Bank (FHLB), of which $40,000,000 bears interest at 4.49% and is due January 21, 2009 and $10,000,000 bears interest at 4.75% and is due November 11, 2008. The rates are fixed through January 21, 2003 and November 12, 2003, respectively, at which time the FHLB can begin making annual elections to reset the rates to a floating rate of .35% above the three month London InterBank Offered Rate (LIBOR) (approximately 1.37% at January 15, 2003) for the remaining terms of the advances. These advances are collateralized by a blanket pledge of certain residential mortgage loans. The Company has an available line of credit with the FHLB of approximately $218,000,000 at December 31, 2002.

NOTE 8 - REDEEMABLE PREFERRED STOCK

     On June 28, 2001 the Company's stockholders approved the issuance of up to 50 million shares of $20 par value preferred stock on terms to be determined by the Company's Board of Directors.

     The issuance of 1,658,275 shares of 8% Cumulative Convertible Preferred Stock Series A was authorized by the Board of Directors in connection with the acquisition of Lamar Capital Corporation on July 1, 2001. Each share of the preferred stock is convertible into .6667 of the Company's common stock at any time after issuance. The Company can call for conversion of the preferred stock into common stock or for redemption at par any time between the 30th and 60th month following issuance if the closing price of the Company's common stock exceeds $37.50 for 20 consecutive days. After 60 months, the Company can call for redemption at par at any time. At the end of 30 years the Company must redeem the preferred stock at par.

     The Series A Preferred stock qualifies as Tier 1 capital for regulatory purposes but is classified similar to a liability for reporting under accounting principles generally accepted in the United States of America.

NOTE 9 - COMMON STOCKHOLDERS' EQUITY

     Common stockholders' equity of the Company includes the undistributed earnings of the bank subsidiaries. Dividends are payable only out of undivided profits or current earnings. Moreover, dividends to the Company's stockholders can generally be paid only from dividends paid to the Company by the Banks. Consequently, dividends are dependent upon earnings, capital needs, regulatory policies and statutory limitations affecting the Banks. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Dividends paid by Hancock Bank are subject to approval by the Commissioner of Banking and Consumer Finance of the State of Mississippi and those paid by Hancock Bank of Louisiana are subject to approval by the Commissioner of Financial Institutions of the State of Louisiana. The amount of capital of the subsidiary banks available for dividends at December 31, 2002 was approximately $160 million.

     The Company and its bank subsidiaries are required to maintain certain minimum capital levels. At December 31, 2002 and 2001, the Company and the Banks were in compliance with their respective statutory minimum capital requirements. Following is a summary of the actual capital levels at December 31, 2002 and 2001 (amounts in thousands):

                                                                                                                  To be Well
                                                                                   Required for                Capitalized Under
                                                                                 Minimum Capital               Prompt Corrective
                                                            Actual                  Adequacy                   Action Provisions
                                                 ---------------------------  ------------------------   --------------------------
                                                     Amount         Ratio %    Amount         Ratio %        Amount         Ratio %
                                                 --------------  -----------  -----------  -----------   --------------  ----------
At December 31, 2002
     Total capital (to risk weighted assets)
        Company                                   $   395,717         17.25    $ 183,554         8.00       $    N/A           N/A
        Hancock Bank                                  237,669         16.75      113,514         8.00          141,893        10.00
        Hancock Bank of Louisiana                     157,544         16.81       74,994         8.00           93,742        10.00

     Tier 1 capital (to risk weighted
     assets)
        Company                                   $   360,976         15.73     $ 91,777         4.00       $    N/A           N/A
        Hancock Bank                                  217,187         15.31       56,757         4.00           85,136         6.00
        Hancock Bank of Louisiana                     143,285         15.29       37,497         4.00           56,245         6.00

     Tier 1 leverage capital
        Company                                   $   360,976          9.35    $ 115,788         3.00        $   N/A           N/A
        Hancock Bank                                  217,187          9.10       71,635         3.00          119,392         5.00
        Hancock Bank of Louisiana                     143,285          9.39       45,768         3.00           76,280         5.00

At December 31, 2001
     Total capital (to risk weighted assets)
        Company                                   $   375,660         15.73    $ 191,036         8.00         $  N/A           N/A
        Hancock Bank                                  226,891         15.21      119,344         8.00          149,180        10.00
        Hancock Bank of Louisiana                     143,330         15.76       72,766         8.00           90,958        10.00

     Tier 1 capital (to risk weighted
     assets)
        Company                                   $   345,589         14.47     $ 95,518         4.00         $  N/A            N/A
        Hancock Bank                                  208,210         13.96       59,672         4.00           89,508         6.00
        Hancock Bank of Louisiana                     131,940         14.51       36,383         4.00           54,575         6.00

     Tier 1 leverage capital
        Company                                   $   345,589          8.50    $ 121,916         3.00         $  N/A            N/A
        Hancock Bank                                  208,210          9.10       68,670         3.00          114,450         5.00
        Hancock Bank of Louisiana                     131,940          9.67       40,936         3.00           68,227         5.00

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

     The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) required each federal banking agency to implement prompt corrective actions for institutions that it regulates. The rules provide that an institution is "well capitalized" if its total risk-based capital ratio is 10.0% or greater, its Tier 1 risked-based capital ratio is 6.0% or greater, its leverage ratio is 5.0% or greater and the institution is not subject to a capital directive. Under this regulation, each of the subsidiary banks was deemed to be "well capitalized" as of December 31, 2002 and 2001 based upon the most recent notifications from their regulators. There are no conditions or events since those notifications that management believes would change these classifications.

NOTE 10 - INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities were as follows (in thousands):

                                                                                                               December 31,
                                                                                                    --------------------------------
                                                                                                         2002             2001
                                                                                                    --------------    --------------
Deferred tax assets:
Accrued pension liability                                                                                 $ 2,033            $   -
Post-retirement benefit obligation                                                                          2,097            1,868
Allowance for loan losses                                                                                   9,870            9,744
Deferred compensation                                                                                       1,450            1,505
Other                                                                                                        345             1,159
                                                                                                    --------------    --------------
                                                                                                          15,795            14,276
                                                                                                    --------------    --------------
Deferred tax liabilities:
Loan servicing assets                                                                                     (1,190)             (500)
Property and equipment depreciation                                                                       (4,200)           (3,451)
Prepaid pension                                                                                                 -           (1,844)
Unrealized gain on securities available for sale                                                          (8,880)           (2,554)
Core deposit intangible                                                                                   (1,583)           (1,829)
Discount accretion on securities                                                                          (1,527)           (1,679)
                                                                                                    --------------    --------------
                                                                                                         (17,380)          (11,857)
                                                                                                    --------------    --------------
  Net deferred tax (liability)asset                                                                     $ (1,585)          $ 2,419
                                                                                                    ==============    ==============

      Income taxes consisted of the following components (in thousands):

                                                                                                   Years Ended December 31,
                                                                                         ------------   ------------    ------------
                                                                                             2002           2001            2000
                                                                                         ------------   ------------    ------------
Currently payable                                                                           $20,900        $16,400         $17,180
Deferred                                                                                      1,626          1,463            (284)
                                                                                         ------------   ------------    ------------
                                                                                            $22,526        $17,863         $16,896
                                                                                         ============   ============    ============

     The reason for differences in income taxes reported compared to amounts computed by applying the statutory income tax rate of 35% to earnings before income taxes were as follows (in thousands):

                                                                                     Years Ended December 31,
                                                             ----------------------------------------------------------------------
                                                                          2002                  2001                    2000
                                                              ---------------------  ----------------------   ---------------------
                                                                    Amount     %        Amount         %       Amount           %
                                                              ------------- -------  ------------- -------- -------------   -------
Taxes computed at statutory rate                                 $  25,749      35      $  19,991     35     $  18,802         35

Increases (decreases) in taxes resulting from:
     State income taxes, net of federal income tax benefit             214       -            300        -         272          1
     Tax-exempt interest                                            (4,254)     (5)        (4,133)      (7)     (3,610)        (7)
     Goodwill amortization                                               -       -          1,262        2       1,303          2
     Other, net                                                        817       1            443        1         129          -
                                                              ------------- -------  ------------- -------- -------------   -------
        Income tax expense                                        $ 22,526      31      $  17,863       31   $  16,896         31
                                                              ============= =======  ============= ======== =============   =======

     The income tax provisions related to items included in the Statement of Other Comprehensive Earnings were as follows (in thousands):

                                                                                                   Years Ended December 31,
                                                                                  --------------------------------------------------
                                                                                        2002             2001              2000
                                                                                  ---------------   --------------    --------------
Minimum pension liability                                                              $ (3,948)         $     -           $     -
Unrealized holdings gains                                                                 6,326            3,300             6,516
Reclassification adjustments                                                                -                 41               108
                                                                                  ---------------   --------------    --------------
      Total                                                                            $  2,378          $ 3,341           $ 6,624
                                                                                  ===============   ==============    ==============
NOTE 11 - EMPLOYEE BENEFIT PLANS

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

                                                                                                         Years Ended December 31,
                                                                                                  ----------------------------------
                                                                                                      2002                   2001
                                                                                                  ------------          ------------
Change in Benefit Obligation:
     Benefit obligation at beginning of year                                                        $  38,166              $ 34,203
     Service cost                                                                                       1,700                 1,516
     Interest cost                                                                                      2,697                 2,496
     Actuarial loss                                                                                     4,452                 1,696
     Benefits paid                                                                                     (1,827)               (1,745)
                                                                                                  ------------          ------------
         Benefit obligation at end of year                                                             45,188                38,166
                                                                                                  ------------          ------------
Change in Plan Assets:
     Fair value of plan assets at
         beginning of year                                                                             34,504                33,803
     Actual return on plan assets                                                                         484                   451
     Employer contributions                                                                             2,301                 2,044
     Benefits paid                                                                                     (1,826)               (1,745)
     Expenses                                                                                            (178)                  (49)
                                                                                                  ------------          ------------
         Fair value of plan assets at end of year                                                      35,285                34,504
                                                                                                  ------------          ------------
             Unfunded status                                                                           (9,903)               (3,662)
Unrecognized net actuarial loss                                                                        14,714                 8,250
Unrecognized prior service cost                                                                           200                   290
Adjustment to recognize minimum pension liability                                                     (10,390)                  -
                                                                                                  ------------          ------------
     (Accrued) prepaid pension cost, net                                                            $  (5,379)              $ 4,878
                                                                                                  ============          ============
Rate assumptions at December 31:
     Discount rate                                                                                      6.75%                 7.25%
     Expected return on plan assets                                                                     8.00%                 8.00%
     Rate of compensation increase                                                                      3.50%                 3.00%

                                                                                                       Years Ended December 31,
                                                                                              --------------------------------------
                                                                                                 2002         2001          2000
                                                                                              ----------   -----------   -----------
Net pension expense included the following
 (income) expense components:
Service cost benefits earned during the period                                                   $1,700        $1,516        $1,180
Interest cost on projected benefit obligation                                                     2,697         2,496         2,178
Return on plan assets                                                                            (2,670)       (2,604)       (2,748)
Amortization of prior service cost                                                                   92            92            92
Net amortization and deferral                                                                       349           123           406
                                                                                              ----------   -----------   -----------
     Net pension expense                                                                         $2,168        $1,623        $1,108
                                                                                              ==========   ===========   ===========

     In accordance with FASB No. 87, the Company has recorded an additional minimum pension liability for underfunded plans of $10,390,000 at December 31, 2002 representing the excess of accumulated benefit obligations over the Plan's assets as adjusted for prepaid pension costs. No such adjustment was required at December 31, 2001. Accumulated benefit obligations represent the actuarial present value of benefits attributable to employee service through the measurement date, excluding the effect of projected future pay increases. A corresponding amount, net of related income taxes of $3,948,000 was charged directly to common stockholders' equity and is a component of other comprehensive income. The principal cause of this underfunded pension liability is that the actual return on plan assets for 2002 and 2001 was less than 2%, which reflects recent overall market conditions. The accrued interest on the pension liabilities, however, continued to be increased for actuarial purposes at the assumed rate of approximately 7%. The Company has been making the contributions required by the IRS.

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

                                                                                                          Years Ended December 31,
                                                                                                         ---------------------------
                                                                                                             2002           2001
                                                                                                         -----------    ------------
Change in Benefit Obligation
Benefit obligation at beginning of year                                                                     $ 4,425         $ 4,826
Service cost                                                                                                    244             185
Interest cost                                                                                                   301             301
Actuarial (gain) loss                                                                                           325            (553)
Benefits paid                                                                                                  (382)           (334)
                                                                                                         -----------    ------------
     Benefit obligation at end of year                                                                        4,913           4,425

Fair value of plan assets                                                                                      -               -
     Amount unfunded                                                                                         (4,913)         (4,425)

Unrecognized transition obligation being
     amortized over 20 years                                                                                     46             528
Unrecognized net actuarial (gain) loss                                                                          108            (734)
                                                                                                         -----------    ------------
     Accrued post-retirement benefit cost                                                                     4,759        $ (4,631)
                                                                                                         ===========    ============
Rate assumptions at December 31:
    Discount rate                                                                                             6.50%           7.25%

     For measurement purposes in 2002, a 14% annual rate of increase in the over age 65 per capita cost of covered health care benefits was assumed for 2003. The rate was assumed to decrease gradually to 5.25% over 7 years and remain at that level thereafter. In 2001, a 12% annual rate of increase in the over age 65 per capita cost of covered health care benefits was assumed. The rate was assumed to decrease gradually to 5% over 7 years and remain at that level thereafter. The health care cost trend rate assumption has an effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1% in each year would increase the accumulated post-retirement benefit obligation at December 31, 2002, by $653,000 and the aggregate of the service and interest cost components of net periodic post-retirement benefit cost for the year then ended by $110,000. A 1% decrease in the rate would decrease those items by $524,000 and $85,000, respectively.

                                                                                                         Years Ended December 31,
                                                                                              --------------------------------------
                                                                                                  2002           2001        2000
                                                                                              -----------   -----------   ----------
Net Periodic Post-Retirement Benefit Cost:
Amortization of unrecognized net loss and other                                               $      (40)   $      (26)   $       8
Service cost benefits attributed to service during the year                                          244           185          216
Interest costs on accumulated post-retirement benefit obligation                                     301           301          341
Amortization of transition obligation over 20 years                                                    5            53           53
                                                                                              -----------   -----------   ----------
     Net Periodic Post-Retirement Cost                                                        $      510    $      513    $     618
                                                                                              ===========   ===========   ==========

     Prior to 2002, the Company had a non-contributory profit sharing plan covering substantially all salaried full-time employees who had been employed the required length of time. Contributions were made at the discretion of the Board of Directors and amounted to $751,000 in 2001 and $648,000 in 2000. The profit sharing plan was merged into the Company's 401(k) retirement plan effective January 1, 2002.

     The Company has a 401(k) retirement plan covering substantially all employees who have been employed the required length of time and meet certain other requirements. Under this plan, employees can defer a portion of their salary and matching contributions are made at the discretion of the Board of Directors, which amounted to $1,235,000 in 2002. The Company made no matching contributions to this plan prior to 2002 since it was making contributions to its profit sharing plan and matching contributions to the stock purchase plan described below.

     In addition, the Company has an employee stock purchase plan that is designed to provide the employees of the Company a convenient means of purchasing common stock of the Company. Substantially all salaried, full-time employees, with the exception of Leo W. Seal, Jr., President, who have been employed by the Company the required length of time are eligible to participate. Prior to 2002, the Company contributed an amount equal to 25% of each participant's contribution, which contribution could not exceed 5% of the employee's base pay. The Company's contribution amounted to $118,000 in 2001 and $125,000 in 2000.

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

NOTE 12 - EMPLOYEE STOCK PLANS

     In February 1996, the stockholders of the Company approved the Hancock Holding Company 1996 Long-Term Incentive Plan (the Plan) to provide incentives and awards for employees of the Company and its subsidiaries. Awards as defined in the Plan include, with limitations, stock options (including restricted stock options), restricted and performance shares, and performance stock awards, all on a stand-alone, combination or tandem basis. A total of 7,500,000 common shares can be granted under the Plan with an annual grant maximum of 1% of the Company's outstanding common stock (as reported for the fiscal year ending immediately prior to such plan year). The exercise price is equal to the market price on the date of grant, except for certain of those granted to major shareholders where the option price is 110% of the market price.

     On January 9, 2002, options to purchase 147,976 shares were granted, which are exercisable at $28.99 per share. These options vest at a rate of 25% per year on the anniversary date of grant.

     On December 14, 2000, options to purchase 127,950 shares were granted, of which 124,054 are exercisable at $23.33 per share and 3,896 are exercisable at $25.67 per share. Options totaling 124,054 are exercisable at a vesting rate of 25% per year on the anniversary date of grant and 3,896 are exercisable six months after the date of grant.

      Following is a summary of the transactions:

                                                                            Number of           Average               Exercise
                                                                            Options          Exercise Price          of Options
                                                                          Outstanding          Per Share              Aggregate
                                                                      ------------------   ------------------   --------------------
Balance January 1, 2000                                                         360,418           $    30.17           $ 10,872,206
Granted                                                                         127,950                23.40              2,994,590
Cancelled                                                                       (22,389)               30.67               (686,697)
                                                                      ------------------   ------------------   --------------------
     Balance December 31, 2000                                                  465,979                28.28             13,180,099
Granted                                                                               -                    -                      -
Exercised                                                                           (38)               23.03                   (875)
Cancelled                                                                       (30,783)               28.09               (864,656)
                                                                      ------------------   ------------------   --------------------
     Balance December 31, 2001                                                  435,158                28.30             12, 314,568
Granted                                                                         147,976                28.99              4,289,908
Exercised                                                                       (42,498)               27.41             (1,164,862)
Cancelled                                                                        (9,189)               31.83               (292,521)
                                                                      ------------------   ------------------   --------------------
     Balance December 31, 2002                                                  531,447           $    28.50           $ 15,147,093
                                                                      ==================   ==================   ====================

     Following is a summary of certain information about the exercisable stock options outstanding as of December 31, 2002:

                                                                              Number of             Average            Average
Range of                                                                       Options             Years to          Exercise Price
Exercise Prices                                                              Outstanding           Expiration          Per Share
                                                                           ---------------      ---------------     ----------------
$23.33-$25.67                                                                     130,727                  7.3              $  24.60
$26.67-$28.05                                                                      29,331                  3.8                 26.84
$29.00-$31.90                                                                      77,208                  5.8                 29.12
$40.00                                                                             69,091                  5.0                 40.00
                                                                           ---------------      ---------------     ----------------
$23.33-$40.00                                                                     306,357                  6.1              $  29.43
                                                                           ===============      ===============     ================

     At December 31, 2002, options on 306,357 shares were exercisable at $23.33 to $40.00 per share, with a weighted average price of $29.43 per share. At December 31, 2001, options on 268,479 shares were exercisable at $25.50 to $40.00 per share, with a weighted average price of $30.45 per share. The weighted average remaining contractual life of options outstanding at December 31, 2002 was 7.2 years.

     The Company has adopted the disclosure-only option under SFAS No. 123. The weighted average fair value of options granted during 2002 and 2001 was $9.69 and $6.80, respectively. Had compensation costs for the Company's stock options been determined based on the fair value at the grant date, consistent with the method under SFAS No. 123, the Company's net earnings and earnings per share would have been as indicated below.

                                                                                                   Years Ended December 31,
                                                                                          ------------------------------------------
                                                                                               2002          2001           2000
                                                                                          ------------   ------------   ------------
Net earnings available to common
     stockholders (in thousands):
     As reported                                                                             $ 51,043       $ 39,255        $ 36,824
     Pro forma                                                                                 50,158         38,845          36,390

Basic earnings per share:
     As reported                                                                               $ 3.07         $ 2.36          $ 2.26
     Pro forma                                                                                   3.02           2.34            2.23

Diluted earnings per share:
     As reported                                                                               $ 3.00         $ 2.36          $ 2.26
     Pro forma                                                                                   2.94           2.33            2.23

     The fair value of the options granted under the Company's stock option plans during the years ended December 31, 2002 and 2000 was estimated using the Black-Scholes Pricing Model with the following assumptions used: dividend yield 2.8% and 2.5%, expected volatility of 34% and 25%, risk-free interest rates of 5.1% and 5.3%, respectively and expected lives of 8 years in 2002, and 2000.

     During 2002, the Company granted 20,738 restricted shares, which vest at the end of three years. During 2001, the Company granted 488 restricted shares, which vest at the end of three years, and 150 restricted shares, which vest at the end of three years. During 2000, the Company granted 300 restricted shares, which vest at the end of three years, and 18,630 restricted shares, which vest at the end of three years. Vesting is contingent upon continued employment by the Company. On December 31, 2002, 39,781 of these restricted grants were not vested. The 2002 shares had a market value of $28.99 at the date of grant. The 2001 shares had respective market values of $25.79 and $28.30 at the dates of grant. The 2000 shares had respective market values of $21.33 and $23.33 at the dates of grant. Compensation expense related to restricted stock grants totaled $480,000 for 2002, $402,000 for 2001, and $398,000 for 2000. The remaining unearned compensation of $551,755 is being amortized over the life of the grants.

NOTE 13 - NET INCOME PER COMMON SHARE

     Following is a summary of the information used in the computation of earnings per common share (in thousands).

                                                                                                    Years Ended December 31,
                                                                                           -----------------------------------------
                                                                                              2002           2001           2000
                                                                                           -----------    -----------    -----------
Net earnings - used in computation of diluted
       earnings per common share                                                             $ 51,043       $ 39,255       $ 36,824
Preferred dividend requirement                                                                  2,653          1,327              -
                                                                                           -----------    -----------    -----------
Net earnings available to common stockholders -
       used in computation of basic earnings
       per common share                                                                      $ 48,390       $ 37,928       $ 36,824
                                                                                           ===========    ===========    ===========
Weighted average number of common shares
       outstanding - used in computation of
       basic earnings per common share                                                         15,743         16,047         16,290
Effect of dilutive securities
       Stock options                                                                              194             42             11
       Convertible preferred stock                                                              1,105            550              -
                                                                                           -----------    -----------    -----------
Weighted average number of common shares
       outstanding plus effect of dilutive
       securities - used in computation of
       diluted earnings per common share                                                       17,042         16,639         16,301
                                                                                           ===========    ===========    ===========

NOTE 14 - DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

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

     Securities Sold under Agreements to Repurchase and Federal Funds Purchased - For these short-term liabilities, the carrying amount is a reasonable estimate of fair value.

     Long-Term Notes - Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt. Commitments - The fair value of commitments to extend credit was not significant.

     The estimated fair values of the Company's financial instruments were as follows (in thousands):

                                                                                                  December 31,
                                                                        ------------------------------------------------------------
                                                                                     2002                           2001
                                                                        -----------------------------  -----------------------------
                                                                            Carrying       Fair          Carrying         Fair
                                                                              Amount       Value          Amount          Value
                                                                        -------------  --------------  -------------  --------------
Financial assets
    Cash, interest-bearing deposits and federal funds sold                 $ 235,044       $ 235,044      $ 265,241       $ 265,241
    Securities available for sale                                          1,258,831       1,258,831      1,085,425       1,085,425
    Securities held to maturity                                              227,979         238,196        287,370         292,650
    Loans, net of unearned income                                          2,104,982       2,285,066      1,890,039       1,905,800
      Less: allowance for loan losses                                        (34,740)        (34,740)       (34,417)        (34,417)
                                                                        -------------  --------------  -------------  --------------
         Loans, net                                                        2,070,242       2,250,326      1,855,622       1,871,383

Financial liabilities:
    Deposits                                                               3,301,500     $ 3,338,013      3,039,734     $ 3,064,969
    Securities sold under agreements to repurchase an
      federal funds purchased                                                161,058         161,058        161,333         161,333
    Long-term notes                                                           51,020          51,751         51,606          50,500
NOTE 15 - OFF-BALANCE-SHEET RISK

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

                                                                                                                 December 31,
                                                                                                        ----------------------------
                                                                                                             2002            2001
                                                                                                        -------------  -------------
  Commitments to extend credit                                                                             $ 390,107       $ 351,802
  Letters of credit                                                                                           20,323          20,162

     Approximately $225,958,000 and $206,415,000 of commitments to extend credit at December 31, 2002 and 2001, respectively, were at variable rates and the remainder were at fixed rates. A commitment to extend credit is an agreement to lend to a customer as long as the conditions established in the agreement have been satisfied. A commitment to extend credit generally has a fixed expiration date or other termination clauses and may require payment of a fee by the borrower. Since commitments often expire without being fully drawn, the total commitment amounts do not necessarily represent future cash requirements of the Company. The Company continually evaluates each customer's credit worthiness on a case-by-case basis. Occasionally, a credit evaluation of a customer requesting a commitment to extend credit results in the Company obtaining collateral to support the obligation.

      Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing a letter of credit is essentially the same as that involved in extending a loan.

NOTE 16 - CONTINGENCIES

     The Company is party to various legal proceedings arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, all such matters are adequately covered by insurance or, if not so covered, are not expected to have a material adverse effect on the financial statements of the Company.

NOTE 17 - SUPPLEMENTAL INFORMATION

      The following is selected supplemental information (in thousands):

                                                                                                      Years Ended December 31,
                                                                                           -----------------------------------------
                                                                                               2002           2001           2000
                                                                                           ------------   ------------   -----------
Other non-interest expense:
     Postage                                                                                   $ 3,647        $ 3,540        $ 3,496
     Communication                                                                               4,261          4,310          4,102
     Data processing                                                                             6,887          6,102          5,456
     Professional fees                                                                           4,762          3,467          2,862
     Taxes and licenses                                                                          4,376          2,759          2,389
     Printing and supplies                                                                       2,054          1,882          1,349
     Marketing                                                                                   3,848          2,871          2,386
NOTE 18 - SEGMENT REPORTING

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

                                                                            Years Ended December 31,
                                                ------------------------------------------------------------------------------------
                                                           2002                         2001                        2000
                                                ---------------------------  --------------------------- ---------------------------
                                                      MS            LA             MS            LA            MS            LA
                                                -------------  ------------  -------------  ------------ -------------  ------------
Interest income                                    $ 131,286      $ 88,166      $ 138,787      $ 90,255     $ 127,496      $ 87,060
Interest expense                                      49,735        22,784         66,867        37,404        61,046        37,019
                                                -------------  ------------  -------------  ------------ -------------  ------------
    Net interest income                               81,551        65,382         71,920        52,851        66,450        50,041
Provision for loan losses                              9,895         6,803          4,235         3,640         5,308         5,657
Non-interest income                                   35,447        26,120         27,108        21,691        22,341        25,325
Depreciation and amortization                          5,587         2,757          5,344         2,857         4,954         2,884
Other non-interest expense                            72,765        40,696         60,238        41,594        51,248        41,997
                                                -------------  ------------  -------------  ------------ -------------  ------------
Earnings before income taxes                          28,751        41,246         29,211        26,451        27,281        24,828
Income taxes                                           7,909        13,138          7,891         8,544         7,470         8,724
                                                -------------  ------------  -------------  ------------ -------------  ------------
    Net earnings                                    $ 20,842      $ 28,108       $ 21,320      $ 17,907      $ 19,811      $ 16,104
                                                =============  ============  =============  ============ =============  ============

                                                                                         At and For Years Ended  December 31,
                                                                                    ------------------------------------------------
                                                                                         2002             2001             2000
                                                                                    --------------   --------------   --------------
Net Interest Income:
    MS                                                                                $    81,551      $    71,920      $    66,450
    LA                                                                                     65,382           52,851           50,041
    Other                                                                                  11,795            8,737            6,205
                                                                                    --------------   --------------   --------------
       Consolidated net interest income                                               $   158,728      $   133,508      $   122,696
                                                                                    ==============   ==============   ==============
Net Earnings:
    MS                                                                                $    20,842      $    21,320      $    19,811
    LA                                                                                     28,108           17,907           16,104
    Other                                                                                   2,093               28              909
                                                                                    --------------   --------------   --------------
       Consolidated net earnings                                                      $   51,043       $   39,255       $   36,824
                                                                                    ==============   ==============   ==============
Assets:
    MS                                                                                $ 2,426,379      $ 2,320,914      $ 1,847,203
    LA                                                                                  1,578,505        1,442,919        1,284,735
    Other                                                                                  92,601           67,537           44,219
    Intersegment                                                                         (124,338)        (151,525)        (162,727)
                                                                                    --------------   --------------   --------------
       Consolidated assets                                                            $ 3,973,147      $ 3,679,845      $ 3,013,430
                                                                                    ==============   ==============   ==============

     Goodwill and core deposit intangibles assigned to the Mississippi segment totaled approximately $16.2 million, of which $12.1 million represented goodwill and $4.1 million represented core deposit intangibles, at December 31, 2002. At December 2001 goodwill and core deposit intangibles assigned to the Mississippi segment totaled approximately $17.0 million, of which $12.1 million represented goodwill and $4.9 million represented core deposit intangibles. The related goodwill amortization was $0 in 2001 and $118,000 in 2000. The related core deposit amortization was approximately $750,000 in 2002, $745,000 in 2001 and $32,000 in 2000. Goodwill assigned to the Louisiana segment totaled approximately $37.0 million at December 31, 2002 and December 31, 2001. The related goodwill amortization was approximately $3,606,000 in 2001and in 2000. Both segments recorded no amortization of goodwill during 2002 due to the implementation of SFAS No. 142 as discussed in Note 1. The segments performed a fair value based impairment test on its goodwill and determined that the fair value exceeded the recorded value at December 2002 and 2001. No impairment loss, therefore, was recorded.

NOTE 19 - SUMMARIZED FINANCIAL INFORMATION OF HANCOCK HOLDING COMPANY
                   (PARENT COMPANY ONLY)

                                             Balance Sheets

                                                                                                            December 31,
                                                                                              --------------------------------------
                                                                                                      2002                2001
                                                                                              ------------------   -----------------
Assets:
    Investment in subsidiaries                                                                   $  424,077,283       $ 399,178,497
    Due from subsidiaries and other assets                                                            4,321,956           5,441,884
                                                                                              ------------------   -----------------
                                                                                                 $  428,399,239       $ 404,620,381
                                                                                              ==================   =================
Liabilities and Stockholders' Equity:
    Due to subsidiaries                                                                          $    3,541,667       $       3,557
    Other liabilities                                                                                   275,938                 117
    Preferred stock                                                                                  37,068,905          37,068,905
    Common stockholders' equity                                                                     387,512,729         367,547,802
                                                                                              ------------------   -----------------
                                                                                                 $  428,399,239       $ 404,620,381
                                                                                              ==================   =================

                                                 Statements of Earnings

                                                                              Years Ended December 31,
                                                            -----------------------------------------------------------
                                                                   2002                 2001                 2000
                                                            -----------------  -------------------   ------------------
Dividends received from subsidiaries                            $ 33,580,276        $  39,338,376        $  17,636,385
Equity in earnings of subsidiaries greater than
    dividends received                                            19,404,436            2,167,084           20,960,727
Net expenses, including taxes                                     (1,941,249)          (2,250,320)          (1,773,532)
                                                            -----------------  -------------------   ------------------
Net earnings                                                      51,043,463           39,255,140           36,823,580
Preferred dividends                                               (2,653,240)          (1,326,851)                    -
                                                            -----------------  -------------------   ------------------
Net earnings available to common stockholders                   $ 48,390,223        $  37,928,289        $  36,823,580
                                                            =================  ===================   ==================

                                                          Statements of Cash Flows

                                                                                          Years Ended December 31,
                                                                         -----------------------------------------------------------
                                                                                2002                 2001                 2000
                                                                         -----------------  -------------------   ------------------
Cash flows from operating activities - principally
    dividends received from subsidiaries                                     $ 38,934,506        $  33,623,680        $  18,664,517
Cash flows from investing  activities - principally
    business acquisitions                                                        (500,000)         (12,890,062)                   -
Cash flows from financing activities:
    Dividends paid to stockholders                                            (15,374,679)         (13,521,896)         (13,611,093)
    Dividends paid to subsidiaries                                               (194,640)            (181,664)            (202,750)
    Treasury stock transactions, net                                          (20,892,096)          (6,189,623)          (4,951,086)
                                                                         -----------------  -------------------   ------------------
       Net cash used by financing activities                                  (36,461,415)         (19,893,183)         (18,764,929)
                                                                         -----------------  -------------------   ------------------
    Net increase in cash                                                        1,973,091              840,435             (100,412)
Cash, beginning                                                                 1,016,931              176,496              276,908
                                                                         -----------------  -------------------   ------------------
Cash, ending                                                                 $  2,990,022        $   1,016,931         $    176,496
                                                                         =================  ===================   ==================

HANCOCK HOLDING COMPANY AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Purpose

     The purpose of this discussion and analysis is to focus on significant changes and events in the financial condition and results of operations of Hancock Holding Company and its subsidiaries during 2002 and selected prior periods. This discussion and analysis is intended to highlight and supplement data and information presented elsewhere in this report, including the preceding consolidated financial statements and related notes. Certain information relating to prior years has been reclassified to conform to the current year's presentation.

Forward-Looking Statements

      Congress passed the Private Securities Litigation Act of 1995 in an effort to encourage corporations to provide information about a company's anticipated future financial performance. This act provides a safe harbor for such disclosure, which protects the company from unwarranted litigation, if actual results are different from management expectations. This discussion and analysis contains forward-looking statements and reflects management's current views and estimates of future economic circumstances, industry conditions, Company performance and financial results. These forward-looking statements are subject to a number of factors and uncertainties which could cause the Company's actual results and experience to differ from the anticipated results and expectations expressed in such forward-looking statements.

Critical Accounting Policies

      Certain critical accounting policies affect the more significant judgements and estimates used in the preparation of the consolidated financial statements. The Company's single most critical accounting policy relates to its allowance for loan losses, which reflects the estimated losses resulting from the inability of its borrowers to make loan payments. If the financial condition of its borrowers were to deteriorate, resulting in an impairment of their ability to make payments, its estimates would be updated, and additional provisions for loan losses may be required.

Summary

     The Company reported net earnings of $51.0 million in 2002, an increase of $11.7 million, or 29.8%, from the $39.3 million earned in 2001. Diluted earnings per common share was $3.00 in 2002, an increase of $0.64 from 2001's $2.36. The Company recorded no amortization of goodwill during 2002 due to the implementation of SFAS No. 142 as discussed in Note 1 to the consolidated financial statements. This resulted in a decrease of $3.6 million in amortization of purchased intangibles. During 2001, the Company made one business acquisition as detailed in Note 2 to the consolidated financial statements. The acquisition of Lamar Capital Corporation (Lamar) on July 1, 2001 resulted in pre-tax merger-related costs of $670,000 in 2001. Table 1 compares net income and diluted earnings per common share for 2001, excluding the impact of the 2002 discontinuation of the amortization of goodwill and 2001's merger-related costs.

TABLE  1.  EFFECT OF THE IMPLEMENTATION OF SFAS NO. 142 AND MERGER-RELATED COSTS
----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousand, except per share data)                              2002                      2001
----------------------------------------------------------------------------------------------------------------------------------
Net earnings including amortization of goodwill
        and merger-related costs                                       $51,043                   $39,255

Amortization of goodwill                                                     -                     3,606
Tax-effected merger-related costs                                            -                       436
----------------------------------------------------------------------------------------------------------------------------------

Net earnings excluding amortization of goodwill
        and merger-related costs                                       $51,043                    43,297
----------------------------------------------------------------------------------------------------------------------------------
Diluted net earnings per common share including
      amortization of goodwill and merger-related costs                  $3.00                     $2.36
Amortization of goodwill                                                     -                      0.22
Tax-effected merger-related costs                                            -                      0.02
----------------------------------------------------------------------------------------------------------------------------------
Diluted net earnings per common share excluding
      amortization of goodwill and merger-related costs                  $3.00                     $2.60
----------------------------------------------------------------------------------------------------------------------------------

      Net income of $51.0 million was $7.7 million, or 17.8%, higher than the $43.3 million (excluding the impact of the aforementioned items in Table 1) earned in 2001. The key components of 2002's earnings performance follow:

•    Net  interest  income,  on a tax-equivalent  basis,  increased
     $25.2  million,  or  17.9%,  from 2001 to 2002 due to an  increase  of $406 million,  or 13.0%,  in average  earning assets as well as a 20 basis point expansion in the net  interest  margin (te).  In  addition,  average  loans increased $169 million, or 9.4%. The increase in average earning assets was due, in part, to the Lamar  acquisition and was funded  primarily with core
     interest-bearing   transaction  accounts.  The  net  interest  margin  (te)
     expanded  20 basis  points  from  2001 to 2002.  The  expansion  in the net interest margin (te) resulted mainly from the low interest rate environment that enabled the Company to better control deposit costs.

•    Non-interest  income,  exclusive of securities  gains in 2001 & 2002, grew $17.3 million,  or 31.9%, from 2001 to 2002. The increase was reflected primarily in service  charges on  deposit  accounts,  trust income,  investment  and annuity fees, insurance  commissions and fees and secondary mortgage market operations.  The aforementioned  changes in non-interest income reflect the impact of the Lamar acquisition, higher levels of mortgage originations and efforts to increase fee income related to the Company's  wealth  management line of business.

•    Non-interest  expense,   exclusive  of  merger-related  costs  in  2001,
     increased $17.3 million,  or 14.3%, from 2001 to 2002.  Approximately  $9.7 million of the increase from 2001 was due to increases in personnel expense and $9.2 million was due to increases in other  operating  expenses.  These increases were  experienced as the Company absorbed a full year's impact of the Lamar  acquisition.  The  Company  adopted  SFAS No.  142 and no longer amortized  goodwill,  which  resulted  in a  decrease  of $3.6  million  in amortization of purchased intangibles.

•    The Company  provided  $18.5  million for loan losses in 2002, compared to $9.1 million for 2001 - an increase of $9.4 million, or 103.3%.
     The increase in the  provision for loan losses was due to a higher level of net  charge-offs  in 2002 (0.91% of average loans versus 0.65% in 2001) and was a function of the substantial loan growth  experienced during the year.
Loans and Allowance For Loan Losses

      Average loans increased $169 million, or 9%, in 2002 compared to an increase of $182 million, or 11%, in 2001. Table 2 shows average loans for a three-year period.

TABLE  2.   AVERAGE  LOANS
----------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                     2002                       2001                       2000
----------------------------------------------------------------------------------------------------------------------------
Commercial & R.E. Loans                           $992,699      50.6%        $883,913      49.3%        $791,157      49.1%
Mortgage loans                                     246,333      12.6%         236,708      13.2%         212,904      13.2%
Direct consumer loans                              503,629      25.7%         493,812      27.5%         446,201      27.7%
Indirect consumer loans                            176,583       9.0%         144,280       8.0%         135,400       8.4%
Finance company loans                               42,055       2.1%          33,846       1.9%          25,384       1.6%
----------------------------------------------------------------------------------------------------------------------------
      Total average loans (net of unearned)     $1,961,299     100.0%      $1,792,559     100.0%      $1,611,046     100.0%
----------------------------------------------------------------------------------------------------------------------------

      The Company experienced an overall increase in loan growth that affected all loan categories as its successful efforts to generate profitable loan volume continued. In addition, as mentioned previously, 2002 reflects the full impact of the Lamar acquisition.

      As indicated by Table 2, commercial and real estate loans increased $109 million, or 12%, from 2001. Included in this category are commercial real estate loans, which are secured by properties used in commercial or industrial operations. The Company originates commercial and real estate loans to a wide variety of customers in many different industries, and as such, no single industry concentrations existed at December 31, 2002.

      Average mortgage loans of $246.3 million were $9.6 million, or 4%, higher than in 2001. The majority of the growth in 2002 for this category was in retail mortgage loans. The Company originates both fixed-rate and adjustable-rate mortgage loans. Certain types of mortgage loans are sold in the secondary mortgage market, while the Banks retain other types. The Banks also originate home equity loans. This product offers customers the opportunity to leverage rising home prices and equity to obtain tax-advantaged consumer financing.

      Direct consumer loans, which includes loans and revolving lines of credit made directly to consumers were up $9.8 million, or 2%, from 2001. The Company also originates indirect consumer loans, which consist primarily of consumer loans originated through a third party such as an automobile dealer or other point of sale channels. Average indirect consumer loans of $176.6 million for 2002 were up $32.3 million, or 22%, from 2001. The Company owns a finance company subsidiary, which originates both direct and indirect consumer loans. Finance company loans increased approximately $8.2 million, or 24.3%, at December 31, 2002, compared to the subsidiary's outstanding loans on December 31, 2001. The loan growth in the Finance company was mainly due to expansion into new geographical markets.

     At December 31, 2002, the allowance for loan losses was $34.7 million, or 1.65%, of year-end loans, compared to $34.4 million, or 1.82%, of year-end loans for 2001. Net charge-offs amounted to $17.8 million in 2002, as compared to $11.6 million in 2001. The $6.2 million increase from 2001 was primarily related to an increase in commercial/real estate loan charge-offs. The increase in commercial net charge-offs was due to specific credits charged-off in the first quarter of 2002 related to the Lamar acquisition and was also indicative of the loan growth experienced in this area, as well as a continuing process of becoming more proactive with respect to addressing asset quality issues.

      Overall, the allowance for loan losses was 293% of non-performing loans at year-end 2002, compared to 199% at year-end 2001. Management utilizes several quantitative methodologies for determining the adequacy of the allowance for loan losses and is of the opinion that the allowance at December 31, 2002 is adequate even after considering the current slowdown in the U.S. economy. Table 3 presents the activity in the allowance for loan losses over the past 5 years.

TABLE  3.   SUMMARY OF ACTIVITY IN THE ALLOWANCE FOR LOAN LOSSES
-----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                             2002          2001          2000           1999          1998
-----------------------------------------------------------------------------------------------------------------------------------
Balance at the beginning of year                                 $34,417        $28,604       $25,713        $21,800       $21,000
Reserves acquired in bank purchase and other                       (400)          8,342         (147)          3,815             0
Provision for loan losses
     charged to operations                                        18,495          9,082        12,609          8,688         6,956
Loans charged to the allowance
     Commercial, real estate & mortgage                            9,262          6,445         6,917          3,202         1,087
     Direct and indirect consumer                                  9,384          6,324         4,084          6,769         6,043
     Demand deposit accounts                                       4,907          3,529         2,718          2,230         1,792
-----------------------------------------------------------------------------------------------------------------------------------
         Total                                                    23,553         16,298        13,719         12,201         8,922
-----------------------------------------------------------------------------------------------------------------------------------
Recoveries of loans previously charged-off
     Commercial, real estate & mortgage                              646            322         1,334            814           546
     Direct and indirect consumer                                  2,071          2,026         1,174          1,670         1,155
     Demand deposit accounts                                       3,064          2,339         1,640          1,127         1,065
-----------------------------------------------------------------------------------------------------------------------------------
         Total                                                     5,781          4,687         4,148          3,611         2,766
-----------------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                                   17,772         11,611         9,571          8,590         6,156
-----------------------------------------------------------------------------------------------------------------------------------
Balance at the end of year                                       $34,740        $34,417       $28,604        $25,713       $21,800
-----------------------------------------------------------------------------------------------------------------------------------
Ratios
     Gross charge-offs to average loans                            1.20%          0.91%         0.85%          0.84%         0.72%
     Recoveries to average loans                                   0.29%          0.26%         0.26%          0.25%         0.22%
     Net charge-offs to average loans                              0.91%          0.65%         0.59%          0.59%         0.50%
     Allowance for loan losses to year end loans                   1.65%          1.82%         1.68%          1.67%         1.67%
-----------------------------------------------------------------------------------------------------------------------------------

      Non-performing assets consist of loans accounted for on a non-accrual basis, restructured loans and other real estate (ORE). Table 4 presents information related to non-performing assets for the five years ended December 31, 2002. Total non-performing assets at December 31, 2002 were $17.8 million, a decrease of $2.5 million, or 12%, from December 31, 2001. This decrease was due primarily to Management's aggressive efforts to reduce the levels of non-performing assets. Loans that are 90 days past due but still accruing were $6.4 million at December 31, 2002. This compares to $12.6 million at December 31, 2001. Efforts on the part of Management to reduce the levels of non-performing assets as well as past due loans will continue in 2003 as the Company focuses on this issue.

TABLE  4.   NON-PERFORMING  ASSETS
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                    December 31
-----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                    2002           2001           2000          1999           1998
-----------------------------------------------------------------------------------------------------------------------------------
Loans accounted for on a non-accrual basis               $11,870       $17,328        $10,182        $6,901         $4,602
Restructured loans                                             0             0              0           152          1,332
-----------------------------------------------------------------------------------------------------------------------------------
     Total non-performing loans                           11,870        17,328         10,182         7,053          5,934
Other real estate                                          5,936         3,003          1,492         1,616          2,245
-----------------------------------------------------------------------------------------------------------------------------------
     Total non-performing assets                         $17,806       $20,331        $11,674        $8,669         $8,179
-----------------------------------------------------------------------------------------------------------------------------------
Loans 90 days past due still accruing                     $6,407       $12,591         $9,277        $4,442         $2,907
-----------------------------------------------------------------------------------------------------------------------------------
Ratios
     Non-performing assets to loans plus
         other real estate                                 0.84%         1.07%          0.69%         0.56%          0.63%
     Allowance for loan losses to
         non-performing loans                               293%          199%           281%          365%           367%
     Loans 90 days past due still accruing to loans        0.30%         0.67%          0.55%         0.29%          0.22%
-----------------------------------------------------------------------------------------------------------------------------------

Investment Securities

      The Company's investment in securities was $1.487 billion at December 31, 2002, compared to $1.373 billion at December 31, 2001. Average investment securities were $1.494 billion for 2002 as compared to $1.220 billion for 2001.

      The Company generally purchases securities with a maturity schedule that provides ample liquidity. Certain securities have been classified as available for sale based on management's internal assessment of the portfolio after considering the Company's liquidity requirements and the portfolio's exposure to changes in market interest rates and prepayment activity. At December 31, 2002, the composition of the securities portfolio was 85% classified as available for sale and 15% as held to maturity. At December 31, 2001, these relative percentages were 79% available for sale and 21% held to maturity.

      The December 31, 2002 carrying value of the held-to-maturity portfolio was $228.0 million and the market value was $238.2 million. The available-for-sale portfolio was $1.259 billion at December 31, 2002. The vast majority of securities in the Bank's portfolio are fixed rate and there were no investments in securities of a single issuer, other than U.S. Treasury and U.S. Government agency securities and mortgage-backed securities issued or guaranteed by U.S. government agencies, that exceeded 10% of stockholder's equity. The Bank does not normally maintain a securities trading portfolio.

Deposits and Other Borrowings

      Deposits increased to $3.302 billion at December 31, 2002 from $3.040 billion at December 31, 2001, an increase of $262 million, or approximately 9%. Total average deposits increased by $354.6 million, or nearly 13%, from 2001 to 2002. Of the increase in year-end deposits from 2001 to 2002, approximately $376 million consisted of core interest-bearing transaction deposits.

      As was the case in 2001, over the course of 2002, the Company did experience disintermediation of time deposits, primarily into interest-bearing transaction accounts. This was due to the falling interest rate environment throughout 2002 and customer behavior that favored transaction accounts over time deposits. Time deposits, which consisted mainly of certificates of deposits, decreased by more than $120 million from January through December 2002. However, interest-bearing transaction accounts, which include NOW accounts, money market investment accounts and savings accounts were up more than $255 million for the same time period. In addition, non-interest-bearing deposits were up almost $7 million for the period January through December 2002. The vast majority of the aforementioned net growth occurred as consumers moved investments from the still uncertain stock market to safer investment avenues such as financial institutions.

      Borrowings consist primarily of purchases of federal funds, sales of securities under repurchase agreements and borrowings from the FHLB. In total, borrowings were down over $.861 million from December 31, 2001 to December 31, 2002. Purchases of federal funds were down $.125 million from year-end 2001 as there were no purchases of federal funds outstanding at year-end 2002. Sales of securities under repurchase agreements decreased $.150 million from year-end 2001, while borrowings from the FHLB were down $.586 million. The majority of the FHLB borrowings consist of two notes with maturities in 2008 and 2009. The average interest rate on the two notes is 4.54% and is fixed through 2003, after which time the FHLB can make annual elections to reset the rates to LIBOR plus .35%.

TABLE  5.   AVERAGE  DEPOSITS
--------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                   2002                      2001                       2000
--------------------------------------------------------------------------------------------------------------------------
Non-interest bearing demand deposits            $601,374         19%        $562,989       20%        $537,057        22%
NOW account deposits                             552,419         17%         195,079        7%         219,511         9%
Money market deposits                            438,364         14%         619,000       22%         464,140        19%
Savings deposits                                 448,993         14%         298,024       11%         297,715        12%
Time deposits                                  1,133,796         36%       1,145,259       41%         959,493        39%
--------------------------------------------------------------------------------------------------------------------------
  Total average deposits                     $3,174,946        100%      $2,820,351      100%      $2,477,916       100%
--------------------------------------------------------------------------------------------------------------------------
Liquidity

Liquidity management encompasses the Company's ability to ensure that funds are available to meet the cash flow requirements of depositors and borrowers, while also ensuring that the Company has adequate cash flow to meet it's various needs, including operating, strategic and capital. Without proper liquidity management, the Company would not be able to perform the primary function of a financial intermediary and would not be able to meet the needs of the communities in which it has a presence and serves. In addition, the parent holding company's principal source of liquidity is dividends from its subsidiary banks. Liquidity is required at the parent holding company level for the purpose of paying dividends to stockholders, servicing of any debt the Company may have, business combinations as well as general corporate expenses.

      The asset portion of the balance sheet provides liquidity primarily through loan principal repayments, maturities of investment securities and occasional sales of various assets. Short-term investments such as federal funds sold, securities purchased under agreements to resell and maturing interest-bearing deposits with other banks are additional sources of liquidity funding.

      The liability portion of the balance sheet provides liquidity through various customers' interest-bearing and non-interest-bearing deposit accounts. Purchases of federal funds, securities sold under agreements to repurchase and other short-term borrowings are additional sources of liquidity and represent the Company's incremental borrowing capacity. These sources of liquidity are short-term in nature and are used as necessary to fund asset growth and meet short-term liquidity needs. The Company's short-term borrowing capacity includes a line of credit with the Federal Home Loan Bank of over $218 million and borrowing capacity at the Federal Reserve's Discount Window in excess of $100 million.

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

      In adjusting the Company's asset/liability position, the Board and Management attempt to manage the Company's interest rate risk while enhancing the net interest margin. At times, depending on the level of general interest rates, the relationship between long-term and short-term interest rates, market conditions and competitive factors, the Board and Management may determine to increase the Company's interest rate risk position somewhat in order to increase its net interest margin. The Company's results of operations and net portfolio values remain vulnerable to increases in interest rates and to fluctuations in the difference between long-term and short-term interest rates.

      The Company also controls interest rate risk reductions by emphasizing non-certificate depositor accounts. The Board and management believe that such accounts carry a lower interest cost than certificate accounts and that a material portion of such accounts may be more resistant to changes in interest rates.

      One approach used to quantify interest rate risk is the net interest income (NII) at risk analysis. NII at risk measures the risk of a decline in earnings due to potential short-term and long-term changes in interest rates. Table 6 presents an analysis of the Company's interest rate risk as measured by the estimated changes in NII resulting from an instantaneous and sustained parallel shift in the yield curve (+ or - 300 basis points, measured in 100 basis point increments) at December 31, 2002. Current interest rate levels make it improbable that rates would fall in excess of 100 basis points; therefore, those scenarios are not presented. Table 6 indicates that the Company's level of NII declines under rising and falling rates but does so to a lesser degree in a falling interest rate environment.

TABLE  6.   NET  INTEREST INCOME (te) AT RISK
-------------------------------------------------------------------------------------------------------------------------------
                                                   December 31, 2002
-------------------------------------------------------------------------------------------------------------------------------
                                                                                Estimated Increase
                             Change in                                         (Decrease) in NII
                              Interest              Estimated            -------------------------------
                              Rates                 NII Amount             Amount             Percent
                          ---------------        ---------------        ------------       ------------
                           (basis points)                  (amounts in thousands)

                                  -  100               $165,299              ($893)              -0.5%
                                  Stable               $166,192                -                   -
                                  +  100               $165,317              ($875)              -0.5%
                                  +  200               $164,705            ($1,487)              -0.9%
                                  +  300               $164,154            ($2,038)              -1.2%
-------------------------------------------------------------------------------------------------------------------------------

TABLE  7.   INTEREST RATE SENSITIVITY
-----------------------------------------------------------------------------------------------------------------------------------
                                                              December 31, 2002
-----------------------------------------------------------------------------------------------------------------------------------
                                                             Within    6 months    1 to 3        > 3    Non-Sensitive
                                                  Overnight 6 months   to 1 year    years       years         Balance      Total
                                                ----------- -------------------------------- ---------- -------------- ------------
                                                                          (amounts in thousands)
Assets
   Securities                                          $0    $264,002  $235,338    $467,133    $494,965          $0     $1,461,438
   Federal funds sold & Short-term investments    $22,214          $0      $216          $0     $24,827          $0        $47,257
   Loans                                          $26,512  $1,072,824  $279,728    $511,423    $214,494          $0     $2,104,981
   Other assets                                        $0          $0        $0          $0     $66,807    $292,664       $359,471
-----------------------------------------------------------------------------------------------------------------------------------
   Total Assets                                   $48,726  $1,336,826  $515,282    $978,556    $801,093    $292,664     $3,973,147
-----------------------------------------------------------------------------------------------------------------------------------
Liabilities
   Interest bearing transaction deposits               $0    $736,755  $192,087    $554,900     $57,729          $0     $1,541,471
   Time deposits                                       $0    $432,127  $149,750    $277,138    $270,223          $0     $1,129,238
   Non-interest bearing deposits                       $0    $264,865  $126,270    $220,209     $19,446          $0       $630,790
   Federal funds purchased                             $0          $0        $0          $0          $0          $0             $0
   Borrowings                                    $165,237          $0        $0          $0     $46,840          $0       $212,077
   Other liabilities                                   $0          $0        $0          $0          $0     $34,989        $34,989
   Shareholders' Equity                                $0          $0    $9,774          $0    $414,808          $0       $424,582
-----------------------------------------------------------------------------------------------------------------------------------
   Total Liabilities & Equity                    $165,237  $1,433,747  $477,881  $1,052,247    $809,046     $34,989     $3,973,147
-----------------------------------------------------------------------------------------------------------------------------------
Interest sensitivity gap                        ($116,511)   ($96,921)   $37,401   ($73,691)    ($7,953)  $257,675
Cumulative interest rate sensitivity gap        ($116,511)  ($213,432) ($176,031) ($249,722)  ($257,675)         -
Cumulative interest rate
   sensitivity gap as a percentage of
   total earning assets                            (3.0)%      (6.0)%    (5.0)%      (7.0)%      (7.0)%
-----------------------------------------------------------------------------------------------------------------------------------

      Table 7 indicates that the Company is liability sensitive; however, this static gap report does not take into consideration the strategic options available to management designed to maximize net interest income over time.

      Certain assumptions in assessing the interest rate risk were employed in preparing data for the Company included in the preceding tables (Tables 6 & 7). These assumptions relate to interest rates, loan and deposit growth, pricing, loan prepayment speeds, deposit decay rates and the market values of certain assets under the various interest rate scenarios. Even if interest rates change in the designated amounts, there can be no assurance that the Company's assets and liabilities would perform as anticipated. In addition, a change in U. S. Treasury rates in the designated amounts accompanied by a change in the shape of the U. S. Treasury yield curve would cause significantly different changes to the NII than indicated above.

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

      As part of the regular asset/liability management process, management reviews the results of the monthly model simulations, combined with the other risk factors affecting operations, and adjusts the Company's strategies in order to maximize net interest income over the horizon.

Capital Resources

      Common stockholder's equity increased $20.0 million during 2002 and stood at $387.5 million at December 31, 2002. The increase from 2001 was due primarily to an increase in retained earnings, an increase in the unrealized gain on securities available for sale and was partially offset by an increase in the unfunded pension liability and an increase in treasury stock related to the execution of the Company's ongoing stock buyback program. Dividends paid by the Company to common stock shareholder's totaled $12.721 million, or $.80 per common share. This represents an increase of $.05 per common share over 2001. The Company also paid dividends totaling $2.653 million, or $1.60 per share to preferred shareholders in 2002. The preferred stock was issued July 1, 2001 in connection with the Lamar acquisition. Preferred dividends paid in 2001 were $0.80 per share, or $0.40 per share per quarter.

      On July 12, 2002, the Company's Board of Directors declared a three-for-two stock split in the form of a 50% stock dividend. The additional shares were payable on August 5, 2002 to shareholders of record at the close of business on July 23, 2002. All information concerning earnings per share, dividends per share, and numbers of shares outstanding have been adjusted to give effect to this split.

      Common stockholder's equity at December 31, 2002 reflects charge of $6.4 million (net of tax) relating to the unfunded portion of the Company's pension plan. The unfunded portion of the pension plan increased in 2001 and 2002, as the actual return on plan assets has been less than 2%. This reflects the effect of overall market conditions and the interest cost on the pension obligations, which continued to increase from 6.75% to 7.00%. The Company changed the discount rate on the obligations from 7.25% at December 31, 2001, to 6.75% at December 31, 2002 to reflect current market conditions.

      A strong capital position, which is vital to the continued profitability of the Company, also promotes depositor and investor confidence and provides a solid foundation for the future growth of the Company. Composite ratings by the respective regulatory authorities of the Company and the Banks establish minimum capital levels. Currently, the Company and the Banks are required to maintain minimum Tier 1 leverage ratios of at least 3%, subject to an increase up to 5%, depending on the composite rating. At December 31, 2002, the Company's and the Banks' capital balances were in excess of current regulatory minimum requirements. As indicated in Table 8 below, the regulatory capital ratios of the Company and the Banks far exceed the minimum required ratios, and the Banks have been categorized as "well capitalized" in the most recent notice received from their regulators.

      The Company continued the execution of the common stock buyback program which provides for the repurchase of up to 10% of the Company's outstanding common stock. This program was announced in July 2000 and authorized the repurchase of approximately 1,660,000 shares of the Company's outstanding stock. Over the course of 2002, the Company purchased 438,942 shares of common stock at an aggregate price of $19.714 million, or approximately $44.92 per share. In 2001, the Company purchased 228,455 shares of common stock at an aggregate price of $6.415 million, or approximately $28.08 per share. As of December 31, 2002, the total number of common shares purchased under the current stock buyback program was approximately 845,000, or 5.1%, of the outstanding common shares at June 30, 2000.

TABLE  8.   RISK-BASED CAPITAL AND CAPITAL RATIOS
-------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                   2002           2001          2000          1999          1998
-------------------------------------------------------------------------------------------------------------------------
Tier 1 regulatory capital                              $360,976       $345,589      $302,094      $279,659      $260,182
Tier 2 regulatory capital                                34,741         30,071        24,416        22,447        18,997
-------------------------------------------------------------------------------------------------------------------------
     Total regulatory capital                          $395,717       $375,660      $326,510      $302,106      $279,179
-------------------------------------------------------------------------------------------------------------------------
Risk-weighted assets                                 $2,294,427     $2,387,945    $1,949,085    $1,792,515    $1,516,986
-------------------------------------------------------------------------------------------------------------------------
Ratios
     Leverage (Tier 1 capital to average assets)          9.35%          8.50%        10.24%         9.61%         9.50%
     Tier 1 capital to risk-weighted assets              15.73%         14.47%        15.50%        15.60%        17.15%
     Total capital to risk-weighted assets               17.25%         15.73%        16.75%        16.85%        18.40%
     Common stockholders' equity to total assets          9.75%          9.99%        11.33%        10.38%        10.19%
     Tangible common equity to total assets               8.42%          8.61%        10.11%         9.02%         9.34%
-------------------------------------------------------------------------------------------------------------------------
Results of Operations

Net Interest Income

Net interest income (te) of $166.2 million was recorded for the year 2002, an increase of $25.3 million, or 18%, from 2001. The increase in 2001 followed an increase of $12.0 million, or 9%, from 2000 to 2001. The factors contributing to the changes in net interest income for 2002, 2001 and 2000 are presented in Tables 9 and 10. Table 9 is an analysis of the components of the Company's average balance sheets, level of interest income and expense and the resulting earning asset yields and liability rates. Table 10 breaks down the overall changes in the level of net interest income into rate and volume components. Net interest income (te) in 2002 was impacted by a higher level of average earning assets and an expanded net interest margin (te).

      Average earning assets, increased $406 million, or 13%, from 2001 to 2002. The majority of these funds were invested in the securities portfolio, which increased $274 million, or 22%, while average loans increased $169 million, or 9% from 2001 to 2002. The overall increase in average earning assets was funded primarily by growth in average deposits of $355 million, or 13%, from 2001 to 2002.

      The Company's net interest margin (te) for 2002 was 4.70%, an increase of 20 basis points from the 4.50% recorded in 2001. The earning asset yield (te) narrowed 101 basis points from 7.74% in 2001 to 6.73% in 2002. The Company's loan yield decreased 103 basis points from 2001, while the yield on the securities portfolio was down a total of 79 basis points. The yield on short-term investments decreased 267 basis points. All of the aforementioned declines in earning asset yield were related to the overall reduction in the interest rate environment that occurred in 2002. The Company's total cost of funds fell 120 basis points, while the cost of interest-bearing deposits fell 157 basis points from 2001 to 2002. Within interest-bearing deposits, the cost of interest-bearing transaction deposits fell 129 basis points as the Company aggressively reduced the cost of savings accounts, NOW accounts and money market investment accounts. The cost of time deposits was down 150 basis points from 2001.

Provision for Loan Losses

     The provision for loan losses was $18.5 million for 2002, an increase of $9.4 million from 2001's level of $9.1 million. Net charge-offs increased $6.2 million from 2001 to 2002 and were $17.8 million for 2002. The increase from 2001, occurred as the Company completed the process of recognizing problem commercial/real estate credits resulting from the Lamar acquisition. The Company's allowance for loan losses as a percent of period-end loans was 1.65% at December 31, 2002, a decrease of 17 basis points from the 1.82% at December 31, 2001.

TABLE  9.   SUMMARY  OF  AVERAGE  BALANCE  SHEETS
            NET  INTEREST  INCOME  (te)  &  INTEREST  RATES
-----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                   2002                      2001                              2000
-----------------------------------------------------------------------------------------------------------------------------------
                                              Average                   Average                       Average
                                              Balance Interest   Rate   Balance   Interest    Rate    Balance     Interest    Rate
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
EARNING ASSETS
    Loans (te)                             $1,961,299  $159,453  8.13% $1,792,559  $164,183   9.16%  $1,611,046    $150,857   9.36%
-----------------------------------------------------------------------------------------------------------------------------------
    U.S. Treasury securities                   48,423     1,605  3.31%     53,930     3,023   5.61%      98,704       5,494   5.57%
    U.S. agency securities                    530,704    25,468  4.80%    447,525    24,564   5.49%     373,295      21,819   5.85%
    CMOs                                      560,264    26,636  4.75%    338,511    19,428   5.74%     264,207      16,740   6.34%
    Mortgage-backed securities                 95,158     5,618  5.90%    130,122     8,251   6.34%     136,879       9,313   6.80%
    Obligations of states and
       political subdivisions (te)            222,037    15,926  7.17%    218,196    15,700   7.20%     196,518      14,429   7.34%
    FHLB stock and
       other corporate securities              36,988     2,085  5.64%     31,790     1,869   5.88%      20,955       2,057   9.81%
-----------------------------------------------------------------------------------------------------------------------------------
          Total investment in securities    1,493,574    77,338  5.18%  1,220,074    72,835   5.97%   1,090,558      69,852   6.41%
-----------------------------------------------------------------------------------------------------------------------------------
    Federal funds sold and
       short-term investments                  83,427     1,452  1.74%    119,832     5,285   4.41%      42,672       2,523   5.91%
-----------------------------------------------------------------------------------------------------------------------------------
          Total earning assets (te)         3,538,300  $238,243  6.73%  3,132,465  $242,303   7.74%   2,744,276    $223,232   8.13%
-----------------------------------------------------------------------------------------------------------------------------------
NON-EARNING ASSETS
    Other assets                              352,533                     316,066                       276,287
    Allowance for loan losses                (33,135)                    (32,487)                      (26,591)
-----------------------------------------------------------------------------------------------------------------------------------
          Total assets                     $3,857,698                  $3,416,044                    $2,993,972
-----------------------------------------------------------------------------------------------------------------------------------

LIABILITIES, PREFERRED STOCK AND COMMON STOCKHOLDERS' EUITY
INTEREST-BEARING LIABILITIES
    Interest-bearing transaction deposits  $1,126,594   $15,678  1.39%   $902,582   $24,206   2.68%    $829,760     $27,190   3.28%
    Time deposits                             971,457    39,532  4.07%  1,020,249    56,821   5.57%     875,627      49,056   5.60%
    Public fund                               475,521    12,175  2.56%    334,531    13,498   4.03%     235,472      10,302   4.37%
-----------------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing deposits      2,573,572    67,385  2.62%  2,257,362    94,525   4.19%   1,940,859      86,548   4.46%
-----------------------------------------------------------------------------------------------------------------------------------
    Customer repurchase agreement             173,084     2,214  1.28%    159,511     5,241   3.29%     157,633       7,024   4.46%
    Other interest-bearing liabilities         54,798     2,454  4.48%     34,421     1,596   4.64%      10,533         679   6.44%
-----------------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing liabilities   2,801,454    72,053  2.57%  2,451,294   101,362   4.14%   2,109,025      94,251   4.47%
-----------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST BEARING LIABILITIES, PREFERRED STOCK AND COMMON STOCKHOLDERS' EQUITY
    Demand deposits                           601,374                     562,989                       537,057
    Other liabilities                          28,980                      25,931                        22,382
    Preferred stockholders' equity             37,069                      16,733                             -
    Common stockholders' equity               388,821                     359,097                       325,508
-----------------------------------------------------------------------------------------------------------------------------------
       Total liabilities, preferred stock &
          common stockholders' equity      $3,857,698            2.04% $3,416,044             3.24%  $2,993,972               3.43%
-----------------------------------------------------------------------------------------------------------------------------------
       Net interest income and margin (te)             $166,190  4.70%            $140,941   4.50%                $128,981    4.70%
       Net earning assets and spread         $736,846            4.16%   $681,171            3.60%     $635,251               3.67%
-----------------------------------------------------------------------------------------------------------------------------------

TABLE  10.   SUMMARY  OF  CHANGES  IN  NET  INTEREST  INCOME  (te)
---------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                2002 Compared to 2001                   2001 Compared to 2000
---------------------------------------------------------------------------------------------------------------------------
                                                      Due to                                      Due to
                                                   Change in            Total                  Change in           Total
                                              ------------------------  Increase      ------------------------    Increase
                                                   Volume     Rate     (Decrease)           Volume     Rate     (Decrease)
---------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME (te)
    Loans                                        $13,067   ($17,797)     ($4,730)        $13,963      ($638)     $13,325
---------------------------------------------------------------------------------------------------------------------------

    U.S. Treasury securities                        (284)    (1,134)      (1,418)         (2,510)         39      (2,471)
    U.S. agency securities                           846         58          904           2,271         474       2,745
    CMOs                                           6,152      1,056        7,208           2,210         477       2,687
    Mortgage-backed securities                    (2,100)      (533)      (2,633)           (444)       (619)     (1,063)
    Obligations of states and
       political subdivisions (te)                    62        164          226             716         555       1,271
    FHLB stock and
       other corporate securities                    296        (80)         216             823      (1,010)       (187)
---------------------------------------------------------------------------------------------------------------------------
          Total investment in securities           4,972       (469)       4,503           3,066         (84)      2,982
---------------------------------------------------------------------------------------------------------------------------

    Federal funds and short-term investments      (1,281)     (2,552)     (3,833)          3,545        (782)      2,763
---------------------------------------------------------------------------------------------------------------------------
          Total interest income (te)             $16,758    ($20,818)    ($4,060)        $20,574     ($1,504)    $19,070
---------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
    Interest-bearing transaction deposits         $5,024    ($13,552)    ($8,528)        ($2,245)     $5,229      $2,984
    Time deposits                                 (2,607)    (14,682)    (17,289)         (8,054)        292      (7,762)
    Public Funds                                   4,576      (5,899)     (1,323)         (4,050)        853      (3,197)
---------------------------------------------------------------------------------------------------------------------------
          Total interest-bearing deposits          6,993     (34,133)    (27,140)        (14,349)      6,374      (7,975)
---------------------------------------------------------------------------------------------------------------------------

    Customer repurchase agreements                   413      (3,440)     (3,027)            (83)      1,866       1,783
    Other interest-bearing liabilities               937         (79)        858          (1,155)        237        (918)
---------------------------------------------------------------------------------------------------------------------------
          Total interest expense                  $8,343    ($37,652)   ($29,309)       ($15,587)     $8,477     ($7,110)
---------------------------------------------------------------------------------------------------------------------------
          Change in net interest income (te)      $8,415     $16,834     $25,249          $4,987      $6,973     $11,960
---------------------------------------------------------------------------------------------------------------------------
Non-Interest Income

Table 11 presents a three-year analysis of the components of non-interest income. Overall, non-interest income of $71.6 million was reported in 2002, as compared to $54.3 million for 2001. This represented an increase of $17.3 million, or 32%, from 2001.

      Significant increases in non-interest income from 2001 were reflected in service charges on deposit accounts, trust income, investment and annuity fees and insurance commissions and fees, secondary mortgage market operations and other fees and income. Less significant changes were reflected in credit card income (primarily merchant discount fees) and ATM fees.

      Service charges on deposit accounts increased $11.8 million, or 39%, from 2001 to 2002. The vast majority of this increase related to service charge income derived from the implementation of a series of initiatives concerning pricing and processing for service charges on deposit accounts. Trust income increased $1.1 million, or 18% from 2001 to 2002. Investment and annuity fees and insurance commissions and fees were $1.3 million and $.9 million, respectively or 37% and 69%, respectively, higher in 2002. These increases occurred as a result of ongoing efforts to build and expand the Company's wealth management line of business. Fees related to the retention of mortgage servicing rights were $2.4 million in 2002. Beginning in second quarter 2001, the Company, through its wholly owned subsidiary, Hancock Mortgage Company, began selling 85% to 90% of certain residential mortgage loans originated by that subsidiary in the secondary market to investors where the servicing rights are retained. Higher volumes of mortgage originations contributed to the 54% increase in secondary mortgage market operations income over 2001. ATM fees were up $0.4 million and largely consist of surcharges on foreign (non-Hancock) cardholders that utilize Hancock-owned ATM machines.

TABLE  11.   NON-INTEREST  INCOME
-------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                    2002               % change         2001       % change         2000
-------------------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts                     $42,246                 39%        $30,408          12%        $27,180
Trust income                                              7,603                 18%          6,454           7%          6,058
Investment and annuity fees                               4,722                 37%          3,444           6%          3,258
Insurance commissions and fees                            2,312                 69%          1,371         -10%          1,530
Credit card merchant discount fees                        3,284                 20%          2,734          -1%          2,762
ATM fees                                                  3,771                 13%          3,327           1%          3,305
Secondary mortgage market operations                      2,409                 54%          1,560         802%            173
Other fees and income                                     5,242                  4%          5,028          14%          4,429
-------------------------------------------------------------------------------------------------------------------------------
   Total other non-interest income                       71,589                 32%         54,326          12%         48,695
-------------------------------------------------------------------------------------------------------------------------------
Gain on sale of credit cards                              -                                      -                       3,753
Securities transactions                                   4                                     18                           3
-------------------------------------------------------------------------------------------------------------------------------
   Total non-interest income                            $71,593                 32%        $54,344           4%        $52,451
-------------------------------------------------------------------------------------------------------------------------------
Non-Interest Expense

      Table 12 presents an analysis of the components of non-interest expense for the years 2002, 2001 and 2000. The Company's level of operating expenses increased $16.6 million, or 13%, from 2001 to 2002, inclusive of a $3.6 million reduction in amortization of purchased intangibles in accordance with the Company's adoption of SFAS No. 142 on January 1, 2002. The Company also had $670,000 of pretax merger-related expenses in 2001, which was related to the acquisition of Lamar Capital Corporation. Excluding the impact of not amortizing purchased intangibles, operating expenses increased $20.2 million or 17.2%, from 2001 to 2002.

      Personnel expense increased $9.7 million, or 14.3% from 2001 to 2002 due, in part, to the full year impact of the Lamar acquisition, as well as an increase in full-time equivalent (FTE) headcount of 54. Less significant increases were reflected in occupancy expense ($361,000 or 4.4%) and equipment expense ($960,000 or 12.0%).

      Other operating expense (not including amortization of purchased intangibles) increased $9.2 million, or 27.3%, from 2001 to 2002. Significant increases, which, in part, were related to a full year impact related to the Lamar acquisition, were reflected in ad valorem and franchise taxes (59%), legal and professional fees (37%), advertising expense (34%), training expenses (40%) and ORE expense (595%).

TABLE  12.   NON-INTEREST  EXPENSE
-----------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                          2002     % change          2001     % change           2000
-----------------------------------------------------------------------------------------------------------------------------
Employee compensation                                        $62,152        14%          $54,524        12%          $48,660
Employee benefits                                             15,148        16%           13,098        24%           10,526
-----------------------------------------------------------------------------------------------------------------------------
     Total personnel expense                                  77,300        14%           67,622        14%           59,186
Equipment and data processing expense                         15,689        13%           13,944         1%           13,779
Net occupancy expense                                          8,536         4%            8,175        15%            7,135
Postage and communications                                     7,908         1%            7,850         3%            7,598
Ad valorem and franchise taxes                                 4,376        59%            2,759        15%            2,389
Legal and professional services                                4,762        37%            3,467        21%            2,862
Stationery and supplies                                        2,054         9%            1,882        40%            1,349
Amortization of intangible assets                                750       -83%            4,349        16%            3,756
Advertising                                                    3,848        34%            2,871        20%            2,386
Deposit insurance and regulatory fees                            884         1%              879        10%              802
Training expenses                                                569        40%              407         4%              390
Other real estate owned expense                                2,218       595%              319       406%               63
Other expense                                                  9,364        31%            7,128         0%            7,123
-----------------------------------------------------------------------------------------------------------------------------
   Total non-interest expense                                138,258        14%          121,652        12%          108,818
-----------------------------------------------------------------------------------------------------------------------------