Form 10-K, Exhibit 13
period 2003-12-31
HANCOCK HOLDING CO
filed 2004-03-12
CIK 750577

                                              HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                                        FINANCIAL HIGHLIGHTS

   (amounts in thousands)                                                     At and For the Years Ended December 31,
                                                          -------------------------------------------------------------------------
                                                                 2003          2002          2001           2000         1999
                                                          -------------------------------------------------------------------------
Period-End Balance Sheet Data:
   Securities                                                 $1,278,049    $1,486,810    $1,372,794    $  994,095    $1,148,722
   Short-term investments                                         11,288        47,257       100,433        62,877         3,100
   Loans, net of unearned income                               2,448,644     2,104,982     1,890,039     1,699,841     1,541,521
   Total earning assets                                        3,737,981     3,639,049     3,363,266     2,756,813     2,693,343
   Allowance for loan losses                                      36,750        34,740        34,417        28,604        25,713
   Total assets                                                4,150,358     3,973,147     3,679,845     3,013,430     2,991,874
   Total deposits                                              3,447,847     3,301,500     3,039,734     2,503,788     2,397,653
   Short-term notes                                                9,400             -             -             -             -
   Long-term notes                                                50,428        51,020        51,606         2,177         2,714
   Total preferred stockholders' equity                           37,067        37,069        37,069             -             -
   Total common stockholders' equity                             397,814       387,513       367,548       341,390       310,427
Average Balance Sheet Data:
   Securities                                                 $1,466,156    $1,493,574    $1,220,074    $1,090,558    $1,251,971
   Short-term investments                                         57,986        83,427       119,832        42,672        28,845
   Loans, net of unearned income                               2,238,245     1,961,299     1,792,559     1,611,046     1,455,086
   Total earning assets                                        3,762,387     3,538,300     3,132,465     2,744,276     2,735,902
   Allowance for loan losses                                      35,391        33,135        32,487        26,591        23,939
   Total assets                                                4,111,949     3,857,698     3,416,044     2,993,972     3,006,195
   Total deposits                                              3,407,205     3,174,946     2,820,351     2,477,916     2,505,531
   Short-term notes                                                   26             -             -             -             -
   Long-term notes                                                50,677        51,299        31,569         2,426         2,795
   Total preferred stockholders' equity                           37,069        37,069        16,733             -             -
   Total common stockholders' equity                             396,034       388,821       359,097       325,508       308,854
Performance Ratios:
   Return on average assets                                         1.34%         1.32%         1.15%         1.23%         1.05%
   Return on average assets excluding gain on sale of
      credit cards, securities transactions and merger-
      related costs                                                 1.31%         1.32%         1.16%         1.15%         1.05%
   Return on average common equity                                 13.88%        13.13%        10.93%        11.31%        10.27%
   Return on average common equity excluding gain
      on sale of credit cards, securities transactions and
      merger-related costs                                         13.60%        13.13%        10.56%        10.56%        10.25%
   Net interest margin (te)*                                        4.45%         4.70%         4.50%         4.70%         4.73%
   Average loans to average deposits                               65.69%        61.77%        63.56%        65.02%        58.07%
   Non-interest expense as a percent of total revenue (te)
      and excluding amortization of intangibles and
      securities transactions                                      57.83%        57.83%        60.07%        57.91%        63.21%
   Non-interest expense as a percent of total revenue (te)
      and excluding amortization of intangibles, securities
      transactions, gain on sale of credit cards and
      merger-related costs                                         57.83%        57.83%        59.73%        59.13%        63.21%
   Allowance for loan losses to period-end loans                    1.50%         1.65%         1.82%         1.68%         1.67%
   Non-performing assets to loans plus other real estate            0.73%         0.84%         1.07%         0.69%         0.56%
   Allowance for loan losses to non-performing loans
      and accruing loans 90 days past due                         169.73%       143.48%       104.54%       136.53%       196.12%
   Net charge-offs to average loans                                 0.59%         0.91%         0.65%         0.59%         0.59%
   FTE employees (period end)                                      1,734         1,790         1,736         1,590         1,664
*Tax Equivalent (te) amounts are calculated using a marginal federal income tax rate of 35%

                                              HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                                        FINANCIAL HIGHLIGHTS

  (amounts in thousands)                                                     At and For the Years Ended December 31,
                                                          -------------------------------------------------------------------------
                                                                 2003          2002          2001           2000           1999
                                                          -------------------------------------------------------------------------
Capital Ratios:
  Average common stockholders' equity to                         9.63         10.08         10.51          10.87           10.27
     average assets
  Common stockholders' equity to total assets                    9.59          9.75          9.99          11.33           10.38
  Tier 1 leveraged                                               9.29          9.19          8.50          10.24            9.61
  Tier 1 risk-based                                             14.21         14.88         14.47          15.50           15.60
  Total risk-based                                              15.60         16.11         15.73          16.75           16.85

Income Data:
  Interest income                                            $218,149      $230,781      $234,870       $216,947     $   207,675
  Interest expense                                             57,961        72,053       101,362         94,251          83,961
  Net interest income                                         160,188       158,728       133,508        122,696         123,713
  Net interest income (te)                                    167,358       166,190       140,941        128,981         129,375
  Provision for loan losses                                    15,154        18,495         9,082         12,609           8,688
  Non-interest income (excluding securities trans-
     actions and gain on sale of credit cards)                 73,089        71,589        54,326         48,695          45,545
  Securities transactions                                       1,667             4            18              3              67
  Gain on sale of credit card portfolio                             -             -             -          3,753               -
  Non-interest expense (excluding merger-related costs)       140,208       138,258       120,982        108,818         114,340
  Merger-related costs                                              -             -           670              -
  Earnings before income taxes                                 79,582        73,569        57,118         53,720          46,298
  Net earnings                                                 54,955        51,043        39,255         36,824          31,710
  Net earnings available to common stockholders                52,302        48,390        37,928         36,824          31,710

Per Common Share Data:
  Net earnings:
        Basic                                                $   3.41      $   3.07      $   2.36       $   2.26     $      1.94
        Diluted                                                  3.29          3.00          2.36           2.26            1.94
  Cash dividends paid                                            0.88          0.80          0.75           0.83            0.67
  Book value to common                                       $  26.13      $  25.09      $  23.13       $  21.19     $     19.03
  Dividend payout ratio                                         25.81%        26.06%        31.78%         36.73%          34.54%
  Weighted average number of shares outstanding
     Basic                                                     15,357        15,743        16,047         16,290          16,331
     Diluted                                                   16,705        17,042        16,639         16,301          16,352
  Number of shares outstanding (period end)                    15,225        15,443        15,893         16,110          16,310
  Market data:
     High closing price                                      $  58.50      $  50.37      $  29.97       $  27.92     $     32.00
     Low closing price                                          42.00         27.56         23.33          19.17           24.75
     Period-end closing price                                   54.57         44.65         28.69          25.50           25.83
     Trading volume                                             5,703         9,406         3,275          3,375           2,978

                                              HANCOCK HOLDING COMPANY AND SUBSIDIARIES

Summary of Quarterly Operating Results (unaudited, in thousands, except per share data)

                                   ----------------------------------------------------------------------------------------
                                   Fourth     Third      Second       First      Fourth     Third      Second      First
                                   ----------------------------------------------------------------------------------------
Interest income (te)              $56,464    $56,976     $56,400    $ 55,479    $58,557    $60,260     $59,931    $59,496
Interest expense                  (13,529)   (13,889)    (14,962)    (15,581)   (16,762)   (17,597)    (18,373)   (19,320)
                                 ---------  --------    ---------   ---------  --------   ---------   ---------   --------

Net interest income (te)           42,935     43,087      41,438      39,898     41,795     42,663      41,558     40,176
Provision for loan losses          (4,180)    (3,988)     (3,966)     (3,020)    (4,691)    (3,597)     (4,879)    (5,329)
Non-interest income                20,210     19,091      17,661      17,794     19,011     17,674      17,519     17,390
Non-interest expense              (35,568)   (36,352)    (35,297)    (32,991)   (35,438)   (35,163)    (34,063)   (33,596)
Taxable equivalent adjustment      (1,767)    (1,767)     (1,773)     (1,862)    (1,855)    (1,856)     (1,860)    (1,891)
                                 ---------  --------    ---------   ---------  --------   ---------   ---------   --------
 Earnings before income taxes      21,630     20,071      18,063      19,819     18,822     19,72l      18,275     16,750
Income taxes                       (6,382)    (6,409)     (5,681)     (6,156)    (5,072)    (6,430)     (5,694)    (5,329)
                                 ---------  --------    ---------   ---------  --------   ---------   ---------   --------
Net earnings                      $15,248    $13,662     $12,382     $13,663    $13,750    $13,291     $12,581    $11,421
                                 =========  ========    =========   =========  ========   =========   =========  =========
Basic earnings per common share:
Net earnings                        $0.96      $0.85      $0.76        $0.84      $0.84      $0.80      $0.75       $0.68
Net earnings excluding gain on
 sales of securities                 0.92       0.85       0.72         0.81       0.84       0.80       0.75        0.68

Diluted earnings per common share:
Net earnings                         0.91       0.82       0.74         0.82       0.82       0.78       0.73        0.67
Net earnings excluding gain on
 sales of securities                 0.88       0.82       0.70         0.79       0.82       0.78       0.73        0.67
Market Information

     The Company's common stock trades on the Nasdaq Stock Market under the symbol "HBHC" and is quoted in publications under "HancHd". The following table sets forth the high and low sale prices of the Company's common stock as reported on the Nasdaq Stock Market. These prices do not reflect retail mark-ups, mark-downs or commissions.

                                                                                                                  Cash
                                                                        High                 Low                Dividends
                                                                        Sale                 Sale                 Paid
                                                                      --------             -------             ----------
 2003
     4th quarter                                                       58.50                49.35                 0.23
     3rd quarter                                                       51.69                46.01                 0.23
     2nd quarter                                                       49.25                42.00                 0.21
     1st quarter                                                       46.94                42.80                 0.21

 2002
     4th quarter                                                       50.37                42.00                 0.20
     3rd quarter                                                       49.73                39.33                 0.20
     2nd quarter                                                       45.13                35.17                 0.20
     1st quarter                                                       36.17                27.56                 0.20

     There were 5,478 registered holders and approximately 9,134 unregistered holders of common stock of the Company at January 2, 2004 and 16,618,120 shares issued. On January 2, 2004, the high and low sale prices of the Company's common stock as reported on the Nasdaq Stock Market were $55.87 and $54.98, respectively. The principal source of funds to the Company to pay cash dividends is the dividends received from the Hancock Bank, Gulfport, Mississippi and Hancock Bank of Louisiana, Baton Rouge, Louisiana (the Banks). Consequently, dividends are dependent upon earnings, capital needs, regulatory policies and statutory limitations affecting the Banks. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Dividends paid to the Company by Hancock Bank are subject to approval by the Commissioner of Banking and Consumer Finance of the State of Mississippi and those paid by Hancock Bank of Louisiana are subject to approval by the Commissioner for Financial Institutions of the State of Louisiana. The Company's management does not expect regulatory restrictions to affect its policy of paying cash dividends. Although no assurance can be given that Hancock Holding Company will continue to declare and pay regular quarterly cash dividends on its common stock, the Company has paid regular cash dividends since 1937.

MANAGEMENT'S REPORT ON RESPONSIBILITY FOR FINANCIAL REPORTING

_____________________________________________________________________________________________________________________

      The management of Hancock Holding Company is responsible for the preparation of the financial statements, related financial data and other information in the annual report. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and include amounts based on management's estimates and judgements where appropriate. Financial information appearing throughout this annual report is consistent with that in the financial statements

      The Company's financial statements have been audited by Deloitte & Touche LLP, independent public accountants. Management has made available to Deloitte & Touche LLP, all of the Company's financial records and related data, as well as the minutes of stockholders' and directors' meetings. Furthermore, management believes that all representations made to Deloitte & Touche LLP during the Company's audit were valid and appropriate.

      Management of the Company has established and maintained a system of internal control that provides reasonable assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition and the prevention and detection of fraudulent financial reporting. The system of internal control provides for appropriate division of responsibility, is documented by written policies and procedures that are communicated to employees with significant roles in the financial reporting process, and is updated as necessary. Management continually monitors the system of internal control for compliance. The Company maintains a professional staff of internal auditors who independently assess the effectiveness of internal controls and recommend possible system improvements. As part of their audit of the Company's 2003 financial statements, Deloitte & Touche LLP considered the Company's system of internal control to the extent they deemed necessary to determine the nature, timing and extent of their audit tests. Management has considered the recommendations of the internal auditors and Deloitte & Touche LLP concerning the Company's system of internal control and has taken actions that it believes are cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that, as of December 31, 2003, the Company's system of internal control is adequate to accomplish the objectives discussed above.

INDEPENDENT AUDITORS' REPORT ____________________________________________________________________________________________________________

Board of Directors and Stockholders
Hancock Holding Company
Gulfport, Mississippi

      We have audited the accompanying consolidated balance sheets of Hancock Holding Company and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of earnings, comprehensive earnings, common stockholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hancock Holding Company and subsidiaries as of December 31, 2003 and 2002 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
New Orleans, Louisiana
January 19, 2004

                                              HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                                    CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)                                  December 31,
                                                                ----------------------------------
                                                                     2003                2002
                                                                --------------      --------------
Assets:
Cash and due from banks                                         $   178,082         $   187,786
Interest-bearing deposits with other banks                            5,554               4,268
Securities available for sale, at fair value
 (amortized cost of $1,115,404 and $1,233,460)                    1,118,066           1,258,831
Securities held to maturity, at amortized cost
 (fair value of $169,451 and $238,196)                              159,983             227,979
Federal funds sold                                                    5,734              42,989
Loans                                                             2,459,143           2,114,486
 Less:
  Allowance for loan losses                                         (36,750)            (34,740)
  Unearned income                                                   (10,499)             (9,504)
                                                                --------------      --------------
  Loans, net                                                      2,411,894           2,070,242
Property and equipment, net                                          73,332              71,355
Other real estate, net                                                5,439               5,936
Accrued interest receivable                                          23,125              25,480
Goodwill, net                                                        49,100              49,100
Other intangible assets, net                                          8,131               7,266
Life insurance contracts                                             51,165                   -
Other assets                                                         60,753              21,915
                                                                --------------      --------------
 Total Assets                                                   $ 4,150,358         $ 3,973,147
                                                                ==============      ==============
Liabilities, Preferred Stock and Common Stockholders' Equity:
Deposits:
 Non-interest bearing demand                                    $   636,745         $   630,790
 Interest-bearing savings, NOW,
  money market and time                                           2,811,102           2,670,710
                                                                --------------      --------------
 Total deposits                                                   3,447,847           3,301,500
Securities sold under agreements to repurchase                      150,096             161,058
Short-term notes                                                      9,400                   -
Long-term notes                                                      50,428              51,020
Other liabilities                                                    57,706              34,987
                                                                --------------      --------------
  Total Liabilities                                               3,715,477           3,548,565

Commitments and contingencies (notes 15 and 16)                           -                   -
Preferred Stock-$20 par value, 50,000,000 shares authorized
 and 1,658,187 shares issued-redemption value $33,163,740            37,067              37,069
Common Stockholders' Equity:
 Common stock - $3.33 par value per share;
  75,000,000 shares authorized, 16,608,120 shares issued             55,305              55,305
 Capital surplus                                                    145,125             145,950
 Retained earnings                                                  247,001             208,253
 Accumulated other comprehensive income                              (6,304)             10,049
 Unearned compensation                                                 (957)               (552)
 Treasury stock, 1,095,551 shares in 2003 and 881,607
  shares in 2002, at cost                                           (42,356)            (31,492)
                                                                --------------      --------------
  Total Common Stockholders' Equity                                 397,814             387,513
                                                                --------------      --------------
  Total Liabilities, Preferred Stock and
  Common Stockholders' Equity                                   $ 4,150,358         $ 3,973,147
                                                                ==============      ==============
See notes to consolidated financial statements.

                                              HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                                CONSOLIDATED STATEMENTS OF EARNINGS

 (amounts in thousands, except share data)                            Years Ended December 31,
                                                            -------------------------------------------
                                                                 2003            2002            2001
                                                            ------------    -----------     -----------
 Interest Income:
  Loans                                                        $159,367       $157,292      $ 162,049
  U.S. Treasury securities                                          948          1,605          3,023
  Obligations of U.S. government agencies                        19,162         25,468         24,951
  Obligations of states and political subdivisions                9,358         10,625          9,660
  Mortgage-backed securities                                     12,558          5,617          8,992
  CMOs                                                           14,905         26,636         19,428
  Federal funds sold                                                532            790          4,981
  Other investments                                               1,319          2,748          1,786
                                                            ------------    -----------     -----------
   Total interest income                                        218,149        230,781        234,870
                                                            ------------    -----------     -----------
 Interest Expense:
  Deposits                                                       54,191         67,385         94,525
  Federal funds purchased and securities sold
   under agreements to repurchase                                 1,509          2,243          6,659
  Long-term notes and other interest                              2,261          2,425            178
                                                            ------------    -----------     -----------
   Total interest expense                                        57,961         72,053        101,362
                                                            ------------    -----------     -----------
  Net Interest Income                                           160,188        158,728        133,508
 Provision for loan losses                                       15,154         18,495          9,082
                                                            ------------    -----------     -----------
  Net interest income after provision for loan losses           145,034        140,233        124,426
                                                            ------------    -----------     -----------
 Non-Interest Income:
  Service charges on deposit accounts                            42,544         42,246         30,408
  Trust fees                                                      7,724          7,603          6,454
  Investment and annuity fees                                     3,615          4,722          3,444
  Insurance commissions and fees                                  2,750          2,312          1,371
  ATM fees                                                        3,994          3,771          3,327
  Secondary mortgage market operations                            1,728          2,409          1,560
  Credit card merchant discount fees                              3,643          3,284          2,734
  Securities gains, net                                           1,667              4             18
  Other income                                                    7,091          5,242          5,028
                                                            ------------    -----------     -----------
   Total non-interest income                                     74,756         71,593         54,344
                                                            ------------    -----------     -----------
Non-Interest Expense:
  Salaries and employee benefits                                 81,409         77,300         67,622
  Net occupancy expense of premises                               9,286          8,535          8,175
  Equipment rentals, depreciation and maintenance                 9,097          8,802          7,842
  Amortization of intangibles                                     1,148            750          4,349
  Other expense                                                  39,268         42,871         33,664
                                                            ------------    -----------     -----------
   Total non-interest expense                                   140,208        138,258        121,652
                                                            ------------    -----------     -----------
  Earnings Before Income Taxes                                   79,582         73,569         57,118
Income taxes                                                     24,627         22,526         17,863
                                                            ------------    -----------     -----------
  Net Earnings                                                   54,955         51,043         39,255
Preferred dividends                                               2,653          2,653          1,327
                                                            ------------    -----------     -----------
  Net Earnings Available to Common Stockholders                $ 52,302       $ 48,390       $ 37,928
                                                            ============    ===========     ===========
Basic earnings per common share                                $   3.41       $   3.07       $   2.36
                                                            ============    ===========     ===========
Diluted earnings per common share                              $   3.29       $   3.00       $   2.36
                                                            ============    ===========     ===========
See notes to consolidated financial statements

Start Here                                   HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY

 (amounts in thousands, except share data)
                                                                                    Accumulated
                                                                                       Other
                                              Common        Capital     Retained    Comprehensive      Unearned    Treasury
                                               Stock        Surplus     Earnings    Income (Loss)    Compensation   Stock
                                             ----------- -----------   -----------  -------------    ------------   ----------
Balance, January 1, 2001                     $  55,305   $  146,107    $  146,851   $     (1,461)    $     (844)    $  (4,567)
Net earnings                                                               39,255
Cash dividends - $0.75 per share                                          (12,195)
Cash dividends - $0.80 per preferred share                                 (1,327)
Change in unrealized gain on
securities available for sale, net                                                         6,203
Transactions relating to restricted
stock grants, rid                                                                                           411
Treasury stock transactions, net                                145                                                    (6,335)
                                             ----------- -----------   -----------  -------------    ------------   ----------
Balance, December 31, 2001                       55,305     146,252      172,584           4,742           (433)      (10,902)
Net earnings                                                              51,043
Cash dividends - $0.80 per corrrrwn share                                (12,721)
Cash dividends - $1.60 per preferred share                                (2,653)
Minimum pension liability adjustment, net                                                 (6,442)
Change in unrealized gain on
securities available for sale, net                                                        11,749
Transactions relating to restricted
stock grants, net                                                                                          (119)
Treasury stock transactions, net                               (302)                                                  (20,590)
                                             ----------- -----------   -----------  -------------    ------------   ----------
Balance, December 31, 2002                       55,305     145,950      208,153          10,049           (552)      (31,492)
Net earnings                                                              54,955
Cash dividends - $0.88 per common share                                 (13, 554)
Cash dividends - $1.60 per preferred share                                (2,653)
Minimum pension liability adjustment, net                                                 (1,574)
Change in unrealized gain on
securities available for sale, net                                                       (14,779)
Transactions relating to restricted
stock grants, net                                                                                          (405)
Treasury stock transactions, net                              (825)                                                   (10,864)
                                             ----------- -----------   -----------  -------------    ------------   ----------
Balance, December 31,2003                    $   55,305  $ 145,125     $ 247,001    $     (6,304)    $     (957)    $ (42,356)
                                             =========== ===========   ===========  =============    ============   ==========

                                          HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

(amounts in thousands)                                                      Years Ended December 31,
                                                                  --------------------------------------------
                                                                       2003           2002            2001
                                                                  -------------  -------------   -------------
Net earnings                                                      $     54,955   $     51,043   $     39,255
Other comprehensive earnings:
  Minimum pension liability adjustment, net                             (1,574)        (6,442)
  Unrealized (loss) gain on securities available for sale, net:
    Unrealized holding (losses) gains arising during the year          (13,695)        11,752          6,127
    Reclassification adjustments for losses (gains)
       included in net earnings                                         (1,084)            (3)            76
                                                                  -------------  -------------   -------------
         Total other comprehensive (loss) earnings                     (16,353)         5,307          6,203
                                                                  -------------  -------------   -------------
           Total Comprehensive Earnings                           $     38,602   $     56,350    $    45,458
                                                                  =============  =============   =============
See notes to consolidated financial statements.

                                                   HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                                    CONSOLIDATED STATEMENTS OF CASH FLOWS

 (amounts in thousands)                                                             Years Ended December 31,
                                                                      -------------------------------------------------
                                                                           2003              2002              2001
                                                                      --------------    --------------    -------------
 Cash Flows from Operating Activities:
 Net earnings                                                         $      54,955     $      51,043     $     39,255
 Adjustments to reconcile net earnings to
    net cash provided by operating activities:
       Depreciation and amortization of software                              9,882             8,791             8,442
       Provision for loan losses                                             15,154            18,494             9,082
       Provision for losses on other real estate owned                        1,068             1,587               121
       Provision for deferred income taxes                                      150             1,626             1,463
       Amortization of securities                                            11,366             5,631             1,812
       Gains on sales of securities available for sale                       (1,667)               (4)             (18)
       Amortization of intangible assets                                      1,148               750             4,349
       Decrease in interest receivable                                        2,355             2,380             1,018
       Decrease in interest payable                                          (1,303)           (3,672)           (2,909)
       Other, net                                                            (7,071)            3,298            (7,054)
                                                                      --------------    --------------    -------------
          Net cash provided by operating activities                          86,037            89,924            55,561
                                                                      --------------    --------------    -------------
 Cash Flows from Investing Activities:
    Net (increase) decrease in interest-bearing time deposits                (1,286)            4,165            (4,566)
    Proceeds from maturities of securities held to maturity                  67,780            59,101           129,991
    Purchase of securities held to maturity                                       -                 -                 -
    Proceeds from sales and maturities of
       available-for-sale securities                                      1,353,722           643,774           456,511
    Purchase of securities available for sale                            (1,245,149)         (804,446)         (788,247)
    Net decrease (increase) in federal funds sold                            37,255            49,011           (12,225)
    Net (increase) decrease in loans                                       (363,633)         (237,278)            9,350
    Purchase of property, equipment and software, net                        (9,167)          (10,861)          (12,451)
    Proceeds from sales of other real estate                                  4,911             4,950             4,442
    Purchase of bank owned life insurance                                   (50,000)                -                 -
    Net cash received (used) in business acquisitions                        32,769                 -               (52)
                                                                      --------------    --------------    -------------
         Net cash used by investing activities                             (172,798)         (291,584)         (217,247)
                                                                      --------------    --------------    -------------
Cash Flows from Financing Activities:
    Net increase in deposits                                                107,106           261,766           219,625
    Net (decrease) increase in federal funds purchased and
    securities sold under agreements to repurchase                          (10,962)             (275)           16,772
    Advances of short-term notes                                              9,400                 -                 -
    Repayments of long-term notes                                              (592)             (586)          (20,572)
    Dividends paid                                                          (16,207)          (15,375)          (13,522)
    Treasury stock transactions, net                                        (11,688)          (20,892)           (6,189)
                                                                      --------------    --------------    -------------
         Net cash provided by financing activities                           77,057           224,638           196,114
                                                                      --------------    --------------    -------------
Net (decrease) increase in cash and due from banks                           (9,704)           22,978            34,428
Cash and due from banks, beginning                                          187,786           164,808           130,380
                                                                      --------------    --------------    -------------
Cash and due from banks, ending                                       $     178,082     $     187,786     $     164,808
                                                                      ==============    ==============    =============
Supplemental Information:
   Income taxes paid                                                  $      22,839     $      19,731     $      16,050
   Interest paid                                                             59,264            75,725           104,271

Supplemental Information of Non-cash Investing and Financing Activities:
   Issuance of redeemable preferred stock in connection with
      acquisition of a business                                       $          -      $          -      $      37,069
   Transfers from loans to other real estate                                 7,068             9,924              3,295

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

     Consolidation The consolidated financial statements of the Company include the accounts of the Company, the Banks and other subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

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

     Securities - Securities have been classified into one of three categories: trading, available for sale, or held to maturity. Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates this classification periodically. Trading account securities are held for resale in anticipation of short-term market movements. Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities not classified as held to maturity or trading are classified as available for sale. The Company had no significant trading account securities during the three years ended December 31, 2003.

     Held-to-maturity securities are stated at amortized cost. Available-for-sale securities are stated at fair value with unrealized gains and losses, net of income taxes, reported as a separate component of stockholders' equity until realized.

     The amortized cost of debt securities classified as held to maturity or available for sale is adjusted for amortization of premiums and accretion of discounts to maturity or option date or, in the case of mortgage-backed securities, over the estimated life of the security. Amortization, accretion and accrued interest are included in interest income on securities. Realized gains and losses, and declines in value judged to be other than temporary, are included in net securities gains and losses. Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

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

     Generally, loans of all types, which become 90 days delinquent are reviewed relative to collectibility. Unless such loans are in the process of terms revision to bring to a current status, collection through repossession or foreclosure, those loans deemed uncollectible are charged off against the allowance account. As a matter of policy, loans are placed on a non-accrual status when doubt exists as to collectibility.

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

     Goodwill - Goodwill related to acquisitions consummated prior to July 1, 2001 was being amortized over fifteen years using an accelerated method. Goodwill related to the July 1, 2001 acquisition of Lamar Capital Corporation was not amortized. Accumulated amortization of intangible assets amounted to approximately $16.9 million at December 31, 2003 and 2002.

     In June 2001 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141 "Business Combinations" and No. 142 "Goodwill and Other Intangibles". These Statements provide that, among other things, (1) all business combinations on or after July 1, 2001 be accounted for as purchases, (2) any related goodwill on those acquisitions does not require amortization, but is subject to a periodic impairment test and that (3) goodwill on any of the Company's acquisitions prior to July 1, 2001 not be amortized after January 1, 2002, but is subject to periodic impairment tests. There was no amortization of goodwill recorded in the years ended December 31, 2003 and 2002. Goodwill amortization amounted to approximately $3.6 million in 2001. Goodwill amortization is not deductible for income tax purposes.

     Other Intangible Assets - Other intangible assets consist of core deposit intangibles and mortgage servicing rights. Core deposit intangibles relating to acquired banks is being amortized over lives ranging from six to ten years using accelerated methods. Accumulated amortization of core deposit intangibles amounted to approximately $2.5 million and $1.4 million at December 31, 2003 and 2002, respectively. Mortgage servicing rights are rights to service mortgage loans for others, whether the loans were acquired through purchase or loan origination. Purchased mortgage servicing rights are capitalized at cost. For loans originated and sold, where the servicing rights have been retained, the Company allocates the cost of the loan and servicing right based on their relative fair values. Mortgage servicing rights are amortized over the estimated period of the related net servicing income. Impairment for mortgage servicing rights, if any, is tested periodically and is recognized through a valuation allowance.

     Life Insurance Contracts - Life insurance contracts represent single premium life insurance contracts on the lives of certain officers of the Company. The Company is the beneficiary of these policies, which were purchased during the third quarter of 2003 for $50.0 million. These contracts are reported at their cash surrender value of $51.2 million and changes in the cash surrender value are included in other income and amounted to $1.2 million in 2003.

     Self Insurance - The Company is self insured for certain risks including employee health insurance and records appropriate liabilities for these risks.

     Transfers of Financial Assets - The Company recognizes the financial and servicing assets it controls and the liabilities it incurs, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. All measurements and allocations are based on fair value.

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

     Stock Based Compensation - The Company applies the Accounting Practices Board (APB) Opinion No. 25 and related interpretations in accounting for its stock options. The pro forma disclosures required by SFAS No. 123 "Accounting for Stock Based Compensation" are included in Note 12.

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

     Accounting Pronouncements - In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 provides that certain financial instruments previously categorized as equity may need to be reclassified as liabilities. Such instruments include equity shares with mandatory redemption features, and instruments, other than outstanding equity shares, that represent an obligation to repurchase equity shares or an obligation that must or may be settled by issuing a variable number of equity shares. The Company has analyzed the terms of its preferred stock and determined that no reclassification is required by this statement. As indicated in Note 8, the Company has called its preferred stock for redemption on February 4, 2004.

     In late 2002 and early 2003, the FASB issued two interpretations of existing accounting principles. FASB Interpretation (FIN) No. 45, "Guarantor's Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," elaborated on disclosures an entity should make about its obligations under certain guarantees and clarified that a guarantor should recognize a liability for the fair value of the obligations when a guarantee is first issued. The only significant guarantees issued by the Company that have been identified as subject to the guidance of FIN No. 45 are its standby letters of credit. The requirement to recognize a liability was effective for those guarantees issued or modified beginning in 2003. Given the current volume and type of guarantees issued, the amount of the liability required to be reported at December 31, 2003 was insignificant. Note 15 provides information on off-balance sheet financial instruments.

     FIN No. 46, "Consolidation of Variable Interest Entities," was issued in response to perceived weaknesses in the accounting for special-purpose entities, in particular the possibility that a controlling financial interest in such an entity might not result in consolidation of the entity with the holder of the interest. The specific entities to which FIN No. 46 refers are called "variable interest entities," and the interpretation explains how to identify a variable interest entity and how an enterprise should assess its interest in such an entity to decide whether consolidation is appropriate. The Company has no interests that would require consolidation under the guidance of FIN No. 46.

     Reclassifications - Certain prior year amounts have been reclassified to conform to the 2003 presentation.

NOTE 2 - ACQUISITIONS AND GOODWILL

     On December 31, 2003, the Company completed the acquisition of Magna Insurance Company, a wholly owned subsidiary of Union Planters Corporation, Memphis, Tennessee. The acquisition will enable the Company to offer Magna products and services through the Banks and other client banks across the entire southeastern United States and much of the Midwest. The net purchase price was $19.4 million.

     The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Cash and Investments                                                  $  24,348
Prepaid Reinsurance                                                      13,863
Other                                                                     3,169
                                                                      -----------
  Total Assets Acquired                                                  41,380
                                                                      -----------
Unearned Premiums                                                        20,792
Other                                                                     1,188
                                                                      -----------
  Total Liabilities Assumed                                              21,980
                                                                      -----------
    Net Cash Paid in Connection with the Acquisition                  $ (19,400)
                                                                      ===========

     On February 22, 2003, the Company completed the acquisition of two Dryades Savings Bank branches located in Metairie and Kenner, LA (both suburbs of New Orleans, LA). Both locations are within minutes of the causeway connecting metropolitan Jefferson Parish to St. Tammany Parish's thriving Northshore communities. The Company acquired the two branches in order to further strengthen both the comprehensive services provided to existing customers and the value offered to its shareholders. The two acquired facilities have a combined total deposit base of approximately $40 million. The Company acquired $4.2 million in assets, which includes the core deposit intangible totaling $2.4 million. The core deposit intangible has a weighted average life of 10 years. Amortization of the core deposit intangible was approximately $436,000 in 2003. Amortization is estimated to be approximately $476,000 in 2004, $381,000 in 2005, $305,000 in 2006, $244,000 in 2007, $195,000 in 2008 and the remainder of $343,000 thereafter. The Company received $35 million in consideration for the assumption of the deposit liabilities, net of related assets.

     The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

     Proforma earnings information has not been provided for both acquisitions since the effect is not significant.

 Cash                                                                 $     232
 Loans                                                                      240
 Property and Equipment                                                   1,353
 Core Deposit Intangibles                                                 2,380
                                                                      -----------
   Total Assets Acquired                                                  4,205
                                                                      -----------
 Deposits                                                                39,241
 Other                                                                       13
                                                                      -----------
   Total Liabilities Assumed                                             39,254
                                                                      -----------
    Net Cash Received in Connection with the Acquisition              $  35,049
                                                                      ===========

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

     The following unaudited pro forma consolidated results of operations give effect to the acquisition of LCC as though it had occurred on January 1, 2001 (in thousands, except per share data):

     The unaudited pro forma information is not necessarily indicative either of results of operations that would have occurred had the purchase been made as of January 1, 2001, or of future results of operations of the combined companies.

                                                                      Year Ended
                                                                      December 31,
                                                                         2001
                                                                      -----------
  Interest income                                                      $250,140
  Interest expense                                                      110,956
  Provision for loan losses                                              12,352
                                                                      -----------
    Net interest income after provision for loan losses                 126,832

  Net earnings available to common stockholders                        $ 35,260
  Basic earnings per common share                                        $ 2.21
  Diluted earnings per common share                                      $ 2.21

     The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

 Cash and due from banks                                              $  14,155
 Securities                                                             169,204
 Federal funds sold                                                      20,775
 Loans                                                                  210,021
 Property and equipment                                                   9,971
 Core deposit intangible                                                  5,500
 Goodwill                                                                12,200
 Other                                                                    1,000
                                                                      -----------
   Total assets acquired                                                442,826
                                                                      -----------

 Deposits                                                               316,322
 Other liabilities                                                       75,204
                                                                      -----------
   Total liabilities assumed                                            391,526
                                                                      -----------
     Net assets acquired                                              $  51,300
                                                                      ===========

     The core deposit intangible has a weighted average life of 10 years. Amortization of the core deposit intangible was approximately $680,000 in 2003, $720,000 in 2002 and $710,000 in 2001. Amortization is estimated to be approximately $634,000 in 2004, $507,000 in 2005, $406,000 in 2006, $324,000 in 2007, $260,000 in 2008 and the remainder of $1,259,000 thereafter. Goodwill was assigned to the Mississippi segment and is not deductible for tax purposes. No amortization of any goodwill related to this acquisition was recorded in 2002 or 2001 in accordance with SFAS No. 142.

     Following is a reconciliation of net earnings and basic and diluted net earnings per share as reported to the amounts that would have been reported if SFAS No. 142 had been effective as of January 1, 2001 and the amortization of goodwill had been discontinued as of that date:

                                                                                          Years Ended December 31,
                                                                                 2003             2002               2001
                                                                             ------------      ------------     ------------
      Net earnings                                                           $    54,955       $    51,043      $     39,255
      Add back goodwill amortization                                                  -                 -              3,606
                                                                             ------------      ------------     ------------
      Adjusted net earnings                                                  $    54,955       $    51,043      $     42,861
                                                                             ------------      ------------     ------------
      Basic earnings per common share
         Reported net earnings                                               $      3.41       $      3.07      $       2.36
         Goodwill amortization                                                         -                 -              0.26
                                                                             ------------      ------------     ------------
         Adjusted net earnings                                               $      3.41       $      3.01      $       2.62
                                                                             ------------      ------------     ------------

      Diluted earnings per common share
         Reported net earnings                                               $      3.29       $      3.00      $       2.36
         Goodwill amortization                                                         -                 -              0.26
                                                                             ------------      ------------     ------------
         Adjusted net earnings                                               $      3.29       $      3.00      $       2.58
                                                                             ============      ============     ============
NOTE 3 - SECURITIES

      The amortized cost and fair value of securities classified as available for sale were as follows (in thousands):

                                           December 31, 2003                                      December 31, 2002
                           ------------------------------------------------------------------------------------------------------
                                         Gross        Gross                                   Gross         Gross
                           Amortized   Unrealized   Unrealized       Fair        Amortized   Unrealized   Unrealized      Fair
                              Cost       Gains        Losses        Value           Cost       Gains        Losses        Value
                           ----------- -----------  -----------  ------------   ------------ -----------  -----------  ----------
U.S. Treasury              $    9,966  $       35   $        -   $    10,001    $    49,970  $      865   $        -   $   50,835
U.S. government agencies      346,836       3,345        2,527       347,654        517,482      13,013            -      530,495
Municipal obligations          70,070       3,465          199        73,336         74,270       2,294            -       76,564
Mortgage-backed securities    348,266       1,980        3,772       346,474         43,820       1,868           16       45,672
CMOs                          321,324       1,523        1,608       321,239        524,414       6,957            -      531,371
Other debt securities           7,219         577            -         7,796         12,288         765          443       12,610
Equity securities              11,723          28          185        11,566         11,216          73            5       11,284
                           ----------- -----------  -----------  ------------   ------------ -----------  -----------  ----------
                           $1,115,404  $   10,953   $    8,291   $ 1,118,066    $ 1,233,460  $   25,835   $      464   $1,258,831
                           =========== ===========  ===========  ============   ============ ===========  ===========  ==========

     The amortized cost and fair value of securities (excluding equity securities, which have no maturity) classified as available for sale at December 31, 2003, by contractual maturity, were as follows (in thousands):

                                                                                                         Amortized        Fair
                                                                                                            Cost         Value
                                                                                                       --------------------------
Due in one year or less                                                                                 $   193,855     $ 194,866
Due after one year through five years                                                                       165,711       168,654
Due after five years through ten years                                                                      206,703       207,890
Due after ten years                                                                                         537,412       535,090
                                                                                                       -------------  -----------
                                                                                                        $ 1,103,681   $ 1,106,500
                                                                                                       =============  ===========

     The amortized cost and fair value of securities classified as held to maturity were as follows (in thousands):

                                           December 31, 2003                                      December 31, 2002
                           ------------------------------------------------------------------------------------------------------
                                         Gross        Gross                                   Gross         Gross
                           Amortized   Unrealized   Unrealized       Fair        Amortized   Unrealized   Unrealized      Fair
                              Cost       Gains        Losses        Value           Cost       Gains        Losses        Value
                           ----------- -----------  -----------  ------------   ------------ -----------  -----------  ----------
U.S. Treasury              $      574  $        -   $        -   $       574    $       294  $        -   $        -   $      294
U.S. government agencies       14,737         348            6        15,079         16,350         629            -       16,979
Municipal obligations         117,484       8,067            1       125,550        136,122       7,081            -      143,203
Mortgage-backed securities     18,727         942            2        19,667         35,950       1,627            -       37,577
CMOs                            1,403          55            -         1,458         30,087         880            -       30,967
Other debt securities           7,058          65            -         7,123          9,176           -            -        9,176
                           ----------- -----------  -----------  ------------   ------------ -----------  -----------  ----------
                           $  159,983  $    9,477   $        9   $   169,451    $   227,979      10,217            -   $  238,196
                           =========== ===========  ===========  ============   ============ ===========  ===========  ==========

     The amortized cost and fair value of securities classified as held to maturity at December 31, 2003, by contractual maturity, were as follows (in thousands):

                                                                                           Amortized      Fair
                                                                                              Cost        Value
                                                                                      --------------------------
Due in one year or less                                                                $     15,684  $    15,964
Due after one year through five years                                                        48,027       50,531
Due after five years through ten years                                                       82,660       88,851
Due after ten years                                                                          13,612       14,105
                                                                                      -------------- -----------
                                                                                       $    159,983  $   169,451
                                                                                      ============== ===========

     The details concerning securities classified as available for sale with unrealized losses as of December 31, 2003 were as follows (in thousands):

                                                  Losses Less Than        Losses 12 months
                                                     12 months               or Greater                    Total
                                              ------------------------  -----------------------   ----------------------
                                                               Gross                   Gross                     Gross
                                                   Fair     Unrealized     Fair     Unrealized       Fair     Unrealized
                                                   Value      Losses       Value      Losses         Value       Losses
                                              ------------  ----------  ----------  -----------   -----------  ---------
U.S. government agencies                      $   100,216   $   2,515   $     836   $       13    $  101,052   $   2,528
Municipal obligations                               8,330         199           -            -         8,330         199
Mortgage-backed securities                        212,765       3,655       5,270          116       218,035       3,771
CMOs                                              175,572       1,608          -             -       175,572       1,608
Equity securities                                   1,930         185          -             -         1,930         185
                                              ------------  ----------  ----------  -----------   -----------  ---------
                                              $   498,813   $   8,162       6,106   $      129   $   504,919   $   8,291
                                              ============  ==========  ========== ============   ===========  =========

     The details concerning securities classified as held to maturity with unrealized losses as of December 31, 2003 were as follows (in thousands):

                                                    Losses Less Than        Losses 12 months
                                                       12 months               or Greater                    Total
                                                ------------------------  -----------------------   ----------------------
                                                                 Gross                  Gross                      Gross
                                                     Fair     Unrealized     Fair     Unrealized       Fair     Unrealized
                                                     Value      Losses       Value      Losses         Value       Losses
                                                ------------  ----------  ----------  -----------   -----------  ---------
U.S. government agencies                                -     $       -   $   2,114   $        6   $     2,114   $      6
Municipal obligations                                 448             1           -            -           448          1
Mortgage-backed securities                            311             2           -            -           311          2
                                                ------------  ----------  ----------  -----------   -----------  ---------
                                                $     759     $       3   $   2,114   $        6   $     2,873   $      9
                                                ============  ==========  ==========  ===========   ===========  =========

     As of December 31, 2003, the Company has approximately 1,200 investments. Of the total portfolio only 75 securities show an unrealized loss. Management and the Asset/Liability Committee are continually monitoring the securities portfolio and the Company believes that its premium amortization policies are appropriate. Accordingly, it is expected that the loss position on these securities will be mitigated producing appropriate returns.

     Proceeds from sales of available-for-sale securities were $256,620,000 in 2003, $67,124,000 in 2002 and $41,336,000 in 2001. Gross gains of $2,030,000 in 2003, $323,000 in 2002, $42,000 in 2001 and gross losses of $363,000 in 2003, $318,000 in 2002 and $159,000 in 2001 were realized on such sales. There were no material gains or losses on held-to-maturity securities called during 2003, 2002 or 2001.

     Securities with an amortized cost of approximately $735,311,000 at December 31, 2003 and $830,670,000 at December 31, 2002, were pledged primarily to secure public deposits and securities sold under agreements to repurchase.

NOTE 4 - LOANS

Loans, net of unearned income, consisted of the following (in thousands):
                                                                                               December 31,
                                                                                       -------------------------
                                                                                             2003        2002
                                                                                       ------------- -----------
 Real estate loans                                                                      $ 1,549,985  $ 1,289,602
 Commercial and industrial loans                                                            281,310      275,297
 Loans to individuals for household, family
  and other consumer expenditures                                                            472,371     442,485
 Leases and other loans                                                                      144,978      97,598
                                                                                       ------------- -----------
                                                                                         $ 2,448,644 $ 2,104,982
                                                                                       ============= ===========

     The Company generally makes loans in its market areas of South Mississippi and Southern Louisiana. Loans are made in the normal course of business to its directors, executive officers and their associates on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Such loans did not involve more than normal risk of collectibility. The balance of loans to the Company's directors, executive officers and their affiliates at December 31, 2003 and 2002 was approximately $15,240,000 and $17,442,000, respectively.

      Changes in the allowance for loan losses were as follows (in thousands):

                                                                                       Years Ended Decembber 31,
                                                                               ---------------------------------------
                                                                                   2003         2002         2001
                                                                               ------------- ------------ ------------
 Balance at January 1                                                           $   34,740   $    34,417  $    28,604
 Balance acquired through acquisitions & other                                           -          (400)       8,342
 Recoveries                                                                          6,399         5,781        4,687
 Loans charged off                                                                 (19,543)      (23,553)     (16,298)
 Provision charged to operating expense                                             15,154        18,495        9,082
                                                                               ------------- ------------ ------------
 Balance at December 31                                                         $   36,750   $    34,740  $    34,417
                                                                               ============= ============ ============

     Non-accrual and renegotiated loans amounted to approximately 0.50% and 0.56% of total loans at December 31, 2003 and December 31, 2002, respectively. In addition, the Company's other individually evaluated impaired loans amounted to approximately 0.15% and 0.30% of total loans at December 31, 2003 and 2002, respectively. Related reserve amounts were not significant and there was no significant change in these amounts during the years ended December 31, 2003, 2002 or 2001. The amount of interest not accrued on these loans did not have a significant effect on earnings in 2003, 2002 or 2001.

     Transfers from loans to other real estate amounted to approximately $7,068,000, $9,924,000 and $3,295,000 in 2003, 2002 and 2001, respectively. Valuation allowances associated with other real estate amounted to $2,205,000, $2,675,000 and $688,000 at December 31, 2003, 2002 and 2001, respectively.

NOTE 5 - PROPERTY AND EQUIPMENT

     Property and equipment, stated at cost less accumulated depreciation and amortization, consisted of the following (in thousands):

                                                                                           December 31,
                                                                                  --------------------------
                                                                                       2003         2002
                                                                                  -------------  -----------
  Land, buildings and leasehold improvements                                       $    81,331   $   75,230
  Furniture, fixtures and equipment                                                     64,035       62,845
                                                                                  -------------  -----------
                                                                                       145,366      138,075
  Accumulated depreciation and amortization                                            (72,034)     (66,720)
                                                                                  -------------  -----------
                                                                                   $    73,332   $   71,355
                                                                                  =============  ===========

NOTE 6 - DEPOSITS

     The maturities of time deposits at December 31, 2003, are as follows (in thousands):

                 2004                                                                       $   470,348
                 2005                                                                           223,817
                 2006                                                                           106,941
                 2007                                                                           222,042
                 2008 and thereafter                                                             89,239
                                                                                           ------------
                                                                                            $ 1,112,387
                                                                                           ============

     Time deposits of $100,000 or more totaled approximately $447,903,000 and $459,991,000 at December 31, 2003 and 2002, respectively.

NOTE 7 - SHORT-TERM AND LONG-TERM NOTES

     Short-term notes consist of a promissory note for $9,400,000. These funds were used to fund the purchase of Magna Insurance Company on December 31, 2003. The note bears interest at rate of 2.75% and matures on March 31, 2004.

     Long-term notes consist primarily of $50,000,000 of advances from the Federal Home Loan Bank (FHLB), of which $40,000,000 bears interest at 4.49% and is due January 21, 2009 and $10,000,000 bears interest at 4.75% and is due November 11, 2008. The rates were fixed through 2003 and the advances are now floating rate advances. The FHLB can begin making annual elections to reset the rates to a floating rate of .35% above the three month London InterBank Offered Rate (LIBOR) (approximately 1.12% at January 12, 2004) for the remaining terms of the advances. These advances are collateralized by a blanket pledge of certain residential mortgage loans. The Company has an available line of credit with the FHLB of approximately $265,000,000, which has no outstanding balance at December 31, 2003.

NOTE 8 - REDEEMABLE PREFERRED STOCK

     On June 28, 2001 the Company's stockholders approved the issuance of up to 50 million shares of $20 par value preferred stock on terms to be determined by the Company's Board of Directors.

     The issuance of 1,658,275 shares of 8% Cumulative Convertible Preferred Stock Series A was authorized by the Board of Directors in connection with the acquisition of Lamar Capital Corporation on July 1, 2001. Each share of the preferred stock is convertible into .6666 of the Company's common stock at any time after issuance. The Company can call for conversion of the preferred stock into common stock or for redemption at par any time between the 30th and 60th month following issuance if the closing price of the Company's common stock exceeds $37.50 for 20 consecutive days. After 60 months, the Company can call for redemption at par at any time. At the end of 30 years the Company must redeem the preferred stock at par.

     The Series A Preferred stock qualifies as Tier 1 capital for regulatory purposes but is classified between liabilities and stockholders' equity for reporting under accounting principles generally accepted in the United States of America.

     On January 5, 2004, the Company announced that it has elected to call for redemption all the outstanding shares of the Company's preferred stock on February 4, 2004. The total redemption price, including accrued dividends to the redemption date is $20.15 per share. Pursuant to the terms of the preferred stock, the redemption is contingent on the Company's common stock trading at $37.50 or above for 20 consecutive trading days beginning after January 1, 2004. The closing price of the Company's common stock on January 2, 2004 was $55.87. In lieu of the cash redemption price of $20.15 per share, shareholders may convert each share of the preferred stock into 0.6666 shares of the Company common stock at any time on or before 5:00 p.m., Central Standard Time, January 28, 2004.

NOTE 9 - COMMON STOCKHOLDERS' EQUITY

     Common stockholders' equity of the Company includes the undistributed earnings of the bank subsidiaries. Dividends are payable only out of undivided profits or current earnings. Moreover, dividends to the Company's stockholders can generally be paid only from dividends paid to the Company by the Banks. Consequently, dividends are dependent upon earnings, capital needs, regulatory policies and statutory limitations affecting the Banks. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Dividends paid by Hancock Bank are subject to approval by the Commissioner of Banking and Consumer Finance of the State of Mississippi and those paid by Hancock Bank of Louisiana are subject to approval by the Commissioner of Financial Institutions of the State of Louisiana. The amount of capital of the subsidiary banks available for dividends at December 31, 2003 was approximately $129 million.

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

     The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) required each federal banking agency to implement prompt corrective actions for institutions that it regulates. The rules provide that an institution is "well capitalized" if its total risk-based capital ratio is 10.0% or greater, its Tier 1 risked-based capital ratio is 6.0% or greater, its leverage ratio is 5.0% or greater and the institution is not subject to a capital directive. Under this regulation, both of the subsidiary banks were deemed to be "well capitalized" as of December 31, 2003 and 2002 based upon the most recent notifications from their regulators. There are no conditions or events since those notifications that management believes would change these classifications.

     The Company and its bank subsidiaries are required to maintain certain minimum capital levels. At December 31, 2003 and 2002, the Company and the Banks were in compliance with their respective statutory minimum capital requirements. Following is a summary of the actual capital levels at December 31, 2003 and 2002 (amounts in thousands):

                                                                                                               To be Well
                                                                                     Required for          Capitalized Under
                                                                                    Minimum Capital        Prompt Corrective
                                                          Actual                        Adequacy           Action Provisions
                                                 ------------------------  ----------------------------  --------------------
                                                    Amount        Ratio %       Amount        Ratio %     Amount      Ratio %
                                                 -----------    ---------  -------------     ----------  ----------  --------
At December 31, 2003
  Total capital (to risk weighted assets)
     Company                                      $  415,167      15.60      $  212,968        8.00      $   N/A         N/A
     Hancock Bank                                    247,064      16.12         122,638        8.00        153,297      10.00
     Hancock Bank of Louisiana                       153,254      13.02          94,166        8.00        117,708      10.00
  Tier 1 capital (to risk weighted assets)
     Company                                      $  378,417      14.21      $  106,484        4.00      $   N/A         N/A
     Hancock Bank                                    225,487      14.71          61,319        4.00         91,978       6.00
     Hancock Bank of Louisiana                       138,081      11.73          47,083        4.00         70,625       6.00
  Tier 1 leverage capital
     Company                                      $  378,417       9.29      $  122,172        3.00      $   N/A         N/A
     Hancock Bank                                    225,487       9.06          74,687        3.00        124,479       5.00
     Hancock Bank of Louisiana                       138,081       8.56          48,374        3.00         80,624       5.00

At December 31, 2002
  Total capital (to risk weighted assets)
     Company                                      $  384,079      16.11      $  190,674        8.00      $   N/A         N/A
     Hancock Bank                                    230,850      15.68         117,787        8.00        147,234      10.00
     Hancock Bank of Louisiana                       153,798      15.81          77,840        8.00         97,300      10.00
  Tier 1 capital (to risk weighted assets)
     Company                                      $  354,535      14.88      $   95,337        4.00      $   N/A         N/A
     Hancock Bank                                    212,420      14.43          58,894        4.00         88,341       6.00
     Hancock Bank of Louisiana                       141,610      14.55          38,920        4.00         58,380       6.00
  Tier 1 leverage capital
     Company                                      $  354,535       9.19      $  115,809        3.00      $   N/A         N/A
     Hancock Bank                                    212,420       8.90          71,635        3.00        119,392       5.00
     Hancock Bank of Louisiana                       141,610       9.28          45,768        3.00         76,281       5.00

NOTE 10 - INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities were as follows (in thousands):

                                                                                        December 31,
                                                                               -----------------------------
                                                                                    2003            2002
                                                                               --------------  -------------
  Deferred tax assets:

  Accrued pension liability                                                     $     2,997     $     2,033
  Post-retirement benefit obligation                                                  1,832           2,097
  Allowance for loan losses                                                          12,233           9,870
  Deferred compensation                                                               1,129           1,450
  Other                                                                                 -               345
                                                                               --------------  -------------
                                                                                     18,191          15,795
                                                                               --------------  -------------
  Deferred tax liabilities:

  Loan servicing assets                                                              (1,668)         (1,190)
  Property and equipment depreciation                                                (4,975)         (4,200)
  Unrealized gain on securities available for sale                                     (950)         (8,880)
  Core deposit intangible                                                            (1,220)         (1,583)
  Discount accretion on securities                                                   (1,925)         (1,527)
  Other                                                                                (265)             -
                                                                               --------------  ---------------
                                                                                    (11,003)        (17,380)
                                                                               --------------  -------------
   Net deferred tax (liability) asset                                           $     7,188      $   (1,585)
                                                                               ==============  =============

      Income taxes consisted of the following components (in thousands):
                                                                                  Years Ended December 31,
                                                                         --------------------------------------------
                                                                            2003             2002               2001
                                                                         -----------      ------------       ---------
  Currently payable                                                         24,477         $ 20,900           $ 16,400
  Deferred                                                                     150            1,626              1,463
                                                                         -----------      ------------       ---------
                                                                          $ 24,627         $ 22,526           $ 17,863
                                                                         ===========      ============       =========

     The reason for differences in income taxes reported compared to amounts computed by applying the statutory income tax rate of 35% to earnings before income taxes were as follows (in thousands):

                                                                                  Years Ended December 31,
                                                            ---------------------------------------------------------------------
                                                                     2003                    2002                    2001
                                                            ----------------------   ----------------------   -------------------
                                                              Amount          %       Amount         %         Amount           %
                                                            -----------    -------   ---------    ---------   -----------   -----
Taxes computed at statutory rate                            $  27,854          35    $ 25,749          35      $ 19,991        35
Increases (decreases) in taxes resulting from:
    State income taxes, net of federal income tax benefit         619           1         214           -          300         -
    Tax-exempt interest                                        (3,964)         (5)     (4,254)         (5)       (4,133)      (7)
    Goodwill amortization                                          -           -           -            -         1,262        2
    Other, net                                                    118          -          817           1           443        1
                                                            -----------    -------   ---------    ---------   -----------   -----
       Income tax expense                                   $  24,627          31    $ 22,526          31      $ 17,863       31
                                                            ===========    =======   =========    =========   ===========   =====

     The income tax provisions related to items included in the Statement of Other Comprehensive Earnings were as follows (in thousands):

                                                                                 Years Ended December 31,
                                                                     ----------------------------------------------------
                                                                          2003               2002                2001
                                                                     ----------------    --------------   ---------------
Minimum pension liability                                             $       (964)      $     (3,948)       $        -
Unrealized holdings gains                                                   (7,931)             6,326              3,300
Reclassification adjustments                                                    -                  -                  41
                                                                     ----------------    --------------   ---------------
    Total Provision (Benefit)                                         $     (8,895)      $      2,378        $     3,341
                                                                     ================    ==============   ===============
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

                                                                                    Years Ended December 31,
                                                                             ---------------------------------
                                                                                 2003                   2002
                                                                             -----------            ----------
 Change in Benefit Obligation:
   Benefit obligation at beginning of year                                    $ 45,188               $ 38,166
   Service cost                                                                  1,808                  1,700
   Interest cost                                                                 2,977                  2,697
   Actuarial loss                                                                3,801                  4,452
   Benefits paid                                                                (2,172)                (1,827)
                                                                             -----------            ----------
     Benefit obligation at end of year                                          51,602                 45,188
                                                                             -----------            ----------
 Change in Plan Assets:
   Fair value of plan assets at
     beginning of year                                                          35,285                 34,504
   Actual return on plan assets                                                  3,573                    484
   Employer contributions                                                        2,957                  2,301
   Benefits paid                                                                (2,172)                (1,826)
   Expenses                                                                       (138)                  (178)
                                                                             -----------            ----------
     Fair value of plan assets at end of year                                   39,505                 35,285
                                                                             -----------            ----------
       Unfunded status                                                         (12,097)                (9,903)
 Unrecognized net actuarial loss                                                16,987                 14,714
 Unrecognized prior service cost                                                   109                    200
 Adjustment to recognize minimum pension liability                             (12,928)               (10,390)
                                                                             -----------            ----------
   Accrued pension cost, net                                                    (7,929)                (5,379)
                                                                             ===========            ==========
 Rate assumptions at December 31:
   Discount rate                                                                 6.25%                  6.75%
   Expected return on plan assets                                                8.00%                  8.00%
   Rate of compensation increase                                                 3.00%                  3.50%

                                                                                   Years Ended December 31,
                                                                            ----------------------------------
                                                                               2003         2002         2001
                                                                            ----------   ----------  ---------
 Net pension expense included the following
  (income) expense components:
  Service cost benefits earned during the period                             $ 1,808      $ 1,700     $ 1,516
  Interest cost on projected benefit obligation                                2,977        2,697       2,496
  Return on plan assets                                                       (2,711)      (2,670)     (2,604)
 Amortization of prior service cost                                               92           92          92
 Net amortization and deferral                                                   804          349         123
                                                                            ----------   ----------  ---------
   Net pension expense                                                       $ 2,970      $ 2,168     $ 1,623
                                                                            ==========   ==========  =========

     In accordance with FASB No. 87, the Company has recorded an additional minimum pension liability for underfunded plans of $12,928,000 and $10,390,000 at December 31, 2003 and 2002, respectively. This amount represents the excess of accumulated benefit obligations over the Plan's assets as adjusted for prepaid pension costs. Accumulated benefit obligations represent the actuarial present value of benefits attributable to employee service through the measurement date, excluding the effect of projected future pay increases. A corresponding amount, net of related income taxes of $4,912,000 and $3,948,000 for December 31, 2003 and 2002 was charged directly to common stockholders' equity and is a component of other comprehensive income. The principal cause of this underfunded pension liability is that the actual return on plan assets in recent years has been less than expected due to overall market conditions and the discount rate used to measure the liability has declined in a direction consistent with the recent trend in interest rates. The Company has been making the contributions required by the IRS.

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

                                                                                   Years Ended December 31
                                                                                ----------------------------
                                                                                    2003              2002
                                                                                ------------       ---------
 Change in Benefit Obligation:
 Benefit obligation at beginning of year                                         $ 4,913            $ 4,425
 Service cost                                                                        226                244
 Interest cost                                                                       335                301
 Actuarial loss                                                                      885                325
 Benefits paid                                                                      (612)              (382)
                                                                                ------------       ---------
   Benefit obligation at end of year                                               5,747              4,913

 Fair value of plan assets                                                             -                  -
                                                                                ------------       ---------
   Amount unfunded                                                                (5,747)            (4,913)

 Unrecognized transition obligation being
   amortized over 20 years                                                            41                 46
 Unrecognized net actuarial loss                                                     836                108
                                                                                ------------       ---------
   Accrued post-retirement benefit cost                                          $(4,870)           $(4,759)
                                                                                ============       =========
 Rate assumptions at December 31:
   Discount rate                                                                   6.25%               6.50%

     For measurement purposes in 2003, a 13% annual rate of increase in the over age 65 per capita cost of covered health care benefits was assumed for 2004. The rate was assumed to decrease gradually to 5.00% over 6 years and remain at that level thereafter. In 2002, a 14% annual rate of increase in the over age 65 per capita cost of covered health care benefits was assumed. The rate was assumed to decrease gradually to 5.25% over 7 years and remain at that level thereafter. The health care cost trend rate assumption has an effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1% in each year would increase the accumulated post-retirement benefit obligation at December 31, 2003, by $491,000 and the aggregate of the service and interest cost components of net periodic post-retirement benefit cost for the year then ended by $90,000. A 1% decrease in the rate would decrease those items by $491,000 and $72,000, respectively.

                                                                                         Years Ended December 31,
                                                                                     --------------------------------
                                                                                        2003        2002        2001
                                                                                     --------     --------     ------
 Net Periodic Post-Retirement Benefit Cost:
 Service cost benefits attributed to service during the year                           $ 226       $ 244       $ 185
 Interest costs on accumulated post-retirement benefit obligation                        335         301         301
 Amortization of transition obligation over 20 years                                       5           5          53
 Amortization of unrecognized net loss and other                                         (29)        (40)        (26)
                                                                                     --------     --------     ------
   Net Periodic Post-Retirement Cost                                                   $ 537       $ 510       $ 513
                                                                                     ========     ========     ======

     Prior to 2002, the Company had a non-contributory profit sharing plan covering substantially all salaried full-time employees who had been employed the required length of time. Contributions were made at the discretion of the Board of Directors and amounted to $751,000 in 2001. The profit sharing plan was merged into the Company's 401(k) retirement plan effective January 1, 2002.

     The Company has a 401(k) retirement plan covering substantially all employees who have been employed the required length of time and meet certain other requirements. Under this plan, employees can defer a portion of their salary and matching contributions are made at the discretion of the Board of Directors, which amounted to $1,138,000 in 2003 and $1,235,000 in 2002. The Company made no matching contributions to this plan prior to 2002 since it was making contributions to its profit sharing plan and matching contributions to the stock purchase plan described below.

     In addition, the Company has an employee stock purchase plan that is designed to provide the employees of the Company a convenient means of purchasing common stock of the Company. Substantially all salaried, full-time employees, with the exception of Leo W. Seal, Jr., President, who have been employed by the Company the required length of time are eligible to participate. Prior to 2002, the Company contributed an amount equal to 25% of each participant's contribution, which contribution could not exceed 5% of the employee's base pay. The Company's contribution amounted to $118,000 in 2001.

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

     On January 6, 2003, options to purchase 162,930 shares were granted, of which 160,897 are exercisable at $44.71 per share and 2,033 are exercisable at $49.18 per share. Options totaling 160,897 vest at a rate of 20% per year on the anniversary date of grant and 2,033 are exercisable six months after the date of grant.

     On January 9, 2002, options to purchase 147,976 shares were granted, which are exercisable at $28.99 per share. These options are exercisable at a vesting rate of 25% per year on the anniversary date of grant.

   Following is a summary of the transactions:
                                                                 Number of           Average             Exercise
                                                                  Options          Exercise Price       of Options
                                                                Outstanding         Per Share            Aggregate
                                                                ------------      ---------------    ---------------
Balance January 1, 2001                                            465,979          $    28.28         $ 13,180,099
Granted                                                                  -                   -                    -
Exercised                                                              (38)              23.03                 (875)
Cancelled                                                          (30,783)              28.09             (864,656)
                                                                ------------      ---------------    ---------------
   Balance December 31, 2001                                       435,158               28.30           12,314,568
Granted                                                            147,976               28.99            4,289,908
Exercised                                                          (42,498)              27.41           (1,164,862)
Cancelled                                                           (9,189)              31.83             (292,521)
                                                                ------------      ---------------    ---------------
   Balance December 31, 2002                                       531,447               28.50           15,147,093
Granted                                                            162,930               44.77            7,293,688
Exercised                                                          (50,425)              26.97           (1,359,816)
Cancelled                                                          (16,946)              34.89             (591,179)
                                                                ------------      ---------------    ---------------
   Balance December 31, 2003                                        627,006         $    32.68         $ 20,489,786
                                                                ============      ===============    ===============

      Following is a summary of certain information about the exercisable stock options outstanding as of December 31, 2003:

                                                                  Number of           Average            Average
  Range of                                                         Options            Years to         Exercise Price
  Exercise Prices                                                 Outstanding        Expiration         Per Share
  ---------------                                                -------------      -------------     ---------------
  $23.33-$25.67                                                      159,746               7.36        $     24.50
  $26.67-$28.05                                                       61,275               6.01              27.96
  $29.00-$31.90                                                       62,648               6.00              29.00
  $40.00                                                              61,406               5.00              40.00
                                                                 -------------      -------------     ---------------
  $23.33-$40.00                                                      345,075               6.46        $     28.69
                                                                 =============      =============     ===============

     At December 31, 2003, options on 345,075 shares were exercisable at $23.33 to $40.00 per share, with a weighted average price of $28.69 per share. At December 31, 2002, options on 306,357 shares were exercisable at $23.33 to $40.00 per share, with a weighted average price of $29.43 per share. The weighted average remaining contractual life of options outstanding at December 31, 2003 was 6.9 years.

     The Company has adopted the disclosure-only option under SFAS No. 123. The weighted average fair value of options granted during 2003 and 2002 was $14.18 and $9.69, respectively. Had compensation costs for the Company's stock options been determined based on the fair value at the grant date, consistent with the method under SFAS No. 123, the Company's net earnings and earnings per share would have been as indicated below.

                                                                                            Years Ended December 31,
                                                                              ------------------------------------------------
                                                                                  2003             2002                2001
                                                                              ------------       ----------         ----------
   Net earnings available to common
     stockholders (in thousands):
     As reported                                                                $ 54,955         $ 51,043            $ 39,255
     Deduct total stock based compensation (fair value method)                    (1,202)            (885)               (410)
                                                                              ------------       ----------         ----------
     Pro forma                                                                  $ 53,753         $ 50,158            $ 38,845
                                                                              ============       ==========         ==========
   Basic earnings per share:
     As reported                                                                $   3.41          $  3.07            $   2.36
     Pro forma                                                                      3.33             3.02                2.34
   Diluted earnings per share:
     As reported                                                                $   3.29          $  3.00            $   2.36
     Pro forma                                                                      3.22             2.94                2.33

      The fair value of the options granted under the Company's stock option plans during the years ended December 31, 2003 and 2002 was estimated using the Black-Scholes Pricing Model with the following assumptions used: dividend yield 1.97% and 2.80%, expected volatility of 28% and 34%, risk-free interest rates of 4.25% and 5.10%, respectively and expected lives of 8 years in 2003 and 2002.

     During 2003, the Company granted 21,600 restricted shares, which vest at the end of three years. During 2002, the Company granted 20,738 restricted shares, which vest at the end of three years. During 2001, the Company granted 488 restricted shares, which vest at the end of three years, and 150 restricted shares, which also vest at the end of three years. Vesting is contingent upon continued employment by the Company. On December 31, 2003, 41,626 of these restricted grants were not vested. The 2003 shares had a market value of $44.71 at the date of grant. The 2002 shares had a market value of $28.99 at the date of grant. The 2001 shares had respective market values of $25.79 and $28.30 at the dates of grant. Compensation expense related to restricted stock grants totaled $487,000 for 2003, $480,000 for 2002, and $402,000 for 2001. The remaining unearned compensation of $957,000 is being amortized over the life of the grants.

NOTE 13 - NET INCOME PER COMMON SHARE

     Following is a summary of the information used in the computation of earnings per common share (in thousands).

                                                                                          Years Ended December 31,
                                                                               -------------------------------------------
                                                                                   2003            2002             2001
                                                                               ----------      ----------       ----------
 Net earnings - used in computation of diluted
    earnings per common share                                                   $ 54,955        $ 51,043         $ 39,255
 Preferred dividend requirement                                                    2,653           2,653            1,327
                                                                               ----------      ----------       ----------
 Net earnings available to common stockholders -
    used in computation of basic earnings
    per common share                                                            $ 52,302        $ 48,390         $ 37,928
                                                                               ==========      ==========       ==========                                                                                         ----------      ----------       ----------
 Weighted average number of common shares
    outstanding - used in computation of
    basic earnings per common share                                               15,357          15,743           16,047
 Effect of dilutive securities
    Stock options                                                                    243             194               42
    Convertible preferred stock                                                    1,105           1,105              550
                                                                               ----------      ----------       ----------
 Weighted average number of common shares
    outstanding plus effect of dilutive
    securities - used in computation of
    diluted earnings per common share                                             16,705          17,042           16,639
                                                                               ==========      ==========       ==========
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

     Securities Sold under Agreements to Repurchase and Federal Funds Purchased -For these short-term liabilities, the carrying amount is a reasonable estimate of fair value.

     Short-Term Notes - For short-term notes, the carrying amount is a reasonable estimate of fair value.

     Long-Term Notes - Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

     Commitments - The fair value of commitments to extend credit was not significant.

      The estimated fair values of the Company's financial instruments were as follows (in thousands):

                                                                                         December 31,
                                                               --------------------------------------------------------------
                                                                           2003                             2002
                                                               -----------------------------    -----------------------------
                                                                  Carrying         Fair           Carrying            Fair
                                                                   Amount          Value           Amount             Value
                                                               ------------     ------------   --------------   -------------
Financial assets:
  Cash, interest-bearing deposits and federal funds sold          $ 189,371       $ 189,371       $ 235,043        $ 235,043
  Securities available for sale                                   1,118,066       1,118,066       1,258,831        1,258,831
  Securities held to maturity                                       159,983         169,451         227,979          238,196
  Loans, net of unearned income                                   2,448,644       2,636,979       2,104,982        2,285,066
    Less: allowance for loan losses                                 (36,750)        (36,750)        (34,740)         (34,740)
                                                               ------------     ------------   --------------   -------------
      Loans, net                                                  2,411,894       2,600,229       2,070,242        2,250,326
Financial liabilities:
  Deposits                                                       $3,447,847      $3,470,604      $3,301,500       $3,338,013
  Securities sold under agreements to repurchase                    150,096         150,096         161,058          161,058
  Short-term notes                                                    9,400           9,400            -                 -
  Long-term notes                                                    50,428          53,807          51,020           51,751
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

                                                                                           December 31,
                                                                               --------------------------------
                                                                                   2003                2002
                                                                               --------------     -------------
   Commitments to extend credit                                                $  547,448           $  390,107
   Letters of credit                                                               33,710               20,323

     Approximately $345,850,000 and $225,958,000 of commitments to extend credit at December 31, 2003 and 2002, respectively, were at variable rates and the remainder was at fixed rates. A commitment to extend credit is an agreement to lend to a customer as long as the conditions established in the agreement have been satisfied. A commitment to extend credit generally has a fixed expiration date or other termination clauses and may require payment of a fee by the borrower. Since commitments often expire without being fully drawn, the total commitment amounts do not necessarily represent future cash requirements of the Company. The Company continually evaluates each customer's credit worthiness on a case-by-case basis. Occasionally, a credit evaluation of a customer requesting a commitment to extend credit results in the Company obtaining collateral to support the obligation.

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

NOTE 17 - SUPPLEMENTAL INFORMATION

     The following is selected supplemental information (in thousands):

                                                                                   Years Ended December 31,
                                                                              -------------------------------------
                                                                                  2003          2002         2001
                                                                              ----------    ----------   ----------
 Other non-interest expense:
   Postage                                                                      $ 3,972       $ 3,647      $ 3,540
   Communication                                                                  4,381         4,261        4,310
   Data processing                                                                7,158         6,887        6,102
   Professional fees                                                              3,718         4,762        3,467
   Taxes and licenses                                                             2,907         4,376        2,759
   Printing and supplies                                                          1,724         2,054        1,882
   Marketing                                                                      4,381         3,848        2,871
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

                                                                      Years Ended December 31,
                                                ----------------------------------------------------------------------
                                                        2003                     2002                    2001
                                                --------------------   ------------------------ ----------------------
                                                    MS          LA          MS          LA          MS           LA
                                                ----------  ---------   -----------   ---------  -----------  ----------
Interest income                                 $ 121,664    $ 83,368    $ 131,286    $ 88,166    $ 138,787    $ 90,255
Interest expense                                   38,982      19,301       49,735      22,784       66,867      37,404
                                                ----------  ---------   -----------   ---------  -----------  ----------
  Net interest income                              82,682      64,067      81,551       65,382      71,920       52,851
Provision for loan losses                           7,635       5,970       9,895        6,803       4,235        3,640
Non-interest income                                37,198      26,555      35,447       26,120      27,108       21,691
Depreciation and amortization                       6,335       3,053       5,587        2,757       5,344        2,857
Other non-interest expense                         64,609      51,528      72,765       40,696      60,238       41,594
                                                ----------  ---------   -----------   ---------  -----------  ----------
Earnings before income taxes                       41,301      30,071      28,751       41,246      29,211       26,451
Income taxes                                       12,480       9,074       7,909       13,138       7,891        8,544
                                                ----------  ---------   -----------   ---------  -----------  ----------
  Net earnings                                  $  28,821    $ 20,997    $ 20,842     $ 28,108    $ 21,320     $ 17,907
                                                ==========  =========   ===========   =========  ===========  ==========

                                                                          At and For Years Ended December 31,
                                                                   -----------------------------------------------
                                                                         2003             2002             2001
                                                                   -------------    -------------     ------------
  Net Interest Income:
    MS                                                               $   82,682       $   81,551       $   71,920
    LA                                                                   64,067           65,382           52,851
    Other                                                                13,439           11,795            8,737
                                                                   -------------    -------------     ------------
      Consolidated net interest income                               $  160,188       $  158,728       $  133,508
                                                                   =============    =============     ============
  Net Earnings:
    MS                                                               $   28,821       $   20,842       $   21,320
    LA                                                                   20,997           28,108           17,907
    Other                                                                 5,137            2,093               28
                                                                   -------------    -------------     ------------
      Consolidated net earnings                                      $   54,955       $   51,043       $   39,255
                                                                   =============    =============     ============
  Assets:
    MS                                                               $2,471,918       $2,426,379       $2,320,914
    LA                                                                1,673,973        1,578,505        1,442,919
    Other                                                               125,659           92,601           67,537
    Intersegment                                                       (121,192)        (124,338)        (151,525)
                                                                   -------------    -------------     ------------
      Consolidated assets                                            $4,150,358       $3,973,147       $3,679,845
                                                                   =============    =============     ============

     During 2003, the Company changed the method it used to allocate administrative charges between its Mississippi and Louisiana segments and the Parent Company. This change was based on an analysis of costs for 2003. The administrative charges allocated to the Louisiana segment were $14.1 million in 2003 and $4.9 in 2002. These charges were allocated from the Mississippi segment ($11.3 million in 2003 and $4.9 million in 2002) and the Parent Company ($2.8 million in 2003 and $0 in 2002). Prior to 2002, the Company did not allocate administrative charges between its segments.

     Goodwill and core deposit intangibles assigned to the Mississippi segment totaled approximately $15.5 million, of which $12.1 million represented goodwill and $3.4 million represented core deposit intangibles, at December 31, 2003. At December 31, 2002, goodwill and core deposit intangibles assigned to the Mississippi segment totaled approximately $16.2 million, of which $12.1 million represented goodwill and $4.1 million represented core deposit intangibles. The related goodwill amortization was $0 in 2001. The related core deposit amortization was approximately $712,000 in 2003, $750,000 in 2002 and $745,000 in 2001.

     Goodwill and core deposit assigned to the Louisiana segment totaled approximately $39.0 million, of which $37.0 million represented goodwill and $2.0 million represented core deposit intangibles, at December 31, 2003. Goodwill assigned to the Louisiana segment totaled approximately $37.0 million, at December 31, 2002. The related goodwill amortization was approximately $3,606,000 in 2001. The related core deposit amortization was approximately $436,000 in 2003. Both segments recorded no amortization of goodwill during 2003 and 2002 due to the implementation of SFAS No. 142 as discussed in Note 1. The segments performed a fair value based impairment test on its goodwill and determined that the fair value exceeded the recorded value at December 2003 and 2002. No impairment loss, therefore, was recorded.

NOTE 19 - SUMMARIZED FINANCIAL INFORMATION OF HANCOCK HOLDING COMPANY
                   (PARENT COMPANY ONLY)

                                             Balance Sheets

                                                                                            December 31,
                                                                              --------------------------------------
                                                                                     2003                 2002
                                                                              -----------------    -----------------
Assets:
  Investment in subsidiaries                                                    $ 429,432,401         $ 424,077,283
  Due from subsidiaries and other assets                                           15,215,270             4,321,956
                                                                              -----------------    -----------------
                                                                                $ 444,647,671         $ 428,399,239
                                                                              =================    =================
Liabilities and Stockholders' Equity:
  Due to subsidiaries                                                           $      22,419         $   3,541,667
  Other liabilities                                                                 9,744,256               275,938
  Preferred stock                                                                  37,066,939            37,068,905
  Common stockholders' equity                                                     397,814,057           387,512,729
                                                                              -----------------    -----------------
                                                                                $ 444,647,671         $ 428,399,239
                                                                              =================    =================

                                           Statements of Earnings

                                                                                         Years Ended December 31,
                                                                          -------------------------------------------------
                                                                                2003            2002              2001
                                                                          ---------------  --------------    --------------
Dividends received from subsidiaries                                       $ 42,501,396     $ 33,580,276      $ 39,338,376
Equity in earnings of subsidiaries greater than
  dividends received                                                         12,097,393       19,404,436         2,167,084
Net earnings/(expenses), including taxes                                        355,996       (1,941,249)       (2,250,320)
                                                                          ---------------  --------------    --------------
Net earnings                                                                 54,954,785       51,043,463        39,255,140
Preferred dividends                                                          (2,653,238)      (2,653,240)       (1,326,851)
                                                                          ---------------  --------------    --------------
Net earnings available to common stockholders                              $ 52,301,547     $ 48,390,223      $ 37,928,289
                                                                          ===============  ==============    ==============

                                          Statements of Cash Flows

                                                                                      Years Ended December 31,
                                                                          -------------------------------------------------
                                                                               2003            2002               2001
                                                                          ---------------  --------------    --------------
Cash flows from operating activities - principally
  dividends received from subsidiaries                                     $ 36,266,184     $ 38,934,506 $    $ 33,623,680
Cash flows from investing activities - principally
  business acquisitions                                                     (19,400,000)        (500,000)      (12,890,062)
Cash flows from financing activities:
  Advances of short-term notes                                                9,400,000
  Dividends paid to stockholders                                            (16,208,182)     (15,374,679)      (13,521,896)
  Dividends paid to subsidiaries                                               (209,549)        (194,640)         (181,664)
  Treasury stock transactions, net                                          (11,688,120)     (20,892,096)       (6,189,623)
                                                                          ---------------  --------------    --------------
    Net cash used by financing activities                                   (18,705,851)     (36,461,415)      (19,893,183)
                                                                          ---------------  --------------    --------------
  Net (decrease) increase in cash                                            (1,839,667)       1,973,091           840,435
Cash, beginning                                                               2,990,022        1,016,931           176,496
                                                                          ---------------  --------------    --------------
Cash, ending                                                               $  1,150,355     $  2,990,022      $  1,016,931
                                                                          ===============  ==============    ==============

HANCOCK HOLDING COMPANY AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Purpose

      The purpose of this discussion and analysis is to focus on significant changes and events in the financial condition and results of operations of Hancock Holding Company and its subsidiaries during 2003 and selected prior periods. This discussion and analysis is intended to highlight and supplement data and information presented elsewhere in this report, including the preceding consolidated financial statements and related notes. Certain information relating to prior years has been reclassified to conform to the current year's presentation.

Forward-Looking Statements

     Congress passed the Private Securities Litigation Act of 1995 in an effort to encourage corporations to provide information about a company's anticipated future financial performance. This act provides a safe harbor for such disclosure, which protects the company from unwarranted litigation, if actual results are different from management expectations. This discussion and analysis contains forward-looking statements and reflects management's current views and estimates of future economic circumstances, industry conditions, Company performance and financial results. These forward-looking statements are subject to a number of factors and uncertainties, which could cause the Company's actual results and experience to differ from the anticipated results and expectations, expressed in such forward-looking statements.

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

Summary

     The Company reported net earnings of $55.0 million in 2003, an increase of $4.0 million, or 8%, from the $51.0 million earned in 2002. Diluted earnings per common share was $3.29 in 2003, an increase of $0.29, or 10% from 2002's $3.00.

     The key components of 2003's earnings performance follow:

     •  Net interest income, on a tax-equivalent (te)* basis, increased $1.2 million, or
        1%,  from 2002 to 2003 due to an  increase  of $224  million,  or 6%, in average earning assets,  from average loan growth of $277 million,  or 14%. The increase in  average  earning  assets was  funded  primarily  with  deposit  growth.  The aforementioned  expansion  of the  Company's  earning  asset  base  as  well  as improvement  in earning  asset mix were the main factors  behind the increase in net interest income (te) compared to a year ago.

     •  Non-interest income,  inclusive of securities  transaction gains in 2002 & 2003, grew  $3.2  million,  or 4%,  from  2002 to  2003.  Significant  increases  were reflected in insurance  commissions  and fees  ($438,000),  credit card merchant discount fees  ($359,000),  other fees and income ($1.8  million) and securities gains ($1.7 million).  Partially  offsetting the increased  non-interest  income when  compared to 2002 was the  decrease in  investment  and annuity  fees ($1.1 million) and secondary mortgage market operations ($681,000).

     •  Non-interest  expense,  increased  $2.0  million,  or 2%,  from  2002  to  2003.
        Significant  increases  were  reflected in personnel  expense ($4.1 million) and
        occupancy   ($750,000),   equipment  expense   ($295,000)  and  amortization  of
        intangibles  ($398,000).  However,  these increases were offset by a substantial decrease in other operating expense ($3.6 million).

     •  The Company  provided  $15.2 million for loan losses in 2003,  compared to $18.5 million  for 2002 - a decrease  of $3.3  million,  or 18%.  The  decrease in the provision  for loan losses was  primarily  due to lower net  charge-offs,  which decreased $4.6 million or 26% during 2003.

      *Tax-equivalent (te) amounts are calculated using a marginal federal tax income tax rate of 35%.

Loans and Allowance For Loan Losses

     Average loans increased $277 million, or 14%, in 2003 compared to an increase of $169 million, or 9%, in 2002. Table 1 shows average loans for a three-year period.

TABLE 1. AVERAGE LOANS

-----------------------------------------------------------------------------------------------------------------------------
 (dollars in thousands)                                       2003                     2002                      2001
-----------------------------------------------------------------------------------------------------------------------------
 Commercial & R.E. Loans                              $1,140,288     50.9%       $992,699     50.6%       $883,913     49.3%
 Mortgage loans                                          336,603     15.0%        246,333     12.6%        236,708     13.2%
 Direct consumer loans                                   494,311     22.1%        503,629     25.7%        493,812     27.5%
 Indirect consumer loans                                 216,080      9.7%        176,583      9.0%        144,280      8.0%
 Finance company loans                                    50,963      2.3%         42,055      2.1%         33,846      1.9%
-----------------------------------------------------------------------------------------------------------------------------
     Total average loans (net of unearned)            $2,238,245    100.0%     $1,961,299    100.0%     $1,792,559    100.0%
-----------------------------------------------------------------------------------------------------------------------------

      The Company experienced an overall increase in loan growth that affected all loan categories as its successful efforts to generate profitable loan volume continued.

      As indicated by Table 1, commercial and real estate loans increased $148 million, or 15%, from 2002. Included in this category are commercial real estate loans, which are secured by properties used in commercial or industrial operations. The Company originates commercial and real estate loans to a wide variety of customers in many different industries, and as such, no single industry concentrations existed at December 31, 2003.

      Average mortgage loans of $336.6 million were $90.3 million, or 37%, higher than in 2002. The majority of the growth in 2003 for this category was in retail mortgage loans. The Company originates both fixed-rate and adjustable-rate mortgage loans. Certain types of mortgage loans are sold in the secondary mortgage market, while the Banks retain other types. The Banks also originate home equity loans. This product offers customers the opportunity to leverage rising home prices and equity to obtain tax-advantaged consumer financing.

      Direct consumer loans, which include loans and revolving lines of credit made directly to consumers, were down $9.3 million, or 2%, from 2002. The Company also originates indirect consumer loans, which consist primarily of consumer loans originated through a third party such as an automobile dealer or other point of sale channels. Average indirect consumer loans of $216.1 million for 2003 were up $39.5 million, or 22%, from 2002. The Company owns a finance company subsidiary, which originates both direct and indirect consumer loans. Finance company loans increased approximately $8.9 million, or 21%, at December 31, 2003, compared to the subsidiary's outstanding loans on December 31, 2002. The loan growth in the Finance company was mainly due to expansion into new geographical markets.

      At December 31, 2003, the allowance for loan losses was $36.7 million, or 1.50%, of year-end loans, compared to $34.7 million, or 1.65%, of year-end loans for 2002. Net charge-offs amounted to $13.1 million in 2003, as compared to $17.8 million in 2002. The $4.7 million decrease from 2002 was primarily related to a decrease in commercial/real estate loan charge-offs. Gross charge-offs were higher in 2002 primarily due to the removal of credits acquired in the Lamar Bank acquisition in 2001 that were determined uncollectible. Overall, the allowance for loan losses was 170% of non-performing loans and accruing loans 90 days past due at year-end 2003, compared to 143% at year-end 2002. Management utilizes several quantitative methodologies for determining the adequacy of the allowance for loan losses and is of the opinion that the allowance at December 31, 2003 is adequate even after considering the recent slowdown in the U.S. economy. Table 2 presents the activity in the allowance for loan losses over the past 5 years.

TABLE 2. SUMMARY OF ACTIVITY IN THE ALLOWANCE FOR LOAN LOSSES

----------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                               2003        2002        2001        2000         1999
----------------------------------------------------------------------------------------------------------------------------
Balance at the beginning of year                                   $34,740     $34,417     $28,604      $25,713     $21,800
Reserves acquired in bank purchase and other                             0        (400)      8,342         (147)      3,815
Provision for loan losses
    charged to operations                                           15,154      18,495       9,082       12,609       8,688
Loans charged to the allowance
    Commercial, real estate & mortgage                               5,232       9,262       6,445        6,917       3,202
    Direct and indirect consumer                                     9,626       9,384       6,324        4,084       6,769
    Demand deposit accounts                                          4,685       4,907       3,529        2,718       2,230
----------------------------------------------------------------------------------------------------------------------------
       Total                                                        19,543      23,553      16,298       13,719      12,201
----------------------------------------------------------------------------------------------------------------------------
Recoveries of loans previously charged-off
    Commercial, real estate & mortgage                               1,296         646         322        1,334         814
    Direct and indirect consumer                                     2,117       2,071       2,026        1,174       1,670
    Demand deposit accounts                                          2,986       3,064       2,339        1,640       1,127
----------------------------------------------------------------------------------------------------------------------------
       Total                                                         6,399       5,781       4,687        4,148       3,611
----------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                                     13,144      17,772      11,611        9,571       8,590
----------------------------------------------------------------------------------------------------------------------------
Balance at the end of year                                         $36,750     $34,740     $34,417      $28,604     $25,713
----------------------------------------------------------------------------------------------------------------------------
Ratios
    Gross charge-offs to average loans                               0.87%       1.20%       0.91%        0.85%       0.84%
    Recoveries to average loans                                      0.29%       0.29%       0.26%        0.26%       0.25%
    Net charge-offs to average loans                                 0.59%       0.91%       0.65%        0.59%       0.59%
    Allowance for loan losses to year end loans                      1.50%       1.65%       1.82%        1.68%       1.67%
----------------------------------------------------------------------------------------------------------------------------

     Non-performing assets consist of loans accounted for on a non-accrual basis, restructured loans and foreclosed assets. Table 3 presents information related to non-performing assets for the five years ended December 31, 2003. Total non-performing assets at December 31, 2003 were $18.0 million, an increase of $164,000, or 1%, from December 31, 2002. Loans that are over 90 days past due but still accruing were $3.7 million at December 31, 2003. This compares to $6.4 million at December 31, 2002. This decrease was due primarily to Management's aggressive efforts to reduce the levels of past due loans. Efforts on the part of Management to reduce the levels of non-performing assets as well as past due loans will continue in 2004.

TABLE 3. NON-PERFORMING ASSETS

-----------------------------------------------------------------------------------------------------------------------------
                                                                                       December 31
-----------------------------------------------------------------------------------------------------------------------------
  (dollars in thousands)                                          2003         2002         2001         2000         1999
-----------------------------------------------------------------------------------------------------------------------------
   Loans accounted for on a non-accrual basis                    $12,161      $11,870      $17,328      $10,182       $6,901
   Restructured loans                                                  0            0            0            0          152
-----------------------------------------------------------------------------------------------------------------------------
       Total non-performing loans                                 12,161       11,870       17,328       10,182        7,053
    Foreclosed Assets                                              5,809        5,936        3,003        1,492        1,616
-----------------------------------------------------------------------------------------------------------------------------
       Total non-performing assets                               $17,970      $17,806      $20,331      $11,674       $8,669
-----------------------------------------------------------------------------------------------------------------------------
    Loans 90 days past due still accruing                         $3,682       $6,407      $12,591       $9,277       $4,442
-----------------------------------------------------------------------------------------------------------------------------
    Ratios
       Non-performing assets to loans plus
          other real estate                                        0.73%        0.84%        1.07%        0.69%        0.56%
       Allowance for loan losses to non-performing
          loans and accruing 90 days past due                       170%         143%         105%         137%         196%
      Loans 90 days past due still accruing to loans               0.15%        0.30%        0.67%        0.55%        0.29%
-----------------------------------------------------------------------------------------------------------------------------
Investment Securities

     The Company's investment in securities was $1.278 billion at December 31, 2003, compared to $1.487 billion at December 31, 2002. Average investment securities were $1.466 billion for 2003 as compared to $1.494 billion for 2002.

     The Company generally purchases securities that provide stable cash flows for liquidity purposes while limiting the amount of prepayment risk. Certain securities have been classified as available for sale based on management's internal assessment of the portfolio after considering the Company's liquidity requirements and the portfolio's exposure to changes in market interest rates and prepayment activity. Certain other securities are classified as held to maturity based on management's assessment of the ability to hold those securities.

      At December 31, 2003, the composition of the securities portfolio was 87% classified as available for sale and 13% as held to maturity. At December 31, 2002, these relative percentages were 85% available for sale and 15% held to maturity. The December 31, 2003 carrying value of the held-to-maturity portfolio was $160.0 million and the market value was $169.4 million. The available-for-sale portfolio was $1.118 billion at December 31, 2003.

      The vast majority of securities in the Bank's portfolio are fixed rate and there were no investments in securities of a single issuer, other than U.S. Treasury and U.S. Government agency securities and mortgage-backed securities issued or guaranteed by U.S. government agencies, that exceeded 10% of stockholder's equity. At December 31, 2003, the average life of the portfolio in maturity years was 3.69 with an effective duration of 2.61 and an average coupon of 4.79%.

      During 2003, the Company sold $256.6 million of securities from the available for sale portfolio with near-term maturity dates at a pretax net securities gain of $1.7 million. The Company recorded net securities gains during 2002 and 2001 of $4,000 and $18,000, respectively. The Banks do not normally maintain securities trading portfolios.

Deposits and Other Borrowings

     Deposits increased to $3.448 billion at December 31, 2003 from $3.302 billion at December 31, 2002, an increase of $146 million, or approximately 4%. Of the increase in year-end deposits from 2002 to 2003, approximately $156 million consisted of core interest-bearing transaction deposits. Total average deposits increased by $232.3 million, or 7%, from 2002 to 2003.

     Over the course of 2003, the Company experienced continuing demand for the safety and liquidity of deposit products, which helped fuel overall deposit growth. However, the Company did experience some disintermediation of time deposits primarily into interest-bearing transaction accounts. This was due to the historically low interest rate environment throughout 2003 and customer behavior that favored transaction accounts over time deposits. Time deposits, which consisted mainly of certificates of deposits, decreased by more than $10 million from January through December 2003. However, interest-bearing transaction accounts, which include NOW accounts, money market investment accounts and savings accounts were up more than $239 million for the same time period. In addition, non-interest-bearing deposits were up almost $3 million for the period January through December 2003. The vast majority of the aforementioned net growth occurred as consumers moved investments from the still uncertain stock market to safer investment avenues such as financial institutions.

     Borrowings consist primarily of purchases of federal funds, sales of securities under repurchase agreements and borrowings from the FHLB. In addition, the Company has a short-term note consisting of a promissory note for $9.4 million. These funds were used to fund the purchase of Magna Insurance Company on December 31, 2003. (See Note 2 in the Notes to Consolidated Financial Statements.) The note bears interest at 2.75% and matures on March 31, 2004. In total, borrowings were down over $2.2 million from December 31, 2002 to December 31, 2003. Sales of securities under repurchase agreements decreased $11.0 million from year-end 2002, while borrowings from the FHLB were down $.592 million. Substantially offsetting these decreases was the $9.4 million increase in a short-term note as previously discussed. The majority of the FHLB borrowings consist of two notes with maturities in 2008 and 2009. The average interest rate on the two notes is 4.54% and was fixed through 2003. The FHLB can now make annual elections to reset the rates to LIBOR plus 0.35%. There were no purchases of federal funds outstanding at year-end 2003 and 2002.

TABLE 4. AVERAGE DEPOSITS

--------------------------------------------------------------------------------------------------------------------------
 (dollars in thousands)                                              2003                   2002                 2001
--------------------------------------------------------------------------------------------------------------------------
 Non-interest bearing demand deposits                         $604,448     18%       $601,374    19%      $562,989    20%
 NOW account deposits                                          694,681     20%        552,419    17%       195,079     7%
 Money market deposits                                         442,919     13%        438,364    14%       619,000    22%
 Savings deposits                                              541,748     16%        448,993    14%       298,024    11%
 Time deposits                                               1,123,409     33%      1,133,796    36%     1,145,259    41%
--------------------------------------------------------------------------------------------------------------------------
    Total average deposits                                  $3,407,205    100%     $3,174,946   100%    $2,820,351   100%
--------------------------------------------------------------------------------------------------------------------------
Liquidity

     Liquidity management encompasses the Company's ability to ensure that funds are available to meet the cash flow requirements of depositors and borrowers, while also ensuring that the Company has adequate cash flow to meet it's various needs, including operating, strategic and capital. Without proper liquidity management, the Company would not be able to perform the primary function of a financial intermediary and would not be able to meet the needs of the communities in which it has a presence and serves. In addition, the parent holding company's principal source of liquidity is dividends from its subsidiary banks. Liquidity is required at the parent holding company level for the purpose of paying dividends to stockholders, servicing of any debt the Company may have, business combinations as well as general corporate expenses. As of December 31, 2003, all liquidity ratios approved and tracked by the Company's Asset Liability Committee were within policy limits.

     The asset portion of the balance sheet provides liquidity primarily through loan principal repayments, maturities of investment securities and occasional sales of various assets. Short-term investments such as federal funds sold, securities purchased under agreements to resell and maturing interest-bearing deposits with other banks are additional sources of liquidity funding. As of December 31, 2003 and 2002, free securities stood at 41.4% or $529.1 million and 42.6% or $633.4 million, respectively.

     The liability portion of the balance sheet provides liquidity through various customers' interest-bearing and non-interest-bearing deposit accounts. Purchases of federal funds, securities sold under agreements to repurchase and other short-term borrowings are additional sources of liquidity and represent the Company's incremental borrowing capacity. These sources of liquidity are short-term in nature and are used as necessary to fund asset growth and meet short-term liquidity needs. The Company's short-term borrowing capacity includes a line of credit with the Federal Home Loan Bank of over $264 million and borrowing capacity at the Federal Reserve's Discount Window in excess of $100 million. As of December 31, 2003, the Company's core deposits were $2.905 billion and Net Wholesale Funding stood at $620.9 million.

TABLE 5. LIQUIDITY RATIOS

----------------------------------------------------------------------------------------------------------------
 (dollars in thousands)                                                                       2003         2002
----------------------------------------------------------------------------------------------------------------
 Free Securities                                                                             41.40%       42.60%
 Free Securities-Net Wholesale Funds/Core Deposits                                           10.90%       13.20%
----------------------------------------------------------------------------------------------------------------
 Wholesale Funding Diversification
    Certificate of Deposits > $100,000 (Excluding Public Funds)                               6.80%        7.50%
    Brokered Certificate of Deposits                                                          0.60%        0.60%
    Public Fund Certificate of Deposits                                                    $143,250     $141,410
----------------------------------------------------------------------------------------------------------------
 Net Wholesale Funding Maturity Concentrations
    Overnight                                                                                 0.00%        0.00%
    Up to 3 Months                                                                            3.60%        4.10%
    Up to 6 Months                                                                            1.50%        2.60%
    Over 6 Months                                                                             6.00%        5.60%
----------------------------------------------------------------------------------------------------------------
 Net Wholesale Funds                                                                       $620,890     $644,293
 Core Deposits                                                                           $2,904,775   $2,810,748
----------------------------------------------------------------------------------------------------------------
Contractual Obligations

     Table 6 shows all significant contractual obligations of the Company at December 31, 2003 according to payments due by period.

TABLE 6. CONTRACTUAL OBLIGATIONS

----------------------------------------------------------------------------------------------------------
                                                                 Payment due by period
----------------------------------------------------------------------------------------------------------
(dollars in thousands)                                       Less than     1-3          3-5      More than
                                                  Total       1 year      years        years      5 years
----------------------------------------------------------------------------------------------------------
Certificates of Deposit                         $1,112,387   $470,348    $330,758    $311,256         $25
Short-Term Debt Obligations                        159,496    159,496           0           0           0
Long-Term Debt Obligations                          50,428        155          15      10,022      40,236
Operating Lease Obligations                         15,261      2,811       3,898       2,140       6,412
----------------------------------------------------------------------------------------------------------
     Total
----------------------------------------------------------------------------------------------------------
Asset/Liability Management

      The asset liability management (ALM) process at the Company consists of quantifying, analyzing and controlling interest rate risk (IRR) to maintain stability in net interest income (NII) under varying interest rate environments. The principal objective of ALM is to maximize net interest income while operating within acceptable limits established for interest rate risk and maintaining adequate levels of liquidity.

     The Company's net income is dependent on its net interest income. Net interest income is susceptible to IRR to the degree that interest-bearing liabilities mature or reprice on a different basis than interest-earning assets. This timing difference represents a potential risk to the Company's future earnings. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect NII. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in NII.

     Management and the Asset/Liability Committee (ALCO) directs the Company's IRR management through a Risk Management policy that is designed to produce a stable net interest margin (NIM) in periods of interest rate fluctuation. In adjusting the Company's asset/liability position, the Board and management attempt to direct the Company's IRR while enhancing the NIM. At times depending on the general level of interest rates, the relationship between long-term and short- term interest rates, market conditions and competitive factors, the Board and management may determine to increase its NIM. Not withstanding the Company's IRR management activities, the potential for changing interest rates is an uncertainty that can have an adverse effect on net income.

     Interest sensitive assets and liabilities are those that are subject to maturity or repricing within a given time period. Management also administers this sensitivity through the development and implementation of lending, funding and pricing strategies designed to achieve NII performance goals while minimizing the potential negative variations in NII under different interest rate scenarios. Additionally, securities portfolio management is fully integrated into the interest rate scenarios. Investment strategies, including portfolio durations and cash flows, are formulated and continually adjusted during implementation to assure attainment of objectives in the most effective manner.

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

     One approach used to quantify interest rate risk is the NII at risk analysis. NII at risk measures the risk of a decline in earnings due to potential short-term and long-term changes in interest rates. Table 7 presents an analysis of the Company's IRR as measured by the estimated changes in NII resulting from an instantaneous and sustained parallel shift in the yield curve (+ or - 300 basis points, measured in 100 basis point increments) at December 31, 2003 and 2002. Current interest rate levels make it improbable that rates would fall in excess of 100 basis points; therefore, those scenarios are not presented. Table 7 indicates that the Company's level of NII declines under rising and falling rates, except in an increase of 100 basis points, which produces a slight rise in NII. Furthermore, NII declines to a lesser degree in a rising rate environment versus a falling interest rate environment.

TABLE 7. NET INTEREST INCOME (te) AT RISK

-----------------------------------------------------------------------------------------------------------------------------------
                                              Change in                      Estimated Increase
                                               Interest                       (Decrease) in NII
                                                Rates                        December 31, 2003
                                            --------------                   -------------------
                                            (basis points)

                                                  - 100                             -4.9%
                                                 Stable                              0.0%
                                                  + 100                              1.0%
                                                  + 200                             -0.9%
                                                  + 300                             -3.3%

-----------------------------------------------------------------------------------------------------------------------------------

TABLE 8. INTEREST RATE SENSITIVITY

------------------------------------------------------------------------------------------------------------------------------------
                                                                  December 31, 2003
------------------------------------------------------------------------------------------------------------------------------------
                                                           Within       6 months     1 to 3        > 3       Non-Sensitive
                                               Overnight   6 months     to 1 year    years        years          Balance      Total
                                               ---------   ----------  ----------   ---------   ----------   -------------- --------
                                                                            (amounts in thousands)
Assets
   Securities                                         $0    $222,439   $184,857    $415,614     $455,139           $0    $1,278,049
   Federal funds sold & Short-term investments   $11,138          $0       $150          $0           $0           $0       $11,288
   Loans                                         $31,477  $1,190,556   $213,713    $514,248     $498,650           $0    $2,448,644
   Other assets                                       $0          $0         $0          $0           $0     $412,377      $412,377
-----------------------------------------------------------------------------------------------------------------------------------
     Total Assets                                $42,615  $1,412,995   $398,720    $929,862     $923,789     $412,377    $4,150,358
-----------------------------------------------------------------------------------------------------------------------------------
Liabilities
   Interest bearing transaction deposits              $0    $811,256   $212,119    $612,678      $62,661           $0    $1,698,714
   Time deposits                                      $0    $351,459   $118,889    $330,758     $311,281           $0    $1,112,387
   Non-interest bearing deposits                      $0    $310,781   $133,810    $188,406       $3,748           $0      $636,745
   Federal funds purchased                            $0          $0         $0          $0           $0           $0            $0
   Borrowings                                   $159,496         $78        $77         $15      $50,258           $0      $209,924
   Other liabilities                                  $0          $0         $0          $0           $0      $57,707       $57,707
   Stocldiolders' Equity                              $0     $37,067         $0          $0     $397,814           $0      $434,881
-----------------------------------------------------------------------------------------------------------------------------------
     Total Liabilities & Equity                 $159,496   $1,510,641  $464,895  $1,131,857     $825,762      $57,707    $4,150,358
-----------------------------------------------------------------------------------------------------------------------------------
Interest sensitivity gap                       ($116,881)    ($97,646) ($66,175)  ($201,995)    $128,027     $354,670
cumulative interest rate sensitivity gap       ($116,881)   ($214,527)($280,702)  ($482,697)   ($354,670)           -
Cumulative interest rate
   sensitivity gap as a percentage of
   total earning assets                           (3.0)%      (6.0)%   (8.0)%     (13.0)%        (10.0)%
------------------------------------------------------------------------------------------------------------------------------------

     Table 8 contains a static gap report, which measures the net amounts of assets or liabilities that reprice in the same time period over the remaining lives of those assets and liabilities. This report displays the Company's gap position as liability sensitive; however, this static gap report does not take into consideration the strategic options available to management designed to maximize NII over time.

     Certain assumptions in assessing IRR were employed in preparing data for the Company included in the preceding tables (Tables 7 & 8). These assumptions relate to interest rates, loan and deposit growth, pricing, loan prepayment speeds, deposit decay rates, securities portfolio strategy and market value of certain assets under the various interest rate scenarios. Even if interest rates change in the designated amounts, there can be no assurance that the Company's assets and liabilities would perform as anticipated. In addition, a change in U. S. Treasury rates in the designated amounts accompanied by a change in the shape of the U. S. Treasury yield curve would cause significantly different changes to the NII than indicated above.

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

Capital Resources

     Common stockholder's equity increased $10.3 million during 2003 and stood at $397.8 million at December 31, 2003. The increase from 2002 was due primarily to a $38.7 million increase in retained earnings and was partially offset by a $14.8 million decrease in the unrealized gain on securities available for sale, a $1.6 million increase in the unfunded pension liability and a $10.9 million increase in treasury stock related to the execution of the Company's ongoing stock buyback program. Dividends paid by the Company to common stockholder's totaled $13.6 million, or $0.88 per common share. This represents an increase of $0.08 per common share over 2002. The Company also paid dividends totaling $2.7 million, or $1.60 per share to preferred stockholders in 2003 and 2002. Preferred stock totaled $37.067 million at December 31, 2003 and totaled $37.069 million at December 31, 2002.

     On January 5, 2004, the Company announced that it has elected to call for redemption all the outstanding shares of the Company's preferred stock on February 4, 2004. The total redemption price, including accrued dividends to the redemption date is $20.15 per share. Pursuant to the terms of the preferred stock, the redemption is contingent on the Company's common stock trading at $37.50 or above for 20 consecutive trading days beginning after January 1, 2004. The closing price of the Company's common stock on January 2, 2004 was $55.87. Stockholders may convert each share of the preferred stock into 0.6666 shares of the Company common stock at any time on or before 5:00 p.m., Central Standard Time, January 28, 2004.

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

     Common stockholders' equity at December 31, 2003 reflects a balance of $8.0 million (net of tax) relating to the unfunded portion of the Company's pension plan. The principal cause of this underfunded pension liability is that the actual return on plan assets in recent years has been less than expected due to overall market conditions and the discount rate used to measure the liability has declined consistent with the recent trend in interest rates. The Company changed the discount rate on the obligations from 6.75% at December 31, 2002, to 6.25% at December 31, 2003 to reflect current market conditions.

     A strong capital position, which is vital to the continued profitability of the Company, also promotes depositor and investor confidence and provides a solid foundation for the future growth of the Company. Composite ratings by the respective regulatory authorities of the Company and the Banks establish minimum capital levels. Currently, the Company and the Banks are required to maintain minimum Tier 1 leverage ratios of at least 3%, subject to an increase up to 5%, depending on the composite rating. At December 31, 2003, the Company's and the Banks' capital balances were in excess of current regulatory minimum requirements. As indicated in Table 9 below, the regulatory capital ratios of the Company and the Banks far exceed the minimum required ratios, and the Banks have been categorized as "well capitalized" in the most recent notice received from their regulators.

     The Company continued the execution of the common stock buyback program, which provides for the repurchase of up to 10% of the Company's outstanding common stock. This program was announced in July 2000 and authorized the repurchase of approximately 1,660,000 shares of the Company's outstanding stock. Over the course of 2003, the Company purchased 264,087 shares of common stock at an aggregate price of $12.9 million, or approximately $48.75 per share. In 2002, the Company purchased 438,942 shares of common stock at an aggregate price of $19.7 million, or approximately $44.92 per share. As of December 31, 2003, the total number of common shares purchased under the current stock buyback program was approximately 1,109,000, or 6.8%, of the outstanding common shares at June 30, 2000.

TABLE 9. RISK-BASED CAPITAL AND CAPITAL RATIOS

---------------------------------------------------------------------------------------------------------------------------------
  (dollars in thousands)                                  2003             2002            2001           2000            1999
---------------------------------------------------------------------------------------------------------------------------------
  Tier 1 regulatory capital                             $378,417        $354,535        $345,589        $302,094        $279,659
  Tier 2 regulatory capital                               36,750          29,544          30,071          24,416          22,447
---------------------------------------------------------------------------------------------------------------------------------
      Total regulatory capital                          $415,167        $384,079        $375,660        $326,510        $302,106
---------------------------------------------------------------------------------------------------------------------------------
  Risk-weighted assets                                $2,662,098      $2,383,423      $2,387,945    $ $1,949,085      $1,792,515
---------------------------------------------------------------------------------------------------------------------------------
  Ratios
     Leverage (Tier 1 capital to average assets)           9.29%           9.19%           8.50%          10.24%           9.61%
     Tier 1 capital to risk-weighted assets               14.21%          14.88%          14.47%          15.50%          15.60%
     Total capital to risk-weighted assets                15.60%          16.11%          15.73%          16.75%          16.85%
     Common stockholders' equity to total assets           9.29%           9.75%           9.99%          11.33%          10.38%
     Tangible common equity to total assets                8.32%           8.45%           8.61%          10.11%           9.02%
---------------------------------------------------------------------------------------------------------------------------------
Results of Operations

Net Interest Income

     Net interest income (te) of $167.4 million was recorded for the year 2003, an increase of $1.2 million, or 1%, from 2002. The Company also experienced an increase $25.3 million, or 18%, from 2001 to 2002. The factors contributing to the changes in net interest income for 2003, 2002 and 2001 are presented in Tables 10 and 11. Table 10 is an analysis of the components of the Company's average balance sheets, level of interest income and expense and the resulting earning asset yields and liability rates. Table 11 breaks down the overall changes in the level of net interest income into rate and volume components. Net interest income (te) in 2003 was primarily impacted by increased average earning assets, which were funded primarily with deposit growth. Net interest income (te) in 2002 was impacted by a higher level of average earning assets and an expanded net interest margin (te).

     Average earning assets increased $224 million or 6% during 2003 mainly from average loan growth of $277 million, or 14%. The increase in average earning assets was due, in part, to and was funded primarily with core interest-bearing transaction accounts. Average interest bearing deposits increased $229 million, or 9%. Average securities decreased $27 million, or 2%, over 2002. The net interest margin (te) narrowed to 4.45% in 2003 from 4.70% in 2002. The 25 basis points narrowing in the net interest margin (te) resulted mainly from the overall yield on loans, securities and short-term investments falling more rapidly than total funding costs.

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

TABLE 10. SUMMARY OF AVERAGE BALANCE SHEETS
                    NET INTEREST INCOME (te) & INTEREST RATES

------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                 2003                              2002                       2001
------------------------------------------------------------------------------------------------------------------------------------
                                         Average                          Average                        Average
                                         Balance      Interest    Rate    Balance     Interest   Rate    Balance     Interest  Rate
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
EARNING ASSETS
   Loans (te)                            $2,238,245   $161,850    7.23%  $1,961,299   $159,453   8.13%  $1,792,559   $164,183  9.16%
------------------------------------------------------------------------------------------------------------------------------------
   U.S. Treasury securities                  29,575        948    3.20%      48,423      1,605   3.31%      53,930      3,023  5.61%
   U.S. agency securities                   466,809     19,162    4.10%     530,704     25,468   4.80%     447,525     24,564  5.49%
   CMOS                                     440,705     14,905    3.38%     560,264     26,636   4.75%     338,511     19,428  5.74%
   Mortgage-backed securities               302,393     12,558    4.15%      95,158      5,618   5.90%     130,122      8,251  6.34%
   Obligations of states and
      political subdivisions (te)           198,599     14,045    7.07%     222,037     15,926   7.17%     218,196     15,700  7.20%
   FHLB stock and
      other corporate securities             28,075      1,215    4.33%      36,988      2,085   5.64%      31,790      1,869  5.88%
------------------------------------------------------------------------------------------------------------------------------------
         Total investment in securities   1,466,156     62,833    4.29%   1,493,574     77,338   5.18%   1,220,074     72,835  5.97%
------------------------------------------------------------------------------------------------------------------------------------
   Federal funds sold and
      short-term investments                 57,986        637    1.10%      83,427      1,452   1.74%     119,832      5,285  4.41%
------------------------------------------------------------------------------------------------------------------------------------
         Total earning assets (te)        3,762,387   $225,320    5.99%   3,538,300   $238,243   6.73%   3,132,465   $242,303  7.74%
------------------------------------------------------------------------------------------------------------------------------------
NON-EARNING ASSETS
   Other assets                             384,953                         352,533                        316,066
   Allowance for loan losses                (35,391)                        (33,135)                       (32,487)
------------------------------------------------------------------------------------------------------------------------------------
        Total assets                     $4,111,949                      $3,857,698                     $3,416,044
------------------------------------------------------------------------------------------------------------------------------------

LIABILITIES, PREFERRED STOCK AND COMMON STOCKHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES
   Interest-bearing transaction deposits $1,303,441    $10,461    0.80%  $1,126,594   $15,678   1.39%     $902,582    $24,206  2.68%
   Time deposits                            980,703     34,429    3.51%     971,457    39,532   4.07%    1,020,249     56,821  5.57%
   Public funds                             518,613      9,301    1.79%     475,521    12,175   2.56%      334,531     13,498  4.03%
------------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits     2,802,757     54,191    1.93%   2,573,572    67,385   2.62%    2,257,362     94,525  4.19%
------------------------------------------------------------------------------------------------------------------------------------
   Customer repurchase agreements           177,535      1,446    0.81%     173,084     2,214   1.28%      159,511      5,241  3.29%
   Other interest-bearing liabilities        56,672      2,324    4.10%      54,798     2,454   4.48%       34,421      1,596  4.64%
------------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities  3,036,964     57,961    1.91%   2,801,454    72,053   2.57%    2,451,294    101,362  4.14/6
------------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST BEARING LIABILITIES, PREFERED STOCK AND COMMON STOCKHOLDERS' EQUITY
   Demand deposits                          604,448                         601,374                       562,989
   Other liabilities                         37,434                          28,980                        25,931
   Preferred stockholders' equity            37,069                          37,069                        16,733
   Common stockholders' equity              396,034                         388,821                       359,097
------------------------------------------------------------------------------------------------------------------------------------
      Total liabilities, preferred stock &
        common stockholders' equity       $4,111,949               1.54% $3,857,698             2.04%  $3,416,044             3.24%
------------------------------------------------------------------------------------------------------------------------------------
      Net interest income and margin (te)             $167,359     4.45%             $166,190   4.70%               $140,941  4.50%
      Net earning assets and spread         $725,423               4.08%   $736,846             4.16%    $681,171             3.60%
------------------------------------------------------------------------------------------------------------------------------------

TABLE 11. SUMMARY OF CHANGES IN NET INTEREST INCOME (te)

------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                        2003 Compared to 2002               2002 Compared to 2001
------------------------------------------------------------------------------------------------------------------------------
                                                                Due to                             Due to
                                                              Change in           Total           Change in           Total
                                                         ------------------      Increase      ------------------    Increase
                                                         Volume       Rate      (Decrease)     Volume     Rate      (Decrease)
------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME (te)
   Loans                                                $15,467    ($13,071)       $2,396     $13,067    ($17,797)    ($4,730)
------------------------------------------------------------------------------------------------------------------------------
   U.S. Treasury securities                                (606)        (51)         (657)       (284)     (1,134)     (1,418)
   U.S. agency securities                                (2,867)     (3,439)       (6,306)        846          58         904
   CMOs                                                  (4,987)     (6,745)      (11,732)      6,152       1,056       7,208
   Mortgage-backed securities                             6,352         589         6,941      (2,100)       (533)     (2,633)
   Obligations of states and
     political subdivisions (te)                           (377)     (1,504)       (1,881)         62         164         226
   FHLB stock and
     other corporate securities                            (443)       (427)         (870)        296         (80)        216
------------------------------------------------------------------------------------------------------------------------------
       Total investment in securities                    (2,928)    (11,577)      (14,505)      4,972        (469)      4,503
------------------------------------------------------------------------------------------------------------------------------
   Federal funds and short-term investments                (369)       (446)         (815)     (1,281)     (2,552)     (3,833)
------------------------------------------------------------------------------------------------------------------------------
       Total interest income (te)                       $12,170    ($25,094)     ($12,924)    $16,758    ($20,818)    ($4,060)
------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
   Interest-bearing transaction deposits                ($2,179)     $7,396        $5,217      $5,024    ($13,552)    ($8,528)
   Time deposits                                           (373)      5,476         5,103      (2,607)    (14,682)    (17,289)
   Public Funds                                          (1,026)      3,901         2,875       4,576      (5,899)     (1,323)
------------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing deposits                   (3,578)     16,773        13,195       6,993     (34,133)    (27,140)
------------------------------------------------------------------------------------------------------------------------------
   Customer repurchase agreements                           (56)        824           768         413      (3,440)     (3,027)
   Other interest-bearing liabilities                        25         104           129         937         (79)        858
------------------------------------------------------------------------------------------------------------------------------
       Total interest expense                           ($3,609)    $17,701       $14,092      $8,343    ($37,652)   ($29,309)
------------------------------------------------------------------------------------------------------------------------------
       Change in net interest income (te)                $8,561     ($7,393)       $1,168      $8,415     $16,834     $25,249
------------------------------------------------------------------------------------------------------------------------------
Provision for Loan Losses

     The provision for loan losses was $15.2 million for 2003, a decrease of $3.3 million from 2002's level of $18.5 million. The decrease from 2002 was as primarily due to lower net charge-offs. Net charge-offs decreased $4.6 million from 2002 to 2003 and were $13.1 million for 2003. The provision for loan losses increased $9.4 million from 2001's level of $9.1 million to $18.5 million in 2002. The increase from 2001 occurred as the Company completed the process of recognizing problem commercial/real estate credits resulting from the Lamar acquisition. The Company's allowance for loan losses as a percent of period-end loans was 1.50% at December 31, 2003, a decrease of 15 basis points from the 1.65% at December 31, 2002.

Non-Interest Income

     Table 12 presents a three-year analysis of the components of non-interest income. Overall, non-interest income of $74.8 million was reported in 2003, as compared to $71.6 million for 2002 and $54.3 million for 2001. This represented an increase of $3.2 million, or 4%, from 2002 to 2003 and an increase of $17.3 million, or 32% from 2001 to 2002.

     Significant increases in non-interest income in 2003 over 2002 were reflected in insurance commissions and fees, credit card merchant discount fees, other fees and income and securities transactions gains. Less significant increases were reflected in service charges on deposit accounts, trust fees and ATM fees. Partially offsetting the increased non-interest income when compared to 2002 was the decrease in investment and annuity fees and secondary mortgage market operations.

     Insurance commissions and fees increased $438,000, or 19%, from 2002 to 2003 primarily due to continuing efforts on behalf of the Company to expand the wealth management line of business. Credit card merchant discount fees increased $359,000, or 11%, when compared to the previous year primarily due to an increase in interchange income and a reduction in processing costs. Other fees and income increased $1.8 million, or 35%, from 2002 to 2003 primarily due to recording income ($1.2 million) on bank owned life insurance. The investment in these life insurance policies totaled approximately $51 million at December 31, 2003. The 2003 level of non-interest income includes a pre-tax net securities gain of $1.7 million, related to the sale of securities available for sale with near-term maturity dates. Investment and annuity fees decreased $1.1 million, or 23%, from 2002 to 2003. During 2003, the

Company recorded a mortgage servicing rights temporary impairment write-down of $850,000, which is the primary factor that secondary mortgage market operations decreased $681,000, or 28% from 2002 to 2003. The Company maintains a mortgage servicing portfolio of approximately $417 million and must periodically perform a valuation of those servicing rights. The $850,000 non-cash pretax write-down was required due to an increase in the expected speed of mortgage loan prepayments resulting form the current low interest rate environment. Further impairment of the mortgage servicing rights portfolio is possible in future quarters and is dependent on mortgage prepayment speeds. Somewhat mitigating this issue for the Company is a recent decision to begin selling mortgage servicing rights versus retaining these rights in our servicing portfolio pending a change in the interest rate environment.

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

TABLE 12. NON-INTEREST INCOME

---------------------------------------------------------------------------------------------------------------------------------
   (dollars in thousands)                              2003             % change             2002        % change          2003
---------------------------------------------------------------------------------------------------------------------------------
   Service charges on deposit accounts               $42,544                1%             $42,246           39%         $30,408
   Trust fees                                          7,724                2%               7,603           18%           6,454
   Investment and annuity fees                         3,615              -23%               4,722           37%           3,444
   Insurance commissions and fees                      2,750               19%               2,312           69%           1,371
   Credit card merchant discount fees                  3,643               11%               3,284           20%           2,734
   ATM fees                                            3,994                6%               3,771           13%           3,327
   Secondary mortgage market operations                1,728              -28%               2,409           54%           1,560
   Other fees and income                               7,091               35%               5,242            4%           5,028
---------------------------------------------------------------------------------------------------------------------------------
     Total other non-interest income                  73,089                2%              71,589           32%          54,326
---------------------------------------------------------------------------------------------------------------------------------
    Securities transactions                            1,667            41575%                   4          -78%              18
---------------------------------------------------------------------------------------------------------------------------------
        Total non-interest income                    $74,756                4%             $71,593           32%         $54,344
---------------------------------------------------------------------------------------------------------------------------------
Non-Interest Expense

     Table 13 presents an analysis of the components of non-interest expense for the years 2003, 2002 and 2001. The Company's level of operating expenses increased $2.0 million, or 1%, from 2002 to 2003 and $16.6 million, or 14% from 2001 to 2002, inclusive a $3.6 million reduction in amortization of purchased intangibles in accordance with the Company's adoption of SFAS No. 142 on January 1, 2002. The Company also had $670,000 of pretax merger-related expenses in 2001, which was related to the acquisition of Lamar Capital Corporation. Excluding the impact of not amortizing purchased intangibles, operating expenses increased $20.2 million or 17%, from 2001 to 2002.

     In 2003, Operating expenses increased $2.0 million, or 1%, over 2002. Increases were reflected in personnel expense ($4.1 million or 5%), occupancy expense ($750,000 or 9%), equipment expense ($295,000 or 3%) and amortization of intangibles ($398,000 or 53%). However, these increases were offset by a substantial decrease in other operating expenses of $3.6 million or 8%). Other operating expenses primarily decreased as a result of decreases in franchise taxes ($1.5 million or 34%), legal and professional services expense ($1.1 million or 22%) and foreclosed real estate expense ($884,000 or 34%).

     Personnel expense increased $9.7 million, or 14% from 2001 to 2002 due, in part, to the full year impact of the Lamar acquisition, as well as an increase in full-time equivalent (FTE) headcount of 54. Less significant increases were reflected in occupancy expense ($361,000 or 4%) and equipment expense ($960,000 or 12%).

     Other operating expense (not including amortization of purchased intangibles) increased $9.2 million, or 27%, from 2001 to 2002. Significant increases, which, in part, were related to a full year impact related to the Lamar acquisition, were reflected in ad valorem and franchise taxes (59%), legal and professional fees (37%), advertising expense (34%), training expenses (40%) and foreclosed real estate expense.

TABLE 13. NON-INTEREST EXPENSE

----------------------------------------------------------------------------------------------------------------------------
 (dollars in thousands)                                         2003     % change         2002        % change         2001
----------------------------------------------------------------------------------------------------------------------------
 Employee compensation                                        $65,597         6%          $62,152        14%        $54,524
 Employee benefits                                             15,812         4%           15,148        16%         13,098
----------------------------------------------------------------------------------------------------------------------------
    Total personnel expense                                    81,409         5%           77,300        14%         67,622
 Equipment and data processing expense                         16,255         4%           15,689        13%         13,944
 Net occupancy expense                                          9,286         9%            8,536         4%          8,175
 Postage and communications                                     8,352         6%            7,908         1%          7,850
 Ad valorem and franchise taxes                                 2,907       -34%            4,376        59%          2,759
 Legal and professional services                                3,718       -22%            4,762        37%          3,467
 Stationery and supplies                                        1,724       -16%            2,054         9%          1,882
 Amortization of intangible assets                              1,148        53%              750        -83%         4,349
 Advertising                                                    4,381        14%            3,848        34%          2,871
 Deposit insurance and regulatory fees                            867        -2%              884         1%            879
 Training expenses                                                519        -9%              569         40%           407
 Other real estate owned expense                                1,706       -34%            2,590         NA           (173)
 Other expense                                                  7,936       -12%            8,992         18%         7,620
----------------------------------------------------------------------------------------------------------------------------
   Total non-interest expense                                 140,208         1%          138,258         14%       121,652
----------------------------------------------------------------------------------------------------------------------------