Form 10-K, Exhibit 13
period 2004-12-31
HANCOCK HOLDING CO
filed 2005-03-16
CIK 750577

                                              HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                                        FINANCIAL HIGHLIGHTS

   (amounts in thousands)                                                     At and For the Years Ended December 31,
                                                          -------------------------------------------------------------------------
                                                               2004          2003        2002           2001         2000
                                                          ----------------------------------------------------------------------
Period-End Balance Sheet Data:
    Securities                                             $1,302,369    $1,278,049   $1,486,810     $1,372,794     $994,095
    Short-term investments                                    150,261        11,288       47,257        100,433       62,877
    Loans, net of unearned income                           2,748,560     2,448,644    2,104,982      1,890,039    1,699,841
    Total earning assets                                    4,201,191     3,737,981    3,639,049      3,363,266    2,756,813
    Allowance for loan losses                                  40,682        36,750       34,740         34,417       28,604
    Total assets                                            4,664,726     4,150,358    3,973,147      3,679,845    3,013,430
    Total deposits                                          3,797,945     3,447,847    3,301,500      3,039,734    2,503,788
    Short-term notes                                                -         9,400            -              -            -
    Long-term notes                                            50,273        50,428       51,020         51,606        2,177
    Total preferred stockholders' equity                            -        37,067       37,069         37,069            -
    Total common stockholders' equity                         464,582       397,814      387,513        367,548      341,390

Average Balance Sheet Data:
    Securities                                             $1,345,350    $1,466,156   $1,493,574     $1,220,074   $1,090,558
    Short-term investments                                     34,911        57,986       83,427        119,832       42,672
    Loans, net of unearned income                           2,599,561     2,238,245    1,961,299      1,792,559    1,611,046
    Total earning assets                                    3,979,822     3,762,387    3,538,300      3,132,465    2,744,276
    Allowance for loan losses                                  38,117        35,391       33,135         32,487       26,591
    Total  assets                                           4,424,334     4,111,949    3,857,698      3,416,044    2,993,972
    Total  deposits                                         3,602,734     3,407,205    3,174,946      2,820,351    2,477,916
    Short-term notes                                            2,311            26            -              -            -
    Long-term notes                                            50,312        50,677       51,299         31,569        2,426
    Total preferred stockholders' equity                        2,240        37,069       37,069         16,733            -
    Total common stockholders' equity                         447,384       396,034      388,821        359,097      325,508

Performance Ratios:
    Return on average assets                                    1.39%         1.34%        1.32%          1.15%        1.23%
    Return on average common equity                            13.79%        13.88%       13.13%         10.93%       11.31%
    Net interest margin (te)*                                   4.44%         4.45%        4.70%          4.50%        4.70%
    Average loans to average deposits                          72.16%        65.69%       61.77%         63.56%       65.02%
    Non-interest income excluding gains on sales of
       securities, as a percent of total revenue (te)          33.77%        30.40%       30.11%         27.82%       27.41%
    Non-interest expense as a percent of total revenue (te)
       before amortization of intangibles and gains on
       sales of securities                                     57.33%        57.83%       57.83%         59.73%       59.13%
    Allowance for loan losses to period-end loans               1.48%         1.50%        1.65%          1.82%        1.68%
    Non-performing assets to loans plus other real estate       0.40%         0.73%        0.84%          1.07%        0.69%
    Allowance for loan losses to non-performing loans
       and accruing loans 90 days past due                    251.85%       169.73%      143.48%        104.54%      136.53%
    Net charge-offs to average loans                            0.48%         0.59%        0.91%          0.65%        0.59%
    FTE employees (period end)                                  1,767         1,734        1,790          1,736        1,590

*Tax Equivalent (te) amounts are calculated using a marginal federal income tax rate of 35%.

                                              HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                                        FINANCIAL HIGHLIGHTS

     (amounts in thousands)                                                 At and For the Years Ended December 31,
                                                          -------------------------------------------------------------------------
                                                                 2004           2003         2002          2001          2000
                                                          -------------------------------------------------------------------------
Capital Ratios:
    Average common stockholders' equity to                       10.11%          9.63%       10.08%        10.51%       10.87%
       average assets
    Common stockholders' equity to total assets                   9.96%          9.59%        9.75%         9.99%       11.33%
    Tier 1 leverage                                               8.97%          9.29%        9.19%         8.50%       10.24%
    Tier 1 risk-based                                            12.39%         13.65%       14.88%        14.47%       15.50%
    Total risk-based                                             13.58%         14.88%       16.11%        15.73%       16.75%

Income Data:
    Interest income                                            $226,774       $218,149     $230,781      $234,870     $216,947
    Interest expense                                             57,270         57,961       72,053       101,362       94,251
    Net interest income                                         169,504        160,188      158,728       133,508      122,696
    Net interest income (te)                                    176,777        167,358      166,190       140,941      128,981
    Provision for loan losses                                    16,537         15,154       18,495         9,082       12,609
    Non-interest income (excluding gains on sales of
       securities, branches, credit card merchant
       services business and credit card portfolio)              84,860         73,089       71,589        54,326       48,695
    Gains on sales of securities, net                               163          1,667            4            18            3
    Gains on sales of branches                                    2,258              -            -             -            -
    Gain on sale of credit card merchant
       services business                                          3,000              -            -             -            -
    Gain on sale of credit card portfolio                             -              -            -             -        3,753
    Non-interest expense (excluding merger-related
       costs and amortization of intangibles)                   153,006        139,060      137,508       116,633      105,062
    Merger-related costs                                              -              -            -           670            -
    Amortization of intangibles                                   1,945          1,148          750         4,349        3,756
    Earnings before income taxes                                 88,297         79,582       73,569        57,118       53,720
    Net earnings                                                 61,704         54,955       51,043        39,255       36,824
    Net earnings available to common stockholders                61,704         52,302       48,390        37,928       36,824

Per Common Share Data:
    Net earnings:
          Basic                                                   $1.91          $1.70        $1.54         $1.18        $1.13
          Diluted                                                  1.87           1.64         1.50          1.18         1.13
    Cash dividends paid                                            0.58           0.44         0.40          0.38         0.42
    Book value                                                   $14.32         $13.06       $12.55        $11.56       $10.60
    Dividend payout ratio                                        30.37%         25.88%       25.97%        31.78%       36.73%
    Weighted average number of shares outstanding
       Basic                                                     32,390         30,714       31,486        32,094       32,580
       Diluted                                                   33,052         33,410       34,084        33,278       32,602
    Number of shares outstanding (period end)                    32,440         30,450       30,886        31,786       32,220
    Market data:
       High closing price                                        $34.83         $29.25       $25.19        $14.99       $13.96
       Low closing price                                          25.00          21.00        13.78         11.67         9.59

                                              HANCOCK HOLDING COMPANY AND SUBSIDIARIES

Summary of Quarterly Operating Results (unaudited, in thousands, except per share data)

                                                       2004                                        2003
                                   -------------------------------------------  ---------------------------------------------
                                     Fourth     Third      Second     First      Fourth      Third      Second      First
                                   -------------------------------------------  ---------------------------------------------
Interest income (te)                $61,051    $59,184    $58,115    $55,696     $56,464    $56,976    $56,400     $55,479
Interest expense                    (15,014)   (14,567)   (14,218)   (13,470)    (13,529)   (13,889)   (14,962)    (15,581)
                                   ---------  ---------  ---------   --------   ---------   --------   --------   ---------
Net interest income (te)             46,037     44,617     43,897     42,226      42,935     43,087     41,438      39,898
Provision for loan losses            (5,796)    (3,388)    (3,817)    (3,536)     (4,180)    (3,988)    (3,966)     (3,020)
Non-interest income                  22,040     20,970     24,630     22,638      20,210     19,091     17,661      17,794
Non-interest expense                (37,945)   (38,306)   (39,437)   (39,262)    (35,568)   (36,352)   (35,297)    (32,991)
Taxable equivalent adjustment        (1,861)    (1,760)    (1,797)    (1,854)     (1,767)    (1,767)    (1,773)     (1,862)
                                   ---------  ---------  ---------   --------   ---------   --------   --------   ---------
  Earnings before income taxes       22,475     22,133     23,476     20,212      21,630     20,071     18,063      19,819
Income taxes                         (6,684)    (6,737)    (7,104)    (6,068)     (6,382)    (6,409)    (5,681)     (6,156)
                                   ---------  ---------  ---------   --------   ---------   --------   --------   ---------
Net earnings                        $15,791    $15,396    $16,372    $14,144     $15,248    $13,662    $12,382     $13,663
                                   =========  =========  =========   ========   =========   ========   ========   =========

Net earnings:
 Basic                                $0.49      $0.47      $0.50      $0.44       $0.48      $0.42      $0.38       $0.42
 Diluted                               0.48       0.47       0.50       0.43        0.46       0.41       0.37        0.41
Market Information

The Company’s common stock trades on the Nasdaq Stock Market under the symbol “HBHC” and is quoted in publications under “HancHd”. The following table sets forth the high and low sale prices of the Company’s common stock as reported on the Nasdaq Stock Market. These prices do not reflect retail mark-ups, mark-downs or commissions.

                                                                                                   Cash
                                                        High                  Low                   Dividends
                                                        Sale                  Sale                    Paid
                                                     ------------          ------------            ------------
2004
      4th quarter                                     $34.83                  $30.00                 $0.165
      3rd quarter                                      34.27                   27.32                  0.165
      2nd quarter                                      32.25                   25.00                  0.125
      1st quarter                                      32.00                   27.08                  0.125

2003
      4th quarter                                      29.25                   24.68                  0.115
      3rd quarter                                      25.85                   23.01                  0.115
      2nd quarter                                      24.63                   21.00                  0.105
      1st quarter                                      23.47                   21.40                  0.105

There were 5,659 registered holders and approximately 4,029 unregistered holders of common stock of the Company at January 2, 2005 and 32,439,702 shares issued. On January 3, 2005, the high and low sale prices of the Company’s common stock as reported on the Nasdaq Stock Market were $34.20 and $32.93, respectively. The principal source of funds to the Company to pay cash dividends is the dividends received from the Hancock Bank, Gulfport, Mississippi and Hancock Bank of Louisiana, Baton Rouge, Louisiana and Hancock Bank of Florida, Tallahassee, Florida. Consequently, dividends are dependent upon earnings, capital needs, regulatory policies and statutory limitations affecting the banks. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Dividends paid to the Company by Hancock Bank are subject to approval by the Commissioner of Banking and Consumer Finance of the State of Mississippi and those paid by Hancock Bank of Louisiana are subject to approval by the Commissioner for Financial Institutions of the State of Louisiana. Dividends paid by Hancock Bank of Florida are subject to approval by the Florida Department of Financial Services. The Company’s management does not expect regulatory restrictions to affect its policy of paying cash dividends. Although no assurance can be given that Hancock Holding Company will continue to declare and pay regular quarterly cash dividends on its common stock, the Company has paid regular cash dividends since 1937.

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Hancock Holding Company has prepared the consolidated financial statements and other information in our Annual Report in accordance with accounting principles generally accepted in the United States of America and is responsible for its accuracy. The financial statements necessarily include amounts that are based on management’s best estimates and judgments.

In meeting its responsibility, management relies on internal accounting and related control systems. The internal control systems are designed to ensure that transactions are properly authorized and recorded in the Company’s financial records and to safeguard the Company’s assets from material loss or misuse. Such assurance cannot be absolute because of inherent limitations in any internal control system. The Company’s bank subsidiaries maintain an internal audit staff which monitors compliance with the Company’s and Banks’ systems of internal controls and reports to management and to the Audit Committee of the Board of Directors.

The Audit Committee of the Company’s Board of Directors consists entirely of independent directors. The Audit Committee meets periodically with the internal auditor and the independent registered public accountants to discuss audit, internal control and financial reporting and related matters. The Company’s independent registered public accountants and the internal audit staff have direct access to the Audit Committee.

The Company’s management is responsible for establishing and maintaining the adequate internal control over financial reporting, such term is defined in the Exchange Act Rules 13(a) – 15(f). Under the supervision and with the participation of management, including the Company’s principal executive officer and principal financial officer, the Company conducted an evaluation of the effectiveness of internal control over financial reporting based on the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management also conducted an assessment of requirements pertaining to Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA). This section relates to management’s evaluation of internal control over financial reporting including controls over the preparation of the schedules equivalent to the basic financial statements. Our evaluation included a review of the documentation of controls, evaluations of the design of the internal control system and tests of the effectiveness of internal controls.

Based on the Company’s evaluation under the framework in Internal Control – Integrated Framework, management concluded that internal control over financial reporting was effective as of December 31, 2004. Management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 has been audited by KPMG, LLP, an independent registered public accounting firm, as stated in their report which is contained herein.

-----------------------------------------------                   ----------------------------------------------
George A. Schloegel                                                Carl J. Chaney
Vice Chairman &                                                    Executive Vice President &
Chief Executive Officer                                            Chief Financial Officer
February 22, 2005                                                  February 22, 2005

                                    Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Hancock Holding Company:

We have audited  management's  assessment,  included in the  accompanying  Management's  Report on Internal Control
Over Financial  Reporting,  that Hancock  Holding  Company  maintained  effective  internal  control over financial reporting as of December 31, 2004, based on criteria  established in Internal  Control-Integrated  Framework issued by the  Committee of  Sponsoring  Organizations  of the  Treadway  Commission  (COSO).  Hancock  Holding  Company's
management  is  responsible  for  maintaining  effective  internal  control over  financial  reporting  and for its assessment of the effectiveness of internal control over financial  reporting.  Our responsibility is to express an opinion on  management's  assessment and an opinion on the  effectiveness  of the Company's  internal  control over financial reporting based on our audit.

We conducted our audit in accordance  with the standards of the Public Company  Accounting  Oversight Board (United
States).  Those standards require that we plan and perform the audit to obtain  reasonable  assurance about whether effective  internal control over financial  reporting was maintained in all material  respects.  Our audit included obtaining an  understanding  of internal  control over financial  reporting,  evaluating  management's  assessment, testing and evaluating  the design and operating  effectiveness  of internal  control,  and  performing  such other procedures as we considered  necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinion.

A company's  internal  control over  financial  reporting  is a process  designed to provide  reasonable  assurance regarding  the  reliability  of  financial  reporting  and the  preparation  of financial  statements  for external purposes in accordance with generally  accepted  accounting  principles.  Because  management's  assessment and our audit were  conducted  to also meet the  reporting  requirements  of Section 112 of the Federal  Deposit  Insurance
Corporation  Improvement Act (FDICIA),  management's assessment and our audit of Hancock Holding Company's internal control over financial  reporting  included controls over the preparation of the schedules  equivalent to the basic financial  statements in  accordance  with the  instructions  to the  Consolidated  Financial  Statements  for Bank
Holding Companies (Form FR Y-9 C). A company's  internal control over financial  reporting  includes those policies and procedures  that (1) pertain to the  maintenance of records that, in reasonable  detail,  accurately and fairly reflect the  transactions  and  dispositions of the assets of the company;  (2) provide  reasonable  assurance that transactions are recorded as necessary to permit  preparation of financial  statements in accordance with generally accepted  accounting  principles,  and that  receipts  and  expenditures  of the  company  are  being  made only in accordance with  authorizations of management and directors of the company;  and (3) provide  reasonable  assurance regarding prevention or timely detection of unauthorized  acquisition,  use, or disposition of the company's assets that could have a material effect on the financial statements.

Because  of its  inherent  limitations,  internal  control  over  financial  reporting  may not  prevent  or detect misstatements.  Also,  projections  of any  evaluation of  effectiveness  to future periods are subject to the risk that controls may become  inadequate  because of changes in conditions,  or that the degree of compliance  with the policies or procedures may deteriorate.

In our opinion,  management's  assessment that Hancock Holding Company  maintained  effective internal control over financial  reporting  as of December 31,  2004,  is fairly  stated,  in all  material  respects,  based on criteria established in Internal  Control-Integrated  Framework  issued by the Committee of Sponsoring  Organizations of the
Treadway Commission (COSO).  Also, in our opinion,  Hancock Holding Company  maintained,  in all material respects, effective  internal  control over  financial  reporting as of December 31, 2004,  based on criteria  established in
Internal  Control-Integrated  Framework  issued  by the  Committee  of  Sponsoring  Organizations  of the  Treadway
Commission (COSO).

We also have audited,  in accordance  with the standards of the Public Company  Accounting  Oversight Board (United
States),  the  consolidated  balance sheet of Hancock Holding Company and subsidiaries as of December 31, 2004, and the related  of earnings,  stockholders' equity,  comprehensive earnings, and cash flows for the  year  then  ended,  and our  report  dated  February  22,  2005  expressed  an  unqualified  opinion  on those consolidated financial statements.

/s/ KPMG LLP

Birmingham, Alabama
February 22, 2005

                                  Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
of Hancock Holding Company:

We have audited the accompanying consolidated balance sheet of Hancock Holding Company and subsidiaries (the
Company) as of December 31, 2004, and the related consolidated statements of earnings, common stockholders' equity, comprehensive earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The accompanying consolidated financial statements of Hancock Holding Company and subsidiaries as of and for each of the two years in the period ended December 31, 2003, were audited by other auditors, whose report thereon dated January 19, 2004 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United
States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hancock Holding Company and subsidiaries as of December 31, 2004 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Birmingham, Alabama
February 22, 2005

                                           HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                                CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)                                                      December 31,
                                                                              -----------------------------------------------
                                                                                    2004                         2003
                                                                              ------------------           ------------------
Assets:
Cash and due from banks (non-interest bearing)                                        $ 155,797                    $ 178,082
Interest-bearing deposits with other banks                                                8,126                        5,554
Federal funds sold                                                                      142,135                        5,734
Securities available for sale, at fair value
  (amortized cost of $1,118,622 and $1,115,404)                                       1,114,468                    1,118,066
Securities held to maturity, at amortized cost
  (fair value of $193,578 and $169,451)                                                 187,901                      159,983
Loans                                                                                 2,760,266                    2,459,143
  Less:
    Allowance for loan losses                                                           (40,682)                     (36,750)
    Unearned income                                                                     (11,706)                     (10,499)
                                                                              ------------------           ------------------
      Loans, net                                                                      2,707,878                    2,411,894
Property and equipment, net                                                              79,848                       73,332
Other real estate, net                                                                    3,007                        5,439
Accrued interest receivable                                                              23,783                       23,125
Goodwill                                                                                 55,409                       49,100
Other  intangible assets, net                                                            14,783                        8,131
Life insurance contracts                                                                 79,630                       51,165
Reinsurance receivables                                                                  56,756                       13,863
Other assets                                                                             35,205                       46,890
                                                                              ------------------           ------------------
  Total Assets                                                                      $ 4,664,726                  $ 4,150,358
                                                                              ==================           ==================

Liabilities, Preferred Stock and Common Stockholders' Equity:
Deposits:
  Non-interest bearing demand                                                         $ 697,353                    $ 636,745
  Interest-bearing savings, NOW,
    money market and time                                                             3,100,592                    2,811,102
                                                                              ------------------           ------------------
  Total deposits                                                                      3,797,945                    3,447,847
Federal funds purchased                                                                     800                            -
Securities sold under agreements to repurchase                                          195,478                      150,096
Short-term notes                                                                              -                        9,400
Long-term notes                                                                          50,273                       50,428
Policy reserves and liabilities                                                         111,107                       20,792
Other liabilities                                                                        44,541                       36,914
                                                                              ------------------           ------------------
    Total Liabilities                                                                 4,200,144                    3,715,477
Commitments and contingencies (notes 17 and 18)
Preferred Stock - $20 par value per share, 50,000,000 shares authorized and 1,658,187 shares issued-at December 31, 2003; converted to
  Common stock February 2004                                                                  -                       37,067
Common Stockholders' Equity:
  Common stock - $3.33 par value per share; 75,000,000 shares
   authorized, 32,439,702 and 30,455,358 shares issued, respectively                    108,024                      101,416
  Capital surplus                                                                       134,905                      111,963
  Retained earnings                                                                     234,423                      191,696
  Accumulated other comprehensive loss, net                                             (11,121)                      (6,304)
  Unearned compensation                                                                  (1,649)                        (957)
                                                                              ------------------           ------------------
    Total Common Stockholders' Equity                                                   464,582                      397,814
                                                                              ------------------           ------------------
     Total Liabilities, Preferred Stock and
        Common Stockholders' Equity                                                 $ 4,664,726                  $ 4,150,358
                                                                              ==================           ==================

See notes to consolidated financial statements.

                                               HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                                 CONSOLIDATED STATEMENTS OF EARNINGS

(amounts in thousands, except share data)                                              Years Ended December 31,
                                                                     ---------------------------------------------------------
                                                                          2004                 2003                 2002
                                                                     ----------------     ----------------     ---------------
Interest Income:
    Loans, including fees                                                  $ 169,750            $ 159,367           $ 157,292
    Securities-taxable                                                        46,672               48,226              60,105
    Securities-tax exempt                                                      7,719                8,705               9,846
    Federal funds sold                                                           297                  532                 790
    Other investments                                                          2,336                1,319               2,748
                                                                     ----------------     ----------------     ---------------
      Total interest income                                                  226,774              218,149             230,781
                                                                     ----------------     ----------------     ---------------
Interest Expense:
    Deposits                                                                  52,570               54,191              67,385
    Federal funds purchased and securities sold
      under agreements to repurchase                                           2,141                1,509               2,243
    Long-term notes and other interest expense                                 2,559                2,261               2,425
                                                                     ----------------     ----------------     ---------------
      Total interest expense                                                  57,270               57,961              72,053
                                                                     ----------------     ----------------     ---------------
    Net Interest Income                                                      169,504              160,188             158,728
Provision for loan losses                                                     16,537               15,154              18,495
                                                                     ----------------     ----------------     ---------------
    Net interest income after provision for loan losses                      152,967              145,034             140,233
                                                                     ----------------     ----------------     ---------------
Non-Interest Income:
    Service charges on deposit accounts                                       43,631               42,544              42,246
    Trust fees                                                                 9,030                7,724               7,603
    Investment and annuity fees                                                2,295                3,615               4,722
    Insurance commissions and fees                                             9,193                2,750               2,312
    ATM fees                                                                   4,512                3,994               3,771
    Secondary mortgage market operations                                       2,934                1,728               2,409
    Debit card & merchant fees                                                 4,271                3,643               3,284
    Securities gains, net                                                        163                1,667                   4
    Gains on sales of branches & credit card merchant
      services business                                                        5,258                    -                   -
    Other income                                                               8,994                7,091               5,242
                                                                     ----------------     ----------------     ---------------
      Total non-interest income                                               90,281               74,756              71,593
                                                                     ----------------     ----------------     ---------------
Non-Interest Expense:
    Salaries and employee benefits                                            86,404               81,409              77,300
    Net occupancy expense of premises                                          9,915                9,286               8,535
    Equipment rentals, depreciation and maintenance                            9,669                9,097               8,802
    Amortization of intangibles                                                1,945                1,148                 750
    Other expense                                                             47,018               39,268              42,871
                                                                     ----------------     ----------------     ---------------
      Total non-interest expense                                             154,951              140,208             138,258
                                                                     ----------------     ----------------     ---------------
    Earnings Before Income Taxes                                              88,297               79,582              73,569
Income taxes                                                                  26,593               24,627              22,526
                                                                     ----------------     ----------------     ---------------
    Net Earnings                                                              61,704               54,955              51,043

Preferred dividends                                                                -                2,653               2,653
                                                                     ----------------     ----------------     ---------------
    Net Earnings Available to Common Stockholders                           $ 61,704             $ 52,302            $ 48,390
                                                                     ================     ================     ===============

Basic earnings per common share                                               $ 1.91               $ 1.70              $ 1.54
                                                                     ================     ================     ===============

Diluted earnings per common share                                             $ 1.87               $ 1.64              $ 1.50
                                                                     ================     ================     ===============

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
                                                                                                         Comprehensive
                                                               Common Stock    Capital       Retained       Income       Unearned
                                                    Shares       Amount        Surplus       Earnings    (Loss), net  Compensation
                                                 -----------  ------------   ----------    -----------   -----------   ------------

Balance, January 1, 2002                          31,786,509    $ 105,849     $ 140,111    $ 117,279       $ 4,742      $ (433)
Net earnings                                                                                  51,043
Cash dividends - $0.40 per common share                                                      (12,721)
Cash dividends - $1.60 per preferred share                                                    (2,653)
Minimum pension liability adjustment, net                                                                   (6,442)
Change in fair value of securities
  available for sale, net                                                                                   11,749
Transactions relating to restricted stock, net        32,169          107           494                                   (119)
Repurchase/retirement of common stock             (1,030,523)      (3,432)      (19,499)
Transactions relating to options exercised, net       76,924          256           716
Other stock transactions, net                         21,786           73           393
                                                 ------------  -----------  ------------  -----------  ------------  ----------
 Balance, December 31, 2002                       30,886,865      102,853       122,215      152,948        10,049        (552)
Net earnings                                                                                  54,955
Cash dividends - $0.44 per common share                                                      (13,554)
Cash dividends - $1.60 per preferred share                                                    (2,653)
Minimum pension liability adjustment, net                                                                   (1,574)
Change in fair value of securities
  available for sale, net                                                                                  (14,779)
Transactions relating to restricted stock, net        35,310          118           851                                   (405)
Repurchase/retirement of common stock               (572,362)      (1,906)      (12,024)
Transactions relating to options exercised, net       88,716          295         1,006
Other stock transactions, net                         16,829           56           (85)
                                                 ------------  -----------  ------------  -----------  ------------  ----------
 Balance, December 31, 2003                       30,455,358      101,416       111,963      191,696        (6,304)       (957)
Net earnings                                                                                  61,704
Cash dividends - $0.58 per common share                                                      (18,977)
Preferred stock conversion                         2,200,976        7,329        29,886
Minimum pension liability adjustment, net                                                                     (442)
Change in fair value of securities
  available for sale, net                                                                                   (4,375)
Transactions relating to restricted stock, net         1,275            4         1,387                                   (692)
Repurchase/retirement of common stock               (370,793)      (1,235)       (9,733)
Transactions relating to options exercised, net      137,200          457         1,373
Other stock transactions, net                         15,686           53            29
                                                 ------------  -----------  ------------  -----------  ------------  ----------
 Balance, December 31, 2004                       32,439,702    $ 108,024     $ 134,905    $ 234,423     $ (11,121)   $ (1,649)
                                                 ============  ===========  ============  ===========  ============  ==========

See notes to consolidated financial statements.

                                               HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                            CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

(amounts in thousands)                                                                           Years Ended December 31,
                                                                          -------------------------------------------------------
                                                                                2004                2003                2002
                                                                          --------------   ------------------  ------------------
Net earnings                                                                   $ 61,704             $ 54,955            $ 51,043
Other comprehensive earnings, (net of income tax):
    Minimum pension liability adjustment, net of tax of $142, $965
       and $3,948, respectively                                                    (442)              (1,574)             (6,442)
    Change in fair value of securities available for sale, net:
       Gross change if fair value, net of tax of $2,526, $7,384
       and $6,327, respectively                                                  (4,269)             (13,695)             11,752
       Reclassification adjustments for gains included in net
          earnings, net of tax of $72, $574 and $1, respectively                   (106)              (1,084)                 (3)
                                                                          --------------   ------------------  ------------------
             Total other comprehensive (loss) earnings                           (4,817)             (16,353)              5,307
                                                                          --------------   ------------------  ------------------
                Total Comprehensive Earnings                                   $ 56,887             $ 38,602            $ 56,350
                                                                          ==============   ==================  ==================

See notes to consolidated financial statements.

                                               HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                                   CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)                                                                          Years Ended December 31,
                                                                                --------------------------------------------------
                                                                                     2004                2003              2002
                                                                                -------------       -------------    -------------
Cash Flows from Operating Activities:
Net earnings                                                                       $ 61,704            $ 54,955          $ 51,043
Adjustments to reconcile net earnings to
     net cash provided by operating activities:
        Depreciation and amortization of software                                     9,157               9,882             8,791
        Provision for loan losses                                                    16,537              15,154            18,495
        Provision for losses on other real estate owned                                 142               1,068             1,587
        Increase in cash surrender value of life insurance contracts                 (3,465)             (1,165)                -
        Gains on sales of securities available for sale, net                           (163)             (1,667)               (4)
        Gains on sales of branches and credit card merchant
          services business                                                          (5,258)                  -                 -
        Amortization of securities premium/discount                                   5,550              11,366             5,631
        Amortization of intangible assets                                             1,945               1,148               750
        Deferred tax (benefit)expense provision                                      (3,529)                150             1,626
        (Increase) decrease in interest receivable                                     (445)              2,355             2,380
        Increase in accrued expenses                                                  1,025               5,995            10,426
        Increase (decrease) in other liabilities                                      6,089              (2,765)            5,678
        Increase (decrease) in interest payable                                         513              (1,303)           (3,672)
        Increase in policy reserves and liabilities                                  90,315              20,792                 -
        Increase in reinsurance receivables                                         (42,893)            (13,863)                -
        Decrease (increase) in other assets, net                                     15,214             (17,002)           11,934
        Other, net                                                                      745               1,736           (23,819)
                                                                                ------------   -----------------    --------------
            Net cash provided by operating activities                               153,183              86,836            90,846
                                                                                ------------   -----------------    --------------

Cash Flows from Investing Activities:
     Net (increase) decrease in interest-bearing time deposits                       (2,572)             (1,286)            4,165
     Proceeds from maturities, calls or prepayments of
        securities held to maturity                                                  27,890              67,780            59,101
     Purchases of securities held to maturity                                       (54,216)                  -                 -
     Proceeds from sales and maturities of securities available for sale            706,237           1,353,722           643,774
     Purchases of securities available for sale                                    (714,750)         (1,245,149)         (804,446)
     Net (increase) decrease in federal funds sold                                 (122,903)             37,255            49,011
     Net increase in loans                                                         (297,879)           (363,633)         (237,278)
     Purchase of property, equipment and software, net                               (9,250)             (9,167)          (10,861)
     Proceeds from sales of other real estate                                         6,981               4,911             4,950
     Proceeds from sale of credit card merchant services business                     3,000                   -                 -
     Premiums paid on life insurance contracts                                      (25,000)            (50,000)                -
     Net cash paid in connection with sale of branches                              (22,999)                  -                 -
     Net cash (paid) received in connection with purchase transactions               (6,378)             32,769                 -
                                                                                ------------   -----------------    --------------
            Net cash used by investing activities                                  (511,839)           (172,798)         (291,584)
                                                                                ------------   -----------------    --------------

Cash Flows from Financing Activities:
     Net increase in deposits                                                       327,788             107,106           261,766
     Net increase (decrease) in federal funds purchased and
       securities sold under agreements to repurchase                                46,182             (10,962)             (275)
     (Repayments) advances of short-term notes                                       (9,400)              9,400                 -
     Repayments of long-term notes                                                     (155)               (592)             (586)
     Dividends paid                                                                 (18,977)            (16,207)          (15,374)
     Conversion of preferred stock to cash                                             (148)                  -                 -
     Proceeds from exercise of stock options                                          1,830               1,301               972
     Repurchase/retirement of common stock                                          (10,968)            (13,930)          (22,931)
     Other stock transactions, net                                                      219                 142               144
                                                                                ------------   -----------------    --------------
            Net cash provided by financing activities                               336,371              76,258           223,716
                                                                                ------------   -----------------    --------------
Net (decrease) increase in cash and due from banks                                  (22,285)             (9,704)           22,978
Cash and due from banks, beginning                                                  178,082             187,786           164,808
                                                                                ------------   -----------------    --------------
Cash and due from banks, ending                                                   $ 155,797           $ 178,082         $ 187,786
                                                                                ============   =================    ==============

See notes to consolidated financial statements

HANCOCK HOLDING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Hancock Holding Company (the Company) is a financial holding company headquartered in Gulfport, Mississippi operating in the states of Mississippi, Louisiana, Alabama and Florida through three wholly-owned bank subsidiaries, Hancock Bank, Gulfport, Mississippi, Hancock Bank of Louisiana, Baton Rouge, Louisiana and Hancock Bank of Florida, Tallahassee, Florida (the Banks). The Banks are community oriented and focus primarily on offering commercial, consumer and mortgage loans and deposit services to individuals and small to middle market businesses in their respective market areas. The Company’s operating strategy is to provide its customers with the financial sophistication and breadth of products of a regional bank, while successfully retaining the local appeal and level of service of a community bank.

Summary of Significant Accounting Policies

The accounting and reporting policies of the Company conform with accounting principles generally accepted in the United States of America and general practices within the banking industry. The following is a summary of the more significant of those policies.

Consolidation - The consolidated financial statements of the Company include the accounts of the Company, the Banks, Hancock Mortgage Corporation, Inc., Hancock Investment Services, Inc., Hancock Insurance Agency, Inc., Harrison Finance Company, Magna Insurance Company and subsidiary, as well as three real estate corporations owning land and buildings that house bank branches and other facilities. Significant intercompany transactions and balances have been eliminated in consolidation.

Comprehensive Income - Comprehensive income includes net earnings and other comprehensive income which, in the case of the Company, includes unrealized gains and losses on securities available for sale and the minimum pension liability.

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

Statement of Cash Flows - For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption “Cash and due from banks.” Supplemental information to the statements of cash flows include income taxes paid of $26.7 million, $22.8 million and $19.7 million for the years ended December 31, 2004, 2003 and 2002, respectively. Interest paid for the years ended December 2004, 2003 and 2002 was $56.8 million, $59.3 million and $75.7 million, respectively. Supplemental information of non-cash investing and financing activities include transfers from loans to other real estate and financed sales of foreclosed property. Transfers from loans to other real estate amounted to $4.7 million, $7.1 million and $9.9 million for the years ended December 31, 2004, 2003 and 2002, respectively. Financed sale of foreclosed property amounted to $1.2 million, $3.3 million and $921,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

Securities - Securities have been classified into one of two categories: available for sale or held to maturity. Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates this classification periodically. Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities not classified as held to maturity are classified as available for sale.

Held-to-maturity securities are stated at amortized cost. Available-for-sale securities are stated at fair value with unrealized gains and losses, net of income taxes, reported as a separate component of stockholders’ equity until realized.

The amortized cost of debt securities classified as held to maturity or available for sale is adjusted for amortization of premiums and accretion of discounts to maturity or option date or, in the case of mortgage-backed securities, over the estimated life of the security using the constant-yield method. Amortization, accretion and accrued interest are included in interest income on securities. Realized gains and losses, and declines in value judged to be other than temporary, are included in net securities gains and losses. Gains and losses on the sale of securities available for sale are determined using the specific-identification method. A decline in the fair value of securities below cost that is deemed to be other than temporary results in a charge to earnings and the establishment of a new cost basis for the security.

Derivative Instruments - The Company recognizes all derivatives as either assets or liabilities in the Company’s balance sheet and measures those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation.

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

The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company’s impaired loans include troubled debt restructurings, and performing and non-performing major loans for which full payment of principal or interest is not expected. Categories of non-major homogenous loans, which are evaluated on an overall basis, generally include all loans under $500,000. The Company calculates an allowance required for impaired loans based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of its collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is required as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

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

Gains or losses on sales of mortgage loans are recognized at settlement dates and are computed as the difference between the sales proceeds received and the net book value of the mortgage loans sold. At the time of sale, a servicing asset is recorded on the sale of loans where the rights to service the loans are retained if expected servicing revenues exceed an amount approximating adequate servicing compensation.

Allowance for Loan Losses - The allowance for loan losses is a valuation account available to absorb losses inherent in the loan portfolio. All losses are charged to the allowance for loan losses when the loss actually occurs or when a determination is made that a loss is likely to occur; recoveries are credited to the allowance for loan losses at the time of receipt. Periodically, Management estimates the probable level of losses to determine whether the allowance is adequate to absorb reasonably foreseeable, anticipated losses in the existing portfolio based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrowers’ ability to repay, the estimated value of any underlying collateral and current economic conditions. The allowance for loan losses is increased by charges to expense and decreased by loan charge-offs (net of recoveries).

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

Other Real Estate - Other real estate acquired through foreclosure is stated at the fair market value at the date of acquisition, net of the costs of disposal. When a reduction to fair market value at the time of foreclosure is required, it is charged to the allowance for loan losses. Any subsequent adjustments as well as the costs associated with holding the real estate are charged to expense.

Goodwill - Goodwill represents costs in excess of the fair value of net assets acquired in connection with purchase business combinations. In accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 142 “Goodwill and Other Intangibles”, the Company tests its goodwill for impairment annually. If indicators of impairment were present in goodwill and undiscounted future cash flows were not expected to be sufficient to recover the assets’ carrying amount, an impairment loss would be charged to expense in the period identified. No impairment charges have been recognized through December 31, 2004.

Other Intangible Assets - Other intangible assets consist of core deposit intangibles, value of business acquired and mortgage servicing rights (MSRs). Core deposit intangibles relating to acquired banks and the value of business acquired relating to the insurance businesses acquired are being amortized using accelerated methods. If indicators of impairment were present in amortizable intangible assets and undiscounted future cash flows were not expected to be sufficient to recover the assets’ carrying amount, an impairment loss would be charged to expense in the period identified.

MSRs are rights to service mortgage loans for others, on loans not retained by the Company. For loans originated and sold, where the servicing rights have been retained, the Company allocates the cost of the loan and servicing right based on their relative fair values. The Company amortizes MSRs over the estimated lives of the underlying loans in proportion to the resultant servicing income stream. For the valuation of MSRs, management obtains external information, evaluates overall portfolio characteristics and monitors economic conditions to arrive at appropriate prepayment speeds and other assumptions. These characteristics are used to stratify the servicing portfolio on which MSRs have been recognized to determine valuation and impairment. Impairment is recognized for the amount by which MSRs for a stratum exceed their fair value.

Life Insurance Contracts - Life insurance contracts represent single premium life insurance contracts on the lives of certain officers of the Company. The Company is the beneficiary of these policies, which were purchased during the third quarter of 2003 for $50.0 million, and an additional $25.0 million during the first quarter of 2004. These contracts are reported at their cash surrender values of $79.6 million and $51.2 million at December 31, 2004 and 2003, respectively. Changes in the cash surrender value are included in other income and amounted to $3.5 million and $1.2 million in 2004 and 2003, respectively.

Reinsurance Receivables - Certain premiums and losses are assumed from and ceded to other insurance companies under various reinsurance agreements. Reinsurance premiums, loss reimbursement, and reserves related to reinsurance business are accounted for on a basis consistent with that used in accounting for the original policies issued and the terms of the reinsurance contract. The Company may receive a ceding commission in connection with ceded reinsurance. If so, the ceding commission is earned on a monthly pro rata basis in the same manner as the premium and is recorded as a reduction of other operating expenses. The Company currently has $6.5 million of securities pledged with various state regulatory authorities.

Self Insurance - The Company is self insured for certain risks including employee health insurance and records estimated liabilities for these risks.

Transfers of Financial Assets - The Company recognizes the financial and servicing assets it controls and the liabilities it incurs, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. All measurements and allocations are based on fair value.

Trust Income - Trust income is recorded as earned.

Income Taxes - Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities). Deferred taxes on temporary differences are calculated at the currently enacted tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Pension Accounting - The Company accounts for its defined benefit pension plan using the actuarial model required by SFAS 87, “Employers’ Accounting for Pensions”. The compensation cost of an employee’s pension benefit is recognized on the projected unit credit method over the employee’s approximate service period. The aggregate cost method is utilized for funding purposes. The Company also sponsors two defined benefit post-retirement plans, which provide medical benefits and life insurance benefits. The Company accounts for these plans using the actuarial computations required by SFAS 106, “Employers Accounting for Postretirement Benefits Other Than Pensions” as amended by SFAS 132. The cost of the defined benefit post-retirement plan is recognized on the projected unit credit method over the employee’s approximate service period.

Policy Reserves and Liabilities - Unearned premium reserves are based on the assumption that the portion of the original premium applicable to the remaining term and amount of insurance will be adequate to pay future benefits. The reserve is calculated by multiplying the original gross premium times an unearned premium factor. Factors are developed which represent the proportion of the remaining coverage compared to the total coverage provided over the entire term of insurance.

Policy reserves for future life and health claims not yet incurred are based on assumed mortality and interest rates.  For disability, the reserves are based upon unearned premium, which is the portion of the original premium applicable to the remaining term and amount of insurance that will be adequate to pay future benefits. PVANYD (Present Value of Amounts Not Yet Due) is an amount for disability claims already reported and incurred and represents the present value of all the future benefits using actuarial disability tables.  IBNR (Incurred But Not Reported) is an estimate of claims incurred but not yet reported, and is based upon historical analysis of claims payments.

Stockholders' Equity - The requirements of the Business Corporation Act of the Mississippi Code states that repurchased shares are considered unissued. Stockholders’ equity has been restated to reflect the appropriate treatment for these shares. The restatement had no effect on total stockholders’ equity.

Stock-Based Compensation - The Company applies APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations in accounting for its stock option plans. Accordingly, compensation cost is measured as the excess, if any, of the quoted market price of the Company’s stock at the date of grant over the amount an employee must pay to acquire the stock. The required pro forma disclosures are listed below. Deferred compensation associated with restricted stock awards is recognized ratably over the vesting period.

The Company has adopted the disclosure-only option under SFAS No. 123. The weighted average fair value of options granted during 2004 and 2003 was $11.87 and $7.09, respectively. Had compensation costs for the Company’s stock options been determined based on the fair value at the grant date, consistent with the method under SFAS No. 123, the Company’s net earnings and earnings per share would have been as indicated below.

                                                                                  Years Ended December 31,
                                                                        -----------------------------------------
                                                                            2004           2003           2002
                                                                        -----------   ------------   ------------
Net earnings available to common
     stockholders (in thousands):
     As reported                                                          $ 61,704       $ 52,302       $ 48,390
     Deduct total stock based compensation (fair value method)              (1,858)        (1,202)          (885)
                                                                        -----------   ------------   ------------
     Pro forma                                                            $ 59,846       $ 51,100       $ 47,505
                                                                        ===========   ============   ============

Basic earnings per share:
     As reported                                                            $ 1.91         $ 1.70         $ 1.54
     Pro forma                                                                1.85           1.66           1.51

Diluted earnings per share:
     As reported                                                            $ 1.87         $ 1.64         $ 1.50
     Pro forma                                                                1.81           1.61           1.47

The fair value of the options granted under the Company’s stock option plans during the years ended December 31, 2004, 2003 and 2002 was estimated using the Black-Scholes Pricing Model with the following assumptions used: dividend yield 2.07%, 1.97% and 2.80%, expected volatility of 31%, 28% and 34%, risk-free interest rate of 3.76% (weighted average) for 2004 options granted, 4.25% for 2003 options granted and 5.10% for 2002 options granted. Expected lives of 8 years were assumed in 2004, 2003 and 2002.

Basic and Diluted Earnings Per Common Share - Basic earnings per common share (EPS) excludes dilution and is computed by dividing net earnings available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed by dividing net earnings by the total of the weighted-average number of shares outstanding plus the “if-converted” effect of outstanding options and outstanding convertible preferred stock. On February 26, 2004, the Company’s Board of Directors declared a two-for-one stock split in the form of 100% common stock dividend. The additional shares were payable March 18, 2004 to stockholders of record at the close of business on March 8, 2004. All information including earnings per share, dividends per share, and numbers of shares outstanding have been adjusted to give effect to this split.

Off-Balance Sheet Credit Related Financial Instruments – In the ordinary course of business, the Company has entered into commitments to extend credit and standby letters of credit. Such financial instruments are recorded when they are funded.

Recent Accounting Pronouncements –In January 2003, the FASB issued FIN 46, which clarifies the application of Accounting Research Bulletin (ARB) 51, “Consolidated Financial Statements”, to certain entities (called variable interest entities) in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. In December 2003, FIN 46R was issued, which revised the effective date and certain provisions of FIN 46. The Company adopted FIN 46R and the effect of implementation of this Interpretation was not material.

In October 2003, the American Institute of Certified Public Accountants (AICPA) issued Statement of Accounting Position (SOP) 03-03, which addresses accounting for differences between contractual cash flows expected to be collected from an investor’s initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes such loans acquired in purchase business combinations. This SOP would apply to loans originated by the Company and would limit the yield that may be accreted (accretable yield) to the excess of the investor’s estimate of undiscounted expected principal, interest, and other cash flows (cash flows expected at acquisition to be collected) over the investor’s initial investment in the loan. This SOP requires that the excess of contractual cash flows over cash flows expected to be collected (nonaccretable difference) not be recognized as an adjustment of yield, loss accrual, or valuation allowance. This SOP prohibits investors from displaying accretable yield and nonaccretable difference in the balance sheet. Subsequent increases in cash flows expected to be collected generally would be recognized prospectively through adjustment of the loan’s yield over its remaining life. Decreases in cash flows expected to be collected would be recognized as impairment. This SOP prohibits “carrying over” or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of this SOP. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. This SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. The Company adopted this SOP and its effect on the consolidated financial statements was not material.

During the first quarter of 2004, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) 105, “Loan Commitments Accounted for as Derivative Instruments”. This SAB addresses the accounting for loan commitments entered into after March 31, 2004, and certain disclosure requirements relevant in the context of mortgage banking activities. Management has analyzed the effects of SAB 105, which were not material to the Company’s operations or financial position.

In March 2004, the Emerging Issues Task Force reached a consensus on Issue 03-01, “Meaning of Other Than Temporary Impairment” (Issue 03-01). The Task Force reached a consensus on an other-than-temporary impairment model for debt and equity securities accounted for under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and cost method investments and provided for additional disclosures. In September 2004, the FASB approved a Staff Position to delay the requirement to record impairment losses under Issue 03-01. The approved delay will apply to all securities within the scope of Issue 03-01 and is expected to end when new guidance is issued and comes into effect. The Staff Position did not effect the disclosure requirements of Issue 03-01. The Company has provided the expanded disclosures in Note 3 and will continue to monitor changes to Issue 03-01. The Company does not consider it, or related Staff Position to have a material impact on the Company’s financial position or results of operations.

On December 16, 2004, the FASB published SFAS No. 123(R), “Share-Based Payment”. This Statement is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and its related implementation guidance. It will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. This Statement is the result of a two-year effort to respond to requests from investors and many others that the FASB improve the accounting for share-based payment arrangements with employees. Public entities (other than those filing as small business issuers) will be required to apply SFAS No. 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. SFAS No. 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. In addition to the accounting standard that sets forth the financial reporting objectives and related accounting principles, SFAS No. 123(R) includes an appendix of implementation guidance that provides expanded guidance on measuring the fair value of share-based payment awards. SFAS No. 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Although those disclosures helped to mitigate the problems associated with accounting under Opinion 25, many investors and other users of financial statements said that the failure to include employee compensation costs in the income statement impaired the transparency, comparability, and credibility of financial statements. The Company will adopt SFAS No.123(R) as prescribed. The effect of this statement on the consolidated financial statements is not expected to be material.

Reclassifications – Certain prior year amounts have been reclassified to conform to the 2004 presentation.

NOTE 2 - ACQUISITIONS AND GOODWILL

During March 2004, the Company acquired the majority of loans, securities and deposits of the former Guaranty National Bank (GNB) of Tallahassee, Florida. The Office of the Comptroller of Currency closed all locations of GNB on March 12, 2004. With this transaction, the Company acquired five locations with approximately $40.0 million in performing loans and approximately $69.0 million in deposits from the Federal Deposit Insurance Corporation (FDIC) for a premium of $12.6 million, or 18% of acquired deposits. The Company acquired $77.4 million in assets, which included the core deposit intangible totaling $1.3 million. The core deposit intangible has a weighted average life of 10 years. Amortization of the core deposit intangible was approximately $149,000 in 2004. Amortization is estimated to be approximately $160,000 in 2005, $142,000 in 2006, $121,000 in 2007, $110,000 in 2008, $110,000 in 2009 and the remainder of $465,000 thereafter. The Company paid $5.0 million in consideration for the acquisition of the assets, net of related deposit liabilities. In accounting for the transaction, management considered it to be an “acquisition of business” and accordingly, accounted for it under the purchase method of accounting pursuant to SFAS No. 141. Final allocations of asset fair values were recorded based on an analysis, performed by an independent third party, of deposit balances acquired in this transaction. In addition to adjustments to properly allocate asset fair values, an adjustment to reduce goodwill by approximately $1.1 million was recorded in association with the sale of a building acquired through a subsequent settlement activity related to this transaction.

The following table summarized the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Securities and Other Investments                                                $ 15,182
Loans                                                                             39,923
Property and Equipment                                                             6,154
Goodwill                                                                          11,309
Core Deposit Intangibles                                                           1,258
Other                                                                                276
                                                                             ------------
     Total Assets Acquired                                                        74,102
                                                                             ------------

Deposits                                                                          68,997
Other                                                                                101
                                                                             ------------
     Total Liabilities Assumed                                                    69,098
                                                                             ------------
          Net Cash Paid in Connection with the Acquisition                      $ (5,004)
                                                                             ============

On December 31, 2003, the Company completed the acquisition of Magna Insurance Company (Magna), a wholly owned subsidiary of Union Planters Corporation, Memphis, Tennessee. The acquisition enabled the Company to offer Magna products and services through the Banks and other client banks across the entire southeastern United States and much of the Midwest. The net purchase price was $19.4 million.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Cash and Investments                                                            $ 24,348
Reinsurance Receivables                                                           13,863
Other                                                                              3,169
                                                                             ------------
     Total Assets Acquired                                                        41,380
                                                                             ------------

Policy Reserves and Liabilities                                                   20,792
Other                                                                              1,188
                                                                             ------------
     Total Liabilities Assumed                                                    21,980
                                                                             ------------
         Net Cash Paid in Connection with the Acquisition                      $ (19,400)
                                                                             ============

On February 22, 2003, the Company completed the acquisition of two Dryades Savings Bank branches located in Metairie and Kenner, LA (both suburbs of New Orleans, LA). Both locations are within minutes of the causeway connecting metropolitan Jefferson Parish to St. Tammany Parish’s thriving Northshore communities. The Company acquired the two branches in order to further strengthen both the comprehensive services provided to existing customers and the value offered to its stockholders. The two acquired facilities had a combined total deposit base of approximately $40.0 million. The Company acquired $4.2 million in assets, which included the core deposit intangible totaling $2.4 million. The core deposit intangible has a weighted-average life of 10 years. Amortization of the core deposit intangible was approximately $389,000 and $436,000 in 2004 and 2003, respectively. Amortization is estimated to be approximately $311,000 in 2005, $249,000 in 2006, $199,000 in 2007, $159,000 in 2008, $156,000 in 2009 and the remainder of $481,000 thereafter. The Company received $35.0 million in consideration for the assumption of the deposit liabilities, net of related assets.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Cash                                                                            $ 232
Loans                                                                             240
Property and Equipment                                                          1,353
Core Deposit Intangibles                                                        2,380
                                                                          ------------
     Total Assets Acquired                                                      4,205
                                                                          ------------

Deposits                                                                       39,241
Other                                                                              13
                                                                          ------------
     Total Liabilities Assumed                                                 39,254
                                                                          ------------
         Net Cash Received in Connection with the Acquisition                $ 35,049
                                                                          ============

Pro forma earnings information has not been provided for all acquisitions since the effect is neither meaningful nor significant.

NOTE 3 - SECURITIES

The amortized cost and fair value of securities classified as available for sale were as follows (in thousands):

                                                December 31, 2004                                December 31, 2003
                              ---------------------------------------------------    ---------------------------------------------
                                              Gross         Gross                                   Gross      Gross
                                Amortized   Unrealized   Unrealized        Fair       Amortized  Unrealized  Unrealized     Fair
                                  Cost        Gains        Losses         Value          Cost       Gains      Losses       Value
                              ------------ ------------ -------------  ----------    -----------  ---------  ---------- ----------
U.S. Treasury                     $ 9,985       $ -          $ 66        $ 9,919        $ 9,966      $ 35       $ -       $ 10,001
U.S. government agencies          413,419     1,079         3,559        410,939        346,836     3,345     2,527        347,654
Municipal obligations              60,956     2,520           120         63,356         70,070     3,465       199         73,336
Mortgage-backed securities        352,510     1,428         4,758        349,180        348,266     1,980     3,772        346,474
CMOs                              263,471       238         1,467        262,242        321,324     1,523     1,608        321,239
Other debt securities               7,056       448             -          7,504          7,219       577         -          7,796
Federal home loan bank stock        7,079         -             -          7,079          8,164         -         -          8,164
Other equity securities             4,146       456           353          4,249          3,559        28       185          3,402
                              ------------ ------------ ------------- ----------    -----------  ---------  ---------- ----------
                               $1,118,622   $ 6,169      $ 10,323     $1,114,468     $1,115,404   $10,953    $8,291     $1,118,066
                              ============ ============ ============= ==========    ===========  =========  =========  ==========

The amortized cost and fair value of securities classified as available for sale at December 31, 2004, by contractual maturity, (expected maturities will differ from contractual maturities because of rights to call or repay obligations with or without penalties) were as follows (in thousands):

                                                                                                     Amortized         Fair
                                                                                                        Cost          Value
                                                                                                ---------------- --------------
Due in one year or less                                                                              $ 131,233      $ 130,880
Due after one year through five years                                                                  201,519        203,318
Due after five years through ten years                                                                 154,925        153,736
Due after ten years                                                                                      3,739          3,784
                                                                                                ---------------- --------------
                                                                                                       491,416        491,718

Mortgage-backed securities & CMOs                                                                      615,981        611,422
Equity securities                                                                                       11,225         11,328
                                                                                                ---------------- --------------
                                                                                                   $ 1,118,622    $ 1,114,468
                                                                                                ================ ==============

The amortized cost and fair value of securities classified as held to maturity were as follows (in thousands):

                                                December 31, 2004                                 December 31, 2003
                             --------------------------------------------------  --------------------------------------------------
                                             Gross        Gross                                   Gross         Gross
                             Amortized    Unrealized    Unrealized       Fair     Amortized     Unrealized    Unrealized      Fair
                               Cost          Gains        Losses         Value       Cost         Gains         Losses       Value
                             -----------  -----------   -----------  ----------  -----------   -----------   ------------  --------
U.S. Treasury                    $ 1,057      $ 18          $ 2        $ 1,073       $ 574          $ -           $ -         $ 574
U.S. government agencies          13,160        90           58         13,192      14,737          348             6        15,079
Municipal obligations            103,914     5,239            -        109,153     117,484        8,067             1       125,550
Mortgage-backed securities        23,058       691           64         23,685      18,727          942             2        19,667
CMOs                                 602        16            -            618       1,403           55             -         1,458
Other debt securities             46,110       433          686         45,857       7,058           65             -         7,123
                             -----------  -----------   -----------  ----------  -----------   -----------   ------------ ---------
                               $ 187,901   $ 6,487        $ 810      $ 193,578   $ 159,983      $ 9,477           $ 9     $ 169,451
                             ===========  ===========   ===========  ==========  ===========   ===========   ============ =========

The amortized cost and fair value of securities classified as held to maturity at December 31, 2004, by contractual maturity, (expected maturities will differ from contractual maturities because of rights to call or repay obligations with or without penalties) were as follows (in thousands):

                                                                                                        Amortized        Fair
                                                                                                           Cost         Value
                                                                                                    -------------- --------------
Due in one year or less                                                                                 $ 18,117       $ 18,301
Due after one year through five years                                                                     84,445         88,442
Due after five years through ten years                                                                    47,720         48,925
Due after ten years                                                                                       13,959         13,607
                                                                                                    -------------- --------------
                                                                                                         164,241        169,275

Mortgage-backed securities & CMOs                                                                         23,660         24,303
                                                                                                    -------------- --------------
                                                                                                       $ 187,901      $ 193,578
                                                                                                    ============== ==============

The details concerning securities classified as available for sale with unrealized losses as of December 31, 2004 were as follows (in thousands):

                                      Losses < 12 months       Losses 12 months or >                 Total
                                 ----------------------------- ------------------------------ ----------------------------
                                                    Gross                        Gross                          Gross
                                      Fair        Unrealized       Fair        Unrealized        Fair        Unrealized
                                      Value         Losses        Value          Losses          Value         Losses
                                 --------------- ------------- ------------- ---------------- -------------- -------------
U.S. Treasury                         $ 9,919         $ 66           $ -             $ -         $ 9,919          $ 66
U.S. government agencies              135,447        1,587        93,656           1,972         229,103         3,559
Municipal obligations                   1,257            7         7,246             113           8,503           120
Mortgage-backed securities            114,888        1,096       172,372           3,662         287,260         4,758
CMOs                                   28,727          182       174,818           1,285         203,545         1,467
Equity securities                         118           41         1,806             312           1,924           353
                                 --------------- ------------- ------------- ---------------- -------------- -------------
                                    $ 290,356      $ 2,979     $ 449,898         $ 7,344       $ 740,254      $ 10,323
                                 =============== ============= ============= ================ ============== =============

The details concerning securities classified as available for sale with unrealized losses as of December 31, 2003 were as follows (in thousands):

                                      Losses < 12 months       Losses 12 months or >                Total
                                 ----------------------------- ------------------------------ ----------------------------
                                                   Gross                        Gross                          Gross
                                     Fair        Unrealized       Fair        Unrealized        Fair        Unrealized
                                     Value         Losses        Value          Losses          Value         Losses
                                 --------------- ------------- ------------- ---------------- -------------- -------------
U.S. government agencies           $ 100,216      $ 2,515         $ 836            $ 13       $ 101,052       $ 2,528
Municipal obligations                  8,330          199             -               -           8,330           199
Mortgage-backed securities           212,765        3,655         5,270             116         218,035         3,771
CMOs                                 175,572        1,608             -               -         175,572         1,608
Equity securities                      1,930          185             -               -           1,930           185
                                 --------------- ------------- ------------- ---------------- -------------- -------------
                                   $ 498,813      $ 8,162       $ 6,106           $ 129       $ 504,919       $ 8,291
                                 =============== ============= ============= ================ ============== =============

The details concerning securities classified as held to maturity with unrealized losses as of December 31, 2004 were as follows (in thousands):

                                   Losses < 12 months          Losses 12 months or >             Total
                                -------------------------- ----------------------------- -----------------------------
                                                 Gross                       Gross                          Gross
                                   Fair       Unrealized       Fair        Unrealized         Fair        Unrealized
                                  Value         Losses        Value          Losses          Value          Losses
                                ------------ ------------- -------------- -------------- --------------- -------------
U.S. Treasury                        $ 99        $ 2        $      -          $  -            $ 99           $ 2
U.S. government agencies            4,518         42           1,699            16           6,217            58
Mortgage-backed securities          5,837         59             331             5           6,168            64
Other debt securities              27,977        678             363             8          28,340           686
                                ------------ ------------- -------------- -------------- --------------- -------------
                                 $ 38,431      $ 781        $  2,393          $ 29        $ 40,824         $ 810
                                ============ ============= ============== ============== =============== =============

The details concerning securities classified as held to maturity with unrealized losses as of December 31, 2003 were as follows (in thousands):

                                    Losses < 12 months        Losses 12 months or >                Total
                                -------------------------- ----------------------------  -----------------------------
                                                 Gross                       Gross                          Gross
                                   Fair       Unrealized       Fair        Unrealized         Fair        Unrealized
                                  Value         Losses        Value          Losses          Value          Losses
                                ---------   -------------  ---------   ---------------   -----------   ---------------
U.S. government agencies             $ -           $ -      $ 2,114             $ 6         $ 2,114           $ 6
Municipal obligations                448             1            -               -             448             1
Mortgage-backed securities           311             2            -               -             311             2
                                ---------   -------------  ---------   ---------------   -----------   ---------------
                                   $ 759           $ 3      $ 2,114             $ 6         $ 2,873           $ 9
                                =========   =============  =========   ===============   ===========   ===============

As of December 31, 2004, the Company had approximately 1,458 investments. Of the total portfolio, 258 securities show an unrealized loss. Management and the Asset/Liability Committee are continually monitoring the securities portfolio and the Company believes that its premium amortization policies are appropriate. Accordingly, Management is able to effectively measure and monitor the unrealized loss position on these securities and because the Company has adequate liquidity, it can hold these securities to recovery. The unrealized loss of these securities has been determined to be temporary.

Proceeds from sales of available-for-sale securities were approximately $20.0 million in 2004, $256.6 million in 2003 and $67.1 million in 2002. Gross gains of $165,000 in 2004, $2.0 million in 2003, $323,000 in 2002 and gross losses of $2,000 in 2004, $363,000 in 2003 and $318,000 in 2002 were realized on such sales. There were no material gains or losses on held-to-maturity securities called during 2004, 2003 or 2002.

Securities with an amortized cost of approximately $943.7 million at December 31, 2004 and $735.3 million at December 31, 2003, were pledged primarily to secure public deposits and securities sold under agreements to repurchase.

NOTE 4 - LOANS

Loans, net of unearned income, consisted of the following (in thousands):

                                                                                       December 31,
                                                                             -------------------------------
                                                                                  2004            2003
                                                                             --------------- ---------------
  Real estate loans                                                             $ 1,764,334     $ 1,549,985
  Commercial and industrial loans                                                   290,005         281,310
  Loans to individuals for household, family
     and other consumer expenditures                                                506,949         472,371
  Leases and other loans                                                            187,272         144,978
                                                                             --------------- ---------------
                                                                                $ 2,748,560     $ 2,448,644
                                                                             =============== ===============

The Company generally makes loans in its market areas of South Mississippi, South Alabama, South & Central Louisiana and Northwest Florida. Loans are made in the normal course of business to its directors, executive officers and their associates on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Such loans did not involve more than normal risk of collectibility. The balance of loans to the Company’s directors, executive officers and their affiliates at December 31, 2004 and 2003 was approximately $14.8 million and $15.5 million, respectively. New loans, repayments and changes in directors and executive officers and their affiliates on these loans for 2004 was $3.0 million, $3.6 million and $110,000, respectively.

Changes in the allowance for loan losses were as follows (in thousands):

                                                                                      Years Ended December 31,
                                                                              -------------------------------------------
                                                                                2004            2003           2002
                                                                              ------------ ----------------- ------------
Balance at January 1                                                             $ 36,750        $ 34,740       $ 34,417
Balance acquired through acquisitions & other                                           -               -           (400)
Recoveries                                                                          7,823           6,399          5,781
Loans charged off                                                                 (20,428)        (19,543)       (23,553)
Provision charged to operating expense                                             16,537          15,154         18,495
                                                                              ------------ ----------------- ------------
Balance at December 31                                                           $ 40,682        $ 36,750       $ 34,740
                                                                              ============ ================= ============

Non-accrual and renegotiated loans amounted to approximately 0.27% and 0.50% of total loans at December 31, 2004 and December 31, 2003, respectively. In addition, the Company’s other individually evaluated impaired loans amounted to approximately 0.19% and 0.15% of total loans at December 31, 2004 and 2003, respectively. The average amount of impaired loans carried on the Company’s books for 2004, 2003 and 2002 was $9.8 million, $14.1 million and 13.3 million, respectively. Interest recognized on impaired loans is immaterial to the Company’s operating results. Related allowance amounts were not significant and there was no significant change in these amounts during the years ended December 31, 2004, 2003 or 2002. The amount of interest not accrued on these loans did not have a material effect on earnings in 2004, 2003 or 2002.

Transfers from loans to other real estate amounted to approximately $4.7 million, $7.1 million and $9.9 million in 2004, 2003 and 2002, respectively. Valuation allowances associated with other real estate amounted to $1.3 million, $2.2 million and $2.7 million at December 31, 2004, 2003 and 2002, respectively.

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment, stated at cost less accumulated depreciation and amortization, consisted of the following (in thousands):

                                                                                                   December 31,
                                                                                          ------------------------------
                                                                                              2004            2003
                                                                                          -------------- ---------------
  Land                                                                                         $ 18,964        $ 16,922
  Land improvements, buildings and leasehold improvements                                        71,271          64,409
  Furniture, fixtures and equipment                                                              67,379          64,035
                                                                                          -------------- ---------------
                                                                                                157,614         145,366
  Accumulated depreciation and amortization                                                     (77,766)        (72,034)
                                                                                          -------------- ---------------
                                                                                               $ 79,848        $ 73,332
                                                                                          ============== ===============
NOTE 6 - GOODWILL AND OTHER INTANGIBLE ASSETS

The changes in the carrying amount of goodwill for 2004 and 2003 were as follows (in thousands):

                                                                                                   December 31,
                                                                                          ------------------------------
                                                                                                 2004            2003
                                                                                          -------------- ---------------
  Balance at January 1                                                                         $ 49,100        $ 49,100
  Goodwill on business acquisition                                                               11,309               -
  Goodwill allocated to core deposit intangibles during the period                               (5,000)              -
                                                                                          -------------- ---------------
  Balance at December 31                                                                       $ 55,409        $ 49,100
                                                                                          ============== ===============

The following tables present information regarding the components of the Company’s other intangible assets, and related amortization for the dates indicated (in thousands):

                                                              December 31, 2004             December 31, 2003
                                                       ------------------------------  -------------------------------
                                                       Gross Carrying   Accumulated     Gross Carrying   Accumulated
Amortizable intangible assets:                             Amount       Amortization       Amount       Amortization
                                                       --------------- ---------------  --------------  --------------
  Core deposit intangibles                                   $ 14,148         $ 4,281         $ 7,921         $ 2,546
  Value of insurance business acquired                          2,575             179               -               -
  Mortgage servicing rights                                     4,835           2,315           5,165           2,409
                                                       --------------- ---------------  --------------  --------------
                                                             $ 21,558         $ 6,775        $ 13,086         $ 4,955
                                                       =============== ===============  ==============  ==============

                                                                                            Years Ended December 31,
                                                                                        ------------------------------
Aggregate amortization expense for:                                                         2004            2003
                                                                                        --------------  --------------
  Core deposit intangibles                                                                    $ 1,766         $ 1,148
  Value of insurance business acquired                                                            179               -
  Mortgage servicing rights                                                                     1,048           1,167
                                                                                        --------------  --------------
                                                                                              $ 2,993         $ 2,315
                                                                                        ==============  ==============

Amortization of the core deposit intangibles is estimated to be approximately $1.7 million in 2005, $1.4 million in 2006, $1.2 million in 2007, $1.1 million in 2008, $1.1 million in 2009 and the remainder of $3.4 million thereafter. The amortization of the value of business acquired is expected to approximate $536,000 in 2005, $386,000 in 2006, $266,000 in 2007, $181,000 in 2008, $171,000 in 2009 and the remainder of $856,000 million thereafter. Amortization of servicing rights is estimated to be approximately $827,000 in 2005, $630,000 in 2006, $440,000 in 2007, $287,000 in 2008, $196,000 in 2009 and the remainder of $140,000 million thereafter. The weighted-average amortization period used for intangibles is 10 years.

At December 31, 2004 and 2003, the valuation allowance impairment for the mortgage servicing rights, included on the balance sheet in the line item entitled “Other intangible assets, net”, was $0 and $850,000, respectively. The servicing rights and the associated valuation allowance are included in the mortgage subsidiary’s assets, which are reported within the Mississippi segment. The recovery of this valuation allowance is reflected on the Company’s Consolidated Statements of Earnings on the line item captioned “Secondary mortgage market operations”.

NOTE 7 - DEPOSITS

The maturities of time deposits at December 31, 2004 are as follows (in thousands):

  2005                                                                                                       $ 534,804
  2006                                                                                                         157,370
  2007                                                                                                         278,724
  2008                                                                                                         126,590
  2009                                                                                                         113,403
  thereafter                                                                                                         6
                                                                                                         --------------
                                                                                                            $1,210,897
                                                                                                         ==============

Time deposits of $100,000 or more totaled approximately $479.8 million and $447.9 million at December 31, 2004 and 2003, respectively.

NOTE 8 - FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The following table presents information concerning federal funds purchased and securities sold under agreements to repurchase (in thousands):

                                                                                                          December 31,
                                                                                                -------------------------------
                                                                                                     2004            2003
                                                                                                --------------- ---------------
Federal funds purchased
  Amount Outstanding at period-end                                                                       $ 800             $ -
  Weighted average interest rate at period-end                                                           2.15%               -

Securities sold under agreements to repurchase
  Amount Outstanding at period-end                                                                   $ 195,478       $ 150,096
  Weighted average interest rate at period-end                                                           1.13%           0.80%

The carrying values of federal funds purchased and securities sold under agreements to repurchase, by contractual maturity are as follows (in thousands):

                                                                                                         December 31,
                                                                                                ------------------------------
                                                                                                    2004            2003
                                                                                                -------------- ---------------

Demand/in one day                                                                                   $ 146,278       $ 150,096
Term up to 1 year                                                                                      50,000               -
                                                                                                -------------- ---------------
                                                                                                    $ 196,278       $ 150,096
                                                                                                ============== ===============

Specific U. S. Treasury and U. S. Government agencies with carrying values of $198.7 million at December 31, 2004 and $145.2 million at December 31, 2003, collateralized the repurchase agreements. The fair value of this collateral approximated $198.3 million at December 31, 2004 and $144.5 million at December 31, 2003.

NOTE 9 - SHORT-TERM AND LONG-TERM NOTES

At December 31, 2003, short-term notes consisted of a promissory note for $9.4 million. These funds were used to fund the purchase of Magna Insurance Company on December 31, 2003. The note carried a rate of 2.75% and matured March 31, 2004. There were no such notes outstanding at December 31, 2004.

Long-term notes consist primarily of $50.0 million of advances from the Federal Home Loan Bank (FHLB), which were assumed through acquisition. The advances consist of two notes, $40.0 million bears interest at 4.49% and is due January 21, 2009 and $10.0 million bears interest at 4.75% and is due November 11, 2008. These advances are fixed rate, non-prepayable and are callable quarterly at the FHLB’s option. These advances are collateralized by a blanket pledge of certain residential mortgage loans. The Company has an approved line of credit with the FHLB of approximately $220.9 million, which had no outstanding balance at December 31, 2004 and 2003.

NOTE 10 - REDEEMABLE PREFERRED STOCK

On June 28, 2001, the Company’s stockholders approved the issuance of up to 50 million shares of $20 par value preferred stock on terms to be determined by the Company’s Board of Directors.

The issuance of 1,658,275 shares of 8% Cumulative Convertible Preferred Stock Series A was authorized by the Board of Directors in connection with the acquisition of Lamar Capital Corporation on July 1, 2001. Each share of the preferred stock was convertible into 1.3332 of the Company’s common stock at any time after issuance. The Company was able to call for conversion of the preferred stock into common stock or for redemption at par any time between the 30th and 60th month following issuance if the closing price of the Company’s common stock exceeded $18.75 for 20 consecutive days. After 60 months, the Company was able to call for redemption at par at any time. At the end of 30 years the Company must have redeemed the preferred stock at par.

The Series A Preferred stock qualified as Tier 1 capital for regulatory purposes but was classified between liabilities and stockholders’ equity for reporting under accounting principles generally accepted in the United States of America.

On February 4, 2004, the Company completed the redemption/conversion of substantially all the shares of 8% Cumulative Convertible Preferred Stock. The conversion factor was .1.3332 shares of the Company’s common stock for each share of preferred stock. A total of 7,304 shares of the preferred stock were redeemed for cash at the contract price of $20.00 per share plus pro rated dividends of $0.1511 per share.

NOTE 11 - COMMON STOCKHOLDERS' EQUITY

Common stockholders’ equity of the Company includes the undistributed earnings of the bank subsidiaries. Dividends are payable only out of undivided profits or current earnings. Moreover, dividends to the Company’s stockholders can generally be paid only from dividends paid to the Company by the Banks. Consequently, dividends are dependent upon earnings, capital needs, regulatory policies and statutory limitations affecting the Banks. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Dividends paid by Hancock Bank are subject to approval by the Commissioner of Banking and Consumer Finance of the State of Mississippi and those paid by Hancock Bank of Louisiana are subject to approval by the Commissioner of Financial Institutions of the State of Louisiana. Dividends paid by Hancock Bank of Florida are subject to approval by the Florida Department of Financial Services. The amount of capital of the subsidiary banks available for dividends at December 31, 2004 was approximately $105 million.

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

The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) required each federal banking agency to implement prompt corrective actions for institutions that it regulates. The rules provide that an institution is “well capitalized” if its total risk-based capital ratio is 10.0% or greater, its Tier 1 risked-based capital ratio is 6.0% or greater, its leverage ratio is 5.0% or greater and the institution is not subject to a capital directive. Under this regulation, all of the subsidiary banks were deemed to be “well capitalized” as of December 31, 2004 and 2003 based upon the most recent notifications from their regulators. There are no conditions or events since those notifications that management believes would change these classifications.

The Company and its bank subsidiaries are required to maintain certain minimum capital levels. At December 31, 2004 and 2003, the Company and the Banks were in compliance with their respective statutory minimum capital requirements. Following is a summary of the actual capital levels at December 31, 2004 and 2003 (amounts in thousands):

                                                                                                      To be Well
                                                                            Required for           Capitalized Under
                                                                          Minimum Capital          Prompt Corrective
                                                         Actual              Adequacy              Action Provisions
                                                   -------------------  ---------------------  -------------------------
                                                     Amount   Ratio %      Amount   Ratio %      Amount         Ratio %
                                                   --------- --------   ---------- --------    ---------       ---------
At December 31, 2004
     Total capital (to risk weighted assets)
        Company                                    $ 437,481   13.58     $ 257,804    8.00      $    N/A           N/A
        Hancock Bank                                 251,273   14.44       139,163    8.00       173,954         10.00
        Hancock Bank of Louisiana                    167,338   11.96       111,907    8.00       139,884         10.00
        Hancock Bank of Florida                        6,545   11.51         4,548    8.00         5,685         10.00

     Tier 1 capital (to risk weighted assets)
        Company                                    $ 399,320   12.39     $ 128,902    4.00      $    N/A           N/A
        Hancock Bank                                 229,500   13.19        69,582    4.00       104,372          6.00
        Hancock Bank of Louisiana                    151,664   10.84        55,954    4.00        83,930          6.00
        Hancock Bank of Florida                        5,831   10.26         2,274    4.00         3,411          6.00

     Tier 1 leverage capital
        Company                                    $ 399,320    8.97     $ 133,587    3.00      $    N/A           N/A
        Hancock Bank                                 229,500    8.74        78,768    3.00       131,281          5.00
        Hancock Bank of Louisiana                    151,664    8.46        53,779    3.00        89,631          5.00
        Hancock Bank of Florida                        5,831    8.19         2,136    3.00         3,560          5.00

At December 31, 2003
     Total capital (to risk weighted assets)
        Company                                    $ 412,437   14.88     $ 221,672    8.00      $    N/A           N/A
        Hancock Bank                                 245,263   15.40       127,429    8.00       159,286         10.00
        Hancock Bank of Louisiana                    153,256   12.47        98,318    8.00       122,898         10.00

     Tier 1 capital (to risk weighted assets)
        Company                                    $ 378,262   13.65     $ 110,836    4.00      $    N/A           N/A
        Hancock Bank                                 225,332   14.15        63,715    4.00        95,572          6.00
        Hancock Bank of Louisiana                    138,082   11.24        49,159    4.00        73,739          6.00

     Tier 1 leverage capital
        Company                                    $ 378,262    9.29     $ 122,172    3.00      $    N/A           N/A
        Hancock Bank                                 225,332    9.04        74,778    3.00       124,631          5.00
        Hancock Bank of Louisiana                    138,082    8.56        48,418    3.00        80,696          5.00
NOTE 12 - INCOME TAXES

Income taxes consisted of the following components (in thousands):

                                                                                   Years Ended December 31,
                                                                          -------------------------------------------
                                                                              2004            2003            2002
                                                                          -----------    ------------   -------------
Currently payable                                                           $ 30,122        $ 24,477        $ 20,900
Deferred                                                                      (3,529)            150           1,626
                                                                          -----------    ------------   -------------
                                                                            $ 26,593        $ 24,627        $ 22,526
                                                                          ===========    ============   =============

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities were as follows (in thousands):

                                                                                                  December 31,
                                                                                           ---------------------------
                                                                                                2004          2003
                                                                                           ------------ --------------
Deferred tax assets:
Minimum pension liability                                                                      $ 5,055        $ 4,913
Post-retirement benefit obligation                                                               1,915          1,832
Allowance for loan losses                                                                       15,055         12,233
Deferred compensation                                                                            1,559          1,102
Unrealized loss on securities available for sale                                                 1,550              -
Other                                                                                                -          1,842
                                                                                           ------------ --------------
                                                                                                25,134         21,922
                                                                                           ------------ --------------
Deferred tax liabilities:
Prepaid pension                                                                                 (1,829)        (1,888)
Loan servicing assets                                                                             (964)        (1,668)
Property and equipment depreciation                                                             (5,035)        (4,975)
Unrealized gain on securities available for sale                                                     -           (922)
Core deposit intangible                                                                           (736)        (1,220)
Discount accretion on securities                                                                  (978)        (1,925)
                                                                                           ------------ --------------
                                                                                                (9,542)       (12,598)
                                                                                           ------------ --------------
  Net deferred tax asset                                                                      $ 15,592        $ 9,324
                                                                                           ============ ==============

Based upon the level of historical taxable income and projections for future taxable income over the periods, which the deferred tax assets are deductible, management believes that it is more likely than not that the Company will realize the benefits of these deductible differences existing at December 31, 2004.

The reason for differences in income taxes reported compared to amounts computed by applying the statutory income tax rate of 35% to earnings before income taxes were as follows (in thousands):

                                                                                 Years Ended December 31,
                                                             -------------------------------------------------------------------
                                                                      2004                   2003                   2002
                                                             ---------------------  ---------------------   --------------------
                                                               Amount          %      Amount          %      Amount          %
                                                             ----------   --------  -----------  --------   ----------  --------
Taxes computed at statutory rate                               $30,904         35      $27,854        35      $25,749        35
Increases (decreases) in taxes resulting from:
     State income taxes, net of federal income tax benefit       1,099          1          619         1          214         -
     Tax-exempt interest                                        (4,015)        (5)      (3,964)       (5)      (4,254)       (5)
     Bank owned life insurance                                  (1,248)         -            -         -            -         -
     Other, net                                                   (147)         -          118         -          817         1
                                                             ----------   --------  -----------  --------   ----------  --------
        Income tax expense                                     $26,593         31      $24,627        31      $22,526        31
                                                             ==========   ========  ===========  ========   ==========  ========

The income tax provisions related to items included in the Consolidated Statements of Other Comprehensive Earnings were as follows (in thousands):

                                                                              Years Ended December 31,
                                                                  ------------------------------------------------
                                                                       2004              2003             2002
                                                                  -------------   ---------------   --------------
Minimum pension liability                                               $ (142)           $ (965)        $ (3,948)
Unrealized holdings (losses) gains                                      (2,526)           (7,384)           6,327
Reclassification adjustments                                               (72)             (574)              (1)
                                                                  -------------   ---------------   --------------
      Total Provision (Benefit)                                       $ (2,740)         $ (8,923)         $ 2,378
                                                                  =============   ===============   ==============
NOTE 13 - EMPLOYEE BENEFIT PLANS

The Company has a non-contributory pension plan covering substantially all salaried full-time employees who have been employed by the Company the required length of time. The Company’s current policy is to contribute annually the minimum amount that can be deducted for federal income tax purposes. The benefits are based upon years of service and the employee’s compensation during the last five years of employment. The measurement date for the pension plan is September 30, 2004. Data relative to the pension plan follows (in thousands):

                                                                                             Years Ended December 31,
                                                                                          ----------------------------
                                                                                             2004            2003
                                                                                          -----------     ------------
Change in Benefit Obligation:
     Benefit obligation at beginning of year                                                 $51,602          $45,188
     Service cost                                                                              2,057            1,808
     Interest cost                                                                             3,151            2,977
     Actuarial loss                                                                            3,687            3,801
     Benefits paid                                                                            (2,572)          (2,172)
                                                                                          -----------     ------------
         Benefit obligation at end of year                                                    57,925           51,602
                                                                                          -----------     ------------

Change in Plan Assets:
     Fair value of plan assets at
         beginning of year                                                                    39,505           35,285
     Actual return on plan assets                                                              4,495            3,573
     Employer contributions                                                                    3,077            2,957
     Benefits paid                                                                            (2,572)          (2,172)
     Expenses                                                                                   (188)            (138)
                                                                                          -----------     ------------
         Fair value of plan assets at end of year                                             44,317           39,505
                                                                                          -----------     ------------

             Unfunded status                                                                 (13,608)         (12,097)

Unrecognized net actuarial loss                                                               18,471           16,987
Unrecognized prior service cost                                                                   26              109
Adjustment to recognize minimum pension liability                                            (13,513)         (12,928)
                                                                                          -----------     ------------
     Accrued pension cost, net                                                               $(8,624)         $(7,929)
                                                                                          ===========     ============

Rate assumptions at December 31:
     Discount rate                                                                             6.00%            6.25%
     Expected return on plan assets                                                            8.00%            8.00%
     Rate of compensation increase                                                             3.00%            3.50%

                                                                                       Years Ended December 31,
                                                                               --------------------------------------
                                                                                 2004          2003          2002
                                                                               ----------   -----------   -----------
Net pension expense included the following
 (income) expense components:
Service cost benefits earned during the period                                   $ 2,057       $ 1,808       $ 1,700
Interest cost on projected benefit obligation                                      3,151         2,977         2,697
Return on plan assets                                                             (3,043)       (2,711)       (2,670)
Amortization of prior service cost                                                    83            92            92
Net amortization and deferral                                                        938           804           349
                                                                               ----------   -----------   -----------
     Net pension expense                                                         $ 3,186       $ 2,970       $ 2,168
                                                                               ==========   ===========   ===========
Rate assumptions for the years ended December 31:
     Discount rate                                                                 6.00%         6.25%         6.75%
     Expected return on plan assets                                                8.00%         8.00%         8.00%
     Rate of compensation increase                                                 3.00%         3.00%         3.50%

In accordance with SFAS No. 87, the Company has recorded an additional minimum pension liability for underfunded plans of $13.5 million and $12.9 million at December 31, 2004 and 2003, respectively. This amount represents the excess of accumulated benefit obligations over the Plan’s assets as adjusted for prepaid pension costs. Accumulated benefit obligations represent the actuarial present value of benefits attributable to employee service through the measurement date, excluding the effect of projected future pay increases. A corresponding amount, net of related income taxes of $5.1 million and $4.9 million for December 31, 2004 and 2003 was charged directly to common stockholders’ equity and is a component of other comprehensive income. The principal cause of this underfunded pension liability is that the actual return on plan assets in recent years has been less than expected due to overall market conditions and the discount rate used to measure the liability has declined in a direction consistent with the recent trend in interest rates. The Company has been making the contributions required by the Internal Revenue Service (IRS). The Company expects to contribute $3.2 million to the pension plan in 2005.

The accumulated benefit obligation as of December 31, 2004 and 2003 was $51.2 million and $47.5 million, respectively. The benefits expected to be paid in each year from 2005 to 2009 are $2.5 million, $2.6 million, $2.7 million, $2.8 million and $2.8 million, respectively. The aggregate benefits to be paid in the five years from 2010 through 2014 are $15.7 million. The expected benefits to be paid are based on the same assumptions used to measure the Company’s benefit obligation at December 31, 2004 and include estimated future employee service.

The Company’s pension plan weighted-average asset allocations and target allocations at December 31, 2004 and 2003, by asset category, are as follows:

                                                                     Plan Assets                Target Allocation
                                                                   at December 31,               at December 31,
                                                           -----------------------------  ------------------------------
Asset Category                                                 2004            2003            2004            2003
                                                           ------------- ---------------  --------------  --------------
  Equity Securities                                                 56%             54%      30%-60%         30%-60%
  Fixed Income Securities                                           41%             42%      40%-70%         40%-70%
  Cash Equivalents                                                   3%              4%       0%-10%          0%-10%
                                                           ------------- ---------------
                                                                   100%            100%
                                                           ============= ===============

The investment strategy of the pension plan is to emphasize a balanced return of current income and growth of principal while accepting a moderate level of risk. The investment goal of the plan is to meet or exceed the return of balanced market index comprised of 50% S&P 500 and 50% Lehman Brothers Intermediate Government/Credit Indices. The pension plan investment committee meets periodically to review the policy, strategy and performance of the plan.

The pension plan’s assets do not include any of the Company’s common stock at December 31, 2004 and 2003, respectively.

The Company sponsors two defined benefit post-retirement plans, other than the pension plan, that cover full-time employees who have reached 45 years of age. One plan provides medical benefits and the other provides life insurance benefits. The post-retirement health care plan is contributory, with retiree contributions adjusted annually and subject to certain employer contribution maximums; the life insurance plan is non-contributory. The Company has not recognized assets associated with these plans and neither of these plans have been funded. The measurement date for the plans is September 30, 2004. Data relative to these post-retirement benefits, were as follows (in thousands):

                                                                                           Years Ended December 31,
                                                                                          ------------------------
                                                                                            2004          2003
                                                                                          ----------   -----------
Change in Benefit Obligation:
Benefit obligation at beginning of year                                                     $ 5,747       $ 4,913
Service cost                                                                                    278           226
Interest cost                                                                                   371           335
Actuarial loss                                                                                  949           885
Benefits paid                                                                                  (527)         (612)
                                                                                          ----------   -----------
     Benefit obligation at end of year                                                        6,818         5,747

Fair value of plan assets                                                                         -             -
                                                                                          ----------   -----------
     Amount unfunded                                                                         (6,818)       (5,747)

Unrecognized transition obligation being
     amortized over 20 years                                                                     36            41
Unrecognized net actuarial loss                                                               1,535           836
                                                                                          ----------   -----------
     Accrued post-retirement benefit cost                                                  $ (5,247)     $ (4,870)
                                                                                          ==========   ===========

Rate assumptions at December 31:
     Discount rate                                                                            6.00%         6.25%

                                                                                           Years Ended December 31,
                                                                                     --------------------------------------
                                                                                       2004          2003          2002
                                                                                     ----------   -----------   -----------
Net Periodic Post-Retirement Benefit Cost:
Service cost benefits attributed to service during the year                              $ 278         $ 226         $ 244
Interest costs on accumulated post-retirement benefit obligation                           371           335           301
Amortization of transition obligation over 20 years                                          5             5             5
Amortization of unrecognized net loss and other                                             29           (29)          (40)
                                                                                     ----------   -----------   -----------
     Net Periodic Post-Retirement Cost                                                   $ 683         $ 537         $ 510
                                                                                     ==========   ===========   ===========

For measurement purposes in 2004, a 12% annual rate of increase in the over age 65 per capita cost of covered health care benefits was assumed for 2005. The rate was assumed to decrease gradually to 5.00% over 6 years and remain at that level thereafter. In 2003, a 13% annual rate of increase in the over age 65 per capita cost of covered health care benefits was assumed. The rate was assumed to decrease gradually to 5.00% over 6 years and remain at that level thereafter. The health care cost trend rate assumption has an effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1% in each year would increase the accumulated post-retirement benefit obligation at December 31, 2004, by $1.0 million and the aggregate of the service and interest cost components of net periodic post-retirement benefit cost for the year then ended by $117,000. A 1% decrease in the rate would decrease those items by $823,000 and $91,000, respectively. The Company expects to contribute $344,000 to the plans in 2005.

In determining the end-of-year valuation of the post-retirement benefit plan, it was assumed that the prescription drug benefit is actuarially equivalent to the Medicare Prescription Drug Act which becomes effective January 1, 2006. This act provides a 28% subsidy for post-65 prescription drug benefits. The valuation reflected an estimated decrease in the accumulated benefit obligation of $2,300,000 and a decrease in the aggregate service and interest costs of $240,000 at the adoption date of December 31, 2004 due the prescription drug subsidy.

Expected benefits to be paid over the next ten years and are reflected the following table.
2005                                                                                                            $ 344,081
2006                                                                                                              329,590
2007                                                                                                              332,186
2008                                                                                                              332,158
2009                                                                                                              337,297
2010 - 2014                                                                                                     1,998,050
                                                                                                            --------------
                                                                                                              $ 3,673,362
                                                                                                            ==============

The Company has a 401(k) retirement plan covering substantially all employees who have been employed the required length of time and meet certain other requirements. Under this plan, employees can defer a portion of their salary and matching contributions are made at the discretion of the Board of Directors, which amounted to $1.0 million in 2004, $1.1 million in 2003 and $1.2 million in 2002.

In addition, the Company has an employee stock purchase plan that is designed to provide the employees of the Company a convenient means of purchasing common stock of the Company. Substantially all salaried, full-time employees, with the exception of Leo W. Seal, Jr., President, who have been employed by the Company the required length of time are eligible to participate. The Company makes no contribution to each participant’s contribution. The number of shares purchased under this plan was 11,418 in 2004, 21,832 in 2003 and 33,342 in 2002.

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

NOTE 14 - EMPLOYEE STOCK PLANS

In February 1996, the stockholders of the Company approved the Hancock Holding Company 1996 Long-Term Incentive Plan (the Plan) to provide incentives and awards for employees of the Company and its subsidiaries. Awards as defined in the Plan include, with limitations, stock options (including restricted stock options), restricted and performance shares, and performance stock awards, all on a stand-alone, combination or tandem basis. A total of 15,000,000 common shares can be granted under the Plan with an annual grant maximum of 2% of the Company’s outstanding common stock (as reported for the fiscal year ending immediately prior to such plan year). Grants of restricted stock awards are limited to 1/3 of the grant totals. The exercise price is equal to the market price on the date of grant, except for certain of those granted to major stockholders where the option price is 110% of the market price.

On January 8, 2004, options to purchase 338,880 shares were granted, of which 335,630 are exercisable at $27.97 per share and 3,250 are exercisable at $30.76 per share. Options totaling 335,630 vest at a rate of 20% per year on the anniversary date of grant and 3,250 are exercisable six months after the date of grant.

On May 3, 2004 and July 26, 2004, options to purchase 2,000 and 250 shares, respectively were granted, which are exercisable at $27.99 and $29.54 per share, respectively. These options are exercisable at a vesting rate of 20% per year on the anniversary date of grant.

On January 6, 2003, options to purchase 325,860 shares were granted, of which 321,794 are exercisable at $22.36 per share and 4,066 are exercisable at $24.59 per share. Options totaling 321,794 vest at a rate of 20% per year on the anniversary date of grant and 4,066 are exercisable six months after the date of grant.

On January 9, 2002, options to purchase 295,952 shares were granted, which are exercisable at $14.50 per share. These options are exercisable at a vesting rate of 25% per year on the anniversary date of grant.

Following is a summary of the transactions:
                                                             Number of           Average             Exercise
                                                              Options         Exercise Price        of Options
                                                            Outstanding         Per Share           Aggregate
                                                            --------------   -----------------   -----------------
Balance January 1, 2002                                         870,316             $ 14.15        $ 12,314,568
Granted                                                         295,952               14.50           4,289,908
Exercised                                                       (84,996)              13.70          (1,164,862)
Cancelled                                                       (18,378)              15.92            (292,521)
                                                            --------------   -----------------   -----------------
     Balance December 31, 2002                                1,062,894               14.25          15,147,093
Granted                                                         325,860               22.38           7,293,688
Exercised                                                      (100,850)              13.48          (1,359,816)
Cancelled                                                       (33,892)              17.44            (591,179)
                                                            --------------   -----------------   -----------------
     Balance December 31, 2003                                1,254,012               16.34          20,489,786
Granted                                                         341,130               27.99           9,549,233
Exercised                                                      (152,342)              15.01          (2,286,759)
Cancelled                                                       (35,289)              16.79            (592,489)
                                                            --------------   -----------------   -----------------
     Balance December 31, 2004                                1,407,511             $ 19.30        $ 27,159,771
                                                            ==============   =================   =================

Following is a summary of certain information about the exercisable stock options outstanding as of December 31, 2004:

                                                                             Number of         Weighted Avg.        Average
Range of                                                                      Options           Years to        Exercise Price
Exercise Prices                                                             Outstanding        Expiration          Per Share
---------------                                                            ---------------   ---------------    ----------------
$22.36-$24.59                                                                  63,692              7.68             $ 22.50
$14.50                                                                        111,991              7.00               14.50
$11.67-$12.83                                                                 164,076              5.76               11.72
$12.75                                                                        132,647              5.00               12.75
$14.50                                                                        103,710              4.00               14.50
$30.76                                                                          3,250              4.00               30.76
$20.00                                                                        100,985              3.00               20.00
$13.33                                                                         42,684              2.00               13.33
                                                                           ---------------   ---------------    ----------------
$11.67-$30.76                                                                 723,035              5.10             $ 14.89
                                                                           ===============   ===============    ================

At December 31, 2004, options on 723,035 shares were exercisable at $11.67 to $30.76 per share, with a weighted-average price of $14.89 per share. At December 31, 2003, options on 690,150 shares were exercisable at $11.67 to $20.00 per share, with a weighted-average price of $14.34 per share. The weighted-average remaining contractual life of options outstanding at December 31, 2004 was 6.68 years.

During 2004, 2003 and 2002, the Company granted 49,712, 43,200 and 41,475 restricted shares, respectively. Of the shares granted in 2004, 49,542 vest at the end of five years and 170 vest at the end of three years. Shares granted in 2003 and 2002 vest at the end of five years and three years, respectively. Vesting is contingent upon continued employment by the Company. On December 31, 2004, 127,338 of these restricted grants were not vested. The January, May and July 2004 shares had a market value of $27.97, $27.99 and $29.54, respectively, at the date of grant. The 2003 and 2002 shares had a market value of $22.36 and $14.50, respectively. Compensation expense related to restricted stock grants totaled $684,103 for 2004, $487,000 for 2003, and $480,000 for 2002. The remaining unearned compensation of $1.6 million is being amortized over the life of the grants.

NOTE 15 - NET INCOME PER COMMON SHARE

Following is a summary of the information used in the computation of earnings per common share (in thousands).

                                                                                     Years Ended December 31,
                                                                            ----------------------------------------
                                                                              2004           2003           2002
                                                                            ----------    -----------    -----------
Net earnings - used in computation of diluted
       earnings per common share                                             $ 61,704       $ 54,955       $ 51,043
Preferred dividend requirement                                                      -          2,653          2,653
                                                                            ----------    -----------    -----------

Net earnings available to common stockholders -
       used in computation of basic earnings
       per common share                                                      $ 61,704       $ 52,302       $ 48,390
                                                                            ==========    ===========    ===========

Weighted average number of common shares
       outstanding - used in computation of
       basic earnings per common share                                         32,390         30,714         31,486
Effect of dilutive securities
       Stock options                                                              556            486            388
       Convertible preferred stock                                                106          2,210          2,210
                                                                            ----------    -----------    -----------

Weighted average number of common shares
       outstanding plus effect of dilutive
       securities - used in computation of
       diluted earnings per common share                                       33,052         33,410         34,084
                                                                            ==========    ===========    ===========
NOTE 16 - DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate:

Cash, Short-Term Investments and Federal Funds Sold - For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities - Estimated fair values for securities are based on quoted market prices where available. If quoted market prices are not available, estimated fair values are based on market prices of comparable instruments.

Loans - The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans with the same remaining maturities.

Accrued Interest Receivable and Accrued Interest Payable– The carrying amounts are a reasonable estimate of their fair values.

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

Securities Sold under Agreements to Repurchase and Federal Funds Purchased – For these short-term liabilities, the carrying amount is a reasonable estimate of fair value.

Short-Term Notes - For short-term notes, the carrying amount is a reasonable estimate of fair value.

Long-Term Notes - Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

Commitments - The fair value of loan commitments and letters of credit approximate the fees currently charged for similar agreements or the estimated cost to terminate or otherwise settle similar obligations. The fees associated with these financial instruments, or the estimated cost to terminate, as applicable are immaterial.

The estimated fair values of the Company’s financial instruments were as follows (in thousands):

                                                                                              December 31,
                                                                   ----------------------------------------------------------------
                                                                                2004                             2003
                                                                   ------------------------------- --------------------------------
                                                                     Carrying           Fair          Carrying           Fair
                                                                      Amount           Value           Amount           Value
                                                                   --------------  --------------- ---------------  ---------------
Financial assets:
    Cash, interest-bearing deposits and federal funds sold             $ 306,058        $ 306,058       $ 189,370        $ 189,370
    Securities available for sale                                      1,114,468        1,114,468       1,118,066        1,118,066
    Securities held to maturity                                          187,901          193,578         159,983          169,451
    Loans, net of unearned income                                      2,748,560        2,901,561       2,448,644        2,636,979
    Accrued interest receivable                                           23,783           23,783          23,125           23,125

Financial liabilities:
    Deposits                                                         $ 3,797,945      $ 3,797,958     $ 3,447,847      $ 3,470,604
    Federal funds purchased                                                  800              800               -                -
    Securities sold under agreements to repurchase                       195,478          195,478         150,096          150,096
    Short-term notes                                                           -                -           9,400            9,400
    Long-term notes                                                       50,273           52,383          50,428           53,807
    Accrued interest payable                                               5,380            5,380           4,847            4,847
NOTE 17 - OFF-BALANCE-SHEET RISK

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

                                                                                                     December 31,
                                                                                             ----------------------------
                                                                                                2004            2003
                                                                                             -------------  -------------
  Commitments to extend credit                                                                  $ 554,870      $ 547,448
  Letters of credit                                                                                44,241         33,710

Approximately $319.7 million and $345.9 million of commitments to extend credit at December 31, 2004 and 2003, respectively, were at variable rates and the remainder was at fixed rates. A commitment to extend credit is an agreement to lend to a customer as long as the conditions established in the agreement have been satisfied. A commitment to extend credit generally has a fixed expiration date or other termination clauses and may require payment of a fee by the borrower. Since commitments often expire without being fully drawn, the total commitment amounts do not necessarily represent future cash requirements of the Company. The Company continually evaluates each customer’s credit worthiness on a case-by-case basis. Occasionally, a credit evaluation of a customer requesting a commitment to extend credit results in the Company obtaining collateral to support the obligation.

Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing a letter of credit is essentially the same as that involved in extending a loan.

In January 2003, the Company adopted the provisions of the FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” The liability associated with letters of credit is not material to the Company’s financial statements.

NOTE 18 - COMMITMENTS AND CONTINGENCIES

The Company is party to various legal proceedings arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, all such matters are adequately covered by insurance or, if not so covered, are not expected to have a material adverse effect on the financial statements of the Company.

Future minimum lease payments for all non-cancelable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 2004:

  2005                                                                                                 $ 3,359
  2006                                                                                                   2,169
  2007                                                                                                   2,033
  2008                                                                                                   1,560
  2009                                                                                                   1,546
  thereafter                                                                                             6,926
                                                                                                 --------------
                                                                                                      $ 17,593
                                                                                                 ==============
NOTE 19 - SUPPLEMENTAL INFORMATION

The following is selected supplemental information (in thousands):

                                                                                           Years Ended December 31,
                                                                                 -----------------------------------------
                                                                                   2004           2003           2002
                                                                                 -----------   ------------   ------------
Other non-interest expense:
     Postage                                                                        $ 4,199        $ 3,972        $ 3,647
     Communication                                                                    3,953          4,381          4,261
     Data processing                                                                  7,618          7,158          6,887
     Professional fees                                                                8,322          3,718          4,762
     Taxes and licenses                                                               1,699          2,907          4,376
     Printing and supplies                                                            1,702          1,724          2,054
     Marketing                                                                        4,292          4,381          3,848
     Other fees                                                                       2,826          2,790          2,459
     Miscellaneous expense                                                            5,186          1,168          2,126
     Other expense                                                                    7,221          7,069          8,451
                                                                                 -----------   ------------   ------------
                                                                                   $ 47,018       $ 39,268       $ 42,871
                                                                                 ===========   ============   ============
NOTE 20 - SEGMENT REPORTING

The Company’s primary segments are geographically divided into the Mississippi (MS), Louisiana (LA) and Florida (FL) markets. Each segment offers the same products and services but are managed separately due to different pricing, product demand and consumer markets. The three segments offer commercial, consumer and mortgage loans and deposit services. In the second table, the column “Other” includes additional consolidated subsidiaries of the Company: Hancock Mortgage Corporation, Hancock Investment Services, Inc., Hancock Insurance Agency, Inc., Harrison Finance Company, Magna Insurance Company and three real estate corporations owning land and buildings that house bank branches and other facilities. Following is selected information for the Company’s segments (in thousands):

                                                                      Years Ended December 31,
                                  -----------------------------------------------------------------------------------------------
                                                   2004                               2003                         2002
                                  -------------------------------------- ------------------------------   -----------------------
                                      MS             LA            FL            MS              LA            MS           LA
                                  ----------  ------------  ------------ --------------  --------------   -----------  ----------
Interest income                   $ 120,197      $ 91,148       $ 3,089      $ 121,664        $ 83,368     $ 131,286    $ 88,166
Interest expense                     37,953        20,385           922         38,982          19,301        49,735      22,784
                                  ----------  ------------  ------------ --------------  --------------   -----------  ----------
    Net interest income              82,244        70,763         2,167         82,682          64,067        81,551      65,382
Provision for loan losses             5,564         6,429           928          7,635           5,970         9,895       6,803
Non-interest income                  39,894        33,255           445         37,198          26,555        35,447      26,120
Depreciation and
    amortization                      5,879         2,648            67          6,335           3,053         5,587       2,757
Other non-interest expense           67,370        51,348         3,047         64,609          51,528        72,765      40,696
                                  ----------  ------------  ------------ --------------  --------------   -----------  ----------
Earnings before income
    taxes                            43,325        43,593        (1,430)        41,301          30,071        28,751      41,246
Income tax expense (benefit)         12,808        13,213          (547)        12,480           9,074         7,909      13,138
                                  ----------  ------------  ------------ --------------  --------------   -----------  ----------
    Net earnings                   $ 30,517      $ 30,380        $ (883)      $ 28,821        $ 20,997      $ 20,842    $ 28,108
                                  ==========  ============  ============ ==============  ==============   ===========  ==========

                                                                              At and For Years Ended December 31,
                                                                        -----------------------------------------------
                                                                           2004             2003             2002
                                                                        -------------   --------------   --------------
Net Interest Income:
    MS                                                                      $ 82,244         $ 82,682         $ 81,551
    LA                                                                        70,763           64,067           65,382
    FL                                                                         2,167                -                -
    Other                                                                     14,608           13,650           11,983
    Eliminations                                                                (278)            (211)            (188)
                                                                        -------------   --------------   --------------
       Consolidated net interest income                                    $ 169,504        $ 160,188        $ 158,728
                                                                        =============   ==============   ==============

Net Earnings:
    MS                                                                      $ 30,517         $ 28,821         $ 20,842
    LA                                                                        30,380           20,997           28,108
    FL                                                                          (883)               -                -
    Other                                                                      3,443            5,348            2,280
    Eliminations                                                              (1,753)            (211)            (187)
                                                                        -------------   --------------   --------------
       Consolidated net earnings                                            $ 61,704         $ 54,955         $ 51,043
                                                                        =============   ==============   ==============

Assets:
    MS                                                                    $2,628,221       $2,471,918       $2,426,379
    LA                                                                     1,895,832        1,673,973        1,578,505
    FL                                                                        88,070                -                -
    Other                                                                    227,951          125,659           92,601
    Eliminations                                                            (175,348)        (121,192)        (124,338)
                                                                        -------------   --------------   --------------
       Consolidated assets                                                $4,664,726       $4,150,358       $3,973,147
                                                                        =============   ==============   ==============

During 2003, the Company changed the method it used to allocate administrative charges between its Mississippi and Louisiana segments and the Parent Company. This change was based on an analysis of costs for 2003. The administrative charges allocated to the Louisiana segment were $14.1 million in 2003 and $4.9 in 2002. These charges were allocated from the Mississippi segment ($11.3 million in 2003 and $4.9 million in 2002) and the Parent Company ($2.8 million in 2003 and $0 in 2002). Subsidiaries of the Mississippi segment were included in the cost allocation process beginning in 2004.

Goodwill and other intangible assets assigned to the Mississippi segment totaled approximately $14.9 million, of which $12.1 million represented goodwill and $2.8 million represented core deposit intangibles at December 31, 2004. At December 31, 2003, goodwill and other intangible assets assigned to the Mississippi segment totaled approximately $15.5 million, of which $12.1 million represented goodwill and $3.4 million represented core deposit intangibles. The related core deposit amortization was approximately $666,000 in 2004, $712,000 in 2003 and $750,000 in 2002.

Goodwill and other intangible assets assigned to the Louisiana segment totaled approximately $38.0 million, of which $32.0 million represented goodwill and $6.0 million represented core deposit intangibles, at December 31, 2004. Goodwill and other intangible assets assigned to the Louisiana segment totaled approximately $39.0 million, of which $37.0 million represented goodwill and $2.0 million represented core deposit intangibles, at December 31, 2003. The related core deposit amortization was approximately $951,000 in 2004, $436,000 in 2003 and $0 in 2002.

Goodwill and other intangible assets assigned to the Florida segment totaled approximately $12.4 million, of which $11.3 represented goodwill and $1.1 represented core deposit intangibles, at December 31, 2004. The related core deposit amortization was approximately $149,000 in 2004.

Other intangible assets are also assigned to subsidiaries that are included in the “Other” category in the table above and totaled $4.9 million at December 31, 2004. The related amortization was approximately $179,000 in 2004.

None of the segments recorded amortization of goodwill during 2004, 2003 and 2002 due to the implementation of SFAS No. 142 as discussed in Note 1. The segments performed a fair value based impairment test on its goodwill and determined that the fair value exceeded the recorded value at December 2004, 2003 and 2002. No impairment loss, therefore, was recorded.

NOTE 21 - CONDENSED PARENT COMPANY INFORMATION

The following condensed financial information reflects the accounts and transactions of Hancock Holding Company (parent company only) for the dates indicated (in thousands):

                                                         Condensed Balance Sheets

                                                                                            December 31,
                                                                                 ------------------------------------
                                                                                      2004                2003
                                                                                 -----------------   ----------------
Assets:
    Investment in subsidiaries                                                          $ 463,103          $ 429,433
    Due from subsidiaries and other assets                                                  6,186             15,215
                                                                                 -----------------   ----------------
                                                                                        $ 469,289          $ 444,648
                                                                                 =================   ================
Liabilities and Stockholders' Equity:
    Due to subsidiaries                                                                 $   4,675          $      23
    Other liabilities                                                                          32              9,744
    Preferred stock                                                                             -             37,067
    Common stockholders' equity                                                           464,582            397,814
                                                                                 -----------------   ----------------
                                                                                        $ 469,289          $ 444,648
                                                                                 =================   ================

                                                          Condensed Statements of Earnings

                                                                                                Years Ended December 31,
                                                                              ---------------------------------------------------------
                                                                                   2004                 2003                 2002
                                                                              --------------   -------------------  -------------------
Operating Income
From subsidiaries
    Dividends received from bank subsidiaries                                      $ 45,506              $ 42,501             $ 33,580
    Dividends received from non-bank subsidiaries                                    10,000                     -                    -
    Equity in earnings of subsidiaries greater than
    dividends received                                                                6,484                12,098               19,404
Other operating income                                                                    -                   356
                                                                              --------------   -------------------  -------------------
       Total operating income                                                        61,990                54,955               52,984
                                                                              --------------   -------------------  -------------------
Operating expense
Other operating expense                                                                (286)                    -               (1,941)
                                                                              --------------   -------------------  -------------------
       Total operating expense                                                         (286)                    -               (1,941)
                                                                              --------------   -------------------  -------------------
Net earnings                                                                         61,704                54,955               51,043
Preferred dividends                                                                       -                (2,653)              (2,653)
                                                                              --------------   -------------------  -------------------
Net earnings available to common stockholders                                      $ 61,704              $ 52,302             $ 48,390
                                                                              ==============   ===================  ===================

                                                              Condensed Statements of Cash Flows

                                                                                              Years Ended December 31,
                                                                              -----------------------------------------------------
                                                                                  2004                 2003               2002
                                                                              ---------------   -------------------  --------------
Cash flows from operating activities - principally
    dividends received from subsidiaries                                        $ 60,689              $ 37,064           $ 39,857
Cash flows from investing  activities:
    Business acquisitions                                                         (4,533)              (19,400)              (500)
    Infusion of capital to subsidiary                                            (15,949)                    -                  -
                                                                              ---------------   -------------------  --------------
       Net cash used by investing activities                                     (20,482)              (19,400)              (500)
                                                                              ---------------   -------------------  --------------
Cash flows from financing activities:
    (Repayments) advances of short-term notes                                     (9,400)                9,400                  -
    Dividends paid to stockholders                                               (18,977)              (16,207)           (15,374)
    Dividends paid to subsidiaries                                                  (278)                 (210)              (195)
    Stock transactions, net                                                       (8,919)              (12,487)           (21,815)
                                                                              ---------------   -------------------  --------------
       Net cash used by financing activities                                     (37,574)              (19,504)           (37,384)
                                                                              ---------------   -------------------  --------------
    Net increase (decrease) in cash                                                2,633                (1,840)             1,973
Cash, beginning                                                                    1,150                 2,990              1,017
                                                                              ---------------   -------------------  --------------
Cash, ending                                                                     $ 3,783               $ 1,150            $ 2,990
                                                                              ===============   ===================  ==============

HANCOCK HOLDING COMPANY AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Purpose

The purpose of this discussion and analysis is to focus on significant changes and events in the financial condition and results of operations of Hancock Holding Company and its subsidiaries during 2004 and selected prior periods. This discussion and analysis is intended to highlight and supplement data and information presented elsewhere in this report, including the preceding consolidated financial statements and related notes. Certain information relating to prior years has been reclassified to conform to the current year’s presentation.

Forward-Looking Statements

Congress passed the Private Securities Litigation Act of 1995 in an effort to encourage corporations to provide information about a company’s anticipated future financial performance. This act provides a safe harbor for such disclosure, which protects the company from unwarranted litigation, if actual results are different from Management expectations. This discussion and analysis contains forward-looking statements and reflects management’s current views and estimates of future economic circumstances, industry conditions, Company performance and financial results. These forward-looking statements are subject to a number of factors and uncertainties, which could cause the Company’s actual results and experience to differ from the anticipated results and expectations, expressed in such forward-looking statements.

Critical Accounting Policies

The accounting principles followed by the Company and the methods for applying these principles conform with accounting principles generally accepted in the United States of America and with general practices followed by the banking industry. Certain critical accounting policies affect the more significant judgements and estimates used in the preparation of the consolidated financial statements.

The Company’s most critical accounting policy relates to its allowance for loan losses, which reflects the estimated losses resulting from the inability of its borrowers to make loan payments. If the financial condition of its borrowers were to deteriorate, resulting in an impairment of their ability to make payments, the estimates of the allowance would be updated, and additional provisions for loan losses may be required.

The allowance for loan losses is a valuation account available to absorb losses inherent in the loan portfolio. All loan losses are charged to the allowance when the loss actually occurs or when a determination is made that a loss is likely to occur; recoveries are credited to the allowance for loan losses at the time of receipt. Periodically, Management estimates the probable level of losses to determine whether the allowance is adequate to absorb reasonably foreseeable, anticipated losses in the existing portfolio based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrowers’ ability to repay, the estimated value of any underlying collateral and current economic conditions. The allowance for loan losses is increased by charges to expense and decreased by loan charge-offs (net of recoveries). See Note 1 in the Notes to consolidated financial statements for discussion of other accounting policies.

Executive Overview

The Company continued it’s positive earnings momentum through 2004. The Company continues to be focused on strategic goals of serving customers throughout the Gulf South and earning a superior return for its stockholders. The Company’s management team continued to evaluate opportunities for growth and expansion as evidenced by entrance into Florida, but also is cognizant of opportunities where exiting a business line makes sense for our stockholders, such as the decision related to the sale of our credit card merchant services business. Both actions represent strategic decisions that Management believes were made in the best interests of customers and stockholders. Strategic management of earning assets and deposit mix, continued focus on efficiency and credit quality, and improved non-interest income drove the increase in earnings in 2004.

Diluted earnings per common share for 2004 was $1.87 on earnings of $61.7 million. Diluted earnings per common share was up 14% and net earnings increased by 12% as compared to 2003. The interest rate environment and relatively slow economic growth did not create the most opportune environment for continued success. This was further compounded by the drop in interest rates to record low levels that began in 2001 and remained in place through June of 2004. Despite these factors, the Company was able to counter the industry trend of low loan growth, increasing average loans by 16%. Earnings efforts were further aided by a 10 basis point reduction in the cost of funds and improvement in net interest income of $9.4 million, or 6%.

A major component of Hancock’s balance sheet strategy was to grow the loan-to-deposit ratio. For the year ended 2003, the loan-to-deposit ratio was 66%. For the year ended December 31, 2004, this ratio had grown to 72%. The Company was able to achieve this goal while maintaining the variable-rate portion of the loan portfolio in the 39% range. Management believes that this strategy has appropriately positioned the Company for a rising rate environment.

Summary

The Company reported net earnings of $61.7 million in 2004, an increase of $6.7 million, or 12%, from the $55.0 million earned in 2003. Diluted earnings per common share was $1.87 in 2004, an increase of $0.23, or 14%, from 2003‘s $1.64. The 2004 net earnings was favorably impacted by the sale of four branches and by the sale of the credit card merchant services business. These sales resulted in pretax gains of $5.3 million. Table 1 compares net income and diluted earnings per common share for 2004 and 2003, excluding the impact of the 2004 gains on sale of branches and credit card merchant services business.

TABLE  1.
EFFECT OF THE GAINS ON SALE OF BRANCHES AND CREDIT CARD MERCHANT SERVICES BUSINESS
-----------------------------------------------------------------------------------------------------------------------------
(dollars in thousand, except per share data)                                           2004           2003           2002
-----------------------------------------------------------------------------------------------------------------------------
Net earnings including gains on sale of branches
        and credit card merchant services business                                  $61,704        $54,955        $51,403

Less tax-effected* gain on sale of branches                                           1,468              -              -
Less tax-effected* gain on sale of credit card merchant services business             1,950              -              -
-----------------------------------------------------------------------------------------------------------------------------
Net earnings excluding gains on sale of branches
        and credit card merchant services business                                  $58,286        $54,955        $51,403
-----------------------------------------------------------------------------------------------------------------------------
Diluted net earnings per common share including
      gains on sale of branches and credit card
      merchant services business                                                      $1.87          $1.64          $1.50
Less tax-effected* gain on sale of branches                                            0.04              -              -
Less tax-effected* gain on sale of credit card merchant services business              0.06              -              -
-----------------------------------------------------------------------------------------------------------------------------
Diluted net earnings per common share excluding
      gains on sale of branches and credit card
      merchant services business                                                      $1.77          $1.64          $1.50
-----------------------------------------------------------------------------------------------------------------------------
*Marginal federal tax income rate of 35%.

Excluding the impact of the aforementioned items in Table 1, net income of $58.3 million was $3.3 million, or 6%, higher than the $55.0 million earned in 2003. The key components of 2004‘s earnings performance follow:

o    Net interest income, on a tax-equivalent (te)* basis, increased $9.4 million, or 6%, from 2003 to 2004 due to an increase of $217 million, or 6%, in average earning assets. Average loan growth of $361 million, or 16%, was funded primarily with deposit growth together with a net decrease in the securities portfolio.  The expansion of the Company's earning asset base as well as improvement in the earning asset mix were the main factors behind the increase in net interest income (te) compared to a year ago.
o    Non-interest income, exclusive of the gain on sale of branches, credit card merchant services business and securities
     transactions grew $11.8 million, or 16%, from 2003 to 2004.   The most considerable increases in non-interest income, when comparing 2003 to 2004, were experienced in insurance commission fees ($6.4 million or 234%), secondary mortgage market operations ($1.2 million or 70%) and other fees and income ($1.9 million or 27%).
o    Non-interest expense, increased $14.7 million, or 11%, from 2003 to 2004.  Significant increases were reflected in personnel expense ($5.0 million or 6%), legal and professional services ($4.6 million or 124%) and other operating expenses ($5.5 million or 70%).
o    The Company provided $16.5 million for loan losses in 2004, compared to $15.2 million for 2003 - an increase of $1.3 million, or 9%.  The increase in the provision for loan losses was primarily due to loan portfolio growth.

    *Tax-equivalent and tax-effected (te) amounts are calculated using a marginal federal tax income tax rate of 35%.

Loans and Allowance For Loan Losses

Total average loans increased $361 million, or 16%, in 2004 compared to an increase of $277 million, or 14%, in 2003. Table 2 shows average loans for a three-year period.

TABLE  2.   AVERAGE  LOANS
----------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                     2004                       2003                       2002
----------------------------------------------------------------------------------------------------------------------------
Commercial & R.E. Loans                         $1,372,014      52.8%      $1,140,288      50.9%        $992,699      50.6%
Mortgage loans                                     392,028      15.1%         336,603      15.0%         246,333      12.6%
Direct consumer loans                              489,040      18.8%         494,311      22.1%         503,629      25.7%
Indirect consumer loans                            288,005      11.1%         216,080       9.7%         176,583       9.0%
Finance company loans                               58,474       2.2%          50,963       2.3%          42,055       2.1%
----------------------------------------------------------------------------------------------------------------------------
     Total average loans (net of unearned)      $2,599,561     100.0%      $2,238,245     100.0%      $1,961,299     100.0%
----------------------------------------------------------------------------------------------------------------------------

The Company experienced an overall increase in loan growth that affected all loan categories as its efforts to generate loan volume continued.

As indicated by Table 2, commercial and real estate loans increased $232 million, or 20%, from 2003. Included in this category are commercial real estate loans, which are secured by properties used in commercial or industrial operations. The Company originates commercial and real estate loans to a wide variety of customers in many different industries and, as such, no single industry concentrations existed at December 31, 2004.

Average mortgage loans of $392 million were $55.4 million, or 16%, higher than in 2003. The majority of the growth in 2004 for this category was in retail mortgage loans. The Company originates both fixed-rate and adjustable-rate mortgage loans. Certain types of mortgage loans are sold in the secondary mortgage market, while the Company retains other types. The Company also originates home equity loans. This product offers customers the opportunity to leverage rising home values and equity to obtain tax-advantaged consumer financing.

Direct consumer loans, which include loans and revolving lines of credit made directly to consumers, were down $5.3 million, or 1%, from 2003. The Company also originates indirect consumer loans, which consist primarily of consumer loans originated through third parties such as automobile dealers or other point-of-sale channels. Average indirect consumer loans of $288 million for 2004 were up $71.9 million, or 33%, from 2003. The Company owns a finance company subsidiary, which originates both direct and indirect consumer loans. Finance company loans increased approximately $7.5 million, or 15%, at December 31, 2004, compared to the subsidiary’s outstanding loans on December 31, 2003. The loan growth in the Finance company was mainly due to continued growth in direct consumer loans.

TABLE  3.   SUMMARY OF ACTIVITY IN THE ALLOWANCE FOR LOAN LOSSES
----------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                     2004          2003           2002           2001          2000
----------------------------------------------------------------------------------------------------------------------------
Balance at the beginning of year                          $36,750       $34,740        $34,417        $28,604       $25,713
Allowance of acquired banks                                     0             0           (400)         8,342          (147)
Provision for loan losses
     charged to operations                                 16,537        15,154         18,495          9,082        12,609
Loans charged-off to the allowance
     Commercial, real estate & mortgage                     6,045         5,232          9,262          6,445         6,917
     Direct and indirect consumer                           9,335         9,626          9,384          6,324         4,084
     Demand deposit accounts                                5,048         4,685          4,907          3,529         2,718
----------------------------------------------------------------------------------------------------------------------------
         Total                                             20,428        19,543         23,553         16,298        13,719
----------------------------------------------------------------------------------------------------------------------------
Recoveries of loans previously charged-off
     Commercial, real estate & mortgage                     2,136         1,296            646            322         1,334
     Direct and indirect consumer                           2,231         2,117          2,071          2,026         1,174
     Demand deposit accounts                                3,456         2,986          3,064          2,339         1,640
----------------------------------------------------------------------------------------------------------------------------
         Total                                              7,823         6,399          5,781          4,687         4,148
----------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                            12,605        13,144         17,772         11,611         9,571
----------------------------------------------------------------------------------------------------------------------------
Balance at the end of year                                $40,682       $36,750        $34,740        $34,417       $28,604
----------------------------------------------------------------------------------------------------------------------------
Ratios
     Gross charge-offs to average loans                     0.79%         0.87%          1.20%          0.91%         0.85%
     Recoveries to average loans                            0.30%         0.29%          0.29%          0.26%         0.26%
     Net charge-offs to average loans                       0.48%         0.59%          0.91%          0.65%         0.59%
     Allowance for loan losses to year end loans            1.48%         1.50%          1.65%          1.82%         1.68%
----------------------------------------------------------------------------------------------------------------------------

At December 31, 2004, the allowance for loan losses was $40.7 million, or 1.48%, of year-end loans, compared to $36.7 million, or 1.50%, of year-end loans for 2003. Net charge-offs amounted to $12.6 million in 2004, as compared to $13.1 million in 2003. The $500,000 decrease in net charge-offs from 2003 was primarily related to a decrease in consumer loan net charge-offs. Overall, the allowance for loan losses was 252% of non-performing loans and accruing loans 90 days past due at year-end 2004, compared to 170% at year-end 2003. Management utilizes several quantitative methodologies for determining the adequacy of the allowance for loan losses and is of the opinion that the allowance at December 31, 2004 is adequate. Table 3 presents the activity in the allowance for loan losses over the past 5 years.

Non-performing assets consist of loans accounted for on a non-accrual basis, restructured loans and foreclosed assets. Table 4 presents information related to non-performing assets for the five years ended December 31, 2004. Total non-performing assets at December 31, 2004 were $11.0 million, a decrease of $7.0 million, or 39%, from December 31, 2003. Loans that are over 90 days past due but still accruing were $5.2 million at December 31, 2004. This compares to $3.7 million at December 31, 2003. This increase was due primarily to an increase in past due loans that are secured by commercial real estate. Efforts on the part of Management to reduce the levels of non-performing assets, as well as past due loans, will continue in 2005.

TABLE  4.   NON-PERFORMING  ASSETS
----------------------------------------------------------------------------------------------------------------------------
                                                                                   December 31
----------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                  2004           2003          2002           2001           2000
----------------------------------------------------------------------------------------------------------------------------
Loans accounted for on a non-accrual basis                $7,480        $12,161       $11,870        $17,328        $10,182
Restructured loans                                             0              0             0              0              0
----------------------------------------------------------------------------------------------------------------------------
     Total non-performing loans                            7,480         12,161        11,870         17,328         10,182
Foreclosed assets                                          3,513          5,809         5,936          3,003          1,492
----------------------------------------------------------------------------------------------------------------------------
     Total non-performing assets                         $10,993        $17,970       $17,806        $20,331        $11,674
----------------------------------------------------------------------------------------------------------------------------
Loans 90 days past due still accruing                     $5,160         $3,682        $6,407        $12,591         $9,277
----------------------------------------------------------------------------------------------------------------------------
Ratios
     Non-performing assets to loans plus
         other real estate                                 0.40%          0.73%         0.84%          1.07%          0.69%
     Allowance for loan losses to non-performing
         loans and accruing loans 90 days past due          252%           170%          143%           105%           137%
     Loans 90 days past due still accruing to loans        0.19%          0.15%         0.30%          0.67%          0.55%
----------------------------------------------------------------------------------------------------------------------------
Investment Securities

The Company’s investment in securities was $1.302 billion at December 31, 2004, compared to $1.278 billion at December 31, 2003. Average investment securities were $1.345 billion for 2004 as compared to $1.466 billion for 2003.

The Company’s general investment objective is to purchase securities that provide stable cash flows for liquidity purposes while limiting the amount of prepayment risk. Certain securities have been classified as available for sale based on Management’s internal assessment of the portfolio after considering the Company’s liquidity requirements and the portfolio’s exposure to changes in market interest rates, portfolio prepayment activity and balance sheet strategy. Certain other securities are classified as held to maturity based on management’s portfolio strategy and assessment of the ability to hold those securities.

At December 31, 2004, the composition of the securities portfolio was 86% classified as available for sale and 14% as held to maturity. At December 31, 2003, these relative percentages were 87% available for sale and 13% held to maturity. The December 31, 2004 carrying value of the held-to-maturity portfolio was $187.9 million and the fair value was $193.6 million. The available-for-sale portfolio was $1.114 billion at December 31, 2004.

The vast majority of securities in the Banks’ portfolio are fixed rate and there were no investments in securities of a single issuer, other than U.S. Treasury and U.S. Government agency securities and mortgage-backed securities issued or guaranteed by U.S. government agencies, that exceeded 10% of stockholders’ equity. At December 31, 2004, the average life of the portfolio in maturity years was 3.60 with an effective duration of 2.60 and an average yield of 4.55%.

During 2004, the Company sold approximately $20.0 million of securities from the available-for-sale portfolio at a pretax net securities gain of $163,000. The Company recorded net securities gains during 2003 and 2002 of $1.7 million and $4,000, respectively.

Deposits and Other Borrowings

Deposits increased to $3.798 billion at December 31, 2004 from $3.448 billion at December 31, 2003, an increase of $350 million, or approximately 10%. The year-end deposit increase from 2003 to 2004 was primarily driven by public fund growth of $204.8 million and time deposit growth of $92.8 million. Total average deposits increased by $196 million, or 6%, from $3.407 billion during 2003 to $3.603 billion during 2004.

Over the course of 2004, the Company increased focus on public fund deposit relationships and strategic placement of time deposit campaigns, along with continued customer demand for the safety and liquidity of deposit products, to stimulate overall deposit growth. Interest-bearing accounts, which include NOW accounts, money market investment accounts, savings accounts and time deposits increased more than $150 million on an average basis during 2004. Additionally, non-interest-bearing deposits were up almost $46 million for the period January through December 2004. The vast majority of the aforementioned net growth occurred as consumers moved investments from the still uncertain stock market to safer investment avenues such as financial institutions.

Borrowings consist primarily of purchases of federal funds, sales of securities under repurchase agreements and borrowings from the FHLB. In addition, at December 31, 2003, the Company had a short-term borrowing consisting of a promissory note for $9.4 million. These funds were used to fund the purchase of Magna Insurance Company on December 31, 2003. (See Note 2 in the Notes to consolidated financial statements.) The note carried an interest rate of 2.75% and matured on March 31, 2004. In total, borrowings were up over $36.6 million from December 31, 2003 to December 31, 2004. Sales of securities under repurchase agreements increased $45.4 million from year-end 2003, while borrowings from the FHLB were down $0.155 million. Long-term notes consist primarily of $50.0 million of advances from the FHLB, which were assumed through acquisition. The advances consist of two notes, $40.0 million bears interest at 4.49% and is due January 21, 2009 and $10.0 million bears interest at 4.75% and is due November 11, 2008. These advances are fixed rate, non-prepayable and are callable quarterly at the FHLB’s option. These advances are collateralized by a blanket pledge of certain residential mortgage loans. At December 31, 2004, federal funds purchased totaled $0.8 million while there were no purchases of federal funds outstanding at year-end 2003.

TABLE  5.   AVERAGE  DEPOSITS
--------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                    2004                        2003                      2002
--------------------------------------------------------------------------------------------------------------------------
Non-interest bearing demand deposits            $650,106         18%        $604,448        18%        $601,374       19%
NOW account deposits                             798,286         22%         694,681        20%         552,419       17%
Money market deposits                            444,390         12%         442,919        13%         438,364       14%
Savings deposits                                 562,976         16%         541,748        16%         448,993       14%
Time deposits                                  1,146,976         32%       1,123,409        33%       1,133,796       36%
--------------------------------------------------------------------------------------------------------------------------
     Total average deposits                   $3,602,734        100%      $3,407,205       100%      $3,174,946      100%
--------------------------------------------------------------------------------------------------------------------------
Liquidity

Liquidity management encompasses the Company’s ability to ensure that funds are available to meet the cash flow requirements of depositors and borrowers, while also ensuring that the Company has adequate cash flow to meet its various needs, including operating, strategic and capital. Without proper liquidity management, the Company would not be able to perform the primary function of a financial intermediary and would not be able to meet the needs of the communities in which it has a presence and serves. The parent holding company’s principal source of liquidity is dividends from its subsidiary banks. Liquidity is required at the parent holding company level for the purpose of paying dividends to stockholders, servicing of any debt the Company may have, business combinations as well as general corporate expenses.

The asset portion of the balance sheet provides liquidity primarily through loan principal repayments, maturities of investment securities and occasional sales of various assets. Short-term investments such as federal funds sold, securities purchased under agreements to resell and maturing interest-bearing deposits with other banks are additional sources of liquidity funding. As of December 31, 2004 and 2003, securities that are not pledged and available for liquidity purposes, or free securities stood at 28.0%, or $362.8 million, and 41.4%, or $529.1 million, respectively.

TABLE  6.   LIQUIDITY RATIOS
-------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                                          2004            2003
-------------------------------------------------------------------------------------------------------------------------
Free securities                                                                                   28.00%          41.40%
Free securities-net wholesale funds/core deposits                                                  2.80%          10.90%
-------------------------------------------------------------------------------------------------------------------------
Wholesale funding diversification
     Certificate of deposits > $100,000 (excluding public funds)                                   5.70%           6.80%
     Brokered certificate of deposits                                                              0.50%           0.60%
     Public fund certificate of deposits                                                        $149,032        $143,250
-------------------------------------------------------------------------------------------------------------------------
Net wholesale funding maturity concentrations
     Overnight                                                                                     0.00%           0.00%
     Up to 3 months                                                                                4.20%           3.60%
     Up to 6 months                                                                                1.80%           1.50%
     Over 6 months                                                                                 3.90%           6.00%
-------------------------------------------------------------------------------------------------------------------------
Net wholesale funds                                                                             $480,094        $620,890
Core deposits                                                                                 $3,050,102      $2,904,775
-------------------------------------------------------------------------------------------------------------------------

The liability portion of the balance sheet provides liquidity through various customers’ interest-bearing and non-interest-bearing deposit accounts. Purchases of federal funds, securities sold under agreements to repurchase and other short-term borrowings are additional sources of liquidity and represent the Company’s incremental borrowing capacity. These sources of liquidity are short-term in nature and are used as necessary to fund asset growth and meet short-term liquidity needs. The Company’s short-term borrowing capacity includes an approved line of credit with the Federal Home Loan Bank of $221 million and borrowing capacity at the Federal Reserve’s Discount Window in excess of $100 million. As of December 31, 2004 and 2003, the Company’s core deposits were $3.050 billion and $2.905 billion, respectively and net wholesale funding (the sum of federal funds, dealer repurchase agreements, treasury tax & loan deposits, brokered certificate of deposits, bank notes, securitization and certificates of deposits greater than $100,000 less money market assets) stood at $480.1 million and $620.9 million, respectively.

Contractual Obligations

The Company has contractual obligations to make future payments on certain debt and lease agreements. Table 7 summarizes all significant contractual obligations at December 31, 2004, according to payments due by period.

TABLE  7.   CONTRACTUAL OBLIGATIONS
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     Payment due by period
-----------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                Less than          1-3            3-5         More than
                                                        Total          1 year           years          years         5 years
-----------------------------------------------------------------------------------------------------------------------------
Certificates of deposit                                $1,210,897       $534,804       $436,094      $239,993             $6
Short-term debt obligations                               196,278        196,278              0             0              0
Long-term debt obligations                                 50,273              6             18        50,249              0
Operating lease obligations*                               17,593          3,359          4,202         3,106          6,926
-----------------------------------------------------------------------------------------------------------------------------
     Total                                             $1,475,041       $734,447       $440,314      $293,348         $6,932
-----------------------------------------------------------------------------------------------------------------------------
*The Company has no material capital lease obligations
Asset/Liability Management

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

The Company’s net earnings is dependent on its net interest income. Net interest income is susceptible to IRR to the degree that interest-bearing liabilities mature or reprice on a different basis and timing than interest-earning assets. This timing difference represents a potential risk to the Company’s future earnings. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect NII. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in NII.

Management and the Asset/Liability Committee (ALCO) directs the Company’s IRR management through a Risk Management policy that is designed to produce a stable net interest margin (NIM) in periods of interest rate fluctuation. In adjusting the Company’s asset/liability position, the Board and Management attempt to direct the Company’s IRR while enhancing the NIM. At times, depending on the general level of interest rates, the relationship between long-term and short-term interest rates, market conditions and competitive factors, the Board and Management may determine strategies that could add to the level of IRR in order to increase its NIM. Not withstanding the Company’s IRR management activities, the potential for changing interest rates is an uncertainty that can have an adverse effect on net earnings.

Interest-sensitive assets and liabilities are those that are subject to maturity or repricing within a given time period. Management also administers this sensitivity through the development and implementation of investment, lending, funding and pricing strategies designed to achieve NII performance goals while minimizing the potential negative variations in NII under different interest rate scenarios. Investment strategies, including portfolio durations and cash flows, are formulated and continually adjusted during the implementation to assure attainment of objectives in the most effective manner. Loan and deposit pricing are adjusted weekly to reflect current interest rate and competitive market environments, with duration targets on both reviewed monthly.

Management believes that the Company’s results of operations and net portfolio values are well positioned for a rising rate environment. The Company has sought to control asset durations to avoid extension risk in such an environment. To further control IRR, the Company emphasized non-certificate of deposit accounts. The Board and Management believe that such accounts carry a lower interest cost than certificate accounts, and that a material portion of such accounts may be more resistant to changes in interest rates.

NII at risk measures the risk of a decline in earnings due to potential short-term and long-term changes in interest rates. Table 8 presents an analysis of the Company’s IRR as measured by the estimated changes in NII resulting from an instantaneous and sustained parallel shift in the yield curve (+ 300 and -100 basis points, measured in 100 basis point increments) at December 31, 2004. Current interest rate levels make it improbable that rates would fall in excess of 100 basis points; therefore, those scenarios are not presented. Table 8 indicates that the Company’s level of NII increases under rising rates and declines under falling rates.

TABLE  8.   NET  INTEREST INCOME (te) AT RISK
------------------------------------------------------------------------------------------------------------------------------

                            Change in                                                     Estimated Increase
                             Interest                                                     (Decrease) in NII
                              Rates                                                       December 31, 2004
                          ---------------                                           ----------------------------
                          (basis points)

                                  -  100                                                       -5.8%
                                  Stable                                                        0.0%
                                  +  100                                                        3.3%
                                  +  200                                                        5.9%
                                  +  300                                                        8.1%
------------------------------------------------------------------------------------------------------------------------------

The static gap report shown in Table 9 measures the net amounts of assets and liabilities that reprice within a given time period over the remaining lives of those instruments. The Company ended 2004 in an asset-sensitive position. This static position combined with the NII at risk scenarios noted above and in Table 8, indicate the Company would benefit from a rising rate environment. Moreover, Management believes it has many strategic options available for continued maximization of NII over time.

TABLE  9.   INTEREST RATE SENSITIVITY
----------------------------------------------------------------------------------------------------------------------------------
                                                                              December 31, 2004
----------------------------------------------------------------------------------------------------------------------------------
                                                                Within   6 months     1 to 3        > 3   Non-Sensitive
                                               Overnight       6 months  to 1 year     years       years      Balance     Total
                                               ----------   -----------  ---------  ----------  --------   ------------ ----------

                                                                                 (dollars in thousands)
Assets
     Securities                                        $0     $216,564   $130,944     $371,665    $583,196          $0  $1,302,369
     Federal funds sold & short-term investments $142,135           $0     $8,126           $0          $0          $0    $150,261
     Loans                                        $39,370   $1,327,083   $214,990     $583,394    $543,041          $0  $2,707,878
     Other assets                                      $0           $0         $0           $0          $0    $504,218    $504,218
----------------------------------------------------------------------------------------------------------------------------------
         Total Assets                            $181,505   $1,543,647   $354,060     $955,059  $1,126,237    $504,218  $4,664,726
----------------------------------------------------------------------------------------------------------------------------------
Liabilities
     Interest bearing transaction deposits             $0     $867,682   $249,596     $703,988     $68,429          $0  $1,889,695
     Time deposits                                     $0     $418,642   $116,162     $436,094    $239,999          $0  $1,210,897
     Non-interest bearing deposits                     $0           $0         $0           $0    $697,353          $0    $697,353
     Federal funds purchased                         $800           $0         $0           $0          $0          $0        $800
     Borrowings                                  $200,036           $3         $3          $17     $50,250          $0    $250,309
     Other liabilities                                 $0           $0         $0           $0          $0    $151,090    $151,090
     Stockholders' equity                              $0           $0         $0           $0          $0    $464,582    $464,582
----------------------------------------------------------------------------------------------------------------------------------
         Total Liabilities & Equity              $200,836   $1,286,327   $365,761   $1,140,099  $1,056,031    $615,672  $4,664,726
----------------------------------------------------------------------------------------------------------------------------------
Interest sensitivity gap                         ($19,331)    $257,320   ($11,701)   ($185,040)    $70,206   ($111,454)
Cumulative interest rate sensitivity gap         ($19,331)    $237,989   $226,288      $41,248    $111,454           -
Cumulative interest rate
     sensitivity gap as a percentage of
     total earning assets                           0.0%        6.0%      5.0%        1.0%       3.0%
----------------------------------------------------------------------------------------------------------------------------------

Certain assumptions in assessing IRR were employed in preparing data for the Company included in the preceding tables (Tables 8 & 9). These assumptions relate to interest rates, loan and deposit growth, pricing, loan prepayment speeds, deposit decay rates, securities portfolio strategy and market value of certain assets under the various interest rate scenarios. Even if interest rates change in the designated amounts, there can be no assurance that the Company’s assets and liabilities would perform as anticipated. Additionally, a change in the U.S. Treasury rates in the designated amounts accompanied by a change in the shape of the U.S. Treasury yield curve would cause significantly different changes to NII than indicated above. Strategic management of the Company’s balance sheet and earnings is fluid and would be adjusted to accommodate these movements.

As with any method of measuring IRR, certain shortcomings are inherent in the methods of analysis presented. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets such as adjustable-rate loans have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. The Company considers all of these factors in monitoring its exposure to interest rate risk.

Capital Resources

Common stockholders’ equity totaled $464.6 million at December 31, 2004, which represented an increase of $66.8 million from the end of 2003. The increase from 2003 was primarily due to net earnings of $61.7 million and to the conversion of substantially all of the preferred stock into common stock. This increase was partially offset by a $4.8 million decrease in other comprehensive income representing an unfavorable change in the fair value of securities available for sale during the period and the unfunded pension liability. In addition, the increase was partially offset by an $11.0 million decrease in common stock related to the execution of the Company’s ongoing stock buyback program. Dividends paid by the Company to common stockholders totaled approximately $19.0 million, or $0.58 per common share. This represents an increase of $0.14, or 32%, per common share over 2003. There was no preferred stock outstanding at December 31, 2004; however, preferred stock totaled $37.1 million at December 31, 2003.

On February 4, 2004, the Company completed the redemption/conversion of substantially all the shares of 8% Cumulative Convertible Preferred Stock. The conversion factor was 1.3332 shares of the Company’s common stock for each share of preferred stock. A total of 7,304 shares of the preferred stock were redeemed for cash at the contract price of $20.00 per share plus pro rated dividends of $0.1511 per share. Pursuant to the terms of the preferred stock, the redemption was contingent on the Company’s common stock trading at $18.75 or above for 20 consecutive trading days beginning after January 1, 2004. The closing price of the Company’s common stock on January 2, 2004 was $27.36.

On February 26, 2004, the Company’s Board of Directors declared a two-for-one stock split in the form of a 100% common stock dividend. The additional shares were payable March 18, 2004 to stockholders of record at the close of business on March 8, 2004. On July 12, 2002, the Company’s Board of Directors declared a three-for-two stock split in the form of a 50% stock dividend. The additional shares were payable on August 5, 2002 to stockholders of record at the close of business on July 23, 2002. All information including earnings per share, dividends per share, and numbers of shares outstanding have been restated to give effect to these splits.

Common stockholders’ equity at December 31, 2004 reflects a balance of $8.5 million (net of tax) relating to the unfunded portion of the Company’s pension plan. The principal cause of this unfunded pension liability is that the actual return on plan assets in recent years has been less than expected due to overall market conditions and the discount rate used to measure the liability has declined consistently with the recent trend in interest rates. The Company used a 6.00% discount rate on the obligations, which reflects current market conditions.

A strong capital position, which is vital to the continued profitability of the Company, also promotes depositor and investor confidence and provides a solid foundation for the future growth of the Company. Composite ratings by the respective regulatory authorities of the Company and the Banks establish minimum capital levels. Currently, the Company and the Banks are required to maintain minimum Tier 1 leverage ratios of at least 3%, subject to an increase up to 5%, depending on the composite rating. At December 31, 2004, the Company’s and the Banks’ capital balances were in excess of current regulatory minimum requirements. As indicated in Table 10 below, the regulatory capital ratios of the Company and the Banks far exceed the minimum required ratios, and the Banks have been categorized as “well capitalized” in the most recent notice received from their regulators.

TABLE  10.   RISK-BASED CAPITAL AND CAPITAL RATIOS
-------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                    2004           2003          2002          2001          2000
-------------------------------------------------------------------------------------------------------------------------
Tier 1 regulatory capital                              $399,320       $378,262      $354,535      $345,589      $302,094
Tier 2 regulatory capital                                38,161         34,175        29,544        30,071        24,416
-------------------------------------------------------------------------------------------------------------------------
     Total regulatory capital                          $437,481       $412,437      $384,079      $375,660      $326,510
-------------------------------------------------------------------------------------------------------------------------
Risk-weighted assets                                 $3,222,554     $2,770,904    $2,383,423    $2,387,945    $1,949,085
-------------------------------------------------------------------------------------------------------------------------
Ratios
     Leverage (Tier 1 capital to average assets)          8.97%          9.29%         9.19%         8.50%        10.24%
     Tier 1 capital to risk-weighted assets              12.39%         13.65%        14.88%        14.47%        15.50%
     Total capital to risk-weighted assets               13.58%         14.88%        16.11%        15.73%        16.75%
     Common stockholders' equity to total assets          9.96%          9.59%         9.75%         9.99%        11.33%
     Tangible common equity to total assets               8.58%          8.32%         8.45%         8.61%        10.11%
-------------------------------------------------------------------------------------------------------------------------

The Company continued the execution of the common stock buyback program, which provides for the repurchase of up to 10% of the Company’s outstanding common stock. This program was announced in July 2000 and authorized the repurchase of approximately 3,320,000 shares of the Company’s outstanding stock. Over the course of 2004, the Company purchased 236,034 shares of common stock at an aggregate price of $6.8 million, or approximately $29.49 per share. In 2003, the Company purchased 528,174 shares of common stock at an aggregate price of $12.9 million, or approximately $24.38 per share. As of December 31, 2004, the total number of common shares purchased under the current stock buyback program was approximately 2,454,000, or 7.5%, of the outstanding common shares at June 30, 2000.

Results of Operations

Net Interest Income

Net interest income (te) is the primary component of the Company’s earnings and represents the difference, or spread, between revenue generated from interest-earning assets and the interest cost related to funding those assets. Fluctuations in interest rates, as well as volume and mix changes in earning assets and interest-bearing liabilities can materially impact net interest income (te).

Net interest income (te) of $176.8 million was recorded for the year 2004, an increase of $9.4 million, or 6%, from 2003. The Company also experienced a less significant increase of $1.2 million, or 1%, from 2002 to 2003. The factors contributing to the changes in net interest income (te) for 2004, 2003 and 2002 are presented in Tables 11 and 12. Table 11 is an analysis of the components of the Company’s average balance sheets, levels of interest income and expense and the resulting earning asset yields and liability rates. Table 12 breaks down the overall changes in the level of net interest income into rate and volume components. Net interest income (te) in 2004 and 2003 was primarily impacted by increased average earning assets, which were funded primarily with deposit growth.

When comparing 2004 to 2003, the primary driver of the $9.4 million, or 6% increase, in net interest income (te) was a $217 million, or 6%, increase in average earning assets mainly from average loan growth of $361 million, or 16%. The Company’s loan growth and overall increase in earnings assets was primarily funded by average deposit growth of $196 million, or 6%, together with a net decrease in the securities portfolio of $121 million, or 8%. This overall improvement in the earning asset mix enabled the Company to improve its loan-to-deposit ratio from 66% for the year ended December 31, 2003 to 72% in the 2004. In addition, for the year ended December 31, 2004, loans comprise 65% of the Company’s earning asset base, as compared to 59% for the year ended December 31, 2003. The net interest margin (te) narrowed slightly (by 1 basis point) as the overall yield on loans, securities and short-term investments fell more rapidly (11 basis points) than the cost of funds (10 basis points). The Company’s ability to effect continuing improvements in the earning asset mix remains a significant positive contributor to future earnings expansion.

Average earning assets increased $224 million or 6% during 2003 mainly from average loan growth of $277 million, or 14%. The increase in average earning assets was due, in part, to and was funded primarily with core interest-bearing transaction accounts. Average interest-bearing deposits increased $229 million, or 9%. Average securities decreased $27 million, or 2%, over 2002. The net interest margin (te) narrowed to 4.45% in 2003 from 4.70% in 2002. The 25 basis points narrowing in the net interest margin (te) resulted mainly from the overall yield on loans, securities and short-term investments falling more rapidly than total funding costs.

TABLE  11.   SUMMARY  OF  AVERAGE  BALANCE  SHEETS
                  NET  INTEREST  INCOME  (te)  &  INTEREST  RATES
-----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                   2004                          2003                         2002
-----------------------------------------------------------------------------------------------------------------------------------
                                             Average                        Average                      Average
                                             Balance   Interest   Rate      Balance   Interest  Rate     Balance   Interest  Rate
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
EARNING ASSETS
    Loans* (te)                             $2,599,561  $172,868  6.65%   $2,238,245  $161,850  7.23%   $1,961,299  $159,453  8.13%
------------------------------------------------------------------------------------------------------------------------------------
    U.S. Treasury securities                    11,003       200  1.82%       29,575       948  3.20%       48,423     1,605  3.31%
    U.S. agency securities                     424,875    17,755  4.18%      466,809    19,162  4.10%      530,704    25,468  4.80%
    CMOs                                       296,625    11,515  3.88%      440,705    14,905  3.38%      560,264    26,636  4.75%
    Mortgage-backed securities                 389,871    16,706  4.29%      302,393    12,558  4.15%       95,158     5,618  5.90%
    Obligations of states and
       political subdivisions (te)             173,317    12,371  7.14%      198,599    14,045  7.07%      222,037    15,926  7.17%
    FHLB stock and
       other corporate securities               49,659     2,248  4.53%       28,075     1,215  4.33%       36,988     2,085  5.64%
------------------------------------------------------------------------------------------------------------------------------------
          Total investment in securities     1,345,350    60,795  4.52%    1,466,156    62,833  4.29%    1,493,574    77,338  5.18%
------------------------------------------------------------------------------------------------------------------------------------
    Federal funds sold and
       short-term investments                   34,911       384  1.10%       57,986       637  1.10%       83,427     1,452  1.74%
------------------------------------------------------------------------------------------------------------------------------------
          Total earning assets (te)          3,979,822  $234,047  5.88%    3,762,387  $225,320  5.99%    3,538,300  $238,243  6.73%
------------------------------------------------------------------------------------------------------------------------------------
NON-EARNING ASSETS
    Other assets                               482,629                       384,953                       352,533
    Allowance for loan losses                  (38,117)                      (35,391)                      (33,135)
------------------------------------------------------------------------------------------------------------------------------------
          Total assets                      $4,424,334                    $4,111,949                    $3,857,698
------------------------------------------------------------------------------------------------------------------------------------

LIABILITIES, PREFERRED STOCK AND COMMON STOCKHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES
    Interest-bearing transaction deposits   $1,360,198    $8,191  0.60%   $1,303,441   $10,461  0.80%   $1,126,594   $15,678  1.39%
    Time deposits                            1,018,165    35,056  3.44%      980,703    34,429  3.51%      971,457    39,532  4.07%
    Public funds                               574,266     9,323  1.62%      518,613     9,301  1.79%      475,521    12,175  2.56%
------------------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing deposits       2,952,629    52,570  1.78%    2,802,757    54,191  1.93%    2,573,572    67,385  2.62%
------------------------------------------------------------------------------------------------------------------------------------
    Customer repurchase agreements             195,470     1,909  0.98%      177,535     1,446  0.81%      173,084     2,214  1.28%
    Other interest-bearing liabilities          69,960     2,791  3.99%       56,672     2,324  4.10%       54,798     2,454  4.48%
------------------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing liabilities    3,218,059    57,270  1.78%    3,036,964    57,961  1.91%    2,801,454    72,053  2.57%
------------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST BEARING LIABILITIES, PREFERRED STOCK AND COMMON STOCKHOLDERS' EQUITY
    Demand deposits                            650,106                       604,448                       601,374
    Other liabilities                          106,545                        37,434                        28,980
    Preferred stockholders' equity               2,240                        37,069                        37,069
    Common stockholders' equity                447,384                       396,034                       388,821
------------------------------------------------------------------------------------------------------------------------------------
       Total liabilities, preferred stock &
          common stockholders' equity       $4,424,334            1.44%   $4,111,949            1.54%   $3,857,698            2.04%
------------------------------------------------------------------------------------------------------------------------------------
       Net interest income and margin (te)              $176,777  4.44%               $167,359  4.45%               $166,190  4.70%
       Net earning assets and spread          $761,763            4.10%     $725,423            4.08%     $736,846            4.16%
------------------------------------------------------------------------------------------------------------------------------------
*Loan interest income includes loan fees of $9.2 million, $11.1 million and $9.5 mfor each of the three years ended December 31,
 2004.  Non-accrual  loans in average balances and income on such loans, if recognized, is recorded on a cash basis.

TABLE  12.   SUMMARY  OF  CHANGES  IN  NET  INTEREST  INCOME  (te)
------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                   2004 Compared to 2003                   2003 Compared to 2002
------------------------------------------------------------------------------------------------------------------------------
                                                         Due to           Total                 Due to               Total
                                                       Change in         Increase              Change in            Increase
                                                -----------------------                 ------------------------
                                                   Volume        Rate    (Decrease)         Volume        Rate      (Decrease)
------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME (te)
    Loans*                                        $20,176      ($9,158)    $11,018          $15,467     (13,071)       $2,396
------------------------------------------------------------------------------------------------------------------------------

    U.S. Treasury securities                         (443)        (305)       (748)            (606)        (51)         (657)
    U.S. agency securities                         (1,218)        (189)     (1,407)          (2,867)     (3,439)       (6,306)
    CMOs                                           (2,586)        (804)     (3,390)          (4,987)     (6,745)      (11,732)
    Mortgage-backed securities                      3,741          407       4,148            6,352         589         6,941
    Obligations of states and
       political subdivisions (te)                   (409)      (1,265)     (1,674)            (377)     (1,504)       (1,881)
    FHLB stock and
       other corporate securities                     975           58       1,033             (443)       (427)         (870)
------------------------------------------------------------------------------------------------------------------------------
          Total investment in securities               60       (2,098)     (2,038)          (2,928)    (11,577)      (14,505)
------------------------------------------------------------------------------------------------------------------------------

    Federal funds and short-term investments         (254)           1        (253)            (369)       (446)         (815)
------------------------------------------------------------------------------------------------------------------------------
          Total interest income (te)              $19,982     ($11,255)     $8,727          $12,170    ($25,094)     ($12,924)
------------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
    Interest-bearing transaction deposits           ($439)      $2,709      $2,270          ($2,179)     $7,396        $5,217
    Time deposits                                  (1,298)         671        (627)            (373)      5,476         5,103
    Public funds                                     (948)         926         (22)          (1,026)      3,901         2,875
------------------------------------------------------------------------------------------------------------------------------
          Total interest-bearing deposits          (2,685)       4,306       1,621           (3,578)     16,773        13,195
------------------------------------------------------------------------------------------------------------------------------

    Customer repurchase agreements                   (156)        (307)       (463)             (56)        824           768
    Other interest-bearing liabilities               (332)        (135)       (467)              25         104           129
------------------------------------------------------------------------------------------------------------------------------
          Total interest expense                  ($3,173)      $3,864        $691          ($3,609)    $17,701       $14,092
------------------------------------------------------------------------------------------------------------------------------

          Change in net interest income (te)      $16,809      ($7,391)     $9,418           $8,561     ($7,393)       $1,168
------------------------------------------------------------------------------------------------------------------------------
*Loan interest income includes loan fees of $9.2 million, $11.1 million and $9.5 million for each of the three years ended
 December 31, 2004.  Non-accrual loans in average balances and income on such loans, if recognized, is recorded on a cash basis.
Provision for Loan Losses

The Company’s provision for loan losses was $16.5 million in 2004, $15.2 million in 2003 and $18.5 million in 2002. The provision for loan losses increased $1.3 million, or 9%, when comparing 2004 to 2003. This increase was primarily a function of the Company’s allowance for loan losses methodology as well as $300 million of period-end loan growth experienced between December 31, 2003 and December 31, 2004. The decrease from 2002 to 2003 was primarily due to lower net charge-offs. Net charge-offs decreased $4.6 million, or 26%, from 2002 to 2003 and were $13.1 million for 2003. During 2004, the provision for loan losses equaled 131% of net charge-offs compared with 115% in 2003 and 104% in 2002. The provision for loan losses reflects Management’s assessment of the adequacy of the allowance for loan losses to absorb probable losses in the loan portfolio. The amount of provision for each period is dependent on many factors, including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, Management’s assessment of the loan portfolio quality, the value of collateral, as well as, overall economic factors. The Company’s allowance for loan losses as a percent of period-end loans was 1.48% at December 31, 2004, a decrease of 2 basis points from the 1.50% at December 31, 2003.

The Company’s asset quality committee has the responsibility of affirming the allowance methodology and assessing all of the risk elements in order to determine the appropriate level of allowance for the inherent losses in the loan portfolio at the point in time being reviewed. One element of the allowance for loan losses analysis involves the calculation of specific allowances for individual impaired loans as required by SFAS No. 114 and 118. The general allowance for loan pools is determined by applying loan loss allowance factors to groups of loans within the portfolio that have similar characteristics. An additional element includes unallocated components that are not otherwise evaluated in the first two elements.

Non-Interest Income

Table 13 presents a three-year analysis of the components of non-interest income. Overall, non-interest income of $90.3 million was reported in 2004, as compared to $74.8 million for 2003 and $71.6 million for 2002. This represented an increase of $15.5 million, or 21%, from 2003 to 2004 and an increase of $3.2 million, or 4%, from 2002 to 2003. During 2004, the Company sold four Louisiana branches to Sabine State Bank at a $2.3 million pre-tax gain and also sold its credit card merchant services business at a pre-tax gain of $3.0 million and formed a partnership with First Data Corporation. Excluding these gains in 2004, as well as securities transactions gains in both years, non-interest income for 2004 was $84.9 million, compared to $73.1 million for 2003.

Considerable increases in non-interest income, when comparing 2004 to 2003, were experienced in trust fees, insurance commission fees, secondary mortgage market operations and other fees and income. Smaller increases were also experienced in service charges on deposit accounts, debit card and merchant fees, and ATM fees. Partially offsetting the increased non-interest income when compared to 2003 was the decrease in investment and annuity fees and securities transactions.

Trust fee income increased $1.3 million, or 17%, when compared to the previous year as a result of increases in the value of assets under care (either managed or in custody). Higher levels of insurance commissions and fees (up $6.4 million or 234%) were mostly related to the December 31, 2003 purchase of Magna Insurance Company. In addition, during the later part of 2004, the Company acquired Ross King Walker, Inc., a property and casualty insurance agency, as a division of Hancock Insurance Agency. Secondary mortgage market operations increased $1.2 million, or 70%, from 2003 to 2004 primarily due to the reversal of the $850,000 mortgage servicing rights valuation allowance that was established during 2003. (See discussion below.) The Company determined that the temporary impairment no longer existed due to changes in the interest rate environment and a reversal of the valuation allowance was recorded as an increase to servicing revenue. Other fees and income increased $1.9 million, or 27%, from 2004 to 2003, primarily due to recording additional income ($2.3 million) on bank-owned life insurance. The investments in these life insurance policies increased from $51.2 million at December 31, 2003 to $79.6 million at December 31, 2004.

Service charges on deposit accounts increased $1.1 million, or 3%, when comparing 2004 to 2003, primarily due to an increase in non-sufficient fund/overdraft fees. Debit card and merchant fees increased $628,000, or 17%, when comparing 2004 to 2003, due to increases in interchange income and merchant fee income. The level of ATM fees increased from last year to this year by $518,000, or 13%, due to increased volume. Investment and annuity fees declined $1.3 million, or 37%, from 2003 to 2004. Securities transactions gains declined by $1.5 million, or 90%, from $1.7 million in 2003 to $163,000 in 2004.

TABLE  13.   NON-INTEREST  INCOME
--------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                       2004         % change          2003         % change         2002
--------------------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts                        $43,631              3%        $42,544              1%       $42,246
Trust fees                                                   9,030             17%          7,724              2%         7,603
Investment and annuity fees                                  2,295            -37%          3,615            -23%         4,722
Insurance commissions and fees                               9,193            234%          2,750             19%         2,312
Debit card & merchant fees                                   4,271             17%          3,643             11%         3,284
ATM fees                                                     4,512             13%          3,994              6%         3,771
Secondary mortgage market operations                         2,934             70%          1,728            -28%         2,409
Other fees and income                                        8,994             27%          7,091             35%         5,242
--------------------------------------------------------------------------------------------------------------------------------
   Total other non-interest income                          84,860             16%         73,089              2%        71,589
Gains on sales of branches & credit card merchant
  services business                                          5,258                              -                             -
Securities transactions                                        163            -90%          1,667            N/M*             4
--------------------------------------------------------------------------------------------------------------------------------
   Total non-interest income                               $90,281             21%        $74,756              4%       $71,593
--------------------------------------------------------------------------------------------------------------------------------
*Not meaningful

Significant increases in non-interest income in 2003 over 2002 were reflected in insurance commissions and fees, debit card and merchant fees, other fees and income and securities transactions gains. Less significant increases were reflected in service charges on deposit accounts, trust fees and ATM fees. Partially offsetting the increased non-interest income when compared to 2002 was the decrease in investment and annuity fees and secondary mortgage market operations.

Insurance commissions and fees increased $438,000, or 19%, from 2002 to 2003 primarily due to continuing efforts on behalf of the Company to expand the wealth management line of business. Debit card and merchant fees increased $359,000, or 11%, when compared to the previous year, primarily due to an increase in interchange income and a reduction in processing costs. Other fees and income increased $1.8 million, or 35%, from 2002 to 2003 primarily due to recording income ($1.2 million) on bank-owned life insurance. The investment in these life insurance policies totaled approximately $51.2 million at December 31, 2003. The 2003 level of non-interest income includes a pre-tax net securities gain of $1.7 million, related to the sale of securities available for sale with near-term maturity dates. Investment and annuity fees decreased $1.1 million, or 23%, from 2002 to 2003. During 2003, the Company recorded a mortgage servicing rights temporary impairment expense of $850,000, which is the primary factor behind the secondary mortgage market operations decrease of $681,000, or 28%, from 2002 to 2003. The Company maintains a mortgage-servicing portfolio of approximately $417 million and must periodically perform a valuation of those servicing rights. The $850,000 non-cash pretax expense to establish the valuation allowance was considered necessary due to an increase in the expected speed of mortgage loan prepayments resulting form the current low interest rate environment.

Non-Interest Expense

Table 14 presents an analysis of the components of non-interest expense for the years 2004, 2003 and 2002. The Company’s level of operating expenses increased $14.7 million, or 11%, from 2003 to 2004 and $2.0 million, or 1%, from 2002 to 2003.

The significant factors driving the increase in operating expenses from 2003 to 2004 included an increase in personnel expense ($5.0 million, or 6%), equipment and data processing expense ($1.0 million, or 6%), occupancy expense ($629,000, or 7%), legal and professional services ($4.6 million, or 124%), amortization of intangible assets, ($797,000, or 69%), and other expense ($5.5 million, or 70%). Factors associated with the significant increase in other expense include the entrance into the Florida market and the December 31, 2003 acquisition of Magna Insurance Company. A portion of the increase in other expense is the fact that 2003 includes a reduction in ad valorem taxes that was not experienced in 2004.

An increase in full-time-equivalent employees of 33 from December 31, 2003 to December 31, 2004, higher costs related to the Company’s expansion into the Tallahassee, Florida market and the purchase of Magna Insurance Company all contributed to higher expenses in the current year. Additionally, expenses associated with compliance with section 404 of the Sarbanes-Oxley legislation increased operating expenses.

Partially offsetting the overall increase was a decrease in ad valorem and franchise taxes ($1.2 million, or 42%), and costs associated with other real estate owned ($1.2 million, or 70%). A recovery of $1.2 million in previously paid franchise taxes to the state of Mississippi was reflected in the 2004 expense base. The level of other real estate owned expense declined due to a decrease in costs associated with selling repossessed assets.

In 2003, operating expenses increased $2.0 million, or 1%, over 2002. Increases were reflected in personnel expense ($4.1 million, or 5%), occupancy expense ($751,000, or 9%), equipment expense ($295,000, or 3%) and amortization of intangibles ($398,000, or 53%). These increases however were offset by a substantial decrease in other operating expenses of $3.6 million, or 8%). Other operating expenses primarily decreased as a result of decreases in franchise taxes ($1.5 million, or 34%), legal and professional services expense ($1.0 million, or 22%) and foreclosed real estate expense ($884,000, or 34%).

TABLE  14.   NON-INTEREST  EXPENSE
-------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                        2004      % change          2003       % change           2002
-------------------------------------------------------------------------------------------------------------------------------
Employee compensation                                        $68,910         5%          $65,597           6%          $62,152
Employee benefits                                             17,494        11%           15,812           4%           15,148
-------------------------------------------------------------------------------------------------------------------------------
     Total personnel expense                                  86,404         6%           81,409           5%           77,300
Equipment and data processing expense                         17,287         6%           16,255           4%           15,689
Net occupancy expense                                          9,915         7%            9,286           9%            8,535
Postage and communications                                     8,152        -2%            8,352           6%            7,908
Ad valorem and franchise taxes                                 1,699       -42%            2,907         -34%            4,376
Legal and professional services                                8,322       124%            3,718         -22%            4,762
Stationery and supplies                                        1,702        -1%            1,724         -16%            2,054
Amortization of intangible assets                              1,945        69%            1,148          53%              750
Advertising                                                    4,292        -2%            4,381          14%            3,848
Deposit insurance and regulatory fees                            844        -3%              867          -2%              884
Training expenses                                                412       -21%              519          -9%              569
Other real estate owned expense                                  514       -70%            1,706         -34%            2,590
Other expense                                                 13,463        70%            7,936         -12%            8,993
-------------------------------------------------------------------------------------------------------------------------------
   Total non-interest expense                               $154,951        11%         $140,208           1%         $138,258
-------------------------------------------------------------------------------------------------------------------------------
Income Taxes

Income tax expense was $26.6 million in 2004, $24.6 million in 2003 and $22.5 million in 2002. Income tax expense fluctuated based on pretax income. The effective income tax rate of the Company continues to be less than the statutory rate of 35%, due primarily to tax-exempt interest income. The effective tax rates for 2004, 2003 and 2002 were 30%, 31% and 31%, respectively.