Form 10-K, Exhibit 13
period 2005-12-31
HANCOCK HOLDING CO
filed 2006-03-16
CIK 750577

                                                   EXHIBIT 13

                                     HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                               FINANCIAL HIGHLIGHTS

     (unaudited, amounts in thousands)                                     At and For the Years Ended December 31,
                                                             --------------------------------------------------------------------
                                                                  2005          2004            2003         2002        2001
                                                             --------------  ------------   -----------  -----------  -----------
Period-End Balance Sheet Data:
     Securities                                                 $1,959,261   $1,302,369      $1,278,049  $1,486,810   $1,372,794
     Short-term investments                                        410,226      150,261          11,288      47,257      100,433
     Loans, net of unearned income                               2,989,186    2,748,560       2,448,644   2,104,982    1,890,039
     Total earning assets                                        5,358,673    4,201,191       3,737,981   3,639,049    3,363,266
     Allowance for loan losses                                      74,558       40,682          36,750      34,740       34,417
     Total assets                                                5,950,187    4,664,726       4,150,358   3,973,147    3,679,845
     Total deposits                                              4,989,820    3,797,945       3,447,847   3,301,500    3,039,734

     Short-term notes                                                    -            -           9,400           -            -
     Long-term notes                                                50,266       50,273          50,428      51,020       51,606

     Total preferred stockholders' equity                                -            -          37,067      37,069       37,069
     Total common stockholders' equity                             477,415      464,582         397,814     387,513      367,548

Average Balance Sheet Data:
     Securities                                                 $1,434,415   $1,345,350      $1,466,156  $1,493,574   $1,220,074
     Short-term investments                                        137,821       34,911          57,986      83,427      119,832
     Loans, net of unearned income                               2,883,020    2,599,561       2,238,245   1,961,299    1,792,559
     Total earning assets                                        4,455,256    3,979,822       3,762,387   3,538,300    3,132,465
     Allowance for loan losses                                      50,107       38,117          35,391      33,135       32,487
     Total  assets                                               4,931,030    4,424,334       4,111,949   3,857,698    3,416,044
     Total  deposits                                             4,001,426    3,602,734       3,407,205   3,174,946    2,820,351

     Short-term notes                                                3,836        2,311              26           -            -
     Long-term notes                                                50,275       50,312          50,677      51,299       31,569

     Total preferred stockholders' equity                                -        2,240          37,069      37,069       16,733
     Total common stockholders' equity                             475,701      447,384         396,034     388,821      359,097

Performance Ratios:
     Return on average assets                                        1.10%        1.39%           1.34%       1.32%        1.15%
     Return on average common equity                                11.36%       13.79%          13.88%      13.13%       10.93%
     Net interest margin (te)*                                       4.40%        4.44%           4.45%       4.70%        4.50%
     Average loans to average deposits                              72.05%       72.16%          65.69%      61.77%       63.56%
     Non-interest income excluding storm-related insurance
          gain, gain on sale of branches and credit card
         merchant, and securities transactions,
         as a percent of total revenue (te)                         31.86%       33.77%          30.40%      30.11%       27.82%
     Non-interest expense as a percent of total revenue (te)
        before amortization of purchased intangibles,
        storm-related insurance gain, gains on sale of
        branches and credit card merchant, and
        securities transactions                                     58.82%       57.33%          57.83%      57.83%       59.73%
     Allowance for loan losses to period-end loans                   2.49%        1.48%           1.50%       1.65%        1.82%
     Non-performing assets to loans plus other real estate           0.42%        0.40%           0.73%       0.84%        1.07%
     Allowance for loan losses to non-performing loans
        and accruing loans 90 days past due                        195.50%      251.85%         169.73%     143.48%      104.54%
     Net charge-offs to average loans                                0.30%        0.48%           0.59%       0.91%        0.65%
     FTE employees (period end)                                      1,735        1,767           1,734       1,790        1,736

*Tax Equivalent (te) amounts are calculated using a marginal federal income tax rate of 35%.

                                     HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                               FINANCIAL HIGHLIGHTS

     (unaudited, amounts in thousands)                                     At and For the Years Ended December 31,
                                                             --------------------------------------------------------------------
                                                                  2005          2004            2003         2002        2001
                                                             --------------  ------------   -----------  -----------  -----------

Capital Ratios:
     Average common stockholders' equity to
        average assets                                                9.65%         10.11%          9.63%      10.08%        10.51%
     Common stockholders' equity to total assets                      9.65%          9.96%          9.59%       9.75%         9.99%
     Tier 1 leverage                                                  7.85%          8.97%          9.29%       9.19%         8.50%
     Tier 1 risk-based                                               11.47%         12.39%         13.65%      14.88%        14.47%
     Total risk-based                                                12.73%         13.58%         14.88%      16.11%        15.73%

Income Data:
     Interest income                                               $263,631       $226,774       $218,149    $230,781      $234,870
     Interest expense                                                74,819         57,270         57,961      72,053       101,362
     Net interest income                                            188,812        169,504        160,188     158,728       133,508
     Net interest income (te)                                       196,189        176,777        167,358     166,190       140,941
     Provision for loan losses                                       42,635         16,537         15,154      18,495         9,082
     Non-interest income excluding net storm-related items,
        gains on sale of  branches and  credit card
        merchant and securities transactions                         91,738         84,860         73,089      71,589        54,326
     Net storm-related items                                          6,584              -              -           -             -
     Gains/(losses) on sales of securities, net                         (53)           163          1,667           4            18
     Gains on sales of branches                                           -          2,258              -           -             -
     Gain on sale of credit card merchant
        services business                                                 -          3,000              -           -             -
     Non-interest expense excluding merger-related
        costs and amortization of intangibles                       169,349        153,006        139,060     137,508       116,633
     Merger-related costs                                                 -              -              -           -           670
     Amortization of intangibles                                      2,194          1,945          1,148         750         4,349
     Earnings before income taxes                                    72,903         88,297         79,582      73,569        57,118
     Net earnings                                                    54,032         61,704         54,955      51,043        39,255
     Net earnings available to common stockholders                   54,032         61,704         52,302      48,390        37,928

Per Common Share Data:
     Net earnings:
           Basic                                                      $1.67          $1.91          $1.70       $1.54         $1.18
           Diluted                                                     1.64           1.87           1.64        1.50          1.18
     Cash dividends paid                                               0.72           0.58           0.44        0.40          0.38
     Book value                                                      $14.78         $14.32         $13.06      $12.55        $11.56
     Dividend payout ratio                                           43.11%         30.37%         25.88%      25.97%        31.78%
     Weighted average number of shares outstanding
        Basic                                                        32,365         32,390         30,714      31,486        32,094
        Diluted                                                      32,966         33,052         33,410      34,084        33,278
     Number of shares outstanding (period end)                       32,301         32,440         30,455      30,887        31,786
     Market data:
        High closing price                                           $39.90         $34.83         $29.25      $25.19        $14.99
        Low closing price                                             28.25          25.00          21.00       13.78         11.67
        Period-end closing price                                      37.81          33.46          27.29       22.33         14.35
        Trading volume                                               22,404         11,572         11,410      18,812         6,551

                                                  HANCOCK HOLDING COMPANY AND SUBSIDIARIES

Summary of Quarterly Operating Results (unaudited, in thousands, except per share data)

                                                      2005                                            2004
                                 -------------------------------------------------------------------------------------------------
                                   Fourth       Third      Second      First       Fourth       Third        Second       First
                                 -----------  ---------- ----------- ----------  -----------  ----------   -----------  ----------

Interest income (te)               $ 75,433    $ 67,506    $ 65,767   $ 62,302     $ 61,051    $ 59,184      $ 58,115    $ 55,696
Interest expense                    (20,910)    (19,659)    (17,961)   (16,289)     (15,014)    (14,567)      (14,218)    (13,470)
                                 -----------  ---------- ----------- ----------  -----------  ----------   -----------  ----------
Net interest income (te)             54,523      47,847      47,806     46,013       46,037      44,617        43,897      42,226
Provision for loan losses            (1,079)    (36,905)     (1,891)    (2,760)      (5,796)     (3,388)       (3,817)     (3,536)
Non-interest income                  17,298      33,858      24,680     22,433       22,040      20,970        24,630      22,638
Non-interest expense                (44,626)    (42,770)    (42,505)   (41,642)     (37,945)    (38,306)      (39,437)    (39,262)
Taxable equivalent adjustment        (2,004)     (1,862)     (1,740)    (1,771)      (1,861)     (1,760)       (1,797)     (1,854)
                                 -----------  ---------- ----------- ----------  -----------  ----------   -----------  ----------
  Earnings before income taxes       24,112         168      26,350     22,273       22,475      22,133        23,476      20,212
Income taxes                         (5,047)      1,267      (8,256)    (6,835)      (6,684)     (6,737)       (7,104)     (6,068)
                                 -----------  ---------- ----------- ----------  -----------  ----------   -----------  ----------
Net earnings                      $  19,065    $  1,435    $ 18,094   $ 15,438     $ 15,791    $ 15,396      $ 16,372    $ 14,144
                                 ===========  ========== =========== ==========  ===========  ==========   ===========  ==========

Net earnings:
 Basic                                $0.59       $0.04       $0.56      $0.48        $0.49       $0.47         $0.50       $0.44
 Diluted                               0.58        0.04        0.55       0.47         0.48        0.47          0.50        0.43
Market Information

The Company’s common stock trades on the Nasdaq Stock Market under the symbol “HBHC” and is quoted in publications under “HancHd”. The following table sets forth the high and low sale prices of the Company’s common stock as reported on the Nasdaq Stock Market. These prices do not reflect retail mark-ups, mark-downs or commissions.

                                                                                                                  Cash
                                                                  High                     Low                  Dividends
                                                                  Sale                    Sale                    Paid
                                                               ------------            ------------            ------------
2005
      4th quarter                                                 $39.90                  $31.08                 $0.195
      3rd quarter                                                  37.84                   29.93                  0.195
      2nd quarter                                                  34.87                   28.25                  0.165
      1st quarter                                                  34.20                   30.25                  0.165

2004
      4th quarter                                                 $34.83                  $30.00                 $0.165
      3rd quarter                                                  34.27                   27.32                  0.165
      2nd quarter                                                  32.25                   25.00                  0.125
      1st quarter                                                  32.00                   27.08                  0.125

There were 5,668 registered holders and approximately 4,500 unregistered holders of common stock of the Company at January 3, 2006 and 32,301,123 shares issued. On January 3, 2006, the high and low sale prices of the Company’s common stock as reported on the Nasdaq Stock Market were $39.11 and $37.74, respectively. The principal source of funds to the Company to pay cash dividends is the dividends received from Hancock Bank, Gulfport, Mississippi and Hancock Bank of Louisiana, Baton Rouge, Louisiana and Hancock Bank of Florida, Tallahassee, Florida. Consequently, dividends are dependent upon earnings, capital needs, regulatory policies and statutory limitations affecting the banks. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Dividends paid to the Company by Hancock Bank are subject to approval by the Commissioner of Banking and Consumer Finance of the State of Mississippi and those paid by Hancock Bank of Louisiana are subject to approval by the Commissioner for Financial Institutions of the State of Louisiana. Dividends paid by Hancock Bank of Florida are subject to approval by the Florida Department of Financial Services. The Company’s management does not expect regulatory restrictions to affect its policy of paying cash dividends. Although no assurance can be given that Hancock Holding Company will continue to declare and pay regular quarterly cash dividends on its common stock, the Company has paid regular cash dividends since 1937.

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
-------------------------------------------------------------------------------------------------------------------

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

The Company’s management is responsible for establishing and maintaining the adequate internal control over financial reporting, as such term is defined in the Exchange Act Rules 13(a) - 15(f). Under the supervision and with the participation of management, including the Company’s principal executive officer and principal financial officer, the Company conducted an evaluation of the effectiveness of internal control over financial reporting based on the framework in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management also conducted an assessment of requirements pertaining to Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA). This section relates to management’s evaluation of internal control over financial reporting including controls over the preparation of the schedules equivalent to the basic financial statements and compliance with laws and regulations. Our evaluation included a review of the documentation of controls, evaluations of the design of the internal control system and tests of the effectiveness of internal controls.

Based on the Company’s evaluation under the framework in Internal Control - Integrated Framework, management concluded that internal control over financial reporting was effective as of December 31, 2005. Management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 has been audited by KPMG, LLP, an independent registered public accounting firm, as stated in their report which is contained herein.

George A. Schloegel                                                                      Carl J. Chaney
Vice Chairman &                                                                          Executive Vice President &
Chief Executive Officer                                                                  Chief Financial Officer
February 23, 2006                                                                        February 23, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
-------------------------------------------------------------------------------------------------------------------------

Board of Directors and Stockholders
Hancock Holding Company
Gulfport, Mississippi

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that Hancock Holding Company maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Hancock Holding Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because management’s assessment and our audit were conducted to also meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assessment and our audit of Hancock Holding Company’s internal control over financial reporting included controls over the preparation of the schedules equivalent to the basic financial statements in accordance with the instructions to the Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9 C). A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Hancock Holding Company maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also, in our opinion, Hancock Holding Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We do not express an opinion or any other form of assurance on management’s statement referring to compliance with laws and regulations.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Hancock Holding Company and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of earnings, comprehensive earnings, common stockholders’ equity, and cash flows for the years then ended and our report dated February 23, 2006 expressed an unqualified opinion on those financial statements.

/s/ KPMG, LLP

KPMG LLP
Birmingham, Alabama
February 23, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
--------------------------------------------------------------------------------------------------------------------------

Board of Directors and Stockholders
Hancock Holding Company
Gulfport, Mississippi

We have audited the accompanying consolidated balance sheets of Hancock Holding Company and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of earnings, comprehensive earnings, common stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The accompanying consolidated statements of earnings, comprehensive earnings, common stockholders’ equity and cash flows of Hancock Holding Company and subsidiaries for the year ended December 31, 2003, were audited by other auditors, whose report thereon dated January 19, 2004 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hancock Holding Company and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended, in conformity with U. S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Hancock Holding Company’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 23, 2006 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG, LLP

KPMG LLP
Birmingham, Alabama
February 23, 2006

                                     HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                            CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)                                         December 31,
                                                                               ----------------------------------------------
                                                                                    2005                          2004
                                                                               ----------------              ----------------
Assets:
Cash and due from banks (non-interest bearing)                                      $  271,104                    $  155,797
Interest-bearing deposits with other banks                                               7,258                         8,126
Federal funds sold                                                                     402,968                       142,135
Securities available for sale, at fair value
      (amortized cost of $1,980,745 and $1,118,622)                                  1,959,261                     1,114,468
Securities held to maturity, at amortized cost
      (fair value of $0 and $193,578)                                                        -                       187,901
Loans                                                                                3,000,618                     2,760,266
      Less:
         Allowance for loan losses                                                     (74,558)                      (40,682)
         Unearned income                                                               (11,432)                      (11,706)
                                                                               ----------------              ----------------
            Loans, net                                                               2,914,628                     2,707,878
Property and equipment, net                                                             79,386                        79,848
Other real estate, net                                                                   1,833                         3,007
Accrued interest receivable                                                             35,046                        23,783
Goodwill                                                                                61,418                        55,409
Other  intangible assets, net                                                           10,781                        14,783
Life insurance contracts                                                                83,080                        79,630
Reinsurance receivables                                                                 49,452                        56,756
Deferred tax asset, net                                                                 40,380                        15,621
Other assets                                                                            33,592                        19,584
                                                                               ----------------              ----------------
  Total Assets                                                                      $5,950,187                    $4,664,726
                                                                               ================              ================

Liabilities and Common Stockholders' Equity:
Deposits:
      Non-interest bearing demand                                                   $1,324,938                    $  697,353
      Interest-bearing savings, NOW,
         money market and time                                                       3,664,882                     3,100,592
                                                                               ----------------              ----------------
      Total deposits                                                                 4,989,820                     3,797,945
Federal funds purchased                                                                  1,475                           800
Securities sold under agreements to repurchase                                         250,807                       195,478
Long-term notes                                                                         50,266                        50,273
Policy reserves and liabilities                                                        105,368                       111,107
Other liabilities                                                                       75,036                        44,541
                                                                               ----------------              ----------------
      Total Liabilities                                                              5,472,772                     4,200,144
Commitments and contingencies (notes 18 and 19)
Common Stockholders' Equity:
Common stock - $3.33 par value per share; 75,000,000 shares
      authorized, 32,301,123 and 32,439,702 shares issued, respectively                107,563                       108,024
Capital surplus                                                                        129,222                       134,905
Retained earnings                                                                      265,039                       234,423
Accumulated other comprehensive loss, net                                              (22,066)                      (11,121)
Unearned compensation                                                                   (2,343)                       (1,649)
                                                                               ----------------              ----------------
      Total Common Stockholders' Equity                                                477,415                       464,582
                                                                               ----------------              ----------------
         Total Liabilities and
            Common Stockholders' Equity                                             $5,950,187                    $4,664,726
                                                                               ================              ================

See notes to consolidated financial statements.

                                          HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                            CONSOLIDATED STATEMENTS OF EARNINGS

(amounts in thousands, except per share data)                                              Years Ended December 31,
                                                                            -------------------------------------------------------
                                                                                 2005                2004                2003
                                                                            ---------------      --------------     ---------------
Interest Income:
     Loans, including fees                                                        $197,857            $169,750            $159,367
     Securities-taxable                                                             51,360              46,672              48,226
     Securities-tax exempt                                                           7,034               7,719               8,705
     Federal funds sold                                                              4,447                 297                 532
     Other investments                                                               2,933               2,336               1,319
                                                                            ---------------      --------------     ---------------
       Total interest income                                                       263,631             226,774             218,149
                                                                            ---------------      --------------     ---------------
Interest Expense:
     Deposits                                                                       67,581              52,570              54,191
     Federal funds purchased and securities sold
        under agreements to repurchase                                               4,687               2,141               1,509
     Long-term notes and other interest expense                                      2,551               2,559               2,261
                                                                            ---------------      --------------     ---------------
        Total interest expense                                                      74,819              57,270              57,961
                                                                            ---------------      --------------     ---------------
     Net Interest Income                                                           188,812             169,504             160,188
Provision for loan losses                                                           42,635              16,537              15,154
                                                                            ---------------      --------------     ---------------
     Net interest income after provision for loan losses                           146,177             152,967             145,034
                                                                            ---------------      --------------     ---------------
Non-Interest Income:
     Service charges on deposit accounts                                            34,773              43,631              42,544
     Trust fees                                                                     11,107               9,030               7,724
     Insurance commissions and fees                                                 17,099               9,193               2,750
     Investment and annuity fees                                                     5,076               2,295               3,615
     Debit card and merchant fees                                                    4,878               4,271               3,643
     ATM fees                                                                        4,202               4,512               3,994
     Secondary mortgage market operations                                            2,221               2,934               1,728
     Securities gains (loss), net                                                      (53)                163               1,667
     Gains on sales of branches and credit card merchant
        services business                                                                -               5,258                   -
     Net storm-related items                                                         6,584                   -                   -
     Other income                                                                   12,382               8,994               7,091
                                                                            ---------------      --------------     ---------------
        Total non-interest income                                                   98,269              90,281              74,756
                                                                            ---------------      --------------     ---------------
Non-Interest Expense:
     Salaries and employee benefits                                                 94,158              86,404              81,409
     Net occupancy expense of premises                                              10,926               9,915               9,286
     Equipment rentals, depreciation and maintenance                                 9,553               9,669               9,097
     Amortization of intangibles                                                     2,194               1,945               1,148
     Other expense                                                                  54,712              47,018              39,268
                                                                            ---------------      --------------     ---------------
        Total non-interest expense                                                 171,543             154,951             140,208
                                                                            ---------------      --------------     ---------------
     Earnings Before Income Taxes                                                   72,903              88,297              79,582
Income taxes                                                                        18,871              26,593              24,627
                                                                            ---------------      --------------     ---------------
     Net Earnings                                                                   54,032              61,704              54,955

Preferred dividends                                                                      -                   -               2,653
                                                                            ---------------      --------------     ---------------
     Net Earnings Available to Common Stockholders                                $ 54,032            $ 61,704            $ 52,302
                                                                            ===============      ==============     ===============

Basic earnings per common share                                                   $   1.67            $   1.91            $   1.70
                                                                            ===============      ==============     ===============

Diluted earnings per common share                                                 $   1.64            $   1.87            $   1.64
                                                                            ===============      ==============     ===============

See notes to consolidated financial statements.

                                          HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                   CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY

(amounts in thousands, except share and per share data)
                                                                                                       Accumulated
                                                                                                          Other
                                                      Common Stock            Capital      Retained    Comprehensive   Unearned
                                               Shares          Amount         Surplus      Earnings     (Loss), net  Compensation
                                             --------------  ------------    -----------  ----------    -----------  ------------

Balance, January 1, 2003                        30,886,865     $102,853      $122,215     $152,948       $ 10,049    $ (552)
Net earnings                                                                                54,955
Cash dividends - $0.44 per common share                                                    (13,554)
Cash dividends - $1.60 per preferred share                                                  (2,653)
Minimum pension liability adjustment, net                                                                  (1,574)
Change in fair value of securities
  available for sale, net                                                                                 (14,779)
Restricted stock awards granted                                                   969                                   (969)
Restricted stock awards vested                      38,810          129
Restricted stock awards forfeited                                                  (8)                                     8
Restricted stock amortization                                                                                            556
Repurchase/retirement of common stock             (572,362)      (1,906)      (12,024)
Transactions relating to options exercised,
   net                                              88,716          296         1,006
Other stock transactions, net                       13,329           44          (195)
                                             --------------  -----------   ----------- ------------  ------------- ----------
Balance, December 31, 2003                      30,455,358      101,416       111,963      191,696         (6,304)      (957)
Net earnings                                                                                61,704
Cash dividends - $0.58 per common share                                                    (18,977)
Preferred stock conversion                       2,200,976        7,329        29,886
Minimum pension liability adjustment, net                                                                    (442)
Change in fair value of securities
  available for sale, net                                                                                  (4,375)
Restricted stock awards granted                                                 1,387                                 (1,387)
Restricted stock awards vested                       4,875           16
Restricted stock awards forfeited                                                 (16)                                    16
Restricted stock amortization                                                                                            679
Repurchase/retirement of common stock             (370,793)      (1,235)       (9,733)
Transactions relating to options exercised,
   net                                             137,200          457         1,373
Other stock transactions, net                       12,086           41            45
                                             --------------  -----------   ----------- ------------  ------------- ----------
Balance, December 31, 2004                      32,439,702      108,024       134,905      234,423        (11,121)    (1,649)
Net earnings                                                                                54,032
Cash dividends - $0.72 per common share                                                    (23,416)
Minimum pension liability adjustment, net                                                                      38
Change in fair value of securities
  available for sale, net                                                                                 (10,983)
Restricted stock awards granted                                                 1,490                                 (1,490)
Restricted stock awards vested                      37,426          125
Restricted stock awards forfeited                                                 (65)                                    65
Restricted stock amortization                                                                                            731
Repurchase/retirement of common stock             (295,849)        (985)       (8,564)
Transactions relating to options exercised,
   net                                             105,258          350           863
Other stock transactions, net                       14,586           49           593
                                             --------------  -----------   ----------- ------------  ------------- ----------
Balance, December 31, 2005                      32,301,123     $107,563      $129,222     $265,039     $  (22,066)  $ (2,343)
                                             ==============  ===========   =========== ============  ============= ==========

See notes to consolidated financial statements.

                                          HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENS OF COMPREHENSIVE EARNINGS

(amounts in thousands)                                                                 Years Ended December 31,
                                                                     ----------------------------------------------------------
                                                                           2005                 2004                2003
                                                                     -----------------    -----------------    ----------------
Net earnings                                                                 $ 54,032             $ 61,704            $ 54,955
Other comprehensive earnings, (net of income tax):
  Minimum pension liability adjustment, net of tax of $24, $142
   and $965, respectively                                                          38                 (442)             (1,574)
  Change in fair value of securities available for sale, net:
   Change in fair value, net of tax of $6,347, $2,526
   and $7,384, respectively                                                   (10,987)              (4,269)            (13,695)
   Reclassification adjustments for (losses) gains included in net earnings, net of tax (benefit) expense of $(49), $72 and $574,
     respectively                                                                   4                 (106)             (1,084)
                                                                     -----------------    -----------------    ----------------
       Total other comprehensive (loss) earnings                              (10,945)              (4,817)            (16,353)
                                                                     -----------------    -----------------    ----------------
         Total Comprehensive Earnings                                        $ 43,087             $ 56,887            $ 38,602
                                                                     =================    =================    ================

See notes to consolidated financial statements.

                                          HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands)                                                                   Years Ended December 31,
                                                                         ----------------------------------------------------------
                                                                              2005                 2004                 2003
                                                                         ----------------     ----------------    -----------------
Cash Flows from Operating Activities:
Net earnings                                                                 $54,032              $61,704              $54,955
Adjustments to reconcile net earnings to net cash provided by operating activities:
         Depreciation and amortization of software                             8,717                9,157                9,882
         Provision for loan losses                                            42,635               16,537               15,154
         Deferred tax (benefit) provision                                    (18,401)              (3,529)                 150
         Provision for losses on other real estate owned                           -                  142                1,068
         Increase in cash surrender value of life insurance contracts         (3,450)              (3,465)              (1,165)
         Loss (gains) on sales of securities available for sale, net              53                 (163)              (1,667)
         Gain on sale of other real estate owned, net                           (444)                   -                    -
         Gains on sales of branches and credit card merchant service
            business                                                               -               (5,258)                   -
         Gain on involuntary conversion of assets, net                       (14,135)                   -                    -
         (Accretion) amortization of securities premium/discount              (1,849)               5,550               11,366
         Amortization of intangible assets                                     2,194                1,945                1,148
         Amortization of compensation element of restricted stock                731                  679                  556
         Pension expense                                                       3,163                3,186                2,969
         (Increase) decrease in accrued interest receivable                  (11,263)                (445)               2,355
         Increase in accrued expenses                                         28,349                1,025                5,995
         Increase (decrease) in other liabilities                              1,625                6,089               (2,765)
         Increase (decrease) in interest payable                                 521                  513               (1,303)
         Increase (decrease) in unearned premiums                             (5,739)              90,315               20,792
         Decrease (increase) in reinsurance receivables                        9,738              (42,893)             (13,863)
         Pension plan contributions                                           (3,119)              (3,032)              (2,957)
         (Increase) decrease in other assets, net                            (26,154)              15,214              (17,002)
         Other, net                                                            3,292                  (88)               1,168
                                                                         ------------     ----------------    -----------------
             Net cash provided by operating activities                        70,496              153,183               86,836
                                                                         ------------     ----------------    -----------------

See notes to consolidated financial statements

                                          HANCOCK HOLDING COMPANY AND SUBSIDIARIES
                                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands)                                                                     Years Ended December 31,
                                                                           ----------------    -----------------    ----------------
                                                                                2005                 2004                2003
                                                                           ----------------    -----------------    ----------------

Cash Flows from Investing Activities:
      Net (increase) decrease in interest-bearing time deposits                        868               (2,572)           (1,286)
      Proceeds from maturities, calls or prepayments of securities held to
         maturity                                                                  195,599               27,890            67,780
      Purchases of securities held to maturity                                      (7,736)             (54,216)                -
      Proceeds from sales and maturities of securities available for sale          511,905              706,237         1,353,722
      Purchases of securities available for sale                                (1,354,864)            (714,750)       (1,245,149)
      Net (increase) decrease in federal funds sold                               (260,833)            (122,903)           37,255
      Net increase in loans                                                       (248,056)            (295,410)         (381,565)
      Net (increase) decrease in loans held for sale                                (6,735)              (2,469)           17,932
      Purchase of property, equipment and software, net                            (14,765)              (9,223)           (8,338)
      Leasehold improvements                                                          (130)                 (27)             (829)
      Proceeds from sales of other real estate                                       4,338                6,981             4,911
      Proceeds from insurance settlements                                           12,562                    -                 -
      Proceeds from sale of credit card merchant services business                       -                3,000                 -
      Premiums paid on life insurance contracts                                          -              (25,000)          (50,000)
      Net cash paid in connection with sale of branches                                  -              (22,999)                -
      Net cash (paid) received in business combinations                             (3,922)              (6,378)           32,769
                                                                           ----------------    -----------------   ---------------
             Net cash used by investing activities                              (1,171,769)            (511,839)         (172,798)
                                                                           ----------------    -----------------   ---------------

Cash Flows from Financing Activities:
      Net increase in deposits                                                   1,191,875              327,788           107,106
      Net increase (decrease) in federal funds purchased and
        securities sold under agreements to repurchase                              56,004               46,182           (10,962)
      (Repayments) advances of short-term notes                                          -               (9,400)            9,400
      Repayments of long-term notes                                                     (7)                (155)             (592)
      Dividends paid                                                               (23,416)             (18,977)          (16,207)
      Conversion of preferred stock to cash                                              -                 (148)                -
      Proceeds from exercise of stock options                                        1,213                1,830             1,301
      Repurchase/retirement of common stock                                         (9,549)             (10,968)          (13,930)
      Other stock transactions, net                                                    460                  219               142
                                                                           ----------------    -----------------   ---------------
             Net cash provided by financing activities                           1,216,580              336,371            76,258
                                                                           ----------------    -----------------   ---------------
Net (decrease) increase in cash and due from banks                                 115,307              (22,285)           (9,704)
Cash and due from banks, beginning                                                 155,797              178,082           187,786
                                                                           ----------------    -----------------   ---------------
Cash and due from banks, ending                                                   $271,104             $155,797          $178,082
                                                                           ================    =================   ===============

See notes to consolidated financial statements.

HANCOCK HOLDING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Hancock Holding Company (the Company) is a financial holding company headquartered in Gulfport, Mississippi operating in the states of Mississippi, Louisiana, Alabama and Florida. Hancock Holding Company, the Parent Company operates through three wholly-owned bank subsidiaries, Hancock Bank, Gulfport, Mississippi, Hancock Bank of Louisiana, Baton Rouge, Louisiana and Hancock Bank of Florida, Tallahassee, Florida (the Banks). The Banks are community oriented and focus primarily on offering commercial, consumer and mortgage loans and deposit services to individuals and small to middle market businesses in their respective market areas. The Company’s operating strategy is to provide its customers with the financial sophistication and breadth of products of a regional bank, while successfully retaining the local appeal and level of service of a community bank.

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

Comprehensive Income - Comprehensive income includes net earnings and other comprehensive income which, in the case of the Company, includes unrealized gains and losses on securities available for sale and a minimum pension liability.

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

Statement of Cash Flows - Cash and cash equivalents are defined as only cash on hand and balances due from financial institutions. Supplemental information to the statements of cash flows include income taxes paid of $12.5 million, $26.7 million and $22.8 million for the years ended December 31, 2005, 2004 and 2003, respectively. Interest paid for the years ended December 2005, 2004 and 2003 was $74.3 million, $56.8 million and $59.3 million, respectively. Supplemental information of non-cash investing and financing activities include transfers from loans to other real estate and financed sales of foreclosed property. Transfers from loans to other real estate amounted to $2.7 million, $4.7 million and $7.1 million for the years ended December 31, 2005, 2004 and 2003, respectively. Financed sale of foreclosed property amounted to $1.3 million, $1.2 million and $3.3 million for the years ended December 31, 2005, 2004 and 2003, respectively.

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

Held to maturity securities are stated at amortized cost. Available for sale securities are stated at fair value with unrealized gains and losses, net of income taxes, reported as a separate component of stockholders’ equity until realized.

The amortized cost of debt securities classified as held to maturity or available for sale is adjusted for amortization of premiums and accretion of discounts to maturity or option date or, in the case of mortgage-backed securities, over the estimated life of the security using the constant-yield method. The pre-payment speed chosen to determine the estimated life of a mortgage-backed security is the security’s historical 3-month pre-payment speed. When pre-payment speeds are faster than expected, the average life of the mortgage-backed security is shorter than the original estimate. Amortization, accretion and accrued interest are included in interest income on securities. Realized gains and losses, and declines in value judged to be other than temporary, are included in net securities gains and losses. Gains and losses on the sale of securities available for sale are determined using the specific-identification method. Using this basis results in the most accurate reporting of gains and losses realized on these sales, as well as the appropriate adjustment to Accumulated Other Comprehensive Income. A decline in the fair value of securities below cost that is deemed to be other than temporary results in a charge to earnings and the establishment of a new cost basis for the security.

During 2005, securities classified as held to maturity in the portfolio of one of the Company’s subsidiaries were sold. A determination was made that this action tainted the investment portfolio of the entire Company. As a result of this action and determination, all securities held by the Company have been reclassified to available for sale and the carrying value of those securities are adjusted to fair value as prescribed in Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities.

Derivative Instruments - The Company does not apply for hedge accounting treatment under the guidelines of SFAS No. 133. The Company does have certain Interest Rate Lock Commitments (IRLC’s) that are carried off balance sheet. These represent forward commitments to fund customer mortgage loans that will be sold, servicing released upon funding. The Company values its position for the outstanding IRLC’s on a quarterly basis versus current market rates and tests its position for exposure to future earnings from the sale of those commitments.

Loans - Non-refundable loan origination fees and certain direct origination costs are recognized as an adjustment to the yield on the related loan. Interest on loans is recorded to income as earned. Where doubt exists as to collectibility of a loan, the accrual of interest is discontinued, all unpaid accrued interest is reversed and payments subsequently received are applied first to principal. Interest income is recorded after principal has been satisfied and as payments are received.

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

Gains or losses on sales of mortgage loans are recognized at settlement dates and are computed as the difference between the sales proceeds received and the net book value of the mortgage loans sold. At the time of sale, a servicing asset is recorded on the sale of loans where the rights to service the loans are retained if expected servicing revenues exceed an amount approximating adequate servicing compensation. The Company held $18.1 million and $11.4 million in mortgage loans held for sale at December 31, 2005 and 2004. These loans are originated on a best-efforts basis, whereby a commitment by a third party to purchase the loan has been received concurrent with the Banks’ commitment to the borrower to originate the loan.

Allowance for Loan Losses - The allowance for loan losses is a valuation account available to absorb losses inherent in the loan portfolio. This methodology considers all loans, includes a routine detailed analysis of the loan portfolio, economic factors, collateral values and considers risks inherent in the various types of lending the Company performs. All losses are charged to the allowance for loan losses when the loss actually occurs or when a determination is made that a loss is likely to occur; recoveries are credited to the allowance for loan losses at the time of receipt. The Company has a developed and documented systematic methodology for the determining and maintaining an allowance for loan losses. The allowance for loan losses is increased by charges to expense and decreased by loan charge-offs (net of recoveries).

In 2005, management was presented with a unique and unfamiliar level of uncertainty in developing loan loss estimates for the impact of Hurricane Katrina. The Company’s Chief Credit Policy Officer undertook a detailed process to review the impact of the storm on our credit customers. This review resulted in recording a storm-related provision of $35.2 million. The establishment of this allowance was the result of management’s best estimates, based on available information of inherent credit losses resulting from the impact of Hurricane Katrina.

Property and Equipment - Property and equipment are recorded at amortized cost. Depreciation is computed using multiple methods based on the estimated useful lives of the related assets, which generally range from 7 to 39 years for buildings and improvements and from 3 to 7 years for furniture, fixtures and equipment. Leasehold improvements are amortized over the shorter of the term of the lease or the asset’s useful life.

The Company sustained significant impairment to several of its facilities and equipment in its coastal markets in Mississippi and Louisiana on August 29, 2005 as Hurricane Katrina passed over the Mississippi and Louisiana coasts. Losses related to the damaged facilities and equipment have been charged against earnings. The percent of damage sustained was determined by independent consultants, insurance adjusters and the Company’s Facilities Management personnel. Should the sustained damage differ from these assessments, the result may cause additional charges against or adjustment of the estimated losses.

Goodwill - Goodwill represents costs in excess of the fair value of net assets acquired in connection with purchase business combinations. In accordance with the provisions of SFAS No. 142, Goodwill and Other Intangibles, the Company tests its goodwill for impairment annually or if impairment indicators are present. If indicators of impairment were present in goodwill and undiscounted future cash flows were not expected to be sufficient to recover the assets’ carrying amount, an impairment loss would be charged to expense in the period identified.

Other Real Estate - Other real estate acquired through foreclosure is stated at fair market value at the date of acquisition, net of the costs of disposal. When a reduction to fair market value at the time of foreclosure is required, it is charged to the allowance for loan losses. Valuation allowances associated with other real estate amounted to $450,000, $1.3 million and $2.2 million at December 31, 2005, 2004 and 2003, respectively.

The Company determines the fair value of other real estate utilizing observations of current market conditions, adjusted for contracts existing at the date of valuation. The carrying value of other real estate is adjusted on a quarterly basis.

Any subsequent adjustments as well as the costs associated with holding the real estate are charged to expense.

Other Intangible Assets - Other intangible assets consist of core deposit intangibles, value of business acquired, value of insurance expirations, non-compete agreements and mortgage servicing rights (MSRs). Core deposit intangibles relating to acquired banks, the value of business acquired relating to the insurance businesses acquired, the value on insurance expirations and non-compete agreements relating to the acquisition of an insurance agency are being amortized using accelerated methods. If indicators of impairment were present in amortizable intangible assets and undiscounted future cash flows were not expected to be sufficient to recover the assets’ carrying amount, an impairment loss would be charged to expense in the period identified.

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

Life Insurance Contracts - Life insurance contracts represent single premium life insurance contracts on the lives of certain officers of the Company. The Company is the beneficiary of these policies, which were purchased during the third quarter of 2003 for $50.0 million, and an additional $25.0 million during the first quarter of 2004. These contracts are reported at their cash surrender values of $83.1 million and $79.6 million at December 31, 2005 and 2004, respectively. Changes in the cash surrender value are included in other income and amounted to $3.5 million in both 2005 and 2004.

Reinsurance Receivables - Certain premiums and losses are assumed from and ceded to other insurance companies under various reinsurance agreements. Reinsurance premiums, loss reimbursement, and reserves related to reinsurance business are accounted for on a basis consistent with that used in accounting for the original policies issued and the terms of the reinsurance contract. The Company may receive a ceding commission in connection with ceded reinsurance. If so, the ceding commission is earned on a monthly pro rata basis in the same manner as the premium and is recorded as a reduction of other operating expenses. The Company currently has $6.7 million of securities pledged with various state regulatory authorities.

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

Income Taxes - Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities and loans and earnings on the Company’s bank-owned life insurance policies). Deferred taxes on temporary differences are calculated at the currently enacted tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Pension Accounting - The Company accounts for its defined benefit pension plan using the actuarial model required by SFAS No. 87, Employers’ Accounting for Pensions. The compensation cost of an employee’s pension benefit is recognized on the projected unit credit method over the employee’s approximate service period. The aggregate cost method is utilized for funding purposes. The Company also sponsors two defined benefit post-retirement plans, which provide medical benefits and life insurance benefits. The Company accounts for these plans using the actuarial computations required by SFAS 106, Employers Accounting for Postretirement Benefits Other Than Pensions as amended by SFAS No. 132. The cost of the defined benefit post-retirement plan is recognized on the projected unit credit method over the employee’s approximate service period.

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

Stock-Based Compensation -The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock option plans. Accordingly, compensation cost is measured as the excess, if any, of the quoted market price of the Company’s stock at the date of grant over the amount an employee must pay to acquire the stock. Deferred compensation associated with restricted stock awards is recognized ratably over the vesting period.

On December 21, 2005, the Board of Directors of the Company approved the accelerated vesting of all outstanding unvested options granted to employees. The Company used guidance provided in FASB Interpretations (FIN) No. 44, Accounting for Certain Transactions Involving Stock Compensation in the determination of the expense associated with the accelerated vesting of the unvested options outstanding. Compensation expense was calculated as the difference between the grant price and the current market price on the date of the vesting. Forfeiture rates were calculated based on observation of historical trends. The impact of this action was a reduction in 2005 pretax income of approximately $558,000. The acceleration of the vesting of these options allowed the Company to avoid future compensation expense estimated to be approximately $6.4 million.

The Company has adopted the disclosure-only option under SFAS No. 123 through December 31, 2005. The weighted average fair values of options granted during 2005 and 2004 were $13.43 and $11.87, respectively. Had compensation costs for the Company’s stock options been determined based on the fair value at the grant date, consistent with the method under SFAS No. 123, the Company’s net earnings and earnings per share would have been as indicated below:

                                                                                                Years Ended December 31,
                                                                                        -----------------------------------------
                                                                                           2005           2004           2003
                                                                                        -----------    -----------    -----------
Net earnings available to common
     stockholders (in thousands):
     As reported                                                                          $ 54,032       $ 61,704       $ 52,302
     Add stock based compensation expense included in reported
        net income, net of tax                                                                 558              -              -
     Deduct total stock based compensation determined under
       the fair value method for all awards, net of tax                                     (8,954)        (1,858)        (1,202)
                                                                                        -----------    -----------    -----------
     Pro forma net earnings available to common stockholders                              $ 45,636       $ 59,846       $ 51,100
                                                                                        ===========    ===========    ===========

Basic earnings per share:
     As reported                                                                          $   1.67       $   1.91       $   1.70
     Pro forma                                                                                1.41           1.85           1.66

Diluted earnings per share:
     As reported                                                                          $   1.64       $   1.87       $   1.64
     Pro forma                                                                                1.38           1.81           1.61

The fair values of options granted under the Company’s stock option plans during the years ended December 31, 2005, 2004, and 2003 were estimated using the Black-Scholes Pricing Model with the following assumptions used: The following table reflects the fair value of stock options at their grant dates and the weighted-average assumptions which were utilized in the Black-Scholes option-pricing model.

                                                  2005            2004            2003
                                             -------------   -------------   -------------
Fair value of options                            $13.43          $11.87           $7.09
Risk-free investment rate                         4.00%           3.98%           3.64%
Expected volatility                              31.33%          31.33%          28.00%
Expected dividend yield                           2.12%           2.07%           1.97%
Expected life (in years)                              8               8               8

The Company will adopt SFAS No. 123R, Accounting for Stock-Based Compensation, effective January 1, 2006. Under the provisions of this statement, compensation expense is recognized for options granted, modified or settled after January 1, 2006, utilizing the fair value of the grants over the vesting period. The Company will estimate the fair value of each pool of options granted using the Black-Scholes options pricing model.

Basic and Diluted Earnings Per Common Share - Basic earnings per common share (EPS) excludes dilution and is computed by dividing net earnings available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed by dividing net earnings available to common stockholders by the total of the weighted-average number of shares outstanding plus the “if-converted” effect of outstanding options and outstanding convertible preferred stock.

Off-Balance Sheet Credit Related Financial Instruments - In the ordinary course of business, the Company has entered into commitments to extend credit and standby letters of credit. Such financial instruments are recorded when they are funded.

Recent Accounting Pronouncements -In October 2003, the American Institute of Certified Public Accountants (AICPA) issued Statement of Accounting Position (SOP) 03-03, which addresses accounting for differences between contractual cash flows expected to be collected from an investor’s initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. This SOP prohibits “carry over” or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of this SOP. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. The Company adopted this SOP during the first quarter of 2005 as required and its effect on the consolidated financial statements, to date, has not been material.

The guidance in Emerging Issues Task Force (EITF) 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, was originally effective for other-than-temporary impairment evaluations made in reporting periods beginning after June 15, 2004. However, the guidance contained in paragraphs 10-20 of the Issue was delayed by FASB Staff Position (FSP) EITF Issue 03-1-1, The Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1, posted on September 30, 2004. The disclosure requirements continue to be effective and have been implemented by the Company. In November 2005, the FASB issued Staff Position (FSP) FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, which amends SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and No. 124, Accounting for Certain Investments Held by Not for Profit Organizations and APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. This FSP addresses the determination as to when an investment is considered impaired, whether the impairment is other than temporary, and the measurement of an impairment loss. FSP FAS 115-1 and FAS 124-1 also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP is effective for reporting periods beginning after December 15, 2005. The Company does not expect the adoption of FAS 115-1 and FAS 124-1 will have a material impact on its financial condition or results of operations.

On December 16, 2004, the FASB published SFAS No. 123(R), Share-Based Payments. This Statement is a revision of SFAS No. 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. It will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements based on the fair value of the equity or liability instruments issued. The Company will adopt SFAS No.123(R) effective January 1, 2006. The estimated effect on 2006 earnings is an increase in compensation expense of $900,000, or a reduction in diluted earnings per share of $0.03.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. This Statement is a replacement of APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine period-specific effects of an accounting change on one or more individual prior periods presented. Then the new accounting principle is applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather that being reported in an income statement. Further, the accounting principle is to be applied prospectively from the earliest date when it is impracticable to determine the effect to all prior periods. This Statement is effective for the Company as of January 1, 2006. Adoption of this statement could have an impact if there are future voluntary accounting changes and correction of errors.

Reclassifications - Certain prior year amounts have been reclassified to conform to the 2005 presentation.

NOTE 2 - NATURAL DISASTER AFFECTING HANCOCK IN 2005

Hurricane Katrina made landfall along the coasts of Mississippi and Louisiana on August 29, 2005 and significantly impacted the operating region of the Company. Specifically, the storm caused widespread damage in the Company’s primary operating region in the Coastal Mississippi counties of Hancock, Harrison, Pearl River and Jackson. While Louisiana also suffered widespread damage from the storm, the Company’s base of operation in Louisiana is primarily in the Baton Rouge region, Central Louisiana, the communities on the North Shore of Lake Pontchartrain and Jefferson Parish (suburb of New Orleans). Due to the Company’s limited footprint in the more severely affected areas of Louisiana, damage to the Company’s facilities there was limited.

The following table and discussion summarizes the more significant financial impacts the storm had on the Company in 2005 (in thousands):

                                                                                          3Q05            4Q05          2005
                                                                                     ------------    ----------- ----------------

Reported earnings                                                                        $ 1,435       $ 19,065         $ 54,032
                                                                                     ============    =========== ================
Storm-related items included in earnings:
     Estimated credit losses                                                             (35,201)             -          (35,201)
     Gain on involuntary conversion of assets, net                                        14,135              -           14,135
     Other direct expenses, net                                                           (1,859)        (5,692)          (7,551)
     Waived fees                                                                          (3,785)             -           (3,785)
                                                                                     ------------    ----------- ----------------
Total storm-related impact                                                             $ (26,710)      $ (5,692)       $ (32,402)
                                                                                     ============    =========== ================

The Company implemented its disaster response plan as Hurricane Katrina approached the coast line. This plan consisted of alerting and readying key personnel to be transported to the Company’s disaster recovery site in Chicago, Illinois. Additional personnel were moved to Company-owned sites in Baton Rouge, Louisiana and Tallahassee, Florida. The Company continued to operate in a disaster recovery mode until such time it was safe and practical to resume full operations in the Gulfport, Mississippi area. As of December 31, 2005, essentially all disaster recovery operations have ceased and the Company had resumed full operations in the Gulfport, Mississippi area.

During the time period that the Company was in disaster recovery mode, certain costs were incurred, such as those related to the operation of a remote disaster recovery site ($2.4 million), moving costs and setup of equipment ($.5 million), airfare, lodging and meals related to displaced employees ($1.2 million), equipment and facility rental costs ($.2 million), building repairs and clean up costs ($1.6 million), advertising ($.8 million) and other various storm-related costs ($1.0 million).

Hurricane Katrina inflicted significant damage to many of the Company’s facilities. Of the Company’s 104 branch facilities, 40 sustained at least some damage. There were 9 branches that sustained damage between 50 and 90 percent, while an additional 7 branches were essentially 100% damaged. In addition, the Company’s main headquarters building in Gulfport, Mississippi sustained significant damage and will be uninhabitable until repairs are complete in late summer 2006. Management has identified specific fixed asset impairment costs due to the storm totaling $8.8 million through December 31, 2005.

The Company is very well insured against property and casualty and other related losses associated with natural disasters, such as hurricanes. Through property and casualty, flood, business interruption and other forms of insurance, the Company filed insurance claims with its various providers totaling $44.0 million. Based on management’s best estimate of claims for which collection was received or substantially assured, a receivable related to insurance proceeds of $23.5 million was booked on September 30, 2005. Additional insurance proceeds are considered contingent upon reaching further agreement on claims and may be recognized as gains upon their receipt.

The Company’s management was presented with a unique and unfamiliar level of uncertainty in developing estimates for the impact of Hurricane Katrina on the Company’s credit quality. As such, in the immediate aftermath of the storm, the Company’s Chief Credit Policy Officer undertook a detailed process to review the impact of the storm on our credit customers and to develop a process to estimate the Company’s storm-related credit losses. The result of the aforementioned credit review process was that the Company at September 30, 2005 took a $35.2 million storm-related provision for loan losses that increased the allowance for loan losses to $76.6 million. The establishment of this allowance was the result of management’s best estimates, based on available information, of inherent credit losses resulting from the impact of Hurricane Katrina. As additional information becomes available related to the overall economic condition of the affected areas and with further assessments by credit officers of individual credit customers, the loss estimate will be revised as necessary.

Since the establishment of the $35.2 million storm-related allowance for loan losses at September 30, 2005, the Company has recorded storm-related net charge-offs of $2.35 million. The impact of these storm-related net charge-offs reduced the overall storm-related allowance to $32.85 million. The Company updated its review of the storm-related allowance at December 31, 2005 and concluded that the remaining allowance of $32.85 million was appropriate.

In the immediate aftermath of Hurricane Katrina, the Company recognized that many of our customers were in a position where assistance in recovering from the storm would be necessary. The Company immediately ceased charging service charges, return item fees and ATM fees for all depository customers in Mississippi through October 14, 2005 and in Louisiana through September 30, 2005. In addition, certain other late and loan fees, mortgage fees and rental income were waived as a direct result of the storm. The total fees waived through September, 30, 2005 were $3.8 million.

NOTE 3 - ACQUISITIONS

On July 1, 2005, Hancock Insurance Agency acquired 100% of the stock of J Everett Eaves, Inc., a well-known commercial insurance agency operating in the New Orleans, Louisiana market. The transaction resulted in recording intangibles of approximately $4.7 million. Upon completion of an intangibles valuation to be performed by an independent third party, the intangibles will be reallocated among goodwill (its current classification), value of insurance expirations and non-compete agreements. The latter two categories are amortizable intangibles and will be assigned appropriate lives based on valuations.

An intangibles valuation relating to the intangibles recorded in the acquisition of Ross King Walker, Inc. in late 2004 was completed during 2005. The reallocation of intangibles resulted in the recording of three separate categories of intangible assets: value of insurance expirations, $1.1 million; non-compete agreements, $0.2 million and goodwill of $1.3 million. The value of insurance expirations and non-compete agreement assets are being amortized over 10 year and 5 year lives, respectively, on an accelerated basis.

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

The following table summarized the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Securities and Other Investments                                                               $ 15,182
Loans                                                                                            39,923
Property and Equipment                                                                            6,154
Goodwill                                                                                         11,309
Core Deposit Intangibles                                                                          1,258
Other                                                                                               276
                                                                                           -------------
     Total Assets Acquired                                                                       74,102
                                                                                           -------------

Deposits                                                                                         68,997
Other                                                                                               101
                                                                                           -------------
     Total Liabilities Assumed                                                                   69,098
                                                                                           -------------
          Net Cash Paid in Connection with the Acquisition                                     $ (5,004)
                                                                                           =============
NOTE 4 - SECURITIES

The amortized cost and fair value of securities classified as available for sale were as follows (in thousands):

                                                December 31, 2005                                December 31, 2004
                              -------------------------------------------------- -------------------------------------------------
                                               Gross         Gross                                 Gross        Gross
                               Amortized     Unrealized   Unrealized      Fair      Amortized   Unrealized   Unrealized     Fair
                                 Cost          Gains        Losses       Value         Cost       Gains        Losses       Value
                              ------------- -----------  ----------- ----------- ------------- ---------- ------------ -----------
U.S. Treasury                   $   50,883    $    22    $     35    $    50,870  $     9,985    $     -   $     66    $     9,919
U.S. government agencies         1,029,656        299      10,695      1,019,260      413,419      1,079      3,559        410,939
Municipal obligations              165,180      3,548         521        168,207       60,956      2,520        120         63,356
Mortgage-backed securities         484,131      1,064      11,657        473,538      352,510      1,428      4,758        349,180
CMOs                               194,899          6       2,827        192,078      263,471        238      1,467        262,242
Other debt securities               48,476        288       1,553         47,211        7,056        448          -          7,504
Federal home loan bank stock         5,422          -           -          5,422        7,079          -          -          7,079
Other equity securities              2,098        631          54          2,675        4,146        456        353          4,249
                              ------------- -----------  ----------- ----------- ------------- ---------- ------------ -----------
                                $1,980,745    $ 5,858    $ 27,342    $ 1,959,261  $ 1,118,622    $ 6,169   $ 10,323    $ 1,114,468
                              ============= ===========  =========== =========== ============= ========== ============ ===========

     The amortized cost and fair value of securities classified as available for sale at December 31, 2005, by contractual maturity, (expected maturities will differ from contractual maturities because of rights to call or repay obligations with or without penalties)were as follows (in thousands):

                                                                                                Amortized        Fair
                                                                                                   Cost          Value
                                                                                            --------------- ---------------
Due in one year or less                                                                        $   649,907    $   648,929
Due after one year through five years                                                              435,549        432,026
Due after five years through ten years                                                             193,210        189,475
Due after ten years                                                                                 15,529         15,118
                                                                                            --------------- ---------------
                                                                                                 1,294,195      1,285,548

Mortgage-backed securities & CMOs                                                                  679,030        665,616
Equity securities                                                                                    7,520          8,097
                                                                                            --------------- ---------------
                                                                                               $ 1,980,745    $ 1,959,261
                                                                                            =============== ===============

     During 2005, securities classified as held to maturity in the portfolio of one of the Company's subsidiaries were sold.  A determination was made that this action tainted the investment portfolio of the entire Company.  As a result of this action and determination, all securities held by the Company have been classified to available for sale and the carrying value of those securities are adjusted to market as prescribed in Statement of Financial Accounting Standards No. 115, Accounting for Certain
Investments in Debt and Equity Securities.  Investments with a carrying value of approximately $167 million were reclassified and resulted in the recording of net unrealized gains of approximately $480,000.  There were no associated gains or losses in accumulated other comprehensive income related to any derivative which hedged the acquisition of these securities.
     Accordingly, the Company held no securities classified as held to maturity at December 31, 2005.
     The amortized cost and fair value of securities classified as held to maturity at December 31, 2004 were as follows (in thousands):

                                                     December 31, 2004
                                 ---------------------------------------------------------
                                                      Gross        Gross
                                     Amortized      Unrealized   Unrealized       Fair
                                        Cost          Gains        Losses         Value
                                 --------------- ------------- ------------- --------------
U.S. Treasury                         $   1,057       $    18        $   2      $   1,073
U.S. government agencies                 13,160            90           58         13,192
Municipal obligations                   103,914         5,239            -        109,153
Mortgage-backed securities               23,058           691           64         23,685
CMOs                                        602            16            -            618
Other debt securities                    46,110           433          686         45,857
                                 --------------- ------------- ------------- --------------
                                      $ 187,901       $ 6,487        $ 810      $ 193,578
                                 =============== ============= ============= ==============

     The details concerning securities classified as available for sale with unrealized losses as of December 31, 2005 were as follows (in thousands):

                                              Losses < 12 months          Losses 12 months or >              Total
                                      ------------------------------ ------------------------------ -----------------------------
                                                           Gross                        Gross                          Gross
                                             Fair        Unrealized      Fair         Unrealized        Fair         Unrealized
                                            Value          Losses        Value          Losses          Value          Losses
                                      --------------- -------------- ------------- ---------------- --------------- -------------
U.S. Treasury                              $  49,992       $    30    $      193        $      5     $    50,185      $     35
U.S. government agencies                     269,754           569       537,172          10,126         806,926        10,695
Municipal obligations                            889             3        21,625             518          22,514           521
Mortgage-backed securities                     8,767           188       379,133          11,469         387,900        11,657
CMOs                                               -             -       191,371           2,827         191,371         2,827
Other debt securities                         12,972           583        21,121             970          34,093         1,553
Equity securities                                 67            54             -               -              67            54
                                      --------------- -------------- ------------- ---------------- --------------- -------------
                                           $ 342,441       $ 1,427    $1,150,615        $ 25,915     $ 1,493,056      $ 27,342
                                      =============== ============== ============= ================ =============== =============

     The details concerning securities classified as available for sale with unrealized losses as of December 31, 2004 were as follows (in thousands):

                                      Losses < 12 months               losses 12 months or >                  Total
                                 ------------------------------    -----------------------------   -------------------------------
                                                      Gross                           Gross                             Gross
                                     Fair          Unrealized         Fair         Unrealized            Fair         Unrealized
                                     Value           Losses           Value          Losses             Value           Losses
                                 --------------    ------------    ------------   --------------    ---------------  -------------
U.S. Treasury                         $  9,919          $   66       $       -          $     -           $  9,919       $     66
U.S. government agencies               135,447           1,587          93,656            1,972            229,103          3,559
Municipal obligations                    1,257               7           7,246              113              8,503            120
Mortgage-backed securities             114,888           1,096         172,372            3,662            287,260          4,758
CMOs                                    28,727             182         174,818            1,285            203,545          1,467
Equity securities                          118              41           1,806              312              1,924            353
                                 --------------    ------------    ------------   --------------    ---------------  -------------
                                      $290,356          $2,979       $ 449,898          $ 7,344           $740,254       $ 10,323
                                 ==============    ============    ============   ============== == ===============  =============

     The details concerning securities classified as held to maturity with unrealized losses as of December 31, 2004 were as follows (in thousands):

                                    Losses < 12 months             Losses 12 months or >                    Total
                               ----------------------------    ------------------------------    -----------------------------
                                                  Gross                            Gross                            Gross
                                   Fair        Unrealized         Fair          Unrealized           Fair        Unrealized
                                  Value          Losses           Value           Losses             Value         Losses
                               -------------   ------------    ------------    --------------    --------------  ------------
U.S. Treasury                       $    99          $   2         $     -              $  -           $    99         $   2
U.S. government agencies              4,518             42           1,699                16             6,217            58
Municipal obligations                 5,837             59             331                 5             6,168            64
Mortgage-backed securities           27,977            678             363                 8            28,340           686
                               -------------   ------------    ------------    --------------    --------------  ------------
                                    $38,431          $ 781         $ 2,393              $ 29           $40,824         $ 810
                               =============   ============    ============    ==============    ==============  ============

As of December 31, 2005, the Company had 1,438 investments. Of the total portfolio, 383 securities were in an unrealized loss position. Management and the Asset/Liability Committee are continually monitoring the securities portfolio and the Company believes that its premium amortization policies are appropriate. Accordingly, management is able to effectively measure and monitor the unrealized loss position on these securities and because the Company has adequate liquidity, it can hold these securities to recovery. The unrealized loss of these securities has been determined to be temporary.

Proceeds from sales of available for sale securities were approximately $133.7 million in 2005, $20.0 million in 2004 and $256.6 million in 2003. Gross gains of $781,000 in 2005, $165,000 in 2004, $1.978 million in 2003 and gross losses of $834,000 in 2005, $2,000 in 2004 and $311,000 in 2003 were realized on such sales.

Securities with an amortized cost of approximately $1,030.9 million at December 31, 2005 and $943.7 million at December 31, 2004, were pledged primarily to secure public deposits and securities sold under agreements to repurchase.

NOTE 5 - LOANS

Loans, net of unearned income, consisted of the following (in thousands):

                                                                                                     December 31,
                                                                                           -------------------------------
                                                                                                2005            2004
                                                                                           --------------- ---------------
  Real estate loans                                                                           $ 1,879,107     $ 1,764,334
  Commercial and industrial loans                                                                 364,163         290,005
  Loans to individuals for household, family
     and other consumer expenditures                                                              520,218         506,949
  Leases and other loans                                                                          225,698         187,272
                                                                                           --------------- ---------------
                                                                                              $ 2,989,186     $ 2,748,560
                                                                                           =============== ===============

The Company generally makes loans in its market areas of South Mississippi, South Alabama, South Central Louisiana and Northwest Florida. Loans are made in the normal course of business to its directors, executive officers and their associates on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Such loans did not involve more than normal risk of collectibility. Balances of loans to the Company’s directors, executive officers and their affiliates at December 31, 2005 and 2004 were approximately $15.2 million and $14.8 million, respectively. New loans and repayments of directors and executive officers and their affiliates on these loans for 2005 were $4.4 million and $4.0 million, respectively. New loans, repayments and changes in directors and executive officers and their affiliates on these loans for 2004 were $3.0 million, $3.6 million and $110,000, respectively.

The Company’s management was presented with the challenge of developing estimates for the impact of Hurricane Katrina on the Company’s credit quality. As such, in the immediate aftermath of the storm, the Company’s Chief Credit Policy Officer undertook a detailed process to review the impact of storm on our credit customers and to develop a process to estimate the Company’s storm-related credit losses. The result of the aforementioned credit review process was that the Company at September 30, 2005 took a $35.2 million storm-related provision for loan losses that increased the allowance for loan losses to $76.6 million. The establishment of this allowance was the result of management’s best estimates, based on available information, of inherent credit losses resulting from the impact of Hurricane Katrina. As additional information becomes available related to the overall economic condition of the affected areas and with further assessments by credit officers of individual credit customers, the loss estimate will be revised as necessary.

Since the establishment of the $35.2 million storm-related allowance for loan losses at September 30, 2005, the Company has recorded storm-related net charge-offs of $2.35 million. The impact of these storm-related net charge-offs reduced the overall storm-related reserve to $32.85 million. The Company updated its review of the storm-related allowance at December 31, 2005 concluded that the remaining allowance of $32.85 million was adequate.

Changes in the allowance for loan losses were as follows (in thousands):

                                                                          Years Ended December 31,
                                               --------------------------------------------------------------------------------
                                                                                     2005            2004            2003
                                               ------------------------------------------------ --------------- ---------------
                                                 Non-Storm     Storm-Related        Total
                                               --------------- ----------------  --------------- --------------- ---------------
Balance at January 1                                 $ 40,682        $      -         $ 40,682        $ 36,750        $ 34,740
Recoveries                                              7,052               -            7,052           7,823           6,399
Loans charged off                                     (13,461)         (2,350)         (15,811)        (20,428)        (19,543)
Provision charged to operating expense                  7,434          35,201           42,635          16,537          15,154
                                               --------------- ----------------  --------------- --------------- ---------------
Balance at December 31                               $ 41,707        $ 32,851         $ 74,558        $ 40,682        $ 36,750
                                               =============== ================  =============== =============== ===============

Non-accrual and renegotiated loans amounted to approximately 0.36% and 0.27% of total loans at December 31, 2005 and 2004, respectively. In addition, the Company’s other individually evaluated impaired loans amounted to approximately 0.86% and 0.19% of total loans at December 31, 2005 and 2004, respectively. The average amounts of impaired loans carried on the Company’s books for 2005, 2004 and 2003 were $9.3 million, $9.8 million and $14.1 million, respectively. Interest recognized on impaired loans is immaterial to the Company’s operating results. Related allowance amounts were not significant during the years ended December 31, 2005, 2004 or 2003. The amount of interest not accrued on these loans did not have a material effect on earnings in 2005, 2004 or 2003.

As of December 31, 2005 and December 31, 2004, the Company had investments in classified loans totaling $112.1 million and $115.7 million, respectively. The Company’s allowance for loan losses includes accruals of $17.1 million and $13.9 million associated with these loans as of December 31, 2005 and 2004, respectively. The remaining amount of these loans, $95.0 million and $101.7, respectively, is not provided for specifically in the allowance for loan losses.

In some instances, loans are placed on nonaccrual status. All accrued but uncollected interest related to the loan is deducted from income in the period the loan is assigned a nonaccrual status. For such period as a loan is in nonaccrual status, any cash receipts are applied first to principal, second to expenses incurred to cause payment to be made and lastly to the recovery of any reversed interest income and interest that would be due and owing subsequent to the loan being placed on nonaccrual status.

In the aftermath of Hurricane Katrina, Hancock recognized that many of our credit customers (mostly residential mortgage holders) were in a position where time would be needed to recover sufficiently from the storm before they could resume payments on their loans. Accommodations in the form of loan payment extensions (most for 90 days) were granted on a customer-by-customer basis. While these accommodations gave customers time to re-align their finances after the storm the result of this cooperative effort has increased the Company’s past due loan percentages. As customers receive insurance proceeds, loans for which alternate payment arrangements had been made will resume payments on their loans. In some cases, such as customer loans collateralized by property that was damaged, the insurance proceeds will be applied toward satisfying the outstanding balance.

NOTE 6 - PROPERTY AND EQUIPMENT

Hurricane Katrina inflicted significant damage to many of the Company’s facilities. Forty of the Company’s 104 branch facilities sustained at least some damage. Nine branches sustained damage between 50 and 90 percent, while an additional 7 branches were essentially 100% damaged. In addition, the Company’s main headquarters building in Gulfport, Mississippi sustained significant damage and will be uninhabitable until repairs are complete in late summer 2006. Management has identified specific fixed asset impairments due to the storm totaling $8.8 million through December 31, 2005.

      Property and equipment stated at cost, less accumulated depreciation and amortization, consisted of the following (in thousands):

                                          December 31, 2004     Additions      Dispositions     Impairment    December 31, 2005
                                          ----------------- ---------------  --------------- ---------------  ------------------
Land                                             $18,964            $1,699           $ (320)       $      -             $20,343
Land improvements                                  1,058               246                -              (8)              1,296
Buildings and leasehold improvements              72,876             8,354           (1,221)        (15,617)             64,392
Furniture, fixtures and equipment                 64,715             5,330             (372)        (18,396)             51,277
                                          ---------------   ---------------  --------------- ---------------  ------------------
                                                 157,613            15,629           (1,913)        (34,021)            137,308
Accumulated depreciation and amortization        (77,765)           (6,784)           1,458          25,169             (57,922)
                                          ---------------   ---------------  --------------- ---------------  ------------------
Total Property and Equipment, net                $79,848            $8,845           $ (455)       $ (8,852)            $79,386
                                          ===============   ===============  =============== ===============  ==================

NOTE 7 - GOODWILL AND OTHER INTANGIBLE ASSETS

     The changes in the carrying amount of goodwill for 2005 and 2004 were as follows (in thousands):

                                                                                                December 31,
                                                                                        ----------------------------
                                                                                          2005            2004
                                                                                        ------------  --------------
  Balance at January 1                                                                     $ 55,409        $ 49,100
  Goodwill on business acquisition                                                            4,715          11,309
  Reallocation based on subsequent valuation                                                  1,304               -
  Goodwill allocated to core deposit intangibles during the period                                -          (5,000)
  Goodwill adjustment related to consolidation of branches                                      (10)              -
                                                                                        ------------  --------------
  Balance at December 31                                                                   $ 61,418        $ 55,409
                                                                                        ============  ==============

     The following tables present information regarding the components of the Company's other intangible assets, and related amortization for the dates indicated (in thousands):

                                                                December 31, 2005               December 31, 2004
                                                          ------------------------------- -------------------------------
                                                          Gross Carrying   Accumulated    Gross Carrying   Accumulated
Amortizable intangible assets:                                Amount       Amortization       Amount       Amortization
                                                          --------------- --------------- --------------- ---------------
  Core deposit intangibles                                      $ 14,137         $ 5,924        $ 14,148         $ 4,281
  Value of insurance business acquired                             1,673             833           2,575             179
  Non-compete agreements                                             228              76               -               -
  Mortgage servicing rights                                        4,292           2,716           4,835           2,315
                                                          --------------- --------------- --------------- ---------------
                                                                $ 20,330         $ 9,549        $ 21,558         $ 6,775
                                                          =============== =============== =============== ===============

                                                                                               Years Ended December 31,
                                                                                          -------------------------------
Aggregate amortization expense for:                                                            2005            2004
                                                                                          --------------- ---------------
  Core deposit intangibles                                                                       $ 1,654         $ 1,766
  Value of insurance business acquired                                                               471             179
  Non-compete agreements                                                                              69               -
  Mortgage servicing rights                                                                          818           1,048
                                                                                          --------------- ---------------
                                                                                                 $ 3,012         $ 2,993
                                                                                          =============== ===============

Amortization of the core deposit intangibles is estimated to be approximately $1.4 million in 2006, $1.2 million in 2007, $1.1 million in 2008, $1.1 million in 2009, $1.1 million in 2010 and the remainder of $2.3 million thereafter. The amortization of the value of business acquired and non-compete agreements are expected to approximate $237,000 in 2006, $201,000 in 2007, $166,000 in 2008, $132,000 in 2009, $97,000 in 2010 and the remainder of $158,000 million thereafter. Amortization of servicing rights is estimated to be approximately $570,000 in 2006, $402,000 in 2007, $266,000 in 2008, $182,000 in 2009, $118,000 in 2010 and the remainder of $38,000 million thereafter. The weighted-average amortization period used for intangibles is 10 years. The servicing rights are included in the mortgage subsidiary’s assets, which have been reported within the Mississippi segment.

NOTE 8 - DEPOSITS

The Company experienced significant deposit growth since Hurricane Katrina impacted our market area. The majority of the deposit inflows consisted of transaction accounts and, to a lesser extent, short duration (12 months or less) time deposits. This rapid inflow of deposit dollars creates the potential for additional future liquidity needs; accordingly, the deposit inflows since the storm were primarily invested in Fed Funds, short-term U. S. Treasury Bills and U. S. Agency Discount notes, and short duration U. S. Agency bonds.

         The maturities of time deposits at December 31, 2005 are as follows (in thousands):

  2006                                                                                                         $  906,373
  2007                                                                                                            277,045
  2008                                                                                                            175,311
  2009                                                                                                             98,255
  2010                                                                                                             43,049
  thereafter                                                                                                           14
                                                                                                            --------------
                                                                                                               $1,500,047
                                                                                                            ==============

     Time deposits of $100,000 or more totaled approximately $633.6 million and $479.8 million at December 31, 2005 and 2004, respectively.

NOTE 9 - FEDERAL FUNDS SOLD, FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     The following table presents information concerning federal funds purchased and sold and securities sold under agreements to repurchase (in thousands):

                                                                                                              December 31,
                                                                                                    -------------------------------
                                                                                                         2005            2004
                                                                                                    --------------- ---------------
Federal funds sold
  Amount Outstanding at period-end                                                                       $ 402,968       $ 142,135
  Weighted average interest rate at period-end                                                               4.00%           2.13%

Federal funds purchased
  Amount Outstanding at period-end                                                                       $   1,475       $     800
  Weighted average interest rate at period-end                                                               3.95%           2.15%
  Weighted average interest rate during the year                                                             3.27%           1.64%
  Average daily balance during the year                                                                  $  10,262       $  14,181
  Maximum month end balance during the year                                                              $  55,120       $  41,852

Securities sold under agreements to repurchase
  Amount Outstanding at period-end                                                                       $ 250,807       $ 195,478
  Weighted average interest rate at period-end                                                               4.29%           1.13%
  Weighted average interest rate during the year                                                             1.94%           0.98%
  Average daily balance during the year                                                                  $ 224,842       $ 195,470
  Maximum month end balance during the year                                                              $ 258,508       $ 243,101

     The carrying values of federal funds purchased and securities sold under agreements to repurchase, by contractual maturity are as follows (in thousands):

                                                                                                        December 31,
                                                                                               ------------------------------
                                                                                                   2005            2004
                                                                                               -------------- ---------------

Demand/in one day                                                                                  $ 252,282       $ 146,278
Term up to 1 year                                                                                          -          50,000
                                                                                               -------------- ---------------
                                                                                                   $ 252,282       $ 196,278
                                                                                               ============== ===============

     Specific U. S. Treasury and U. S. Government agencies with carrying values of $250.8 million at December 31, 2005 and
$198.7 million at December 31, 2004, collateralized the repurchase agreements.  The fair value of this collateral approximated
$259.2 million at December 31, 2005 and $198.3 million at December 31, 2004.

NOTE 10 - SHORT-TERM AND LONG-TERM NOTES

At December 31, 2003, short-term notes consisted of a promissory note for $9.4 million. These funds were used to fund the purchase of Magna Insurance Company on December 31, 2003. The note carried a rate of 2.75% and matured March 31, 2004. There were no such notes outstanding at December 31, 2005 or 2004.

Long-term notes consist primarily of $50.0 million of advances from the Federal Home Loan Bank (FHLB), which were assumed through acquisition. The advances consist of two notes, $40.0 million bears interest at 4.49% and is due January 21, 2009 and $10.0 million bears interest at 4.75% and is due November 11, 2008. These advances are fixed rate, non-prepayable and are callable quarterly at the FHLB’s option. These advances are collateralized by a blanket pledge of certain residential mortgage loans. The Company has an approved line of credit with the FHLB of approximately $220.9 million, which had no outstanding balance at December 31, 2005 and 2004.

NOTE 11 - REDEEMABLE PREFERRED STOCK

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

NOTE 12 - COMMON STOCKHOLDERS' EQUITY

Common stockholders’ equity of the Company includes the undistributed earnings of the bank subsidiaries. Dividends are payable only out of undivided profits or current earnings. Moreover, dividends to the Company’s stockholders can generally be paid only from dividends paid to the Company by the Banks. Consequently, dividends are dependent upon earnings, capital needs, regulatory policies and statutory limitations affecting the Banks. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Dividends paid by Hancock Bank are subject to approval by the Commissioner of Banking and Consumer Finance of the State of Mississippi and those paid by Hancock Bank of Louisiana are subject to approval by the Commissioner of Financial Institutions of the State of Louisiana. Dividends paid by Hancock Bank of Florida are subject to approval by the Florida Department of Financial Services. The amount of capital of the subsidiary banks available for dividends at December 31, 2005 was approximately $82 million.

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

The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) required each federal banking agency to implement prompt corrective actions for institutions that it regulates. The rules provide that an institution is “well capitalized” if its total risk-based capital ratio is 10.0% or greater, its Tier 1 risked-based capital ratio is 6.0% or greater, its leverage ratio is 5.0% or greater and the institution is not subject to a capital directive. Under this regulation, all of the subsidiary banks were deemed to be “well capitalized” as of December 31, 2005 and 2004 based upon the most recent notifications from their regulators. There are no conditions or events since those notifications that management believes would change these classifications.

The Company and its bank subsidiaries are required to maintain certain minimum capital levels. At December 31, 2005 and 2004, the Company and the Banks were in compliance with their respective statutory minimum capital requirements. Following is a summary of the actual capital levels at December 31, 2005 and 2004 (amounts in thousands):

                                                                                                                   To be Well
                                                                                   Required for                Capitalized Under
                                                                                  Minimum Capital              Prompt Corrective
                                                        Actual                       Adequacy                  Action Provisions
                                             ---------------------------   ----------------------------  ----------------------------
                                                Amount         Ratio %        Amount         Ratio %        Amount         Ratio %
                                             --------------   ----------   --------------   -----------  --------------   -----------
At December 31, 2005
     Total capital (to risk weighted assets)
        Company                                  $ 466,501        12.73        $ 293,166          8.00     $     N/A           N/A
        Hancock Bank                               241,626        12.21          158,314          8.00       197,892         10.00
        Hancock Bank of Louisiana                  181,077        11.40          127,072          8.00       158,839         10.00
        Hancock Bank of Florida                     27,067        26.08            8,303          8.00        10,378         10.00

     Tier 1 capital (to risk weighted assets)
        Company                                  $ 420,283        11.47        $ 146,568          4.00     $     N/A           N/A
        Hancock Bank                               216,594        10.95           79,121          4.00       118,682          6.00
        Hancock Bank of Louisiana                  161,147        10.15           63,506          4.00        95,259          6.00
        Hancock Bank of Florida                     25,768        24.83            4,151          4.00         6,227          6.00

     Tier 1 leverage capital
        Company                                  $ 420,283         7.85        $ 160,618          3.00     $     N/A           N/A
        Hancock Bank                               216,594         6.84           94,997          3.00       158,329          5.00
        Hancock Bank of Louisiana                  161,147         7.67           63,030          3.00       105,050          5.00
        Hancock Bank of Florida                     25,768        24.01            3,220          3.00         5,366          5.00

At December 31, 2004
     Total capital (to risk weighted assets)
        Company                                  $ 437,481        13.58        $ 257,804          8.00     $     N/A           N/A
        Hancock Bank                               251,273        14.44          139,163          8.00       173,954         10.00
        Hancock Bank of Louisiana                  167,338        11.96          111,907          8.00       139,884         10.00
        Hancock Bank of Florida                      6,545        11.51            4,548          8.00         5,685         10.00

     Tier 1 capital (to risk weighted assets)
        Company                                  $ 399,320        12.39        $ 128,902          4.00     $     N/A           N/A
        Hancock Bank                               229,500        13.19           69,582          4.00       104,372          6.00
        Hancock Bank of Louisiana                  151,664        10.84           55,954          4.00        83,930          6.00
        Hancock Bank of Florida                      5,831        10.26            2,274          4.00         3,411          6.00

     Tier 1 leverage capital
        Company                                  $ 399,320         8.97        $ 133,587          3.00     $     N/A           N/A
        Hancock Bank                               229,500         8.74           78,768          3.00       131,281          5.00
        Hancock Bank of Louisiana                  151,664         8.46           53,779          3.00        89,631          5.00
        Hancock Bank of Florida                      5,831         8.19            2,136          3.00         3,560          5.00

NOTE 13 - INCOME TAXES

         Income taxes consisted of the following components (in thousands):

                                                                                 Years Ended December 31,
                                                                        -------------------------------------------
                                                                          2005            2004            2003
                                                                        -----------    ------------   -------------
Current federal                                                           $ 34,183        $ 28,001        $ 23,589
Current state                                                                3,089           2,121             888
                                                                        -----------    ------------   -------------
Total currently payable                                                     37,272          30,122          24,477
                                                                        -----------    ------------   -------------

Deferred federal                                                           (14,864)         (2,960)            126
Deferred state                                                              (3,537)           (569)             24
                                                                        -----------    ------------   -------------
Total deferred                                                             (18,401)         (3,529)            150
                                                                        -----------    ------------   -------------

Total tax expense                                                         $ 18,871        $ 26,593        $ 24,627
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

                                                                                                       December 31,
                                                                                               ----------------------------
                                                                                                   2005          2004
                                                                                               ------------- --------------
Deferred tax assets:
Minimum pension liability                                                                          $  5,031       $  5,055
Post-retirement benefit obligation                                                                    2,039          1,915
Allowance for loan losses                                                                            27,711         15,055
Deferred compensation                                                                                 1,851          1,559
Unrealized loss on securities available for sale                                                      7,908          1,550
Premium amortization on securities, net                                                               5,186              -
Other                                                                                                     -             29
                                                                                               ------------- --------------
Gross deferred tax assets                                                                            49,726         25,163
                                                                                               ------------- --------------

Deferred tax liabilities:
Prepaid pension                                                                                      (1,856)        (1,829)
Loan servicing assets                                                                                  (603)          (964)
Property and equipment depreciation                                                                  (5,034)        (5,035)
Core deposit intangible                                                                                (339)          (736)
Discount accretion on securities, net                                                                     -           (978)
Prepaid expenses                                                                                     (1,353)             -
Other                                                                                                  (161)             -
                                                                                               ------------- --------------
Gross deferred tax liabilities                                                                       (9,346)        (9,542)
                                                                                               ------------- --------------
  Net deferred tax assets                                                                          $ 40,380       $ 15,621
                                                                                               ============= ==============

     Based upon the level of historical taxable income and projections for future taxable income over the periods, which the deferred tax assets are deductible, management believes that it is more likely than not that the Company will realize the benefits of these deductible differences existing at December 31, 2005.  Therefore, no valuation allowance is necessary at this time.
     The reason for differences in income taxes reported compared to amounts computed by applying the statutory income tax rate of 35% to earnings before income taxes were as follows (in thousands):

                                                                                 Years Ended December 31,
                                                    -------------------------------------------------------------------------------
                                                              2005                        2004                        2003
                                                    -----------------------    ------------------------    ------------------------
                                                      Amount           %           Amount          %           Amount          %
                                                    ------------   --------    --------------  --------    --------------  --------
Taxes computed at statutory rate                        $25,526         35           $30,904        35           $27,854        35
Increases (decreases) in taxes resulting from:
     State income taxes, net of federal income
       tax benefit                                        1,059          1             1,099         1               619         1
     Tax-exempt interest                                 (4,105)        (5)           (4,015)       (5)           (3,964)       (5)
     Bank owned life insurance                           (1,279)        (2)           (1,248)        -                 -         -
     Contingency release, net                            (1,163)        (1)                -         -                 -         -
     Tax Credits                                           (674)        (1)                -         -                 -         -
     Other, net                                            (493)        (1)             (147)        -               118         -
                                                    ------------   --------    --------------  --------    --------------  --------
        Income tax expense                              $18,871         26           $26,593        31           $24,627        31
                                                    ============   ========    ==============  ========    ==============  ========

     The release of contingency reserve is due to recent indications that the Company is meeting the qualifications required by the IRS for tax-exempt income from Bank Owned Life Insurance.
     Due to recent tax legislation following Hurricane Katrina, there are several tax credits that will be available to the
Company for the 2005 tax year, the Worker's Opportunity Tax Credit and the Employee Retention Tax Credit.
     The income tax provisions related to items included in the Consolidated Statements of Other Comprehensive Earnings were as follows (in thousands):

                                                                                     Years Ended December 31,
                                                                        -------------------------------------------------
                                                                           2005              2004              2003
                                                                        -------------    --------------    --------------
Minimum pension liability                                                   $     24          $   (142)         $   (965)
Unrealized holdings (losses) gains                                            (6,347)           (2,526)           (7,384)
Reclassification adjustments                                                      49               (72)             (574)
                                                                        -------------    --------------    --------------
      Total (Benefit)                                                       $ (6,274)         $ (2,740)         $ (8,923)
                                                                        =============    ==============    ==============

NOTE 14 - EMPLOYEE BENEFIT PLANS

     The Company has a non-contributory pension plan covering substantially all salaried full-time employees who have been employed by the Company the required length of time.  The Company's current policy is to contribute annually the minimum amount that can be deducted for federal income tax purposes.  The benefits are based upon years of service and the employee's compensation during the last five years of employment.  The measurement date for the pension plan is September 30, 2005.  Data relative to the pension plan follows (in thousands):

                                                                                                  Years Ended September 30,
                                                                                          ---------------------------------------
                                                                                                2005                 2004
                                                                                          -----------------    ------------------
Reconciliation of Benefit Obligation:
     Benefit obligation at beginning of year                                                      $ 57,925              $ 51,602
     Service cost                                                                                    2,153                 2,058
     Interest cost                                                                                   3,395                 3,151
     Actuarial loss                                                                                  4,400                 3,686
     Benefits paid                                                                                  (2,682)               (2,572)
                                                                                          -----------------    ------------------
         Benefit obligation at end of year                                                          65,191                57,925
                                                                                          -----------------    ------------------

Reconciliation of Plan Assets:
     Fair value of plan assets at
         beginning of year                                                                          42,565                37,798
     Actual return on plan assets                                                                    5,600                 4,495
     Employer contributions                                                                          3,119                 3,032
     Benefits paid                                                                                  (2,683)               (2,572)
     Expenses                                                                                          (92)                 (188)
                                                                                          -----------------    ------------------
         Fair value of plan assets at end of year                                                   48,509                42,565
                                                                                          -----------------    ------------------

             Unfunded status                                                                       (16,682)              (15,360)

Unrecognized net actuarial loss                                                                     19,774                18,471
Unrecognized prior service cost                                                                          -                    26
Adjustment to recognize minimum pension liability                                                  (13,451)              (13,513)
                                                                                          -----------------    ------------------
     Accrued pension cost, net                                                                   $ (10,359)            $ (10,376)
                                                                                          =================    ==================

Rate assumptions at December 31:
     Discount rate                                                                                   5.50%                 6.00%
     Expected return on plan assets                                                                  8.00%                 8.00%
     Rate of compensation increase                                                                   3.00%                 3.00%

                                                                                             Years Ended December 31,
                                                                                      ---------------------------------------
                                                                                         2005          2004          2003
                                                                                      -----------   -----------   -----------
Net pension expense included the following
 (income) expense components:
Service cost benefits earned during the period                                           $ 2,153       $ 2,057       $ 1,808
Interest cost on projected benefit obligation                                              3,395         3,151         2,977
Return on plan assets                                                                     (3,410)       (3,043)       (2,711)
Amortization of prior service cost                                                            26            83            92
Net amortization and deferral                                                                999           938           804
                                                                                      -----------   -----------   -----------
     Net pension expense                                                                 $ 3,163       $ 3,186       $ 2,970
                                                                                      ===========   ===========   ===========

Rate assumptions for the years ended December 31:
     Discount rate                                                                         5.50%         6.00%         6.25%
     Expected return on plan assets                                                        8.00%         8.00%         8.00%
     Rate of compensation increase                                                         3.00%         3.00%         3.00%

The long term rate of return is determined by using the weighted-average of historical real returns for major asset classes based on target asset allocations. The result is then adjusted for inflation. The discount rate is based on published Aa Seasoned Moody Twenty Year Bond Rate as the measurement date, adjusted within a band of 25 basis points. The adjustment reflects the general longer duration of liabilities under the Hancock Bank Pension Plan since the Plan does not pay lump sums in excess of $6,000.

In accordance with SFAS No. 87, the Company has recorded an additional minimum pension liability for underfunded plans of $13.5 million at December 31, 2005 and 2004. This amount represents the excess of accumulated benefit obligations over the Plan’s assets as adjusted for prepaid pension costs. Accumulated benefit obligations represent the actuarial present value of benefits attributable to employee service through the measurement date, excluding the effect of projected future pay increases. The Company uses a measurement date of September 30. A corresponding amount, net of related income taxes of $5.0 million and $5.1 million for December 31, 2005 and 2004 was charged directly to common stockholders’ equity and is a component of other comprehensive income. The principal cause of this underfunded pension liability is that the actual return on plan assets in recent years has been less than expected due to overall market conditions and the discount rate used to measure the liability has declined in a direction consistent with the recent trend in interest rates. The Company has been making the contributions required by the Internal Revenue Service (IRS). During 2005, 2004 and 2003 the Company’s contributions to this plan were $2.7 million, $3.1 million, and $3.0 million, respectively. The Company expects to contribute $3.0 million to the pension plan in 2006.

The accumulated benefit obligation as of December 31, 2005 and 2004 was $57.0 million and $51.2 million, respectively. The benefits expected to be paid in each year from 2006 to 2010 are $2.9 million, $2.9 million, $3.0 million and $3.1 million, $3.2 million, respectively. The aggregate benefits to be paid in the five years from 2011 through 2015 are $19.6 million. The expected benefits to be paid are based on the same assumptions used to measure the Company’s benefit obligation at December 31, 2005 and include estimated future employee service.

The Company’s pension plan weighted-average asset allocations and target allocations at December 31, 2005 and 2004, by asset category, are as follows:

                                                         Plan Assets                   Target Allocation
                                                       at December 31,                  at December 31,
                                                ------------------------------  ------------------------------
Asset Category                                      2005            2004            2005            2004
                                                -------------- ---------------  --------------  --------------
  Equity Securities                                       54%             56%      30-60%          30%-60%
  Fixed Income Securities                                 45%             41%      40-70%          40%-70%
  Cash Equivalents                                         1%              3%       0-10%           0%-10%
                                                -------------- ---------------
                                                         100%            100%
                                                ============== ===============

The investment strategy of the pension plan is to emphasize a balanced return of current income and growth of principal while accepting a moderate level of risk. The investment goal of the plan is to meet or exceed the return of balanced market index comprised of 50% S&P 500 and 50% Lehman Brothers Intermediate Aggregate Index. The pension plan investment committee meets periodically to review the policy, strategy and performance of the plan.

The pension plan’s assets do not include any of the Company’s common stock at December 31, 2005 and 2004, respectively.

The Company sponsors two defined benefit post-retirement plans, other than the pension plan, that cover full-time employees who have reached 45 years of age. One plan provides medical benefits and the other provides life insurance benefits. The post-retirement health care plan is contributory, with retiree contributions adjusted annually and subject to certain employer contribution maximums; the life insurance plan is non-contributory. The Company has not recognized assets associated with these plans and neither of these plans have been funded. The measurement date for the plans is September 30, 2005. Data relative to these post-retirement benefits, were as follows (in thousands):

                                                                                         Years Ended December 31,
                                                                                      -----------------------------
                                                                                         2005              2004
                                                                                      -----------       -----------
Change in Benefit Obligation:
Benefit obligation at beginning of year                                                  $ 6,818           $ 5,747
Service cost                                                                                 269               278
Interest cost                                                                                380               371
Actuarial loss                                                                               529               949
Benefits paid                                                                               (479)             (527)
                                                                                      -----------       -----------
     Benefit obligation at end of year                                                     7,517             6,818

Fair value of plan assets                                                                      -                 -
                                                                                      -----------       -----------
     Amount unfunded                                                                      (7,517)           (6,818)

Unrecognized transition obligation being
     amortized over 20 years                                                                  31                36
Unrecognized net actuarial loss                                                            1,886             1,535
                                                                                      -----------       -----------
     Accrued post-retirement benefit cost                                               $ (5,600)         $ (5,247)
                                                                                      ===========       ===========

Rate assumptions at December 31:
     Discount rate                                                                         5.50%             6.00%

                                                                                      Years Ended December 31,
                                                                              --------------------------------------
                                                                                 2005          2004         2003
                                                                              -----------   -----------   ----------
Net Periodic Post-Retirement Benefit Cost:
Service cost benefits attributed to service during the year                        $ 269         $ 278        $ 226
Interest costs on accumulated post-retirement benefit obligation                     380           371          335
Amortization of transition obligation over 20 years                                    5             5            5
Amortization of unrecognized net loss and other                                       33            29          (29)
                                                                              -----------   -----------   ----------
     Net Periodic Post-Retirement Cost                                             $ 688         $ 683        $ 537
                                                                              ===========   ===========   ==========

For measurement purposes in 2005, an 8.5% annual rate of increase in the over age 65 per capita cost of covered health care benefits was assumed for 2006. The rate was assumed to decrease gradually to 5.00% over 4 years and remain at that level thereafter. In 2004, a 12% annual rate of increase in the over age 65 per capita cost of covered health care benefits was assumed. The rate was assumed to decrease gradually to 5.00% over 6 years and remain at that level thereafter. The health care cost trend rate assumption has an effect on the amounts reported. The discount rate is based on the published Aa Seasoned Moody Twenty Year Bond Rate as of the measurement date, adjusted within a band of 25 basis points. The adjustment reflects the general longer duration of liabilities under the Hancock Bank Pension Plan since the Plan does not pay lump sums in excess of $6,000. To illustrate, increasing the assumed health care cost trend rates by 1% in each year would increase the accumulated post-retirement benefit obligation at December 31, 2005, by $7.8 million and the aggregate of the service and interest cost components of net periodic post-retirement benefit cost for the year then ended by $703,000. A 1% decrease in the rate would decrease those items by $5.7 million and $493,000, respectively. The Company expects to contribute $322,000 to the plans in 2006.

In determining the end-of-year valuation of the post-retirement benefit plan, it was assumed that the prescription drug benefit is actuarially equivalent to the Medicare Prescription Drug Act which becomes effective January 1, 2006. This act provides a 28% subsidy for post-65 prescription drug benefits. The valuation reflected an estimated decrease in the accumulated benefit obligation of $2.3 million and a decrease in the aggregate service and interest costs of $240,000 at the adoption date of December 31, 2004 due the prescription drug subsidy.

     Expected benefits to be paid over the next ten years and are reflected the following table (in thousands):

2006                                                                                                                   $   322
2007                                                                                                                       331
2008                                                                                                                       333
2009                                                                                                                       336
2010                                                                                                                       378
2011 - 2015                                                                                                              2,020
                                                                                                                ---------------
                                                                                                                       $ 3,720
                                                                                                                ===============

The Company has a 401(k) retirement plan covering substantially all employees who have been employed the required length of time and meet certain other requirements. Under this plan, employees can defer a portion of their salary and matching contributions are made at the discretion of the Board of Directors, which amounted to $1.2 million in 2005, $1.0 million in 2004 and $1.1 million in 2003.

In addition, the Company has an employee stock purchase plan that is designed to provide the employees of the Company a convenient means of purchasing common stock of the Company. Substantially all salaried, full-time employees, with the exception of Leo W. Seal, Jr., President, who have been employed by the Company the required length of time, are eligible to participate. The Company makes no contribution to each participant’s contribution. The numbers of shares purchased under this plan were 10,461 in 2005, 11,418 in 2004 and 21,832 in 2003.

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

NOTE 15 - EMPLOYEE STOCK PLANS

In February 1996, the stockholders of the Company approved the Hancock Holding Company 1996 Long-Term Incentive Plan (the Plan) to provide incentives and awards for employees of the Company and its subsidiaries. Awards as defined in the Plan include, with limitations, stock options (including restricted stock options), restricted and performance shares, and performance stock awards, all on a stand-alone, combination or tandem basis. A total of 15,000,000 common shares can be granted under the Plan with an annual grant maximum of 2% of the Company’s outstanding common stock (as reported for the fiscal year ending immediately prior to such plan year). Since the inception of this plan, 2,957,561 shares have been granted. Grants of restricted stock awards are limited to 1/3 of the grant totals. The exercise price is equal to the market price on the date of grant, except for certain of those granted to major stockholders where the option price is 110% of the market price.

On January 13, 2005, options to purchase 378,886 shares were granted, of which 375,973 are exercisable at $31.20 per share and 2,913 are exercisable at $34.32 per share. Options totaling 375,973 had a vesting rate of 20% per year on the anniversary date of grant and 2,913 are exercisable six months after the date of grant.

On January 8, 2004, options to purchase 338,880 shares were granted, of which 335,630 are exercisable at $27.97 per share and 3,250 are exercisable at $30.76 per share. Options totaling 335,630 had a vesting rate of 20% per year on the anniversary date of grant and 3,250 became exercisable six months after the date of grant.

On May 3, 2004 and July 26, 2004, options to purchase 2,000 and 250 shares, respectively were granted, which are exercisable at $27.99 and $29.54 per share, respectively. These options were assigned a vesting rate of 20% per year on the anniversary date of grant.

On January 6, 2003, options to purchase 325,860 shares were granted, of which 321,794 are exercisable at $22.36 per share and 4,066 are exercisable at $24.59 per share. Options totaling 321,794 had a vesting rate of 20% per year on the anniversary date of grant and 4,066 became exercisable six months after the date of grant.

                                                                    Number of           Average             Exercise
                                                                     Options         Exercise Price        of Options
                                                                   Outstanding         Per Share           Aggregate
                                                                  ---------------   -----------------   -----------------
Balance January 1, 2003                                                1,062,894             $ 14.25         $15,147,093
Granted                                                                  325,860               22.38           7,293,688
Exercised                                                               (100,850)              13.48          (1,359,816)
Cancelled                                                                (33,892)              17.44            (591,179)
                                                                  ---------------   -----------------   -----------------
     Balance December 31, 2003                                         1,254,012               16.34          20,489,786
Granted                                                                  341,130               27.99           9,549,233
Exercised                                                               (152,342)              15.01          (2,286,759)
Cancelled                                                                (35,289)              16.79            (592,489)
                                                                  ---------------   -----------------   -----------------
     Balance December 31, 2004                                         1,407,511               19.30          27,159,771
Granted                                                                  378,886               31.22          11,830,332
Exercised                                                               (132,870)              15.96          (2,121,216)
Cancelled                                                                (36,748)              21.61            (794,181)
                                                                  ---------------   -----------------   -----------------
     Balance December 31, 2005                                         1,616,779             $ 22.32         $36,074,705
                                                                  ===============   =================   =================

On December 21, 2005, the Board of Directors of the Company approved the accelerated vesting of all outstanding unvested options granted to employees. In determining the expense associated with the accelerated vesting of the unvested options outstanding, compensation expense was calculated as the difference between the grant price and the current market price on the date of the vesting. Forfeiture rates were calculated based on observation of historical trends. The impact of this action was a reduction in 2005 pretax income of approximately $558,000. The acceleration of the vesting of these options allowed the Company to avoid future compensation expense estimated to be approximately $6.4 million.

The Company will adopt SFAS No. 123R, Accounting for Stock-Based Compensation effective January 1, 2006. Under the provisions of this statement, compensation expense is recognized using the straight-line method for options granted, modified or settled after January 1, 2006, utilizing the fair value of the grants over the vesting period. Hancock estimates the fair value of each option granted using the Black-Scholes options pricing model. Through December 31, 2005, Hancock accounted for incentive stock options under the recognition and measurement provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to employee. Under APB No. 25, because the exercise price of Hancock’s stock options equaled the market price for the underlying stock on the date of grant, no compensation expense was recognized.

Following is a summary of certain information about the exercisable stock options outstanding as of December 31, 2005:

                                                                        Number of        Weighted Avg.         Average
Range of                                                                 Options           Years to        Exercise Price
Exercise Prices                                                        Outstanding        Expiration          Per Share
                                                                      ---------------   ----------------   ----------------
$13.33                                                                        29,934               1.00            $ 13.33
$20.00                                                                        94,069               2.00              20.00
$14.50                                                                       260,042               5.18              14.50
$12.75                                                                       123,901               4.00              12.75
$11.67                                                                       138,242               5.00              11.67
$22.36 - 24.59                                                               275,396               6.93              22.39
$27.97-30.76                                                                 317,790               7.95              27.99
$27.99                                                                         2,000               8.25              27.99
$29.54                                                                           250               8.58              29.54
$31.20 - 34.32                                                               375,155               9.04              31.22
                                                                      ---------------   ----------------   ----------------
$11.67-$30.76                                                              1,616,779               6.55            $ 22.32
                                                                      ===============   ================   ================

During 2005, 2004 and 2003, the Company granted 46,711, 49,712 and 43,200 restricted shares, respectively. The shares granted in 2005 vest at the end of five years. Shares granted in 2004 and 2003 also vest at the end of five years. Vesting is contingent upon continued employment by the Company. On December 31, 2005, 132,635 of restricted stock grants were not yet vested. The 2005 restricted shares were granted on two separate dates and had market values of $31.23 and $31.06, respectively, at the date of grant. The 2004 shares had market values of $27.97, $27.99 and $29.54 and the 2003 shares granted had a market value of $22.36. Compensation expense related to restricted stock grants totaled approximately $731,000 for 2005, $679,000 for 2004, and $556,000 for 2003. The remaining unearned compensation of $2.3 million is being amortized over the life of the respective grants.

In March 2005, the stockholders of the Company approved the Hancock Holding Company 2005 Long-Term Incentive Plan. The Plan is designed to enable employees and directors to obtain a proprietary interest in the Company and to attract and retain outstanding personnel. The Plan provides for the issuance of awards up to an aggregate of 5,000,000 shares of the Company’s Common Stock. Awards may be in the form of incentive stock options. The number of awards granted in any calendar year is limited to 2% of the outstanding Company Common Stock as reported in the Company’s most recent Annual Report on form 10-K for the fiscal year ending, immediately prior to that Plan year.

NOTE 16 - NET INCOME PER COMMON SHARE

Following is a summary of the information used in the computation of earnings per common share (in thousands):

                                                                                          Years Ended December 31,
                                                                            ------------------------------------------------
                                                                                    2005             2004            2003
                                                                            ------------------------------------------------
Net earnings - used in computation of diluted
       earnings per common share                                                   $ 54,032         $ 61,704       $ 54,955
Preferred dividend requirement                                                            -                -          2,653
                                                                            ------------------------------------------------

Net earnings available to common stockholders -
       used in computation of basic earnings
       per common share                                                            $ 54,032         $ 61,704       $ 52,302
                                                                            ================================================

Weighted average number of common shares
       outstanding - used in computation of
       basic earnings per common share                                               32,365           32,390         30,714
Effect of dilutive securities
       Stock options                                                                    601              556            486
       Convertible preferred stock                                                        -              106          2,210
                                                                            ------------------------------------------------

Weighted average number of common shares
       outstanding plus effect of dilutive
       securities - used in computation of
       diluted earnings per common share                                             32,966           33,052         33,410
                                                                            ================================================

The Company had no anti-dilutive options in 2004 or 2003.

NOTE 17 - DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Loans, Net of Unearned Income - The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans with the same remaining maturities.

Accrued Interest Receivable and Accrued Interest Payable - The carrying amounts are a reasonable estimate of their fair values.

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

Long-Term Notes - Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt. The fair value is estimated by discounting the future contractual cash flows using current market rates at which similar Notes over the same remaining term could be obtained.

Commitments - The fair value of loan commitments and letters of credit approximate the fees currently charged for similar agreements or the estimated cost to terminate or otherwise settle similar obligations. The fees associated with these financial instruments, or the estimated cost to terminate, as applicable are immaterial.

The estimated fair values of the Company’s financial instruments were as follows (in thousands):

                                                                                          December 31,
                                                               -----------------------------------------------------------------
                                                                              2005                              2004
                                                               -------------------------------  --------------------------------
                                                                   Carrying           Fair           Carrying          Fair
                                                                    Amount           Value            Amount           Value
                                                               --------------  ---------------  --------------- ----------------
Financial assets:
    Cash, interest-bearing deposits and federal funds sold       $   681,330      $   681,330      $   306,058      $   306,058
    Securities available for sale                                  1,959,261        1,959,261        1,114,468        1,114,468
    Securities held to maturity                                            -                -          187,901          193,578
    Loans, net of unearned income                                  2,989,186        3,079,084        2,748,560        2,901,561
    Accrued interest receivable                                       35,046           35,046           23,783           23,783

Financial liabilities:
    Deposits                                                     $ 4,989,820      $ 4,890,632      $ 3,797,945      $ 3,797,958
    Federal funds purchased                                            1,475            1,475              800              800
    Securities sold under agreements to repurchase                   250,807          250,807          195,478          195,478
    Long-term notes                                                   50,266           50,566           50,273           52,383
    Accrued interest payable                                           5,881            5,881            5,380            5,380
NOTE 18 - OFF-BALANCE SHEET RISK

In the normal course of business, the Company enters into financial instruments, such as commitments to extend credit and letters of credit, to meet the financing needs of its customers. Such instruments are not reflected in the accompanying consolidated financial statements until they are funded and involve, to varying degrees, elements of credit risk not reflected in the consolidated balance sheets. The contract amounts of these instruments reflect the Company’s exposure to credit loss in the event of non-performance by the other party on whose behalf the instrument has been issued. The Company undertakes the same credit evaluation in making commitments and conditional obligations as it does for on-balance sheet instruments and may require collateral or other credit support for off-balance sheet financial instruments. These obligations are summarized below (in thousands):

                                                                                               December 31,
                                                                                       -----------------------------
                                                                                             2005           2004
                                                                                       -------------  --------------
  Commitments to extend credit                                                            $ 550,948       $ 554,870
  Letters of credit                                                                          57,427          44,241

Approximately $348.9 million and $319.7 million of commitments to extend credit at December 31, 2005 and 2004, respectively, were at variable rates and the remainder was at fixed rates. A commitment to extend credit is an agreement to lend to a customer as long as the conditions established in the agreement have been satisfied. A commitment to extend credit generally has a fixed expiration date or other termination clauses and may require payment of a fee by the borrower. Since commitments often expire without being fully drawn, the total commitment amounts do not necessarily represent future cash requirements of the Company. The Company continually evaluates each customer’s credit worthiness on a case-by-case basis. Occasionally, a credit evaluation of a customer requesting a commitment to extend credit results in the Company obtaining collateral to support the obligation.

Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing a letter of credit is essentially the same as that involved in extending a loan. The Company accounts for these commitments under the provisions of the FASB Interpretation No. 45, Guarantees of Indebtedness of Others. The liability associated with letters of credit is not material to the Company’s consolidated financial statements. Letters of credit are supported by collateral sufficient to cover any draw on the letter that would result in an outstanding loan.

NOTE 19 - COMMITMENTS AND CONTINGENCIES

The Company is party to various legal proceedings arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, all such matters are adequately covered by insurance or, if not so covered, are not expected to have a material adverse effect on the financial statements of the Company.

At December 31, 2005, the Company carried an accrued liability of $1.2 million in connection with invoices received for clean-up activity at the Company’s headquarters in Gulfport, Mississippi. Payment is pending adequate documentation and verification.

Future minimum lease payments for all non-cancelable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 2005:

2006                                                                                                           $  4,495
2007                                                                                                              2,645
2008                                                                                                              2,047
2009                                                                                                              1,829
2010                                                                                                              1,620
  thereafter                                                                                                      4,993
                                                                                                         ---------------
                                                                                                               $ 17,629
                                                                                                         ===============
NOTE 20 - SUPPLEMENTAL INFORMATION

The following is selected supplemental information (in thousands):

                                                                                           Years Ended December 31,
                                                                          ----------------------------------------------------
                                                                                 2005               2004              2003
                                                                          --------------    ---------------   ----------------
Other non-interest income:
     Income from bank owned life insurance                                     $  3,449           $  3,466           $  1,165
     Outsourced check income                                                      1,345                632                488
     Option income on real estate transaction                                     1,145                  -                  -
     Safety deposit box income                                                      807                836                870
     Appraisal fee income                                                           694                686                731
     Other                                                                        4,942              3,374              3,837
                                                                          --------------    ---------------   ----------------

                                                                               $ 12,382           $  8,994           $  7,091
                                                                          ==============    ===============   ================

Other non-interest expense:
     Postage                                                                   $  3,780           $  4,199           $  3,972
     Communication                                                                4,040              3,953              4,381
     Data processing                                                              7,805              7,618              7,158
     Professional fees                                                           10,429              8,322              3,718
     Taxes and licenses                                                           3,607              1,699              2,907
     Printing and supplies                                                        1,787              1,702              1,724
     Marketing                                                                    5,232              4,292              4,381
     Other fees                                                                   2,849              2,826              2,790
     Miscellaneous expense                                                        8,578              5,186              1,168
     Other expense                                                                6,605              7,221              7,069
                                                                          --------------    ---------------   ----------------

                                                                               $ 54,712           $ 47,018           $ 39,268
                                                                          ==============    ===============   ================

NOTE 21 - SEGMENT REPORTING

The Company’s primary segments are geographically divided into the Mississippi (MS), Louisiana (LA) and Florida (FL) markets. Each segment offers the same products and services but is managed separately due to different pricing, product demand and consumer markets. The three segments offer commercial, consumer and mortgage loans and deposit services. In the second table, the column “Other” includes additional consolidated subsidiaries of the Company: Hancock Mortgage Corporation, Hancock Investment Services, Inc., Hancock Insurance Agency, Inc., Harrison Finance Company, Magna Insurance Company and three real estate corporations owning land and buildings that house bank branches and other facilities. Following is selected information for the Company’s segments (in thousands):

                                                                  Years Ended December 31,
                                 -----------------------------------------------------------------------------------------
                                                                            2005
                                 -----------------------------------------------------------------------------------------
                                        MS              LA            FL        Other        Eliminations   Consolidated
                                 -------------  -------------- ------------ --------------- --------------- --------------
Interest income                     $ 140,583       $ 109,248      $ 6,563        $ 13,136        $ (5,899)     $ 263,631
Interest expense                       45,392          33,184        1,796               -          (5,553)        74,819
                                 -------------  -------------- ------------ --------------- --------------- --------------
    Net interest income                95,191          76,064        4,767          13,136            (346)       188,812
Provision for loan losses              24,744          14,836          493           2,562               -         42,635
Non-interest income                    46,197          28,061          476          23,670            (135)        98,269
Depreciation and
    amortization                        5,299           2,467          454             497               -          8,717
Other non-interest expense             73,725          56,065        4,349          28,820            (133)       162,826
                                 -------------  -------------- ------------ --------------- --------------- --------------
Earnings before income
    taxes                              37,620          30,757          (53)          4,927            (348)        72,903
Income tax expense (benefit)           16,673            (191)         170           2,260             (41)        18,871
                                 -------------  -------------- ------------ --------------- --------------- --------------
    Net earnings                    $  20,947       $  30,948      $  (223)       $  2,667         $  (307)     $  54,032
                                 =============  ============== ============ =============== =============== ==============

                                                                     Years Ended December 31,
                                 -----------------------------------------------------------------------------------------
                                                                            2004
                                 -----------------------------------------------------------------------------------------
                                        MS             LA             FL        Other       Eliminations    Consolidated
                                 ------------- -------------- ------------- --------------- -------------- ---------------
Interest income                     $ 120,197       $ 91,148       $ 3,089        $ 14,673       $ (2,333)      $ 226,774
Interest expense                       37,953         20,385           922              65         (2,055)         57,270
                                 ------------- -------------- ------------- --------------- -------------- ---------------
    Net interest income                82,244         70,763         2,167          14,608           (278)        169,504
Provision for loan losses               5,564          6,429           928           3,616              -          16,537
Non-interest income                    39,894         33,255           445          19,084         (2,397)         90,281
Depreciation and
    amortization                        5,879          2,648            67             563              -           9,157
Other non-interest expense             67,370         51,348         3,047          24,157           (128)        145,794
                                 ------------- -------------- ------------- --------------- -------------- ---------------
Earnings before income
    taxes                              43,325         43,593        (1,430)          5,356         (2,547)         88,297
Income tax expense (benefit)           12,808         13,213          (547)          1,913           (794)         26,593
                                 ------------- -------------- ------------- --------------- -------------- ---------------
    Net earnings                    $  30,517       $ 30,380       $  (883)       $  3,443       $ (1,753)      $  61,704
                                 ============= ============== ============= =============== ============== ===============

                                                                    Years Ended December 31,
                                 ------------------------------------------------------------------------------------------
                                                                            2003
                                 ------------------------------------------------------------------------------------------
                                         MS             LA             FL        Other       Eliminations    Consolidated
                                 -------------- -------------- ------------- --------------  -------------- ---------------
Interest income                      $ 121,664       $ 83,368           $ -       $ 13,648          $ (531)      $ 218,149
Interest expense                        38,982         19,301             -             (2)           (320)         57,961
                                 -------------- -------------- ------------- --------------  -------------- ---------------
    Net interest income                 82,682         64,067             -         13,650            (211)        160,188
Provision for loan losses                7,385          5,720             -          2,049               -          15,154
Non-interest income                     37,497         26,725             -         10,563             (29)         74,756
Depreciation and
    amortization                         6,335          3,053             -            494               -           9,882
Other non-interest expense              64,358         51,493             -         14,504             (29)        130,326
                                 -------------- -------------- ------------- --------------  -------------- ---------------
Earnings before income
    taxes                               42,101         30,526             -          7,166            (211)         79,582
Income tax expense                      12,780          9,226             -          2,621               -          24,627
                                 -------------- -------------- ------------- --------------  -------------- ---------------
    Net earnings                     $  29,321       $ 21,300           $ -       $  4,545          $ (211)      $  54,955
                                 ============== ============== ============= ==============  ============== ===============

                                                                              At and For Years Ended December 31,
                                                                  ------------------------------------------------------------
                                                                         2005                 2004                 2003
                                                                  ------------------   -----------------   -------------------
Net Interest Income:
    MS                                                                  $    95,191         $    82,244           $    82,682
    LA                                                                       76,064              70,763                64,067
    FL                                                                        4,767               2,167                     -
    Other                                                                    13,136              14,608                13,650
    Eliminations                                                               (346)               (278)                 (211)
                                                                  ------------------   -----------------   -------------------
       Consolidated net interest income                                 $   188,812         $   169,504           $   160,188
                                                                  ==================   =================   ===================

Net Earnings:
    MS                                                                  $    20,947         $    30,517           $    29,321
    LA                                                                       30,948              30,380                21,300
    FL                                                                         (223)               (883)                    -
    Other                                                                     2,667               3,443                 4,545
    Eliminations                                                               (307)             (1,753)                 (211)
                                                                  ------------------   -----------------   -------------------
       Consolidated net earnings                                        $    54,032         $    61,704           $    54,955
                                                                  ==================   =================   ===================

Assets:
    MS                                                                  $ 3,546,748         $ 2,628,221           $ 2,471,918
    LA                                                                    2,138,894           1,895,832             1,673,973
    FL                                                                      122,845              88,070                     -
    Other                                                                   606,740             609,309               497,651
    Eliminations                                                           (465,040)           (556,706)             (493,184)
                                                                  ------------------   -----------------   -------------------
       Consolidated assets                                              $ 5,950,187         $ 4,664,726           $ 4,150,358
                                                                  ==================   =================   ===================

The Company allocated administrative charges between its Louisiana, Florida and Other segments and its Mississippi segment and the Parent Company. This allocation was based on an analysis of costs for 2005. The administrative charges allocated to the Louisiana segment were $11.55 million in 2005, $10.87 million in 2004 and $14.08 million in 2003. The Florida segment received $200,000 in allocated administrative charges in 2005. The Other segments allocated charges were $150,000 in 2005. No charges were allocated to the Florida or Other segments in 2004 or 2003. The aforementioned administrative charges were allocated from the Mississippi segment ($11.60 million in 2005, $10.75 million in 2004 and $11.33 million in 2003). Subsidiaries of the Mississippi segment were included in the cost allocation process beginning in 2004. Administrative charges allocated from the Parent Company were $300,000 in 2005, $124,000 in 2004 and $2.75 million in 2003.

Goodwill and other intangible assets assigned to the Mississippi segment totaled approximately $15.9 million, of which $12.1 million represented goodwill and $2.2 million represented core deposit intangibles at December 31, 2005. At December 31, 2004, goodwill and other intangible assets assigned to the Mississippi segment totaled approximately $14.9 million, of which $12.1 million represented goodwill and $2.8 million represented core deposit intangibles. The related core deposit amortization was approximately $518,000 in 2005, $666,000 in 2004 and $712,000 in 2003.

Goodwill and other intangible assets assigned to the Louisiana segment totaled approximately $37.0 million, of which $32.0 million represented goodwill and $5.0 million represented core deposit intangibles at December 31, 2005. Goodwill and other intangible assets assigned to the Louisiana segment totaled approximately $38.0 million, of which $32.0 million represented goodwill and $6.0 million represented core deposit intangibles, at December 31, 2004. The related core deposit amortization was approximately $977,000 in 2005, $951,000 in 2004 and $436,000 in 2003.

Goodwill and other intangible assets assigned to the Florida segment totaled approximately $12.3 million, of which $11.3 million represented goodwill and $1.0 million represented core deposit intangibles, at December 31, 2005. The related core deposit amortization was approximately $160,000 in 2005. Goodwill and other intangible assets assigned to the Florida segment totaled approximately $12.4 million, of which $11.3 million represented goodwill and $1.0 million represented core deposit intangibles, at December 31, 2004. The related core deposit amortization was approximately $149,000 in 2004.

Other intangible assets are also assigned to subsidiaries that are included in the “Other” category in the table above and totaled $7.0 million at December 31, 2005. Those intangibles consist of goodwill, $6.0 million; non-compete agreements, $228,000; and the value of insurance expirations, approximately $800,000. On July 1, 2005, Hancock Insurance Agency acquired 100% of the stock of J Everett Eaves, Inc., a well-known commercial insurance agency operating in the New Orleans, Louisiana market. The transaction resulted in the recording of intangibles of approximately $4.7 million. Upon completion of an intangibles valuation to be performed by an independent third party, the intangibles will be reallocated among goodwill (its current classification), value of insurance expirations and non-compete agreements. The latter two categories are amortizable intangibles and will be assigned appropriate lives based on valuations.

An intangibles valuation relating to the intangibles recorded in the acquisition of Ross King Walker, Inc. in late 2004 was completed during 2005. The reallocation of intangibles resulted in the recording of three separate categories of intangible assets: value of insurance expirations, $1.1 million; non-compete agreements, $0.2 million and goodwill of $1.3 million. The value of insurance expirations and non-compete agreement assets are being amortized over 10 year and 5 year lives, respectively, on an accelerated basis. The related amortization related to the non-compete agreements and the value of insurance expirations was approximately $540,000 in 2005, and approximately $179,000 in 2004.

None of the segments recorded amortization of goodwill during 2005, 2004 and 2003 in accordance with SFAS No. 142 as discussed in Note 1. The segments performed a fair value based impairment test on its goodwill and determined that the fair value exceeded the recorded value at December 2005, 2004 and 2003. No impairment loss, therefore, was recorded.

NOTE 22 - CONDENSED PARENT COMPANY INFORMATION

The following condensed financial information reflects the accounts and transactions of Hancock Holding Company (parent company only) for the dates indicated (in thousands):

                                                      Condensed Balance Sheets

                                                                                              December 31,
                                                                                  ------------------------------------
                                                                                          2005                2004
                                                                                  -----------------   ----------------
Assets:
    Cash                                                                                 $   3,161          $   3,783
    Investment in bank subsidiaries                                                        461,375            451,849
    Investment in non-bank subsidiaries                                                     12,757             11,254
    Due from subsidiaries and other assets                                                   2,342              2,403
                                                                                  -----------------   ----------------
                                                                                         $ 479,635          $ 469,289
                                                                                  =================   ================

Liabilities and Stockholders' Equity:
    Due to subsidiaries                                                                  $   2,194          $   4,675
    Other liabilities                                                                           26                 32
    Common stockholders' equity                                                            477,415            464,582
                                                                                  -----------------   ----------------
                                                                                         $ 479,635          $ 469,289
                                                                                  =================   ================

                                                   Condensed Statements of Earnings

                                                                                        Years Ended December 31,
                                                                      ---------------------------------------------------------
                                                                            2005                2004                 2003
                                                                      ---------------   ------------------   ------------------
Operating Income
From subsidiaries
    Dividends received from bank subsidiaries                               $ 34,900             $ 45,506             $ 42,501
    Dividends received from non-bank subsidiaries                                  -               10,000                    -
    Equity in earnings of subsidiaries greater than
    dividends received                                                        20,702                6,484               12,098
Other operating income                                                             -                    -                  356
                                                                      ---------------   ------------------   ------------------
       Total operating income                                                 55,602               61,990               54,955
                                                                      ---------------   ------------------   ------------------
Operating expense
Other operating expense                                                       (1,570)                (286)                   -
                                                                      ---------------   ------------------   ------------------
       Total operating expense                                                (1,570)                (286)                   -
                                                                      ---------------   ------------------   ------------------
Net earnings                                                                  54,032               61,704               54,955
Preferred dividends                                                                -                    -               (2,653)
                                                                      ---------------   ------------------   ------------------
Net earnings available to common stockholders                               $ 54,032             $ 61,704             $ 52,302
                                                                      ===============   ==================   ==================

                                                  Condensed Statements of Cash Flows

                                                                                        Years Ended December 31,
                                                                      ---------------------------------------------------------
                                                                            2005                2004                 2003
                                                                      ---------------   ------------------   ------------------
Cash flows from operating activities - principally
    dividends received from subsidiaries                                    $ 50,670             $ 60,411             $ 36,854
                                                                      ---------------   ------------------   ------------------
Cash flows from investing  activities:
    Business acquisitions                                                          -               (4,533)             (19,400)
    Infusion of capital to subsidiary                                        (20,000)             (15,949)                   -
                                                                      ---------------   ------------------   ------------------
       Net cash used by investing activities                                 (20,000)             (20,482)             (19,400)
                                                                      ---------------   ------------------   ------------------
Cash flows from financing activities:
    (Repayments) advances of short-term notes                                      -               (9,400)               9,400
    Dividends paid to stockholders                                           (23,416)             (18,977)             (16,207)
                                                                                                                             -
    Stock transactions, net                                                   (7,876)              (8,919)             (12,487)
                                                                      ---------------   ------------------   ------------------
       Net cash used by financing activities                                 (31,292)             (37,296)             (19,294)
                                                                      ---------------   ------------------   ------------------
    Net increase (decrease) in cash                                             (622)               2,633               (1,840)
Cash, beginning                                                                3,783                1,150                2,990
                                                                      ---------------   ------------------   ------------------
Cash, ending                                                                $  3,161             $  3,783             $  1,150
                                                                      ===============   ==================   ==================

HANCOCK HOLDING COMPANY AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Purpose

The purpose of this discussion and analysis is to focus on significant changes and events in the financial condition and results of operations of Hancock Holding Company and its subsidiaries during 2005 and selected prior periods. This discussion and analysis is intended to highlight and supplement data and information presented elsewhere in this report, including the preceding consolidated financial statements and related notes. Certain information relating to prior years has been reclassified to conform to the current year’s presentation.

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

The allowance for loan losses is a valuation account available to absorb losses inherent in the loan portfolio. All loan losses are charged to the allowance when the loss actually occurs; recoveries are credited to the allowance for loan losses at the time of receipt. Periodically, Management estimates the probable level of losses to determine whether the allowance is adequate to absorb reasonably foreseeable, anticipated losses in the existing portfolio based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrowers’ ability to repay, the estimated value of any underlying collateral and current economic conditions. On August 29, 2005 Hurricane Katrina struck the coasts of Mississippi and Louisiana causing extensive damage to coastal communities in which the Company conducts business. The Company established a specific allowance for estimated credit losses related to the impact of Hurricane Katrina on the Company’s loan portfolio. In establishing the special allowance for the loss exposure created by Hurricane Katrina, commercial, direct installment and home equity loans were segmented by division and loss factors applied based on the estimated percentage of loans affected by the storm.

The allowance for loan losses is increased by charges to expense and decreased by loan charge-offs (net of recoveries). See Note 1 in the Notes to consolidated financial statements for discussion of other accounting policies.

Recent Accounting Pronouncements -In October 2003, the American Institute of Certified Public Accountants (AICPA) issued Statement of Accounting Position (SOP) 03-03, which addresses accounting for differences between contractual cash flows expected to be collected from an investor’s initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. This SOP prohibits “carry over” or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of this SOP. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. The Company adopted this SOP during the first quarter of 2005 as required and its effect on the consolidated financial statements, to date, has not been material.

The guidance in Emerging Issues Task Force (EITF) 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, was originally effective for other-than-temporary impairment evaluations made in reporting periods beginning after June 15, 2004. However, the guidance contained in paragraphs 10-20 of the Issue was delayed by FASB Staff Position (FSP) EITF Issue 03-1-1, The Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1, posted on September 30, 2004. The disclosure requirements continue to be effective and have been implemented by the Company. In November 2005, the FASB issued Staff Position (FSP) FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, which amends SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and No. 124, Accounting for Certain Investments Held by Not for Profit Organizations and APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. This FSP addresses the determination as to when an investment is considered impaired, whether the impairment is other than temporary, and the measurement of an impairment loss. FSP FAS 115-1 and FAS 124-1 also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP is effective for reporting periods beginning after December 15, 2005. The Company does not expect the adoption of FAS 115-1 and FAS 124-1 will have a material impact on its financial condition or results of operations.

On December 16, 2004, the FASB published SFAS No. 123(R), Share-Based Payment. This Statement is a revision of SFAS No. 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. It will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements based on the fair value of the equity or liability instruments issued. The Company will adopt SFAS No.123(R) effective January 1, 2006. The estimated effect on earnings for 2006 is an increase in compensation expense of $900,000, or a reduction in diluted earnings per share of $0.03.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. This Statement is a replacement of APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine period-specific effects of an accounting change on one or more individual prior periods presented. Then the new accounting principle is applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earning for that period rather that being reported in an income statement. Further, the accounting principle is to be applied prospectively from the earliest date when it is impracticable to determine the effect to all prior periods. This Statement is effective for the Company as of January 1, 2006. Adoption of this statement could have an impact if there are future voluntary accounting changes and correction of errors.

Executive Overview

Diluted earnings per common share for 2005 were $1.64 on earnings of $54.0 million. Diluted earnings per common share were down 12% and net earnings decreased by 12% as compared to 2004. The August 29, 2005 impact of Hurricane Katrina on the Gulf Coast had a significant effect on the Company’s earnings. Excluding the impact of Hurricane Katrina, the Company continued its positive earnings momentum through 2005. The Company continues to be focused on strategic goals of serving customers throughout the Gulf South and earning a superior return for its stockholders.

The Company’s management team continues to evaluate opportunities for growth and expansion as evidenced by entrance into the New Orleans insurance market with the acquisition of J. Everett Eaves on July 1, 2005. Strategic management of earning assets and deposit mix, continued focus on efficiency and credit quality, and improved non-interest income drove the increase (excluding the impact of Hurricane Katrina) in operating earnings in 2005.

Summary

The Company reported net earnings of $54.0 million in 2005, a decrease of $7.7 million, or 12%, from the $61.7 million earned in 2004. Diluted earnings per common share were $1.64 in 2005, a decrease of $0.23, or 12%, from 2004‘s $1.87. The 2005 net earnings were unfavorably impacted by the effects of Hurricane Katrina’s landfall along the coastal areas of Louisiana and Mississippi. Storm related items negatively impacted pretax earnings by $32.4 million. Table 1 compares net income and diluted earnings per common share for 2005 and 2004, excluding the 2005 impact of Hurricane Katrina and the 2004 gains on sale of branches and credit card merchant services business.

TABLE  1.
EFFECT OF STORM-RELATED ITEMS AND GAINS ON SALE OF  BRANCHES & CREDIT CARD MERCHANT SERVICES
-----------------------------------------------------------------------------------------------------------------------------
(dollars in thousand, except per share data)                                      2005              2004              2003
-----------------------------------------------------------------------------------------------------------------------------

Reported Earnings (GAAP)                                                          $54,032          $61,704           $54,955
Plus tax-effected* estimated credit losses                                         22,881                -                 -
Less tax-effected* gain on insurance, net of direct expenses                        4,280                -                 -
Plus tax-effected* waived fees                                                      2,460                -                 -
Less tax-effected* gain on sale of branches                                             -            1,468                 -
Less tax-effected* gain on sale of credit card merchant services business               -            1,950                 -
-----------------------------------------------------------------------------------------------------------------------------

Adjusted Earnings (Non GAAP)                                                      $75,093          $58,286           $54,955
-----------------------------------------------------------------------------------------------------------------------------

Reported (GAAP) Diluted Earnings per Share                                          $1.64            $1.87             $1.64
Plus tax-effected* estimated credit losses                                           0.69                -                 -
Less tax-effected* gain on insurance, net of direct expenses                         0.13                -                 -
Plus tax-effected* waived fees                                                       0.08                -                 -
Less tax-effected* gain on sale of branches                                             -             0.04                 -
Less tax-effected* gain on sale of credit card merchant services business               -             0.06                 -
-----------------------------------------------------------------------------------------------------------------------------
Adjusted (Non GAAP) Diluted Earnings per Share                                      $2.28            $1.77             $1.64
-----------------------------------------------------------------------------------------------------------------------------
*Marginal federal tax income rate of 35%.

    Excluding the impact of the aforementioned items in Table 1, net income of $75.1 million was $16.8 million, or 29%, higher than the $58.3 million earned in 2004.  The key components of 2005's earnings performance follow:

•    Net interest income, on a tax-equivalent (te)* basis, increased $19.4 million, or 11%, from 2004 to 2005 due to an increase of $475 million, or 12%, in average earning assets. Average loan growth of $283 million, or 11% was funded primarily with deposit growth resulting from deposit inflows related to the aftermath of Hurricane Katrina that were favorable to the Company's funding mix.  The expansion of the Company's earning asset base, as well as improvement in the earning asset mix, were the main factors behind the increase in net interest income (te) compared to a year ago.
•    Non-interest income, exclusive of the storm-related items and waived fees in 2005, gain on sale of branches, credit
     card merchant services business in 2004 and securities transactions grew $6.9 million, or 8%, from 2004 to 2005.   The
     most considerable increases in non-interest income, when comparing 2004 to 2005, were experienced in insurance commission fees ($7.9 million or 86%), investment & annuity fees ($2.8 million or 121%) and other fees and income ($3.4 million or
     38%).
•    Non-interest expense increased $16.6 million, or 11%, from 2004 to 2005.  Significant increases were reflected in personnel expense ($7.8 million or 9%), legal and professional services ($2.1 million or 25%) and other operating expenses
     ($3.5 million or 26%).
•    The Company provided $42.6 million for loan losses in 2005, compared to $16.5 million for 2004 - an increase of $26.1 million, or 158%.  The increase in the provision for loan losses was primarily due to the impact of establishing a $35.2 million storm-related provision for credit losses due to Hurricane Katrina.
•    Income taxes decreased $7.7 million primarily due to a lower level of taxable income in 2005 and certain storm-related credits.
    *Tax-equivalent and tax-effected (te) amounts are calculated using a marginal federal tax income tax rate of 35%.

Loans and Allowance for Loan Losses

    Total average loans increased $283 million, or 11%, in 2005 compared to an increase of $361 million, or 16%, in 2004.
Table 2 shows average loans for a three-year period.

TABLE  2.   AVERAGE  LOANS
-----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                         2005                          2004                           2003
-----------------------------------------------------------------------------------------------------------------------------------
                                 Balance       TE Yield    Mix     Balance     TE Yield    Mix      Balance      TE Yield    Mix
Commercial & R.E. Loans         $1,565,369      6.40%     54.3%  $1,372,014      5.65%    52.8%    $1,140,288      5.85%    50.9%
Mortgage loans                     424,654      5.56%     14.7%     392,028      5.68%    15.1%       336,603      6.09%    15.0%
Direct consumer loans              501,677      7.51%     17.4%     489,040      7.25%    18.8%       494,311      7.88%    22.1%
Indirect consumer loans            328,679      5.91%     11.4%     288,005      6.03%    11.1%       216,080      7.00%     9.7%
Finance company loans               62,640     19.03%      2.2%      58,474     18.88%     2.2%        50,963     18.66%     2.3%
-----------------------------------------------------------------------------------------------------------------------------------
     Total average loans
      (net of unearned)         $2,883,020      6.99%    100.0%  $2,599,561      6.65%   100.0%    $2,238,245      7.23%   100.0%
-----------------------------------------------------------------------------------------------------------------------------------

The Company experienced an overall increase in loan growth that affected all loan categories as its efforts to generate loan volume continued.

As indicated by Table 2, average commercial and real estate loans increased $193 million, or 14%, from 2004. Included in this category are commercial real estate loans, which are secured by properties, used in commercial or industrial operations. The Company originates commercial and real estate loans to a wide variety of customers in many different industries and, as such, no single industry concentrations existed at December 31, 2005.

Average mortgage loans of $425 million were $33 million, or 8%, higher than in 2004. The majority of the growth in 2005 for this category was in retail mortgage loans. The Company originates both fixed-rate and adjustable-rate mortgage loans. Certain types of mortgage loans are sold in the secondary mortgage market, while the Company retains other types. The Company also originates home equity loans. This product offers customers the opportunity to leverage rising home values and equity to obtain tax-advantaged consumer financing.

Direct consumer loans, which include loans and revolving lines of credit made directly to consumers, were up $13 million, or 3%, from 2004. The Company also originates indirect consumer loans, which consist primarily of consumer loans originated through third parties such as automobile dealers or other point-of-sale channels. Average indirect consumer loans of $329 million for 2005 were up $41 million, or 14%, from 2004. The Company owns a finance company subsidiary, which originates both direct and indirect consumer loans. Finance company loans increased approximately $4 million, or 7%, at December 31, 2005, compared to the subsidiary’s outstanding loans on December 31, 2004. The loan growth in the Finance company was mainly due to continued growth in direct consumer loans.

TABLE  3.   SUMMARY OF ACTIVITY IN THE ALLOWANCE FOR LOAN LOSSES
----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                           2005          2004           2003           2002          2001
----------------------------------------------------------------------------------------------------------------------------------
Balance at the beginning of year                                $40,682       $36,750        $34,740        $34,417       $28,604
Allowance of acquired banks                                           -             -              -           (400)        8,342
Provision for loan losses
     charged to operations                                       42,635        16,537         15,154         18,495         9,082
Loans charged-off to the allowance
     Commercial, real estate & mortgage                           4,273         6,045          5,232          9,262         6,445
     Direct and indirect consumer                                 7,052         9,335          9,626          9,384         6,324
     Demand deposit accounts                                      4,486         5,048          4,685          4,907         3,529
----------------------------------------------------------------------------------------------------------------------------------
         Total gross charge-offs                                 15,811        20,428         19,543         23,553        16,298
----------------------------------------------------------------------------------------------------------------------------------
Recoveries of loans previously charged-off
     Commercial, real estate & mortgage                           2,794         2,136          1,296            646           322
     Direct and indirect consumer                                 2,043         2,231          2,117          2,071         2,026
     Demand deposit accounts                                      2,215         3,456          2,986          3,064         2,339
----------------------------------------------------------------------------------------------------------------------------------
         Total recoveries                                         7,052         7,823          6,399          5,781         4,687
----------------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                                   8,759        12,605         13,144         17,772        11,611
----------------------------------------------------------------------------------------------------------------------------------
Balance at the end of year                                      $74,558       $40,682        $36,750        $34,740       $34,417
----------------------------------------------------------------------------------------------------------------------------------
Storm-related net charge-offs (included above)                   $2,350             -              -              -             -
----------------------------------------------------------------------------------------------------------------------------------
Storm-related allowance for loan losses (included above)        $32,851             -              -              -             -
----------------------------------------------------------------------------------------------------------------------------------
Ratios
     Gross charge-offs to average loans                           0.55%         0.79%          0.87%          1.20%         0.91%
     Recoveries to average loans                                  0.24%         0.30%          0.29%          0.29%         0.26%
     Net charge-offs to average loans                             0.30%         0.48%          0.59%          0.91%         0.65%
     Allowance for loan losses to year end loans                  2.49%         1.48%          1.50%          1.65%         1.82%
----------------------------------------------------------------------------------------------------------------------------------

At December 31, 2005, the allowance for loan losses was $74.6 million, or 2.49%, of year-end loans, compared to $40.7 million, or 1.48%, of year-end loans for 2004. The Company’s management was presented with the challenge of developing estimates for the impact of Hurricane Katrina on the Company’s credit quality. As such, in the immediate aftermath of the storm, the Company’s Chief Credit Policy Officer undertook a detailed process to review the impact of the storm on its credit customers and to develop a process to estimate the Company’s credit losses. In establishing the special allowance for the loss exposure created by Hurricane Katrina, commercial and direct installment loans were segmented by division and loss factors applied based on the estimated percentage of loans affected by the storm. The result of the aforementioned credit review process was that, on September 30, 2005, the Company established a $35.2 million specific allowance for estimated credit losses related to the impact of Hurricane Katrina on its loan portfolio. The Company is continuously reviewing the adequacy of the special storm-related allowance and views the current level to be adequate and, as such, expects no material deviations once all storm-related net charge-offs are known. Net charge-offs amounted to $8.8 million in 2005, as compared to $12.6 million in 2004. The $3.8 million decrease in net charge-offs from 2004 was related to decreases in each net charge-off category. The Company recorded storm-related net charge-offs of $2.4 million that were charged directly against the storm-related allowance of $35.2 million. As a result, the storm-related allowance was reduced by $2.4 million and as of December 31, 2005 stands at $32.9 million. Overall, the allowance for loan losses was 196% of non-performing loans and accruing loans 90 days past due at year-end 2005, compared to 252% at year-end 2004. Management utilizes several quantitative methodologies for determining the adequacy of the allowance for loan losses and is of the opinion that the allowance at December 31, 2005 is adequate. Table 3 presents the activity in the allowance for loan losses over the past 5 years.

Non-performing assets consists of loans accounted for on a non-accrual basis, restructured loans and foreclosed assets. Table 4 presents information related to non-performing assets for the five years ended December 31, 2005. Total non-performing assets at December 31, 2005 were $12.5 million, an increase of $1.5 million, or 14%, from December 31, 2004. Loans that are over 90 days past due but still accruing were $25.6 million at December 31, 2005. This compares to $5.2 million at December 31, 2004. This increase was due primarily to accommodations granted to certain loan customers related to Hurricane Katrina. In the aftermath of Hurricane Katrina, the Company recognized that many of its credit customers (mostly residential mortgage holders) were in a position where time would be needed to recover sufficiently from the storm before they could resume payments on their loans. Accommodations in the form of loan payment extensions (most for 90 days) were granted on a customer by customer basis.

Efforts on the part of Management to reduce the levels of non-performing assets, as well as past due loans, will continue in 2006.

TABLE  4.   NON-PERFORMING  ASSETS
-------------------------------------------------------------------------------------------------------------------------------
                                                                                      December 31
-------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                       2005           2004           2003          2002           2001
-------------------------------------------------------------------------------------------------------------------------------
Loans accounted for on a non-accrual basis                  $10,617         $7,480        $12,161       $11,870        $17,328
Restructured loans                                                -              -              -             -              -
-------------------------------------------------------------------------------------------------------------------------------
     Total non-performing loans                              10,617          7,480         12,161        11,870         17,328
Foreclosed assets                                             1,898          3,513          5,809         5,936          3,003
-------------------------------------------------------------------------------------------------------------------------------
     Total non-performing assets                            $12,515        $10,993        $17,970       $17,806        $20,331
-------------------------------------------------------------------------------------------------------------------------------
Loans 90 days past due still accruing                       $25,622         $5,160         $3,682        $6,407        $12,591
-------------------------------------------------------------------------------------------------------------------------------
Ratios
     Non-performing assets to loans plus
         other real estate                                    0.42%          0.40%          0.73%         0.84%          1.07%
     Allowance for loan losses to non-performing
         loans and accruing loans 90 days past due             196%           252%           170%          143%           105%
     Loans 90 days past due still accruing to loans           0.86%          0.19%          0.15%         0.30%          0.67%
-------------------------------------------------------------------------------------------------------------------------------
Investment Securities

The Company’s investment in securities was $1.959 billion at December 31, 2005, compared to $1.302 billion at December 31, 2004. Average investment securities were $1.434 billion for 2005 as compared to $1.345 billion for 2004.

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

Specific to our municipal holdings in the hurricane impacted areas, any unrealized losses on these securities have also been determined to be temporary. Numerous factors have been considered, however; the ultimate effects of the hurricanes on local economies, and consequently on government revenues and short-term cash flows, are unknown at this time.

Also during 2005, securities classified as held to maturity in the portfolio of one of the Company’s subsidiaries were sold. A determination was made that this action tainted the investment portfolio of the entire Company. As a result of this action and determination, all securities held by the Company have been reclassified to available for sale and the carrying value of those securities are adjusted to market as prescribed in Statement of Financial Accounting Standard (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities.

At December 31, 2005, the composition of the securities portfolio was 100% classified as available for sale and none were held to maturity. At December 31, 2004, these relative percentages were 86% available for sale and 14% held to maturity. The available-for-sale portfolio was $1.959 billion at December 31, 2005.

The vast majority of securities in the Banks’ portfolios are fixed rate and there were no investments in securities of a single issuer, other than U.S. Treasury and U.S. Government agency securities and mortgage-backed securities issued or guaranteed by U.S. government agencies that exceeded 10% of stockholders’ equity. At December 31, 2005, the average life of the portfolio was 2.90 years with an effective duration of 2.26 and an average yield of 4.53%.

During 2005, the Company sold approximately $133.7 million of securities from the available-for-sale portfolio at a pretax net securities loss of $53,000. The Company recorded net securities gains during 2004 and 2003 of $163,000 and $1.7 million, respectively.

Deposits and Other Borrowings

The Company’s deposit base experienced significant growth since Hurricane Katrina impacted its market area. Deposits increased to $4.990 billion at December 31, 2005 from $3.798 billion at December 31, 2004, an increase of $1.192 billion, or approximately 31%. The year-end deposit increase from 2004 to 2005 was primarily driven by non-interest bearing deposit growth of $627.6 million and time deposit growth of $564.3 million. Total average deposits increased by $399 million, or 11%, from $3.603 billion during 2004 to $4.001 billion during 2005.

Over the course of 2005, the Company increased focus on multiple account, core deposit relationships and strategic placement of time deposit campaigns to stimulate overall deposit growth. The Company continues to keep as its highest priority continued customer demand for safety and liquidity of deposit products. Interest-bearing accounts, which include NOW accounts, money market investment accounts, savings accounts and time deposits increased more than $226 million on an average basis during 2005. Additionally, non-interest-bearing deposits were up almost $173 million for the period January through December 2005. The vast majority of the aforementioned net growth occurred as a result of deposit inflows from the impact of Hurricane Katrina, but the inflows were not limited to the immediate aftermath of the storm. The composition of deposit inflows since August 31, 2005 has been favorable to the Company’s funding mix and consisted of 50% non-interest bearing demand accounts, 38% low cost interest-bearing transaction accounts and 12% time deposits.

Borrowings consist primarily of purchases of federal funds, sales of securities under repurchase agreements and borrowings from the FHLB. In total, borrowings were up over $56.3 million from December 31, 2004 to December 31, 2005, driven primarily by an increase in customer repurchase agreements. Sales of securities under repurchase agreements increased $55.3 million from year-end 2004, while borrowings from the FHLB were essentially flat as compared to 2004. Long-term notes consist primarily of $50.0 million of advances from the FHLB, which were assumed through acquisition. The advance consist of two notes, $40.0 million bears interest at 4.49% and is due January 21, 2009 and $10.0 million bears interest at 4.75% and is due November 11, 2008. These advances are fixed rate, non-prepayable and are callable quarterly at the FHLB’s option. These advances are collateralized by a blanket pledge of certain residential mortgage loans. At December 31, 2005, federal funds purchased totaled $1.5 million while purchases of federal funds outstanding at year-end 2004 totaled $800,000.

TABLE  5.   AVERAGE  DEPOSITS
----------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                              2005                         2004                         2003
----------------------------------------------------------------------------------------------------------------------------
                                         Balance     Rate     Mix     Balance     Rate     Mix     Balance     Rate     Mix
Non-interest bearing demand deposits     $822,733   0.00%     21%     $650,106   0.00%     18%     $604,448   0.00%     18%
NOW account deposits                      893,521   1.55%     22%      798,286   1.01%     22%      694,681   1.14%     20%
Money market deposits                     445,134   0.96%     11%      444,390   0.69%     12%      442,919   0.93%     13%
Savings deposits                          521,502   0.70%     13%      562,976   0.79%     16%      541,748   1.04%     16%
Time deposits                           1,318,536   3.47%     33%    1,146,976   3.23%     32%    1,123,409   3.25%     33%
----------------------------------------------------------------------------------------------------------------------------
     Total average deposits            $4,001,426            100%   $3,602,734            100%   $3,407,205            100%
----------------------------------------------------------------------------------------------------------------------------
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

The post-Hurricane Katrina environment has significantly impacted the mix of the Company’s balance sheet. Deposit inflows were at a significantly higher pace than loans. A sizeable portion of these dollars have been invested in the Company’s securities portfolio. Prior to the storm the Company maintained solid liquidity levels; since that time, Management has handled the excess liquidity by maintaining existing strategies for safety and soundness. Management has sought to control the liquidity risk from this movement by laddering securities portfolio investments across overnight Fed Funds Sold, U.S. Agency discount notes, and short duration bullet maturity U.S. Agency bonds.

The asset portion of the balance sheet provides liquidity primarily through loan principal repayments, maturities of investment securities and occasional sales of various assets. Short-term investments such as federal funds sold, securities purchased under agreements to resell and maturing interest-bearing deposits with other banks are additional sources of liquidity funding. As of December 31, 2005 and 2004, securities that are not pledged and available for liquidity purposes, or free securities stood at 41.80%, or $827.95 million, and 28.0%, or $362.8 million, respectively.

TABLE  6.   LIQUIDITY RATIOS
------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                                       2005                 2004
------------------------------------------------------------------------------------------------------------------------
Free securities                                                                             41.80%               28.00%
Free securities-net wholesale funds/core deposits                                           11.10%                2.80%
------------------------------------------------------------------------------------------------------------------------
Wholesale funding diversification
     Certificate of deposits > $100,000 (excluding public funds)                             6.90%                5.70%
     Brokered certificate of deposits                                                        0.40%                0.50%
     Public fund certificate of deposits                                                  $149,612             $149,032
------------------------------------------------------------------------------------------------------------------------
Net wholesale funding maturity concentrations
     Overnight                                                                               0.00%                0.00%
     Up to 3 months                                                                          1.40%                4.20%
     Up to 6 months                                                                          1.70%                1.80%
     Over 6 months                                                                           5.20%                3.90%
------------------------------------------------------------------------------------------------------------------------
Net wholesale funds                                                                       $514,003             $480,094
Core deposits                                                                           $4,303,561           $3,050,102
------------------------------------------------------------------------------------------------------------------------

The liability portion of the balance sheet provides liquidity through various customers’ interest-bearing and non-interest-bearing deposit accounts. Purchases of federal funds, securities sold under agreements to repurchase and other short-term borrowings are additional sources of liquidity and represent the Company’s incremental borrowing capacity. These sources of liquidity are short-term in nature and are used as necessary to fund asset growth and meet short-term liquidity needs. The Company’s short-term borrowing capacity includes an approved line of credit with the Federal Home Loan Bank of $323 million and borrowing capacity at the Federal Reserve’s Discount Window in excess of $100 million. As of December 31, 2005 and 2004, the Company’s core deposits were $4.304 billion and $3.050 billion, respectively and net wholesale funding (the sum of federal funds, dealer repurchase agreements, treasury tax & loan deposits, brokered certificate of deposits, bank notes, securitization and certificates of deposits greater than $100,000 less money market assets) stood at $514.0 million and $480.1 million, respectively.

Contractual Obligations

The Company has contractual obligations to make future payments on certain debt and lease agreements. Table 7 summarizes all significant contractual obligations at December 31, 2005, according to payments due by period.

TABLE  7.   CONTRACTUAL OBLIGATIONS
----------------------------------------------------------------------------------------------------------------------------
                                                                                Payment due by period
----------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                               Less than          1-3           3-5         More than
                                                        Total          1 year          years         years         5 years
----------------------------------------------------------------------------------------------------------------------------
Certificates of deposit                              $1,500,047       $906,373       $452,356       $141,304            $14
Short-term debt obligations                             252,282        252,282              -              -              -
Long-term debt obligations                               50,266             12             21         50,026            207
Operating lease obligations*                             17,629          4,495          4,692          3,449          4,993
----------------------------------------------------------------------------------------------------------------------------
     Total                                           $1,820,224     $1,163,162       $457,069       $194,779         $5,214
----------------------------------------------------------------------------------------------------------------------------
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

The Company’s net earnings are dependent on its net interest income. Net interest income is susceptible to IRR to the degree that interest-bearing liabilities mature or reprice on a different basis and timing than interest-earning assets. This timing difference represents a potential risk to the Company’s future earnings. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest and the subsequent impact on customer behavior could adversely affect NII. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates and changes in customer behavior could result in a decrease in NII.

Management and the Asset/Liability Committee (ALCO) direct the Company’s IRR management through a Risk Management policy that is designed to produce a stable net interest margin (NIM) in periods of interest rate fluctuation. In adjusting the Company’s asset/liability position, the Board and Management attempt to direct the Company’s IRR while enhancing the NIM. At times, depending on the general level of interest rates, the relationship between long-term and short-term interest rates, market conditions and competitive factors, Management may determine strategies that could add to the level of IRR in order to increase its NIM. Not withstanding the Company’s IRR management activities, the potential for changing interest rates is an uncertainty that can have an adverse effect on net earnings.

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

The post-Hurricane Katrina environment has significantly impacted the mix of the Company’s balance sheet. During the last half of 2005, customer behavior had begun to react to the changes in the yield curve by moving towards more liquidity (holding deposits of a shorter nature including contractual obligations less than 24 months in duration). The continued rise in short term rates that flattened the yield curve combined with an inflow of customer deposits after the storm shortened these preferences even further. Similarly, non-interest bearing deposit inflows increased considerably after the storm.

The increase in short term liabilities during the fourth quarter contributed heavily to a shift in the Company’s gap position from asset sensitive to evenly gapped (shown in Table 8 below). Management has sought to control the liquidity risk from this movement by laddering securities portfolio investments across overnight Fed Funds Sold, U.S. Agency discount notes, and short duration bullet maturity U.S. Agency bonds. The reinvestment opportunity from these cash flows was appropriately coordinated with the Company’s existing portfolio investment strategy to assist in controlling the interest rate risk of the resulting balance sheet position.

The static gap report shown in Table 8 measures the net amounts of assets and liabilities that reprice within a given time period over the remaining lives of those instruments. The Company ended 2005 in a neutral position. The forecast includes an aggressive approach for potential deposit outflows related to the post-storm rebuilding effort in the Gulf Coast region. This static position combined with the NII at risk scenarios, noted in Table 9, indicates the Company would benefit from a rising rate environment. Moreover, Management believes it has many strategic options available for continued maximization of NII over time.

TABLE  8.   INTEREST RATE SENSITIVITY
------------------------------------------------------------------------------------------------------------------------------
                                                                  December 31, 2005
------------------------------------------------------------------------------------------------------------------------------
                                               Within       6 months       1 to 3         > 3       Non-Sensitive
                                Overnight     6 months      to 1 year      years         years        Balance       Total
                               ------------ -------------  ------------ ------------- ------------- ------------ -------------
                                                            (dollars in thousands)
Assets
    Securities                   $       -    $  321,224     $ 396,374    $  544,557    $  685,504   $   11,602    $1,959,261
    Federal funds sold &
      short-term investments       402,968             -         7,258             -             -            -       410,226
    Loans                           43,145     1,413,210       240,200       634,416       583,657            -     2,914,628
    Other assets                         -             -             -             -             -      666,072       666,072
------------------------------------------------------------------------------------------------------------------------------
        Total Assets             $ 446,113    $1,734,434     $ 643,832    $1,178,973    $1,269,161   $  677,674    $5,950,187
------------------------------------------------------------------------------------------------------------------------------
Liabilities
    Interest bearing
       transaction deposits      $       -    $  776,515     $ 309,737    $  923,166    $  155,417   $        -    $2,164,835
    Time deposits                        -       410,815       495,558       452,356       141,318            -     1,500,047
    Non-interest bearing deposits        -       425,444       159,876       533,352       206,266            -     1,324,938
    Federal funds purchased          1,475             -             -             -             -            -         1,475
    Borrowings                     250,807             9             3            21        50,233            -       301,073
    Other liabilities                    -             -             -             -             -      180,404       180,404
    Stockholders' equity                 -             -             -             -             -      477,415       477,415
------------------------------------------------------------------------------------------------------------------------------
        Total Liabilities &
          Equity                 $ 252,282    $1,612,783     $ 965,174    $1,908,895    $  553,234   $  657,819    $5,950,187
------------------------------------------------------------------------------------------------------------------------------
Interest sensitivity gap         $ 193,831    $  121,651     $(321,342)   $ (729,922)   $  715,927   $   19,855
Cumulative interest rate
    sensitivity gap              $ 193,831    $  315,482     $  (5,860)   $ (735,782)   $  (19,855)  $        -
Cumulative interest rate
    sensitivity gap as a
    percentage of total
    earning assets                    4.0%          6.0%         (0.1)%       (14.0)%        (0.4)%
------------------------------------------------------------------------------------------------------------------------------

To further control IRR, the Company structures its loan portfolio strategies to provide appropriate investment opportunities while minimizing potential volatility in earnings from extension risk. Deposit strategies continue to emphasize non-certificate of deposit core accounts. The Board and Management believe that such accounts carry a lower interest cost than certificate accounts, and that a material portion of such accounts may be more resistant to changes in interest rates.

NII at risk measures the risk of a decline in earnings due to changes in interest rates. Table 9 presents an analysis of the Company’s IRR as measured by the estimated changes in NII resulting from an instantaneous and sustained parallel shift in the yield curve at December 31, 2005. Shifts are measured in 100 basis point increments (+ 300 through - 200 basis points,) from base case. Current interest rate levels and forecasts make it improbable that rates would fall in excess of 200 basis points; therefore, a down 300 scenario is not presented. Base case encompasses key assumptions for asset/liability mix, loan and deposit growth, pricing, prepayment speeds, deposit decay rates, securities portfolio cash flows and reinvestment strategy, and the market value of certain assets under the various interest rate scenarios. The base case scenario assumes that the current interest rate environment is held constant throughout the forecast period; the instantaneous shocks are performed against that yield curve.

TABLE  9.   NET  INTEREST INCOME (te) AT RISK
---------------------------------------------------------------------------------------------------------------------

                            Change in                                                     Estimated Increase
                             Interest                                                     (Decrease) in NII
                              Rates                                                       December 31, 2005
                          ---------------                                  -------------------------------------
                          (basis points)

                                  -  200                                                      -12.8%
                                  -  100                                                       -5.2%
                                  Stable                                                        0.0%
                                  +  100                                                        2.7%
                                  +  200                                                        4.7%
                                  +  300                                                        6.5%

                             Most Likely                                                        2.2%
---------------------------------------------------------------------------------------------------------------------

Additionally, the Company has forecast a Most Likely NII scenario based on its conservative projection of yield curve changes for the coming 12 month period. This scenario utilizes all base case assumptions, applying those assumptions against a yield curve forecast that incorporates the current interest rate environment and projects changes over the forecast period. Table 9 indicates that the Company’s level of NII increases under rising rates and declines under falling rates. The most likely scenario for interest rates projects net interest income to exceed base case by 1.5% indicating that the balance sheet is appropriately structured for the current rate environment.

The downward rate scenarios show increased levels of volatility; however, these scenarios are instantaneous shocks that assume balance sheet management will mirror base case. Should the yield curve begin to fall, Management has several strategies available to offset the negative impact to earnings. For example, deposit pricing strategies could be adjusted to further incent customer behavior to non-contractual or short term (less than 12 months) contractual deposit products which would reset downward with the changes in the yield curve and prevailing market rates. Another opportunity at the start of such a cycle would be reinvesting the securities portfolio cash flows into longer term, non-callable bonds that would lock in higher yields. Finally, there are a number of hedge strategies by which Management could use derivatives, including swaps and purchased floors, to lock in net interest margin protection. However, to date, management has not entered into any hedge transactions.

Even if interest rates change in the designated amounts, there can be no assurance that the Company’s assets and liabilities would perform as anticipated. Additionally, a change in the U.S. Treasury rates in the designated amounts accompanied by a change in the shape of the U.S. Treasury yield curve would cause significantly different changes to NII than indicated above. Strategic management of the Company’s balance sheet and earnings is fluid and would be adjusted to accommodate these movements. As with any method of measuring IRR, certain shortcomings are inherent in the methods of analysis presented above. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Certain assets such as adjustable-rate loans have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. The Company considers all of these factors in monitoring its exposure to interest rate risk.

Capital Resources

Common stockholders’ equity totaled $477.4 million at December 31, 2005, which represented an increase of $12.8 million from the end of 2004. The increase from 2004 was primarily due to net earnings of $54.0 million. This increase was partially offset by a $9.5 million decrease in common stock related to the execution of the Company’s ongoing stock buyback program. Dividends paid by the Company to common stockholders totaled approximately $23.4 million, or $0.72 per common share. This represents an increase of $0.14, or 24%, per common share over 2004. There was no preferred stock outstanding at December 31, 2005 or December 31, 2004; however, preferred stock totaled $37.1 million at December 31, 2003.

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

On February 26, 2004, the Company’s Board of Directors declared a two-for-one stock split in the form of a 100% common stock dividend. The additional shares were payable March 18, 2004 to stockholders of record at the close of business on March 8, 2004. On July 12, 2002, the Company’s Board of Directors declared a three-for-two stock split in the form of a 50% stock dividend. The additional shares were payable on August 5, 2002 to stockholders of record at the close of business on July 23, 2002. All information including earnings per share, dividends per share and numbers of shares outstanding have been restated to give effect to these splits.

Common stockholders’ equity at December 31, 2005 reflects a balance of $8.5 million (net of tax) relating to the unfunded portion of the Company’s pension plan. The principal cause of this unfunded pension liability is that the actual return on plan assets in recent years has been less than expected due to overall market conditions and the discount rate used to measure the liability has declined consistently with the recent trend in interest rates. The Company used discount rates on the obligations of 5.5% and 6.0% for 2005 and 2004, respectively. These rates reflect current market conditions at the time of the calculation.

A strong capital position, which is vital to the continued profitability of the Company, also promotes depositor and investor confidence and provides a solid foundation for the future growth of the Company. Composite ratings by the respective regulatory authorities of the Company and the Banks establish minimum capital levels. Currently, the Company and the Banks are required to maintain minimum Tier 1 leverage ratios of at least 3%, subject to an increase up to 5%, depending on the composite rating. At December 31, 2005, the Company’s and the Banks’ capital balances were in excess of current regulatory minimum requirements. As indicated in Table 10 below, the regulatory capital ratios of the Company and the Banks far exceed the minimum required ratios, and the Banks have been categorized as “well capitalized” in the most recent notice received from their regulators.

The Company remains very well capitalized even with a $1.16 billion increase in total assets since the storm made landfall on August 29, 2005. As of December 31, 2005, the Company’s Leverage (tier one) Ratio stands at 7.85%, while the Tangible Equity Ratio is 6.89% (see below in Table 10). While the Company remains very well capitalized, so that it maintains flexibility for future capital needs, including acquisitions, the Company may consider raising additional capital at some point in 2006.

TABLE  10.   RISK-BASED CAPITAL AND CAPITAL RATIOS
------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                      2005           2004          2003          2002           2001
------------------------------------------------------------------------------------------------------------------------------
Tier 1 regulatory capital                                  $420,283       $399,320      $378,262      $354,535       $345,589
Tier 2 regulatory capital                                    46,218         38,161        34,175        29,544         30,071
------------------------------------------------------------------------------------------------------------------------------
     Total regulatory capital                              $466,501       $437,481      $412,437      $384,079       $375,660
------------------------------------------------------------------------------------------------------------------------------
Risk-weighted assets                                     $3,665,722     $3,222,554    $2,770,904    $2,383,423     $2,387,945
------------------------------------------------------------------------------------------------------------------------------
Ratios
     Leverage (Tier 1 capital to average assets)              7.85%          8.97%         9.29%         9.19%          8.50%
     Tier 1 capital to risk-weighted assets                  11.47%         12.39%        13.65%        14.88%         14.47%
     Total capital to risk-weighted assets                   12.73%         13.58%        14.88%        16.11%         15.73%
     Common stockholders' equity to total assets              9.65%          9.96%         9.59%         9.75%          9.99%
     Tangible common equity to total assets                   6.89%          8.58%         8.32%         8.45%          8.61%
------------------------------------------------------------------------------------------------------------------------------

The Company continued the execution of the common stock buyback program, which provides for the repurchase of up to 10% of the Company’s outstanding common stock. This program was announced in July 2000 and authorized the repurchase of approximately 3,320,000 shares of the Company’s outstanding stock. Over the course of 2005, the Company purchased 147,909 shares of common stock at an aggregate price of $4.5 million, or approximately $30.45 per share. In 2004, the Company purchased 236,034 shares of common stock at an aggregate price of $6.8 million, or approximately $29.49 per share. As of December 31, 2005, the total number of common shares purchased under the current stock buyback program since inception was approximately 2,602,000, or 7.9%, of the outstanding common shares at June 30, 2000.

Results of Operations

Net Interest Income

Net interest income (te) is the primary component of the Company’s earnings and represents the difference, or spread, between revenue generated from interest-earning assets and the interest expense related to funding those assets. Fluctuations in interest rates, as well as volume and mix changes in earning assets and interest-bearing liabilities can materially impact net interest income (te).

Net interest income (te) of $196.2 million was recorded for the year 2005, an increase of $19.4 million, or 11%, from 2004. The Company also experienced a less significant increase of $9.4 million, or 6%, from 2003 to 2004. The factors contributing to the changes in net interest income (te) for 2005, 2004 and 2003 are presented in Tables 11 and 12. Table 11 is an analysis of the components of the Company’s average balance sheets, levels of interest income and expense and the resulting earning asset yields and liability rates. Table 12 breaks down the overall changes in the level of net interest income into rate and volume components. Net interest income (te) in 2005 was primarily impacted by increased average earning assets, which were funded primarily with deposit growth fueled by storm-related average deposit inflows.

When comparing 2005 to 2004, the primary driver of the $19.4 million, or 11% increase, in net interest income (te) was a $475 million, or 12%, increase in average earning assets mainly from average loan growth of $283 million, or 11%. The Company’s loan growth and overall increase in earning assets was primarily funded by average deposit growth of $399 million, or 11%. This overall improvement in the earning asset mix enabled the Company to maintain its average loan-to-deposit ratio at 72% for the year ended December 31, 2005 compared to 72% in 2004. In addition, for the year ended December 31, 2005, loans comprise 56% of the Company’s earning asset base, as compared to 65% for the year ended December 31, 2004. It is not uncommon for loan growth to lag deposit growth in the aftermath of a storm such as Hurricane Katrina. Loan growth in the Company’s operating region is expected to pick up significantly once the inflows of insurance and federal aid funds begin to subside later in 2006. The net interest margin (te) narrowed 4 basis points as the overall increase in average earning asset yield (20 basis points) did not offset the increase in total funding costs (24 basis points). The Company’s ability to effect continuing improvements in the earning asset mix remains a significant positive contributor to future earnings expansion.

Average earning assets increased $475 million, or 12%, during 2005 mainly from average loan growth of $283 million, or 11%. Average securities increased $89 million, or 7%, over 2004. The increase in average earning assets was funded primarily with total average deposit growth of $399 million, or 11%. Average interest-bearing deposits increased $226 million, or 8%, while average non-interest bearing deposits increased $173 million, or 27% resulting primarily from the aforementioned inflows of deposits related to Hurricane Katrina.

TABLE  11.   SUMMARY  OF  AVERAGE  BALANCE  SHEETS
             NET  INTEREST  INCOME  (te)  &  INTEREST  RATE
------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                            2005                          2004                           2003
------------------------------------------------------------------------------------------------------------------------------
                                     Average                        Average                       Average
                                     Balance    Interest   Rate     Balance   Interest   Rate     Balance    Interest   Rate
------------------------------------------------------------------------------------------------------------------------------
ASSETS
EARNING ASSETS
    Loans* (te)                     $2,883,020   $201,446  6.99%   $2,599,561  $172,868  6.65%   $2,238,245   $161,850  7.23%
------------------------------------------------------------------------------------------------------------------------------
    U.S. Treasury securities            16,838        532  3.16%       11,003       200  1.82%       29,575        948  3.20%
    U.S. agency securities             514,834     21,499  4.18%      424,875    17,755  4.18%      466,809     19,162  4.10%
    CMOs                               241,473      9,492  3.93%      296,625    11,515  3.88%      440,705     14,905  3.38%
    Mortgage-backed securities         437,037     19,407  4.44%      389,871    16,706  4.29%      302,393     12,558  4.15%
    Obligations of states and
      political subdivisions (te)      161,464     11,251  6.97%      173,317    12,371  7.14%      198,599     14,045  7.07%
    FHLB stock and
      other corporate securities        62,769      2,822  4.50%       49,659     2,248  4.53%       28,075      1,215  4.33%
------------------------------------------------------------------------------------------------------------------------------
        Total investment in
         securities                  1,434,415     65,003  4.53%    1,345,350    60,795  4.52%    1,466,156     62,833  4.29%
------------------------------------------------------------------------------------------------------------------------------
    Federal funds sold and
      short-term investments           137,821      4,559  3.31%       34,911       384  1.10%       57,986        637  1.10%
------------------------------------------------------------------------------------------------------------------------------
        Total earning assets (te)    4,455,256    271,008  6.08%    3,979,822   234,047  5.88%    3,762,387    225,320  5.99%
------------------------------------------------------------------------------------------------------------------------------
NON-EARNING ASSETS
    Other assets                       525,881                        482,629                       384,953
    Allowance for loan losses          (50,107)                       (38,117)                      (35,391)
------------------------------------------------------------------------------------------------------------------------------
        Total assets                $4,931,030                     $4,424,334                    $4,111,949
------------------------------------------------------------------------------------------------------------------------------

LIABILITIES, PREFERRED STOCK AND COMMON STOCKHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES
    Interest-bearing transaction
      deposits                      $1,384,605      9,203  0.66%   $1,360,198     8,191  0.60%   $1,303,441     10,461  0.80%
    Time deposits                    1,149,239     40,654  3.54%    1,018,165    35,056  3.44%      980,703     34,429  3.51%
    Public funds                       644,849     17,724  2.75%      574,266     9,323  1.62%      518,613      9,301  1.79%
------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing
       deposits                      3,178,693     67,581  2.13%    2,952,629    52,570  1.78%    2,802,757     54,191  1.93%
------------------------------------------------------------------------------------------------------------------------------
    Customer repurchase agreements     224,842      4,351  1.94%      195,470     1,909  0.98%      177,535      1,446  0.81%
    Other interest-bearing liabilities  69,057      2,887  4.18%       69,960     2,791  3.99%       56,672      2,324  4.10%
------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing
       liabilities                   3,472,592     74,819  2.15%    3,218,059    57,270  1.78%    3,036,964     57,961  1.91%
------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST BEARING LIABILITIES, PREFERRED STOCK AND COMMON STOCKHOLDERS' EQUITY
    Demand deposits                    822,733                        650,106                       604,448
    Other liabilities                  160,004                        106,545                        37,434
    Preferred stockholders' equity           -                          2,240                        37,069
    Common stockholders' equity        475,701                        447,384                       396,034
------------------------------------------------------------------------------------------------------------------------------
      Total liabilities, preferred
        stock & common stockholders'
        equity                      $4,931,030             1.68%   $4,424,334            1.44%   $4,111,949             1.54%
------------------------------------------------------------------------------------------------------------------------------
      Net interest income and
        margin (te)                              $196,189  4.40%               $176,777  4.44%                $167,359  4.45%
      Net earning assets and spread   $982,664             3.93%     $761,763            4.10%     $725,423             4.08%
------------------------------------------------------------------------------------------------------------------------------
*Loan interest income includes loan fees of $8.6 million, $9.2 million and $11.1 million for each of the three years ended
 December 31, 2005.  Non-accrual loans in average balances and income on such loans, if recognized, is recorded on a cash basis.

TABLE  12.   SUMMARY  OF  CHANGES  IN  NET  INTEREST  INCOME  (te)
-----------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                   2005 Compared to 2004                      2004 Compared to 2003
-----------------------------------------------------------------------------------------------------------------------------
                                                       Due to                                   Due to
                                                     Change in             Total               Change in             Total
                                            --------------------------   Increase      --------------------------   Increase
                                              Volume         Rate       (Decrease)       Volume         Rate       (Decrease)
-----------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME (te)
    Loans*                                   $16,913        $11,665       $28,578       $20,176        ($9,158)      $11,018
-----------------------------------------------------------------------------------------------------------------------------

    U.S. Treasury securities                     139            193           332          (443)          (305)         (748)
    U.S. agency securities                     3,735              9         3,744        (1,218)          (189)       (1,407)
    CMOs                                      (1,918)          (105)       (2,023)       (2,586)          (804)       (3,390)
    Mortgage-backed securities                 2,072            629         2,701         3,741            407         4,148
    Obligations of states and
      political subdivisions (te)               (172)          (948)       (1,120)         (409)        (1,265)       (1,674)
    FHLB stock and
      other corporate securities                 589            (15)          574           975             58         1,033
-----------------------------------------------------------------------------------------------------------------------------
        Total investment in securities         4,445           (237)        4,208            60         (2,098)       (2,038)
-----------------------------------------------------------------------------------------------------------------------------

    Federal funds and short-term investments   2,483          1,692         4,175          (254)             1          (253)
-----------------------------------------------------------------------------------------------------------------------------
        Total interest income (te)           $23,841        $13,120       $36,961       $19,982       ($11,255)       $8,727
-----------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
    Interest-bearing transaction deposits       $149           $863        $1,012          $439        ($2,709)      ($2,270)
    Time deposits                              4,615            983         5,598         1,298           (671)          627
    Public funds                               1,266          7,135         8,401           948           (926)           22
-----------------------------------------------------------------------------------------------------------------------------
        Total interest-bearing deposits        6,030          8,981        15,011         2,685         (4,306)       (1,621)
-----------------------------------------------------------------------------------------------------------------------------

    Customer repurchase agreements               324          2,118         2,442           156            307           463
    Other interest-bearing liabilities            65             31            96           332            135           467
-----------------------------------------------------------------------------------------------------------------------------
        Total interest expense                 6,419        $11,130       $17,549        $3,173        ($3,864)        ($691)
-----------------------------------------------------------------------------------------------------------------------------

        Change in net interest income (te)   $17,422         $1,990       $19,412       $16,809        ($7,391)       $9,418
-----------------------------------------------------------------------------------------------------------------------------
*Loan interest income includes loan fees of $8.6 million, $9.2 million and $11.1 million for each of the three years ended December 31, 2005.
  Non-accrual loans in average balances and income on such loans, if recognized, is recorded on a cash basis.
Provision for Loan Losses

The Company’s provision for loan losses was $42.6 million in 2005, $16.5 million in 2004 and $15.2 million in 2003. The provision for loan losses increased $26.1 million, or 158%, when comparing 2005 to 2004. This increase was primarily a function of the Company’s recording of a $35.2 million storm-related provision for credit losses as well as $241 million of period-end loan growth experienced between December 31, 2004 and December 31, 2005. Net charge-offs decreased $3.8 million, or 31%, from 2004 to 2005 and were $8.8 million for 2005. During 2005, the provision for loan losses equaled 487% of net charge-offs compared with 131% in 2004 and 115% in 2003. The provision for loan losses reflects Management’s assessment of the adequacy of the allowance for loan losses to absorb probable losses in the loan portfolio. The amount of provision for each period is dependent on many factors, including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, identified loan impairment, Management’s assessment of the loan portfolio quality, the value of collateral, as well as, overall economic factors. The Company’s allowance for loan losses as a percent of period-end loans was 2.49% at December 31, 2005, an increase of 101 basis points from the 1.48% at December 31, 2004.

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

Non-Interest Income

Table 13 presents a three-year analysis of the components of non-interest income. Overall, non-interest income of $98.3 million was reported in 2005, as compared to $90.3 million for 2004 and $74.8 million for 2003. This represents an increase of $8.0 million, or 9%, from 2004 to 2005 and an increase of $15.5 million, or 21%, from 2003 to 2004. Included in non-interest income are net storm-related items of $6.6 million. This represents gains on involuntary conversions of assets lost in Hurricane Katrina for which insurance proceeds had been received or which the claims proceeds were substantially assured, net of certain direct costs. Excluding the impact of net storm-related items and securities transactions, non-interest income for 2005 was $91.7 million compared to non-interest income in 2004 of $84.9 million (excluding the gains on sales of branches and credit card merchant services business). This represents an increase of $6.8 million, or 8% as compared to 2004. During 2004, the Company sold four Louisiana branches at a $2.3 million pre-tax gain and also sold its credit card merchant services business at a pre-tax gain of $3.0 million.

Considerable increases in non-interest income, when comparing 2005 to 2004, were experienced in trust fees, investment and annuity fees, insurance commission fees, and other fees and income. Smaller increases were also experienced in debit card and merchant fees. Significantly offsetting the increased non-interest income when compared to 2004 were decreases in service charges on deposit accounts principally due to waived return item fees and other service charges as a result of accommodations to customers impacted by Hurricane Katrina along with changes in customer behavior since many had significant cash available from insurance proceeds.

Trust fee income increased $2.1 million, or 23%, when compared to the previous year as a result of increases in the value of assets under care (either managed or in custody). Investment and annuity fees increased $2.8 million, or 121%, from 2004 to 2005. Higher levels of insurance commissions and fees (up $7.9 million or 86%) were mostly related to higher revenues associated with Magna Insurance Company, the Company’s wholly owned insurance company. In addition, on July 1, 2005 the Company acquired J. Everett Eaves, Inc., a property and casualty insurance agency, as a division of Hancock Insurance Agency. Other fees and income increased $3.4 million, or 38%, from 2004 to 2005.

Service charges on deposit accounts decreased $8.9 million, or 20%, when comparing 2005 to 2004, primarily due to the aforementioned waived return items and other service charges resulting from the impact of Hurricane Katrina. The level of ATM fees decreased from last year to this year by $310,000, or 7%, due to decreased volume. Secondary mortgage market operations income decreased $713,000, or 24%, compared to 2004 primarily due to the reversal during 2004 of an $850,000 mortgage servicing rights valuation allowance that had been previously established. Securities transactions gains/losses declined by $216,000, or 133%, from gains of $163,000 in 2004 to losses of $53,000 in 2005.

TABLE  13.   NON-INTEREST  INCOME
-----------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                         2005        % change        2004        % change        2003
-----------------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts                           $34,773          -20%       $43,631            3%      $42,544
Trust fees                                                     11,107           23%         9,030           17%        7,724
Investment and annuity fees                                     5,076          121%         2,295          -37%        3,615
Insurance commissions and fees                                 17,099           86%         9,193          234%        2,750
Debit card & merchant fees                                      4,878           14%         4,271           17%        3,643
ATM fees                                                        4,202           -7%         4,512           13%        3,994
Secondary mortgage market operations                            2,221          -24%         2,934           70%        1,728
Other fees and income                                          12,382           38%         8,994           27%        7,091
-----------------------------------------------------------------------------------------------------------------------------
   Total recurring non-interest income                         91,738            8%        84,860           16%       73,089
Net storm-related items                                         6,584           n/a             -             -            -
Gains on sales of branches & credit card merchant
  services business                                                 -         -100%         5,258             -            -
Securities transactions                                           (53)        -133%           163          -90%        1,667
-----------------------------------------------------------------------------------------------------------------------------
   Total non-interest income                                  $98,269            9%       $90,281           21%      $74,756
-----------------------------------------------------------------------------------------------------------------------------

Significant increases in non-interest income in 2004 over 2003 were reflected in trust fees, insurance commissions and fees, debit card and merchant fees, atm fees, secondary mortgage market operations, and other fees and income. Less significant increases were reflected in service charges on deposit accounts. Partially offsetting the increased non-interest income when compared to 2003 was a decrease in investment and annuity fees and a decrease in securities transactions gains.

Trust fees increased $1.3 million from 2003 to 2004. Insurance commissions and fees increased $6.4 million, or 234%, from 2003 to 2004 primarily due to continuing efforts on behalf of the Company to expand the wealth management line of business. Debit card and merchant fees increased $628,000, or 17%, when compared to the previous year, primarily due to an increase in interchange income and a reduction in processing costs. Other fees and income increased $1.9 million, or 27%, from 2003 to 2004 primarily due to recording income ($1.2 million) on bank-owned life insurance. The investment in these life insurance policies totaled approximately $51.2 million at December 31, 2004. The 2004 level of non-interest income includes a pre-tax net securities gain of $163,000, related to the sale of securities available for sale with near-term maturity dates. Investment and annuity fees decreased $1.3 million, or 37%, from 2003 to 2004. During 2003, the Company recorded a mortgage servicing rights temporary impairment expense of $850,000, which is the primary factor behind the secondary mortgage market operations increase of $1.2 million, or 70%, from 2003 to 2004. The $850,000 non-cash pretax expense to establish the valuation allowance was considered necessary due to an increase in the expected speed of mortgage loan prepayments resulting from the low interest rate environment at that time. As mentioned above, this temporary impairment was reversed during 2004.

Non-Interest Expense

Table 14 presents an analysis of the components of non-interest expense for the years 2005, 2004 and 2003. The Company’s level of operating expenses increased $16.6 million, or 11%, from 2004 to 2005 and $14.7 million, or 11%, from 2003 to 2004.

The significant factors driving the increase in operating expenses from 2004 to 2005 included an increase in personnel expense ($7.8 million, or 9%), occupancy expense ($1.0 million, or 10%), legal and professional services ($2.1 million, or 25%), ad valorem and franchise taxes ($1.9 million, or 112%), amortization of intangible assets, ($249,000, or 13%), and other expense ($3.5 million, or 26%).

In 2004, operating expenses increased $14.7 million, or 11%, over 2003. Increases were reflected in personnel expense ($5.0 million, or 6%), equipment and data processing expense ($1.0 million, or 6%), occupancy expense ($629,000, or 7%), legal and professional services ($4.6 million, or 124%), amortization of intangibles ($797,000, or 69%), and other expense ($5.5 million, or 70%). Factors associated with the significant increase in other expense include the entrance into the Florida market with the acquisition of the former Guaranty National Bank (GNB) of Tallahassee, Florida in March of 2004.and the December 21, 2003 acquisition of Magna Insurance Company. Additionally, expenses associated with compliance with section 404 of the Sarbanes-Oxley legislation increased operating expenses. Partially offsetting the overall increase was a decrease in ad valorem and franchise taxes ($1.2 million, or 42%), and costs associated with other real estate owned ($1.2 million, or 70%). A recovery of $1.2 million in previously paid franchise taxes to the state of Mississippi was reflected in the 2004 expense base.

TABLE  14.   NON-INTEREST  EXPENSE
-----------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                  2005         % change          2004         % change          2003
-----------------------------------------------------------------------------------------------------------------------------
Employee compensation                                  $76,602            11%         $68,910             5%         $65,597
Employee benefits                                       17,556             0%          17,494            11%          15,812
-----------------------------------------------------------------------------------------------------------------------------
    Total personnel expense                             94,158             9%          86,404             6%          81,409
Equipment and data processing expense                   17,358             0%          17,287             6%          16,255
Net occupancy expense                                   10,926            10%           9,915             7%           9,286
Postage and communications                               7,820            -4%           8,152            -2%           8,352
Ad valorem and franchise taxes                           3,607           112%           1,699           -42%           2,907
Legal and professional services                         10,429            25%           8,322           124%           3,718
Printing and supplies                                    1,787             5%           1,702            -1%           1,724
Amortization of intangible assets                        2,194            13%           1,945            69%           1,148
Advertising                                              5,232            22%           4,292            -2%           4,381
Deposit insurance and regulatory fees                      814            -4%             844            -3%             867
Training expenses                                          359           -13%             412           -21%             519
Other real estate owned expense/(income)                  (140)         -127%             514           -70%           1,706
Other expense                                           16,999            26%          13,463            70%           7,936
-----------------------------------------------------------------------------------------------------------------------------
   Total non-interest expense                        $ 171,543            11%       $ 154,951            11%       $ 140,208
-----------------------------------------------------------------------------------------------------------------------------
Income Taxes

Income tax expense was $18.9 million in 2005, $26.6 million in 2004 and $24.6 million in 2003. Income tax expense decreased because of the lower level of pretax income in 2005. The effective income tax rate of the Company continues to be less than the statutory rate of 35%, due primarily to tax-exempt interest income. The effective tax rates for 2005, 2004 and 2003 were 26%, 30% and 31%, respectively. The 4% decrease in the Company’s effective tax rate was due to a variety of factors including an increase in tax exempt income as a percentage of pre-tax income to 17% in 2005 from 13% in 2004, Hurricane Katrina tax credits available in 2005 and relief of a tax contingency reserve for non-taxable income primarily related to bank owned life insurance. The Company expects its effective tax rate to be approximately 29% for the year 2006.